-------------------------------------------------------------------------------

                      CONVERSION VALUATION APPRAISAL REPORT

                     SEACOAST FINANCIAL SERVICES CORPORATION

                          PROPOSED HOLDING COMPANY FOR
                            COMPASS BANK FOR SAVINGS
                           New Bedford, Massachusetts


                                  Dated As Of:
                                   May 8, 1998

-------------------------------------------------------------------------------





                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP FINANCIAL, LC.
----------------------------------------
Financial Services Industry Consultants



                                                                     May 8, 1998


Board of Trustees
The 1855 Bancorp and
Board of Directors
Compass Bank for Savings
791 Purchase Street
New Bedford, Massachusetts  02740-6300

Gentlemen:


         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction and subsequent acquisition, as described below.

         This Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Massachusetts Division of Banks (the "Division"), the Federal Deposit Insurance Corporation (FDIC) and the Federal Reserve Board ("FRB") in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.


Description of Reorganization
-----------------------------

         We understand that the Board of Trustees of The 1855 Bancorp, a Massachusetts-chartered mutual holding company (the "MHC"), and the Board of Directors of Compass Bank for Savings ("Compass" or the "Bank"), a wholly-owned state-chartered state savings bank subsidiary of the MHC, have adopted a Plan of Conversion, incorporated herein by reference, in which the MHC will be combined with the Bank simultaneously with the MHC's conversion to stock form and reorganization as a subsidiary of a newly-formed stock corporation, to be known as "Seacoast Financial Services Corporation" ("Seacoast" or the "Company"). Seacoast will offer shares of Common Stock ("Conversion Shares") for sale in the Subscription Offering, the concurrent Community Offering and, if necessary, in a Syndicated Community Offering, based on the appraised value. The Conversion Shares are first being offered in the Subscription Offering with nontransferable subscription rights being granted to Eligible Account Holders, Supplemental Eligible Account Holders, the ESOP, Employees, Officers, Trustees and Directors.

Board of Directors
May 8, 1998
Page 2



Acquisition of Sandwich Bancorp, Inc.
-------------------------------------

         Pursuant to the Amended and Restated Affiliation and Merger Agreement (the "Agreement"), dated March 22, 1998, The 1855 Bancorp agreed to acquire Sandwich Bancorp, Inc., Sandwich, Massachusetts ("Sandwich Bancorp"), the bank holding company for Sandwich Co-operative Bank, a Massachusetts-chartered co-operative bank ("Sandwich"). Sandwich Bancorp is a Massachusetts corporation that was organized in June 1997 to acquire all the capital stock of Sandwich upon consummation of the reorganization of Sandwich into holding company form. Sandwich Bancorp is a publicly-traded company whose stock is listed on the NASDAQ National Market System under the ticker symbol "SWCB". Pursuant to the Agreement, at the effective time of the merger, each share of common stock of Sandwich Bancorp issued and outstanding, shall by virtue of the merger be converted into the right to receive Seacoast common stock. The number of shares of Seacoast common stock a Sandwich Bancorp stockholder will receive will be determined by the application of an exchange ratio (the "Exchange Ratio" based upon the trading price of Seacoast's common stock (the "Seacoast Trading Price") 10 days following the closing of the conversion. If the Seacoast Trading Price is between $10.00 and $13.50, the Exchange Ratio will be between 6.4000 and
4.7407 (determined by dividing $64.00 by the Seacoast Trading Price). If the Seacoast Trading Price is between $13.51 and $15.00, the Exchange Ratio will be fixed at 4.7407. If the Seacoast Trading Price exceeds $15.00, the Exchange Ratio will be less than 4.7407, (determined by dividing $71.11 by the Seacoast Trading Price). If the Seacoast Trading Price is equal to or less than $10.00 per share, the Exchange Ratio will be 6.4000. The number of Exchange Shares issuable in exchange for each outstanding Sandwich Bancorp stock option will be determined by subtracting the per share exercise price of such option from the value of the Exchange Shares receivable by Sandwich Bancorp stockholders in exchange for each outstanding share of Sandwich Bancorp common stock, and dividing the result by the Seacoast Trading Price. As of March 31, 1998, Sandwich Bancorp had 1,945,756 shares of common stock issued and outstanding and 143,282 stock options outstanding, of which 103,574 shares subject to option were exercisable (all options become fully vested upon a change of control). Cash will be paid in lieu of fractional shares.

         It is anticipated that the merger will be accounted for as a pooling of interests and that certain financial adjustments will be made concurrent with the merger. The transaction is expected to constitute a tax-free reorganization under the Internal Revenue Code, so that Sandwich Bancorp shareholders who receive Seacoast's common stock will not recognize gain or loss in connection with the exchange.


RP Financial, LC.
-----------------

         RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting in the preparation of the post-conversion business plan, we are independent of Compass, Seacoast and Sandwich Bancorp and the other parties engaged by Compass, Seacoast or Sandwich Bancorp to assist in the transaction.

Board of Directors
May 8, 1998
Page 3


Valuation Methodology
---------------------

         In preparing our appraisal, we have reviewed the Application for Approval of Conversion, including the Proxy Statement, as filed with the FDIC, the Division and the FRB and the Form S-1 registration statement as filed with the Securities Exchange Commission ("SEC"). We have conducted a financial analysis of Compass that has included a review of its audited financial information for the last five fiscal years and more recent unaudited information and internal financial reports and due diligence related discussions with Compass' management; Arthur Andersen LLP, Compass' independent auditor; Foley, Hoag & Eliot LLP, Compass' conversion counsel; and Ryan Beck & Co., Inc., the financial and marketing advisor in connection with Seacoast's stock offering. Additionally, we have conducted an analysis of Sandwich Bancorp, including a review of financial documents and discussions with Sandwich Bancorp's management. All conclusions set forth in the appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which Compass operates and have assessed Compass' relative strengths and weaknesses, incorporating the merger with Sandwich Bancorp. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Seacoast and the industry as a whole. We have analyzed the potential effects of the stock conversion and simultaneous merger on Seacoast's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the overall conditions in the primary market area as set forth in demographic, economic and competitive information prepared by CACI, SNL Securities and other third party private and governmental sources. We have compared Compass' and Seacoast's financial performance and condition, incorporating the merger with Sandwich Bancorp, with selected publicly-traded thrifts and thrift holding companies in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses publicly-traded mutual holding companies and thrifts subject to announced or rumored acquisition and/or other unusual characteristics due to pricing distortions.

         Our Appraisal is based on Compass' representation that the information contained in the regulatory applications and additional information furnished to us by Compass and its other advisors are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Compass or Sandwich Bancorp, or their respective independent auditors, legal counsel and other authorized agents, nor did we independently value the assets or liabilities of the MHC, Compass or Sandwich Bancorp. Our valuation was also predicated on the merger with Sandwich Bancorp being completed in a manner consistent with the Agreement. The pro forma valuation considers Seacoast only as a going concern and should not be considered as an indication of the liquidation value.

Board of Directors
May 8, 1998
Page 4

         Our appraised value is predicated on a continuation of the current operating environment for Seacoast and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or Seacoast's values alone. It is our understanding that there are no current plans for selling control of the Seacoast following Conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

         The estimated pro forma market value is defined as the price at which the Seacoast's Common Stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.


Valuation Conclusion
--------------------

         It is our opinion that, as of May 8, 1998, the pro forma offering value of Seacoast's conversion is $290 million, taking into account the potential range of exchange ratios in the subsequent acquisition of Sandwich Bancorp as set forth in the Merger Agreement. Accordingly, the conversion offering range of value, based on a $10.00 per share value, is as follows:

                                                                    Price/
                           Dollar Amount             Shares         Share
                           -------------             ------         -----
                                                     (000)           ($)

     Minimum                $246,500,000          24,650,000       $10.00
     Midpoint                290,000,000          29,000,000        10.00
     Maximum                 333,500,000          33,500,000        10.00
     Supermaximum            383,525,000          38,352,500        10.00


         The total market of all shares issued, including both offering shares and shares issued in the merger, is dependent upon the trading price of Seacoast 10 days following completion of the conversion offering. The following table reflects the pro forma market value of all shares, both conversion and merger shares, reflecting an exchange ratio of 6.4000, reflecting a Seacoast trading price of $10.00 per share, and 4.7407, reflecting a Seacoast trading price of $15.00 per share, both representing collars in the exchange ratio set forth in the Merger Agreement, based on the conversion offering valuation range.

Board of Directors
May 8, 1998
Page 5


                          6.4000 Exchange Ratio(1)         4.7407 Exchange Ratio(2)
                          ------------------------         ------------------------
                         Total          Total              Total             Total
                     Market Value    Shares Issued      Market Value     Shares Issued
                     ------------    -------------      ------------     -------------
    Minimum           $371,936,730      37,193,673       $339,600,590       33,960,059
    Midpoint           415,436,730      41,543,673        383,100,590       38,310,059
    Maximum            458,937,730      45,893,673        426,600,590       42,660,059
    Supermaximum       508,961,730      50,896,173        476,625,590       47,662,559

(1) Reflects 12,543,673 Seacoast shares issued to Sandwich Bancorp shareholders at $10.00 per share.
(2) Reflects 9,310,059 Seacoast shares issued to Sandwich Bancorp shareholders at $15.00 per share.


Limiting Factors and Considerations
-----------------------------------

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.

         RP Financial's valuation was determined based on the financial condition and operations of Compass and Sandwich Bancorp as of February 28, 1998, and March 31, 1998, respectively, the date of the financial data included in Seacoast's prospectus, and structure of the merger as set forth in the Agreement.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

         This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in Compass' and/or Sandwich Bancorp's financial performance and condition, management policies, current conditions in the equity markets for thrift shares and structure and pro forma impact of the merger. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and

Board of Directors
May 8, 1998
Page 6



interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                            Respectfully submitted,

                                            RP FINANCIAL, LC.


                                            /s/ Ronald S. Riggins

                                            Ronald S. Riggins
                                            President



                                            /s/ James P. Hennessey

                                            James P. Hennessey
                                            Senior Vice President

RP Financial, LC.

                                TABLE OF CONTENTS
                     SEACOAST FINANCIAL SERVICES CORPORATION
                            COMPASS BANK FOR SAVINGS

                                                                             PAGE
  DESCRIPTION                                                               NUMBER
  -----------                                                               ------

CHAPTER ONE               OVERVIEW AND FINANCIAL ANALYSIS
-----------
      Introduction                                                          1.1
      Plan of Conversion and Holding Company Reorganization                 1.2
      Acquisition of Sandwich Bancorp, Inc.                                 1.2
      Strategic Discussion                                                  1.4
      Balance Sheet Trends                                                  1.8
      Income and Expense Trends                                             1.14
      Interest Rate Risk Management                                         1.18
      Lending Activities and Strategy                                       1.19
      Asset Quality                                                         1.23
      Funding Strategy                                                      1.24
      Subsidiary Activities                                                 1.25
      Year 2000 Plan                                                        1.26
      Environmental Issues                                                  1.26
      Legal Proceedings                                                     1.26

CHAPTER TWO                        MARKET AREA
-----------
      Market Area Demographics                                              2.2
      Economy                                                               2.4
      Market Area Deposit Characteristics and Competition                   2.6

CHAPTER THREE                 PEER GROUP ANALYSIS
-------------
      Selection of Peer Group                                               3.1
      Financial Condition                                                   3.6
      Income and Expense Trends                                             3.9
      Loan Portfolio Composition                                            3.12
      Credit Risk                                                           3.12
      Interest Rate Risk                                                    3.15
      Market Area and Competitive Characteristics                           3.15

RP Financial, LC.


                                TABLE OF CONTENTS
                     SEACOAST FINANCIAL SERVICES CORPORATION
                            COMPASS BANK FOR SAVINGS
                                   (continued)

                                                                             PAGE
  DESCRIPTION                                                               NUMBER
  -----------                                                               ------
CHAPTER FOUR                  VALUATION ANALYSIS
------------
      Introduction                                                          4.1
      Appraisal Guidelines                                                  4.1
      RP Financial Approach to the Valuation                                4.1
      Valuation Analysis                                                    4.2
             1. Financial Condition                                         4.3
             2. Profitability, Growth and Viability of Earnings             4.4
             3. Asset Growth                                                4.5
             4. Primary Market Area                                         4.5
             5. Dividends                                                   4.6
             6. Liquidity of the Shares                                     4.7
             7. Marketing of the Issue                                      4.7
                A. The Public Market                                        4.7
                B. The New Issue Market                                     4.14
                C. The Acquisition Market                                   4.17
             8. Management                                                  4.17
             9. Effect of Government Regulation and Regulatory Reform       4.18
      Summary of Adjustments                                                4.18
      Valuation Approaches                                                  4.18
             1. Price-to-Book ("P/B")                                       4.21
             2. Price-to-Earnings ("P/E")                                   4.22
             3. Price-to-Assets ("P/A")                                     4.23
      Comparison to Recent Conversions                                      4.23
      Valuation Conclusion 4.23

RP Financial, LC.

                                 LIST OF TABLES
                     SEACOAST FINANCIAL SERVICES CORPORATION
                            COMPASS BANK FOR SAVINGS


   TABLE
   NUMBER   DESCRIPTION                                                              PAGE
   ------   -----------                                                              ----
     1.1    Historical Balance Sheets                                                1.9
     1.2    Historical Income Statements                                             1.15


     2.1    Summary Demographic Data                                                 2.3
     2.2    Market Area Unemployment Trends                                          2.6
     2.3    Deposit Summary                                                          2.7


     3.1    Peer Group of Publicly-Traded Thrifts                                    3.3
     3.2    Balance Sheet Composition and Growth Rates                               3.7
     3.3    Income as a Percent of Average Assets and Yields, Costs, Spreads         3.10
     3.4    Loan Portfolio Composition and Related Information                       3.13
     3.5    Credit Risk Measures and Related Information                             3.14
     3.6    Interest Rate Risk Measures and Net Interest Income Volatility           3.16


     4.1    Pricing Characteristics and After-Market Trends (Recent Conversions)     4.15
     4.2    Market Pricing Comparatives                                              4.16
     4.3    Public Market Pricing (6.4000 exchange ratio)                            4.25
     4.4    Public Market Pricing (4.7407 exchange ratio)                            4.27

RP Financial, LC.
Page 1.1


                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction
------------

         Compass Bank for Savings ("Compass" or the "Bank") is a state-chartered stock savings bank headquartered in New Bedford, Massachusetts (Bristol County). Compass conducts operations out of its main office in New Bedford, Massachusetts, and a total of 23 branch offices, including 14 in Bristol County, 5 in Dukes County (Martha's Vineyard Island) and 4 in Plymouth County, all of which are situated in southeastern Massachusetts. Additionally, the Bank operates two limited service offices in area high schools, and a network of 25 branches and remote automated teller machines ("ATMs"). Compass was organized in 1855 and has operated in southeastern Massachusetts since that time. The Bank is a member of the Federal Home Loan Bank ("FHLB") system. The Bank's deposits are insured up to the regulatory maximums by the Bank Insurance Fund ("BIF") and, as a result of a prior acquisition, the Savings Association Insurance Fund ("SAIF"), both administered by the Federal Deposit Insurance Corporation ("FDIC").

         In 1994, the Bank completed a reorganization from a mutual savings bank to a stock savings bank concurrent with a reorganization as a Massachusetts-chartered mutual holding company. Pursuant to the reorganization, Compass transferred substantially all of its assets and liabilities to a newly-formed stock savings bank in exchange for 100 percent of the stock savings bank's common stock issued to The 1855 Bancorp ("The 1855 Bancorp" or the "MHC"). No shares were issued publicly at the time of the reorganization. The purpose of the reorganization into the mutual holding company form was to facilitate the acquisition of Martha's Vineyard National Bank ("MVNB") at the end of calendar 1994 as well as possible other future acquisitions. Subsequently, the MHC has engaged in a very limited level of activity other than ownership of the Bank. The MHC's principal assets consist of fixed assets, investment in subsidiaries (primarily the Bank), and a small balance of cash. The analysis set forth herein relates to the MHC on a consolidated basis with Compass.

         As of February 28, 1998, the MHC on a consolidated basis had $1.1 billion in assets, $951.4 million in deposits and a surplus (i.e., equity) of $103.1 million, or 9.02 percent of total

RP Financial, LC.
Page 1.2

assets. Tangible equity was $101.5 million, or 8.88 percent of total assets, after excluding intangible assets of $1.6 million. For the twelve months ended February 28, 1998, the MHC reported net income of $12.5 million, equal to approximately 1.14 percent of average assets.

         As described more fully herein, the MHC is converting to stock form and shortly following the completion of the stock offering will acquire Sandwich Bancorp, Inc. ("Sandwich Bancorp") by means of a share exchange. This conversion valuation appraisal takes into account the pro forma impact of the Sandwich Bancorp merger. Seacoast Financial Services Corporation ("Seacoast" or "the Company") will be the resulting bank holding company for the merged state-chartered stock savings bank.


Plan of Conversion and Holding Company Reorganization
-----------------------------------------------------

         Seacoast was organized in April 1998 in conjunction with the proposed mutual-to-stock conversion of the MHC. In the course of the conversion, Seacoast will acquire all of the capital stock that the MHC will issue upon conversion from mutual-to-stock form. Going forward, Seacoast will own 100 percent of the Bank's stock, and the Bank will be Seacoast's sole subsidiary. At this time, no other major activities are contemplated for Seacoast other than the ownership of the Bank. Seacoast plans to retain up to 50 percent of the net proceeds from the sale of common stock and to use the remaining proceeds to purchase all of the then to be issued and outstanding capital stock of the Bank. Prior to the completion of the conversion, The 1855 Bancorp will change its name on an interim basis to Seacoast, Inc., and after the conversion will change its name to Seacoast Financial Services Corporation.


Acquisition of Sandwich Bancorp, Inc.
-------------------------------------

         Pursuant to the Amended and Restated Affiliation and Merger Agreement (the "Agreement"), dated March 22, 1998, The 1855 Bancorp agreed to acquire Sandwich Bancorp, Inc., Sandwich, Massachusetts ("Sandwich Bancorp"), the bank holding company for Sandwich Co-operative Bank ("Sandwich"), a Massachusetts-chartered co-operative bank. Sandwich Bancorp is a Massachusetts corporation that was organized in June 1997 to acquire all the capital stock of Sandwich pursuant to the bank holding company reorganization. Sandwich Bancorp is a publicly-traded company whose stock is listed on the NASDAQ National Market System under

RP Financial, LC.
Page 1.3


the ticker symbol "SWCB". As of March 31, 1998, Sandwich Bancorp reported consolidated assets of $526.5 million, deposits of $426.7 million, and stockholders' equity of $42.6 million, or 8.08 percent of total assets.

         Sandwich is a state-chartered co-operative bank operating through an administrative office in Sandwich, Massachusetts, and a total of 11 retail branch offices in Barnstable County (i.e., Cape Cod) and southern Plymouth County. The deposits of Sandwich are insured to regulatory maximums by BIF and the SAIF, and Sandwich is a member of the FHLB system.

         Upon completion of the merger, Seacoast will continue to be headquartered in New Bedford, Massachusetts, with 36 banking offices in southeastern Massachusetts. As described more fully herein, both institutions share many characteristics, i.e., a community bank strategy emphasizing a local orientation, and utilizing primarily retail deposits to fund local lending. Compass has a more diversified lending operation and loan portfolio than Sandwich Bancorp, particularly in the areas of consumer lending (primarily indirect auto loans) as well as commercial and industrial ("C&I") lending. Sandwich Bancorp currently has a more leveraged capital position than Seacoast will have on a pro forma basis. The merger is expected to enhance Compass' ability to offer full service banking services on Cape Cod and southern Plymouth County and facilitate asset growth by offering loans and other products in an expanded area.

         Pursuant to the Agreement, at the effective time of the merger, each share of common stock of Sandwich Bancorp issued and outstanding, shall by virtue of the merger be converted into the right to receive Seacoast common stock by means of an exchange ratio (the "Exchange Ratio") based upon the trading price of Seacoast's common stock following the completion of the offering (the "Seacoast Trading Price"). If the Seacoast Trading Price is between $10.00 and $13.50, the Exchange Ratio will be between 6.4000 and 4.7407 (determined by dividing $64.00 by the Seacoast Trading Price). If the Seacoast Trading Price is between $13.51 and $15.00, the Exchange Ratio will be fixed at
4.7407. If the Seacoast Trading Price exceeds $15.00, the Exchange Ratio will be less than 4.7407 (determined by dividing $71.11 by the Seacoast Trading Price). If the Seacoast Trading Price is equal to or less than $10.00 per share, the Exchange Ratio will be 6.4000. The number of Exchange Shares issuable in exchange for each outstanding Sandwich Bancorp stock option will be determined by subtracting the per share exercise price of such option from the value of the Exchange Shares receivable by Sandwich Bancorp

RP Financial, LC.
Page 1.4


stockholders in exchange for each outstanding share of Sandwich Bancorp common stock, and dividing the result by the Seacoast Trading Price. As of March 31, 1998, Sandwich Bancorp had 1,945,756 shares of common stock issued and outstanding and 143,282 stock options outstanding, of which 103,574 shares subject to option were exercisable (all become fully vested upon acquisition). Cash will be paid in lieu of fractional shares.

         As described more fully herein, the merger is anticipated to be accounted for as a pooling of interests. At the time of the merger, certain merger expenses will be recognized, approximating $4.0 million on an after-tax basis, to reflect the following: (1) certain financial advisory, legal and other expenses in connection with the merger; (2) expenses related to payouts on Sandwich Bancorp management contracts; and (3) expenses related to converting data processing to a single system. Merger synergies are expected to primarily consist of the elimination of duplicative personnel, primarily in management, and the related pre-tax cost savings, estimated to approximate $1.5 million in the first year following the merger and $1.8 million and $2.0 million in the second and third years, respectively.

         There will be a 15 member Board of Directors of Seacoast, comprised of 12 directors from Compass and 3 directors from Sandwich Bancorp. The senior management team of the merged institution is expected to consist of 9 individuals, all of whom are currently employed by Compass.


Strategic Discussion
--------------------

       Seacoast, Inc.
       --------------

         Seacoast, Inc. (reflects the interim name change of The 1855 Bancorp), is the mutual holding company for Compass, a well-capitalized community-oriented savings institution operating in southeastern Massachusetts. Since substantially all of the consolidated operations consist of the activities of Compass, the balance of the analysis will describe the operations of Compass, although the financial data reflects the consolidated financial data of the MHC and Compass.

             The Bank's current operations and strategic direction have been significantly influenced by certain events over the last two decades. In particular, during the early 1980s,

RP Financial, LC.
Page 1.5


the Bank experienced diminished profitability as interest rates and the cost of funds increased rapidly while interest income on long-term fixed rate loans and investments increased relatively slowly. Additionally, during this same time frame, the local economy in southeastern Massachusetts was under pressure as the traditional manufacturing employers continued to decline and the benefit from the increase in national defense spending and the growth of hi-tech industries in the Boston area was not felt.

             As a result of the foregoing, management sought to emphasize shorter term and adjustable rate loans with the objective of minimizing the Bank's interest rate risk exposure. Additionally, the Bank has been cognizant of maintaining credit quality, particularly as it has began to focus on higher risk-weight lending.

             In recent periods, the Bank has sought to emphasize a community bank operating strategy, emphasizing service, its local orientation and a relatively broad array of products and services. Compass has implemented a three-prong lending strategy which has focused on: (1) residential mortgage lending; (2) commercial lending, including commercial and multi-family mortgage loans as well as commercial and industrial loans; and (3) consumer loans, including primarily auto loans originated indirectly through a network of approximately 80 dealers located in Massachusetts and Rhode Island. As a result, as of February 28, 1998, 1-4 family residential mortgage loans comprised approximately 43.0 percent of total loans, while commercial mortgage and C&I loans totaled approximately 20.7 percent of total loans, and consumer loans comprised approximately 30.0 percent of total loans. The Bank has pursued loan diversification with the objective of enhancing yields and overall earnings levels while also improving the interest sensitivity of assets.

             The majority of the balance of interest-earning assets ("IEA") are invested in U.S. Treasury and agency obligations, corporate securities and mortgage-backed securities ("MBS"). The majority of the Bank's investment portfolio is classified as available for sale ("AFS") and the maturity of most of the securities in the portfolio averages five years or less.

             In conjunction with the community bank operating strategy, Compass has sought to actively grow and expand its franchise, both through internal and external means. Compass has grown internally by offering competitive rates and a wide array of products and services.

RP Financial, LC.
Page 1.6


However, a significant portion of the Bank's growth has been generated through two acquisitions. The first acquisition involved the purchase of approximately $57 million of deposits and two office facilities from the failed Plymouth Federal Savings Bank ("Plymouth Federal") from the Resolution Trust Corporation ("RTC") in March 1994. Additionally, the Bank acquired MVNB, a commercial bank with 5 locations on the Island of Martha's Vineyard, with total assets of approximately $129 million in December 1994.

       Sandwich Bancorp
       ----------------

         Sandwich, a wholly-owned subsidiary of Sandwich Bancorp, was organized as a Massachusetts co-operative bank in 1885 and has operated on Cape Cod and Plymouth County since that time. Sandwich serves Barnstable County (Cape Cod) and southern Plymouth County through a network of 11 branch offices. Sandwich's market is contiguous to the Compass market and there is little overlap in the respective branch office networks. Sandwich is also a community-oriented banking institution, with a focus on mortgage lending, particularly residential mortgage loans. The deposit and customer base composition of Sandwich is highly comparable to those of Compass.

       Merged Bank
       -----------

         The business plan of Seacoast, inclusive of the acquired operations of Sandwich Bancorp, are expected to continue to focus on products and services which have facilitated growth to date. Specifically, the largest business segment will continue to consist of traditional deposit products and retail banking services, with funds deployed primarily in residential mortgage loans, and, to a lesser extent, commercial and consumer loans. The acquisition of Sandwich Bancorp is expected to enhance Seacoast's ability to compete and grow. The merger will result in the immediate leverage of the post-conversion capital, owing to the relatively leveraged capital position of Sandwich Bancorp. While Seacoast and Compass will continue to maintain a strong capital level following the conversion and acquisition, management efforts over the near term following the conversion will largely be focused on enhancing efficiency, including the integration of Sandwich Bancorp into Seacoast's operations, continuing to manage interest rate risk, maintaining good asset quality and pursuing retail growth in southeastern Massachusetts.

RP Financial, LC.
Page 1.7


       Stock Conversion
       ----------------

         The stock conversion is intended to accomplish several objectives: provide the opportunity for stock ownership to employees, depositors and management; provide a mechanism to attract and retain competent staff; and provide the funds, form of consideration and the capital necessary to complete stock acquisitions. The capital from the stock conversion will be used to support the growth through existing branches as well as through other acquisitions, revenue diversification activities, reduction of interest rate risk and provide a capital cushion to safeguard against contingencies such as credit losses or an adverse interest rate environment. As disclosed in Seacoast's prospectus, the proceeds from the stock conversion are anticipated to be invested as follows.

          o Seacoast Bancorp. Seacoast will retain up to 50 percent of the net conversion proceeds. Seacoast funds are expected to be invested initially into short- and intermediate-term investment securities with laddered maturities extending up to five to seven years. Over time, Seacoast funds may be utilized for various corporate purposes, possibly including the payment of regular/special cash dividends, acquisitions, infusing additional equity into the Bank and/or repurchases of common stock, however no specific plans currently exist.

          o Compass. At least 50 percent of the net conversion proceeds will be infused into the Bank in exchange for all of the Bank's newly-issued stock. The increase in capital will be less, as the amount to be borrowed by the ESOP from a third party to fund an 8 percent stock purchase will be deducted from capital. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments and/or used to repay borrowed funds as they mature. Over the longer term, the proceeds are expected to be partially redeployed into loans.


         Seacoast's business plan initially calls for consolidating the operations of Sandwich Bancorp into those of Seacoast, partially deploying the conversion proceeds into loans, and pursuing moderate growth through the expanded branch network. Over the longer term, management will continue to review growth opportunities including internal growth, branching and acquisitions of branches or other institutions. In this regard, current plans call for the Bank to establish one to two new branch offices per year during each of the next three years.

RP Financial, LC.
Page 1.8


Balance Sheet Trends
--------------------

       Growth Trends
       -------------

         Table 1.1 shows the Bank's historical balance sheets from October 31, 1993 to February 28, 1998, and the Bank's pro forma balance sheet at February 28, 1998 giving effect to the Sandwich Bancorp merger (but before incorporating the capital to be raised in conversion and merger expenses). The following paragraphs describe the historical balance sheet changes for Compass on a pre-acquisition basis. The pro forma balance sheet impact of the acquisition of Sandwich Bancorp will be discussed at the end of this section. Additionally, the foregoing analysis describes the consolidated operations of the MHC but is referenced to as Compass since the substantial majority of assets and liabilities are attributable to the Bank.

         Over the last 5 years, Compass' asset base increased at a compounded annual rate of approximately 10.9 percent. The Bank's growth has been fostered through the 1994 acquisition of Plymouth Federal branches, and the 1995 acquisition of MVNB. Excluding growth through acquisition, the Bank's internal growth has been relatively limited as a result of the competition and the limited population growth in the Bank's markets. Over this period, asset growth was largely attributable to loan portfolio growth, which increased from $451.1 million, or 63.92 percent of assets, as of October 31, 1993, to $846.4 million, or 74.01 percent, as of February 28, 1998. The 14.8 percent annual growth rate of loans was partially funded internally through a reduction in the proportion of investment securities.

         The Bank's loan portfolio has undergone significant change over the last five fiscal years, as the proportion of residential mortgage loans diminished in conjunction with the increased emphasis on commercial and consumer (primarily indirect auto loans) lending. In particular, the proportion of commercial loans was bolstered with the 1995 acquisition of MVNB. Most of the lending and branch-related staff of MVNB were retained following the acquisition, including the managing officer, who became a Compass Executive Vice President in charge of the commercial loan department. The consumer loan portfolio has also increased substantially, from $93.8 million in 1993 to $250.5 million currently, largely as a result of growth in the indirect auto loan portfolio. In this regard, management has intensified efforts to recruit new dealer relationships and to expand the volume of loan referrals from existing dealer relationships.

RP Financial, LC.
Page 1.9


         The Bank's assets are funded through a combination of deposits, borrowings and retained earnings. Although deposits realized the most significant growth in dollar terms, largely due to acquisitions, borrowings increased most rapidly on a percentage basis due to the relatively favorable cost and to lengthen liabilities duration. Additionally, Compass has utilized FHLB advances in connection with originating affordable housing loans.

         Equity has increased steadily since the end of fiscal 1993, reflecting the Bank's strengthening earnings. Equity has generally been maintained in the
7.5 to 9.0 percent range the last 5 years, and, as of February 28, 1998, the equity/assets ratio approximated 9.0 percent.

       Loans Receivable
       ----------------

         The increased ratio of loans to assets in recent years reflects management's preference for lending to enhance asset yields and to capitalize on certain market niches. Currently, 1-4 family mortgage loans comprise the largest segment of the loan portfolio, equal to 43.0 percent, a much lower ratio than 5 years earlier. The residential mortgage loan portfolio consists primarily of adjustable rate mortgage loans ("ARMs") and shorter term fixed rate mortgage loans (i.e., maturities of less than 15 years). It is the Bank's current practice to sell long term fixed rate loans into the secondary market on a servicing retained basis for interest rate risk management and fee income purposes.

         The Bank also maintains a large portfolio of consumer loans, comprised primarily of indirect auto loans. Overall, consumer loans totaled $250.5 million, or 29.6 percent of total loans, as of February 28, 1998. The Bank intends to continue to expand the indirect auto loan portfolio through new dealer relationships and increased volume with existing dealers. Compass has recently established a finance company operating subsidiary, which is licensed to conduct business in Rhode Island, as a means of expanding its indirect lending business into other nearby areas.

         The last major segment of the loan portfolio consists of commercial mortgages and C&I loans, which together comprised approximately 20.7 percent of total loans. The increase in the commercial mortgage portfolio has been facilitated by loans and staff from the MVNB acquisition.

RP Financial, LC.
Page 1.10


       Investment and Mortgage-Backed Securities
       -----------------------------------------

         The intent of the Bank's investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the overall credit and interest rate risk objectives of the Bank. In recent periods, the Bank has sought to minimize the level of investment securities in favor of higher yielding loans. The Bank anticipates initially reinvesting the net conversion proceeds into investments with short-term maturities, pending longer-term deployment into other investments and loans. Compass anticipates that the future composition of the liquidity portfolio will consist of similar types of investment securities as are currently held.

         As of February 28, 1998, the Bank's portfolio of cash and cash equivalents totaled $43.3 million, equal to 3.78 percent of assets. Investment securities available for sale ("AFS") totaled $195.6 million, equal to 17.1 percent of assets, while the balance of securities held to maturity ("HTM") was much lower, equal to $12.3 million, or 1.1 percent of assets, as of February 28, 1998 (see Exhibit I-4). Overall, HTM and AFS investment securities equaled 18.2 percent of total assets as of February 28, 1998, which reflects a significant decline since the end of fiscal 1993 given the lending emphasis. The majority of the Bank's investments are classified as AFS although there is a small portfolio of U.S. agency securities classified as HTM. Management's current investment strategy is to purchase securities with maturities no longer than ten years and generally possessing maturities of five years or less.

         The largest component of the investment portfolio consisted of U.S. Government and agency obligations with a balance of $110.5 million, $12.3 million of which was classified as HTM. Corporate debt obligations totaled $46.6 million, and consisted of finance bonds, industrial revenue bonds, utility bonds and bank and trust company bonds. Compass' investment policy restricts investment in bonds to securities rated "A" or better by a nationally recognized rating agency. Mortgage-backed securities totaled $44.6 million, as of February 28, 1998, and consisted of securities guaranteed by GNMA, FHLMC or FNMA. The Bank also has invested in a mutual fund which invests in various investment grade securities.

         Marketable equity securities consist of $8.5 million of common stocks and $1.0 million of preferred stocks. Stocks are generally acquired for long-term investment purposes. As of February 28, 1998, Compass' portfolio of common stocks included 90,000 shares

RP Financial, LC.
Page 1.11


of Sandwich Bancorp common stock with a market value of approximately $5.2 million, which represented 4.6 percent of the Sandwich Bancorp shares outstanding.

       Funding Structure
       -----------------

         Deposits are comprised of a large base of savings and transaction accounts (or "core" deposits) with the balance of funds consisting of CDs. Growth of the Bank's deposit base has been significantly enhanced by the $57 million Plymouth Federal acquisition in 1994 and the $100 million MVNB acquisition in 1995. Since the end of fiscal 1995, deposit balances have increased at a 4.4 percent compounded annual growth rate, underscoring the moderate growth nature of the local market. As future prospects for in-market deposit growth are expected to remain moderate, the Bank has been intensifying cross-selling strategy to stimulate deposit growth from existing customers. Additionally, the Bank expects to continue to evaluate other acquisition opportunities.

         Borrowings have been increasingly utilized since the end of fiscal 1993, primarily FHLB advances and short-term repurchase agreements, as Compass has sought to avail itself to favorably priced long term funds, including special borrowing programs to assist low-to-moderate income home buyers. Compass may use additional borrowings for interest rate risk or leveraging purposes provided the spreads justify such funding.

       Capital
       -------

         Earnings since the end of fiscal 1993 have led to annual equity growth of 11.3 percent. As a result of the Plymouth Federal acquisition in 1994, a $2.6 million core deposit intangible was created, which is being amortized over 10 years on a straight-line basis. The balance of the core deposit intangible equaled $1.591 million as of February 28, 1998. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at February 28, 1998, as summarized in the table below. The addition of conversion proceeds will serve to further strengthen Compass' capital position.

RP Financial, LC.
Page 1.12


                                              Required       Actual
                                               Capital       Capital      Excess
                                               -------       -------      ------
                                               ($000)        ($000)       ($000)

         Tier I Leverage Capital Ratio         $45,007       $95,742      $50,735
         Risk-Based Capital:  Tier I            30,970        95,742       64,772
         Risk-Based Capital:  Total             61,939       105,543       43,604


         Source:  Prospectus.


       Acquisition of Sandwich Bancorp
       -------------------------------

         Since year end 1993, Sandwich Bancorp's total assets have grown at a
12.1 percent compounded annual rate, facilitated through four branch deposit acquisitions since 1992 and rapid growth in borrowings. Asset growth has been dominated by loan growth and, to a lesser extent, investment and mortgage-backed securities. As a result, the loans/deposit ratio has increased from 74.3 percent at December 31, 1993, to 86.6 percent at March 31, 1998. Sandwich Bancorp's equity/assets ratio has declined modestly over the last five years as asset growth exceeded equity growth, reflecting moderate profitability and a relatively high dividend payout ratio.

         Sandwich Bancorp has been predominantly a permanent 1-4 family lender, with such loans representing 60 to 70 percent of loans over the last 5 years. Moreover, the proportion of residential loans has been increasing while commercial and consumer loans have been declining. Sandwich Bancorp also maintains a relatively large balance of construction and land development loans. Sandwich Bancorp's loan growth has been facilitated with affiliations with correspondent loan brokers.

         Since the acquisition will be accounted for as a "pooling of interests," Sandwich Bancorp's balance sheet and income statement will simply be added to Compass' balance sheet, before reflecting previously referenced merger expenses. The pro forma pre-conversion impact of the Sandwich Bancorp acquisition (based on Sandwich Bancorp financial data as of March 31, 1998) would have increased Compass' total assets to $1.7 billion, total deposits to $1.4 billion and equity to $145.7 million, or 8.72 percent of assets. The post-merger balance sheet composition does not change significantly as the proportion of loans, investments, deposits

RP Financial, LC.
Page 1.13


borrowed funds for Sandwich Bancorp compares relatively closely to Compass' on a pre-conversion basis.


Income and Expense Trends
-------------------------

         Table 1.2 shows the Bank's historical income statements for the fiscal years from 1993 through 1997 and for the twelve months ended February 28, 1998, as well as the Bank's pro forma income statement for the twelve months ended February 28, 1998 reflecting the merger (incorporates the Sandwich Bancorp results through March 31, 1998). The following paragraphs describe the historical income statements of Compass on a pre-merger basis. The pro forma income statement impact of the merger with Sandwich Bancorp is discussed at the end of this section.

         Overall, Compass' net income before extraordinary items ranged from a low of $5.4 million, equal to 0.71 percent of average assets, in fiscal 1994, to a high of $12.5 million, equal to 1.14 percent of average assets, for the most recent twelve months ended February 28, 1998. Factors leading to consistent earnings and profitability growth include a stable net interest margin, a moderating level of loan loss provisions, stronger levels of non-interest operating income and a moderating operating expense ratio, notwithstanding the growth in the aggregate level of operating costs.

       Net Interest Income
       -------------------

         Compass' ratio of net interest income to average assets declined between fiscal 1993 and 1994, from 3.99 percent to 3.62 percent, respectively, partially as a result of an unfavorable interest rate environment and the cash received in the Plymouth Federal acquisition. Subsequently, net interest income increased in dollar terms, commensurate with the growth of the Bank, representing 3.50 to 3.80 percent of average assets. The recent stability of the net interest income ratio is reflective of the relatively stable interest rate environment coupled with the Bank's strategy of limiting interest rate risk exposure.

         Compass' spreads and margins have increased modestly since fiscal 1995, reflecting the increasing proportion of higher yielding loans (see Exhibit I-5). Specifically, Compass' fiscal 1995 interest rate spread of 3.33 percent increased to 3.47 percent and 3.48 percent in

RP Financial, LC.
Page 1.14


fiscal 1996 and fiscal 1997, respectively. For the four months ended February 28, 1998, Compass' spread equaled 3.47 percent.

       Non-Interest Income
       -------------------

         Other income has shown a gradual upward trend since fiscal 1993, from $2.6 million, or 0.37 percent of average assets, to $5.7 million, or 0.52 percent of average assets, for the twelve months ended February 28, 1998. The increase in non-interest income over the last five fiscal years is attributable to several factors: increased fee generating commercial lending and depository activities; growth of ATM fees as the ATM network expanded; and increased service fee structure.

       Operating Expenses
       ------------------

         Operating expenses have increased in dollar terms since fiscal 1994, although the operating expense ratio has diminished due to faster asset growth. For the twelve months ended February 28, 1998, operating expenses totaled $25.0 million, equal to 2.29 percent of average assets.

         Operating expenses increased significantly between fiscal 1993 and fiscal 1995 as a result of the Plymouth Federal and MVNB acquisitions. Subsequently, operating expenses have increased more slowly as the Bank has focused on limiting operating expense growth. Operating expenses are expected to increase following the conversion as a result of the leveraged ESOP amortization expense; public company legal, accounting and printing/mailing costs; and expansion of fixed assets. The Bank has preliminary plans to build a new executive office facility in downtown New Bedford at a cost estimated to range up to $15 million, which will result in significant new depreciation and property tax expenses. Management is hopeful that the new facility can be constructed and occupied within 24 to 30 months. Also, Compass is targeting to open one to two additional branch offices per year into the foreseeable future.

       Other Real Estate Owned Expense
       -------------------------------

         Other real estate owned ("OREO") expense reflects a decline over the last five years as a result of improving asset quality, including a diminishing OREO level. Specifically, OREO expense has declined from $1.5 million, 0.22 percent of average assets, in fiscal 1993, to $519,000, 0.05 percent of average assets, for the twelve months ended February 28, 1998.

RP Financial, LC.
Page 1.15


       Loan Loss Provisions
       --------------------

         As a result of improving economic conditions locally and a reduction in non-performing assets, the level of loan loss provisions declined to $1.6 million, or 0.15 percent of average assets, for the twelve months ended February 28, 1998. Going forward, the Bank intends to continue to evaluate the adequacy of general valuation allowances ("GVAs"), establishing additional loan loss provisions in accordance with the Bank's asset classification and loss reserve policies. Currently, the Bank is accruing $375,000 of loan loss provisions quarterly.

       Non-Operating Items
       -------------------

         Non-operating income and expenses have typically had a limited impact on Compass' net income, and such items totaled $575,000, equal to 5 basis points on average assets, for the twelve months ended February 28, 1998. The majority of Compass' non-operating items consisted of gains on the sale of loans, which has increased in recent periods as loan origination volumes (and sales) have increased.

       Taxes
       -----

         The Bank's tax rate has ranged from approximately 37.6 to 43.4 percent over the last 5 years. Currently, the Bank is engaged in a tax planning strategy to reduce state income taxes, utilizing a real estate investment trust ("REIT") subsidiary. Specifically, Compass formed Compass Preferred Capital Corporation to hold approximately $150 million of the Bank's real estate loans. Under current state tax laws, REIT income is subject to a 60 percent dividend exclusion, which is estimated to marginally reduce the Bank's effective state and federal tax rate. While additional loans may be transferred to the REIT in the future, the amount is limited by certain limitations in the Massachusetts tax code. The Bank recognizes that a change in tax laws may eliminate such tax benefits, although no change in the relevant tax laws is known to be underway at this time.

       Pro Forma Earnings Impact of Sandwich Bancorp Merger
       ----------------------------------------------------

         Sandwich Bancorp's earnings reflects steady growth over the last five fiscal years, both in terms of reported earnings and earnings as a percent of average assets. The earnings growth is principally attributable to improvements in all areas of core operations, including increases in the net interest margin and non-interest income as well as a diminishing operating

RP Financial, LC.
Page 1.16


expense ratio. Overall, Sandwich Bancorp's profitability ratios have increased from 0.52 percent of average assets in fiscal 1993 to 0.98 percent of average assets in fiscal 1997. Sandwich Bancorp's profitability in every year has been partially dependent on the gains on sale of loans. The relatively low levels of non-performing assets in recent periods has kept provisions for loan losses to moderate levels. Sandwich Bancorp's return on equity has increased from approximately 5 percent in fiscal 1993 to 12.5 percent in fiscal 1997.

         On a pro forma basis, the Sandwich Bancorp merger is projected to impact Compass' income statement in several ways. There are certain non-recurring merger expenses anticipated concurrent with the merger, including financial advisory fees, data processing costs and the expense of change of control provisions in Sandwich Bancorp management contracts. Overall, total acquisition-related expenses are projected to equal $5.0 million on a pre-tax basis ($4.0 million after-tax), most of which will be incurred at the time of, or shortly following, the merger. The impact of the conversion and the one-time merger costs are captured in the pro forma adjustments set forth in the valuation analysis in Chapter IV. On a pro forma basis, net interest income as a percent of average assets is expected to be similar (3.79 percent of average assets on a stand-alone basis and 3.70 percent for the merged Bank); non-interest operating income is subject to a slight decrease (from 0.52 percent of average assets to 0.51 percent for the merged Bank); and the operating expense ratio is inflated from 2.29 to 2.33 percent of average assets. On a pro forma basis (before the impact of the conversion offering), core profitability declines from 1.14 to 1.09 percent of average assets. Compass estimates pre-tax cost savings in the range of $1.5 million in the first year following the acquisition increasing to $1.8 million and $2.0 million in the second and third years following the acquisition, respectively.


Interest Rate Risk Management
-----------------------------

         Compass' February 28, 1998 Net Interest Income ("NII") analysis shows that NII would decline by approximately 8.22 percent over a 12 month period, pursuant to a 200 basis point instantaneous and permanent increase in interest rates, relative to base case levels (i.e., no change in market interest rates), and by 4.73 percent over a 24 month period. Further, the NII would remain substantially unchanged over a 12 month period assuming a 200 basis point decrease in rates (see Exhibit I-7 for details).

RP Financial, LC.
Page 1.17


         The foregoing NII analysis indicates a modestly liability sensitive position, although Compass has been relatively successful in minimizing interest rate risk exposure. Furthermore, the Bank's one year cumulative gap ratio equaled negative 8.40 percent of assets, which reflects a modest level of interest rate risk exposure (see Exhibit I-8 for details). Compass manages interest rate risk primarily from the asset side of the balance sheet, by focusing asset investments on shorter term or adjustable rate loans as well as short to intermediate term investment securities. Additionally, the Bank sells the substantial majority of the longer term fixed rate residential mortgage loans originated which eliminates the risk related to holding such assets while also providing a source of non-interest fee and loan servicing income. Strategies undertaken with respect to liabilities include attempting to market longer term CDs and locking in long-term borrowings when such funds are attractively priced and can be reinvested at a favorable spread. Additionally, Compass seeks to maintain a strong capital ratio which provides for a favorable level of interest-earning assets relative to interest-bearing liabilities while also seeking to maintain strong credit quality.

         Based on interest rate risk analyses prepared by Sandwich Bancorp, Sandwich Bancorp's interest rate risk exposure appears to be relatively comparable to the Bank's exposure levels. Specifically, Sandwich Bancorp's analysis shows that as of the end of fiscal 1997, Sandwich Bancorp's negative gap equaled 3.51 percent of assets in the one year or less period.

         The completion of the Bank's conversion should further facilitate management efforts to further control interest rate risk, as the conversion proceeds can be reinvested to enhance core earnings and as the Bank's ratio of interest-earning assets to interest-bearing liabilities is improved.


Lending Activities and Strategy
-------------------------------

         Throughout most of its history, Compass' lending strategy focused on permanent residential mortgage lending. Most recently, however, Compass has implemented a three-prong lending strategy which focused on: (1) residential mortgage lending; (2) commercial lending, including commercial and multi-family mortgage loans as well as commercial and industrial loans; and (3) consumer loans, including primarily auto loans originated indirectly through a network of approximately 80 dealers located in Massachusetts and Rhode Island.

RP Financial, LC.
Page 1.18


The Bank has pursued loan diversification with the objective of enhancing yields and overall earnings levels while also improving the interest sensitivity of assets. The Bank's lending strategy is evidenced in financial data reflecting the loan portfolio composition and lending activity set forth in Exhibits I-10 and I-11.

         The Bank's lending strategy and the loan portfolio composition are not expected to change substantially as a result of the conversion or the acquisition. Accordingly, it is expected that future loans originated by the Bank will continue to consist of a mixture of residential, commercial and consumer loans secured by properties and/or to borrowers in southeastern Massachusetts and Rhode Island.

         Consistent with its community bank strategy, Compass offers a broad array of 1-4 family mortgage loan programs including fixed and adjustable rate loans with varying terms and maturities as well as bi-weekly payment loans. As of February 28, 1998, residential mortgage loans equaled $364.2 million, or 43.0 percent of total loans. Compass originates both fixed rate and adjustable rate 1-4 family loans; the Bank's general philosophy is to seek to originate adjustable rate loans and/or shorter-term fixed rate loans for portfolio (10 year maturities or less) and sell longer-term fixed rate loans through various secondary market conduits (primarily FHLMC) on a servicing-retained basis.

         The Bank originates one-to-four family loans up to a loan-to-value ("LTV") ratio of 95.0 percent, with private mortgage insurance ("PMI") being required for loans in excess of a 80.0 percent LTV ratio. The substantial portion of 1-4 family mortgage loans originated by Compass are secured by residences proximate to the markets served by the retail branches.

         As a complement to the 1-4 family permanent mortgage lending activities, the Bank also offers home equity loans, including fixed rate amortizing term loans as well as variable rate lines of credit. The majority of the home equity loans extended by the Bank are to first mortgage borrowers of Compass.

         Commercial lending has become an increasingly important part of Compass' lending activities over the last decade, both internally and through the 1994 MVNB acquisition. As a result, the balance of commercial and multi-family mortgage loans has increased to $120.7 million, or 14.26 percent of total loans, and C&I loans equaled $54.0 million, equal to 6.38

RP Financial, LC.
Page 1.19


percent of loans. The addition of Sandwich will not change the portfolio composition dramatically with respect to commercial loans but the retail presence on the Cape is expected to facilitate the Bank's efforts to originate commercial loans in Barnstable County.

         Commercial loans are almost always made to local borrowers and/or secured by local properties. Commercial real estate/multi-family loans are generally extended up to a 75 percent LTV ratio and require a debt-coverage ratio of at least 1.2 times. C&I loans are carefully underwritten with a thorough financial analysis of the borrowers business and cash flow performed to ensure that credit risk is limited. Additionally, personal guarantees are required on most of the commercial loans originated by Compass.

         The consumer loan portfolio consists primarily of automobile loans, supplemented by student loans, unsecured personal loans (made primarily to customers of the Bank), and passbook loans. Auto loans originated indirectly constitute approximately 90 percent of the consumer loan portfolio. As of February 28, 1998, consumer loans totaled $250.5 million, equal to 29.59 percent of total loans.

         Automobile loans are originated through relationships with approximately 80 automobile dealerships in southeastern Massachusetts and Rhode Island. The Bank is continuing to build the base of dealer relationships as part of its long term efforts to expand the portfolio. Auto loans are secured by both new and late model used cars and are originated in a procedure whereby Bank personnel process and underwrite the loans to Bank standards using information provided by the dealers. All borrower information is confirmed by the Bank before an automobile loan is approved. The Bank originates similar levels of loans secured by used and new automobiles. Compass intends to continue to expand the automobile loan portfolio over the next several years.

         The balance of the loan portfolio is secured by construction and land loans, which totaled $41.2 million, equal to 4.87 percent of loans. Construction/permanent loans are made to owners and are converted to permanent loans at the end of the construction phase. Loans to builders are also made by the Bank and comprise a lesser proportion of the construction loan origination volume. Construction loans typically require payment of interest only during the construction period and are extended for up to one year. The Bank originates construction loans up to a LTV ratio of 90 percent, with the rate offered on builder loans typically exceeding the Bank's 1-4

RP Financial, LC.
Page 1.20


family loan rate. The number of loans extended to builders at one time is dependent upon the financial strength and credit history of the builder. The origination of construction loans is expected to remain an active lending area for the Bank given the prior success and profitability of the program. The Bank also originates commercial construction loans, typically for the purpose of constructing an owner-occupied structure.

         On a more limited basis, the Bank originates land loans. Land loans extended by Compass are both to individuals as well as developers of small residential subdivisions.

         Exhibit I-10B shows loan portfolio information for Sandwich Bancorp as of March 31, 1998, as well as the loan portfolio composition for Compass as of February 28, 1998, and the two institutions on a pro forma merged basis. The data reflects that Sandwich Bancorp has more heavily emphasized 1-4 family residential mortgage lending as well as construction and land development lending. Sandwich Bancorp maintains approximately the same proportion of commercial/multi-family mortgage loans as Compass, while Sandwich Bancorp has not heavily emphasized non-mortgage lending. In this regard, non-mortgage loans extended by Sandwich Bancorp have primarily been made to existing customers whereas Compass has been actively soliciting new customers and seeking to increase the balance of indirect loans.

         Exhibit I-11 reflects loan origination activity for Compass for the last three fiscal years and the four months ended February 28, 1998. The data reflects that non-mortgage loans have recently comprised over half of total volume, reflecting the emphasis on higher yields and shorter duration. Overall, loan volumes have been subject to increase since fiscal 1995, and totaled $441.2 million for the 12 months ended February 28, 1998. Most loans are originated internally, although Compass will occasionally purchase participation interests in loans originated by other local lenders (primarily commercial real estate or C&I loans). Loan sales totaled $33.2 million in fiscal 1997 and $21.3 million during the first four months of fiscal 1998, and primarily consist of the sale of long-term fixed rate loans to the secondary market.

         The Sandwich Bancorp merger is expected to enhance loan origination capacity, as a result of the expanded retail presence in Barnstable and southern Plymouth Counties. Compass currently originates loans on a decentralized basis through four regional offices (New Bedford, Fall River, Plymouth and Martha's Vineyard) in order to compete more effectively with other

RP Financial, LC.
Page 1.21


community banks and mortgage brokers and bankers. Compass anticipates opening a fifth office in Barnstable County on a post-acquisition basis to complement expanded retail branch network. Additionally, Sandwich originates loans through loan correspondents and Compass may retain these correspondent relationships on a post-acquisition basis.


Asset Quality
-------------

         As shown in Exhibit I-12, Compass' level of non-performing assets ("NPAs") has generally been improved over the last five fiscal years, notwithstanding the increase in higher risk-weight loans, including indirect auto loans and commercial mortgage and non-mortgage loans. As of February 28, 1998, non-performing assets consisted of $9.9 million of non-accruing loans and $1.2 million of OREO. Overall, NPAs equaled $11.1 million, equal to 0.97 percent of assets, as of February 28, 1998. Valuation allowances were equal to 1.27 percent and 96.55 percent of total loans and NPAs, respectively.

         Exhibit I-12B shows past due loans and real estate owned for Sandwich Bancorp as of March 31, 1998, as well as the past due loans and real estate owned for Compass on a pro forma basis incorporating the Sandwich Bancorp merger. Sandwich Bancorp maintains comparatively stronger asset quality ratios, with NPAs equal to 0.60 percent of assets. On a merged basis, Compass will report pro forma non performing loans equal to $12.7 million, total pro forma NPAs equal to $14.3 million, and an NPA to assets ratio of 0.85 percent. Valuation allowances will equal 1.22 percent and 104.22 percent of total loans and NPAs, respectively.

         The Bank's emphasis on high risk-weight lending facilitated earnings growth since fiscal 1993, but it has also increased credit risk exposure as well. The moderate level of NPAs may reflect the relatively favorable economic conditions currently. Several other credit related risk factors of note include:
(1) the Bank's reserve coverage ratio is low relative to industry averages both in relation to NPAs and to total loans, particularly given the risk profile of the loan portfolio; (2) the limited seasoning of the Bank's newer loans, particularly given the types of lending dominating recent growth; and (3) the Bank maintains some large credit concentrations which may increase the Bank's exposure, particularly in the commercial arena. These factors are mitigated somewhat by Compass' favorable loan loss experience.

RP Financial, LC.
Page 1.22


Funding Strategy
----------------

         Deposits have consistently been the Bank's primary source of funds and, at February 28, 1998, deposits accounted for more than 90 percent of interest-bearing liabilities. Exhibits I-13 and I-13B provide data pertaining to the deposit composition for Compass as of February 28, 1998, Sandwich as of March 31, 1998 as well as both institutions on a pro forma merged basis. The Bank's deposit composition has consistently reflected a relatively large concentration in transaction and savings accounts, averaging $446.1 million, or
47.3 percent of average deposits for the four months ended February 28, 1998. The ratio of transaction and savings accounts reflects a modest reduction from the average ratio of 51.1 percent reported for fiscal 1995, although the absolute balance of these accounts increased modestly.

         The remainder of the Bank's deposit base consists of CDs, primarily short-term CDs (maturities of less than one year). For the four months ended February 28, 1998, the CD portfolio averaged $497.3 million, or 52.7 percent of average deposits. Jumbo CDs (balances of $100,000 or more) amounted to $86.4 million, or 17.10 percent of CDs and 9.08 percent of total deposits.

         Sandwich Bancorp has a similar retail deposit structure with the one significant difference being the higher proportion of NOW accounts. Sandwich Bancorp's money market accounts comprised the largest segment of non-CD balances, equaling $104.5 million, or 24.74 percent of total deposits. Overall, Sandwich Bancorp's deposits will marginally reduce Compass' deposit costs.

         Borrowings have been utilized by Compass on a limited basis in recent periods, primarily as a means of extending the duration of liabilities in view of customer resistance to locking up long term funds in CDs. Overall, FHLB advances totaled $66.9 million while other short term borrowings equaled $11.4 million. Likewise, Sandwich had approximately $47.6 million with most maturing within two years although there was a limited amount of long-term borrowings. Anticipated deposit growth, the offering proceeds and internal cash flows should adequately address most of the Bank's funding needs in the foreseeable future. Compass may use additional borrowings for interest rate risk or leveraging purposes provided the spreads justify such funding.

RP Financial, LC.
Page 1.23


Subsidiary Activities
---------------------

         Compass Bank Securities Corporation. Compass Bank Securities Corporation ("CBS Corporation"), is a wholly-owned subsidiary of Compass established in 1990 as a Massachusetts security corporation, engages exclusively in buying, selling and holding investment securities on its own behalf and not as a broker. The income earned on CBS Corporation's investment securities is subject to a significantly lower rate of state tax than that assessed on income earned on investment securities maintained at Compass. At February 28, 1998, CBS Corporation had total assets of $134.2 million, primarily cash and investment securities.

         Compass Credit Corporation. Compass Credit Corporation ("CC Corporation") is a wholly-owned subsidiary of Compass established in 1997 as a Massachusetts corporation for the purpose of buying, selling and origination auto loans. CC Corporation is a licensed lender in Rhode Island. At February 28, 1998, CC Corporation had total assets of $15.7 million, which was primarily in cash and auto loans.

         Buffinton Brook Realty Corporation. Buffinton Brook Realty Corporation ("BBR Corporation") is a wholly-owned subsidiary of Compass established in 1977 as a Massachusetts corporation for the purpose of purchasing and holding real estate. At February 28, 1998, BBR Corporation had total assets of $142,596 which consisted solely of cash.

         Compass Preferred Capital Corporation. Compass Preferred Capital Corporation ("Compass Preferred") is a wholly-owned subsidiary of Compass. It was established to engage in real estate business activities (including the acquisition and holding of securities and mortgage loans) that enable it to be taxed as a "real estate investment trust" under federal and Massachusetts tax laws. Upon formation of Compass Preferred, Compass transferred to Compass Preferred approximately $157 million of originated mortgage loans.

         The 1855 Corporation. The 1855 Corporation ("1855 Corporation") is a wholly-owned subsidiary of Compass established in 1971 as a Massachusetts corporation principally engaged in the acquisition and holding of real estate which is used for banking purposes. At February 28, 1998, 1855 Corporation had total assets of $7.3 million, of which $2.5 million consisted of real estate used for banking purposes and $4.0 million consisted of investment in subsidiaries.

RP Financial, LC.
Page 1.24


         Purchase Corporation. Purchase Corporation is a wholly-owned subsidiary of The 1855 Corporation established in 1981 as a Massachusetts corporation used for the purpose of acquiring, managing and developing real estate as well as purchasing equipment and making investments. At February 28, 1998, Purchase Corporation had total assets of $2.4 million, of which $2.3 million consisted of cash and $90,000 consisted of real estate holdings.

         North Front Street, Inc. North Front Street, Inc. ("NFS Inc.") is a wholly-owned subsidiary of The 1855 Corporation established in 1991 as a Massachusetts corporation principally engaged to acquire, manage, develop, rehabilitate, lease, finance hold and make real estate investments. At February 28, 1998, NFS Inc. had total assets of $1.1 million which consisted solely of cash.


Year 2000 Plan
--------------

         Compass began addressing the Year 2000 ("Y2K") issue in the fall of 1996 when it formed the Y2K project team which subsequently developed the Y2K action plan approved by the Board December 1997. Compass believes the Y2K action plan is in conformity with the Federal Financial Institutions Examination Council ("FFIEC") Year 2000 Statement of May 5, 1997. The final cost to ensure Y2K readiness is estimated to be in the range of $0.5 to $1.0 million.


Environmental Issues
--------------------

         There are no known outstanding environmental issues with respect to Compass' office properties or properties in which the Bank maintains a lien interest which, in management's judgment, would have a material adverse impact on financial condition or operations.


Legal Proceedings
-----------------

         Compass and Sandwich Bancorp are not currently involved in any legal proceedings other than routine legal proceedings that occur in the ordinary course of business, which, in aggregate, involve amounts that are believed to be material to the financial condition of the Bank.

RP Financial, LC.
Page 2.1

                                 II. MARKET AREA


         Compass conducts operations out of its main office in New Bedford, Massachusetts, and a total of 23 branch offices including 14 in Bristol County, 5 in Dukes County (Martha's Vineyard Island) and two in Bristol County, all of which are situated in southeastern Massachusetts. Additionally, the Bank operates two limited service offices in area high schools, and a network of 25 branch and remote automated teller machines ("ATMs"). Sandwich operates through its main office in Sandwich, Massachusetts and ten branch offices, which includes 9 offices in Barnstable County and two offices in Plymouth County. Sandwich's offices are located generally in markets contiguous and complimentary to those served by Compass. Following the acquisition, Sandwich will be merged with and into Compass and Sandwich's branches will operate as branches of Compass (Exhibit II-1 provides information regarding the branch offices). Sandwich's administrative operations will be merged with those of the Bank.

         The Bank's markets in southeast Massachusetts has a long history of economic prominence in the state and nation. The region made its early fortunes in whaling and fishing. As the whaling trade died out in the 1840s, manufacturing became the dominant industry with textile and shoe manufacturing being the preeminent industries. The area went through a long period of general decline from the 1920's into the early 1980s as manufacturing and the textile industries moved to other areas while the region was largely bypassed by the defense and high technology industries which became increasingly important in the Boston area. In the 1980s, strong economic growth returned to southeast Massachusetts fostered by improved highways and inexpensive housing costs. The region's unemployment rate fell from 9.2 percent in 1983 to 4.3 percent in 1988, reflecting strong growth in the retail/wholesale trade sectors, services, and the construction industry. Subsequently, the recession of the early 1990s wiped out all the economic gains of the previous decade and the region's unemployment rose to 12 percent in 1990.

         Southeast Massachusetts economic base is still dominated by manufacturing with concentrations remaining in the historic textile and shoe industries and significant electronics and jewelry production. Despite steep losses before and throughout the 1983-1991 period, manufacturing still accounts for 23 percent of all employment in the region, compared with the

RP Financial, LC.
Page 2.2


statewide average of 17.2 percent. Manufacturing ranges from over 50 percent of total private employment in Attleboro, 35 percent in Fall River, 33 percent in New Bedford and 23 percent in Taunton. Manufacturing employment is supplemented by the tourism, agriculture and fishing industries and New Bedford remains a large seaport.

         The following sections analyze the market area's historical and forecasted demographic growth trends, economy, and the competitive environment to help determine the growth potential that exists for the Bank. The ability of the market area to provide growth opportunities for Compass is an important consideration that is reflected in the Bank's pro forma market value analysis.


Market Area Demographics
------------------------


         Demographic trends in the Bank's market are an important indicator of future growth potential. The following sections evaluate several key demographic factors impacting Compass, including trends in population, number of households and household income distribution data for the primary market areas (see Table 2.1). Examined are figures for the U.S. overall, the State of Massachusetts and the Bank's primary markets (i.e., the four county market in southeastern Massachusetts where Compass and Sandwich maintain a retail presence). Compass' markets have experienced uneven growth as demographic growth in Bristol County has been comparatively modest while relatively strong in Barnstable and Dukes Counties (i.e., Cape Cod and Martha's Vineyard). Specifically, the data shows that between 1990 and 1997, the population of Bristol County, where Compass maintains 14 offices and nearly 60 percent of the Bank's total deposits (inclusive of the Sandwich acquisition), increased at a slow 0.2 percent annual rate. Conversely, the population of outlying areas, where the Bank maintains a relatively smaller proportionate market share, has realized more favorable growth trends. For example, in Plymouth County, the population growth rate equaled 0.8 percent on an annual basis while the population of Barnstable County, where the majority of Sandwich's operations are located, have increased at rates in excess of the state and national average. Population growth trends observed above are projected to continue over the next five year period, with areas such as Cape Cod, Martha's Vineyard and Nantucket (the "Cape and Islands") as well as portions of Plymouth County projected to experience the most favorable growth trends.

RP Financial, LC.
Page 2.3


                                    Table 2.1
                            Compass Bank for Savings
                            Summary Demographic Data



                                                                             Growth Rate   Growth Rate
Population (000)                    1990             1997           2002       1990-97      1997-2002
----------------                    ----             ----           ----       -------     ---------
United States                     248,710          267,805         281,209        1.1%        1.0%
Massachusetts                       6,016            6,113           6,181        0.2%        0.2%
Barnstable County                     187              205             218        1.4%        1.2%
Bristol County                        506              515             521        0.2%        0.2%
Dukes County                           12               14              15        2.3%        2.0%
Plymouth County                       435              461             479        0.8%        0.8%

Households (000)
----------------
United States                      91,947           99,020         104,001        1.1%        1.0%
Massachusetts                       2,247            2,316           2,368        0.4%        0.4%
Barnstable County                      78               86              93        1.6%        1.4%
Bristol County                        188              193             198        0.4%        0.4%
Dukes County                            5                6               7        2.5%        2.1%
Plymouth County                       150              161             169        1.1%        1.0%

Median Household Income ($)
---------------------------

United States                     $29,199          $36,961         $42,042        3.4%        2.6%
Massachusetts                      36,286           42,084          45,253        2.1%        1.5%
Barnstable County                  31,702           34,745          36,749        1.3%        1.1%
Bristol County                     31,500           37,028          41,897        2.3%        2.5%
Dukes County                       28,781           35,843          37,917        3.2%        1.1%
Plymouth County                    42,428           45,884          51,011        1.1%        2.1%

Per Capita Income ($)
---------------------

United States                     $13,179          $18,100               -        4.6%         N/A
Massachusetts                      16,241           20,310               -        3.2%         N/A
Barnstable County                  16,249           18,311               -        1.7%         N/A
Bristol County                     13,557           16,729               -        3.0%         N/A
Dukes County                       15,598           20,123               -        3.7%         N/A
Plymouth County                    16,555           19,340               -        2.2%         N/A

1997 Age Distribution (%)        0-14 Years      15-24 Years     25-44 Years  45-64 Years  65+ Years  Median Age
-------------------------        ----------      -----------     -----------  -----------  ---------  ----------

United States                        21.7             13.6            31.4       20.5        12.7        34.8
Massachusetts                        20.2             12.8            33.2       20.4        13.4        35.4
Barnstable County                    19.1              9.9            27.7       22.2        21.0        40.7
Bristol County                       20.9             13.3            31.3       20.4        14.1        35.3
Dukes County                         20.3              9.9            29.4       25.0        15.3        40.2
Plymouth County                      22.5             12.7            31.8       21.6        11.5        34.7

                                  Less Than       $15,000 to     $25,000 to    $50,000 to  $100,000 to
1997 HH Income Dist. (%)           $15,000          $25,000        $50,000      $100,000     $150,000   $150,000+
------------------------         -----------      ----------     ----------    ----------  ---------    ---------

United States                        17.7             14.4            33.5       26.5         5.4         2.6
Massachusetts                        16.4             11.3            31.2       31.4         6.7         3.0
Barnstable County                    18.6             15.9            35.2       24.9         3.9         1.5
Bristol County                       20.2             12.2            33.9       28.1         4.2         1.4
Dukes County                         16.9             13.7            38.4       21.9         5.6         3.5
Plymouth County                      13.8             10.0            30.7       35.8         7.2         2.6

Source:  CACI.

RP Financial, LC.
Page 2.4


         Median household and per capita income levels in the primary market area reflect the distinct socioeconomic markets served by the Bank. Post-Merger Compass will serve a broad market spectrum of the population ranging from relatively affluent white collar professionals, particularly in Plymouth County, to a lower income blue collar customer base in the New Bedford and Fall River areas. For example, in 1997, Bristol County reported a median household income of $37,028, which was below the state average and approximately equivalent to the national average. In contrast, the median household income in Plymouth County equaled $45,884, which exceeded both the state and national averages.


Economy
-------

         As discussed earlier, the regional economy of southeastern Massachusetts is still dominated by manufacturing. Large employers in the New Bedford/Fall River areas include Titleist and Footjoy Worldwide in Fairhaven employing 1500 workers and Polaroid in New Bedford employing in excess of 800 workers. The economy of Barnstable County (Cape Cod), where Sandwich conducts the majority of its operations, remains highly dependent upon the tourism industry but such dependence has lessened over the last decade as the number of permanent residents has increased.


       Textile and Apparel Industry
       ----------------------------

         Southeastern Massachusetts (the "Southeast Region") is home to the largest concentration of textile and apparel manufacturers in the state. In 1991, there were 4,921 people employed in the production of textiles in the Southeast, representing an 11.4 percent decrease from the 1988 level of 5,557. Textile manufacturers in the Southeast Region tend to specialize in narrow niche markets. Examples include: Globe Manufacturing Company of Fall River, which produces rubber thread and spandex fiber; Bacon Felt of Taunton, which produces felt to be used in a variety of medical and industrial applications; and Albany International in Mansfield, which produces fabrics with many military and industrial applications. Quaker Fabrics of Fall River, employing nearly 1,400 workers, makes textile fabrics used in furniture upholstery, car interiors and military camouflage uniforms.

RP Financial, LC.
Page 2.5


       Marine Science and Electronics
       ------------------------------

         The Southeast Region and adjacent Cape Cod are home to one of the largest concentrations of marine science firms in the world. While the marine science industry currently accounts for modest levels of employment, future growth will be fueled by the existence of the region's network of research institutions such as the Woods Hole Oceanographic Institute, the marine science program at the University of Massachusetts at Dartmouth, the marine engineering program at the Massachusetts Maritime Academy, the Newport Naval Underwater Systems Center and the marine science program at the University of Rhode Island.


       Fishing
       -------

         The Southeast Region continues to be one of the nation's premier fishing centers. While total employment in the fisheries industry has declined over the last decade, southeastern Massachusetts is still home to major fishing fleets and the Port of New Bedford.


       Jewelry and Silver Plating
       --------------------------

         Approximately 4,500 people are employed in the jewelry and silver plating industry in the region. Swank, Inc., with facilities in Attleboro and Taunton, employ over 1,000 people in the production of men's and women's jewelry.


       Food Processing and Distribution
       --------------------------------

         The largest employer in the food processing industry is Ocean Spray Cranberries with approximately 2,500 workers. The Brockton area contains a substantial concentration of supermarket headquarters, food distribution and packaging firms.

         Table 2.2 displays unemployment trends for the markets served by the Bank. Overall, unemployment rates in the Bank's markets, with the exception of Plymouth County, are in excess of the state and national averages. Importantly, the February unemployment data reflects the high off-season unemployment on Cape Code and Martha's Vineyard.

RP Financial, LC.
Page 2.6


                                    Table 2.2
                            Compass Bank for Savings
                         Market Area Unemployment Trends

                                      February 1997          February 1998
            Region                   Unemployment           Unemployment
            ------                   ------------           ------------
        United States                      5.7%                   5.0%
        Massachusetts                      4.6                    3.8
          Barnstable County                9.1                    8.0
          Bristol County                   7.9                    6.6
          Dukes County                     9.9                    8.7
          Plymouth County                  5.0                    4.3

        Source:  U.S. Bureau of Labor Statistics.



Market Area Deposit Characteristics and Competition
---------------------------------------------------

         Table 2.3 displays deposit market trends in the market area from June 30, 1995 to June 30, 1997, the latest date for which complete branch deposit data is publicly available. The large volume of economic activity in the market area, coupled with the relative proximity to the Boston metropolitan area, results in a significant level of competition, particularly from several superregional banks including Fleet and Bank Boston. Thus, from a competitive standpoint, Compass is seeking to emphasize its local orientation in southeastern Massachusetts including the Cape and Islands. At the same time, the acquisition will enhance Compass' ability to compete with the many larger companies in its markets through an expanded retail network, particularly in Barnstable County.

         Deposit growth in the market area was generally moderate over the period from 1995 to 1997, equaling 1.4 percent in Bristol County and 3.8 percent in Barnstable County. Importantly, the deposit growth rates of both Compass and Sandwich in their largest markets exceeded the market average, resulting in a modest increase to their respective market shares. Overall, Compass maintains an approximate 13 percent share of the deposit market in Bristol County and 29 percent of the market in Dukes County. Sandwich maintains a 10 percent share of the market in Barnstable County and in Plymouth County, the only area where the Compass/Sandwich branch network overlap, Compass will maintain a relatively small 3 percent share of the market on a pro forma basis following the Merger. Also notable is the significant competition posed by credit unions which hold a 23 percent and 22 percent market share in Bristol and Plymouth Counties, respectively.

RP Financial, LC.
Page 2.7


                                    Table 2.3
                            Compass Bank for Savings
                                 Deposit Summary

                                                                  As of June 30,
                                       -------------------------------------------------------------------
                                                     1995                                 1997
                                       -------------------------------   ----------------------------------     Deposit
                                                      Market   # of                     Market     # of      Growth Rate
                                         Deposits     Share   Branches       Deposits    Share    Branches     1995-1997
                                         --------    -------  --------       --------    -----    --------     ---------
                                                                   (Dollars in Thousands)                           (%)
State of Massachusetts                 $111,284,908    100.0%   1,925      $124,563,749    100.0%   2,218          5.8%
  Commercial Banks                       60,145,213     54.0%   1,011        69,913,023     56.1%     942          7.8%
  Savings Institutions                   41,641,360     37.4%     914        44,136,419     35.4%     957          3.0%
  Credit Unions                           9,498,335      8.5%      NA        10,514,307      8.4%     319          5.2%

Barnstable County                      $  3,137,611    100.0%     102      $  3,378,910    100.0%     104          3.8%
  Commercial Banks                        1,490,596     47.5%      59         1,523,553     45.1%      58          1.1%
  Savings Institutions                    1,645,229     52.4%      43         1,853,585     54.9%      45          6.1%
  Credit Unions                               1,786      0.1%      NA             1,772      0.1%       1         -0.4%
   Compass Bank (1)                               -      0.0%       -                 -      0.0%       -
   Compass Bank (2)                                      0.0%                                0.0%
   Sandwich Co-op (1)                       305,101     18.5%       9           337,539     18.2%       9          5.2%
   Sandwich Co-op (2)                                    9.7%                               10.0%
     Pro Forma (1)                          305,101     18.5%       9           337,539     18.2%       9          5.2%
     Pro Forma (2)                                       9.7%                               10.0%

Bristol County                         $  6,098,661    100.0%     151      $  6,265,181    100.0%     191          1.4%
  Commercial Banks                        2,472,638     40.5%      79         1,881,374     30.0%      68        -12.8%
  Savings Institutions                    2,697,947     44.2%      72         3,335,960     53.2%      84         11.2%
  Credit Unions                             928,076     15.2%      NA         1,047,847     16.7%      39          6.3%
   Compass Bank (1)                         685,284     25.4%      14           780,831     23.4%      14          6.7%
   Compass Bank (2)                                     11.2%                               12.5%
   Sandwich Co-op (1)                             -      0.0%       -                 -      0.0%       -
   Sandwich Co-op (2)                                    0.0%                                0.0%
     Pro Forma (1)                          685,284     25.4%      13           780,831     23.4%      14          6.7%
     Pro Forma (2)                                      11.2%                               12.5%

Dukes County                           $    277,783    100.0%      13      $    296,698    100.0%       3          3.3%
  Commercial Banks                           43,585     15.7%       3            45,645     15.4%       3          2.3%
  Savings Institutions                      234,198     84.3%      10           251,053     84.6%      10          3.5%
  Credit Unions                                   -      0.0%      NA                 -      0.0%      NA
   Compass Bank (1)                          85,288     36.4%       5            84,717     33.7%       5         -0.3%
   Compass Bank (2)                                     30.7%                               28.6%
   Sandwich Co-op (1)                             -      0.0%       -                 -      0.0%       -
   Sandwich Co-op (2)                                    0.0%                                0.0%
     Pro Forma (1)                           85,288     36.4%       5            84,717     33.7%       5         -0.3%
     Pro Forma (2)                                      30.7%                               28.6%

Plymouth County                        $  4,450,296    100.0%     137      $  4,791,549    100.0%     148          3.8%
  Commercial Banks                        1,300,198     29.2%      59         1,404,710     29.3%      57          3.9%
  Savings Institutions                    2,180,787     49.0%      78         2,340,833     48.9%      79          3.6%
  Credit Unions                             969,311     21.8%      NA         1,046,006     21.8%      12          3.9%
   Compass Bank (1)                          50,401      2.3%       2            59,969      2.6%       3          9.1%
   Compass Bank (2)                                      1.1%                                1.3%
   Sandwich Co-op (1)                        75,407      3.5%       3            65,697      2.8%       2         -6.7%
   Sandwich Co-op (2)                                    1.7%                                1.4%
     Pro Forma (1)                          125,808      5.8%       5           125,666      5.4%       5         -0.1%
     Pro Forma (2)                                       2.8%                                2.6%

(1)  Percent of thrift deposits.
(2)  Percent of total deposits.

Source:  FDIC, OTS, SNL Securities.

RP Financial, LC.
Page 3.1


                            III. PEER GROUP ANALYSIS


         This chapter presents an analysis of Compass' operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Compass is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments to account for key differences relative to the Peer Group. Since no Peer Group can be exactly comparable to Compass, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; assets growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform. The following Peer Group selection criteria and comparative analysis relative to Compass considered the pro forma impact of the Sandwich Bancorp merger as set forth in the merger agreement.


Selection of Peer Group
-----------------------

         The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX) or NASDAQ, since the stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

         Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. Since there are approximately 400 publicly-traded institutions nationally, it is typically the case that the Peer

RP Financial, LC.
Page 3.2


Group will be comprised of institutions with relatively comparable rather than identical characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments are applied to account for the differences.

         In deriving Compass' Peer Group, the following selection criteria resulted in a reasonably comparable group of New England savings institutions not subject to acquisition or in MHC form: total assets ranging from $500 million to $5 billion, equity/assets over 6 percent and generally strong core profitability. A total of 13 institutions met the foregoing criteria but only 11 were included in the Peer Group. SIS Bancorp was excluded since the full impact of the recent completed, relatively large acquisition of Glastonbury Bank & Trust was not reflected in trailing 12 month financial results. NSS Bancorp was excluded due to the perceived impact of the current proxy fight on current pricing ratios. Table 3.1 shows the general characteristics of each of the 11 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

         While there are expectedly some differences relative to Compass (merged basis), we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Compass' financial condition, income and expense trends, loan composition, interest rate and credit risk (on a merged basis) versus the Peer Group as of the most recent publicly available date. A brief introduction to each Peer Group member appears below, in descending asset size corresponding with Table 3.1, along with a brief comparison to Compass.


    Andover Bancorp of MA. Andover Bancorp, with a total of $1.3 billion of assets, operates through 12 offices in Massachusetts and New Hampshire. Andover Bancorp maintains a similar ratio of loans/assets but a smaller proportion of non-mortgage loans, as operations are focused on mortgage banking. Net earnings levels are similar although Andover Bancorp's more traditional asset composition is reflected in lower asset yields and operating expenses.


    First Essex Bancorp of MA. First Essex, with $1.2 billion of assets, operates 15 branch offices in Massachusetts and New Hampshire. Although First Essex maintains a lower proportion of assets in loans, First Essex's loan portfolio also reflects significant diversification into non-mortgage commercial and consumer loans. First Essex has also facilitated recent growth through acquisition.

RP Financial, LC.
Page 3.3

                                   Table 3.1
                      Peer Group of Publicly-Traded Thrifts
                                 May 8, 1998 (1)

                                                                   Operating   Total           Fiscal   Conv.   Stock  Market
Ticker       Financial Institution         Exchg.  Primary Market  Strategy(2) Assets  Offices  Year    Date    Price  Value
------  -------------------------------    ------  --------------  ----------- ------  -------  ----    ----    -----  -----
                                                                               ($Mil)                            ($)   ($Mil)
ANDB    Andover Bancorp, Inc. of MA (3)    OTC     MA, NH            M.B.      $1,323    12    31-Dec  May-86  $42.75   $221
FESX    First Essex Bancorp of MA (3)      OTC     MA, NH            Div.       1,197    15    31-Dec  Aug-87   22.88    172
FAB     FirstFed America Bancorp of MA     AMEX    MA, RI            M.B.       1,160    13    31-Mar  Jan-97   22.63    197
MDBK    Medford Bancorp, Inc. of MA (3)    OTC     Eastern MA        Thrift     1,136    16    31-Dec  Mar-86   44.00    200
FFES    First Fed of E. Hartford CT        OTC     Central CT        Thrift       983    12    31-Dec  Jun-87   40.00    109
BFD     BostonFed Bancorp of MA            AMEX    Boston MA         M.B.         975    10    31-Dec  Oct-95   24.06    130
MASB    MassBank Corp. of Reading MA (3)   OTC     Eastern MA        Thrift       925    15    31-Dec  May-86   49.75    178
MECH    MECH Financial Inc. of CT (3)      OTC     Hartford CT       Thrift       892    14    31-Dec  Jun-96   30.00    159
BKC     American Bank of Waterbury CT (3)  AMEX    Western CT        Thrift       639    14    31-Dec  Dec-81   30.00    140
MWBX    MetroWest Bank of MA (3)           OTC     Eastern MA        Thrift       609    12    31-Dec  Oct-86    7.94    113
ABBK    Abington Bancorp of MA (3)         OTC     Southeastern MA   M.B.         532     8    31-Dec  Jun-86   19.75     70


NOTES:    (1)  Or most recent date available (M=March, S=September, D=December,
               J=June, E=Estimated, and P=Pro Forma).
          (2)  Operating strategies are: Thrift=Traditional Thrift,
               M.B.=Mortgage Banker, R.E.=Real Estate Developer,
               Div.=Diversified and Ret.=Retail Banking.
          (3)  FDIC savings bank institution.
          (4)  Screening criteria: All New England publicly-traded savings institutions with assets $500 million to $5 billion. Excludes SIS
               Bancorp of MA due to large recently completed bank acquisition and NSS Bancorp of CT due to current proxy battle.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

RP Financial, LC.
Page 3.4


    FirstFed America Bancorp, Inc. of MA. FirstFed America, with assets in excess of $1.0 billion, is a direct competitor of Compass in several Massachusetts markets, but also operates branches in Rhode Island. FirstFed America is primarily a residential lender but also competes with Compass for commercial and consumer loans in Bristol County to a limited extent. While FirstFed America reported lower profitability, core profitability was relatively comparable.


    Medford Bancorp, Inc. of MA. Medford Bancorp, with $1.1 billion of assets, operates through 16 branch offices within the greater Boston metropolitan area. Medford Bancorp generates a comparable profitability and has pursued moderate loan portfolio diversification. Medford Bancorp has utilized borrowed funds to a modestly greater extent.


    First FS&LA of East Hartford. First Federal of East Hartford, with slightly less than $1 billion of total assets, operates 12 offices in the Hartford metropolitan area. First Federal maintains a greater wholesale orientation as reflected in a higher level of investments, MBS and borrowed funds. First Federal's lower profitability is commensurate with the lower credit risk profile.


    BostonFed Bancorp of MA. BostonFed Bancorp, with $975 million of assets, operates through 10 branches in the greater Boston metropolitan area. BostonFed Bancorp is primarily a residential mortgage lender and engages in greater secondary market activities. BostonFed Bancorp's lower profitability is largely attributable to a higher cost of funding.


    MassBank Corp. of MA. MassBank Corp., with a total of $925 million of assets, operates through 15 offices in eastern Massachusetts. MassBank Corp. is primarily a residential lender with a comparatively high ratio of investments and MBS. Earnings are strong, notwithstanding a moderate net interest margin, as a result of a low operating expense ratio.


    MECH Financial, Inc. of CT. MECH Financial, with $892 million in assets, operates 14 offices in the greater Hartford area. MECH Financial's loan portfolio diversification primarily reflects an emphasis in income property lending. MECH Financial's higher profitability, notwithstanding higher loan loss provisions, reflects greater non-interest operating income.


    American Bank of Waterbury. American Bank, with $639 million in assets, operates 10 branches in western Connecticut. American Bank's loan portfolio diversification primarily reflects an emphasis in income property lending. American Bank's stronger profitability reflects a relatively low operating expense ratio.

RP Financial, LC.
Page 3.5


    MetroWest Bank of MA. MetroWest Bank, with $609 million in assets, operates 12 branches in eastern Massachusetts. MetroWest Bank's loan portfolio diversification primarily reflects an emphasis in income property lending. MetroWest Bank's strong profitability is attributable, in part, to its low effective tax rate.


    Abington Bancorp of MA. Abington Bancorp, with $532 million in assets, operates 8 branches in markets south of Boston. Abington Bancorp is primarily a residential mortgage lender, with an emphasis on mortgage banking. Abington Bancorp's lower profitability largely reflects a lower net interest income ratio.


         In the aggregate, the Peer Group companies are less highly capitalized than the two industry groups shown below, with generally comparable core profitability, resulting in a higher core return on equity ratio. Overall, the Peer Group's pricing ratios are relatively consistent with Massachusetts thrifts (since most were included in the Peer Group) but are very distinct relative to all publicly-traded thrifts, with a book multiple premium and an earnings multiple discount, largely reflecting the lower capitalization and higher ROE of the Peer Group.

                                                                        As of May 8, 1998
                                                        -------------------------------------------
                                                         Peer          Massachusetts     All Public
                                                        Group           Thrifts(1)       Thrifts(1)
                                                        -----           ----------       ----------
    Key Financial Ratios
    --------------------
    Equity/Assets                                          8.67%            10.87%         13.59%
    Core Return on Assets ("ROA")(2)                       0.95              1.02           0.91
    Core Return on Equity ("ROE")(2)                      11.30             10.82           7.91

    Key Pricing Ratios (Averages as of 5/31/98)
    -------------------------------------------
    Price/Book Ratio ("P/B")                             191.46%           193.55%        172.79%
    Price/Tangible Book Ratio ("P/TB")                   198.23            198.42         176.65
    Price/Core Earnings Multiple ("P/E")(2)               17.82x            18.81x         21.38x
    Price/Assets Ratio ("P/A")                            16.44%            20.03%         21.67%

     (1)  Excludes institutions in MHC form and subject to acquisition.
     (2) Excludes non-operating items on an after-tax basis and extraordinary items.


         The following comparative analyses are based on the latest publicly-available financial information for both Compass and the Peer Group. For Compass, such information is as of February 28, 1998 and gives effect for the merger with Sandwich Bancorp with financial data as of March 31, 1998. Comparative financial data for the Peer Group is generally as of December 31, 1997.

RP Financial, LC.
Page 3.6


Financial Condition
-------------------

         After giving effect to the merger, Compass should maintain an asset size advantage relative to the Peer Group (approximately $1.7 billion versus the Peer Group average of $943 million). Compass (incorporating the pooling merger of Sandwich) experienced modestly lower asset growth the last 12 months relative to the Peer Group average, 8.7 and 12.3 percent, respectively. The source of growth was different, as the Peer Group experienced relatively greater growth in the cash and investments portfolio than loans and MBS while Compass' growth was primarily in loans and MBS. The loan and MBS portfolios of Compass (merged basis) increased by nearly 13 percent, largely the result of growth in loans, closely tracking the Peer Group growth. In contrast, the cash and investments portfolio increased strongly for the Peer Group, with the Peer Group's 25 percent growth standing in contrast to portfolio shrinkage realized by Compass. Following conversion, Compass' portfolio of cash and investments will surge pending longer-term deployment of the offering proceeds into loans.

         The Peer Group's deposit growth the last 12 months is roughly 1.5 times faster than Compass' 8 percent growth rate. Compass relied more heavily on borrowed funds to support asset growth than the Peer Group over the past 12 months. On a post-conversion basis, Compass' borrowings utilization may diminish somewhat given the expected infusion of liquid funds. Growth of the Peer Group's funding liabilities on average was more balanced among deposits and borrowings. Compass' deposit growth over the next year may be adversely impacted by deposit withdrawals to fund conversion stock purchases and potential deposit runoff at Sandwich following acquisition (which has been a characteristic in other acquisitions).

         The Peer Group is comparably capitalized relative to Compass (merged basis) on both a reported and tangible capital basis, before the conversion transaction impact, and both Compass and the Peer Group meet the FDICIA "well-capitalized" standard. Specifically, Compass' current reported and tangible capital levels of 8.7 and 8.5 percent of assets, respectively, are comparable to the Peer Group's reported and tangible capital levels of 8.7 and
8.4 percent, respectively. Compass' pro forma capital following conversion is anticipated to exceed the Peer Group average, providing greater leverage potential but reducing the pro forma ROE below the Peer Group average. Compass' tangible equity the past year grew more quickly than the average

RP Financial, LC.
Page 3.7


     RP FINANCIAL, LC.
     ------------------------------------------
     Financial Services Industry Consultants
     1700 North Moore Street, Suite 2210
     Arlington, Virginia  22209
     (703) 528-1700



                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                             As of December 31, 1997


                                                                Balance Sheet as a Percent of Assets
                                    ----------------------------------------------------------------------------------------
                                     Cash and                          Borrowed  Subd.    Net    Goodwill Tng Net    MEMO:
                                    Investments  Loans   MBS  Deposits   Funds   Debt    Worth   & Intang  Worth  Pref.Stock
                                    ----------- ------ ------ -------- -------- ------- -------- -------- ------- ----------
Compass Bank for Savings
------------------------
  February 28, 1998                   17.5       71.9    6.6     82.5      7.6     0.0      8.7      0.2     8.5       0.0




SAIF-Insured Thrifts                  17.9       67.8   10.6     69.8     15.3     0.2     13.1      0.2    12.9       0.0


All Public Companies                  18.4       67.0   10.9     70.2     15.2     0.1     12.8      0.3    12.5       0.0
State of MA                           19.5       63.8   12.5     72.0     16.9     0.0      9.8      0.2     9.6       0.0
Comparable Group Average              23.4       58.9   14.7     69.7     20.6     0.0      8.7      0.3     8.4       0.0
  New England Companies               23.4       58.9   14.7     69.7     20.6     0.0      8.7      0.3     8.4       0.0


Comparable Group
----------------

New England Companies
---------------------
ABBK  Abington Bancorp of MA          11.4       62.2   23.7     61.1     31.2     0.0      6.8      0.6     6.2       0.0
BKC   American Bank of Waterbury CT   30.1       56.7   10.7     71.9     18.2     0.0      9.0      0.3     8.7       0.0
ANDB  Andover Bancorp, Inc. of MA     11.3       73.5   12.9     71.6     19.6     0.0      8.1      0.0     8.1       0.0
BFD   BostonFed Bancorp of MA         11.0       82.2    4.5     63.6     27.0     0.0      8.4      0.3     8.1       0.0
FESX  First Essex Bancorp of MA       16.9       59.1   19.3     62.2     28.7     0.0      7.6      0.9     6.7       0.0
FFES  First Fed of E. Hartford CT     62.0       19.5   16.8     58.6     34.1     0.0      6.8      0.0     6.8       0.0
FAB   FirstFed America Bancorp of MA   5.9       76.5   14.4     60.9     25.7     0.0     11.2      0.0    11.2       0.0
MECH  MECH Financial Inc of CT        17.4       64.2   12.5     74.8     14.5     0.0      9.9      0.0     9.9       0.0
MASB  MassBank Corp. of Reading MA    33.7       29.2   35.7     87.5      0.1     0.0     11.2      0.2    11.1       0.0
MDBK  Medford Bancorp, Inc. of MA     35.9       50.3   10.7     72.4     18.1     0.0      8.9      0.5     8.4       0.0
MWBX  MetroWest Bank of MA            22.3       74.2    0.7     82.5      9.1     0.0      7.4      0.0     7.4       0.0

                                              Balance Sheet Annual Growth Rates                          Regulatory Capital
                                      ------------------------------------------------------------    -------------------------
                                             Cash and   Loans           Borrows.   Net    Tng Net
                                     Assets Investments & MBS  Deposits &Subdebt  Worth    Worth     Tangible   Core   Reg.Cap.
                                     ------ ----------- ------ -------- -------- -------- -------    -------- -------- --------
Compass Bank for Savings
------------------------
  February 28, 1998                     8.74    -5.39    12.86      6.93    23.49   13.55   14.56         8.54   8.54    14.43




SAIF-Insured Thrifts                   12.57     6.45    13.04      8.47    14.26    4.02    3.13        11.40  11.43    23.04


All Public Companies                   12.96     8.03    13.32      8.41    14.48    4.87    3.98        11.29  11.11    22.33
State of MA                            17.70     9.71    17.00     13.55    20.31   11.60   11.57         8.23   8.51    16.37
Comparable Group Average               12.35    21.47    11.76     10.69    11.44   11.24   11.58         7.59   7.90    17.29
  New England Companies                12.35    21.47    11.76     10.69    11.44   11.24   11.58         7.59   7.90    17.29


Comparable Group
----------------

New England Companies
---------------------
ABBK  Abington Bancorp of MA            9.25    45.62     6.99      8.15    12.46    8.27   10.34           NM   5.46    11.87
BKC   American Bank of Waterbury CT    14.43    43.04     5.53     14.47     7.38   22.13   23.68           NM   7.66    13.65
ANDB  Andover Bancorp, Inc. of MA       9.79    15.46     9.70     14.88    -5.72   11.72   11.72           NM   8.10    15.00
BFD   BostonFed Bancorp of MA          18.78    56.59    15.86     44.54   -12.12   -5.49   -8.95           NM     NM       NM
FESX  First Essex Bancorp of MA        12.21    52.39     6.06      7.72    24.95    9.53   12.20         6.17   6.17    12.21
FFES  First Fed of E. Hartford CT       2.52     6.40    -2.79      2.95    -0.29   11.33   11.33         7.01   7.01    22.18
FAB   FirstFed America Bancorp of MA   19.35   -53.90    35.05      2.49       NM      NM      NM         8.54   8.54    18.35
MECH  MECH Financial Inc of CT         19.51    60.38    10.00      1.91       NM   18.32   18.32           NM   9.57    16.96
MASB  MassBank Corp. of Reading MA      4.18    -3.38     8.43      2.73   -16.65   12.50   10.89           NM  10.39    35.67
MDBK  Medford Bancorp, Inc. of MA       9.28    -1.37    17.63      3.73    38.61    9.72   11.95         8.65   8.65    15.83
MWBX  MetroWest Bank of MA             16.53    14.89    16.91     13.96    54.38   14.36   14.36           NM   7.48    11.17


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.8


Peer Group member, given the various capital strategies employed by the Peer Group, particularly dividends and stock repurchases.

         Compass' interest-earning assets ("IEA") position (including cash and equivalents) of 96.0 percent of assets compares less favorably to the Peer Group average of 97.0 percent, before factoring in the conversion proceeds. Compass maintains a higher proportion of assets in loans, as the Peer Group has engaged in more extensive wholesale leveraging. As a result, the loans/assets ratio of
71.9 percent for Compass exceeded the Peer Group average of 58.9 percent. Accordingly, while the asset mix provides the Bank an asset yield advantage, Compass' credit risk profile and operating expense ratio are comparatively greater.

         Compass' interest-bearing liabilities ("IBL") ratio of 90.1 percent of assets is relatively comparable to the Peer Group's ratio of 90.3 percent, reflecting Compass' comparable pre-conversion capitalization. On a post-conversion basis, Compass can be expected to gain an advantage with the infusion of new capital and the extent to which deposits are withdrawn to fund stock purchases. Currently, Compass' funding liabilities are primarily comprised of deposits, with more limited borrowings utilization than the Peer Group. On a merged basis, Compass has approximately 52 percent of total deposits in the form of time deposits, nearly identical to the Peer Group average. Compass maintained roughly 16 percent of deposits in transaction accounts whereas the Peer Group average fell just short of 15 percent. Compass' borrowings/assets ratio approximated 7.6 percent, compared to 20.6 percent for the Peer Group. Compass' borrowings are expected to remain more limited on a post-conversion basis given the infusion of a significant amount of cash from the conversion which will diminish the need for funds initially.

         The relationship of interest-earning assets and interest-bearing liabilities reveals a key element of earnings power. In this regard, Compass' IEA/IBL ratio of 106.6 percent compares slightly unfavorably to the Peer Group ratio of 107.4 percent. On a post-conversion basis, Compass can be expected to gain a distinct advantage in this regard.

         The strengthened capital position from conversion, the potential withdrawal of deposits to purchase conversion stock and the reinvestment of proceeds should enhance Compass' financial position and earnings power.

RP Financial, LC.
Page 3.9


Income and Expense Trends
-------------------------

         Reported profitability for the past 12 months approximated 1.09 and
0.97 percent of average assets for Compass and the Peer Group, respectively (see Table 3.3). While profitability was relatively comparable, the components of core earnings are illustrative of the differences between the Bank and the Peer Group.

       Net Interest Income
       -------------------

         Compass maintains a higher proportion of loans/assets and greater loan portfolio diversification, which generate a higher level of net interest income and non-interest fee income but also result in a higher level of operating costs and higher credit risk profile. Compass' interest income ratio of 7.47 percent of average assets was above the Peer Group average of 7.16 percent. The Bank also maintains a lower cost of funds, 3.76 percent versus 4.02 percent for the Peer Group, primarily reflecting the Bank's lower borrowings utilization. As a result, Compass maintains a net interest income ratio advantage over the Peer Group by approximately 55 basis points. Following reinvestment of the conversion proceeds, Compass' net interest income ratio can be expected to increase, although asset yields may be diluted as such funds are initially expected to be invested into short- to intermediate-term securities.

       Provisions for Loan Losses
       --------------------------

         During the last 12 months, provision for loan losses for Compass and the Peer Group represented 0.14 percent and 0.25 percent of average assets, respectively, although the Peer Group median equaled only 0.18 percent of average assets (the difference between the mean and median was primarily attributable to one Peer Group member with very high provisions during the last 12 months). Compass' higher credit risk profile suggests that loan loss provisions may exceed the Peer Group average - this will be discussed in a later section.

       Non-Interest Income
       -------------------

         Compass generates higher non-interest operating income than the Peer Group, based on levels of 0.48 percent and 0.43 percent of average assets, respectively. The majority of Compass' non-interest operating income is generated from fees on the core deposit base, loan fees, and ATM card fees. Compass' higher fee income is partially attributable to the Bank's efforts to generate less traditional sources of revenue and that retail operations comprise a greater

RP Financial, LC.
Page 3.10


RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                    Table 3.3
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                  For the Twelve Months Ended December 31, 1997


                                                   Net Interest Income                  Other Income             G&A/Other Exp.
                                               ---------------------------          -------------------         ----------------
                                                                    Loss     NII                         Total
                                        Net                        Provis.  After   Loan  R.E.   Other   Other    G&A  Goodwill
                                      Income  Income Expense  NII  on IEA   Provis. Fees  Oper.  Income  Income  Expense  Amort.
                                       -----  ------ ------- ----- ------- -------  ----  -----  ------  ------  ------- -------
 Compass Bank for Savings
 ------------------------
   February 28, 1998                    1.09    7.47   3.76   3.70  0.14    3.56    0.00  -0.03    0.51     0.48    2.28    0.05




 SAIF-Insured Thrifts                   0.92    7.40   4.12   3.27  0.13    3.14    0.10   0.01    0.29     0.41    2.18    0.02


 All Public Companies                   0.94    7.38   4.07   3.32  0.13    3.18    0.10   0.01    0.31     0.42    2.20    0.03
 State of MA                            1.07    7.09   3.69   3.40  0.09    3.32    0.07  -0.01    0.31     0.37    2.20    0.02
 Comparable Group Average               0.97    7.16   4.02   3.15  0.25    2.90    0.07  -0.01    0.37     0.43    2.01    0.03
   New England Companies                0.97    7.16   4.02   3.15  0.25    2.90    0.07  -0.01    0.37     0.43    2.01    0.03


 Comparable Group
 ----------------

 New England Companies
 ---------------------
 ABBK  Abington Bancorp of MA           0.87    7.22   4.00   3.22  0.13    3.10    0.11   0.00    0.70     0.82    2.58    0.09
 BKC   American Bank of Waterbury CT    1.32    7.21   4.02   3.19  0.30    2.89    0.00  -0.08    0.57     0.50    1.69    0.04
 ANDB  Andover Bancorp, Inc. of MA      1.05    7.23   4.15   3.08  0.08    3.00    0.17  -0.08    0.26     0.35    1.75    0.00
 BFD   BostonFed Bancorp of MA          0.75    7.28   3.97   3.31  0.18    3.13    0.13   0.13    0.26     0.53    2.41    0.02
 FESX  First Essex Bancorp of MA        0.83    7.68   4.46   3.21  0.17    3.04    0.05  -0.05    0.21     0.21    1.91    0.07
 FFES  First Fed of E. Hartford CT      0.57    6.75   4.46   2.29  0.08    2.21    0.00   0.00    0.16     0.16    1.39    0.00
 FAB   FirstFed America Bancorp of MA   0.17    7.06   4.22   2.84  0.27    2.56    0.26   0.00    0.20     0.45    2.05    0.00
 MECH  MECH Financial Inc of CT         1.60    7.02   3.44   3.58  1.11    2.47    0.10   0.00    0.82     0.92    2.77    0.00
 MASB  MassBank Corp. of Reading MA     1.12    6.67   3.81   2.86  0.03    2.83    0.00   0.00    0.20     0.20    1.36    0.03
 MDBK  Medford Bancorp, Inc. of MA      1.05    6.97   3.82   3.14  0.01    3.13    0.00   0.00    0.25     0.25    1.61    0.11
 MWBX  MetroWest Bank of MA             1.33    7.73   3.81   3.92  0.42    3.50    0.00  -0.06    0.39     0.33    2.58    0.00



                                          Non-Op. Items  Yields, Costs, and Spreads
                                         --------------  -------------------------
                                                                                       MEMO:     MEMO:
                                          Net   Extrao.     Yield    Cost    Yld-Cost Assets/  Effective
                                          Gains  Items   On Assets  Of Funds  Spread  FTE Emp. Tax Rate
                                         ------ -------  ---------  --------  ------  -------- ---------
 Compass Bank for Savings
 ------------------------
   February 28, 1998                      0.05   0.00       7.84      4.48     3.36     3,360      38.05




 SAIF-Insured Thrifts                     0.07   0.00       7.61      4.80     2.81     4,306      36.92


 All Public Companies                     0.07   0.00       7.61      4.72     2.89     4,254      36.98
 State of MA                              0.08   0.00       7.34      4.09     3.25     3,920      39.55
 Comparable Group Average                 0.03   0.00       7.39      4.45     2.94     4,298      40.12
   New England Companies                  0.03   0.00       7.39      4.45     2.94     4,298      40.12


 Comparable Group
 ----------------

 New England Companies
 ---------------------
 ABBK  Abington Bancorp of MA             0.15   0.00       7.44      4.34     3.10     3,093      37.96
 BKC   American Bank of Waterbury CT      0.27   0.00       7.40      4.42     2.98     4,664      31.30
 ANDB  Andover Bancorp, Inc. of MA        0.03   0.00       7.43      4.55     2.88     4,641      35.56
 BFD   BostonFed Bancorp of MA            0.12   0.00       7.46      4.40     3.06     3,868      43.83
 FESX  First Essex Bancorp of MA          0.13   0.00       8.03      4.91     3.12     4,696      40.72
 FFES  First Fed of E. Hartford CT       -0.09   0.00       6.87      4.80     2.08     5,430      35.77
 FAB   FirstFed America Bancorp of MA    -0.56   0.00       7.31      4.94     2.37     4,026      59.89
 MECH  MECH Financial Inc of CT           0.03   0.00       7.40      3.86     3.55     3,880         NM
 MASB  MassBank Corp. of Reading MA       0.13   0.00       6.76      4.32     2.45     5,141      37.10
 MDBK  Medford Bancorp, Inc. of MA        0.06   0.00       7.21      4.22     2.99     4,506      38.91
 MWBX  MetroWest Bank of MA               0.01   0.00       7.95      4.16     3.79     3,328         NM



Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.11


proportion of total assets in comparison to the Peer Group who is more dependent on wholesale leveraging on average.

       Operating Expenses
       ------------------

         Compass maintains a higher operating expense ratio than the Peer Group,
2.28 and 2.01 percent of average assets, respectively (excluding goodwill amortization and non-operating items). Compass' higher operating expense ratio is the result of several factors, including: (1) the Peer Group's greater wholesale leveraging (which requires little marginal overhead expense); (2) Compass' greater revenue diversification efforts; and (3) Compass' greater diversification into higher risk weight loans as well as higher asset mix in loans, which require greater administration. Following the conversion and acquisition transactions, there are expected to be opposing forces on Compass' operating expense ratio. First, merger synergies are expected to lead to a reduction in operating expenses, primarily in terms of compensation and benefits. Such cost savings are expected to be partially offset by some consolidating expenditures and related marketing. The Bank's operating expenses can also be expected to increase with the incorporation of the Employee Stock Ownership Plan and public company operations and the construction of a new headquarters facility.

       Net Non-Operating Items
       -----------------------

         Compass reported similar net non-operating income relative to the Peer Group, 5 and 3 basis points, respectively. Compass' non-operating revenues were attributable primarily to gains on the sale of loans and investments, comparable to the Peer Group's sources.

       Efficiency Ratio
       ----------------

         Compass operates with a comparable pre-conversion efficiency ratio (operating expenses, excluding goodwill amortization, as a percent of the sum of net interest income before loan loss provisions and other operating income) relative to the Peer Group, equal to 55 and 56 percent, respectively. The efficiency ratio is another indicator of core earnings strength and the Bank and the Peer Group have a comparable level of core earnings. Compass' efficiency ratio is expected to improve on a post-conversion basis with the investment of the net conversion proceeds and the net impact of potential merger synergies and public company/stock plan expense.

RP Financial, LC.
Page 3.12


       Income Taxes
       ------------

         Compass' effective tax rate of 38.05 percent was slightly below the Peer Group's average effective tax rate of 40.12 percent. The Bank's effective tax rate may decline slightly as a result of certain tax planning strategies which are also available to the Peer Group members.


Loan Portfolio Composition
--------------------------

         Perhaps one of the greatest differences between Compass and the Peer Group is loan portfolio composition, with Compass having a more diversified loan portfolio than the Peer Group (see Table 3.4). As noted earlier, Compass maintains a higher proportion of assets in loans. Compass' loan portfolio also reflects greater diversification into high risk-weight loans, particularly C&I loans and consumer loans, 4.60 and 19.44 percent of loans and MBS, respectively, exceeding the Peer Group averages of 3.77 percent and 2.73 percent, respectively. The Bank's portfolio of construction and commercial mortgage loans more closely approximated the Peer Group average, and the proportion of residential mortgage loans, inclusive of MBS, was below the Peer Group average. As a result of the foregoing, Compass' risk weighted assets to total assets ratio of 64.9 percent well exceeded the Peer Group average 54.8 percent.

         Overall, the Compass loan portfolio appears to provide the Bank with an avenue for growth and stronger yield potential than the Peer Group. At the same time, the level of NPAs coupled with loan portfolio composition leads to comparatively greater credit risk than for the Peer Group on average.

         Although the Peer Group on average is smaller than Compass, the Peer Group services more loans for others than Compass, largely due to three Peer Group members. The Peer Group's capitalized mortgage servicing rights represent 44 basis points of the balance serviced for others; in contrast, the Bank's capitalized portion was de minimus.


Credit Risk
-----------

         Overall, Compass' credit risk exposure appears to be significantly greater than the Peer Group's, as indicated by the Bank's higher proportion of assets in loans, greater diversification into higher risk lending, the larger size of C&I loans, the nature of indirect lending and higher level of non-performing assets. As shown in Table 3.5, Compass' ratio of non-performing assets

RP Financial, LC.
Page 3.13


RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                    Table 3.4
               Loan Portfolio Composition and Related Information
                         Comparable Institution Analysis
                             As of December 31, 1997


                                         Portfolio Composition as a Percent of MBS and Loans
                                       --------------------------------------------------------
                                                  1-4     Constr.   5+Unit    Commerc.             RWA/     Serviced      Servicing
Institution                             MBS     Family    & Land    Comm RE   Business  Consumer  Assets    For Others    Assets
-----------                            -----    ------    ------    ------    ------    --------  ------    ----------    ------
                                        (%)       (%)       (%)       (%)       (%)        (%)      (%)         ($000)    ($000)
Compass Bank for Savings                 8.34     46.55      5.07     13.94      4.60     19.44     64.92      319,640         0



SAIF-Insured Thrifts                    14.67     63.10      5.52     11.23      5.97      1.70     53.51      362,432     3,333


All Public Companies                    14.92     61.44      4.99     12.89      5.68      1.96     54.12      484,034     4,718
State of MA                             18.04     58.50      2.14     16.04      2.48      3.02     59.48      196,039       781
Comparable Group Average                21.11     57.36      2.14     13.22      3.77      2.73     54.80      287,860     1,288


Comparable Group
----------------


ABBK  Abington Bancorp of MA            26.04     64.12      0.89      4.14      4.14      0.66     51.48      193,534         0
BKC   American Bank of Waterbury CT      9.17     59.19      4.95     22.54      0.40      3.73     62.75        1,983         0
ANDB  Andover Bancorp, Inc. of MA       17.93     63.68      3.04     12.54      0.89      1.93     59.87      915,878     8,953
BFD   BostonFed Bancorp of MA            4.40     84.30      0.98      7.64      2.83      0.10        NA      565,985     1,821
FESX  First Essex Bancorp of MA         23.65     37.82      4.96     11.02     13.39     11.18     60.40       36,711        97
FFES  First Fed of E. Hartford CT       54.99     33.87      0.61      4.05      5.86      0.88     32.99       12,422         0
FAB   FirstFed America Bancorp of MA    15.80     72.61      1.79      3.91      4.46      2.31     54.52    1,264,000     3,230
MECH  MECH Financial Inc of CT          19.22     54.82      0.81     18.23      2.70      4.28     61.81       56,957        72
MASB  MassBank Corp. of Reading MA      55.24     41.70      0.30      0.58      2.36      0.01     29.42        3,598         0
MDBK  Medford Bancorp, Inc. of MA        4.96     68.14      1.30     20.74      3.24      1.62     57.53          547         0
MWBX  MetroWest Bank of MA               0.84     50.68      3.94     40.03      1.25      3.27     77.28      114,842         0




Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.14


RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                    Table 3.5
                  Credit Risk Measures and Related Information
                         Comparable Institution Analysis
              As of December 31, 1997 or Most Recent Date Available


                                                   NPAs &                                   Rsrves/
                                          REO/     90+Del/    NPLs/    Rsrves/   Rsrves/    NPAs &   Net Loan       NLCs/
Institution                              Assets    Assets     Loans     Loans     NPLs      90+Del   Chargoffs     Loans
-----------                              ------    ------    ------    ------    ------    --------  ---------    --------
                                           (%)       (%)       (%)       (%)       (%)        (%)      ($000)        (%)

Compass Bank for Savings                  0.09      0.85      1.05      1.22    116.75    104.27        1,948        0.16



SAIF-Insured Thrifts                      0.26      0.69      0.72      0.78    192.46    141.98          305        0.10


All Public Companies                      0.25      0.69      0.76      0.87    192.48    147.78          302        0.10
State of MA                               0.18      0.49      0.62      1.33    267.23    214.81           77       -0.02
Comparable Group Average                  0.20      0.56      0.86      1.33    270.16    214.80          160        0.01


Comparable Group
----------------


ABBK  Abington Bancorp of MA              0.05      0.14      0.14      0.72    520.00    310.69            0        0.00
BKC   American Bank of Waterbury CT       0.25      2.28      3.39      1.54     45.46     40.39           98        0.10
ANDB  Andover Bancorp, Inc. of MA         0.02      0.49      0.64      1.24    194.10    184.92          312       -0.01
BFD   BostonFed Bancorp of MA             0.02        NA        NA      0.84        NA        NA          145        0.00
FESX  First Essex Bancorp of MA           0.09      0.54      0.78      1.49    192.08    150.53          412        0.23
FFES  First Fed of E. Hartford CT         0.01      0.31      1.18      1.32    111.50     85.02           40        0.08
FAB   FirstFed America Bancorp of MA      0.05      0.31      0.36      1.16    324.35    275.70            7        0.00
MECH  MECH Financial Inc of CT            1.61      0.56      0.69      2.28    329.02    258.21          690        0.47
MASB  MassBank Corp. of Reading MA        0.00      0.17      0.56      0.86    152.27    152.27            2        0.00
MDBK  Medford Bancorp, Inc. of MA         0.00      0.13      0.24      1.17    498.97    481.96           22        0.02
MWBX  MetroWest Bank of MA                0.08      0.70      0.60      2.01    333.84    208.27           33       -0.74




Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.15


and accruing loans more than 90 days past due equaled 0.85 percent of assets, versus a comparative ratio of 0.56 percent for the Peer Group. Similarly, Compass' non-performing loans to loans ratio was higher than the Peer Group's ratio (1.05 percent versus 0.86 percent for the Peer Group). Loss reserve ratios as a percent of problem assets also indicated a potentially higher degree of credit risk exposure for the Bank, with the Bank and the Peer Group maintaining loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due of 116.75 percent and 270.16 percent, respectively. Net loan charge-offs were not a material factor for either the Bank or the Peer Group during the period covered in Table 3.5.


Interest Rate Risk
------------------

         Public companies are not required to report interest rate risk in a standard fashion and many do not specifically quantify their interest rate risk on a regular basis. Furthermore, the computation of interest rate risk is predicated on numerous assumptions, many of which are unique among institutions. As a result, we have sought to measure interest rate risk by evaluating balance sheet composition and recent quarterly changes in net interest income ratio.

         Currently, Compass' asset composition suggests greater interest rate risk given its higher non-earning assets, resulting in a lower IEA/IBL ratio. As a result, Compass has greater dependence on the yield-cost spread to sustain the net interest income ratio. Compass' advantage in terms of post-conversion capital ratio should diminish the current comparative disadvantage in this regard.

         Compass has maintained a comparable fluctuation in net interest income ratio during the last 5 quarters, as compared to the Peer Group average, suggesting comparable interest rate risk exposure. It is expected that the infusion of stock proceeds will serve to further enhance the stability of Compass' net interest income ratio.


Market Area and Competitive Characteristics
-------------------------------------------

         As indicated previously, all 11 Peer Group companies are regionally based, and thus share similar market area and competitive characteristics with Compass (refer to Exhibit III-3). A few of the Peer Group companies are direct regional competitors of Compass and seven of the

RP Financial, LC.
Page 3.16


RP FINANCIAL, LC.
------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                    Table 3.6
         Interest Rate Risk Measures and Net Interest Income Volatility
                         Comparable Institution Analysis
              As of December 31, 1997 or Most Recent Date Available


                                         Balance Sheet Measures
                                       --------------------------
                                                          Non-Earn.            Quarterly Change in Net Interest Income
                                       Equity/     IEA/   Assets/    ----------------------------------------------------------
Institution                            Assets      IBL     Assets    12/31/97  09/30/97  06/30/97  03/31/97  12/31/96  09/30/96
-----------                            ------    ------    ------    --------  --------  --------  --------  --------  --------
                                         (%)       (%)       (%)    (change in net interest income is annualized in basis points)
Compass Bank for Savings                  8.5     106.5       4.0          0         2        -3        -8         3        22




SAIF-Insured Thrifts                     12.8     113.4       3.6         -3        -4         2         0         1         3


All Public Companies                     12.4     112.7       3.6         -3        -4         1         0         1         3
State of MA                               9.2     102.7       4.0          3        -6        -5         6         5         5
Comparable Group Average                  8.4     107.5       3.0         -2        -6        -3         9        -1         8


Comparable Group
----------------

ABBK  Abington Bancorp of MA              6.2     105.4       2.7        -10         1        -7         8        12        11
BKC   American Bank of Waterbury CT       8.7     108.2       2.5         -4        -7        -8       -10         9         4
ANDB  Andover Bancorp, Inc. of MA         8.1     107.1       2.3          5        -3        -3         9         3        -1
BFD   BostonFed Bancorp of MA             8.1     107.8       2.3          0        -1         5        15        -3        10
FESX  First Essex Bancorp of MA           6.7     105.0       4.6         14       -16       -10        37       -11        -2
FFES  First Fed of E. Hartford CT         6.8     106.0       1.7          1       -11        -6         2        -7         5
FAB   FirstFed America Bancorp of MA     11.2     111.6       3.3        -16        -4        17        27       -19        -2
MECH  MECH Financial Inc of CT            9.9     105.3       5.9        -16       -13       -13        -9        12        37
MASB  MassBank Corp. of Reading MA       11.1     112.6       1.4          3        -2        -0        -1         0         4
MDBK  Medford Bancorp, Inc. of MA         8.4     107.1       3.1         -7        -5        -4         3        -3        -1
MWBX  MetroWest Bank of MA                7.4     106.1       2.8         10        -0        -4        12        -2        26


NA=Change is greater than 100 basis points during the quarter.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.17


Peer Group members primarily operate within the greater Boston metropolitan area. In general, the Peer Group members serve urban or suburban markets within the New England market.

         While the Bank's pro forma assets exceed the Peer Group average and each company individually, the resources of each are generally comparable in a broad sense, i.e., more than a one or two office institution but substantially less than the major regional and superregional competition. Both operate substantial branch office networks and compete in urban/suburban markets with significantly larger commercial banks. In general, Compass and the Peer Group are primarily mortgage lenders, although Compass has diversified its lending operations to a greater degree. Compass maintains a greater primary market area deposit market share than the Peer Group, although the Bank operates in a relatively smaller market and is increasingly subject to greater competition from credit unions.

RP Financial, LC.
Page 4.1


                             IV. VALUATION ANALYSIS


Introduction
------------

         This chapter presents the valuation analysis, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with Compass' conversion transaction.


Appraisal Guidelines
--------------------

         The OTS appraisal guidelines, most recently amended in written form in October 1994, and applicable interpretations thereof, specify the methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Such valuation guidelines are relied upon by the Massachusetts Division of Banks and the FDIC in evaluating conversion appraisals in the absence of such specific guidelines separately issued by the respective agencies. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding those converted for less than a year, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.


RP Financial Approach to the Valuation
--------------------------------------

         RP Financial's valuation analysis complies with the above-referenced appraisal guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group discussed in Chapter III, incorporating "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading. It should be noted that such analyses cannot possibly

RP Financial, LC.
Page 4.2


fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

         The pro forma market value determined herein is a preliminary value for the to-be-issued stock. Throughout the conversion process, RP Financial will:
(1) review changes in Compass' operations and financial condition (inclusive of the operations and financial condition of Sandwich Bancorp); (2) monitor Compass' operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur during the conversion process, RP Financial will prepare updated valuation reports reflecting such changes and their related impact on value, if any, over the course of the conversion process. RP Financial will also prepare a final valuation update at the closing of the conversion offering to determine if the preliminary range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for Compass and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Compass, or Compass' value alone. To the extent a change in factors impacting Compass' value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into our analysis.


Valuation Analysis
------------------

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between Compass and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of Compass relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the issue, marketing of the issue,

RP Financial, LC.
Page 4.3


management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, and in particular new issues, to assess the impact on value of Compass coming to market at this time.

1.   Financial Condition
     -------------------

         The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the financial condition of Compass and the Peer Group are recapped below.

     o Overall A/L Composition. Compass currently maintains a similar reported and tangible capital position, but on a pro forma basis, is expected to exceed the Peer Group averages, thereby enhancing Compass' comparative earnings power based on the ratio of IEA/IBL. Compass' comparatively higher loans/assets indicates higher origination capacity and asset yields. Immediately following conversion, however, Compass' proportion of investments is expected to increase, which is expected to dilute asset yields. The Peer Group has supplemented deposits with higher borrowings utilization, leveraging their equity, fixed assets and operating expenses; in contrast, the Bank relies more heavily on deposits and may seek to reduce the level of existing borrowings given the increase to post-conversion liquidity.

     o Credit Quality. The Bank has a greater level of credit risk exposure in comparison to the Peer Group, based on the Bank's higher level of loans/assets and NPAs, greater diversification into higher risk-weight loans, particularly commercial and consumer loans, and lower reserve coverage ratio. Furthermore, the Bank's emphasis on commercial loans has increased the Bank's exposure to large borrowers.

     o Balance Sheet Liquidity. While Compass currently maintains a lower level of cash, investments and mortgage-backed securities than the Peer Group, such difference is expected to diminish on a post-conversion basis. The Bank appears to have greater current borrowings capacity than the Peer Group, as the Bank has a much smaller balance of borrowed funds.

     o Capital. Compass' comparable pre-conversion capital ratio will be substantially enhanced with the consummation of the conversion, incorporating the dilutive impact of the merger transaction. The increase in capital will depress Compass' pro forma return on equity until the proceeds can be effectively reinvested and leveraged over time.


         On balance, we concluded that no valuation adjustment was warranted for Compass' financial strength.

RP Financial, LC.
Page 4.4

2.   Profitability, Growth and Viability of Earnings
     -----------------------------------------------

         Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major earnings factors considered in the valuation are described below.

     o Reported and Core Earnings. Compass reported comparable profitability relative to the Peer Group, reflecting the Bank's stronger net interest income and other operating income ratios, offset by a higher operating expense ratio. Non-operating income and expenses were limited for both the Bank and the Peer Group.

     o Interest Rate Risk. Compass appears to maintain a relatively comparable level of interest rate risk exposure. The anticipated redeployment of stock proceeds into interest-earning assets with short- to intermediate-term maturities should further moderate interest rate risk exposure.

     o Credit Risk. Loss provisions had a slightly lesser impact on Compass' earnings in comparison to the Peer Group. In terms of future exposure to credit quality related losses, however, Compass' higher credit risk profile and lower reserve coverage ratio may lead to greater earnings risk in the event of increased delinquencies and adverse economic cycles.

     o Earnings Growth Potential. Compass' post-conversion earnings growth potential appears to be more limited than the Peer Group since: (1) the deposits of the merged entity have recently grown more slowly than the Peer Group; and (2) the potential for the typical deposit runoff immediately following the merger. The net cash proceeds from conversion are expected to be gradually deployed into loans; however, it is anticipated that the yield-cost spread immediately following conversion will be diminished through the initial reinvestment into short- to intermediate-term securities. The proceeds reinvestment benefit will also be impacted by the annual expense of the stock plans, operations as a public company and leveraged ESOP. Merger-related synergies are anticipated, estimated to approximate $1.5 million pre-tax in the first year following the acquisition, $1.8 million in year 2 and $2.0 million in year 3. The estimated synergies are expected to be largely derived from reductions in compensation and benefits costs. At the same time, in the short-run, such savings may initially be offset by expenses related to merging and marketing the combined Bank. Additionally, Compass is anticipating significant new investment in fixed assets including up to a $15 million investment in a new main office facility and one to two new branch offices annually.

     o Return on Equity. The higher pro forma capital position will place Compass at a disadvantage relative to the Peer Group in terms of return on equity, despite higher pro forma core profitability.

RP Financial, LC.
Page 4.5


         Overall, a slight downward valuation adjustment was warranted for profitability, growth and viability of earnings.

3.   Asset Growth
     ------------

         On a merged basis, Compass' asset growth over the past 12 months compared unfavorably to the Peer Group. In view of the Bank's comparatively slower deposit growth and potential post-merger deposit runoff, Compass' asset growth potential appears to remain at a disadvantage. At the same time, Compass' higher pro forma capitalization implies a greater ability to undertake asset growth than the Peer Group. While the merger with Sandwich Bancorp will result in an expanded market and retail operations, there is some risk that current Sandwich Bancorp customers and/or affiliate relationships may not be retained on a post-acquisition basis.

         On balance, we concluded that no adjustment was appropriate for this factor.

4.   Primary Market Area
     --------------------

         The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. All 11 of the Peer Group companies are based in southern New England while 7 are based in the Boston metropolitan area and 2 Peer Group companies operate in many of the same markets as Compass on a merged basis (FirstFed America Bancorp and Abington Bancorp). Accordingly, the Peer Group companies are viewed as sharing similar market area and competitive characteristics with Compass, and, on balance, are subject to similar market area demographic and economic forces and trends.

         Summary demographic and deposit market share data for Compass and Peer Group is provided in Exhibit III-3. The Peer Group's average asset size approximates $943 million, which is lower than Compass' pro forma asset base of approximately $1.7 billion. Both, however, operate substantial branch office networks, compete with both large superregional banks and smaller community-oriented financial institutions.

         On balance, we concluded that no adjustment was appropriate for Compass' market area.

RP Financial, LC.
Page 4.6


5.   Dividends
     ---------

         While Seacoast has not indicated its intention to commence a cash dividend at this time, the pro forma capitalization and profitability clearly position Seacoast to have the capacity to pay cash dividends comparable to the Peer Group. Historically, thrifts typically have not established dividend policies at the time of their conversion to stock ownership. Newly converted institutions, in general, have preferred to gain market seasoning, establish an earnings track record and fully invest the conversion proceeds before establishing a dividend policy. However, during the late 1980s and early 1990s, with negative publicity surrounding the thrift industry, there was a tendency for more thrifts to initiate moderate dividend policies concurrent with their conversion as a means of increasing the attractiveness of the stock offering. Today, fewer institutions are compelled to initially establish dividend policies at the time of their conversion offering as (1) industry profitability has improved, (2) the number of problem thrift institutions has declined, and (3) the stock market cycle for thrift stocks is generally more favorable than in the early-1990s. At the same time, with ROE ratios under pressure, due to high equity levels, well-capitalized institutions are subject to increased competitive pressures to offer dividends. In fact, the dividend payout ratios are typically higher for the more highly-capitalized thrifts.

         As publicly-traded thrifts' capital levels and profitability have improved and as weakened institutions have been resolved, the proportion of institutions with cash dividend policies has increased. Ten of the eleven institutions in the Peer Group presently pay regular cash dividends, with implied dividend yields ranging from 1.01 percent to 2.53 percent. The average dividend yield on the stocks of the Peer Group institutions was approximately
1.71 percent as of May 8, 1998, representing an average payout ratio of approximately 30.65 percent of core earnings. As of May 8, 1998, approximately 84 percent of all publicly-traded full stock thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.90 percent and an average payout ratio of 36.32 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends, which supports a market pricing premium on average relative to non-dividend paying thrifts.

         Given Seacoast's capacity to pay a dividend comparable to the Peer Group based on pro forma capitalization and profitability, and since no regulatory hurdle exists, we have not made an adjustment for this factor despite no initial dividend policy. One consideration taken into

RP Financial, LC.
Page 4.7


account, however, was the history of quarterly dividends paid by Sandwich Bancorp given that no dividend policy has yet been established by Seacoast.

6.   Liquidity of the Shares
     ------------------------

         The Peer Group is by definition composed of companies that are traded in the public markets, all of which trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $70.4 million to $221.4 million as of May 8, 1998, with an average market value of $153.6 million. The shares outstanding of the Peer Group members ranged from 2.7 million to 14.2 million, with an average of approximately 5.9 million. The pro forma market value and number of shares outstanding based on the value herein are expected to exceed the Peer Group average and each of the Peer Group companies on an individual basis. Since the liquidity of Seacoast's stock may exceed the Peer Group for these reasons, although there can be no certainty of such at this time, we applied a slight upward adjustment for this factor.

7.   Marketing of the Issue
     ----------------------

         Three separate markets exist for thrift stocks: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE and dividends; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of a stock trading history and reporting quarterly operating results as a publicly-held company; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of Compass' to-be-issued stock.

     A.   The Public Market
          -----------------

         The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market

RP Financial, LC.
Page 4.8


trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

         In terms of assessing general stock market conditions, the stock market has generally trended higher over the past year. Profit taking, growing expectations of a correction and comments by the Federal Reserve Chairman pulled the market lower in late-February 1997. Following the downturn in late-February, the market recovered in early-March. Despite increasing expectations of an interest rate hike by the Federal Reserve, the DJIA closed to a new record high of 7085.16 on March 11, 1997. However, an upward revision to the January retail sales figure triggered a one day sell-off in stocks and bonds on March 13, 1997, as the stronger than expected growth heightened expectations of an interest rate increase by the Federal Reserve. Unease over higher interest rates, profitability concerns in the technology sector and litigation concerns for tobacco stocks pulled the stock market lower in mid-March. As expected, the Federal Reserve increased the rate on short-term funds by 0.25 percent at its late-March meeting. Following the rate increase, the sell-off in the stock market became more severe amid further signs of an accelerating economy. Stocks bottomed-out on news of a stronger than expected rise in core producer prices for March, with the DJIA closing at 6391.69 on April 11, 1997, or 9.8 percent below the all-time high recorded a month ago.

         Some favorable first quarter earnings reports and news of a possible settlement by tobacco companies to resolve the threat of liability lawsuits provided for a modest recovery in the stock market in mid-April 1997. In late-April, the release of economic data which indicated mild inflationary pressures furthered the rally in bond and stock prices. News of a budget agreement and a favorable ruling for tobacco companies sent the stock market soaring to record highs in early-May. Mixed economic data and the Federal Reserve's decision to leave its target for the federal funds rate unchanged at its May meeting sustained a positive trend in the stock market through the end of May. Profit worries caused a sell-off in technology stocks in early-June, while declining interest rates served to stabilize the broader market. Technology stocks rallied the stock market to new highs in mid-July, as a number of technology companies posted favorable second quarter earnings. Favorable inflation data, including second quarter GDP growth slowing to an annual rate of
2.2 percent, versus 4.9 percent in the first quarter, and

RP Financial, LC.
Page 4.9


comments by the Federal Reserve Chairman which indicated that an increase in interest rates was not imminent, spurred bond and stock prices strongly higher during the second half of July.

         A decline in the July 1997 unemployment rate reversed the positive bond and stock market trends in early-August, as inflation concerns became more prominent. A declining dollar against the yen and mark sharpened the decline in bond prices, with the 30-year U.S. Treasury bond yield increasing from 6.32 percent at the end of July to 6.66 percent as of August 8, 1997. The sell-off in bonds pulled stock prices lower as well. While bond prices firmed in mid-August, notable volatility was evident in the stock market. The DJIA moved at least 100 points for five consecutive days from August 18, 1997 through August 21, 1997, which set a record for volatility. Profit worries among some of the large blue chip companies and mixed inflation readings were factors contributing to the roller-coaster performance of the stock market. Despite strengthening bond prices, stocks traded lower through the end of August. Bond prices moved higher on inflation data which showed that prices stayed low during the second quarter, even though second quarter GDP growth was revised upward to an annual rate of
3.6 percent compared to an original estimate of 2.2 percent.

         Volatility returned to the stock market in early-September, with the DJIA posting a record breaking point increase of 257.36 on September 2, 1997. The rally was sparked by economic data that indicated manufacturing growth slowed in August, thereby easing investors' inflation worries. However, the rally was not sustained, as the DJIA pulled back following the one day rally. The pull back was largely attributed to profit worries, which more than offset favorable inflation news indicated by a slight increase in the national unemployment rate for August (4.9 percent in August versus 4.8 percent in July). Stocks fluctuated in a narrow trading range in mid-September, in anticipation of third quarter earnings and August economic data. The low inflation reading indicated by the August consumer price index sent stock and bond prices sharply higher on September 16, 1997, with the DJIA posting a 175 point increase and the yield on the 30-year U.S. Treasury bond posting its second largest decline in the 1990s. Uncertainty over third quarter earnings provided for a mixed stock market performance towards the end of September, while generally favorable inflation readings pushed interest rates to their lowest level in two years. The release of September employment data on October 3, 1997 caused bond and stock prices to soar in early trading activity, as the September unemployment rate was

RP Financial, LC.
Page 4.10


unchanged at 4.9 percent and fewer jobs than expected were added to the economy during September. However, most of the initial gains were erased by news of rising tensions between Iraq and Iran.

         Congressional testimony by the Federal Reserve Chairman, in which he indicated that it would be difficult to maintain the current balance between tight labor markets and low inflation, caused stock and bond prices to skid in mid-October 1997. Disappointing third quarter earnings in the technology sector sharpened the sell-off in the stock market, with the Dow Jones Industrial Average ("DJIA") posting consecutive losses of more than 1.0 percent on October 16 and 17. Stocks bounced back in early-week trading the following week, reflecting positive third quarter earnings surprises posted by some of the blue chip stocks. However, the recovery was abbreviated by global selling pressure, which was led by the decline in the Hong Kong stock market, as the DJIA posted a two-day loss approximating 320 points on October 23 and 24, 1997. The sell-off in the world financial markets turned into a rout on the following Monday, with a 5.8 percent decline in the Hong Kong stock market fueling the largest ever point decline in the DJIA. On October 24, the DJIA declined 554 points or 7.2 percent. While the selling was broad based, technology stocks sensitive to Asian demand experienced some of the sharpest declines. The turmoil in the stock market provided for a sharp rally in U.S. Treasury bonds, reflecting a flight to quality by skittish investors. The stock market recovered strongly the day after the record breaking point decline, as the DJIA surged a record breaking 337 points on October 28. Comparatively, bond prices declined sharply on October 28, as investors pulled out of the Treasury market to reinvest into the stock market.

         Market conditions remained uneven through the week ended October 31, 1997, which was followed by a soaring stock market on November 3, 1997. The DJIA posted a 232 point increase on November 3, which was supported by a resurgence in the Hong Kong market. Following the one day rally, volatility returned to the stock market through mid-November. The market's uneven performance was largely attributable to the ongoing influence of the international markets, particularly the Asian and Latin American markets. In mid-November, the yield on the 30-year bellwether Treasury issue approached 6.0 percent, its lowest level since February 1996. Advances in the bond market provided for a generally positive stock market environment in the second half of November, with bank and technology issues being among the

RP Financial, LC.
Page 4.11


strongest performers. Renewed confidence that the Asian governments would control the region's financial problems furthered the stock market rally in early-December. Despite a sell-off in the bond market caused by the November unemployment rate dropping to its lowest level since October 1973, the DJIA showed surprising strength and closed almost 99 points higher on December 5, 1997. Stocks declined the following week, as earnings concerns, particularly in the technology sector, overshadowed a rally in the bond market. Positive inflation news and world market turmoil caused investors to dump stocks in favor of bonds, which served to push the yield on the bellwether 30-year Treasury bond below 6.0 percent in mid-December. Bond prices were also boosted by the Federal Reserve's decision to leave interest rates unchanged at its mid-December meeting, which also provided for a modest recovery in the stock market. In late-December, investors dumped stocks on earnings concerns, while a flight to quality pushed bond prices higher. The stock market surged higher at year end, as worries about South Korea's financial crisis eased.

         Led by a rally in the bond market, stocks continued to move higher at the beginning of 1998. However, turmoil in the Asian markets and the uncertain outlook for fourth quarter earnings provided for an uneven stock market through most of January and into early-February. For example, the Dow Jones Industrial Average ("DJIA") plunged 222 points on January 9, 1998, due to fourth quarter profit worries and economic turmoil in Southeast Asia. Comparatively, a rally in the Asian markets propelled the DJIA 201 points higher on February 2, 1998. In general, a rebound in the Asian markets and favorable fourth quarter earnings served to the push the stock market higher during the second half of January and into early-February. In contrast, bond prices edged lower over the same time period, as the labor market remained tight as indicated by a sharp increase in labor costs during the fourth quarter of 1997 and a larger than expected increase in the number of jobs added during December 1997.

         Strength primarily in technology stocks pushed the DJIA to a new record for the first time in six months on February 10, 1998. The rally was sustained through mid-February, as the DJIA established six consecutive new highs through February 18, 1998. Strong earnings and expectations that profitability was not as badly hurt by the Asian crisis as feared served as the basis for the rally in technology stocks. Stable interest rates and few signs of inflation preserved the positive market environment through the middle of March. Strong first quarter earnings

RP Financial, LC.
Page 4.12


results propelled the market to record highs during April, followed by some profit taking in early May. On May 8, 1998, the DJIA closed at 9055.15, an increase of 26.3 percent from one year ago.

                  Similar to the overall stock market, the market for thrift stocks has generally been favorable during the past twelve months. Stable interest rates and acquisition activity supported higher thrift prices in early-March 1997; however, like the stock market in general, the peak in thrift prices was followed by a sharp sell-off in mid-March. In fact, interest rate sensitive issues were among the sectors hardest hit by the revised January retail sales report, as the 30-year bond approached 7.0 percent. Interest rate sensitive issues continued to experience selling pressure in late-March and early-April, as signs of a strengthening economy pushed interest rates higher. The sell-off in thrift stocks culminated on April 11, 1997, as interest rates increased sharply on news of the higher than expected rise in core producer prices for March. Thrift prices edged modestly higher in mid-April, reflecting generally favorable first quarter earnings and a slight decline in interest rates following the release of economic data which showed that inflation was low. Favorable inflation data and the budget agreement provided for a more substantial rally in thrift stocks in late-April and early-May, as interest rate sensitive issues were bolstered by declining interest rates.

         Thrift stocks continued to trend higher through June and early-July 1997, based on the improved interest rate outlook and an overall positive outlook for the economy. Generally favorable second quarter earnings and the 30-year U.S. Treasury bond yield declining below 6.50 percent served to further boost thrift prices in mid-July, with the declining interest rate environment serving to sustain the rally in thrift prices through the end of July. Thrift prices generally declined during the first half of August, due to higher interest rates and profit taking. From July 31, 1997 to August 15, 1997, the SNL Index declined by 3.7 percent. Thrift prices recovered modestly during the second half of August, as the Federal Reserve left short-term interest rates unchanged at its August meeting. Thrift stocks participated in the one day stock market rally on September 2, 1997, as evidenced by a 1.95 percent increase in the SNL Index. News of NationsBank's proposed acquisition of Barnett Banks for more than four times its book value appears to have further contributed to the one day run-up in thrift prices. In contrast to the overall stock market, thrift prices continued to move higher following the one day rally in the

RP Financial, LC.
Page 4.13


DJIA. Stable interest rates and acquisition news sustained the positive market for thrift issues. The decline in interest rates following the release of the August consumer price index in mid-September served to further the rally in thrift prices. During late-September and early-October, interest rate sensitive issues in general benefited from the declining interest rate environment and expectations of strong third quarter earnings.

         The upward trend in thrift prices stalled in mid-October 1997, as interest rates moved higher following warnings by the Federal Reserve Chairman of inflation creeping back into the economy due to the tight labor markets. Thrift stocks gyrated in conjunction with the overall market in late-October, with the SNL index declining by 5.2 percent on October 27 and increasing by 2.4 percent on October 28. Aided by the favorable interest rate climate, thrift stocks posted further gains in early-November and then retreated modestly in mid-November. Thrift and bank issues declined on concerns that a slowing U.S. economy could lead to weaker loan demand and higher delinquency rates. However, led by the strengthening bond market, thrift and bank issues moved higher during late-November and early-December. Acquisition news also contributed to the upturn in bank and thrift prices, as two major bank acquisitions were announced for relatively high price-to-book multiples. First Union Corp.'s proposed acquisition of CoreStates Financial ($47 billion in assets) was for 539 percent of book value, while First American Corporation's proposed acquisition for Deposit Guaranty Corporation ($6.8 billion in assets) was for 419 percent of book value. Those deals, along with speculation of possible other major thrift and bank acquisitions, filtered into the prices of bank and thrift issues in general. Concern of relatively high valuations somewhat offset the declining interest rate environment, as thrift issues traded in a narrow range in mid-December. Thrift prices moved higher at the close of 1997, as interest rates continued to decline.

         The positive trend in thrift prices was not sustained at the beginning of 1998, as thrift prices moved sharply lower during early-January trading. From January 2, 1998 to January 9, 1998, the SNL index for all publicly-traded thrifts declined from 810.5 to 720.2, or 11.1 percent. The sell-off in thrift stocks was prompted by concerns that the flattening yield curve would put pressure on earnings, particularly among institutions which maintained high concentrations of mortgage loans. Thrift prices recovered somewhat during the second half of January, with the upward trend becoming more pronounced in early-February.

RP Financial, LC.
Page 4.14


Fourth quarter earnings, which generally met expectations, and acquisition news led the recovery in thrift prices. The ongoing trend of consolidation was highlighted by the proposed merger between First Nationwide Holdings, San Francisco, California ($30.9 billion in assets) and Golden State Bancorp, Glendale, California ($16.0 billion in assets), which was announced in early-February. Stable interest rates and acquisitions provided for a continuation of the rally through the end of the first quarter while two blockbuster bank mergers including the NationsBank merger with Bank of America and the NBD Bancorp merger with First Chicago. On May 8, 1998, the SNL Index for all publicly-traded thrifts closed at 875.0, an increase of 57.6 percent from one year ago.

     B.   The New Issue Market
          --------------------

         In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining pro forma market value. In general, the market environment for converting thrift issues was highly receptive throughout 1997, with most converting issues being oversubscribed and trading higher in initial trading. To date, the positive market environment for converting thrift issues has been sustained during 1998. Since early February 1998, standard conversion offerings completed and began trading have exhibited an average price increase of 47.3 percent on the first day of trading. As shown in Table 4.1, the average one week change in price for standard conversion offerings completed during the latest three month period ending May 8, 1998 equaled positive 58.2 percent. The average pro forma price/tangible book and core price/earnings ratios of the recent conversions, excluding second step conversions, was 77.6 percent and 19.8 times, respectively. The standard conversions that have began trading since the beginning of February 1998 have all closed at the top of the superrange.

         In examining the current pricing characteristics of institutions completing their conversions during the last three months (see Table 4.2), we note there exists a considerable difference in pricing ratios compared to the universe of all publicly-traded thrifts. Specifically, the current median P/B ratio of the conversions completed in the most recent three month period of
125.4 percent reflects a discount of 27.43 percent from the average P/B ratio of all publicly-traded thrifts (equal to 172.79 percent), and the average core P/E ratio of 25.23 times reflects a premium of 18.01 percent from the all public average core P/E ratio of 21.38 times. The pricing

RP Financial, LC.
Page 4.15


RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                    Table 4.2
                           Market Pricing Comparatives
                            Prices As of May 8, 1998


                                            Market       Per Share Data
                                        Capitalization  ---------------           Pricing Ratios(3)
                                        ---------------  Core    Book   ---------------------------------------
                                        Price/   Market  12-Mth  Value/
                                       Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A     P/TB  P/CORE
                                        ------- ------- ------- ------- ------- ------- ------- ------- --------
Financial Institution
---------------------                     ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (x)
SAIF-Insured Thrifts                     23.01   176.52   0.98   13.92   20.51  167.50   21.58  172.96   21.66


All Public Companies                     23.63   253.21   1.02   13.87   20.32  172.79   21.67  176.65   21.38
Special Selection Grouping(8)            17.11   257.29   0.52   12.28   25.12  152.88   34.50  154.63   25.23
State of MA                              26.99   116.75   1.34   14.33   17.33  193.55   20.03  198.42   18.81

Comparable Group
----------------

Special Comparative Group(8)
----------------------------
BYS   Bay State Bancorp of MA            28.88    73.21   1.05   23.66   27.50  122.06   25.28  122.06   27.50
CAVB  Cavalry Bancorp of TN              23.50   177.14   0.61   12.53      NM  187.55   51.06  187.55      NM
CFKY  Columbia Financial of KY           16.13    43.08   0.08   13.42      NM  120.19   33.99  327.85      NM
EFC   EFC Bancorp Inc of IL              14.19     0.00   0.56   12.42   25.34  114.25   27.16  114.25   25.34
FSLA  First Source Bancorp of NJ         10.50   333.27   0.41    7.72   25.61  136.01   27.95  136.01   25.61
HARB  Harbor Florida Bancshrs of FL      12.31   377.90   0.56    8.01   21.22  153.68   29.66  155.63   21.98
HBSC  Heritage Bancorp, Inc of SC        22.06   102.12   0.78   19.41   28.28  113.65   32.72  113.65   28.28
HLFC  Home Loan Financial Corp of OH     15.88    35.70   0.60   13.35   26.47  118.95   44.32  118.95   26.47
HFBC  HopFed Bancorp of KY               21.88    88.26   0.58   13.26      NM  165.01   37.27  165.01      NM
ICBC  Independence Comm Bnk Cp of NY     18.44  1298.38   0.49   12.55      NM  146.93   31.89  156.94      NM
NEP   Northeast PA Fin. Corp of PA       15.38    98.85   0.42   12.43      NM  123.73   22.60  123.73      NM
TSBSD Peoples Bancorp Inc of NJ          10.63   385.20   0.15    3.04      NM  349.67   60.16      NM      NM
PFSL  Pocahontas Bancorp of AR           10.06    67.09   0.47    8.31   21.40  121.06   15.97  121.06   21.40
RCBK  Richmond County Fin Corp of NY     19.75   521.87   0.56   11.79      NM  167.51   42.96  167.51      NM
SBAN  SouthBanc Shares Inc. of SC(7)     21.63    15.25   0.73   17.01   29.63  127.16   27.78  127.16   29.63

                                                                    Financial Characteristics(6)
                                            Dividends(4)      -------------------------------------------------------
                                       -----------------------                             Reported         Core
                                       Amount/         Payout   Total  Equity/  NPAs/  ---------------- ---------------
                                       Share    Yield Ratio(5) Assets  Assets  Assets    ROA     ROE     ROA     ROE
                                        ------- ------ ------- ------  ------- ------- ------- ------- ------- -------
Financial Institution
---------------------                    ($)     (%)     (%)   ($Mil)     (%)    (%)     (%)     (%)     (%)     (%)
SAIF-Insured Thrifts                      0.36   1.62   31.23   1,008   13.96    0.69    0.94    7.92    0.89    7.46


All Public Companies                      0.37   1.60   31.32   1,387   13.59    0.69    0.96    8.35    0.91    7.91
Special Selection Grouping(8)             0.19   1.67   11.97     760   23.18    0.39    1.07    4.74    1.00    4.46
State of MA                               0.42   1.46   30.19     679   10.87    0.49    1.07   11.57    1.02   10.82

Comparable Group
----------------

Special Comparative Group(8)
----------------------------
BYS   Bay State Bancorp of MA             0.00   0.00    0.00     290   20.71    0.77    0.92    4.44    0.92    4.44
CAVB  Cavalry Bancorp of TN               0.00   0.00    0.00     347   27.23    0.01    1.33    4.87    1.33    4.87
CFKY  Columbia Financial of KY            0.00   0.00    0.00     127   28.28    0.05    0.91    3.20    0.17    0.60
EFC   EFC Bancorp Inc of IL               0.00   0.00      NM       0   23.77    0.18    1.07    4.51    1.07    4.51
FSLA  First Source Bancorp of NJ          0.12   1.14   29.27   1,192   20.55    0.59    1.09    5.31    1.09    5.31
HARB  Harbor Florida Bancshrs of FL       1.40  11.37      NM   1,274   19.30    0.47    1.40    7.24    1.35    6.99
HBSC  Heritage Bancorp, Inc of SC         0.00   0.00    0.00     312   28.79    0.84    1.16    4.02    1.16    4.02
HLFC  Home Loan Financial Corp of OH      0.00   0.00    0.00      81   37.26    0.06    1.67    4.49    1.67    4.49
HFBC  HopFed Bancorp of KY                0.00   0.00    0.00     237   22.59    0.06    0.99    4.37    0.99    4.37
ICBC  Independence Comm Bnk Cp of NY      0.00   0.00    0.00   4,072   21.70    0.70    0.64    2.95    0.85    3.90
NEP   Northeast PA Fin. Corp of PA        0.00   0.00    0.00     437   18.26    0.29    0.62    3.38    0.62    3.38
TSBSD Peoples Bancorp Inc of NJ           0.10   0.94   66.67     640   17.20    0.64    1.21    7.14    0.87    5.10
PFSL  Pocahontas Bancorp of AR            0.90   8.95      NM     420   13.19      NA    0.75    5.66    0.75    5.66
RCBK  Richmond County Fin Corp of NY      0.20   1.01   35.71   1,215   25.65      NA    1.22    4.75    1.22    4.75
SBAN  SouthBanc Shares Inc. of SC(7)      1.40   6.47      NM     117   21.85    0.53    0.94    4.29    0.94    4.29

(1)  Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.
(4)  Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)  Includes Converted Last 3 Mths (no MHC);


Source: Corporate reports, offering circulars, and RP Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 4.16


ratios of the better capitalized but lower earning recently converted thrifts (with resulting lower return on equity measures) suggest that the investment community has determined to discount their stocks on a book basis until the earnings improve through redeployment and leveraging of the proceeds over the longer term.

     C.   The Acquisition Market
          ----------------------

     Also considered in the valuation was the potential impact on Seacoast's stock price of recently completed and pending acquisitions of other regional thrifts. As shown in Exhibit IV-4, there were nine thrifts acquired since 1997 in the Massachusetts market and three acquisitions are currently pending of Massachusetts thrifts. Seacoast's larger size and relatively high pro forma capital position may tend to lessen such acquisition speculation, based on expectations that an acquiror would be reluctant to pay an acquisition premium for the "excess" capital. At the same time, the fairly active acquisition market for Massachusetts market may imply a certain degree of acquisition speculation for Seacoast's stock. To the extent that acquisition speculation may impact the conversion offering, we have largely taken this into account in selecting companies which operate in the same market.

     Taking these factors and trends into account, primarily recent trends in the new issue market, market conditions overall and recent trends in the acquisition market, no adjustment was made for marketing of the issue.

     8.   Management
          ----------

     Seacoast/Compass executive management appears to have experience and expertise in the key areas of operations to operate the merged bank as a public company and there are no apparent vacancies in this regard. At the same time, the ability to effectively integrate such a large merger and manage the acquired operations and markets of Sandwich Bancorp can only be proven over time. (See
Exhibit IV-5 for summary resumes of the Board of Directors and executive management.) The location in New England and the compensation and benefits available through the stock structure should facilitate Seacoast's/Compass' ability to attract qualified candidates if such a need should arise. The financial characteristics and growth of Seacoast/Compass suggest that Compass is being effectively managed and there appears to be a well-defined organizational structure.

RP Financial, LC.
Page 4.17


         The returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which also have generally seasoned Boards and management teams.

         On balance, we concluded that no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.   Effect of Government Regulation and Regulatory Reform
     -----------------------------------------------------

         Currently, there are no significant differences between Seacoast/Compass and the Peer Group from a regulatory perspective. The majority of the Peer Group members essentially operate under a similar regulatory scheme as Compass (i.e., insured financial institution operating under a holding company structure). On balance, no adjustment to Compass' value was warranted for this factor.


Summary of Adjustments
----------------------

         Overall, we believe Seacoast's pro forma market value should be discounted relative to the Peer Group as follows.


     Key Valuation Parameters                                  Valuation Adjustment
     ------------------------                                  --------------------
     Financial Condition                                       No Adjustment
     Profitability, Growth and Viability of Earnings           Slight Downward
     Asset Growth                                              No Adjustment
     Primary Market Area                                       No Adjustment
     Dividends                                                 No Adjustment
     Liquidity of the Shares                                   Slight Upward
     Marketing of the Issue                                    No Adjustment
     Management                                                No Adjustment
     Effect of Government Regulations and Regulatory Reform    No Adjustment


Valuation Approaches
--------------------

         In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Seacoast's to-be-issued stock --price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") -- all performed on a pro forma basis including the effects of the conversion proceeds

RP Financial, LC.
Page 4.18


and the acquisition of Sandwich Bancorp. In computing the pro forma impact of the conversion and merger and the related pricing ratios, we have incorporated the valuation parameters disclosed in Seacoast's prospectus for offering expenses, pro forma impact of the merger based on the potential range of exchange ratios, merger-related costs, reinvestment rate, the effective tax rate and the leveraged ESOP (see Exhibits IV-6 and IV-7). Each of these parameters are described more fully below.

     o Conversion Expenses. Management has estimated fixed and variable conversion expenses over the range of value incorporating the appraised value determined herein, based on the financial arrangements with the various third parties engaged to assist in completing the conversion transaction.

     o Exchange Shares. The Sandwich merger will occur within 10 days following the conversion, i.e., once Seacoast's stock has begun to trade. The Merger Agreement sets forth certain changes in the merger exchange ratio depending upon the trading price of Seacoast's stock, as set forth below:

                                                                        Per Sandwich Bancorp
     Seacoast Trading Price            Exchange Ratio                        Share Value
     ----------------------            --------------                        -----------
          $15.01 or more              Less than 4.7407                          $71.11
                                ($71.11/Seacoast Trading Price)

          $13.51 - $15.00                  4.7407                           $64.05 - $71.11
                                                                     (4.7407 x Seacoast Trading Price)

          $10.01 - $13.50              6.3936 - 4.7407                          $64.00
                                ($64.00/Seacoast Trading Price)

          $10.00 or less                   6.4000                                $64.00 or less
                                                                     (6.4000 x Seacoast Trading Price)


          We have considered the exchange ratio formula and related collars in estimating pro forma market value, as the trading price of Seacoast at the time the exchange ratio will be determined will not be known at the time the conversion will be consummated. In preparing the pro forma valuation analyses incorporated herein, we have reflected two key points of the exchange ratio formula, as established in the Merger Agreement, which encompasses a range of potential exchange ratios. In this regard, RP Financial has evaluated the pro forma impact of the transaction assuming an Exchange Ratio of 6.4000 Seacoast shares (exchange ratio if the Seacoast Trading Price is $10.00 or lower) for each Sandwich Bancorp share and 4.7407 Seacoast shares (exchange ratio if the Seacoast Trading Price is between $13.50 to $15.00 per share). The number of Exchange Shares issuable in exchange for each outstanding Sandwich Bancorp stock option will be determined by subtracting the per share exercise price of such option from the value of Exchange Shares receivable by Sandwich Bancorp stockholders in

RP Financial, LC.
Page 4.19


          exchange for each outstanding share of Sandwich Bancorp common stock, and dividing the result by the Seacoast Trading Price.

     o Merger-Related Costs. Management has estimated the merger-related for both itself and Sandwich Bancorp in such areas as merger advisory and legal fees and expenses related to the change of control provisions in Sandwich Bancorp's management contracts. Certain of these costs will be expensed just prior to closing the merger and thus will be reflected on an after-tax basis. Consistent with the prospectus, the after-tax merger costs have been estimated to total $4.0 million.

     o Effective Tax Rate. Compass, in consultation with its outside auditors, has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 40 percent based on the statutory Federal, and state income tax rates.

     o Reinvestment Rate. The pro forma section in the prospectus incorporates a 5.37 percent reinvestment rate, equivalent to yield on the one-year Treasury bill as of November 1, 1997, the rate utilized herein. As of February 28, 1998, the one-year Treasury bill yield was roughly the same at 5.40 percent. The one-year U.S. Treasury rate more closely approximates the estimated reinvestment yield based on the anticipated use of proceeds than the 6.12 percent arithmetic average of the yield on interest-earning assets and cost of deposits over the most recent fiscal year.

     o Stock Benefit Plans. The Employee Stock Ownership Plan ("ESOP") structure and funding reflects the decisions made by the Board, as set forth in the prospectus. Specifically, the ESOP is assumed to purchase 8 percent of the stock in conversion at the initial public offering price, funded by a third party loan bearing an interest rate equal to the Prime Rate with a term of up to 20 years. While a stock grant program may be implemented in the future, no decisions have been made to date regarding amount and timing, and any such plan would require shareholder approval. Accordingly, the pro forma impact of such a stock grant program was not incorporated into the valuation.

     o Sandwich Bancorp Stock Currently Owned by Compass. The value of the approximately 90,000 shares of Sandwich Bancorp common stock ($5.175 million as of February 28, 1998) held by Seacoast is eliminated as a result of the merger transaction pursuant to GAAP accounting. A $74,000 positive after-tax adjustment to pro forma equity is also incorporated into the pro forma calculations as a result of the expected reclassification of a portion of Sandwich Bancorp's investment portfolio from "held to maturity" to "available for sale".


     RP Financial's valuation considered each of the valuation approaches promulgated in the regulatory valuation guidelines, as described more fully below.

     o P/E Approach. The P/E approach is generally regarded as the best indicator of long-term value for a stock. Given the earnings composition and level of core profitability of Compass and the Peer Group, the P/E approach was carefully considered in this

RP Financial, LC.
Page 4.20


          valuation. We considered both reported and estimated core earnings for the most recent 12 months and the resulting price/earnings ratios.

     o P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks. Recognizing that the pro forma P/B ratio will result in a below market ratio due to the pro forma nature of the P/B computation, RP Financial considered the P/B approach to be a reliable indicator in the context of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also examined the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of the stock price level.

     o P/A Approach. Investors typically do not place significant weight on simply the size of total assets as a determinant of market value without making risk adjustments. Investors generally place greater weight on book value and earnings for established publicly-traded institutions. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low. This approach, as set forth in the regulatory valuation guidelines, does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.


         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, and placing the greatest weight on the earnings and book approaches, RP Financial concluded that the pro forma offering value of Seacoast's conversion stock is $290 million at the midpoint at this time, taking into account the potential range of exchange ratios in the subsequent acquisition of Sandwich Bancorp. The conversion offering shares will be issued at a $10.00 per share price. Assuming a 6.4000 times exchange ratio for the Sandwich Bancorp stock, the total pro forma market value of all shares is equal to $415.4 million based on a $10.00 per share Seacoast trading price. Assuming a 4.7407 exchange ratio, the pro forma market value of all Seacoast shares is equal to $383.1 million, reflecting a Seacoast trading price of $15.00.

         1. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating Seacoast's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to Seacoast's pro forma book value taking into account the acquisition of Sandwich Bancorp in a pooling merger. In applying the P/B approach, we focused on tangible book value. Based on the $290 million offering amount and assuming a 6.4000 times

RP Financial, LC.
Page 4.21


exchange ratio, Seacoast's pro forma P/TB ratio was 104.89 percent. In comparison to the median P/TB ratio for the Peer Group of 206.72 percent, Seacoast's P/TB ratio was discounted by 49.3 percent. Based on the midpoint offering amount and a 4.7407 exchange ratio, the P/TB ratio equaled 96.73 percent. RP Financial considered such discounts to be reasonable in light of the previously referenced valuation adjustments, the nature of the calculation of the pro forma P/TB ratio which mathematically results in a ratio discounted to book value, comparatively lower pro forma core ROE and the resulting pricing ratios under the earnings and assets approaches.

         2. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating Seacoast's pro forma market value by applying a valuation P/E multiple, derived from the Peer Group's P/E multiple, times the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating and extraordinary items, plus the estimated after-tax earnings benefit from reinvestment of net conversion proceeds. Compass' reported earnings (incorporating Sandwich Bancorp) were $17.467 million for the twelve months ended February 28, 1998. In deriving core earnings, the adjustments made to reported pre-tax earnings were the gains on the sale of investments and loans, which, on a tax effected basis, indicated adjusted earnings of approximately $16.975 million. Similar types of adjustments were applied to the Peer Group in the calculation of their core earnings (Note: see Exhibit IV-8).

         Based on Compass' reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, Seacoast's pro forma reported and core P/E multiples incorporating a $290 million offering amount and a 6.4000 times exchange ratio were 16.85 and 17.19 times, respectively. Relative to the Peer Group average, the P/E was comparable and the P/Core was discounted by 3.5 percent. Incorporating a 4.7407 exchange ratio for Sandwich, Seacoast's pro forma P/E and P/Core multiples are discounted by 7.9 percent and 11.2 percent, respectively. Such adjustments reflect the valuation adjustments outlined previously and the other pricing ratios. We also considered the potential long-term benefits of the merger with Sandwich Bancorp. RP Financial also considered the impact of SOP 93-6 in examining the P/E ratios.

RP Financial, LC.
Page 4.22


         3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to Compass' pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the offering range and assuming a 6.4000 exchange ratio, Seacoast's value equaled 21.60 percent of pro forma assets, compared to the Peer Group average P/A ratio of 16.44 percent, which implies a 31.4 percent premium being applied to Seacoast's pro forma P/A ratio. While generally emphasized less than the P/E and P/B approaches, the P/A ratio is an indicator of franchise value and, thus, was considered in the valuation conclusion.


Comparison to Recent Conversions
--------------------------------

         As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion pricing characteristics at conversion (excluding second step conversions) and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversions is not the primary determinate of value herein. Particular focus was placed on the P/B approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds vs. deposit withdrawals). The recent conversions (excluding second step conversions) on average closed their offerings at their supermaximum levels given the oversubscribed nature of their offerings and prevailing market conditions at closing, indicating a median price/tangible book ratio of 79.0 percent. On average, the prices of recent conversions appreciated by 58.2 percent during the first week of trading. In comparison, Seacoast's P/TB ratio at the appraised midpoint reflects a premium relative to the closing ratios (generally at their supermaximums), but a discount to the aftermarket ratios. The closing and aftermarket P/TB ratios are not directly comparable in that the closing ratio reflects the pro forma impact of conversion on equity whereas the aftermarket ratio reflects only price (with no further impact on equity capital).


Valuation Conclusion
--------------------

         It is our opinion that, as of May 8, 1998, the pro forma offering value of Seacoast's conversion is $290 million, taking into account the potential range of exchange ratios in the

RP Financial, LC.
Page 4.23


subsequent acquisition of Sandwich Bancorp as set forth in the Merger Agreement. Accordingly, the conversion offering range of value, based on a $10.00 per share value, is as follows:


                                                                   Price/
                           Dollar Amount        Shares             Share
                           -------------        ------             -----
                                                (000)               ($)
     Minimum               $246,500,000         24,650,000         $10.00
     Midpoint               290,000,000         29,000,000          10.00
     Maximum                333,500,000         33,500,000          10.00
     Supermaximum           383,525,000         38,352,500          10.00


         The total market of all shares issued, including both offering shares and shares issued in the merger, is dependent upon the trading price of Seacoast 10 days following completion of the conversion offering. The following table reflects the pro forma market value of all shares, both conversion and merger shares, reflecting an exchange ratio of 6.4000, reflecting a Seacoast trading price of $10.00 per share, and 4.7407, reflecting a Seacoast trading price of $15.00 per share, both representing collars in the exchange ratio set forth in the Merger Agreement, based on the conversion offering valuation range.

                              6.4000 Exchange Ratio(1)          4.7407 Exchange Ratio(2)
                              ------------------------          ------------------------
                              Total           Total              Total             Total
                           Market Value    Shares Issued      Market Value     Shares Issued
                           ------------    -------------      ------------     -------------
    Minimum                 $371,936,730      37,193,673       $339,600,590      33,960,059
    Midpoint                 415,436,730      41,543,673        383,100,590      38,310,059
    Maximum                  458,937,730      45,893,673        426,600,590      42,660,059
    Supermaximum             508,961,730      50,896,173        476,625,590      47,662,559

(1) Reflects 12,543,673 Seacoast shares issued to Sandwich Bancorp shareholders at $10.00 per share.
(2) Reflects 9,310,059 Seacoast shares issued to Sandwich Bancorp shareholders at $15.00 per share.


         The comparative pro forma valuation ratios relative to the Peer Group are shown in Table 4.3 incorporating a 6.4000 exchange ratio and Table 4.4 incorporating a 4.7407 exchange ratio, and the key valuation assumptions are detailed in Exhibit IV-6. The pro forma calculations for the range are detailed in Exhibit IV-7, and pro forma regulatory capital levels are presented in
Exhibit IV-9.

RP Financial, LC.
Page 4.24



RP FINANCIAL, LC.
-------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                               Table 4.3
                                         Public Market Pricing
                              Compass Bank for Savings and the Comparables
                                           As of May 8, 1998


                                          Market         Per Share Data
                                      Capitalization     ---------------
                                     -----------------   Core     Book               Pricing Ratios(3)
                                      Price/    Market   12-Mth   Value/  ----------------------------------------
                                     Share(1)   Value    EPS(2)   Share    P/E      P/B     P/A     P/TB    P/CORE
                                     --------   ------   ------   ------  -----    -----   -----   ------   ------
                                       ($)     ($Mil)     ($)      ($)     (X)      (%)     (%)     (%)       (X)
Compass Bank for Savings
------------------------
  Superrange                           10.00   508.96    0.53     9.51    18.82   105.12   25.34   105.76   19.17
  Range Maximum                        10.00   458.94    0.56     9.56    17.81   104.63   23.38   105.34   18.16
  Range Midpoint                       10.00   415.44    0.59     9.60    16.85   104.12   21.60   104.89   17.19
  Range Minimum                        10.00   371.94    0.63     9.66    15.79   103.49   19.74   104.35   16.13

BIF-Insured Thrifts(7)
----------------------
  Averages                             26.77   636.46    1.25    13.72    19.47   199.25   21.76   196.33   20.07
  Medians                                 --       --      --       --    17.56   195.30   18.57   210.97   19.08

All Non-MHC State of MA(7)
--------------------------
  Averages                             27.48   110.84    1.38    14.61    17.33   193.16   19.31   198.30   18.81
  Medians                                 --       --      --       --    17.32   195.30   18.07   207.92   18.23

Comparable Group Averages
-------------------------
  Averages                             30.34   153.61    1.66    16.47    16.84   191.46   16.44   198.23   17.82
  Medians                                 --       --      --       --    17.54   189.25   16.99   206.72   18.23

State of MA
-----------
ABBK Abington Bancorp of MA            19.75    70.39    1.08    10.19    16.06   193.82   13.23   212.82   18.29
AFCB Affiliated Comm BC, Inc of MA(7)  38.50   253.37    1.74    17.18    21.39   244.10   21.94   225.28   22.13
ANDB Andover Bancorp, Inc. of MA       42.75   221.40    2.50    20.68    16.76   206.72   16.74   206.72   17.10
BYS  Bay State Bancorp of MA           28.88    73.21    1.05    23.66    27.50   122.06   25.28   122.06   27.50
BFD  BostonFed Bancorp of MA           24.06   130.48    1.17    15.05    18.51   159.87   13.39   165.93   20.56
CEBK Central Co-Op. Bank of MA         29.75    58.46    1.30    18.35    20.95   162.13   15.92   179.32   22.88
FCB  Falmouth Bancorp, Inc. of MA      20.25    29.46    0.53    16.05      NM    126.17   30.20   126.17    NM
FESX First Essex Bancorp of MA         22.88   172.40    1.15    12.09    17.74   189.25   14.40   215.44   19.90
FAB  FirstFed America Bancorp of MA    22.63   197.04    0.63    14.87      NM    152.19   16.99   152.19    NM
HIFS Hingham Inst. for Sav. of MA      35.50    46.29    2.04    16.39    17.40   216.60   20.80   216.60   17.40
HPBC Home Port Bancorp, Inc. of MA     25.88    47.67    1.75    11.92    14.46   217.11   22.83   217.11   14.79
IPSW Ipswich SB of Ipswich MA          19.00    45.41    0.76     4.95    20.43     NM     19.98     NM     25.00
LSBX Lawrence Savings Bank of MA       17.88    77.17    1.86     8.71     9.51   205.28   21.44   205.28    9.61
MASB MassBank Corp. of Reading MA      49.75   178.45    2.62    28.93    17.58   171.97   19.28   174.44   18.99
MFLR Mayflower Co-Op. Bank of MA       25.00    22.48    1.48    14.31    16.03   174.70   17.04   177.30   16.89
MDBK Medford Bancorp, Inc. of MA       44.00   199.76    2.42    22.36    17.53   196.78   17.59   209.13   18.18
MWBX MetroWest Bank of MA               7.94   112.91    0.53     3.15    14.98   252.06   18.54   252.06   14.98
MYST Mystic Financial of MA            16.88    45.76    0.52    13.00      NM    129.85   25.28   129.85     NM
PBKB People's Bancshares of MA         26.88    88.41    0.73     9.16    17.23   293.45   11.59   305.11     NM
SISB SIS Bancorp, Inc. of MA           42.00   292.74    1.87    18.00      NM    233.33   16.89   233.33   22.46
SWCB Sandwich Bancorp of MA(7)         64.00   124.29    2.44    21.63    25.60   295.89   23.96   306.51   26.23
SOSA Somerset Savings Bank of MA(7)     5.13    85.81    0.35     2.14    14.25   239.72   15.90   239.72   14.66
WRNB Warren Bancorp of Peabody MA      27.88   106.84    1.69    10.45    14.67   266.79   28.80   266.79   16.50

Comparable Group
----------------
ABBK Abington Bancorp of MA            19.75    70.39    1.08    10.19    16.06   193.82   13.23   212.82   18.29
BKC  American Bank of Waterbury CT     30.00   139.56    1.48    12.39    17.54   242.13   21.84   250.42   20.27
ANDB Andover Bancorp, Inc. of MA       42.75   221.40    2.50    20.68    16.76   206.72   16.74   206.72   17.10
BFD  BostonFed Bancorp of MA           24.06   130.48    1.17    15.05    18.51   159.87   13.39   165.93   20.56
FESX First Essex Bancorp of MA         22.88   172.40    1.15    12.09    17.74   189.25   14.40   215.44   19.90
FFES First Fed of E. Hartford Ct       40.00   108.52    2.27    24.69    19.51   162.01   11.04   162.01   17.62
FAB  FirstFed America Bancorp of MA    22.63   197.04    0.63    14.87      NM    152.19   16.99   152.19     NM
MECH MECH Financial Inc of CT          30.00   158.82    2.44    16.73    12.15   179.32   17.80   179.32   12.30
MASB MassBank Corp. of Reading MA      49.75   178.45    2.62    28.93    17.58   171.97   19.28   174.44   18.99
MDBK Medford Bancorp, Inc. of MA       44.00   199.76    2.42    22.36    17.53   196.78   17.59   209.13   18.18
MWBX MetroWest Bank of MA               7.94   112.91    0.53     3.15    14.98   252.06   18.54   252.06   14.98



                                            Dividends(4)          Financial Characteristics(6)
                                      --------------------- -------------------------------------------
                                                                                   Reported      Core
                                      Amount/       Payout  Total  Equity/ NPAs/  -----------  ---------              SWCB
                                      Share  Yield Ratio(5) Assets Assets  Assets ROA    ROE   ROA   ROE     Memo   Exchange Total
                                      ------ ----- -------- ------ ------- ------ ---    ---   ---   ---    Offering  Shares  Value
                                       ($)    (%)     (%)   ($Mil)   (%)    (%)   (%)    (%)   (%)   (%)    ($Mil)   ($Mil)  ($Mil)
Compass Bank for Savings
------------------------               0.00  0.00    0.00   2,009   24.11  0.71   1.35   5.58  1.32   5.48  383.53   125.44  508.96
  Superrange                           0.00  0.00    0.00   1,963   22.34  0.73   1.31   5.87  1.29   5.76  333.50   125.44  458.94
  Range Maximum                        0.00  0.00    0.00   1,923   20.74  0.74   1.28   6.18  1.26   6.06  290.00   125.44  415.44
  Range Midpoint                       0.00  0.00    0.00   1,884   19.08  0.76   1.25   6.55  1.22   6.42  246.50   125.44  371.94
  Range Minimum

BIF-Insured Thrifts(7)
----------------------
  Averages                             0.43  1.49   31.82   3,289   11.63  0.69   1.04  10.52  1.01  10.13
  Medians                                --    --      --      --      --    --     --     --    --     --

All Non-MHC State of MA(7)
--------------------------
  Averages                             0.45  1.53   31.70     640   10.55  0.47   1.08  11.92  1.03  11.14
  Medians                               --     --      --      --      --    --     --     --    --     --

Comparable Group Averages
-------------------------
  Averages                             0.55  1.71   30.65     943    8.67  0.56   0.97  11.57  0.95  11.30
  Medians                                --    --      --      --      --    --     --     --    --     --

State of MA
-----------
ABBK Abington Bancorp of MA            0.20  1.01   18.52     532    6.83  0.14   0.87  12.59  0.77  11.05
AFCB Affiliated Comm BC, Inc of MA(7)  0.60  1.56   34.48   1,155    9.79  0.41   1.08  11.08  1.05  10.71
ANDB Andover Bancorp, Inc. of MA       0.90  2.11   36.00   1,323    8.10  0.49   1.05  13.07  1.03  12.81
BYS  Bay State Bancorp of MA           0.00  0.00    0.00     290   20.71  0.77   0.92   4.44  0.92   4.44
BFD  BostonFed Bancorp of MA           0.40  1.66   34.19     975    8.37   NA    0.75   8.41  0.68   7.57
CEBK Central Co-Op. Bank of MA         0.32  1.08   24.62     367    9.82  0.42   0.81   8.09  0.74   7.40
FCB  Falmouth Bancorp, Inc. of MA      0.24  1.19   45.28      98   23.94   NA    0.98   4.06  0.83   3.42
FESX First Essex Bancorp of MA         0.56  2.45   48.70   1,197    7.61  0.54   0.83  11.19  0.74   9.97
FAB  FirstFed America Bancorp of MA    0.00  0.00    0.00   1,160   11.17  0.31   0.17   1.58  0.53   4.99
HIFS Hingham Inst. for Sav. of MA      0.52  1.46   25.49     223    9.60  0.42   1.25  13.09  1.25  13.09
HPBC Home Port Bancorp, Inc. of MA     0.80  3.09   45.71     209   10.52  0.29   1.67  15.70  1.63  15.35
IPSW Ipswich SB of Ipswich MA          0.16  0.84   21.05     227    5.21  0.79   1.18  20.53  0.96  16.78
LSBX Lawrence Savings Bank of MA       0.00  0.00    0.00     360   10.45  0.40   2.31  25.03  2.28  24.77
MASB MassBank Corp. of Reading MA      1.00  2.01   38.17     925   11.21  0.17   1.11  10.51  1.03   9.73
MFLR Mayflower Co-Op. Bank of MA       0.80  3.20   54.05     132    9.75  0.69   1.11  11.52  1.05  10.93
MDBK Medford Bancorp, Inc. of MA       0.80  1.82   33.06   1,136    8.94  0.13   1.05  11.80  1.02  11.37
MWBX MetroWest Bank of MA              0.12  1.51   22.64     609    7.36  0.70   1.33  17.91  1.33  17.91
MYST Mystic Financial of MA            0.20  1.18   38.46     181   19.47  0.25   0.78   4.00  0.78   4.00
PBKB People's Bancshares of MA         0.52  1.93   71.23     763    3.95  0.57   0.82  16.56  0.39   7.75
SISB SIS Bancorp, Inc. of MA           0.64  1.52   34.22   1,734    7.24  0.43   0.65   8.86  0.88  12.10
SWCB Sandwich Bancorp of MA(7)         1.40  2.19   57.38     519    8.10  0.83   0.98  12.12  0.96  11.83
SOSA Somerset Savings Bank of MA(7)    0.00  0.00    0.00     540    6.63  4.58   1.15  18.46  1.12  17.95
WRNB Warren Bancorp of Peabody MA      0.72  2.58   42.60     371   10.79  1.01   2.01  19.49  1.79  17.33

Comparable Group
----------------
ABBK Abington Bancorp of MA            0.20  1.01   18.52     532    6.83  0.14   0.87  12.59  0.77  11.05
BKC  American Bank of Waterbury CT     0.76  2.53   51.35     639    9.02  2.28   1.33  15.56  1.15  13.47
ANDB Andover Bancorp, Inc. of MA       0.90  2.11   36.00   1,323    8.10  0.49   1.05  13.07  1.03  12.81
BFD  BostonFed Bancorp of MA           0.40  1.66   34.19     975    8.37   NA    0.75   8.41  0.68   7.57
FESX First Essex Bancorp of MA         0.56  2.45   48.70   1,197    7.61  0.54   0.83  11.19  0.74   9.97
FFES First Fed of E. Hartford Ct       0.68  1.70   29.96     983    6.82  0.31   0.57   8.78  0.63   9.72
FAB  FirstFed America Bancorp of MA    0.00  0.00    0.00   1,160   11.17  0.31   0.17   1.58  0.53   4.99
MECH MECH Financial Inc of CT          0.60  2.00   24.59     892    9.93  0.56   1.60  15.91  1.58  15.72
MASB MassBank Corp. of Reading MA      1.00  2.01   38.17     925   11.21  0.17   1.11  10.51  1.03   9.73
MDBK Medford Bancorp, Inc. of MA       0.80  1.82   33.06   1,136    8.94  0.13   1.05  11.80  1.02  11.37
MWBX MetroWest Bank of MA              0.12  1.51   22.64     609    7.36  0.70   1.33  17.91  1.33  17.91


(1) Average of high/low or bid/ask price per share.
(2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets;
    P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 4.25


RP FINANCIAL, LC
-------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                                               Table 4.4
                                         Public Market Pricing
                              Compass Bank for Savings and the Comparables
                                           As of May 8, 1998





                                          Market         Per Share Data
                                      Capitalization     ---------------
                                     -----------------   Core     Book               Pricing Ratios(3)
                                      Price/    Market   12-Mth   Value/  ----------------------------------------
                                     Share(1)   Value    EPS(2)   Share    P/E      P/B     P/A     P/TB    P/CORE
                                     --------   ------   ------   -----    ---      ---     ---     ----    ------
                                       ($)      ($Mil)    ($)      ($)     (X)      (%)     (%)     (%)       (X)
Compass Bank for Savings
------------------------
  Superrange                           10.00   476.63    0.57    10.16    17.63    98.44   23.73    99.94   17.95
  Range Maximum                        10.00   426.60    0.60    10.28    16.56    97.26   21.73    97.91   16.88
  Range Midpoint                       10.00   383.10    0.64    10.42    15.53    96.01   19.92    96.73   15.85
  Range Minimum                        10.00   339.60    0.69    10.58    14.42    94.49   18.03    95.27   14.72

BIF-Insured Thrifts(7)
----------------------
  Averages                             26.77   636.46    1.25    13.72    19.47   199.25   21.76   196.33   20.07
  Medians                                 --       --      --       --    17.56   195.30   18.57   210.97   19.08

All Non-MHC State of MA(7)
--------------------------
  Averages                             27.48   110.84    1.38    14.61    17.33   193.16   19.31   198.30   18.81
  Medians                                 --       --      --       --    17.32   195.30   18.07   207.92   18.23

Comparable Group Averages
-------------------------
  Averages                             30.34   153.61    1.66    16.47    16.84   191.46   16.44   198.23   17.82
  Medians                                 --       --      --       --    17.54   189.25   16.99   206.72   18.23

State of MA
-----------
ABBK Abington Bancorp of MA            19.75    70.39    1.08    10.19    16.06   193.82   13.23   212.82   18.29
AFCB Affiliated Comm BC, Inc of MA(7)  38.50   253.37    1.74    17.18    21.39   244.10   21.94   225.28   22.13
ANDB Andover Bancorp, Inc. of MA       42.75   221.40    2.50    20.68    16.76   206.72   16.74   206.72   17.10
BYS  Bay State Bancorp of MA           28.88    73.21    1.05    23.66    27.50   122.06   25.28   122.06   27.50
BFD  BostonFed Bancorp of MA           24.06   130.48    1.17    15.05    18.51   159.87   13.39   165.93   20.56
CEBK Central Co-Op. Bank of MA         29.75    58.46    1.30    18.35    20.95   162.13   15.92   179.32   22.88
FCB  Falmouth Bancorp, Inc. of MA      20.25    29.46    0.53    16.05      NM    126.17   30.20   126.17    NM
FESX First Essex Bancorp of MA         22.88   172.40    1.15    12.09    17.74   189.25   14.40   215.44   19.90
FAB  FirstFed America Bancorp of MA    22.63   197.04    0.63    14.87      NM    152.19   16.99   152.19    NM
HIFS Hingham Inst. for Sav. of MA      35.50    46.29    2.04    16.39    17.40   216.60   20.80   216.60   17.40
HPBC Home Port Bancorp, Inc. of MA     25.88    47.67    1.75    11.92    14.46   217.11   22.83   217.11   14.79
IPSW Ipswich SB of Ipswich MA          19.00    45.41    0.76     4.95    20.43     NM     19.98     NM     25.00
LSBX Lawrence Savings Bank of MA       17.88    77.17    1.86     8.71     9.51   205.28   21.44   205.28    9.61
MASB MassBank Corp. of Reading MA      49.75   178.45    2.62    28.93    17.58   171.97   19.28   174.44   18.99
MFLR Mayflower Co-Op. Bank of MA       25.00    22.48    1.48    14.31    16.03   174.70   17.04   177.30   16.89
MDBK Medford Bancorp, Inc. of MA       44.00   199.76    2.42    22.36    17.53   196.78   17.59   209.13   18.18
MWBX MetroWest Bank of MA               7.94   112.91    0.53     3.15    14.98   252.06   18.54   252.06   14.98
MYST Mystic Financial of MA            16.88    45.76    0.52    13.00      NM    129.85   25.28   129.85     NM
PBKB People's Bancshares of MA         26.88    88.41    0.73     9.16    17.23   293.45   11.59   305.11     NM
SISB SIS Bancorp, Inc. of MA           42.00   292.74    1.87    18.00      NM    233.33   16.89   233.33   22.46
SWCB Sandwich Bancorp of MA(7)         64.00   124.29    2.44    21.63    25.60   295.89   23.96   306.51   26.23
SOSA Somerset Savings Bank of MA(7)     5.13    85.81    0.35     2.14    14.25   239.72   15.90   239.72   14.66
WRNB Warren Bancorp of Peabody MA      27.88   106.84    1.69    10.45    14.67   266.79   28.80   266.79   16.50

Comparable Group
----------------
ABBK Abington Bancorp of MA            19.75    70.39    1.08    10.19    16.06   193.82   13.23   212.82   18.29
BKC  American Bank of Waterbury CT     30.00   139.56    1.48    12.39    17.54   242.13   21.84   250.42   20.27
ANDB Andover Bancorp, Inc. of MA       42.75   221.40    2.50    20.68    16.76   206.72   16.74   206.72   17.10
BFD  BostonFed Bancorp of MA           24.06   130.48    1.17    15.05    18.51   159.87   13.39   165.93   20.56
FESX First Essex Bancorp of MA         22.88   172.40    1.15    12.09    17.74   189.25   14.40   215.44   19.90
FFES First Fed of E. Hartford Ct       40.00   108.52    2.27    24.69    19.51   162.01   11.04   162.01   17.62
FAB  FirstFed America Bancorp of MA    22.63   197.04    0.63    14.87      NM    152.19   16.99   152.19     NM
MECH MECH Financial Inc of CT          30.00   158.82    2.44    16.73    12.15   179.32   17.80   179.32   12.30
MASB MassBank Corp. of Reading MA      49.75   178.45    2.62    28.93    17.58   171.97   19.28   174.44   18.99
MDBK Medford Bancorp, Inc. of MA       44.00   199.76    2.42    22.36    17.53   196.78   17.59   209.13   18.18
MWBX MetroWest Bank of MA               7.94   112.91    0.53     3.15    14.98   252.06   18.54   252.06   14.98




                                             Dividends(4)          Financial Characteristics(6)
                                       --------------------- -------------------------------------------
                                                                                    Reported      Core
                                       Amount/       Payout  Total  Equity/ NPAs/  -----------  ---------             SWCB
                                       Share  Yield Ratio(5) Assets Assets  Assets ROA    ROE   ROA   ROE     Memo   Exchange Total
                                       -----  ----- -------- ------ ------  ------ ---    ---   ---   ---   Offering  Shares  Value
                                        ($)    (%)     (%)   ($Mil)   (%)    (%)   (%)    (%)   (%)   (%)    ($Mil)   ($Mil)  ($Mil)
Compass Bank for Savings
------------------------
  Superrange                            0.00  0.00    0.00   2,009   24.11  0.71   1.35   5.58  1.32   5.48  383.53    93.10  476.63
  Range Maximum                         0.00  0.00    0.00   1,963   22.34  0.73   1.31   5.87  1.29   5.76  333.50    93.10  426.60
  Range Midpoint                        0.00  0.00    0.00   1,923   20.74  0.74   1.28   6.18  1.26   6.06  290.00    93.10  383.10
  Range Minimum                         0.00  0.00    0.00   1,884   19.08  0.76   1.25   6.55  1.22   6.42  246.50    93.10  339.60

BIF-Insured Thrifts(7)
----------------------
  Averages                              0.43  1.49   31.82   3,289   11.63  0.69   1.04  10.52  1.01  10.13
  Medians                                --    --      --       --      --    --     --     --    --     --

All Non-MHC State of MA(7)
--------------------------
  Averages                              0.45  1.53   31.70     640   10.55  0.47   1.08  11.92  1.03  11.14
  Medians                                 --    --      --      --      --    --     --     --    --     --

Comparable Group Averages
-------------------------
  Averages                              0.55  1.71   30.65     943    8.67  0.56   0.97  11.57  0.95  11.30
  Medians                                 --    --      --      --      --    --     --     --    --     --

State of MA
-----------
ABBK Abington Bancorp of MA             0.20  1.01   18.52     532    6.83  0.14   0.87  12.59  0.77  11.05
AFCB Affiliated Comm BC, Inc of MA(7)   0.60  1.56   34.48   1,155    9.79  0.41   1.08  11.08  1.05  10.71
ANDB Andover Bancorp, Inc. of MA        0.90  2.11   36.00   1,323    8.10  0.49   1.05  13.07  1.03  12.81
BYS  Bay State Bancorp of MA            0.00  0.00    0.00     290   20.71  0.77   0.92   4.44  0.92   4.44
BFD  BostonFed Bancorp of MA            0.40  1.66   34.19     975    8.37   NA    0.75   8.41  0.68   7.57
CEBK Central Co-Op. Bank of MA          0.32  1.08   24.62     367    9.82  0.42   0.81   8.09  0.74   7.40
FCB  Falmouth Bancorp, Inc. of MA       0.24  1.19   45.28      98   23.94   NA    0.98   4.06  0.83   3.42
FESX First Essex Bancorp of MA          0.56  2.45   48.70   1,197    7.61  0.54   0.83  11.19  0.74   9.97
FAB  FirstFed America Bancorp of MA     0.00  0.00    0.00   1,160   11.17  0.31   0.17   1.58  0.53   4.99
HIFS Hingham Inst. for Sav. of MA       0.52  1.46   25.49     223    9.60  0.42   1.25  13.09  1.25  13.09
HPBC Home Port Bancorp, Inc. of MA      0.80  3.09   45.71     209   10.52  0.29   1.67  15.70  1.63  15.35
IPSW Ipswich SB of Ipswich MA           0.16  0.84   21.05     227    5.21  0.79   1.18  20.53  0.96  16.78
LSBX Lawrence Savings Bank of MA        0.00  0.00    0.00     360   10.45  0.40   2.31  25.03  2.28  24.77
MASB MassBank Corp. of Reading MA       1.00  2.01   38.17     925   11.21  0.17   1.11  10.51  1.03   9.73
MFLR Mayflower Co-Op. Bank of MA        0.80  3.20   54.05     132    9.75  0.69   1.11  11.52  1.05  10.93
MDBK Medford Bancorp, Inc. of MA        0.80  1.82   33.06   1,136    8.94  0.13   1.05  11.80  1.02  11.37
MWBX MetroWest Bank of MA               0.12  1.51   22.64     609    7.36  0.70   1.33  17.91  1.33  17.91
MYST Mystic Financial of MA             0.20  1.18   38.46     181   19.47  0.25   0.78   4.00  0.78   4.00
PBKB People's Bancshares of MA          0.52  1.93   71.23     763    3.95  0.57   0.82  16.56  0.39   7.75
SISB SIS Bancorp, Inc. of MA            0.64  1.52   34.22   1,734    7.24  0.43   0.65   8.86  0.88  12.10
SWCB Sandwich Bancorp of MA(7)          1.40  2.19   57.38     519    8.10  0.83   0.98  12.12  0.96  11.83
SOSA Somerset Savings Bank of MA(7)     0.00  0.00    0.00     540    6.63  4.58   1.15  18.46  1.12  17.95
WRNB Warren Bancorp of Peabody MA       0.72  2.58   42.60     371   10.79  1.01   2.01  19.49  1.79  17.33

Comparable Group
----------------
ABBK Abington Bancorp of MA             0.20  1.01   18.52     532    6.83  0.14   0.87  12.59  0.77  11.05
BKC  American Bank of Waterbury CT      0.76  2.53   51.35     639    9.02  2.28   1.33  15.56  1.15  13.47
ANDB Andover Bancorp, Inc. of MA        0.90  2.11   36.00   1,323    8.10  0.49   1.05  13.07  1.03  12.81
BFD  BostonFed Bancorp of MA            0.40  1.66   34.19     975    8.37   NA    0.75   8.41  0.68   7.57
FESX First Essex Bancorp of MA          0.56  2.45   48.70   1,197    7.61  0.54   0.83  11.19  0.74   9.97
FFES First Fed of E. Hartford Ct        0.68  1.70   29.96     983    6.82  0.31   0.57   8.78  0.63   9.72
FAB  FirstFed America Bancorp of MA     0.00  0.00    0.00   1,160   11.17  0.31   0.17   1.58  0.53   4.99
MECH MECH Financial Inc of CT           0.60  2.00   24.59     892    9.93  0.56   1.60  15.91  1.58  15.72
MASB MassBank Corp. of Reading MA       1.00  2.01   38.17     925   11.21  0.17   1.11  10.51  1.03   9.73
MDBK Medford Bancorp, Inc. of MA        0.80  1.82   33.06   1,136    8.94  0.13   1.05  11.80  1.02  11.37
MWBX MetroWest Bank of MA               0.12  1.51   22.64     609    7.36  0.70   1.33  17.91  1.33  17.91

(1) Average of high/low or bid/ask price per share.
(2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets;
    P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                   EXHIBITS

RP Financial, LC.


                                LIST OF EXHIBITS


  Exhibit
  Number                          Description
  ------                          -----------
     I-1              Map of Office Locations

     I-2              Compass Bank for Savings Audited Financial Statements

     I-3              Key Operating Ratios

     I-4              Investment Portfolio Composition

     I-5              Yields and Costs

     I-6              Allowance for Loan Losses Activity

     I-7              Net Interest Income Analysis

     I-8              Gap Analysis

     I-9              Loan Maturity Schedule

    I-10              Loan Portfolio Composition
    I-10B             Pro Forma Loan Portfolio Composition

    I-11              Loan Originations, Purchases, and Sales

    I-12              Non-Performing Assets
    I-12B             Pro Forma Non-Performing Assets

    I-13              Deposit Portfolio Composition
    I-13B             Pro Forma Deposit Portfolio Composition

    I-14              Borrowings Portfolio Data



    II-1              List of Branch Offices

    II-2              Historical Interest Rates


                                LIST OF EXHIBITS
                                   (continued)

  Exhibit
   Number                               Description
   ------                               -----------
    III-1             General Characteristics of Publicly-Traded Institutions

    III-2             Financial Analysis of Comparable New England Institutions

    III-3             Peer Group Market Area Comparative Analysis



    IV-1              Stock Prices:  May 8, 1998

    IV-2              Historical Stock Price Indices

    IV-3              Historical Thrift Stock Indices

    IV-4              Market Area Acquisition Activity

    IV-5              Directors and Senior Management Summary Resumes

    IV-6              Pro Forma Analysis Sheet

    IV-7              Pro Forma Effect of Conversion Proceeds

    IV-8              Peer Group Core Earnings Analysis

    IV-9              Pro Forma Regulatory Capital Ratios



     V-1              Firm Qualifications Statement

                                   EXHIBIT I-1

                            Compass Bank for Savings
                             Map of Office Locations

                       [GRAPHIC] Map of Office Locations

                                   EXHIBIT I-2

                            Compass Bank for Savings
                          Audited Financial Statements


                           [Incorporated by Reference]

                                   EXHIBIT I-3

                            Compass Bank for Savings
                              Key Operating Ratios

                                   Exhibit I-3

                            Compass Bank for Savings
                              Key Operating Ratios


                                          Three months ended
                                               March 31,                      Year ended December 31,
                                          --------------------    -------------------------------------------------
                                            1998(1)   1997(1)       1997      1996       1995       1994       1993
                                            -------   -------       ----      ----       ----       ----       ----

Selected Financial Ratios and Other
Data (2):
Performance Ratios:
  Return on average assets ........            0.91%    0.90%       0.98%     0.94%      0.81%      0.69%      0.52%
  Return on average equity ........           11.50    11.06       12.49     11.47      10.21       7.92       5.40
  Average equity to
    average assets ................            7.90     8.16        7.84      8.17       7.98       9.06      10.01
  Equity to total assets
    at end of period ..............            8.08     8.24        8.10      8.32       8.38       8.04       9.49
  Net interest rate spread (3) ....            2.75     3.23        3.12      3.38       3.51       3.42       3.54
  Net interest margin (4) .........            3.56     3.78        3.71      3.94       3.98       3.83       3.66
  Average interest-earning
    assets to average
    interest-bearing liabilities ..          121.33   114.86      104.65    104.07      97.36     101.42     102.64
  Total non-interest
    expense to average assets .....            2.34     2.59        2.46      2.80       2.93       3.05       3.60
  Efficiency ratio (5) ............           58.10    59.64       57.68     60.53      61.61      69.19      78.88
Regulatory Capital Ratios (6):
  Tier 1 leverage  capital ........            7.98     8.08        7.86      8.35       7.94       7.30       8.73
  Tier 1 risk-based capital .......           14.01    13.56       13.61     13.43      13.16      12.34      14.14
  Total risk-based capital ........           15.27    14.81       14.86     14.14      14.16      13.59      15.39
Asset Quality Ratios:
  Non-performing loans as
    a percent of loans (7) ........            0.77     1.32        0.97      1.27       1.70       0.81       1.09
  Non-performing assets as a percent
    of total assets ...............            0.60     1.08        0.81      0.98       1.18       0.74       1.58
  Allowance for loan losses as a
    percent of loans ..............            1.12     1.13        1.11      1.17       1.34       1.28       1.42
  Allowance for loan losses as a
    percent of total non-performing
    loans .........................          144.49    87.03      114.51     91.56      78.66     157.78     127.97
Number of Full Service Customer
  Facilities ......................              11       11          11        11         11         11         10

------------------------

(1) The data presented at and for the three months ended March 31, 1998 and 1997 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

(2) Asset Quality Ratios and Regulatory Capital Ratios are end-of-period ratios. With the exception of end-of-period ratios, all ratios are based on average daily balances during the periods indicated and are annualized where appropriate.

(3) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(4) The net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) The efficiency ratio represents the ratio of non-interest expenses to the sum of net interest income and non-interest income.

(6) For definitions and further information relating to Sandwich Bancorp's and Sandwich Bank's regulatory capital requirements, see "Regulation of Seacoast Financial and Subsidiary -- Regulatory Capital Requirements" and "-- Prompt Corrective Action."

(7) Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by Sandwich Bank as presenting uncertainty with respect to the collectibility of interest or principal. It is Sandwich Bank's policy to cease accruing interest on all such loans.

                                   EXHIBIT I-4

                            Compass Bank for Savings
                        Investment Portfolio Composition

                                   Exhibit I-4

                            Compass Bank for Savings
                        Investment Portfolio Composition

                                                                                              At October 31,
                                                              -----------------------------------------------------------------
                                       At February 28, 1998           1997                   1996                1995
                                      -----------------------  --------------------  -------------------- --------------------
                                      Amortized      Market    Amortized   Market    Amortized   Market   Amortized     Market
                                         cost         value       cost      value       cost      value      cost        value
                                      ---------      ------    ---------   ------    ---------   ------   ---------     ------
                                                                                 (In thousands)
Securities available for sale:
Debt securities:
   U.S. Government and
      Agency obligations ............ $  98,203    $  98,453    $113,231   $113,496   $111,861   $111,613   $65,336     $65,015
   Corporate obligations ............    46,327       46,550      44,773     44,966     22,632     22,520     6,085       6,051
   Mortgage-backed
      securities  ...................    44,214       44,597      45,652     46,157     64,760     64,650     6,470       6,496
   Other bonds and
      obligations ...................     6,001        6,001       1,001      1,001         --         --        --          --
                                      ---------    ---------    --------   --------   --------   --------   -------     -------
            Total debt securities ...   194,745      195,601     204,657    205,620    199,253    198,783    77,891      77,562
                                      ---------    ---------    --------   --------   --------   --------   -------     -------
Marketable equity securities:
   Common stocks ....................     5,817        8,450       1,164      2,696        835      1,523       474         788
   Preferred stocks .................     1,000        1,000       1,000      1,000         --         --       276         276
                                      ---------    ---------    --------   --------   --------   --------   -------     -------
            Total marketable
               equity securities ....     6,817        9,450       2,164      3,696        835      1,523       750       1,064
                                      ---------    ---------    --------   --------   --------   --------   -------     -------
            Total securities
               available for sale ...  $201,562     $205,051    $206,821   $209,316   $200,088   $200,306   $78,641     $78,626
                                      =========    =========    ========   ========   ========   ========   =======     =======

Securities held to maturity:
   U.S. Government and
      Agency obligations ............   $12,322      $12,387     $12,633    $12,694    $11,752    $11,744 $  85,936   $  85,678
   Corporate obligations ............        --           --          --         --         --         --    36,540      36,284
   Mortgage-backed
      securities ....................        --           --          --         --         --         --    29,329      29,299
   Other bonds and
      obligations ...................        --           --          --         --         --         --     2,000       1,997
                                      ---------    ---------    --------   --------   --------   --------   -------     -------
            Total securities held
               to maturity ..........   $12,322      $12,387     $12,633    $12,694    $11,752    $11,744  $153,805    $153,258
                                      =========    =========    ========   ========   ========   ========   =======     =======

Restricted equity securities:
   Federal Home Loan Bank
      of Boston stock ...............    $4,726       $4,726      $4,726     $4,726     $4,215     $4,215    $3,829      $3,829
   Massachusetts Savings Bank
      Life Insurance Company stock ..       251          251         251        251        251        251       251         251
   Depositors Insurance Fund ........       179          179         179        179        179        179       179         179
                                      ---------    ---------    --------   --------   --------   --------   -------     -------
            Total restricted equity
               securities ...........    $5,156       $5,156      $5,156     $5,156     $4,645     $4,645    $4,259      $4,259
                                      =========    =========    ========   ========   ========   ========   =======     =======

                                   EXHIBIT I-5

                            Compass Bank for Savings
                                Yields and Costs

                                   Exhibit I-5
                            Compass Bank for Savings
                                Yields and Costs


                                                                               Four months ended February 28,
                                                      ------------------------------------------------------------------------------
                                                                      1998                                         1997
                                                      ----------------------------------------  ------------------------------------
                                                      Average                 Average        Average                       Average
                                                      balance     Interest   yield/cost      balance        Interest      yield/cost
                                                      -------     --------   ----------      -------        --------      ----------
                                                                             (Dollars in thousands)
Assets:
Interest-earning assets:
   Short-term investments ........................    $   21,555   $   491         6.83%     $   19,869       $   441        6.66%
   Debt securities (1) ...........................       212,419     4,371         6.17         204,820         4,103        6.01
   Equity securities (1) .........................         9,402       141         4.50           6,908           116        5.04
   Mortgage loans (2) ............................       543,974    15,089         8.32         515,182        14,407        8.39
   Commercial loans (2) ..........................        52,676     1,722         9.81          47,792         1,544        9.69
   Indirect auto loans (2) .......................       215,280     5,765         8.03         167,566         4,356        7.80
   Other consumer loans (2) ......................        24,958       744         8.94          22,070           642        8.73
                                                      ----------   -------                   ----------       -------
      Total interest-earning assets ..............     1,080,264    28,323         7.87         984,207        25,609        7.81
                                                                   -------      -------                       -------     -------
Allowance for loan losses ........................      (10,653)                               (10,396)
Non-interest earning assets ......................        57,000                                 58,856
                                                      ----------                             ----------
      Total assets ...............................    $1,126,611                             $1,032,667
                                                      ==========                             ==========

Liabilities and Surplus:
Interest-bearing liabilities:
   NOW accounts ..................................    $   78,896   $   379        1.44%      $   70,345       $   337        1.44%
   Savings accounts ..............................       167,480     1,430         2.56         170,645         1,453        2.55
   Money market savings accounts .................       144,731     1,318         2.73         136,233         1,273        2.80
   Certificate of deposit accounts ...............       497,269     9,444         5.70         451,794         8,392        5.57
                                                      ----------   -------                   ----------       -------
      Total deposits .............................       888,376    12,571         4.25         829,017        11,455        4.15
   Borrowed funds:
      Short-term borrowings (3) ..................        10,988       180         4.91           3,909            78        5.99
      FHLB advances ..............................        60,417     1,313         6.52          49,139         1,080        6.59
                                                      ----------   -------                   ----------       -------
         Total borrowings ........................        71,405     1,493         6.27          53,048         1,158        6.55
                                                      ----------   -------                   ----------       -------
            Total interest-bearing liabilities ...       959,781    14,064         4.40         882,065        12,613        4.29
                                                                   -------      -------                       -------     -------
Non-interest bearing demand
   checking accounts .............................        55,037                                 53,542
Other liabilities ................................         9,697                                  8,695
                                                      ----------                             ----------
         Total liabilities .......................     1,024,515                                944,302
Surplus ..........................................       102,096                                 88,365
                                                      ----------                             ----------
         Total liabilities and surplus ...........    $1,126,611                             $1,032,667
                                                      ==========                             ==========

Net interest income/
   interest rate spread (4) ......................                 $14,259        3.47%                       $12,996       3.52%
                                                                   =======      =======                       =======     =======
Net interest margin (5) ..........................                                3.96%                                     3.96%
                                                                                =======                                   =======
Ratio of interest-earning assets
   to interest-bearing liabilities ...............                              112.55%                                   111.58%
                                                                                =======                                   =======


----------------------
(footnotes begin on following page)

                                   EXHIBIT I-6

                            Compass Bank for Savings
                       Allowance for Loan Losses Activity

                                   Exhibit I-6
                            Compass Bank for Savings
                       Allowance for Loan Losses Activity


                                                            Four months
                                                              ended                      Year ended October 31,
                                                            February 28,  ------------------------------------------------------
                                                                1998        1997       1996       1995        1994         1993
                                                             --------     --------   --------    --------   --------     -------
                                                                                             (In thousands)
Balance at beginning of period .............................  $10,642     $10,334    $ 9,850     $ 7,002     $ 6,000     $ 5,395
Provision (credit) for loan losses .........................      183       1,865      1,166        (351)      2,524       3,838
Acquired allowance .........................................       --          --         --       3,541          --          --
Charge-offs:
   Mortgage loans:
      Residential ..........................................       44         137        130         721       1,033         725
      Commercial ...........................................       --         761        250         150         661       1,988
      Home equity lines of credit ..........................       --          --        121          --          --          --
      Construction .........................................       --          --         --          --          --          --
   Commercial loans ........................................       --         442        134          51          33         317
   Indirect auto loans .....................................      150         546        373         227         191         279
   Other consumer loans ....................................       21          48         63          83          93         134
                                                              -------     -------    -------     -------     -------     -------
                    Total charge-offs ......................      215       1,934      1,071       1,232       2,011       3,443
                                                              -------     -------    -------     -------     -------     -------
Recoveries:
   Mortgage loans:
      Residential ..........................................       24          30         17         271         335          80
      Commercial ...........................................       10         117        174         485          34          23
      Home equity lines of credit ..........................       --          --         --          --          --          --
      Construction .........................................       --          --         --          --          --          --
   Commercial loans ........................................       38          57         96           2          28          30
   Indirect auto loans .....................................       36         144         70          93          69          57
   Other consumer loans ....................................       29          29         32          39          23          20
                                                              -------     -------    -------     -------     -------     -------
                    Total recoveries .......................      137         377        389         890         489         210
                                                              -------     -------    -------     -------     -------     -------
Net charge-offs ............................................      (78)     (1,557)      (682)       (342)     (1,522)     (3,233)
                                                              -------     -------    -------     -------     -------     -------
Balance at end of period ...................................  $10,747     $10,642    $10,334     $ 9,850     $ 7,002     $ 6,000
                                                              =======     =======    =======     =======     =======     =======

                                   EXHIBIT I-7

                            Compass Bank for Savings
                          Net Interest Income Analysis

                                   Exhibit I-7
                            Compass Bank for Savings
                          Net Interest Income Analysis


                                               Percentage Change in Estimated
                                                 Net Interest Income Over:
                                             -----------------------------------
                                                12 months           24 months
                                             ---------------    ----------------
    200 basis point increase in rates            (8.22)%             (4.73)%
    200 basis point decrease in rates            (0.03)%             (4.45)%

                                   EXHIBIT I-8

                            Compass Bank for Savings
                                  Gap Analysis

                                   Exhibit I-8
                            Compass Bank for Savings
                                  Gap Analysis


                                                           More       More       More      More        More
                                                           than       than       than      than        than
                                                           three      six        one       three       five      More
                                              Up to       months     months    year to     years      years      than
                                              Three       to six     to one     three     to five     to ten      ten
                                              months      months      year      years      years      years      years      Total
                                            ---------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)

Interest-earning assets (1):
  Short-term investments                    $  15,973  $       --  $      --   $     --  $     --   $     --   $     --   $  15,973
  Debt securities (4)                          34,744      20,632     29,036     83,102    32,776      6,346                207,066
  Loans held for sale                           8,519          --         --         --        --         --         --       8,519
  Mortgage loans (2)                           36,472      47,083    106,017    194,043    83,767     43,205     31,345     541,932
  Commercial loans                             22,583       4,663     11,162     10,880     2,494      1,991        201      53,974
  Indirect auto loans                          24,878      23,432     41,826    106,081    28,130        672          0     225,019
  Other consumer loans                          2,782       1,838      2,602      7,519     4,041      6,073        605      25,460
                                            ---------  ----------  ---------   --------  --------   --------   --------   ---------
      Total interest-earning assets           145,951      97,648    190,643    401,625   151,208     58,287              1,077,943
                                            ---------  ----------  ---------   --------  --------   --------   --------   ---------

Interest-bearing liabilities:
  NOW and money market savings accounts         7,068       3,927     33,755     59,271    26,301     44,749     48,676     223,747
  Savings accounts                             15,195       8,442     10,130     33,767    25,325     33,767     42,208     168,834
  Certificate of deposit accounts             170,496     137,058    120,791     68,508     8,526         --         --     505,379
  Borrowed funds                               15,666       4,492      3,304     16,038    22,785      8,955      7,313      78,553
                                            ---------  ----------  ---------   -------   --------   --------   --------   ---------
      Total interest-bearing liabilities      208,425     153,919    167,980    177,584    82,937     87,471     98,197     976,513
                                            ---------  ----------  ---------   --------  --------   --------   --------   ---------

Interest sensitivity gap (3)                $(62,474)  $ (56,271)  $  22,663   $224,041  $ 68,271              $(65,615)  $ 101,431
                                            =========  ==========  =========   ======== =========   ========   ========   =========
Cumulative interest sensitivity gap         $(62,474)  $(118,745)  $(96,082)   $127,959  $196,230              $101,431
                                            =========  ==========  =========   ======== =========   ========   ========

Cumulative interest sensitivity gap
  as percentage of total assets               (5.46%)    (10.38%)    (8.40%)     11.19%    17.16%     14.61%      8.87%

Cumulative interest sensitivity gap
  as a percentage of total interest-earning
  assets                                      (5.80%)    (11.02%)    (8.91%)     11.87%    18.20%     15.50%      9.41%

Cumulative interest-earning assets as a
  percentage of cumulative interest-bearing
  liabilities                                  70.03%      67.23%     81.88%    118.08%   124.81%    119.02%    110.39%

-------------------

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2) For purposes of the gap analysis, allowances for loan losses, deferred loan fees, unearned discounts and non-performing loans have been excluded.

(3) The interest sensitivity gaps represent the differences between interest-earning assets and interest-bearing liabilities, expressed as a dollar amount.

(4)  Debt securities are presented at amortized cost.

                                   EXHIBIT I-9

                            Compass Bank for Savings
                             Loan Maturity Schedule

                                   Exhibit I-9
                            Compass Bank for Savings
                             Loan Maturity Schedule


                                                                      At February 28, 1998
                                         ------------------------------------------------------------------------------------------
                                               Real estate mortgage loans
                                         ----------------------------------------------
                                                                                                                 Other
                                                                                 Home                Indirect   consumer    Total
                                         Residential  Commercial  Construction  equity  Commercial  auto loans    loans     loans
                                                                             (In thousands)
Amounts due (1):
   Within one year ....................   $ 107,096    $ 43,197     $ 9,454    $14,059    $35,882    $ 27,812    $ 3,117   $240,617
                                          ---------    --------     -------    -------    -------    --------    -------   --------
After one year:
   More than one year to three years ..     113,382      58,254      13,085        803      9,198      87,637      4,479    286,838
   More than three years to five years.      55,175      15,549       6,819        145      3,962     103,763      5,760    191,173
   More than five years to ten years ..      46,839       2,335       9,038        335      4,425       5,807     10,822     79,601
   More than ten years ................      41,681       1,405       2,833        448        507          --      1,282     48,156
                                          ---------    --------     -------    -------    -------    --------    -------   --------
      Total due after February 28, 1999     257,077      77,543      31,775      1,731     18,092     197,207     22,343    605,768
                                          ---------    --------     -------    -------    -------    --------    -------   --------
      Total amount due ................   $ 364,173    $120,740     $41,229    $15,790    $53,974    $225,019    $25,460   $846,385
                                          =========    ========     =======    =======    =======    ========    =======   --------
Less:
   Allowance for loan losses ..........                                                                                     (10,747)
                                                                                                                           --------
      Net loans .......................                                                                                   $ 835,638
                                                                                                                          =========

----------
(1)  Amounts due are net of unadvanced funds on loans.

                                  EXHIBIT I-10

                            Compass Bank for Savings
                           Loan Portfolio Composition

                                  Exhibit I-10
                            Compass Bank for Savings
                           Loan Portfolio Composition


                                                   At February 28,                         At October 31,
                                                  ------------------   ------------------------------------------------------------
                                                         1998                1997                1996                1995
                                                  ------------------   ------------------  ------------------   -----------------
                                                            Percent             Percent              Percent             Percent
                                                  Amount    of total   Amount   of total   Amount    of total   Amount   of total
                                                  ------    --------   ------    --------  ------    --------   ------   --------
                                                                               (Dollars in thousands)
Real estate loans:
   Residential (one- to four-family) ..........  $364,173     43.03%  $363,030     44.26%  $343,204     45.88%  $336,489     49.78%
   Commercial (1) .............................   120,740     14.26    124,059     15.13    128,707     17.20    103,096     15.25
   Home equity lines of credit ................    15,790      1.87     15,133      1.85     17,288      2.31     18,857      2.79
   Construction, net ..........................    41,229      4.87     33,894      4.13     25,007      3.34     15,877      2.35
                                                 --------  --------   --------  --------   --------  --------   --------  --------
          Total real estate loans .............   541,932     64.03    536,116     65.37    514,206     68.73    474,319     70.17
                                                 --------  --------   --------  --------   --------  --------   --------  --------

Commercial loans ..............................    53,974      6.38     51,371      6.26     46,211      6.18     43,402      6.42
                                                 --------  --------   --------  --------   --------  --------   --------  --------

Consumer loans:
   Indirect auto loans ........................   256,093     30.26    238,114     29.03    189,865     25.38    159,433     23.58
   Other ......................................    25,460      3.01     24,662      3.01     22,063      2.95     18,764      2.78
                                                 --------  --------   --------  --------   --------  --------   --------  --------
          Consumer loans ......................   281,553              262,776              211,928              178,197
   Less: unearned discount ....................    31,074               30,066               24,232               19,911
                                                 --------             --------             --------             --------
          Total consumer loans ................   250,479     29.59    232,710     28.37    187,696     25.09    158,286     23.41
                                                 --------  --------   --------  --------   --------  --------   --------  --------
          Total loans .........................  $846,385    100.00%  $820,197    100.00%  $748,113    100.00%  $676,007    100.00%
                                                 ========    ======   ========    ======   ========    ======   ========    ======

                                                              At October 31,
                                                  ---------------------------------------
                                                        1994                 1993
                                                  ------------------   ------------------
                                                            Percent              Percent
                                                  Amount    of total   Amount    of total
                                                  ------    --------   ------    --------
                                                         (Dollars in thousands)
Real estate loans:
   Residential (one- to four-family) ..........  $268,010     52.56%  $251,623     55.78%
   Commercial (1) .............................    67,784     13.30     61,938     13.73
   Home equity lines of credit ................    11,448      2.25     13,016      2.89
   Construction, net ..........................    14,844      2.91     13,719      3.04
                                                 --------  --------   --------  --------
          Total real estate loans .............   362,086     71.02    340,296     75.44
                                                 --------  --------   --------  --------

Commercial loans ..............................    20,763      4.07     17,061      3.78
                                                 --------  --------   --------  --------

Consumer loans:
   Indirect auto loans ........................   125,667     24.65     90,159     19.99
   Other ......................................    15,433      3.03     14,120      3.13
                                                 --------  --------   --------  --------
          Consumer loans ......................   141,100              104,279
   Less: unearned discount ....................    14,081               10,522
                                                 --------             --------
          Total consumer loans ................   127,019     24.91     93,757     20.78
                                                 --------  --------   --------  --------
          Total loans .........................  $509,868    100.00%  $451,114    100.00%
                                                 ========    ======   ========    ======

----------------------
(1) In September 1996, Compass reclassified approximately $28.0 in multifamily loans from residential real estate to commercial real estate. Corresponding prior-period reclassifications have not been made.

                                  EXHIBIT I-10B

                            Compass Bank for Savings
                      Pro Forma Loan Portfolio Composition

                                  Exhibit I-10B
                           Loan Portfolio Composition
                            As of February 28, 1998



                                                  Compass                 Sandwich (1)                Pro Forma
                                        -----------------------     ----------------------      --------------------------
                                                        % of                       % of                          % of
                                          Amount      Portfolio      Amount      Portfolio        Amount       Portfolio
                                          ($000)         (%)         ($000)         (%)           ($000)          (%)
Mortgage Loans
  One-to-Four Family                    $ 364,173       43.03%      $ 253,398       68.54%      $ 617,571          50.78%
  Multi-Family and Commercial             120,740       14.27%         64,165       17.36%        184,905          15.20%
  Construction and Land                    41,229        4.87%         26,077        7.05%         67,306           5.53%
  Home Equity                              15,790        1.87%         11,583        3.13%         27,373           2.25%
                                           -------       -----         -------       -----        -------          -----
     Total Mortgage Loans               $ 541,932       64.03%      $ 355,223       96.08%      $ 897,155          73.77%

Non-Mortgage Loans
  Consumer Loans (net)                  $ 250,479       29.59%        $ 7,417        2.01%      $ 257,896          21.21%
  Commercial Loans                         53,974        6.38%          7,065        1.91%         61,039           5.02%
                                          -------       -----          ------       -----         -------          -----
     Total Consumer and Other Loans     $ 304,453       35.97%       $ 14,482        3.92%      $ 318,935          26.23%
          Total Loans, Net              $ 846,385      100.00%      $ 369,705      100.00%     $1,216,090         100.00%


(1)  Reflects data as of March 31, 1998.

Source:  Prospectus for Compass and internal reports for Sandwich.

                                  EXHIBIT I-11

                            Compass Bank for Savings
                     Loan Originations, Purchases, and Sales

                                  Exhibit I-11
                            Compass Bank for Savings
                     Loan Originations, Purchases, and Sales


                                                     Four months
                                                   ended February 28,    Year ended October 31,
                                                 -------------------- ----------------------------
                                                    1998      1997      1997      1996      1995
                                                    ----      ----      ----      ----      ----
                                                                   (In thousands)
Loans outstanding at beginning of period .......  $820,197  $748,113  $748,113  $676,007  $509,868
Loans originated:
 Mortgage loans:
  Residential ..................................    43,230    24,528    94,391   104,562    56,184
  Commercial real estate .......................       785     5,118    12,292    21,761    15,502
  Construction .................................    23,233    13,971    52,402    29,966    21,074
  Home Equity ..................................     4,377       977     7,996     6,228     3,542
                                                  --------  --------  --------  --------  --------
    Total mortgage loans .......................    71,625    44,594   167,081   162,517    96,302
 Commercial loans ..............................    20,183    19,150    61,333    53,462    48,370
 Indirect auto loans ...........................    56,627    38,308   152,349   120,000   103,093
 Other consumer loans ..........................     4,891     3,669    12,877    13,518    10,486
                                                  --------  --------  --------  --------  --------
    Total loans originated .....................   153,326   105,721   393,640   349,497   258,251
                                                  --------  --------  --------  --------  --------
Purchases of mortgage loans ....................     2,086       500       888     9,209     6,290
                                                  --------  --------  --------  --------  --------

Acquisition of Martha's Vineyard
 National Bank .................................        --        --        --        --   104,393
                                                  --------  --------  --------  --------  --------

Less:
 Principal repayments ..........................   107,145    94,001   283,993   246,962   177,046
 Loans sold ....................................    21,299     6,873    33,184    36,137    18,734
 Transfers to other real estate owned ..........       565     1,109     3,333     2,430     5,783
 Principal charged-off .........................       215       374     1,934     1,071     1,232
                                                  --------  --------  --------  --------  --------
Loans outstanding at end of period .............  $846,385  $751,977  $820,197  $748,113  $676,007
                                                  ========  ========  ========  ========  ========

                                  EXHIBIT I-12

                            Compass Bank for Savings
                              Non-Performing Assets

                                  Exhibit I-12
                            Compass Bank for Savings
                              Non-Performing Assets


                                                           At February 28,                   At October 31,
                                                           ---------------  ------------------------------------------------------
                                                               1998           1997       1996        1995       1994        1993
                                                             --------       --------   --------    --------   --------     -------
                                                                                         (Dollars in thousands)
Non-accrual loans (1):
   Mortgage loans:
      Residential ..........................................  $ 1,192       $ 1,531    $ 2,330     $ 3,123     $ 6,827     $ 7,106
      Commercial real estate ...............................    8,040         8,501      6,835       4,115       6,997       2,573
      Construction .........................................       --           148        147         107         269          --
      Home equity ..........................................       --            --         --          63          --          --
   Commercial loan .........................................      653           745      1,014       1,098       1,078         227
   Indirect auto loans .....................................       --            --         --          --          --          --
   Other consumer loans ....................................       --            --         --          --          --          --
                                                              -------       -------    -------     -------     -------     -------
      Total non-accrual loans ..............................    9,885        10,925     10,326       8,506      15,171       9,906
Other real estate owned ....................................    1,246         1,707      2,598       3,918       5,798       6,961
                                                              -------       -------    -------     -------     -------     -------
      Total non-performing assets ..........................  $11,131       $12,632    $12,924     $12,424     $20,969     $16,867
                                                              -------       -------    -------     -------     -------     -------
Restructured loans (2) .....................................  $   559       $   130    $ 4,267     $ 3,119          --     $10,953
                                                              -------       -------    -------     -------     -------     -------
Allowance for loan losses as a percent of total loans ......     1.27%         1.30%      1.38%       1.46%       1.37%       1.33%
Allowance for loan losses as a percent of total
   non-performing loans (3) ................................   108.72%        97.41%    100.08%     115.80       46.15%      60.57%
Non-performing loans as a percent of total loans ...........     1.17%         1.33%      1.38%       1.26%       2.98%       2.20%
Non-performing assets as a percent of total assets .........      .97%         1.14%      1.26%       1.26%       2.65%       2.39%

----------
(1) Non-accrual loans include all loans 90 days or more past due and other loans which have been identified by Compass as presenting uncertainty with respect to the collectibility of interest or principal.

(2) Restructured loans represent performing loans for which concessions (such as reductions of interest rates to below market terms and/or extension of repayment terms) have been granted due to a borrower's financial condition.

(3) Non-performing loans are comprised of non-accrual loans.

                                  EXHIBIT I-12B

                            Compass Bank for Savings
                         Pro Forma Non-Performing Assets

                                  Exhibit I-12B
                         Pro Forma Non-Performing Assets
                             As of February 28, 1998


                                                              Compass        Sandwich
                                                               Bank           Bancorp     Pro Forma
                                                               ----           -------     ---------
Non-Accrual Loans
  Mortgage Loans                                               $  9,232       $ 2,631      $11,863
  Other Loans                                                       653           230          883
                                                               --------       -------      -------
     Total Non-Accrual Loans                                   $  9,885       $ 2,861      $12,746

Other Real Estate Owned                                           1,246           280        1,526
                                                               --------       -------      -------
       Total Non-Performing Assets                             $ 11,131       $ 3,141      $14,272


ALLs as a Percent of Total Loans                                   1.27%         1.12%        1.22%
ALLs as a Percent of Total Non-Performing Loans                  108.72%       144.49%      116.75%
ALLs as a Percent of Total NPAs                                   96.55%       131.61%      104.27%
Non-Performing Loans as a Percent of Total Loans                   1.17%         0.77%        1.05%
Non-Performing Assets as a Percent of Total Assets                 0.97%         0.60%        0.85%


Source:  Prospectus for Compass and March 31, 1998 10Q for Sandwich.

                                  EXHIBIT I-13

                            Compass Bank for Savings
                          Deposit Portfolio Composition

                                  Exhibit I-13
                            Compass Bank for Savings
                          Deposit Portfolio Composition


                                                     Four months ended February 28, 1998          Year ended October 31, 1997
                                                    -------------------------------------       --------------------------------
                                                                  Percent                                  Percent
                                                                  of total       Weighted                  of total    Weighted
                                                    Average       average        average        Average    average      average
                                                    balance       deposits        rate          balance    deposits      rate
                                                    -------       --------       --------       -------    --------    --------
                                                                                 (Dollars in thousands)
NOW accounts                                       $ 78,896          8.36%          1.44%        $ 72,837      8.02%      1.46%
Savings accounts                                    167,480         17.75           2.56          171,157     18.86       2.59
Money market savings accounts                       144,731         15.34           2.73          140,413     15.47       2.82
Non-interest-bearing demand checking accounts        55,037          5.83             --           56,284      6.20         --
                                                   --------        ------                        --------    ------
      Total transaction deposit accounts            446,144         47.29           2.10          440,691     48.55       2.15
                                                   --------        ------                        --------    ------
Certificate of deposit accounts:

   Six months or less                               143,876         15.25           5.43          122,934     13.54       5.39
   Over six months through 12 months                215,817         22.88           5.71          209,668     23.10       5.70
   Over 12 months through 24 months                  56,006          5.94           5.70           52,157      5.75       5.83
   Over 24 months                                    81,570          8.65           6.13           82,183      9.05       6.12
                                                   --------        ------           ----         --------    ------       ----
      Total certificates of deposit accounts        497,269         52.71           5.70          466,942     51.45       5.71
                                                   --------        ------                        --------    ------

      Total average deposits                       $943,413        100.00%          4.00%        $907,633    100.00%      3.98%
                                                   ========        ======                        ========    ======


                                                      Year ended October 31, 1996                  Year ended October 31, 1995
                                                   ----------------------------------------      --------------------------------
                                                                   Percent                                  Percent
                                                                   of total        Weighted                 of total     Weighted
                                                    Average        average         average       Average     average     average
                                                    balance        deposits         rate         balance    deposits      rate
                                                    -------        -------         -------       -------     -------     -------
                                                                                  (Dollars in thousands)
NOW accounts                                       $ 68,156          7.84%          1.48%        $ 61,366      7.71%      1.76%
Savings accounts                                    176,311         20.28           2.64          173,700     21.83       2.94
Money market savings accounts                       136,322         15.68           2.85          129,920     16.33       3.01
Non-interest-bearing demand checking accounts        53,684          6.17             --           41,824      5.26         --
                                                   --------        ------                        --------    ------

      Total transaction deposit accounts            434,473         49.97           2.20          406,810     51.14       2.48
                                                   --------        ------                        --------    ------
Certificate of deposit accounts:

   Six months or less                               113,341         13.04           5.24           92,578     11.64       5.36
   Over six months through 12 months                167,178         19.23           5.81          151,403     19.03       5.63
   Over 12 months through 24 months                  63,617          7.32           6.21           55,963      7.03       5.50
   Over 24 months                                    90,794         10.44           6.01           88,764     11.16       5.85
                                                   --------        ------                        --------    ------
      Total certificates of deposit accounts        434,930         50.03           5.76          388,708     48.86       5.60
                                                   --------        ------                        --------    ------
      Total average deposits                       $869,403        100.00%          3.98%        $795,518    100.00%      4.00%
                                                   ========        ======                        ========    ======

                                  EXHIBIT I-13B

                            Compass Bank for Savings
                     Pro Forma Deposit Portfolio Composition

                                  Exhibit I-13B
                           Savings Account Information
                             As of February 28, 1998


                                          Compass (1)               Sandwich (2)              Pro Forma
                                     -----------------------   ---------------------    ---------------------
                                                     % of                    % of                     % of
                                       Amount      Portfolio     Amount    Portfolio      Amount    Portfolio
                                       ($000)         (%)        ($000)       (%)         ($000)       (%)
Transaction and Savings Accounts:
  Non-Interest                        $  55,037       5.83%    $ 38,506      9.12%     $   93,543      6.85%
  Passbook                              167,480      17.75%      27,087      6.42%        194,567     14.25%
  Money Market                          144,731      15.34%     104,481     24.74%        249,212     18.25%
  NOW Accounts                           78,896       8.36%      40,513      9.59%        119,409      8.74%
                                      ---------     -------    --------      -----     ----------    ------
     Total Transaction Accounts       $ 446,144      47.29%    $210,587     49.87%     $  656,731     48.09%

Certificates of Deposit               $ 497,269      52.71%    $211,645     50.13%     $  708,914     51.91%
                                      ---------     -------    --------     ------     ----------    ------
              TOTAL                   $ 943,413     100.00%    $422,232    100.00%     $1,365,645    100.00%


(1) Reflects average balances for the four months ended February 28, 1998.

(2) Data reflects average balances for the three months ended March 31, 1998.

Source:  Prospectus for Compass and internal management reports for Sandwich.

                                  EXHIBIT I-14

                            Compass Bank for Savings
                            Borrowings Portfolio Data

                                  Exhibit I-14

                            Compass Bank for Savings
                            Borrowings Portfolio Data


                                                         Four months ended
                                                            February 28,              Year ended October 31,
                                                        --------------------      ------------------------------
                                                          1998        1997        1997        1996        1995
                                                          ----        ----        ----        ----        ----
                                                                                (Dollars in thousands)
Short term borrowings:

Securities sold under agreements to repurchase:
   Average balance outstanding                          $ 9,601      $ 1,910     $ 3,923     $   120           -
   Maximum amount outstanding at any month end
      during the period                                  10,884        2,165       9,533       1,925           -
   Balance outstanding at end of period                   9,335        2,136       9,533       1,925           -
   Weighted average interest rate during the period        4.68%        4.44%       4.70%       4.09%          -
   Weighted average interest rate at end of period         4.75%        4.75%       4.75%       4.75%          -

Treasury Tax and Loan Notes:
   Average balance outstanding                          $ 1,237      $ 1,247     $ 1,163     $ 1,078     $ 1,205
   Maximum amount outstanding at any month end
      during the period                                   2,071        2,104       2,117       2,175       2,190
   Balance outstanding at end of period                   2,047           82         164       2,000       1,501
   Weighted average interest rate during the period        5.42%        5.12%       5.00%       4.90%       5.30%
   Weighted average interest rate at end of period         5.30%        5.10%       5.41%       5.10%       5.56%

Total short term borrowings:
   Average balance outstanding                          $10,838      $ 3,157     $ 5,086     $ 1,198     $ 1,205
   Maximum amount outstanding at any month end
      during the period                                  11,712        4,022       9,742       3,925       2,190
   Balance outstanding at end of period                  11,382        2,218       9,697       3,925       1,501
   Weighted average interest rate during the period        4.76%        4.71%       4.77%       4.82%       5.30%

   Weighted average interest rate at end of period         5.30%        5.10%       5.41%       5.10%       5.56%

                                  EXHIBIT II-1

                            Compass Bank for Savings
                             List of Branch Offices

                                  Exhibit II-1
                             List of Branch Offices


                                                                              Net Book Value
                                                                               of Property &
                                                               Lease             Leasehold          Deposits
                                         Owned/             Expiration         Improvements            at
      Location                           Leased                Date             at 2/28/98           2/28/98
      --------                           ------                ----             ----------           -------
                                                                                       (In Thousands)
Compass
-------

Executive Office:

791 Purchase Street                       Owned                 --                $1,252             $189,470
New Bedford, MA  02740

Main Office:

572 Pleasant Street                       Owned                 --                   476
New Bedford, MA  02740

Branch Offices:

1238 Kempton Street                       Owned                 --                   570               32,538
New Bedford, MA  02740

2136 Acushnet Avenue                     Owned                  --                   353              108,559
New Bedford, MA  02745

440 Mt. Pleasant Street                Land Leased             2002                  142               43,482
New Bedford, MA  02746

585 Allen Street                          Owned                 --                   235               98,817
New Bedford, MA  02740

58 County Street                          Owned                 --                   371               26,458
New Bedford, MA  02744

125 Huttleston Avenue                     Owned                 --                   815               65,112
Fairhaven, MA  02719

88 North Dartmouth Mall                  Leased                2001                   74               44,944
Dartmouth, MA  02747

141 North Main Street                     Owned                 --                   438               38,547
Fall River, MA  02720

63 South Main Street                     Leased                2001                   21               20,134
Assonet, MA  02702

430 Wm. S. Canning Blvd.                 Leased                2003                  173               40,178
Fall River, MA  02721

54 County Street                          Owned                 --                   428               25,963
Somerset, MA  02726

                                                List of Branch Offices

                                                                              Net Book Value
                                                                               of Property &
                                                               Lease             Leasehold          Deposits
                                         Owned/             Expiration         Improvements            at
      Location                           Leased                Date             at 2/28/98           2/28/98
      --------                           ------                ----             ----------           -------
                                                                                       (In Thousands)
Compass
-------

Branch Office (continued):

620 G.A.R. Highway                        Owned                 --                  $878              $25,367
Swansea, MA  02777

782 Main Road                            Leased                2001                    5               37,473
Westport, MA  02790

32 Court Street                           Owned                 --                   784               46,786
Plymouth, MA  02360

160 North Main Street                    Leased                2005                  277                9,745
Carver, MA  02330

715 State Road                           Leased                2000                  101                5,837
Manomet, MA  02360

75 Main Street                            Owned                 --                   882               44,663
Vineyard Haven, MA  02568

517 South Road                            Owned                 --                   137                5,874
Chilmark, MA  02535

19 Main Street                           Leased                2003                  467                8,840
Edgartown, MA  02539

260 Edgartown Road                        Owned                 --                   111                8,991
Edgartown, MA  02539

Oak Bluffs Avenue                         Owned                 --                   133               14,150
Oak Bluffs, MA  02557

Under Construction:

Pilgrim Hill Road                                                                     54                   --
Plymouth, MA

786 Main Road                             Owned                 --                   512                   --
Westport, MA

                                                List of Branch Offices

                                                                              Net Book Value
                                                                               of Property &
                                                               Lease             Leasehold          Deposits
                                         Owned/             Expiration         Improvements            at
      Location                           Leased                Date             at 2/28/98           2/28/98
      --------                           ------                ----             ----------           -------
                                                                                       (In Thousands)
Compass
-------

Limited Service Banking Offices & Training Facilities:

New Bedford High School                  Agreement w/respective                       --                N/A
230 Hathaway Boulevard                   school departments
New Bedford, MA

BMC Durfee High School                   No Lease - no rental payments                --               N/A
360 Elsbree Street
Fall River, MA

                                                List of Branch Offices

                                                                              Net Book Value
                                                                               of Property &
                                                               Lease             Leasehold          Deposits
                                         Owned/             Expiration         Improvements            at
      Location                           Leased                Date             at 12/31/97         12/31/97
      --------                           ------                ----             -----------         --------
                                                                                       (In Thousands)
Sandwich
--------

Main Office:
100 Old Kings Hwy.                       Leased                2017                 $490              $95,809
Sandwich, MA

Branch Offices:

50 Cohasset Avenue                       Leased                2017                   60               33,678
Buzzards Bay, MA

30 Barlows Landing Road                   Owned                 --                   260               41,199
Pocasset, MA

261 Main Street                          Leased                2017                   59               37,785
Wareham, MA

331 Cotuit Road                          Leased                2001                  192               29,913
South Sandwich, MA

2277 Route 3A                             Owned                 --                   487               30,299
Cedarville, MA

895 Main Street                           Owned                 --                   455               22,963
Chatham, MA

310 Gifford Street                        Owned                 --                   448               31,757
Falmouth, MA

North Street & Bassett Lane               Owned                 --                   415               34,867
Hyannis, MA

51 Main Street                            Owned                 --                   686               27,871
Orleans, MA

90 Route 6A (Servicing Office)            Owned                 --                 1,007                N/A
Sandwich, MA

1029 Route 28                            Leased                1999                   82               45,024
South Yarmouth, MA

                                  EXHIBIT II-2

                            Historical Interest Rates

                                  Exhibit II-2
                          Historical Interest Rates(1)


                             Prime        90 Day       One Year      30 Year
Year/Qtr. Ended              Rate         T-Bill        T-Bill        T-Bond
---------------              ----         ------        ------        ------
1991:  Quarter 1             8.75%         5.92%         6.24%        8.26%
       Quarter 2             8.50%         5.72%         6.35%        8.43%
       Quarter 3             8.00%         5.22%         5.38%        7.80%
       Quarter 4             6.50%         3.95%         4.10%        7.47%

1992:  Quarter 1             6.50%         4.15%         4.53%        7.97%
       Quarter 2             6.50%         3.65%         4.06%        7.79%
       Quarter 3             6.00%         2.75%         3.06%        7.38%
       Quarter 4             6.00%         3.15%         3.59%        7.40%

1993:  Quarter 1             6.00%         2.95%         3.18%        6.93%
       Quarter 2             6.00%         3.09%         3.45%        6.67%
       Quarter 3             6.00%         2.97%         3.36%        6.03%
       Quarter 4             6.00%         3.06%         3.59%        6.34%

1994:  Quarter 1             6.25%         3.56%         4.44%        7.09%
       Quarter 2             7.25%         4.22%         5.49%        7.61%
       Quarter 3             7.75%         4.79%         5.94%        7.82%
       Quarter 4             8.50%         5.71%         7.21%        7.88%

1995:  Quarter 1             9.00%         5.86%         6.47%        7.43%
       Quarter 2             9.00%         5.57%         5.63%        6.63%
       Quarter 3             8.75%         5.42%         5.68%        6.51%
       Quarter 4             8.50%         5.09%         5.14%        5.96%

1996:  Quarter 1             8.25%         5.14%         5.38%        6.67%
       Quarter 2             8.25%         5.16%         5.68%        6.87%
       Quarter 3             8.25%         5.03%         5.69%        6.92%
       Quarter 4             8.25%         5.18%         5.49%        6.64%

1997:  Quarter 1             8.50%         5.32%         6.00%        7.10%
       Quarter 2             8.50%         5.17%         5.66%        6.78%
       Quarter 3             8.50%         5.10%         5.44%        6.40%
       Quarter 4             8.50%         5.34%         5.48%        5.92%

1998:  Quarter 1             8.50%         5.12%         5.39%        5.93%
May 8, 1998                  8.50%         5.17%         5.34%        5.88%


(1)   End of period data.

Source:   SNL Securities.

                                  EXHIBIT III-1

             General Characteristics of Publicly-Traded Institutions

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 California Companies
 --------------------
 AHM    Ahmanson and Co. H.F. of CA         NYSE   Nationwide         M.B.    46,679      371   12-31   10/72  75.69  8,306
 GDW    Golden West Fin. Corp. of CA        NYSE   Nationwide         M.B.    39,590      249   12-31   05/59 104.00  5,948
 GSB    Golden State Bancorp of CA          NYSE   California         Div.    16,029      178   06-30   10/83  38.88  1,996
 DSL    Downey Financial Corp. of CA        NYSE   Southern CA        Thrift   5,836       85   12-31   01/71  32.69    918
 BPLS   Bank Plus Corp. of CA               OTC    Los Angeles CA     R.E.     4,168       37   12-31     /    13.13    254
 FED    FirstFed Fin. Corp. of CA           NYSE   Los Angeles CA     R.E.     4,160       24   12-31   12/83  49.81    528
 WES    Westcorp Inc. of Orange CA          NYSE   California         Div.     3,729       26   12-31   05/86  14.81    390
 BVCC   Bay View Capital Corp. of CA        OTC    San Francisco CA   M.B.     3,246       37   12-31   05/86  31.63    642
 PFFB   PFF Bancorp of Pomona CA            OTC    Southern CA        Thrift   2,766       23   03-31   03/96  20.75    354
 HEMT   HF Bancorp of Hemet CA              OTC    Southern CA        Thrift   1,063       19   06-30   06/95  15.50     98
 ITLA   ITLA Capital Corp of CA (3)         OTC    Los Angeles CA     R.E.     1,016        6   12-31   10/95  23.00    181
 REDF   RedFed Bancorp of Redlands CA       OTC    Southern CA        Thrift   1,010       14   12-31   04/94  20.13    149
 HTHR   Hawthorne Fin. Corp. of CA          OTC    Southern CA        Thrift     928        6   12-31     /    20.50     65
 QCBC   Quaker City Bancorp of CA           OTC    Los Angeles CA     R.E.       852        8   06-30   12/93  24.63    115
 PROV   Provident Fin. Holdings of CA       OTC    Southern CA        M.B.       724       10   06-30   06/96  24.00    112
 HBNK   Highland Bancorp of CA              OTC    Los Angeles CA     R.E.       550        7   12-31     /    42.50     99
 LFCO   Life Financial Corp of CA           OTC    Southern CA        Thrift     412        5   12-31     /    22.25    146
 MBBC   Monterey Bay Bancorp of CA          OTC    West Central CA    Thrift     408        7   12-31   02/95  22.50     73
 SGVB   SGV Bancorp of W. Covina CA         OTC    Los Angeles CA     Thrift     408        8   06-30   06/95  18.75     44
 BYFC   Broadway Fin. Corp. of CA           OTC    Los Angeles CA     Thrift     125        3   12-31   01/96  12.50     11


 Florida Companies
 -----------------

 OCN    Ocwen Financial Corp. of FL         NYSE   Southeast FL       Div.     3,069        1   12-31     /    23.00  1,396
 BANC   BankAtlantic Bancorp of FL          OTC    Southeastern FL    M.B.     3,064       60   12-31   11/83  13.88    458
 BKUNA  BankUnited Fin. Corp. of FL         OTC    Miami FL           Thrift   3,029       16   09-30   12/85  17.00    242
 FFPB   First Palm Beach Bancorp of FL      OTC    Southeast FL       Thrift   1,821       47   09-30   09/93  36.25    183
 HARB   Harbor Florida Bancshrs of FL       OTC    Eastern FL         Thrift   1,274 P     23   09-30   03/98  12.31    378
 FFFL   Fidelity Bcsh MHC of FL (47.7)      OTC    Southeast FL       Thrift   1,220       20   12-31   01/94  30.50    207
 CMSV   Commty. Svgs, MHC of FL (48.5)      OTC    Southeast FL       Thrift     720       21   12-31   10/94  38.00    194

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 Florida Companies (continued)
 -----------------------------

 FFLC   FFLC Bancorp of Leesburg FL         OTC    Central FL         Thrift     400        9   12-31   01/94  20.38     76


 Mid-Atlantic Companies
 ----------------------

 DME    Dime Bancorp, Inc. of NY (3)        NYSE   NY,NJ,FL           M.B.    21,848       91   12-31   08/86  29.63  3,385
 SVRN   Sovereign Bancorp, Inc. of PA       OTC    PA,NJ,DE           M.B.    14,336      150   12-31   08/86  18.81  2,500
 GPT    GreenPoint Fin. Corp. of NY (3)     NYSE   New York City NY   Thrift  13,083       74   12-31   01/94  41.50  3,513
 ASFC   Astoria Financial Corp. of NY       OTC    New York City NY   Thrift  10,528       61   12-31   11/93  57.63  1,519
 LISB   Long Island Bancorp, Inc of NY      OTC    Long Island NY     M.B.     6,073       35   09-30   04/94  65.00  1,556
 ALBK   ALBANK Fin. Corp. of Albany NY      OTC    Upstate NY,MA,VT   Thrift   4,083      108   12-31   04/92  51.50    662
 ICBC   Independence Comm Bnk Cp of NY      OTC    New York City      Thrift   4,072 P     34   March   03/98  18.44  1,298
 ROSE   T R Financial Corp. of NY (3)       OTC    New York City NY   Thrift   3,843       15   12-31   06/93  35.00    614
 RSLN   Roslyn Bancorp, Inc. of NY (3)      OTC    Long Island NY     M.B.     3,601        8   12-31   01/97  30.00  1,285
 NBCP   Niagara Bancorp of NY MHC(45.4 (3)  OTC    Northern NY        Thrift   3,145 P     15   12/31   04/98  16.69    497
 SIB    Staten Island Bancorp of NY (3)     NYSE   New York City NY   Thrift   2,651       16   12-31   12/97  23.13  1,044
 CMSB   Commonwealth Bancorp Inc of PA      OTC    Philadelphia PA    M.B.     2,269       56   12-31   06/96  23.56    383
 NWSB   Northwest Bcrp MHC of PA (30.7      OTC    Northwest PA       Thrift   2,249       67   06-30   11/94  17.63    826
 RELY   Reliance Bancorp, Inc. of NY        OTC    New York City NY   Thrift   2,243       30   06-30   03/94  38.50    371
 HARS   Harris Fin. MHC of PA (24.3)        OTC    Harrisburg PA      M.B.     2,201       33   12-31   01/94  26.88    912
 HAVN   Haven Bancorp of Woodhaven NY       OTC    New York City NY   Thrift   1,975       33   12-31   09/93  25.75    228
 QCSB   Queens County Bancorp of NY (3)     OTC    New York City NY   Thrift   1,603       11   12-31   11/93  43.25    645
 JSB    JSB Financial, Inc. of NY (3)       NYSE   New York City NY   Thrift   1,531 S     13   12-31   06/90  54.19    536
 WSFS   WSFS Financial Corp. of DE (3)      OTC    Wilmington         Div.     1,515       16   12-31   11/86  21.81    272
 OCFC   Ocean Fin. Corp. of NJ              OTC    Eastern NJ         Thrift   1,511       10   12-31   07/96  37.75    296
 DIME   Dime Community Bancorp of NY (3)    OTC    New York City NY   Thrift   1,488       15   06-30   06/96  27.75    345
 PFSB   PennFed Fin. Services of NJ         OTC    Northern NJ        Thrift   1,476       18   06-30   07/94  17.81    172
 RCBK   Richmond County Fin Corp of NY      OTC    New York City      Thrift   1,215 P     13   June    02/98  19.75    522
 FSLA   First Source Bancorp of NJ          OTC    Eastern NJ         Thrift   1,192 P     17   12-31   04/98  10.50    333
 YFED   York Financial Corp. of PA          OTC    PA,MD              Thrift   1,182       22   06-30   02/84  24.00    214
 MFSL   Maryland Fed. Bancorp of MD         OTC    Southern MD        Thrift   1,175 S     27   02-28   06/87  39.50    257
 FFIC   Flushing Fin. Corp. of NY (3)       OTC    New York City NY   Thrift   1,088        7   12-31   11/95  26.25    205
 PVSA   Parkvale Financial Corp of PA       OTC    Southwestern PA    Thrift   1,019       29   06-30   07/87  32.00    165

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 Mid-Atlantic Companies (continued)
 ----------------------------------

 ESBF   ESB Financial Corp of PA            OTC    Western PA         Thrift     911       11   12-31   06/90  20.50    108
 PSBK   Progressive Bank, Inc. of NY (3)    OTC    Southeast NY       Thrift     883       17   12-31   08/84  42.50    164
 GAF    GA Financial Corp. of PA            AMEX   Pittsburgh PA      Thrift     784       13   12-31   03/96  20.00    152
 MBB    MSB Bancorp of Middletown NY (3)    AMEX   Southeastern NY    Thrift     765       16   12-31   09/92  33.50     95
 IBSF   IBS Financial Corp. of NJ           OTC    Southwest NJ       Thrift     728       10   09-30   10/94  17.63    193
 FBBC   First Bell Bancorp of PA            OTC    Pittsburgh PA      Thrift     676        7   12-31   06/95  20.50    134
 SFIN   Statewide Fin. Corp. of NJ          OTC    Northern NJ        Thrift     675       16   12-31   10/95  23.50    106
 TSBSD  Peoples Bancorp Inc of NJ (3)       OTC    Central NJ         Thrift     640       14   12-31   04/98  10.63    385
 FMCO   FMS Financial Corp. of NJ           OTC    Southern NJ        Thrift     628       20   12-31   12/88  46.00    110
 FSNJ   Bayonne Banchsares of NJ            OTC    Northern NJ        Thrift     611        4   03-31   08/97  16.31    148
 THRD   TF Financial Corp. of PA            OTC    PA, NJ             Thrift     597       14   12-31   07/94  27.25     87
 PULS   Pulse Bancorp of S. River NJ        OTC    Central NJ         Thrift     539        4   09-30   09/86  27.50     86
 FSPG   First Home Bancorp of NJ            OTC    NJ,DE              Thrift     538       10   12-31   04/87  32.50     88
 AHCI   Ambanc Holding Co., Inc. of NY (3)  OTC    East-Central NY    Thrift     510       12   12-31   12/95  18.94     82
 PFNC   Progress Financial Corp. of PA      OTC    Southeastern PA    Thrift     493       10   12-31   07/83  19.25     81
 LVSB   Lakeview Financial of NJ            OTC    Northern NJ        Thrift     473        8   07-31   12/93  24.00     93
 NEP    Northeast PA Fin. Corp of PA        AMEX   Northeast PA       Thrift     437 P     10   DEC     04/98  15.38     99
 CNY    Carver Bancorp, Inc. of NY          AMEX   New York, NY       Thrift     416        7   03-31   10/94  15.38     36
 RARB   Raritan Bancorp of Raritan NJ (3)   OTC    Central NJ         Thrift     408        6   12-31   03/87  28.75     68
 FSBI   Fidelity Bancorp, Inc. of PA        OTC    Southwestern PA    Thrift     393        8   09-30   06/88  25.63     50
 FKFS   First Keystone Fin. Corp of PA      OTC    Philadelphia PA    Thrift     379        5   09-30   01/95  20.75     50
 PBCI   Pamrapo Bancorp, Inc. of NJ         OTC    Northern NJ        Thrift     377       10   12-31   11/89  29.00     82
 SHEN   First Shenango Bancorp of PA        OTC    Western PA         Thrift     375        4   12-31   04/93  44.75     93
 FOBC   Fed One Bancorp of Wheeling WV      OTC    Northern WV,OH     Thrift     367       11   12-31   01/95  36.75     88
 WSBI   Warwick Community Bncrp of NY (3)   OTC    Southeast NY       Thrift     350 P      4   05-31   12/97  17.25    114
 HARL   Harleysville SB of PA               OTC    Southeastern PA    Thrift     348        4   09-30   08/87  33.00     55
 YFCB   Yonkers Fin. Corp. of NY            OTC    Yonkers NY         Thrift     332        4   09-30   04/96  19.25     58
 LFBI   Little Falls Bancorp of NJ          OTC    New Jersey         Thrift     329        6   12-31   01/96  20.25     50
 CVAL   Chester Valley Bancorp of PA        OTC    Southeastern PA    Thrift     326        7   06-30   03/87  33.00     72
 EQSB   Equitable FSB of Wheaton MD         OTC    Central MD         Thrift     322        4   09-30   09/93  33.25     40
 FIBC   Financial Bancorp, Inc. of NY       OTC    New York City NY   Thrift     308        5   09-30   08/94  26.00     44
 PHFC   Pittsburgh Home Fin Corp of PA      OTC    Pittsburgh PA      Thrift     300        9   09-30   04/96  18.50     36
 CATB   Catskill Fin. Corp. of NY (3)       OTC    Albany NY          Thrift     295        4   09-30   04/96  18.00     80

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 Mid-Atlantic Companies (continued)
 ----------------------------------

 WVFC   WVS Financial Corp. of PA           OTC    Pittsburgh PA      Thrift     292        5   06-30   11/93  39.13     71
 LFED   Leeds Fed Bksr MHC of MD (36.3      OTC    Baltimore MD       Thrift     291        1   06-30   05/94  20.75    108
 FBER   1st Bergen Bancorp of NJ            OTC    Northern NJ        Thrift     290        4   12-31   04/96  19.38     53
 WYNE   Wayne Bancorp, Inc. of NJ           OTC    Northern NJ        Thrift     270        5   12-31   06/96  32.00     64
 WSB    Washington SB, FSB of MD            AMEX   Southeastern MD    Thrift     266        5   12-31     /     7.88     35
 ALLB   Alliance Bank MHC of PA (19.9)      OTC    Southeast PA       Thrift     260        7   12-31   03/95  33.50    110
 SKAN   Skaneateles Bancorp Inc of NY (3)   OTC    Northwest NY       Thrift     256        9   12-31   06/86  18.88     27
 IFSB   Independence FSB of DC              OTC    Washington DC      Ret.       252 S      2   12-31   06/85  20.50     26
 SBFL   SB Fngr Lakes MHC of NY (33.1)      OTC    Western NY         Thrift     248        5   12-31   11/94  20.00     71
 HRBF   Harbor Federal Bancorp of MD        OTC    Baltimore MD       Thrift     234        9   03-31   08/94  24.75     42
 ESBK   Elmira Svgs Bank (The) of NY (3)    OTC    NY,PA              Thrift     231        6   12-31   03/85  30.00     22
 PHSB   Ppls Home SB, MHC of PA (45.0)      OTC    Western PA         Thrift     218        9   12-31   07/97  20.88     58
 LARL   Laurel Capital Group of PA          OTC    Southwestern PA    Thrift     213        6   06-30   02/87  21.25     46
 PBHC   Pathfinder BC MHC of NY (46.1) (3)  OTC    Upstate NY         Thrift     197        5   12-31   11/95  24.00     68
 PEEK   Peekskill Fin. Corp. of NY          OTC    Southeast NY       Thrift     184        3   06-30   12/95  17.25     52
 PLSK   Pulaski SB, MHC of NJ (46.0)        OTC    New Jersey         Thrift     182        6   12-31   04/97  19.00     40
 SFED   SFS Bancorp of Schenectady NY       OTC    Eastern NY         Thrift     174        4   12-31   06/95  25.00     30
 AFED   AFSALA Bancorp, Inc. of NY          OTC    Central NY         Thrift     160        5   09-30   10/96  19.00     26
 SKBO   First Carnegie MHC of PA(45.0)      OTC    Western PA         Thrift     144        3   03-31   04/97  20.25     47
 PRBC   Prestige Bancorp of PA              OTC    Southwestern PA    Thrift     143        4   12-31   06/96  24.25     22
 CFKY   Columbia Financial of KY            ***    NorthCentral KY    Thrift     127 P      5   12-31   04/98  16.13     43
 TPNZ   Tappan Zee Fin., Inc. of NY         OTC    Southeast NY       Thrift     125 S      1   03-31   10/95  20.38     30
 GOSB   GSB Financial Corp. of NY (3)       OTC    Southeast NY       Thrift     116        2   09-30   07/97  17.56     39
 AFBC   Advance Fin. Bancorp of WV          OTC    Northern Neck WV   Thrift     108        2   06-30   01/97  18.13     20
 WHGB   WHG Bancshares of MD                OTC    Baltimore MD       Thrift     101        5   09-30   04/96  17.75     25
 USAB   USABancshares, Inc of PA (3)        OTC    Philadelphia PA    Thrift      89        1   12-31     /    13.50     10
 SHSB   SHS Bancorp, Inc. of PA             OTC    Pittsburgh, PA     Thrift      89        3   12-31   10/97  17.75     15
 ALBC   Albion Banc Corp. of Albion NY      OTC    Western NY         Thrift      72        2   09-30   07/93  11.00      8
 PWBK   Pennwood Bancorp, Inc. of PA        OTC    Pittsburgh PA      Thrift      47        3   06-30   07/96  19.50     11

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 Mid-West Companies
 ------------------

 COFI   Charter One Financial of OH         OTC    OH,MI,NY           Div.    19,760      221   12-31   01/88  68.13  4,365
 CFB    Commercial Federal Corp. of NE      NYSE   NE,CO,KS,OK,IA     M.B.     7,189      108   06-30   12/84  35.13  1,416
 SPBC   St. Paul Bancorp, Inc. of IL        OTC    Chicago IL         Div.     4,557       52   12-31   05/87  24.88    854
 CTZN   CitFed Bancorp of Dayton OH         OTC    Dayton OH          M.B.     3,460       35   03-31   01/92  50.50    657
 MAFB   MAF Bancorp, Inc. of IL             OTC    Chicago IL         Thrift   3,458       21   12-31   01/90  38.75    582
 ABCW   Anchor Bancorp Wisconsin of WI      OTC    Wisconsin          M.B.     1,941       35   03-31   07/92  43.38    389
 FLGS   Flagstar Bancorp, Inc of MI         OTC    MI                 Thrift   1,901       19   12/31     /    27.00    369
 DNFC   D&N Financial Corp. of MI           OTC    Northern MI        Ret.     1,815       37   12-31   02/85  27.75    253
 FISB   First Indiana Corp. of IN           OTC    Central IN         M.B.     1,613       26   12-31   08/83  24.38    311
 STFR   St. Francis Cap. Corp. of WI        OTC    Milwaukee WI       Thrift   1,598       23   09-30   06/93  43.25    226
 FTFC   First Fed. Capital Corp. of WI      OTC    Southern WI        M.B.     1,544       49   12-31   11/89  35.00    324
 ABCL   Alliance Bancorp, Inc. of IL        OTC    Chicago IL         M.B.     1,364       14   12-31   07/92  28.00    225
 JSBA   Jefferson Svgs Bancorp of MO        OTC    St. Louis MO,TX    Thrift   1,238       32   12-31   04/93  30.75    308
 METF   Metropolitan Fin. Corp. of OH       OTC    Northeast OH       Thrift     925       15   12-31     /    16.25    115
 OFCP   Ottawa Financial Corp. of MI        OTC    Western MI         Thrift     886       26   12-31   08/94  29.06    154
 CFSB   CFSB Bancorp of Lansing MI          OTC    Central MI         Thrift     853       17   12-31   06/90  27.75    207
 GSBC   Great Southern Bancorp of MO        OTC    Southwest MO       Thrift     750       25   06-30   12/89  25.88    209
 NASB   North American SB, FSB of MO        OTC    KS,MO              M.B.       734        7   09-30   09/85  64.00    143
 HOMF   Home Fed Bancorp of Seymour IN      OTC    Southern IN        Thrift     709       16   06-30   01/88  32.00    164
 HMNF   HMN Financial, Inc. of MN           OTC    Southeast MN       Thrift     691        7   12-31   06/94  27.38    113
 SFSL   Security First Corp. of OH          OTC    Northeastern OH    R.E.       678       14   03-31   01/88  24.75    187
 FNGB   First Northern Cap. Corp of WI      OTC    Northeast WI       Thrift     668       19   12-31   12/83  13.75    123
 MSBK   Mutual SB, FSB of Bay City MI       OTC    Michigan           M.B.       645       22   12-31   07/92  12.13     52
 FFYF   FFY Financial Corp. of OH           OTC    Youngstown OH      Thrift     615       10   06-30   06/93  34.38    139
 EMLD   Emerald Financial Corp. of OH       OTC    Cleveland OH       Thrift     604       14   12-31     /    28.75    148
 HFFC   HF Financial Corp. of SD            OTC    South Dakota       Thrift     581       19   06-30   04/92  35.00    103
 FDEF   First Defiance Fin.Corp. of OH      OTC    Northwest OH       Thrift     580       10   12-31   10/95  15.25    124
 HFGI   Harrington Fin. Group of IN         OTC    Eastern IN         Thrift     545        4   06-30     /    11.50     38
 AVND   Avondale Fin. Corp. of IL           OTC    Chicago IL         Ret.       542        5   12-31   04/95  17.00     57
 FFOH   Fidelity Financial of OH            OTC    Cincinnati OH      Thrift     535       12   12-31   03/96  17.88    100
 CAFI   Camco Fin. Corp. of OH              OTC    Eastern OH         M.B.       521       11   12-31     /    29.88     96
 FCBF   FCB Fin. Corp. of Neenah WI         OTC    Eastern WI         Thrift     520       13   03-31   09/93  32.50    126
 FBCI   Fidelity Bancorp of Chicago IL      OTC    Chicago IL         Thrift     490        5   09-30   12/93  24.75     70

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 Mid-West Companies (continued)
 ------------------------------

 CBCI   Calumet Bancorp of Chicago IL       OTC    Chicago IL         Thrift     487        5   12-31   02/92  37.50    118
 FFSX   First FSB MHC Sxld of IA(46.1)      OTC    Western IA         Thrift     459       13   06-30   07/92  38.00    108
 SFSB   SuburbFed Fin. Corp. of IL          OTC    IL,IN              Thrift     438       12   12-31   03/92  47.50     60
 PERM   Permanent Bancorp, Inc. of IN       OTC    Southwest IN       Thrift     420       11   03-31   04/94  16.63     70
 HALL   Hallmark Capital Corp. of WI        OTC    Milwaukee WI       Thrift     414        3   06-30   01/94  15.50     45
 CASH   First Midwest Fin., Inc. of OH      OTC    IA,SD              R.E.       408       12   09-30   09/93  23.75     64
 FFHH   FSF Financial Corp. of MN           OTC    Southern MN        Thrift     403       11   09-30   10/94  20.38     60
 PVFC   PVF Capital Corp. of OH             OTC    Cleveland OH       R.E.       396        9   06-30   12/92  27.63     73
 PMFI   Perpetual Midwest Fin. of IA        OTC    EastCentral IA     Thrift     392        5   06-30   03/94  30.31     59
 FMBD   First Mutual Bancorp Inc of IL      OTC    Central IL         Thrift     391       14   12-31   07/95  18.38     65
 ASBI   Ameriana Bancorp of IN              OTC    Eastern IN,OH      Thrift     391        8   12-31   03/87  20.75     67
 FFKY   First Fed. Fin. Corp. of KY         OTC    Central KY         Thrift     388        8   06-30   07/87  26.31    109
 CBSB   Charter Financial Inc. of IL        OTC    Southern IL        Thrift     382        8   09-30   12/95  34.75    145
 WOFC   Western Ohio Fin. Corp. of OH       OTC    Western OH         Thrift     372       10   12-31   07/94  26.63     63
 SWBI   Southwest Bancshares of IL          OTC    Chicago IL         Thrift     368        6   12-31   06/92  32.75     91
 INBI   Industrial Bancorp of OH            OTC    Northern OH        Thrift     364       10   12-31   08/95  22.25    113
 HBEI   Home Bancorp of Elgin IL            OTC    Northern IL        Thrift     353        4   12-31   09/96  17.63    121
 HBFW   Home Bancorp of Fort Wayne IN       OTC    Northeast IN       Thrift     350        9   09-30   03/95  34.25     81
 KNK    Kankakee Bancorp, Inc. of IL        AMEX   Illinois           Thrift     343        9   12-31   01/93  35.88     49
 WFI    Winton Financial Corp. of OH        AMEX   Cincinnati OH      R.E.       324 S      5   09-30   08/88  19.06     77
 WCBI   WestCo Bancorp, Inc. of IL          OTC    Chicago IL         Thrift     316        1   12-31   06/92  29.25     72
 FSFF   First SecurityFed Fin of IL         OTC    Chicago, IL        Thrift     316        5   12-31   10/97  16.75    107
 GFCO   Glenway Financial Corp. of OH       OTC    Cincinnati OH      Thrift     305        5   06-30   11/90  20.25     46
 EFBI   Enterprise Fed. Bancorp of OH       OTC    Cincinnati OH      Thrift     301        5   09-30   10/94  29.00     58
 PFDC   Peoples Bancorp of Auburn IN        OTC    Northeastern IN    Thrift     294        7   09-30   07/87  22.00     74
 CBK    Citizens First Fin.Corp. of IL      AMEX   Central IL         Thrift     274        7   12-31   05/96  20.25     51
 MFBC   MFB Corp. of Mishawaka IN           OTC    Northern IN        Thrift     264        5   09-30   03/94  26.63     44
 FBCV   1st Bancorp of Vincennes IN         OTC    Southwestern IN    M.B.       256        2   06-30   04/87  31.00     34
 WAYN   Wayne Svgs Bks MHC of OH (47.8      OTC    Central OH         Thrift     255        6   03-31   06/93  30.00     68
 CAPS   Capital Savings Bancorp of MO       OTC    Central MO         Thrift     242        8   06-30   12/93  22.25     42
 OHSL   OHSL Financial Corp. of OH          OTC    Cincinnati, OH     Thrift     239        5   12-31   02/93  16.75     42
 HFBC   HopFed Bancorp of KY                OTC    Southwest KY       Thrift     237 P      5   09-30   02/98  21.88     88
 LARK   Landmark Bancshares, Inc of KS      OTC    Central KS         Thrift     234        5   09-30   03/94  26.88     45

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 Mid-West Companies (continued)
 ------------------------------

 GFED   Guaranty Fed Bancshares of MO       OTC    Southwest MO       Thrift     231        4   06-30   12/97  13.13     82
 FFHS   First Franklin Corp. of OH          OTC    Cincinnati OH      Thrift     231        7   12-31   01/88  28.75     34
 EBI    Equality Bancorp, Inc. of MO        AMEX   St Louis           Thrift     229        3   03-31   12/97  15.06     37
 MBLF   MBLA Financial Corp. of MO          OTC    Northeast MO       Thrift     224        2   06-30   06/93  25.00     32
 MFFC   Milton Fed. Fin. Corp. of OH        OTC    Southwest OH       Thrift     219        3   09-30   10/94  15.75     35
 BFFC   Big Foot Fin. Corp. of IL           OTC    Chicago IL         Thrift     216        3   06-30   12/96  21.44     54
 FFED   Fidelity Fed. Bancorp of IN         OTC    Southwestern IN    Thrift     216        4   06-30   08/87   7.88     25
 FFFD   North Central Bancshares of IA      OTC    Central IA         Thrift     215 S      4   12-31   03/96  24.75     81
 CMRN   Cameron Fin. Corp. of MO            OTC    Northwest MO       Thrift     211        3   09-30   04/95  21.50     55
 FFBZ   First Federal Bancorp of OH         OTC    Eastern OH         Thrift     209        6   09-30   07/92  24.00     38
 LSBI   LSB Fin. Corp. of Lafayette IN      OTC    Central IN         Thrift     207        4   12-31   02/95  32.50     30
 WEFC   Wells Fin. Corp. of Wells MN        OTC    Southcentral MN    Thrift     201        8   12-31   04/95  21.50     42
 NEIB   Northeast Indiana Bncrp of IN       OTC    Northeast IN       Thrift     199        3   12-31   06/95  21.50     37
 MARN   Marion Capital Holdings of IN       OTC    Central IN         Thrift     192        2   06-30   03/93  28.50     51
 FFWC   FFW Corporation of Wabash IN        OTC    Central IN         Thrift     191        4   06-30   04/93  18.50     27
 PULB   Pulaski Bk,SB MHC of MO (29.8)      OTC    St. Louis MO       Thrift     179 S      5   09-30   05/94  46.75     98
 PFED   Park Bancorp of Chicago IL          OTC    Chicago IL         Thrift     177        3   12-31   08/96  19.13     45
 HMLK   Hemlock Fed. Fin. Corp. of IL       OTC    Chicago IL         Thrift     177        3   12-31   04/97  18.88     38
 EGLB   Eagle BancGroup of IL               OTC    Central IL         Thrift     171        3   12-31   07/96  20.38     24
 BWFC   Bank West Fin. Corp. of MI          OTC    Southeast MI       Thrift     170        3   06-30   03/95  14.13     37
 JXSB   Jcksnville SB,MHC of IL (45.6)      OTC    Central IL         Thrift     168        4   12-31   04/95  23.25     44
 FFWD   Wood Bancorp of OH                  OTC    Northern OH        Thrift     167        7   06-30   08/93  18.50     49
 FBSI   First Bancshares, Inc. of MO        OTC    Southcentral MO    Thrift     162        6   06-30   12/93  13.50     30
 SMBC   Southern Missouri Bncrp of MO       OTC    Southeast MO       Thrift     160        8   06-30   04/94  20.50     33
 QCFB   QCF Bancorp of Virginia MN          OTC    Northeast MN       Thrift     153        2   06-30   04/95  30.25     42
 MWBI   Midwest Bancshares, Inc. of IA      OTC    Southeast IA       Thrift     148        4   12-31   11/92  17.00     17
 GTPS   Great American Bancorp of IL        OTC    East Central IL    Thrift     142        3   12-31   06/95  20.75     33
 RIVR   River Valley Bancorp of IN          OTC    Southeast IN       Thrift     137        6   12-31   12/96  20.25     24
 MIFC   Mid Iowa Financial Corp. of IA      OTC    Central IA         Thrift     135        7   09-30   10/92  12.13     21
 WEHO   Westwood Hmstd Fin Corp of OH       OTC    Cincinnati OH      Thrift     134        2   12-31   09/96  14.69     42
 FKKY   Frankfort First Bancorp of KY       OTC    Frankfort KY       Thrift     133        3   06-30   07/95  17.00     28
 CLAS   Classic Bancshares, Inc. of KY      OTC    Eastern KY         Thrift     132 S      3   03-31   12/95  18.50     24
 UCBC   Union Community Bancorp of IN       OTC    W.Central IN       Thrift     132        1   12-31   12/97  15.50     47

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 Mid-West Companies (continued)
 ------------------------------

 NBSI   North Bancshares of Chicago IL      OTC    Chicago IL         Thrift     123        2   12-31   12/93  17.38     22
 PTRS   Potters Financial Corp of OH        OTC    Northeast OH       Thrift     123        4   12-31   12/93  19.50     19
 BDJI   First Fed. Bancorp. of MN           OTC    Northern MN        Thrift     119        5   09-30   04/95  20.25     20
 HFSA   Hardin Bancorp of Hardin MO         OTC    Western MO         Thrift     115        3   03-31   09/95  19.00     16
 FFSL   First Independence Corp. of KS      OTC    Southeast KS       Thrift     114        2   09-30   10/93  14.00     13
 ASBP   ASB Financial Corp. of OH           OTC    Southern OH        Thrift     113        1   06-30   05/95  14.25     23
 CBES   CBES Bancorp, Inc. of MO            OTC    Western MO         Thrift     111        2   06-30   09/96  22.80     21
 HFFB   Harrodsburg 1st Fin Bcrp of KY      OTC    Central KY         Thrift     109        2   09-30   10/95  17.69     35
 FTNB   Fulton Bancorp, Inc. of MO          OTC    Central MO         Thrift     108        2   06-30   10/96  22.50     39
 DCBI   Delphos Citizens Bancorp of OH      OTC    Northwest OH       Thrift     108        1   09-30   11/96  22.00     42
 PSFC   Peoples Sidney Fin. Corp of OH      OTC    WestCentral OH     Thrift     106        1   06-30   04/97  18.94     34
 MONT   Montgomery Fin. Corp. of IN         OTC    Westcentral IN     Thrift     106        4   06-30   07/97  13.00     21
 FTSB   Fort Thomas Fin. Corp. of KY        OTC    Northern KY        Thrift     100        2   09-30   06/95  15.25     22
 AMFC   AMB Financial Corp. of IN           OTC    Northwest IN       Thrift     100        4   12-31   04/96  18.88     18
 NWEQ   Northwest Equity Corp. of WI        OTC    Northwest WI       Thrift     100        3   03-31   10/94  20.63     17
 CNSB   CNS Bancorp, Inc. of MO             OTC    Central MO         Thrift      98        5   12-31   06/96  17.88     30
 THR    Three Rivers Fin. Corp. of MI       AMEX   Southwest MI       Thrift      97        4   06-30   08/95  19.38     16
 CIBI   Community Inv. Bancorp of OH        OTC    NorthCentral OH    Thrift      96        3   06-30   02/95  20.75     18
 WCFB   Wbstr Cty FSB MHC of IA (45.2)      OTC    Central IA         Thrift      95        1   12-31   08/94  20.88     44
 HHFC   Harvest Home Fin. Corp. of OH       OTC    Southwest OH       Thrift      93        3   09-30   10/94  16.50     15
 LXMO   Lexington B&L Fin. Corp. of MO      OTC    West Central MO    Thrift      92        1   09-30   06/96  16.50     18
 FFDF   FFD Financial Corp. of OH           OTC    Northeast OH       Thrift      92        1   06-30   04/96  22.88     33
 HZFS   Horizon Fin'l. Services of IA       OTC    Central IA         Thrift      89        3   06-30   06/94  15.75     14
 SFFC   StateFed Financial Corp. of IA      OTC    Des Moines IA      Thrift      89        2   06-30   01/94  14.50     23
 PSFI   PS Financial of Chicago IL          OTC    Chicago IL         Thrift      88        1   12-31   11/96  14.50     30
 SOBI   Sobieski Bancorp of S. Bend IN      OTC    Northern IN        Thrift      88        3   06-30   03/95  19.13     15
 KYF    Kentucky First Bancorp of KY        AMEX   Central KY         Thrift      86        2   06-30   08/95  15.00     19
 LOGN   Logansport Fin. Corp. of IN         OTC    Northern IN        Thrift      86        1   12-31   06/95  17.50     22
 PCBC   Perry Co. Fin. Corp. of MO          OTC    EastCentral MO     Thrift      85        1   09-30   02/95  23.50     19
 PFFC   Peoples Fin. Corp. of OH            OTC    Northeast OH       Thrift      82        2   09-30   09/96  15.63     22
 HLFC   Home Loan Financial Corp of OH      OTC    Central Ohio       Thrift      81 P      0           03/98  15.88     36
 MSBF   MSB Financial, Inc of MI            OTC    Southcentral MI    Thrift      77        2   06-30   02/95  18.00     22
 HCFC   Home City Fin. Corp. of OH          OTC    Southwest OH       Thrift      72        1   06-30   12/96  21.00     19

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 Mid-West Companies (continued)
 ------------------------------

 CKFB   CKF Bancorp of Danville KY          OTC    Central KY         Thrift      63        1   12-31   01/95  19.13     16
 NSLB   NS&L Bancorp, Inc of Neosho MO      OTC    Southwest MO       Thrift      58        2   09-30   06/95  17.81     12
 MRKF   Market Fin. Corp. of OH             OTC    Cincinnati OH      Thrift      57        2   09-30   03/97  15.00     20
 FLKY   First Lancaster Bncshrs of KY       OTC    Central KY         Thrift      50        1   06-30   07/96  15.75     15
 CSBF   CSB Financial Group Inc of IL       OTC    Centralia IL       Thrift      49 S      2   09-30   10/95  13.63     11
 RELI   Reliance Bancshares Inc of WI       OTC    Milwaukee WI       Thrift      45        1   06-30   04/96   8.75     21
 HWEN   Home Financial Bancorp of IN        OTC    Central IN         Thrift      44        1   06-30   07/96   9.25      9
 JOAC   Joachim Bancorp, Inc. of MO         OTC    Eastern MO         Thrift      34        1   03-31   12/95  16.75     12
 EFC    EFC Bancorp Inc of IL               AMEX   Southeast IL       Thrift       0 P      6   DEC     04/98  14.19      0


 New England Companies
 ---------------------

 PBCT   Peoples Bank, MHC of CT (40.1) (3)  OTC    Southwestern CT    Div.     8,184      111   12-31   07/88  38.00  2,435
 WBST   Webster Financial Corp. of CT       OTC    Central CT         Thrift   7,020       84   12-31   12/86  32.69    896
 PHBK   Peoples Heritage Fin Grp of ME (3)  OTC    ME,NH,MA           Div.     6,795      141   12-31   12/86  48.25  1,343
 SISB   SIS Bancorp, Inc. of MA (3)         OTC    Central MA         Div.     1,734       25   12-31   02/95  42.00    293
 BRKL   Brookline Bncp MHC of MA(47.0)      OTC    Brookline          Thrift   1,451 P      5   08-31   03/98  17.19    500
 ANDB   Andover Bancorp, Inc. of MA (3)     OTC    MA,NH              M.B.     1,323       12   12-31   05/86  42.75    221
 FESX   First Essex Bancorp of MA (3)       OTC    MA,NH              Div.     1,197       15   12-31   08/87  22.88    172
 FAB    FirstFed America Bancorp of MA      AMEX   MA,RI              M.B.     1,160       13   03-31   01/97  22.63    197
 AFCB   Affiliated Comm BC, Inc of MA       OTC    MA                 Thrift   1,155       12   12-31   10/95  38.50    253
 MDBK   Medford Bancorp, Inc. of MA (3)     OTC    Eastern MA         Thrift   1,136       16   12-31   03/86  44.00    200
 FFES   First Fed of E. Hartford CT         OTC    Central CT         Thrift     983       12   12-31   06/87  40.00    109
 BFD    BostonFed Bancorp of MA             AMEX   Boston MA          M.B.       975       10   12-31   10/95  24.06    130
 DIBK   Dime Financial Corp. of CT (3)      OTC    Central CT         Thrift     958       11   12-31   07/86  34.00    176
 MASB   MassBank Corp. of Reading MA (3)    OTC    Eastern MA         Thrift     925       15   12-31   05/86  49.75    178
 MECH   MECH Financial Inc of CT (3)        OTC    Hartford CT        Thrift     892       14   12-31   06/96  30.00    159
 PBKB   People's Bancshares of MA (3)       OTC    Southeastern MA    Thrift     763       14   12-31   10/86  26.88     88
 NSSY   NSS Bancorp of CT (3)               OTC    Southwest CT       Thrift     671 S      8   12-31   06/94  43.00    105
 BKC    American Bank of Waterbury CT (3)   AMEX   Western CT         Thrift     639       14   12-31   12/81  30.00    140
 MWBX   MetroWest Bank of MA (3)            OTC    Eastern MA         Thrift     609       12   12-31   10/86   7.94    113
 SOSA   Somerset Savings Bank of MA (3)     OTC    Eastern MA         R.E.       540        5   12-31   07/86   5.13     86

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 New England Companies (continued)
 ---------------------------------

 ABBK   Abington Bancorp of MA (3)          OTC    Southeastern MA    M.B.       532        8   12-31   06/86  19.75     70
 SWCB   Sandwich Bancorp of MA (3)          OTC    Southeastern MA    Thrift     519       11   12-31   07/86  64.00    124
 BKCT   Bancorp Connecticut of CT (3)       OTC    Central CT         Thrift     443        3   12-31   07/86  20.13    103
 WRNB   Warren Bancorp of Peabody MA (3)    OTC    Eastern MA         R.E.       371        6   12-31   07/86  27.88    107
 CEBK   Central Co-Op. Bank of MA (3)       OTC    Eastern MA         Thrift     367        8   03-31   10/86  29.75     58
 LSBX   Lawrence Savings Bank of MA (3)     OTC    Northeastern MA    Thrift     360        5   12-31   05/86  17.88     77
 NMSB   Newmil Bancorp, Inc. of CT (3)      OTC    Western CT         Thrift     356       15   06-30   02/86  13.81     53
 NHTB   NH Thrift Bancshares of NH          OTC    Central NH         Thrift     318       10   12-31   05/86  20.00     42
 BYS    Bay State Bancorp of MA (3)         NYSE   Brookline          Thrift     290 P      0   DEC     03/98  28.88     73
 NBN    Northeast Bancorp of ME (3)         AMEX   Eastern ME         Thrift     279       11   06-30   08/87  17.75     39
 ANE    Alliance Bancorp of NE, of CT (3)   AMEX   Northern CT        Thrift     247        7   12-31   12/86  24.00     39
 IPSW   Ipswich SB of Ipswich MA (3)        OTC    Northwest MA       Thrift     227        6   12-31   05/93  19.00     45
 HIFS   Hingham Inst. for Sav. of MA (3)    OTC    Eastern MA         Thrift     223        5   12-31   12/88  35.50     46
 HPBC   Home Port Bancorp, Inc. of MA (3)   OTC    Southeastern MA    Thrift     209        2   12-31   08/88  25.88     48
 MYST   Mystic Financial of MA (3)          OTC    Medford            Thrift     181 P      3   06-30   01/98  16.88     46
 KSBK   KSB Bancorp of Kingfield ME (3)     OTC    Western ME         M.B.       150 S      8   12-31   06/93  18.25     23
 FCME   First Coastal Corp. of ME (3)       OTC    Southern ME        Thrift     146        7   12-31     /    13.63     19
 MFLR   Mayflower Co-Op. Bank of MA (3)     OTC    Southeastern MA    Thrift     132        4   04-30   12/87  25.00     22
 NTMG   Nutmeg FS&LA of CT                  OTC    Eastern CT         M.B.       105 S      3   12-31     /    11.00     11
 FCB    Falmouth Bancorp, Inc. of MA (3)    AMEX   Southeast MA       Thrift      98        2   09-30   03/96  20.25     29
 MCBN   Mid-Coast Bancorp of ME             OTC    Eastern ME         Thrift      63        2   03-31   11/89  12.13      9


 North-West Companies
 --------------------

 WAMU   Washington Mutual, Inc. of WA (3)   OTC    CA,WA,FL,OR,UT     Div.    96,981      914   12-31   03/83  69.88 18,021
 WFSL   Washington Federal, Inc. of WA      OTC    Western US         Thrift   5,713      104   09-30   11/82  27.75  1,454
 IWBK   Interwest Bancorp of WA             OTC    Western WA         Div.     1,982       39   09-30     /    44.38    374
 STSA   Sterling Financial Corp. of WA      OTC    WA,OR              M.B.     1,876       41   12-31     /    27.13    206
 FWWB   First Savings Bancorp of WA         OTC    Central WA         Thrift   1,099 S     20   03-31   11/95  24.88    253
 KFBI   Klamath First Bancorp of OR         OTC    Southern OR        Thrift     975       33   09-30   10/95  21.38    214
 HRZB   Horizon Financial Corp. of WA (3)   OTC    Northwest WA       Thrift     533       12   03-31   08/86  18.00    135
 FMSB   First Mutual SB of Bellevue WA (3)  OTC    Western WA         M.B.       451 S      8   12-31   12/85  17.75     74

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 North-West Companies (continued)
 --------------------------------

 CASB   Cascade Financial Corp. of WA       OTC    Seattle WA         Thrift     423       11   06-30   09/92  17.75     60
 OTFC   Oregon Trail Fin. Corp. of OR       OTC    Baker City         Thrift     369 S      7   03-31   10/97  17.38     75
 HFWA   Heritage Financial Corp of WA       OTC    NW Washington      Thrift     311 P     10   06-30   01/98  15.88    155
 TSBK   Timberland Bancorp of WA            OTC    Grays Harbor       Thrift     269 P      5   06-30   01/98  18.25    121
 RVSB   Riverview Bancorp of WA             OTC    Southwest WA       Thrift     263        9   03-31   10/97  18.31    113
 FBNW   FirstBank Corp of Clarkston WA      OTC    West. WA/East ID   Thrift     183        5   03-31   07/97  23.00     46
 EFBC   Empire Federal Bancorp of MT        OTC    Southern MT        Thrift     110        3   12-31   01/97  17.00     44


 South-East Companies
 --------------------

 BNKU   Bank United Corp. of TX             OTC    TX,AZ              Thrift  12,523       71   09-30   08/96  50.50  1,596
 FFCH   First Fin. Holdings Inc. of SC      OTC    Charleston SC      Div.     1,793       34   09-30   11/83  24.00    325
 FLFC   First Liberty Fin. Corp. of GA      OTC    Georgia            M.B.     1,275       31   09-30   12/83  24.50    285
 EBSI   Eagle Bancshares of Tucker GA       OTC    Atlanta GA         Thrift     934       14   03-31   04/86  22.75    130
 HFNC   HFNC Financial Corp. of NC          OTC    Charlotte NC       Thrift     911       10   06-30   12/95  13.31    229
 CNIT   Cenit Bancorp of Norfolk VA         OTC    Southeastern VA    Thrift     718       19   12-31   08/92  26.50    132
 VABF   Va. Beach Fed. Fin. Corp of VA      OTC    Southeast VA       M.B.       616       14   12-31   11/80  18.63     93
 CFCP   Coastal Fin. Corp. of SC            OTC    South Carolina     Thrift     564        9   09-30   09/90  22.00    103
 FFBH   First Fed. Bancshares of AR         OTC    Northern AR        Thrift     550       13   12-31   05/96  27.75    136
 FSPT   FirstSpartan Fin. Corp. of SC       OTC    Northwestern SC    Thrift     495        7   06-30   07/97  45.50    202
 PFSL   Pocahontas Bancorp of AR            OTC    Northeast AR       Thrift     420 P      6   09-30   04/98  10.06     67
 TSH    Teche Holding Company of LA         AMEX   Southern LA        Thrift     409        9   09-30   04/95  20.25     70
 COOP   Cooperative Bancshares of NC        OTC    Eastern NC         Thrift     369       16   12-31   08/91  18.00     54
 CAVB   Cavalry Bancorp of TN               OTC    Murfreesburg       Thrift     347 P      0   Sept    03/98  23.50    177
 FSTC   First Citizens Corp of GA           OTC    Western GA         M.B.       337 S      9   03-31   03/86  31.75     88
 HBSC   Heritage Bancorp, Inc of SC         OTC    Laurens            Thrift     312 P      4   Sept    04/98  22.06    102
 UFRM   United FSB of Rocky Mount NC        OTC    Eastern NC         M.B.       304       13   12-31   07/80  18.25     60
 SOPN   First Svgs Bancorp of NC            OTC    Central NC         Thrift     301        5   06-30   01/94  24.00     89
 ANA    Acadiana Bancshares, Inc of LA      AMEX   Southern LA        Thrift     277        5   12-31   07/96  23.75     61
 FLAG   Flag Financial Corp of GA           OTC    Western GA         M.B.       248        4   12-31   12/86  19.00     39
 SSFC   South Street Fin. Corp. of NC (3)   OTC    South Central NC   Thrift     229        2   09-30   10/96  10.13     47
 CFTP   Community Fed. Bancorp of MS        OTC    Northeast MS       Thrift     229        2   09-30   03/96  17.75     80

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 South-East Companies (continued)
 --------------------------------

 HCBB   HCB Bancshares of Camden AR         OTC    Southern AR        Thrift     205        7   06-30   05/97  15.63     41
 ESX    Essex Bancorp of Norfolk VA         AMEX   VA,NC              M.B.       195        4   12-31   07/90   4.06      4
 CFFC   Community Fin. Corp. of VA          OTC    Central VA         Thrift     183        4   03-31   03/88  16.25     42
 FTF    Texarkana Fst. Fin. Corp of AR      AMEX   Southwest AR       Thrift     180        5   09-30   07/95  28.31     50
 GSFC   Green Street Fin. Corp. of NC       OTC    Southern NC        Thrift     180        3   09-30   04/96  16.75     72
 FFDB   FirstFed Bancorp, Inc. of AL        OTC    Central AL         Thrift     179        8   03-31   11/91  25.00     29
 FGHC   First Georgia Hold. Corp of GA      OTC    Southeastern GA    Thrift     166        7   09-30   02/87  13.50     41
 SZB    SouthFirst Bancshares of AL         AMEX   Central AL         Thrift     165        2   09-30   02/95  19.88     19
 HBS    Haywood Bancshares, Inc. of NC (3)  AMEX   Northwest NC       Thrift     153        4   12-31   12/87  22.88     29
 BFSB   Bedford Bancshares, Inc. of VA      OTC    Southern VA        Thrift     137        3   09-30   08/94  28.75     33
 GSLA   GS Financial Corp. of LA            OTC    New Orleans LA     Thrift     131        3   12-31   04/97  20.00     69
 PDB    Piedmont Bancorp, Inc. of NC        AMEX   Central NC         Thrift     130        1   06-30   12/95  10.31     28
 CCFH   CCF Holding Company of GA           OTC    Atlanta GA         Thrift     125        5   12-31   07/95  23.25     21
 SBAN   SouthBanc Shares Inc. of SC         OTC    Northwest SC       Thrift     117 P      6   09-30   04/98  21.63     33
 CFNC   Carolina Fincorp of NC (3)          OTC    Southcentral NC    Thrift     115        4   06-30   11/96  18.13     34
 TWIN   Twin City Bancorp, Inc. of TN       OTC    Northeast TN       Thrift     109        3   12-31   01/95  14.50     18
 SSM    Stone Street Bancorp of NC          AMEX   Central NC         Thrift     108        2   12-31   04/96  19.88     38
 SRN    Southern Banc Company of AL         AMEX   Northeast AL       Thrift     106 S      4   06-30   10/95  16.50     20
 CENB   Century Bancorp, Inc. of NC         OTC    Charlotte NC       Thrift     102        1   06-30   12/96  19.75     24
 PEDE   Great Pee Dee Bancorp of SC         OTC    Northeast SC       Thrift      79 P      1   06-30   12/97  16.00     35
 UTBI   United Tenn. Bancshares of TN       OTC    Eastern TN         Thrift      77 P      2   12-31   01/98  15.38     22
 SCBS   Southern Commun. Bncshrs of AL      OTC    NorthCentral AL    Thrift      71 S      1   09-30   12/96  16.75     19
 SSB    Scotland Bancorp, Inc. of NC        AMEX   S. Central NC      Thrift      61        2   09-30   04/96   8.88     17
 SCCB   S. Carolina Comm. Bnshrs of SC      OTC    Central SC         Thrift      45        3   06-30   07/94  21.25     12
 MBSP   Mitchell Bancorp, Inc. of NC        OTC    Western NC         Thrift      36        1   06-30   07/96  16.88     16


 South-West Companies
 --------------------

 CBSA   Coastal Bancorp of Houston TX       OTC    Houston TX         M.B.     2,911       37   12-31     /    38.38    193
 FBHC   Fort Bend Holding Corp. of TX       OTC    Eastcentral TX     M.B.       303        6   03-31   06/93  28.00     47
 JXVL   Jacksonville Bancorp of TX          OTC    East Central TX    Thrift     235        6   09-30   04/96  21.00     51
 ETFS   East Texas Fin. Serv. of TX         OTC    Northeast TX       Thrift     120        2   09-30   01/95  16.13     25

 RP FINANCIAL, LC.
 ------------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                   Characteristics of Publicly-Traded Thrifts
                                 May 13, 1998(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ----------------------------------- ------ ----------------- --------  ------  -------  ----  -----  ------  ------
                                                                               ($Mil)                          ($)   ($Mil)
 South-West Companies (continued)
 --------------------------------

 GUPB   GFSB Bancorp, Inc of Gallup NM      OTC    Northwest NM       Thrift     115        1   06-30   06/95  17.00     20
 AABC   Access Anytime Bancorp of NM        OTC    Eastern NM         Thrift     107        3   12-31   08/86  12.00     15


 Western Companies (Excl CA)
 ---------------------------

 FFBA   First Colorado Bancorp of CO        OTC    Colorado           Thrift   1,555       27   12-31   01/96  29.19    491
 WSTR   WesterFed Fin. Corp. of MT          OTC    Montana            Thrift   1,035       36   06-30   01/94  25.69    143
 UBMT   United Fin. Corp. of MT             OTC    Central MT         Thrift      96        4   12-31   09/86  28.75     35
 TRIC   Tri-County Bancorp of WY            OTC    Southeastern WY    Thrift      90        2   12-31   09/93  15.25     18
 HCBC   High Country Bancorp of CO          OTC    Salida             Thrift      87        2   12-31   12/97  15.00     20
 CRZY   Crazy Woman Creek Bncorp of WY      OTC    Northeast WY       Thrift      61        1   09-30   03/96  19.00     18


 Other Areas
 -----------



 NOTES:   (1)  Or most recent date available (M=March, S=September, D=December,
               J=June, E=Estimated, and P=Pro Forma)
          (2)  Operating strategies are: Thrift=Traditional Thrift,
               M.B.=Mortgage Banker, R.E.=Real Estate Developer,
               Div.=Diversified, and Ret.=Retail Banking.
          (3)  FDIC savings bank.

Source: Corporate offering circulars, SNL Securities Quarterly Thrift Report, and financial reports of publicly Traded Thrifts.

Date of Last Update: 05/13/98

                                  EXHIBIT III-2

              Financial Analysis of Comparable New England Thrifts

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                           Market Pricing Comparatives
                            Prices As of May 8, 1998

                                          Market       Per Share Data
                                      Capitalization  ---------------            Pricing Ratios(3)                  Dividends(4)
                                      ---------------  Core    Book   --------------------------------------  ----------------------
                                      Price/   Market  12-Mth  Value/                                         Amount/       Payout
                                     Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A     P/TB  P/CORE  Share  Yield  Ratio(5)
                                     -------- ------- ------- ------- ------- ------- ------- ------- ------  ------ ------ -------
Financial Institution                   ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (x)    ($)    (%)     (%)
---------------------
SAIF-Insured Thrifts                   23.01   176.52   0.98   13.92   20.51  167.50   21.58  172.96   21.66    0.36  1.62   31.23
All Public Companies                   23.63   253.21   1.02   13.87   20.32  172.79   21.67  176.65   21.38    0.37  1.60   31.32
State of MA                            26.99   116.75   1.34   14.33   17.33  193.55   20.03  198.42   18.81    0.42  1.46   30.19
Comparable Group Average               32.21   160.55   1.79   17.04   16.73  194.70   16.41  200.87   17.87    0.55  1.66   29.85
  New England Companies                32.21   160.55   1.79   17.04   16.73  194.70   16.41  200.87   17.87    0.55  1.66   29.85


Comparable Group
----------------

New England Companies
---------------------
ABBK  Abington Bancorp of MA           19.75    70.39   1.08   10.19   16.06  193.82   13.23  212.82   18.29    0.20  1.01   18.52
BKC   American Bank of Waterbury CT    30.00   139.56   1.48   12.39   17.54  242.13   21.84  250.42   20.27    0.76  2.53   51.35
ANDB  Andover Bancorp, Inc. of MA      42.75   221.40   2.50   20.68   16.76  206.72   16.74  206.72   17.10    0.90  2.11   36.00
BFD   BostonFed Bancorp of MA          24.06   130.48   1.17   15.05   18.51  159.87   13.39  165.93   20.56    0.40  1.66   34.19
FESX  First Essex Bancorp of MA        22.88   172.40   1.15   12.09   17.74  189.25   14.40  215.44   19.90    0.56  2.45   48.70
FFES  First Fed of E. Hartford CT      40.00   108.52   2.27   24.69   19.51  162.01   11.04  162.01   17.62    0.68  1.70   29.96
FAB   FirstFed America Bancorp of MA   22.63   197.04   0.63   14.87      NM  152.19   16.99  152.19      NM    0.00  0.00    0.00
MECH  MECH Financial Inc of CT         30.00   158.82   2.44   16.73   12.15  179.32   17.80  179.32   12.30    0.60  2.00   24.59
MASB  MassBank Corp. of Reading MA     49.75   178.45   2.62   28.93   17.58  171.97   19.28  174.44   18.99    1.00  2.01   38.17
MDBK  Medford Bancorp, Inc. of MA      44.00   199.76   2.42   22.36   17.53  196.78   17.59  209.13   18.18    0.80  1.82   33.06
MWBX  MetroWest Bank of MA              7.94   112.91   0.53    3.15   14.98  252.06   18.54  252.06   14.98    0.12  1.51   22.64
NSSY  NSS Bancorp of CT                43.00   104.66   3.12   22.43   15.64  191.71   15.60  197.52   13.78    0.52  1.21   16.67
SISB  SIS Bancorp, Inc. of MA          42.00   292.74   1.87   18.00      NM  233.33   16.89  233.33   22.46    0.64  1.52   34.22

                                                 Financial Characteristics(6)
                                      -----------------------------------------------------
                                                               Reported         Core
                                      Total  Equity/  NPAs/ -------------- ----------------
                                      Assets  Assets Assets   ROA     ROE     ROA     ROE
                                     ------  ------- ------ ------ ------- ------- -------
Financial Institution                ($Mil)     (%)   (%)    (%)     (%)     (%)     (%)
---------------------
SAIF-Insured Thrifts                  1,008   13.96   0.69   0.94    7.92    0.89    7.46
All Public Companies                  1,387   13.59   0.69   0.96    8.35    0.91    7.91
State of MA                             679   10.87   0.49   1.07   11.57    1.02   10.82
Comparable Group Average                983    8.52   0.55   0.95   11.50    0.97   11.66
  New England Companies                 983    8.52   0.55   0.95   11.50    0.97   11.66


Comparable Group
----------------

New England Companies
---------------------
ABBK  Abington Bancorp of MA            532    6.83   0.14   0.87   12.59    0.77   11.05
BKC   American Bank of Waterbury CT     639    9.02   2.28   1.33   15.56    1.15   13.47
ANDB  Andover Bancorp, Inc. of MA     1,323    8.10   0.49   1.05   13.07    1.03   12.81
BFD   BostonFed Bancorp of MA           975    8.37     NA   0.75    8.41    0.68    7.57
FESX  First Essex Bancorp of MA       1,197    7.61   0.54   0.83   11.19    0.74    9.97
FFES  First Fed of E. Hartford CT       983    6.82   0.31   0.57    8.78    0.63    9.72
FAB   FirstFed America Bancorp of MA  1,160   11.17   0.31   0.17    1.58    0.53    4.99
MECH  MECH Financial Inc of CT          892    9.93   0.56   1.60   15.91    1.58   15.72
MASB  MassBank Corp. of Reading MA      925   11.21   0.17   1.11   10.51    1.03    9.73
MDBK  Medford Bancorp, Inc. of MA     1,136    8.94   0.13   1.05   11.80    1.02   11.37
MWBX  MetroWest Bank of MA              609    7.36   0.70   1.33   17.91    1.33   17.91
NSSY  NSS Bancorp of CT                 671    8.14     NA   1.05   13.40    1.19   15.20
SISB  SIS Bancorp, Inc. of MA         1,734    7.24   0.43   0.65    8.86    0.88   12.10


(1)  Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.
(4)  Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.


Source: Corporate reports, offering circulars, and RP Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                  EXHIBIT III-3

                   Peer Group Market Area Comparative Analysis

                                  Exhibit III-3
                   Peer Group Market Area Comparative Analysis


                                                                                           Per Capita Income
                                                Population   Proj.                      -----------------------  Deposit
                                              -------------  Pop.   1990-97  1997-2002  Median          % State   Market
Institution                       County      1990   1997    2002  % Change  % Change    Age    Amount  Average  Share(1)
-----------                       ------      ----   ----    ----  --------  ---------  ------  ------  -------  --------
                                              (000)  (000)

Andover Bancorp Inc of MA         Essex        670    691     706     3.2%     2.1%     36.0    21,025   103.5%    7.2%
First Essex Bancorp of MA         Essex        670    691     706     3.2%     2.1%     36.0    21,025   103.5%    5.0%
FirstFed America Bancorp of MA    Bristol      506    515     521     1.7%     1.2%     35.3    16,729    82.4%    9.8%
Medford Bancorp Inc of MA         Middlesex  1,398  1,418   1,431     1.4%     0.9%     35.6    23,587   116.1%    3.8%
First Fed of East Hartford of CT  Hartford     852    828     812    -2.8%    -1.9%     36.9    19,111   119.1%    2.5%
BostonFed Bancorp of MA           Middlesex  1,398  1,418   1,431     1.4%     0.9%     35.6    23,587   116.1%    1.5%
MassBank Corp of MA               Middlesex  1,398  1,418   1,431     1.4%     0.9%     35.6    23,587   116.1%    3.8%
MECH Financial Inc of CT          Hartford     852    828     812    -2.8%    -1.9%     36.9    19,111   119.1%    3.5%
American Bank of Waterbury CT     New Haven    804    793     786    -1.4%    -1.0%     36.5    18,751   116.9%    2.5%
Abington Bancorp of MA            Plymouth     435    461     479     5.9%     3.8%     34.7    19,340    95.2%    3.2%
Metrowest Bank of MA              Middlesex  1,398  1,418   1,431     1.4%     0.9%     35.6    23,587   116.1%    1.8%
                                             -----  -----   -----     ----     ----     -----   -------  ------    ----

                                  Averages:    944    953     959     1.1%     0.7%     35.9    20,858   109.5%    4.1%
                                  Medians:     852    828     812     1.4%     0.9%     35.6    21,025   116.1%    3.5%


Compass Bank for Savings          Bristol      506    515     521     1.7%     1.2%     35.3    16,729    82.4%   12.5%

Sandwich                          Barnstable   187    205     218     9.9%     6.2%     40.7    18,311    90.2%    9.9%

(1) Total institution deposits in headquarters county as percent of total county deposits.

Sources:  CACI, Inc, SNL Securities

                                  EXHIBIT IV-1

                                  Stock Prices:
                                As of May 8, 1998

     RP FINANCIAL, LC.
     -----------------------------------------
     Financial Services Industry Consultants
     1700 North Moore Street, Suite 2210
     Arlington, Virginia  22209
     (703) 528-1700


                                  Exhibit IV-1A
                      Weekly Thrift Market Line - Part One
                            Prices As Of May 8, 1998

                                                                                             Price Change Data
                                                  Market Capitalization       -----------------------------------------------
                                                 -----------------------                                   % Change From
                                                          Shares  Market        52 Week (1)           -----------------------
                                                  Price/  Outst- Capital-     ---------------   Last     Last 52 Wks  Dec 31,
     Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
     ---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                                    ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
     Market Averages. SAIF-Insured Thrifts no MHC)
     ---------------------------------------------

     SAIF-Insured Thrifts(295)                     22.90   6,415   182.1        25.07   15.54   23.04   -0.42   51.65     7.01
     NYSE Traded Companies(8)                      43.24  37,199 1,765.9        47.88   26.60   44.00   -2.39   57.52     5.42
     AMEX Traded Companies(22)                     18.66   3,045    57.2        21.06   13.93   18.73   -0.48   39.42     6.19
     NASDAQ Listed OTC Companies(264)              22.79   5,956   154.0        24.89   15.40   22.92   -0.37   52.54     6.90
     California Companies(19)                      29.85  13,767   643.3        32.59   18.89   29.77    0.11   51.35     6.67
     Florida Companies(6)                          20.47  24,570   455.6        24.29   14.23   21.23   -2.87   54.43    -4.49
     Mid-Atlantic Companies(59)                    24.35   9,323   215.8        26.27   15.81   24.69   -1.00   61.53    10.30
     Mid-West Companies(136)                       22.26   4,071   123.2        24.42   15.13   22.35   -0.29   48.64     5.84
     New England Companies(8)                      23.22   6,863   199.0        24.97   13.96   23.65   -1.30   67.81     6.10
     North-West Companies(11)                      23.16  10,658   272.8        24.39   17.31   23.05    0.76   53.41    20.51
     South-East Companies(44)                      21.23   4,544   117.5        23.95   15.51   21.44   -0.78   44.26     4.87
     South-West Companies(6)                       20.90   2,287    60.9        21.70   13.43   19.90    5.04   63.57     6.42
     Western Companies (Excl CA)(6)                20.74   2,050    46.9        21.93   15.19   20.83   -0.52   46.38     7.72
     Thrift Strategy(247)                          21.65   4,597   110.8        23.77   15.06   21.79   -0.40   49.13     6.70
     Mortgage Banker Strategy(30)                  30.66  16,818   594.8        33.18   18.78   30.91   -0.72   63.71     5.20
     Real Estate Strategy(8)                       28.64   6,618   172.8        29.69   15.32   27.81    1.95   85.06    29.66
     Diversified Strategy(7)                       33.20  34,555 1,283.8        37.88   22.41   33.98   -2.49   45.03    -1.87
     Retail Banking Strategy(3)                    21.75   4,580   112.1        23.29   12.35   22.27   -1.30   82.65     9.97
     Companies Issuing Dividends(248)              23.42   6,237   187.7        25.73   15.83   23.61   -0.58   49.59     4.94
     Companies Without Dividends(47)               20.16   7,343   152.3        21.64   13.98   20.04    0.40   62.44    17.89
     Equity/Assets less than 6%(21)                25.18  16,627   423.3        27.78   14.81   25.32   -0.71   74.25     6.29
     Equity/Assets 6-12%(129)                      25.97   6,685   244.7        28.19   16.25   26.18   -0.45   59.90     6.58
     Equity/Assets greater than 12%(145)           19.98   4,750    95.2        22.06   15.04   20.07   -0.35   41.51     7.48
     Converted Last 3 Mths (no MHC)(13)            16.67  16,124   262.0        17.62   13.93   16.78   -0.68   84.89    56.38
     Actively Traded Companies(34)                 31.64  20,632   775.9        34.47   19.79   31.97   -0.81   62.87     3.56
     Market Value Below $20 Million(40)            16.52     934    15.1        18.44   12.30   16.53    0.05   40.71     2.79
     Holding Company Structure(268)                22.97   6,396   185.9        25.20   15.70   23.12   -0.43   49.80     7.14
     Assets Over $1 Billion(57)                    31.22  22,627   734.6        34.11   20.33   31.80   -1.85   57.81     7.55
     Assets $500 Million-$1 Billion(42)            25.64   5,364   123.2        28.02   15.96   25.74   -0.23   60.28     6.69
     Assets $250-$500 Million(69)                  23.40   3,348    73.1        25.34   15.63   23.42   -0.02   61.52    11.56
     Assets less than $250 Million(127)            18.36   1,670    30.0        20.29   13.40   18.39   -0.10   41.40     4.63
     Goodwill Companies(118)                       26.19  11,634   323.7        28.66   16.98   26.47   -0.91   57.73     7.03
     Non-Goodwill Companies(175)                   20.88   3,167    94.2        22.89   14.60   20.93   -0.10   47.90     6.54
     Acquirors of FSLIC Cases(8)                   40.14  30,418 1,638.3        42.86   25.28   41.01   -1.98   67.79     7.98


                                                        Current Per Share Financials
                                                    ---------------------------------------
                                                                             Tangible
                                                    Trailing  12 Mo.   Book    Book
                                                     12 Mo.   Core    Value/  Value/  Assets/
     Financial Institution                           EPS(3)   EPS(3)  Share  Share(4) Share
     ---------------------                          -------- ------- ------- ------- -------
                                                        ($)     ($)     ($)     ($)     ($)
     Market Averages. SAIF-Insured Thrifts (no MHC)
     ---------------------------------------------

     SAIF-Insured Thrifts(295)                        1.05    1.00   14.15   13.71   127.43
     NYSE Traded Companies(8)                         2.40    1.92   19.18   18.89   277.24
     AMEX Traded Companies(22)                        0.80    0.77   13.72   13.55   105.35
     NASDAQ Listed OTC Companies(264)                 1.04    1.00   14.06   13.64   125.95
     California Companies(19)                         1.52    1.38   16.77   16.36   230.17
     Florida Companies(6)                             0.99    0.67   11.17   10.72   144.16
     Mid-Atlantic Companies(59)                       1.17    1.12   14.37   13.43   145.05
     Mid-West Companies(136)                          0.99    0.96   14.20   13.92   114.24
     New England Companies(8)                         1.05    1.15   13.48   12.92   182.61
     North-West Companies(11)                         1.04    0.97   13.14   12.71   110.38
     South-East Companies(44)                         0.91    0.85   13.37   13.19    97.84
     South-West Companies(6)                          1.24    1.21   13.60   12.97   187.24
     Western Companies (Excl CA)(6)                   0.88    0.88   15.96   15.24    94.14
     Thrift Strategy(247)                             0.99    0.96   14.17   13.77   115.70
     Mortgage Banker Strategy(30)                     1.50    1.38   14.45   13.68   200.09
     Real Estate Strategy(8)                          1.54    1.41   13.87   13.45   201.19
     Diversified Strategy(7)                          1.60    1.26   13.04   12.71   166.95
     Retail Banking Strategy(3)                      -0.37   -0.45   12.93   12.38   186.07
     Companies Issuing Dividends(248)                 1.12    1.06   14.29   13.85   127.35
     Companies Without Dividends(47)                  0.67    0.70   13.40   13.00   127.83
     Equity/Assets less than 6%(21)                   1.08    1.16   11.11   10.47   228.25
     Equity/Assets 6-12%(129)                         1.29    1.19   14.08   13.41   163.53
     Equity/Assets greater than 12%(145)              0.84    0.81   14.63   14.43    82.75
     Converted Last 3 Mths (no MHC)(13)               0.53    0.51   12.10   11.32    51.80
     Actively Traded Companies(34)                    1.55    1.63   14.83   14.39   181.98
     Market Value Below $20 Million(40)               0.79    0.74   13.11   13.05    91.69
     Holding Company Structure(268)                   1.04    0.99   14.32   13.88   126.62
     Assets Over $1 Billion(57)                       1.51    1.43   15.17   13.93   202.53
     Assets $500 Million-$1 Billion(42)               1.20    1.15   13.79   13.39   155.53
     Assets $250-$500 Million(69)                     1.08    1.03   14.58   14.21   127.67
     Assets less than $250 Million(127)               0.79    0.76   13.63   13.49    87.50
     Goodwill Companies(118)                          1.27    1.19   14.34   13.30   162.63
     Non-Goodwill Companies(175)                      0.91    0.88   14.00   13.95   106.01
     Acquirors of FSLIC Cases(8)                      2.29    2.13   19.32   18.66   250.78


(1)  Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1996 or 1997. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.
(6)  Annualized, based on last regular quarterly cash dividend announcement.
(7)  Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                            Exhibit IV-1A (continued)
                      Weekly Thrift Market Line - Part One
                            Prices As Of May 8, 1998


                                                                                         Price Change Data
                                             Market Capitalization       -----------------------------------------------
                                            -----------------------          52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
Market Averages. BIF-Insured Thrifts(no MHC)
--------------------------------------------

BIF-Insured Thrifts(59)                       26.80  15,444   650.1        29.04   17.16   27.10   -0.90   63.84     7.05
NYSE Traded Companies(5)                      37.11  63,480 2,119.5        38.99   26.45   37.70   -1.28   61.54     7.76
AMEX Traded Companies(6)                      22.98   2,243    55.3        24.79   13.36   22.85    0.83   73.30    12.48
NASDAQ Listed OTC Companies(48)               26.26  12,871   597.2        28.54   16.49   26.55   -1.00   63.42     5.51
California Companies(1)                       23.00   7,852   180.6        23.00   14.00   22.50    2.22   64.29    19.48
Mid-Atlantic Companies(21)                    26.63  22,162   666.9        28.37   17.60   27.09   -1.50   64.70     5.98
New England Companies(31)                     27.20   4,563   139.7        29.61   16.44   27.45   -0.68   71.51    10.27
North-West Companies(3)                       35.21  89,844 6,076.6        38.12   25.92   35.23    0.67   39.30     2.29
South-East Companies(3)                       17.05   2,593    36.5        20.96   13.34   17.17   -1.73   11.30   -15.67
Thrift Strategy(45)                           25.21   8,253   235.5        27.36   16.25   25.52   -1.01   63.99     7.54
Mortgage Banker Strategy(6)                   26.36  28,541   843.1        28.79   15.32   26.71   -0.99   69.89     0.72
Real Estate Strategy(3)                       25.44   5,842   143.7        25.63   14.75   24.75    2.74   70.65    20.35
Diversified Strategy(5)                       40.96  62,538 4,020.2        44.49   27.75   41.44   -1.30   52.68     5.27
Companies Issuing Dividends(51)               27.99  17,199   736.0        30.32   17.65   28.27   -0.69   63.04     6.05
Companies Without Dividends(8)                18.81   3,664    73.3        20.45   13.83   19.22   -2.32   69.25    13.73
Equity/Assets less than 6%(4)                 34.39  69,008 4,606.7        36.83   21.11   34.49    0.27   90.74    12.97
Equity/Assets 6-12%(39)                       27.94  10,834   360.3        30.20   16.71   28.23   -0.85   67.42     6.06
Equity/Assets greater than 12%(16)            22.49  11,851   276.6        24.65   17.13   22.83   -1.30   49.52     7.66
Converted Last 3 Mths (no MHC)(2)             19.76  19,386   229.2        22.23   16.72   20.38   -2.42   81.34    17.13
Actively Traded Companies(17)                 36.94  32,349 1,754.9        39.54   23.38   37.50   -1.24   64.50     8.54
Market Value Below $20 Million(2)             13.57   1,046    14.2        15.63    7.72   14.50   -6.32   67.32    13.30
Holding Company Structure(47)                 26.58  14,046   647.9        28.90   17.42   26.91   -0.97   60.69     7.15
Assets Over $1 Billion(17)                    36.78  39,984 1,898.5        39.00   24.13   37.35   -1.35   60.31     9.59
Assets $500 Million-$1 Billion(15)            25.49   8,506   145.5        27.66   14.96   25.96   -1.47   72.01     4.92
Assets $250-$500 Million(12)                  21.39   3,571    72.9        23.47   14.22   21.34    0.43   64.32     4.43
Assets less than $250 Million(15)             20.71   1,757    33.3        23.14   13.08   20.84   -1.06   62.02     7.66
Goodwill Companies(31)                        29.14  25,658 1,157.4        31.26   17.86   29.40   -0.88   70.67     8.07
Non-Goodwill Companies(27)                    24.30   5,334   145.4        26.60   15.99   24.59   -0.81   57.50     4.54


                                                  Current Per Share Financials
                                              ---------------------------------------
                                                                        Tangible
                                              Trailing  12 Mo.   Book    Book
                                               12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                          EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                         -------- ------- ------- ------- -------
                                                ($)     ($)     ($)     ($)     ($)
Market Averages. BIF-Insured Thrifts(no MHC)
--------------------------------------------

BIF-Insured Thrifts(59)                         1.31    1.29   13.89   13.36   140.82
NYSE Traded Companies(5)                        1.53    1.53   19.42   17.09   139.86
AMEX Traded Companies(6)                        1.15    1.01   13.43   12.98   120.73
NASDAQ Listed OTC Companies(48)                 1.32    1.30   13.21   12.83   143.79
California Companies(1)                         1.59    1.59   12.65   12.61   129.38
Mid-Atlantic Companies(21)                      1.05    1.05   14.20   13.51   128.47
New England Companies(31)                       1.54    1.46   13.91   13.43   151.59
North-West Companies(3)                         1.14    1.49   12.94   12.48   185.20
South-East Companies(3)                         0.89    0.88   13.04   12.85    77.88
Thrift Strategy(45)                             1.26    1.19   14.13   13.69   129.79
Mortgage Banker Strategy(6)                     1.31    1.31   12.19   11.61   151.19
Real Estate Strategy(3)                         1.75    1.64   11.55   11.53   113.10
Diversified Strategy(5)                         1.58    1.86   14.85   13.42   229.89
Companies Issuing Dividends(51)                 1.38    1.35   14.03   13.42   147.72
Companies Without Dividends(8)                  0.86    0.85   12.93   12.91    94.48
Equity/Assets less than 6%(4)                   1.27    1.29   10.30    9.86   206.17
Equity/Assets 6-12%(39)                         1.52    1.48   13.55   12.89   161.23
Equity/Assets greater than 12%(16)              0.88    0.87   15.49   15.23    81.10
Converted Last 3 Mths (no MHC)(2)               0.63    0.60   13.35   13.20    65.97
Actively Traded Companies(17)                   1.93    1.86   17.37   16.44   194.98
Market Value Below $20 Million(2)               0.31    0.31    9.12    9.06   114.88
Holding Company Structure(47)                   1.30    1.27   14.19   13.78   135.25
Assets Over $1 Billion(17)                      1.59    1.66   16.46   15.25   177.25
Assets $500 Million-$1 Billion(15)              1.50    1.37   13.16   12.85   147.10
Assets $250-$500 Million(12)                    1.17    1.13   12.48   12.21   113.63
Assets less than $250 Million(15)               0.98    0.93   12.57   12.46   117.08
Goodwill Companies(31)                          1.37    1.36   14.03   12.98   163.74
Non-Goodwill Companies(27)                      1.26    1.22   13.36   13.36   118.03


(1)  Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1996 or 1997. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.
(6)  Annualized, based on last regular quarterly cash dividend announcement.
(7)  Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                            Exhibit IV-1A (continued)
                      Weekly Thrift Market Line - Part One
                            Prices As Of May 8, 1998


                                                                                          Price Change Data
                                             Market Capitalization       -----------------------------------------------
                                            -----------------------        52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
Market Averages. MHC Institutions
---------------------------------

SAIF-Insured Thrifts(16)                      25.11  10,004    77.6        27.45   13.51   25.33   -0.94  104.39    14.85
BIF-Insured Thrifts(3)                        26.23  32,223   391.9        28.09   15.63   26.75   -1.68  105.27    28.97
NASDAQ Listed OTC Companies(19)               25.30  13,707   130.0        27.56   13.86   25.57   -1.07  104.54    17.20
Florida Companies(2)                          34.25   5,940    96.1        38.07   20.25   34.00    0.67   70.75     0.63
Mid-Atlantic Companies(10)                    21.96  13,256    86.9        24.13   10.83   22.22   -1.17  129.89    19.26
Mid-West Companies(5)                         28.03   2,278    28.8        29.88   15.58   28.50   -1.51   74.32    10.95
New England Companies(2)                      27.60  46,589   582.1        29.56   19.21   28.02   -1.40   72.00    35.95
Thrift Strategy(17)                           24.41   9,294    74.5        26.69   13.78   24.68   -1.12   94.75    17.15
Mortgage Banker Strategy(1)                   26.88  33,942   219.6        27.88    6.58   26.75    0.49  293.56    35.21
Diversified Strategy(1)                       38.00  64,083   929.2        41.13   22.42   38.66   -1.71   72.10     0.00
Companies Issuing Dividends(17)               26.35  11,742   117.5        28.81   13.58   26.64   -1.17  108.93    10.67
Companies Without Dividends(2)                16.94  29,426   230.2        17.49   16.16   16.98   -0.21   69.40    69.40
Equity/Assets 6-12%(12)                       28.23  14,627   147.8        31.03   13.76   28.48   -0.88  122.95    12.70
Equity/Assets >12%(7)                         19.44  11,868    94.4        20.60   14.07   19.75   -1.44   67.72    26.20
Holding Company Structure(3)                  23.56  11,615    92.9        25.38   13.83   24.19   -2.19  105.05    30.12
Assets Over $1 Billion(6)                     24.48  35,083   326.8        26.23   14.53   24.60   -0.37  118.38    32.10
Assets $500 Million-$1 Billion(1)             38.00   5,095    93.9        40.75   21.75   37.50    1.33   78.82     7.41
Assets $250-$500 Million(4)                   30.56   3,387    35.7        32.97   15.52   31.00   -1.37   91.35     6.65
Assets less than $250 Million(8)              21.18   2,513    20.4        23.72   11.22   21.59   -1.83  103.88    11.85
Goodwill Companies(6)                         29.17  26,219   261.8        31.25   13.97   29.55   -1.24  135.59    15.59
Non-Goodwill Companies(13)                    23.37   7,451    64.1        25.71   13.81   23.58   -0.98   89.01    18.01
MHC Institutions(19)                          25.30  13,707   130.0        27.56   13.86   25.57   -1.07  104.54    17.20
MHC Converted Last 3 Months(2)                16.94  29,426   230.2        17.49   16.16   16.98   -0.21   69.40    69.40

                                                    Current Per Share Financials
                                                ----------------------------------------
                                                                        Tangible
                                              Trailing  12 Mo.   Book     Book
                                                 12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                            EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                           -------- ------- ------- ------- -------
                                                    ($)     ($)     ($)     ($)     ($)

Market Averages. MHC Institutions
---------------------------------

SAIF-Insured Thrifts(16)                          0.64    0.61    9.84    9.76    88.32
BIF-Insured Thrifts(3)                            0.89    0.67   10.71   10.26   100.97
NASDAQ Listed OTC Companies(19)                   0.68    0.62    9.99    9.84    90.42
Florida Companies(2)                              1.00    0.92   14.42   14.38   160.60
Mid-Atlantic Companies(10)                        0.52    0.51    8.65    8.41    72.08
Mid-West Companies(5)                             0.80    0.75   11.20   11.17   102.01
New England Companies(2)                          0.92    0.61    9.82    9.79    88.80
Thrift Strategy(17)                               0.64    0.62   10.21   10.09    89.69
Mortgage Banker Strategy(1)                       0.52    0.45    5.27    4.70    64.85
Diversified Strategy(1)                           1.44    0.83   11.08   11.02   127.71
Companies Issuing Dividends(17)                   0.70    0.63    9.91    9.74    92.00
Companies Without Dividends(2)                    0.49    0.49   10.64   10.64    77.79
Equity/Assets 6-12%(12)                           0.75    0.65    9.79    9.57   102.45
Equity/Assets >12%(7)                             0.55    0.55   10.39   10.39    66.36
Holding Company Structure(3)                      0.69    0.65   10.58   10.16    96.06
Assets Over $1 Billion(6)                         0.72    0.59    9.16    8.96    96.00
Assets $500 Million-$1 Billion(1)                 1.05    0.97   15.95   15.95   141.34
Assets $250-$500 Million(4)                       0.83    0.80   10.83   10.80   102.69
Assets less than $250 Million(8)                  0.51    0.49    9.36    9.18    71.37
Goodwill Companies(6)                             0.86    0.72    9.39    8.96   108.65
Non-Goodwill Companies(13)                        0.59    0.57   10.28   10.28    81.31
MHC Institutions(19)                              0.68    0.62    9.99    9.84    90.42
MHC Converted Last 3 Months(2)                    0.49    0.49   10.64   10.64    77.79


(1)  Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1996 or 1997. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6)  Annualized, based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                            Exhibit IV-1A (continued)
                      Weekly Thrift Market Line - Part One
                            Prices As Of May 8, 1998

                                                                                      Price Change Data
                                             Market Capitalization       -----------------------------------------------
                                            -----------------------          52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NYSE Traded Companies
---------------------

AHM   Ahmanson and Co. H.F. of CA(8)          75.69 109,737 8,306.0        81.25   39.38   76.75   -1.38   90.42    13.07
CFB   Commercial Federal Corp. of NE          35.13  40,306 1,415.9        38.19   21.42   36.56   -3.91   59.10    -1.21
DME   Dime Bancorp, Inc. of NY*               29.63 114,258 3,385.5        32.06   16.63   31.06   -4.60   78.17    -2.05
DSL   Downey Financial Corp. of CA            32.69  28,094   918.4        34.47   18.21   34.75   -5.93   85.53    20.72
FED   FirstFed Fin. Corp. of CA               49.81  10,592   527.6        49.81   24.88   46.81    6.41  100.20    28.54
GSB   Golden State Bancorp of CA(8)           38.88  51,328 1,995.6        41.81   23.75   39.00   -0.31   58.69     3.85
GDW   Golden West Fin. Corp. of CA           104.00  57,190 5,947.8       110.94   65.88  105.56   -1.48   55.81     6.33
GPT   GreenPoint Fin. Corp. of NY*            41.50  84,649 3,512.9        41.69   29.34   40.19    3.26   44.65    14.39
JSB   JSB Financial, Inc. of NY*              54.19   9,883   535.6        58.56   41.00   56.50   -4.09   30.58     8.25
OCN   Ocwen Financial Corp. of FL             23.00  60,709 1,396.3        30.38   14.50   25.63  -10.26   58.62    -9.59
SIB   Staten Island Bancorp of NY*            23.13  45,130 1,043.9        23.63   18.81   23.06    0.30   92.75    10.46
WES   Westcorp Inc. of Orange CA              14.81  26,301   389.5        23.50   14.69   14.69    0.82  -14.14   -12.26


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA          23.75   2,575    61.2        25.63   18.25   23.00    3.26   31.00     1.58
ANE   Alliance Bancorp of NE, of CT*          24.00   1,636    39.3        24.00   11.44   22.50    6.67  109.79    45.45
BKC   American Bank of Waterbury CT*          30.00   4,652   139.6        32.56   16.06   31.00   -3.23   86.80    23.05
BFD   BostonFed Bancorp of MA                 24.06   5,423   130.5        24.88   15.00   24.38   -1.31   59.02     9.96
CNY   Carver Bancorp, Inc. of NY              15.38   2,314    35.6        17.13    9.13   15.00    2.53   61.89    -5.35
CBK   Citizens First Fin.Corp. of IL          20.25   2,536    51.4        22.38   14.88   20.50   -1.22   36.09     0.00
EFC   EFC Bancorp Inc of IL                   14.19       0     0.0        14.94   14.13   14.69   -3.40   41.90    41.90
EBI   Equality Bancorp, Inc. of MO            15.06   2,486    37.4        16.00   12.50   14.75    2.10   50.60     3.86
ESX   Essex Bancorp of Norfolk VA(8)           4.06   1,059     4.3         7.94    1.00    4.25   -4.47  194.20     3.05
FCB   Falmouth Bancorp, Inc. of MA*           20.25   1,455    29.5        23.88   14.50   20.75   -2.41   39.66    -1.22
FAB   FirstFed America Bancorp of MA          22.63   8,707   197.0        23.25   14.19   23.00   -1.61   56.07     3.43
GAF   GA Financial Corp. of PA                20.00   7,595   151.9        22.25   15.75   20.00    0.00   25.94     5.93
HBS   Haywood Bancshares, Inc. of NC*         22.88   1,250    28.6        24.00   15.63   22.50    1.69   41.85     1.69
KNK   Kankakee Bancorp, Inc. of IL            35.88   1,378    49.4        37.75   27.00   35.63    0.70   32.25    -4.95
KYF   Kentucky First Bancorp of KY            15.00   1,298    19.5        15.50   10.56   15.00    0.00   36.36     0.40
MBB   MSB Bancorp of Middletown NY(8)*        33.50   2,844    95.3        37.63   17.50   35.00   -4.29   87.36   -10.98
NBN   Northeast Bancorp of ME*                17.75   2,223    39.5        19.50    9.17   17.50    1.43   88.43    -6.58
NEP   Northeast PA Fin. Corp of PA            15.38   6,427    98.8        16.00   15.25   15.44   -0.39   53.80    53.80
PDB   Piedmont Bancorp, Inc. of NC            10.31   2,751    28.4        11.63   10.00   10.50   -1.81   -4.09    -5.24
SSB   Scotland Bancorp, Inc. of NC             8.88   1,914    17.0        19.25    8.81    9.00   -1.33  -42.71   -10.66
SZB   SouthFirst Bancshares of AL             19.88     976    19.4        22.75   14.38   19.75    0.66   38.25   -12.62
SRN   Southern Banc Company of AL             16.50   1,230    20.3        19.13   14.38   16.50    0.00   14.74    -7.04
SSM   Stone Street Bancorp of NC              19.88   1,898    37.7        27.25   19.25   20.00   -0.60  -22.43   -10.41
TSH   Teche Holding Company of LA             20.25   3,438    69.6        23.50   16.75   20.88   -3.02   20.90   -10.99
FTF   Texarkana Fst. Fin. Corp of AR          28.31   1,759    49.8        29.50   17.13   27.88    1.54   66.53    13.24
THR   Three Rivers Fin. Corp. of MI           19.38     825    16.0        23.50   14.13   19.50   -0.62   37.15   -10.90
WSB   Washington SB, FSB of MD                 7.88   4,406    34.7         9.50    4.88    8.00   -1.50   57.60   -13.02
WFI   Winton Financial Corp. of OH            19.06   4,014    76.5        20.63    6.25   19.88   -4.12  177.03    87.05

NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN             31.00   1,090    33.8        34.50   18.41   30.00    3.33   60.04     5.84
FBER  1st Bergen Bancorp of NJ                19.38   2,729    52.9        20.75   13.50   19.13    1.31   37.15     1.31
AFED  AFSALA Bancorp, Inc. of NY(8)           19.00   1,383    26.3        20.75   13.50   19.16   -0.84   40.74    -1.30
ALBK  ALBANK Fin. Corp. of Albany NY          51.50  12,853   661.9        54.50   36.75   52.75   -2.37   32.90     0.12
AMFC  AMB Financial Corp. of IN               18.88     964    18.2        19.38   14.00   19.38   -2.58   32.49    18.89
ASBP  ASB Financial Corp. of OH               14.25   1,635    23.3        14.75   11.75   14.75   -3.39   21.28     7.55
ABBK  Abington Bancorp of MA*                 19.75   3,564    70.4        22.25   10.75   20.00   -1.25   83.72    -5.95



                                                 Current Per Share Financials
                                             ----------------------------------------
                                                                      Tangible
                                             Trailing  12 Mo.   Book    Book
                                              12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                         EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                        -------- ------- ------- ------- -------
                                                 ($)     ($)     ($)     ($)     ($)
NYSE Traded Companies
---------------------

AHM   Ahmanson and Co. H.F. of CA(8)           3.46    3.04   17.46   14.91   425.37
CFB   Commercial Federal Corp. of NE           1.69    1.66   11.37   10.26   178.37
DME   Dime Bancorp, Inc. of NY*                1.07    1.07   11.51    9.44   191.22
DSL   Downey Financial Corp. of CA             1.61    1.55   15.32   15.13   207.72
FED   FirstFed Fin. Corp. of CA                2.18    2.14   21.03   20.86   392.76
GSB   Golden State Bancorp of CA(8)            1.84    2.21   18.85   17.01   312.29
GDW   Golden West Fin. Corp. of CA             6.19    6.10   47.18   47.18   692.26
GPT   GreenPoint Fin. Corp. of NY*             1.74    1.69   15.00    8.18   154.56
JSB   JSB Financial, Inc. of NY*               2.97    2.64   35.96   35.96   154.92
OCN   Ocwen Financial Corp. of FL              1.30    0.37    6.91    6.66    50.56
SIB   Staten Island Bancorp of NY*             0.32    0.70   15.20   14.79    58.75
WES   Westcorp Inc. of Orange CA               1.40   -0.28   13.26   13.23   141.78


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA           1.14    1.11   17.31   17.31   107.60
ANE   Alliance Bancorp of NE, of CT*           1.23    0.86   11.49   11.17   151.06
BKC   American Bank of Waterbury CT*           1.71    1.48   12.39   11.98   137.36
BFD   BostonFed Bancorp of MA                  1.30    1.17   15.05   14.50   179.73
CNY   Carver Bancorp, Inc. of NY              -0.20    0.03   15.24   14.66   179.67
CBK   Citizens First Fin.Corp. of IL           0.74    0.50   14.97   14.97   107.89
EFC   EFC Bancorp Inc of IL                    0.56    0.56   12.42   12.42    52.24
EBI   Equality Bancorp, Inc. of MO             0.46    0.10   10.31   10.31    92.23
ESX   Essex Bancorp of Norfolk VA(8)          -0.28   -0.27    0.03   -0.15   184.22
FCB   Falmouth Bancorp, Inc. of MA*            0.63    0.53   16.05   16.05    67.05
FAB   FirstFed America Bancorp of MA           0.20    0.63   14.87   14.87   133.17
GAF   GA Financial Corp. of PA                 1.10    1.03   15.29   15.15   103.22
HBS   Haywood Bancshares, Inc. of NC*          1.50    1.50   17.74   17.16   122.78
KNK   Kankakee Bancorp, Inc. of IL             2.19    2.14   27.45   25.88   249.21
KYF   Kentucky First Bancorp of KY             0.77    0.76   11.32   11.32    66.49
MBB   MSB Bancorp of Middletown NY(8)*         0.40    1.11   21.92   11.66   269.12
NBN   Northeast Bancorp of ME*                 0.70    0.68    9.46    8.53   125.39
NEP   Northeast PA Fin. Corp of PA             0.42    0.42   12.43   12.43    68.06
PDB   Piedmont Bancorp, Inc. of NC             0.54    0.54    7.66    7.66    47.32
SSB   Scotland Bancorp, Inc. of NC             0.58    0.58    7.73    7.73    32.12
SZB   SouthFirst Bancshares of AL              0.63    0.64   16.39   15.98   169.45
SRN   Southern Banc Company of AL              0.41    0.41   14.74   14.61    86.31
SSM   Stone Street Bancorp of NC               0.81    0.81   16.37   16.37    56.95
TSH   Teche Holding Company of LA              1.13    1.08   16.09   16.09   118.85
FTF   Texarkana Fst. Fin. Corp of AR           1.72    1.68   15.53   15.53   102.48
THR   Three Rivers Fin. Corp. of MI            1.00    0.95   15.91   15.86   118.17
WSB   Washington SB, FSB of MD                 0.46    0.33    5.23    5.23    60.31
WFI   Winton Financial Corp. of OH             0.80    0.66    5.80    5.68    80.84


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN              1.81    1.18   21.08   20.71   234.80
FBER  1st Bergen Bancorp of NJ                 0.78    0.78   14.39   14.39   106.43
AFED  AFSALA Bancorp, Inc. of NY(8)            0.89    0.89   14.52   14.52   115.99
ALBK  ALBANK Fin. Corp. of Albany NY           3.38    3.35   27.98   21.73   317.68
AMFC  AMB Financial Corp. of IN                1.06    0.67   15.32   15.32   103.52
ASBP  ASB Financial Corp. of OH                0.63    0.63   10.70   10.70    69.22
ABBK  Abington Bancorp. of MA*                 1.23    1.08   10.19    9.28   149.27

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                            Exhibit IV-1A (continued)
                      Weekly Thrift Market Line - Part One
                            Prices As Of May 8, 1998


                                                                                     Price Change Data
                                             Market Capitalization       -----------------------------------------------
                                            -----------------------          52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
ABBK  Abington Bancorp of MA*                 19.75   3,564    70.4        22.25   10.75   20.00   -1.25   83.72    -5.95
AABC  Access Anytime Bancorp of NM            12.00   1,217    14.6        13.00    5.39   11.75    2.13  122.63     9.09
AFBC  Advance Fin. Bancorp of WV              18.13   1,084    19.7        20.88   13.50   17.75    2.14   34.30     4.32
AFCB  Affiliated Comm BC, Inc of MA(8)        38.50   6,581   253.4        41.88   21.00   38.50    0.00   85.99     1.99
ALBC  Albion Banc Corp. of Albion NY          11.00     750     8.3        14.17    6.17   10.50    4.76   76.00   -17.48
ABCL  Alliance Bancorp, Inc. of IL            28.00   8,024   224.7        29.25   18.52   28.25   -0.88   51.35     5.66
ALLB  Alliance Bank MHC of PA (19.9)          33.50   3,273    21.8        36.38   12.50   33.50    0.00  162.75     8.06
AHCI  Ambanc Holding Co., Inc. of NY*         18.94   4,306    81.6        20.00   13.56   18.69    1.34   37.75     1.01
ASBI  Ameriana Bancorp of IN                  20.75   3,233    67.1        22.00   15.50   20.13    3.08   33.87     4.38
ABCW  Anchor Bancorp Wisconsin of WI          43.38   8,963   388.8        46.50   21.25   43.75   -0.85  104.14    19.24
ANDB  Andover Bancorp, Inc. of MA*            42.75   5,179   221.4        45.25   27.50   43.50   -1.72   55.45     6.21
ASFC  Astoria Financial Corp. of NY           57.63  26,366 1,519.5        62.50   39.75   59.63   -3.35   43.61     3.37
AVND  Avondale Fin. Corp. of IL               17.00   3,324    56.5        18.88   13.13   16.19    5.00   22.48     4.62
BKCT  Bancorp Connecticut of CT*              20.13   5,096   102.6        25.00   11.25   20.00    0.65   80.86    -4.14
BPLS  Bank Plus Corp. of CA                   13.13  19,383   254.5        16.13    9.75   13.75   -4.51   31.30     3.96
BNKU  Bank United Corp. of TX                 50.50  31,596 1,595.6        56.00   31.38   52.50   -3.81   62.90     3.19
BWFC  Bank West Fin. Corp. of MI              14.13   2,623    37.1        17.50    8.25   14.13    0.00   72.95   -12.40
BANC  BankAtlantic Bancorp of FL              13.88  32,996   458.0        17.00   12.50   14.50   -4.28   11.04   -17.13
BKUNA BankUnited Fin. Corp. of FL             17.00  14,209   241.6        17.13    8.63   16.25    4.62  100.00    10.32
BVCC  Bay View Capital Corp. of CA            31.63  20,309   642.4        38.00   22.63   32.25   -1.92   23.75   -12.74
FSNJ  Bayonne Banchsares of NJ                16.31   9,050   147.6        17.38    8.01   16.63   -1.92  103.62    21.90
BFSB  Bedford Bancshares, Inc. of VA          28.75   1,149    33.0        34.75   19.75   29.00   -0.86   51.32   -15.44
BFFC  Big Foot Fin. Corp. of IL               21.44   2,513    53.9        23.94   15.00   20.75    3.33   46.55     2.10
BYFC  Broadway Fin. Corp. of CA               12.50     863    10.8        13.75   10.50   12.50    0.00   16.28    -5.66
BRKL  Brookline Bncp MHC of MA(47.0)          17.19  29,095   235.1        17.98   16.00   17.38   -1.09   71.90    71.90
CBES  CBES Bancorp, Inc. of MO                22.80     940    21.4        26.00   16.00   22.50    1.33   38.18     2.47
CCFH  CCF Holding Company of GA               23.25     900    20.9        23.25   14.32   23.00    1.09   57.95    15.50
CFSB  CFSB Bancorp of Lansing MI              27.75   7,473   207.4        31.13   13.49   27.50    0.91  105.71     5.71
CKFB  CKF Bancorp of Danville KY              19.13     855    16.4        21.25   17.75   19.88   -3.77   -4.35     3.41
CNSB  CNS Bancorp, Inc. of MO                 17.88   1,653    29.6        21.50   15.50   17.88    0.00   11.75   -12.78
CSBF  CSB Financial Group Inc of IL           13.63     840    11.4        14.00   11.75   13.75   -0.87   14.73     0.96
CBCI  Calumet Bancorp of Chicago IL           37.50   3,141   117.8        39.00   24.67   36.50    2.74   58.43    12.78
CAFI  Camco Fin. Corp. of OH                  29.88   3,217    96.1        31.00   16.67   29.38    1.70   79.24    17.18
CMRN  Cameron Fin. Corp. of MO                21.50   2,564    55.1        22.19   16.00   22.00   -2.27   28.36     4.88
CAPS  Capital Savings Bancorp of MO(8)        22.25   1,891    42.1        25.25   13.13   23.13   -3.80   66.29   -11.88
CFNC  Carolina Fincorp of NC*                 18.13   1,852    33.6        18.88   14.25   18.13    0.00   27.23    -2.00
CASB  Cascade Financial Corp. of WA           17.75   3,395    60.3        17.75   11.60   16.25    9.23   34.47    33.96
CATB  Catskill Fin. Corp. of NY*              18.00   4,461    80.3        19.13   15.25   18.25   -1.37   14.29    -4.66
CAVB  Cavalry Bancorp of TN                   23.50   7,538   177.1        25.25   20.56   24.00   -2.08  135.00   135.00
CNIT  Cenit Bancorp of Norfolk VA             26.50   4,977   131.9        28.58   13.58   27.00   -1.85   90.37     0.00
CEBK  Central Co-Op. Bank of MA*              29.75   1,965    58.5        33.50   16.50   30.25   -1.65   77.61     4.39
CENB  Century Bancorp, Inc. of NC(8)          19.75   1,222    24.1        39.00   19.75   21.00   -5.95  -13.19   -30.09
CBSB  Charter Financial Inc. of IL(8)         34.75   4,174   145.0        34.75   17.00   34.75    0.00   97.11    38.28
COFI  Charter One Financial of OH             68.13  64,068 4,365.0        72.75   43.93   69.56   -2.06   55.51     7.92
CVAL  Chester Valley Bancorp of PA            33.00   2,185    72.1        37.00   16.67   34.00   -2.94   82.32    12.82
CTZN  CitFed Bancorp of Dayton OH(8)          50.50  13,003   656.7        58.00   22.50   53.13   -4.95  122.76    29.49
CLAS  Classic Bancshares, Inc. of KY          18.50   1,300    24.1        21.50   13.50   19.63   -5.76   37.04    10.45
CBSA  Coastal Bancorp of Houston TX           38.38   5,035   193.2        39.00   24.75   36.25    5.88   56.65    10.03
CFCP  Coastal Fin. Corp. of SC                22.00   4,674   102.8        27.75   17.81   22.00    0.00   24.79   -10.20
CMSB  Commonwealth Bancorp Inc of PA          23.56  16,264   383.2        23.75   14.63   23.50    0.26   59.08    18.51
CMSV  Commty. Svgs, MHC of FL (48.5)          38.00   5,095    93.9        40.75   21.75   37.50    1.33   78.82     7.41
CFTP  Community Fed. Bancorp of MS            17.75   4,527    80.4        21.00   16.38   18.25   -2.74  -10.13   -12.35
CFFC  Community Fin. Corp. of VA              16.25   2,554    41.5        16.25   10.75   16.13    0.74   41.30    17.67
CIBI  Community Inv. Bancorp of OH            20.75     890    18.5        22.88   11.54   20.50    1.22   80.43    28.40
COOP  Cooperative Bancshares of NC            18.00   2,984    53.7        25.00   10.50   18.31   -1.69   71.43   -26.53



                                                 Current Per Share Financials
                                             ----------------------------------------
                                                                     Tangible
                                             Trailing  12 Mo.  Book    Book
                                              12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                         EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                        -------- ------- ------- ------- -------
                                                 ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
ABBK  Abington Bancorp of MA*                  1.23    1.08   10.19    9.28   149.27
AABC  Access Anytime Bancorp of NM             1.31    1.22    7.51    7.51    88.10
AFBC  Advance Fin. Bancorp of WV               0.84    0.81   15.17   15.17    99.66
AFCB  Affiliated Comm BC, Inc of MA(8)         1.80    1.74   17.18   17.09   175.51
ALBC  Albion Banc Corp. of Albion NY           0.47    0.45    8.21    8.21    95.63
ABCL  Alliance Bancorp, Inc. of IL             1.28    1.42   16.32   16.13   169.97
ALLB  Alliance Bank MHC of PA (19.9)           0.62    0.62    8.91    8.91    79.58
AHCI  Ambanc Holding Co., Inc. of NY*          0.64    0.52   14.21   14.21   118.54
ASBI  Ameriana Bancorp of IN                   1.12    0.98   13.74   13.74   120.90
ABCW  Anchor Bancorp Wisconsin of WI           2.22    2.05   14.39   14.16   216.58
ANDB  Andover Bancorp, Inc. of MA*             2.55    2.50   20.68   20.68   255.41
ASFC  Astoria Financial Corp. of NY            2.54    2.36   32.22   22.42   399.32
AVND  Avondale Fin. Corp. of IL               -3.76   -3.19   13.83   13.83   163.12
BKCT  Bancorp Connecticut of CT*               1.16    1.03    9.21    9.21    86.94
BPLS  Bank Plus Corp. of CA                    0.65    0.73    9.36    8.52   215.02
BNKU  Bank United Corp. of TX                  2.52    2.21   19.39   18.89   396.36
BWFC  Bank West Fin. Corp. of MI               0.43    0.32    8.83    8.83    64.65
BANC  BankAtlantic Bancorp of FL               0.84    0.43    6.28    5.48    92.87
BKUNA BankUnited Fin. Corp. of FL              0.38    0.29    9.13    8.10   213.16
BVCC  Bay View Capital Corp. of CA             0.69    0.94    8.55    7.10   159.85
FSNJ  Bayonne Banchsares of NJ                 0.30    0.43   10.63   10.63    67.47
BFSB  Bedford Bancshares, Inc. of VA           1.41    1.40   17.30   17.30   119.15
BFFC  Big Foot Fin. Corp. of IL                0.51    0.45   15.09   15.09    86.06
BYFC  Broadway Fin. Corp. of CA                0.61    0.42   14.93   14.93   144.98
BRKL  Brookline Bncp MHC of MA(47.0)           0.39    0.39    8.56    8.56    49.88
CBES  CBES Bancorp, Inc. of MO                 1.19    1.04   18.66   18.66   118.22
CCFH  CCF Holding Company of GA                0.15   -0.25   13.05   13.05   138.92
CFSB  CFSB Bancorp of Lansing MI               1.43    1.33    9.04    9.04   114.13
CKFB  CKF Bancorp of Danville KY               1.31    0.98   16.10   16.10    73.53
CNSB  CNS Bancorp, Inc. of MO                  0.52    0.52   14.47   14.47    59.22
CSBF  CSB Financial Group Inc of IL            0.29    0.25   13.87   13.09    57.78
CBCI  Calumet Bancorp of Chicago IL            2.54    2.56   25.98   25.98   154.93
CAFI  Camco Fin. Corp. of OH                   1.75    1.42   15.22   14.12   161.83
CMRN  Cameron Fin. Corp. of MO                 0.94    0.93   17.66   17.66    82.39
CAPS  Capital Savings Bancorp of MO(8)         1.25    1.20   12.08   12.08   128.08
CFNC  Carolina Fincorp of NC*                  0.73    0.70   14.06   14.06    61.91
CASB  Cascade Financial Corp. of WA            0.74    0.72    8.63    8.63   124.46
CATB  Catskill Fin. Corp. of NY*               0.85    0.85   16.06   16.06    66.05
CAVB  Cavalry Bancorp of TN                    0.61    0.61   12.53   12.53    46.02
CNIT  Cenit Bancorp of Norfolk VA              1.21    1.12   10.03    9.23   144.28
CEBK  Central Co-Op. Bank of MA*               1.42    1.30   18.35   16.59   186.82
CENB  Century Bancorp, Inc. of NC(8)           1.33    1.34   25.23   25.23    83.70
CBSB  Charter Financial Inc. of IL(8)          1.26    1.39   14.24   12.75    91.61
COFI  Charter One Financial of OH              1.96    2.87   21.49   20.08   308.43
CVAL  Chester Valley Bancorp of PA             1.44    1.37   13.14   13.14   149.04
CTZN  CitFed Bancorp of Dayton OH(8)           2.10    2.10   16.14   14.74   266.12
CLAS  Classic Bancshares, Inc. of KY           0.82    0.96   15.13   12.85   101.68
CBSA  Coastal Bancorp of Houston TX            2.30    2.28   20.82   17.70   578.23
CFCP  Coastal Fin. Corp. of SC                 1.31    1.13    7.21    7.21   120.64
CMSB  Commonwealth Bancorp Inc of PA           1.01    0.77   13.21   10.43   139.49
CMSV  Commty. Svgs, MHC of FL (48.5)           1.05    0.97   15.95   15.95   141.34
CFTP  Community Fed. Bancorp of MS             0.62    0.62   13.37   13.37    50.51
CFFC  Community Fin. Corp. of VA               0.73    0.74    9.76    9.72    71.60
CIBI  Community Inv. Bancorp of OH             1.04    1.04   12.48   12.48   107.73
COOP  Cooperative Bancshares of NC             0.75    0.74    9.48    9.48   123.70

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                            Exhibit IV-1A (continued)
                      Weekly Thrift Market Line - Part One
                            Prices As Of May 8, 1998


                                                                                      Price Change Data
                                             Market Capitalization       -----------------------------------------------
                                            -----------------------          52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
CRZY  Crazy Woman Creek Bncorp of WY          19.00     955    18.1        19.13   13.13   18.13    4.80   40.74    26.67
DNFC  D&N Financial Corp. of MI               27.75   9,135   253.5        29.75   15.68   29.50   -5.93   76.98     4.72
DCBI  Delphos Citizens Bancorp of OH          22.00   1,904    41.9        24.25   13.50   21.00    4.76   66.04     6.02
DIME  Dime Community Bancorp of NY*           27.75  12,440   345.2        28.56   16.88   27.88   -0.47   60.31    16.84
DIBK  Dime Financial Corp. of CT(8)*          34.00   5,164   175.6        37.00   19.75   35.25   -3.55   65.85    11.48
ESBF  ESB Financial Corp of PA                20.50   5,271   108.1        21.50   12.27   20.50    0.00   67.07     6.49
EGLB  Eagle BancGroup of IL                   20.38   1,177    24.0        21.13   15.00   20.70   -1.55   31.48     7.94
EBSI  Eagle Bancshares of Tucker GA           22.75   5,719   130.1        27.25   15.50   24.63   -7.63   47.92     3.41
ETFS  East Texas Fin. Serv. of TX             16.13   1,539    24.8        16.25   11.25   15.00    7.53   43.38     1.90
ESBK  Elmira Svgs Bank (The) of NY*           30.00     741    22.2        32.25   18.33   30.00    0.00   61.55     0.00
EMLD  Emerald Financial Corp. of OH           28.75   5,131   147.5        32.00   13.00   28.88   -0.45  107.13    29.91
EFBC  Empire Federal Bancorp of MT            17.00   2,592    44.1        18.25   13.00   17.00    0.00   30.77    -0.76
EFBI  Enterprise Fed. Bancorp of OH           29.00   1,986    57.6        35.00   15.50   29.25   -0.85   87.10    -7.94
EQSB  Equitable FSB of Wheaton MD             33.25   1,218    40.5        34.00   16.88   33.63   -1.13   90.33    25.47
FCBF  FCB Fin. Corp. of Neenah WI             32.50   3,863   125.5        34.00   20.75   32.25    0.78   51.16    10.17
FFDF  FFD Financial Corp. of OH               22.88   1,445    33.1        23.75   13.25   22.88    0.00   66.40    27.11
FFLC  FFLC Bancorp of Leesburg FL             20.38   3,747    76.4        23.50   15.90   20.75   -1.78   24.65    -6.30
FFWC  FFW Corporation of Wabash IN            18.50   1,450    26.8        21.50   13.00   17.63    4.93   42.31    -2.63
FFYF  FFY Financial Corp. of OH               34.38   4,055   139.4        35.38   25.50   35.00   -1.77   32.84     3.77
FMCO  FMS Financial Corp. of NJ               46.00   2,395   110.2        50.00   19.00   47.50   -3.16  142.11    29.58
FFHH  FSF Financial Corp. of MN               20.38   2,949    60.1        21.25   16.63   21.00   -2.95   22.55    -2.67
FOBC  Fed One Bancorp of Wheeling WV(8)       36.75   2,394    88.0        40.63   18.63   37.75   -2.65   96.00    33.64
FBCI  Fidelity Bancorp of Chicago IL          24.75   2,822    69.8        26.00   18.50   24.75    0.00   26.92    -3.43
FSBI  Fidelity Bancorp, Inc. of PA            25.63   1,952    50.0        27.50   16.00   27.50   -6.80   62.94    10.47
FFFL  Fidelity Bcsh MHC of FL (47.7)          30.50   6,785    98.3        35.38   18.75   30.50    0.00   62.67    -6.15
FFED  Fidelity Fed. Bancorp of IN              7.88   3,128    24.6        10.50    7.50    7.88    0.00   -7.29   -23.57
FFOH  Fidelity Financial of OH                17.88   5,595   100.0        19.88   13.25   18.00   -0.67   30.04    15.35
FIBC  Financial Bancorp, Inc. of NY           26.00   1,707    44.4        27.25   16.25   26.13   -0.50   60.00     7.75
FBSI  First Bancshares, Inc. of MO            13.50   2,211    29.8        17.50    9.50   13.63   -0.95   37.61   -13.63
FBBC  First Bell Bancorp of PA                20.50   6,524   133.7        21.63   14.50   20.75   -1.20   36.67     7.89
SKBO  First Carnegie MHC of PA(45.0)          20.25   2,300    21.0        21.00   12.88   20.75   -2.41   50.00     8.00
FSTC  First Citizens Corp of GA               31.75   2,765    87.8        35.50   15.50   33.25   -4.51  104.84    -6.62
FCME  First Coastal Corp. of ME*              13.63   1,359    18.5        15.75    8.88   14.00   -2.64   45.31    -8.40
FFBA  First Colorado Bancorp of CO(8)         29.19  16,827   491.2        30.13   16.25   29.25   -0.21   70.40    22.91
FDEF  First Defiance Fin.Corp. of OH          15.25   8,123   123.9        16.25   12.38   15.00    1.67   23.18    -4.69
FESX  First Essex Bancorp of MA*              22.88   7,535   172.4        26.13   15.63   23.50   -2.64   43.00    -1.59
FFSX  First FSB MHC Sxld of IA(46.1)          38.00   2,834    49.5        39.00   20.75   38.63   -1.63   65.22    19.69
FFES  First Fed of E. Hartford CT             40.00   2,713   108.5        42.25   23.50   40.00    0.00   70.21     7.38
BDJI  First Fed. Bancorp. of MN               20.25     998    20.2        22.00   12.00   20.25    0.00   64.23    -7.95
FFBH  First Fed. Bancshares of AR             27.75   4,896   135.9        30.25   18.88   28.50   -2.63   38.75    16.84
FTFC  First Fed. Capital Corp. of WI          35.00   9,258   324.0        35.75   19.50   35.75   -2.10   84.21     3.31
FFKY  First Fed. Fin. Corp. of KY             26.31   4,133   108.7        27.50   18.25   25.50    3.18   31.55    15.65
FFBZ  First Federal Bancorp of OH             24.00   1,575    37.8        25.75   17.00   24.00    0.00   37.14    13.58
FFCH  First Fin. Holdings Inc. of SC          24.00  13,521   324.5        27.00   12.50   24.50   -2.04   86.34    -9.64
FFHS  First Franklin Corp. of OH              28.75   1,192    34.3        31.25   17.25   29.13   -1.30   66.67    -8.00
FGHC  First Georgia Hold. Corp of GA          13.50   3,052    41.2        13.75    7.00   13.00    3.85   68.75    42.11
FSPG  First Home Bancorp of NJ(8)             32.50   2,708    88.0        37.50   18.13   32.56   -0.18   75.68     7.87
FFSL  First Independence Corp. of KS          14.00     954    13.4        15.63   10.88   14.38   -2.64   28.68     0.00
FISB  First Indiana Corp. of IN               24.38  12,737   310.5        30.00   15.42   24.88   -2.01   57.09    -3.29
FKFS  First Keystone Fin. Corp of PA          20.75   2,413    50.1        21.75   11.00   21.00   -1.19   86.43    16.05
FLKY  First Lancaster Bncshrs of KY           15.75     953    15.0        16.38   15.00   15.75    0.00    3.28    -1.19
FLFC  First Liberty Fin. Corp. of GA          24.50  11,623   284.8        25.25   14.00   25.00   -2.00   68.97    14.86
CASH  First Midwest Fin., Inc. of OH          23.75   2,692    63.9        24.88   15.00   23.25    2.15   55.13     5.56
FMBD  First Mutual Bancorp Inc of IL          18.38   3,531    64.9        25.00   13.75   18.75   -1.97   31.29   -26.48
FMSB  First Mutual SB of Bellevue WA*         17.75   4,166    73.9        20.17   11.06   17.38    2.13   58.34    -4.05

                                                 Current Per Share Financials
                                             ----------------------------------------
                                                                    Tangible
                                             Trailing  12 Mo.   Book    Book
                                              12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                         EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                        -------- ------- ------- ------- -------
                                                 ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
CRZY  Crazy Woman Creek Bncorp of WY           0.75    0.76   15.04   15.04    63.64
DNFC  D&N Financial Corp. of MI                1.57    1.40   10.74   10.64   198.72
DCBI  Delphos Citizens Bancorp of OH           0.95    0.95   15.16   15.16    56.59
DIME  Dime Community Bancorp of NY*            0.95    0.91   14.97   12.94   119.62
DIBK  Dime Financial Corp. of CT(8)*           3.24    3.22   15.35   14.95   185.61
ESBF  ESB Financial Corp of PA                 1.03    1.03   13.00   11.58   172.79
EGLB  Eagle BancGroup of IL                    0.43    0.31   17.25   17.25   145.40
EBSI  Eagle Bancshares of Tucker GA            0.96    0.97   12.80   12.80   163.40
ETFS  East Texas Fin. Serv. of TX              0.47    0.44   13.63   13.63    78.03
ESBK  Elmira Svgs Bank (The) of NY*            1.18    1.27   19.71   19.71   311.72
EMLD  Emerald Financial Corp. of OH            1.20    1.14    9.46    9.33   117.71
EFBC  Empire Federal Bancorp of MT             0.61    0.61   15.66   15.66    42.36
EFBI  Enterprise Fed. Bancorp of OH            1.11    1.00   16.31   16.30   151.69
EQSB  Equitable FSB of Wheaton MD              1.89    1.87   13.73   13.73   264.11
FCBF  FCB Fin. Corp. of Neenah WI              1.25    0.92   18.97   18.97   134.59
FFDF  FFD Financial Corp. of OH                1.11    0.53   15.38   15.38    63.92
FFLC  FFLC Bancorp of Leesburg FL              1.00    0.95   13.73   13.73   106.82
FFWC  FFW Corporation of Wabash IN             1.23    1.21   12.54   11.43   131.93
FFYF  FFY Financial Corp. of OH                1.91    1.89   20.61   20.61   151.60
FMCO  FMS Financial Corp. of NJ                2.29    2.29   16.25   16.05   262.38
FFHH  FSF Financial Corp. of MN                1.07    1.05   14.90   14.90   136.61
FOBC  Fed One Bancorp of Wheeling WV(8)        1.35    1.34   16.95   16.24   153.21
FBCI  Fidelity Bancorp of Chicago IL           0.38    1.09   18.17   18.13   173.52
FSBI  Fidelity Bancorp, Inc. of PA             1.42    1.38   13.77   13.77   201.37
FFFL  Fidelity Bcsh MHC of FL (47.7)           0.95    0.86   12.88   12.81   179.85
FFED  Fidelity Fed. Bancorp of IN              0.56    0.52    5.02    5.02    69.00
FFOH  Fidelity Financial of OH                 0.87    0.84   11.49   10.12    95.64
FIBC  Financial Bancorp, Inc. of NY            1.53    1.63   16.13   16.06   180.58
FBSI  First Bancshares, Inc. of MO             0.85    0.81   10.52   10.52    73.06
FBBC  First Bell Bancorp of PA                 1.16    1.14   11.19   11.19   103.57
SKBO  First Carnegie MHC of PA(45.0)           0.41    0.46   10.74   10.74    62.46
FSTC  First Citizens Corp of GA                2.15    1.92   12.34    9.73   121.95
FCME  First Coastal Corp. of ME*               0.93    0.75   10.90   10.90   107.73
FFBA  First Colorado Bancorp of CO(8)          1.18    1.12   12.44   12.19    92.43
FDEF  First Defiance Fin.Corp. of OH           0.67    0.65   13.16   13.16    71.37
FESX  First Essex Bancorp of MA*               1.29    1.15   12.09   10.62   158.92
FFSX  First FSB MHC Sxld of IA(46.1)           1.19    1.15   14.34   14.23   161.94
FFES  First Fed of E. Hartford CT              2.05    2.27   24.69   24.69   362.24
BDJI  First Fed. Bancorp. of MN                0.73    0.73   12.12   12.12   119.08
FFBH  First Fed. Bancshares of AR              1.12    1.07   16.93   16.93   112.26
FTFC  First Fed. Capital Corp. of WI           1.88    1.48   11.81   11.17   166.81
FFKY  First Fed. Fin. Corp. of KY              1.49    1.47   12.85   12.15    93.96
FFBZ  First Federal Bancorp of OH              1.22    1.22   10.09   10.08   132.60
FFCH  First Fin. Holdings Inc. of SC           1.08    1.06    8.54    8.54   132.63
FFHS  First Franklin Corp. of OH               1.42    1.30   17.81   17.72   193.38
FGHC  First Georgia Hold. Corp of GA           0.58    0.48    4.53    4.20    54.52
FSPG  First Home Bancorp of NJ(8)              1.75    1.71   13.81   13.61   198.60
FFSL  First Independence Corp. of KS           0.76    0.76   11.91   11.91   119.15
FISB  First Indiana Corp. of IN                1.39    1.13   12.02   11.88   126.67
FKFS  First Keystone Fin. Corp of PA           1.12    1.01   10.38   10.38   156.87
FLKY  First Lancaster Bncshrs of KY            0.53    0.53   14.92   14.92    52.34
FLFC  First Liberty Fin. Corp. of GA           0.82    0.85    8.33    7.57   109.73
CASH  First Midwest Fin., Inc. of OH           1.37    1.28   16.39   14.62   151.41
FMBD  First Mutual Bancorp Inc of IL           0.28    0.23   15.35   11.77   110.86
FMSB  First Mutual SB of Bellevue WA*          1.05    1.03    7.35    7.35   108.29

 RP FINANCIAL, LC.
 -----------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700


                            Exhibit IV-1A (continued)
                      Weekly Thrift Market Line - Part One
                            Prices As Of May 8, 1998


                                                                                        Price Change Data
                                              Market Capitalization       -----------------------------------------------
                                             -----------------------          52 Week (1)              % Change From
                                                      Shares  Market      ---------------         -----------------------
                                              Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
 Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
 ---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                                ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
 NASDAQ Listed OTC Companies (continued)
 ---------------------------------------
 FNGB  First Northern Cap. Corp of WI          13.75   8,917   122.6        14.00    9.25   13.63    0.88   48.65    -1.79
 FFPB  First Palm Beach Bancorp of FL          36.25   5,058   183.4        44.94   27.88   37.75   -3.97   29.46   -15.95
 FWWB  First Savings Bancorp of WA             24.88  10,156   252.7        28.56   20.75   26.63   -6.57   15.72    -9.53
 FSFF  First SecurityFed Fin of IL             16.75   6,408   107.3        16.88   14.50   16.25    3.08   67.50     6.35
 SHEN  First Shenango Bancorp of PA(8)         44.75   2,069    92.6        46.25   24.00   46.00   -2.72   84.54    20.95
 FSLA  First Source Bancorp of NJ              10.50  31,740   333.3        13.93    5.23   10.56   -0.57   89.19   -24.62
 SOPN  First Svgs Bancorp of NC                24.00   3,710    89.0        26.00   19.38   23.25    3.23   23.84    -5.88
 FBNW  FirstBank Corp of Clarkston WA          23.00   1,984    45.6        23.50   15.50   22.13    3.93  130.00    21.82
 FFDB  FirstFed Bancorp, Inc. of AL            25.00   1,155    28.9        25.50   16.00   24.25    3.09   56.25    15.58
 FSPT  FirstSpartan Fin. Corp. of SC           45.50   4,430   201.6        47.25   35.00   45.75   -0.55  127.50    13.04
 FLAG  Flag Financial Corp of GA               19.00   2,037    38.7        21.50   11.88   19.75   -3.80   58.33   -11.63
 FLGS  Flagstar Bancorp, Inc of MI             27.00  13,670   369.1        28.38   13.50   27.88   -3.16   94.52    36.36
 FFIC  Flushing Fin. Corp. of NY*              26.25   7,828   205.5        28.00   18.75   26.75   -1.87   37.22     9.92
 FBHC  Fort Bend Holding Corp. of TX(8)        28.00   1,668    46.7        28.00   13.25   28.00    0.00  111.32    28.74
 FTSB  Fort Thomas Fin. Corp. of KY            15.25   1,474    22.5        15.63    9.25   15.25    0.00   45.24    -0.85
 FKKY  Frankfort First Bancorp of KY           17.00   1,619    27.5        24.50   15.75   16.88    0.71  -16.05    -3.57
 FTNB  Fulton Bancorp, Inc. of MO              22.50   1,719    38.7        26.50   18.25   23.00   -2.17   20.00     1.67
 GUPB  GFSB Bancorp, Inc of Gallup NM          17.00   1,201    20.4        17.00   11.50   15.50    9.68   47.83    20.74
 GSLA  GS Financial Corp. of LA                20.00   3,439    68.8        21.00   13.88   19.75    1.27   42.86    -4.76
 GOSB  GSB Financial Corp. of NY*              17.56   2,248    39.5        18.94   14.25   17.50    0.34   75.60    -2.77
 GFCO  Glenway Financial Corp. of OH           20.25   2,281    46.2        21.25   10.50   19.50    3.85   84.09     8.00
 GTPS  Great American Bancorp of IL            20.75   1,588    33.0        23.00   15.50   22.00   -5.68   30.18     9.21
 PEDE  Great Pee Dee Bancorp of SC             16.00   2,202    35.2        16.25   14.75   16.25   -1.54   60.00    -0.81
 GSBC  Great Southern Bancorp of MO            25.88   8,066   208.7        26.38   16.00   26.00   -0.46   53.32     5.63
 GSFC  Green Street Fin. Corp. of NC           16.75   4,298    72.0        20.75   16.69   16.75    0.00   -4.29    -8.22
 GFED  Guaranty Fed Bancshares of MO           13.13   6,226    81.7        14.44    8.03   13.25   -0.91   67.69     1.94
 HCBB  HCB Bancshares of Camden AR             15.63   2,645    41.3        16.13   12.63   16.00   -2.31   22.59     7.79
 HEMT  HF Bancorp of Hemet CA                  15.50   6,312    97.8        18.25   13.31   17.00   -8.82    6.90   -11.43
 HFFC  HF Financial Corp. of SD                35.00   2,935   102.7        35.63   19.25   35.63   -1.77   79.49    32.08
 HFNC  HFNC Financial Corp. of NC              13.31  17,193   228.8        18.13   12.94   13.25    0.45  -21.71    -8.21
 HMNF  HMN Financial, Inc. of MN               27.38   4,144   113.5        32.50   20.50   27.69   -1.12   38.63   -15.75
 HALL  Hallmark Capital Corp. of WI            15.50   2,934    45.5        18.00    8.88   15.13    2.45   74.55    -8.82
 HRBF  Harbor Federal Bancorp of MD            24.75   1,693    41.9        25.75   17.00   25.75   -3.88   42.41    -1.98
 HARB  Harbor Florida Bancshrs of FL           12.31  30,699   377.9        12.81    5.95   12.50   -1.52  102.80    11.71
 HFSA  Hardin Bancorp of Hardin MO             19.00     824    15.7        19.50   13.50   18.88    0.64   38.18     4.11
 HARL  Harleysville SB of PA                   33.00   1,672    55.2        33.00   21.50   32.25    2.33   53.49    20.00
 HFGI  Harrington Fin. Group of IN             11.50   3,311    38.1        13.75   10.75   11.50    0.00    3.32   -11.54
 HARS  Harris Fin. MHC of PA (24.3)            26.88  33,942   219.6        27.88    6.58   26.75    0.49  293.56    35.21
 HFFB  Harrodsburg 1st Fin Bcrp of KY          17.69   1,986    35.1        18.00   14.75   17.00    4.06   18.88     5.61
 HHFC  Harvest Home Fin. Corp. of OH           16.50     891    14.7        16.75   10.50   16.75   -1.49   43.48     4.76
 HAVN  Haven Bancorp of Woodhaven NY           25.75   8,836   227.5        28.75   16.69   26.00   -0.96   52.55    14.44
 HTHR  Hawthorne Fin. Corp. of CA              20.50   3,164    64.9        24.00    9.25   20.50    0.00  121.62     1.84
 HMLK  Hemlock Fed. Fin. Corp. of IL           18.88   2,000    37.8        19.00   12.88   19.00   -0.63   45.90    10.22
 HBSC  Heritage Bancorp, Inc of SC             22.06   4,629   102.1        22.38   21.75   21.88    0.82   47.07    47.07
 HFWA  Heritage Financial Corp of WA           15.88   9,749   154.8        15.94   13.00   15.63    1.60   58.80    58.80
 HCBC  High Country Bancorp of CO              15.00   1,323    19.8        15.50   14.44   14.88    0.81   50.00    -3.23
 HBNK  Highland Bancorp of CA                  42.50   2,323    98.7        43.50   20.50   41.00    3.66   97.67    29.77
 HIFS  Hingham Inst. for Sav. of MA*           35.50   1,304    46.3        37.00   18.00   35.25    0.71   97.22    23.48
 HBEI  Home Bancorp of Elgin IL                17.63   6,856   120.9        19.31   15.38   17.50    0.74   13.74    -1.40
 HBFW  Home Bancorp of Fort Wayne IN           34.25   2,358    80.8        37.63   20.13   34.63   -1.10   70.14    16.10
 HCFC  Home City Fin. Corp. of OH              21.00     905    19.0        22.75   13.13   21.00    0.00   59.21    13.51
 HOMF  Home Fed Bancorp of Seymour IN          32.00   5,113   163.6        33.75   16.83   31.50    1.59   90.14    23.08
 HWEN  Home Financial Bancorp of IN             9.25     929     8.6         9.75    7.38    9.00    2.78   19.35     0.00
 HLFC  Home Loan Financial Corp of OH          15.88   2,248    35.7        16.75   15.25   16.56   -4.11   58.80    58.80
 HPBC  Home Port Bancorp, Inc. of MA*          25.88   1,842    47.7        27.63   17.50   26.00   -0.46   38.03    11.89


                                                   Current Per Share Financials
                                               ----------------------------------------
                                                                       Tangible
                                               Trailing  12 Mo.   Book    Book
                                                12 Mo.   Core    Value/  Value/  Assets/
 Financial Institution                          EPS(3)   EPS(3)  Share  Share(4) Share
 ---------------------                         -------- ------- ------- ------- -------
                                                   ($)     ($)     ($)     ($)     ($)
 NASDAQ Listed OTC Companies (continued)
 ---------------------------------------
 FNGB  First Northern Cap. Corp of WI            0.68    0.64    8.28    8.28    74.88
 FFPB  First Palm Beach Bancorp of FL            1.86    1.43   22.94   22.43   360.04
 FWWB  First Savings Bancorp of WA               1.25    1.17   14.80   13.67   108.17
 FSFF  First SecurityFed Fin of IL               0.28    0.55   14.34   14.29    49.29
 SHEN  First Shenango Bancorp of PA(8)           2.22    2.21   23.13   23.13   181.23
 FSLA  First Source Bancorp of NJ                0.41    0.41    7.72    7.72    37.57
 SOPN  First Svgs Bancorp of NC                  1.35    1.35   18.46   18.46    81.08
 FBNW  FirstBank Corp of Clarkston WA            0.48    0.24   14.95   14.95    92.39
 FFDB  FirstFed Bancorp, Inc. of AL              1.48    1.48   15.00   13.77   154.80
 FSPT  FirstSpartan Fin. Corp. of SC             1.33    1.33   29.52   29.52   111.81
 FLAG  Flag Financial Corp of GA                 1.00    0.69   10.83   10.83   121.74
 FLGS  Flagstar Bancorp, Inc of MI               1.68    1.26    9.26    8.93   139.07
 FFIC  Flushing Fin. Corp. of NY*                1.09    1.10   17.43   16.74   139.05
 FBHC  Fort Bend Holding Corp. of TX(8)          1.41    1.04   12.29   11.52   181.49
 FTSB  Fort Thomas Fin. Corp. of KY              0.80    0.80   10.72   10.72    67.76
 FKKY  Frankfort First Bancorp of KY             0.14    0.59   13.92   13.92    82.03
 FTNB  Fulton Bancorp, Inc. of MO                0.75    0.60   15.06   15.06    62.82
 GUPB  GFSB Bancorp, Inc of Gallup NM            0.72    0.72   11.94   11.94    95.54
 GSLA  GS Financial Corp. of LA                  0.49    0.48   16.30   16.30    38.21
 GOSB  GSB Financial Corp. of NY*                0.34    0.31   14.66   14.66    51.55
 GFCO  Glenway Financial Corp. of OH             1.05    1.05   12.41   12.28   133.55
 GTPS  Great American Bancorp of IL              0.55    0.55   17.82   17.82    89.41
 PEDE  Great Pee Dee Bancorp of SC               0.56    0.56   13.51   13.51    35.68
 GSBC  Great Southern Bancorp of MO              1.66    1.53    8.13    8.07    93.04
 GSFC  Green Street Fin. Corp. of NC             0.66    0.66   14.73   14.73    41.81
 GFED  Guaranty Fed Bancshares of MO             0.33    0.32   11.17   11.17    37.04
 HCBB  HCB Bancshares of Camden AR               0.22    0.22   14.45   13.94    77.48
 HEMT  HF Bancorp of Hemet CA                    0.06    0.35   13.25   11.14   168.45
 HFFC  HF Financial Corp. of SD                  2.08    1.93   18.95   18.95   197.84
 HFNC  HFNC Financial Corp. of NC                0.63    0.48    9.66    9.66    52.97
 HMNF  HMN Financial, Inc. of MN                 1.35    1.07   20.38   18.92   166.80
 HALL  Hallmark Capital Corp. of WI              0.94    0.92   10.74   10.74   140.94
 HRBF  Harbor Federal Bancorp of MD              0.96    0.92   17.23   17.23   137.96
 HARB  Harbor Florida Bancshrs of FL             0.58    0.56    8.01    7.91    41.50
 HFSA  Hardin Bancorp of Hardin MO               0.99    0.90   15.89   15.89   140.09
 HARL  Harleysville SB of PA                     2.05    2.06   14.18   14.18   208.06
 HFGI  Harrington Fin. Group of IN               0.30    0.31    7.36    7.36   164.51
 HARS  Harris Fin. MHC of PA (24.3)              0.52    0.45    5.27    4.70    64.85
 HFFB  Harrodsburg 1st Fin Bcrp of KY            0.74    0.74   14.66   14.66    54.84
 HHFC  Harvest Home Fin. Corp. of OH             0.67    0.66   11.62   11.62   104.54
 HAVN  Haven Bancorp of Woodhaven NY             1.25    1.27   12.77   12.74   223.50
 HTHR  Hawthorne Fin. Corp. of CA                2.46    2.95   13.38   13.38   293.36
 HMLK  Hemlock Fed. Fin. Corp. of IL             0.47    0.80   15.21   15.21    88.34
 HBSC  Heritage Bancorp, Inc of SC               0.78    0.78   19.41   19.41    67.43
 HFWA  Heritage Financial Corp of WA             0.49    0.49    9.34    9.34    31.95
 HCBC  High Country Bancorp of CO                0.47    0.47   13.48   13.48    65.86
 HBNK  Highland Bancorp of CA                    2.64    2.03   17.87   17.87   236.61
 HIFS  Hingham Inst. for Sav. of MA*             2.04    2.04   16.39   16.39   170.69
 HBEI  Home Bancorp of Elgin IL                  0.41    0.41   13.89   13.89    51.43
 HBFW  Home Bancorp of Fort Wayne IN             1.23    1.22   18.04   18.04   148.45
 HCFC  Home City Fin. Corp. of OH                0.98    0.99   15.47   15.47    79.40
 HOMF  Home Fed Bancorp of Seymour IN            1.84    1.62   12.21   11.87   138.75
 HWEN  Home Financial Bancorp of IN              0.36    0.26    7.95    7.95    46.83
 HLFC  Home Loan Financial Corp of OH            0.60    0.60   13.35   13.35    35.83
 HPBC  Home Port Bancorp, Inc. of MA*            1.79    1.75   11.92   11.92   113.36

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                            Exhibit IV-1A (continued)
                      Weekly Thrift Market Line - Part One
                            Prices As Of May 8, 1998

                                                                                      Price Change Data
                                             Market Capitalization       -----------------------------------------------
                                            -----------------------          52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
HFBC  HopFed Bancorp of KY                    21.88   4,034    88.3        21.88   16.00   21.50    1.77  118.80   118.80
HZFS  Horizon Fin'l. Services of IA           15.75     880    13.9        16.75    8.50   15.88   -0.82   85.29    31.25
HRZB  Horizon Financial Corp. of WA*          18.00   7,478   134.6        19.25   14.50   17.88    0.67   26.32     1.41
IBSF  IBS Financial Corp. of NJ(8)            17.63  10,944   192.9        21.19   14.25   18.75   -5.97   21.59    -0.34
ITLA  ITLA Capital Corp of CA*                23.00   7,852   180.6        23.00   14.00   22.50    2.22   64.29    19.48
ICBC  Independence Comm Bnk Cp of NY          18.44  70,411 1,298.4        19.13   17.25   18.75   -1.65   84.40    84.40
IFSB  Independence FSB of DC                  20.50   1,281    26.3        21.25    8.25   21.13   -2.98  148.48    20.59
INBI  Industrial Bancorp of OH                22.25   5,078   113.0        25.00   12.00   21.75    2.30   78.00    25.35
IWBK  Interwest Bancorp of WA                 44.38   8,419   373.6        45.13   29.75   44.13    0.57   51.73    17.56
IPSW  Ipswich SB of Ipswich MA*               19.00   2,390    45.4        20.75    7.38   18.25    4.11  149.02    15.15
JXVL  Jacksonville Bancorp of TX              21.00   2,444    51.3        23.25   14.25   21.00    0.00   47.37    -9.68
JXSB  Jcksnville SB,MHC of IL (45.6)          23.25   1,908    13.5        25.50   10.83   23.25    0.00  117.90    16.25
JSBA  Jefferson Svgs Bancorp of MO            30.75  10,015   308.0        31.00   14.00   30.00    2.50  121.54    50.00
JOAC  Joachim Bancorp, Inc. of MO(8)          16.75     722    12.1        16.75   14.25   16.63    0.72   14.49     4.69
KSBK  KSB Bancorp of Kingfield ME*            18.25   1,259    23.0        22.50    9.17   18.38   -0.71   65.91   -18.89
KFBI  Klamath First Bancorp of OR             21.38   9,994   213.7        24.25   18.06   21.75   -1.70   18.78    -0.56
LSBI  LSB Fin. Corp. of Lafayette IN          32.50     916    29.8        33.00   19.29   32.50    0.00   68.48    14.04
LVSB  Lakeview Financial of NJ                24.00   3,882    93.2        26.56   14.31   24.25   -1.03   66.20    -5.88
LARK  Landmark Bancshares, Inc of KS          26.88   1,665    44.8        29.25   19.25   27.00   -0.44   39.64     8.04
LARL  Laurel Capital Group of PA              21.25   2,187    46.5        23.50   13.42   21.50   -1.16   48.29    -1.94
LSBX  Lawrence Savings Bank of MA*            17.88   4,316    77.2        19.31    9.13   18.06   -1.00   93.30     9.16
LFED  Leeds Fed Bksr MHC of MD (36.3          20.75   5,182    39.1        23.50   11.83   20.88   -0.62   66.00    -4.60
LXMO  Lexington B&L Fin. Corp. of MO          16.50   1,121    18.5        17.88   14.13   16.75   -1.49   16.77    -7.04
LFCO  Life Financial Corp of CA(8)            22.25   6,547   145.7        25.38   10.75   24.25   -8.25    N.A.    76.17
LFBI  Little Falls Bancorp of NJ              20.25   2,478    50.2        22.25   13.00   21.25   -4.71   55.77    -1.22
LOGN  Logansport Fin. Corp. of IN             17.50   1,261    22.1        19.63   13.25   18.00   -2.78   32.08    -2.78
LISB  Long Island Bancorp, Inc of NY(8)       65.00  23,934 1,555.7        67.63   34.13   67.63   -3.89   91.85    30.97
MAFB  MAF Bancorp, Inc. of IL                 38.75  15,030   582.4        43.25   26.58   39.88   -2.83   41.79     9.53
MBLF  MBLA Financial Corp. of MO              25.00   1,270    31.8        30.63   20.50   26.38   -5.23   19.73   -18.03
MECH  MECH Financial Inc of CT*               30.00   5,294   158.8        31.50   17.25   30.00    0.00   64.38    15.12
MFBC  MFB Corp. of Mishawaka IN               26.63   1,652    44.0        30.38   19.00   26.38    0.95   40.16   -12.34
MSBF  MSB Financial, Inc of MI                18.00   1,231    22.2        19.50   10.50   18.00    0.00   71.43    -5.26
MARN  Marion Capital Holdings of IN           28.50   1,782    50.8        29.50   21.75   28.13    1.32   31.03     5.05
MRKF  Market Fin. Corp. of OH                 15.00   1,336    20.0        20.25   12.38   16.00   -6.25   18.76    -4.03
MFSL  Maryland Fed. Bancorp of MD(8)          39.50   6,501   256.8        39.88   18.38   39.25    0.64  116.44    12.86
MASB  MassBank Corp. of Reading MA*           49.75   3,587   178.5        54.25   30.56   52.00   -4.33   62.79     4.45
MFLR  Mayflower Co-Op. Bank of MA*            25.00     899    22.5        27.50   15.75   26.50   -5.66   56.25    -6.54
MDBK  Medford Bancorp, Inc. of MA*            44.00   4,540   199.8        44.25   25.50   43.50    1.15   77.78    12.10
MWBX  MetroWest Bank of MA*                    7.94  14,220   112.9         9.50    4.69    8.25   -3.76   67.16   -11.78
METF  Metropolitan Fin. Corp. of OH           16.25   7,051   114.6        18.88    6.25   16.75   -2.99  150.00     4.84
MIFC  Mid Iowa Financial Corp. of IA          12.13   1,724    20.9        12.75    7.50   12.00    1.08   64.36     5.48
MCBN  Mid-Coast Bancorp of ME                 12.13     711     8.6        14.00    6.50   11.75    3.23   96.60    21.30
MWBI  Midwest Bancshares, Inc. of IA          17.00   1,028    17.5        19.50    9.83   16.00    6.25   68.65    -6.85
MFFC  Milton Fed. Fin. Corp. of OH            15.75   2,237    35.2        17.00   13.25   16.00   -1.56   17.71     2.41
MBSP  Mitchell Bancorp, Inc. of NC            16.88     931    15.7        18.00   16.25   16.88    0.00    3.88    -0.71
MBBC  Monterey Bay Bancorp of CA              22.50   3,230    72.7        26.75   15.75   22.63   -0.57   40.10    15.38
MONT  Montgomery Fin. Corp. of IN             13.00   1,653    21.5        13.63   11.00   13.13   -0.99   30.00     0.93
MSBK  Mutual SB, FSB of Bay City MI           12.13   4,290    52.0        14.63    7.38   12.38   -2.02   67.31    -6.69
MYST  Mystic Financial of MA*                 16.88   2,711    45.8        18.56   14.44   17.00   -0.71   68.80    68.80
NHTB  NH Thrift Bancshares of NH              20.00   2,088    41.8        22.75   14.13   20.75   -3.61   37.93    -2.44
NSLB  NS&L Bancorp, Inc of Neosho MO          17.81     686    12.2        19.50   16.50   17.50    1.77    7.94    -5.67
NSSY  NSS Bancorp of CT*                      43.00   2,434   104.7        47.75   24.63   43.75   -1.71   72.00    13.91
NMSB  Newmil Bancorp, Inc. of CT*             13.81   3,839    53.0        14.63    8.88   13.25    4.23   49.30     6.23
NBCP  Niagara Bancorp of NY MHC(45.4*         16.69  29,756   225.3        17.00   16.31   16.58    0.66   66.90    66.90
NASB  North American SB, FSB of MO            64.00   2,240   143.4        71.00   42.50   65.50   -2.29   50.59    20.46


                                                Current Per Share Financials
                                            ----------------------------------------
                                                                    Tangible
                                            Trailing  12 Mo.   Book    Book
                                             12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                        EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                       -------- ------- ------- ------- -------
                                                ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
HFBC  HopFed Bancorp of KY                    0.58    0.58   13.26   13.26    58.70
HZFS  Horizon Fin'l. Services of IA           0.81    0.64   10.25   10.25   100.87
HRZB  Horizon Financial Corp. of WA*          1.09    1.07   11.35   11.35    71.24
IBSF  IBS Financial Corp. of NJ(8)            0.53    0.53   11.80   11.80    66.54
ITLA  ITLA Capital Corp of CA*                1.59    1.59   12.65   12.61   129.38
ICBC  Independence Comm Bnk Cp of NY          0.37    0.49   12.55   11.75    57.83
IFSB  Independence FSB of DC                  1.09    0.45   14.23   12.67   196.38
INBI  Industrial Bancorp of OH                1.01    1.01   11.99   11.99    71.69
IWBK  Interwest Bancorp of WA                 2.44    2.12   15.84   15.58   235.46
IPSW  Ipswich SB of Ipswich MA*               0.93    0.76    4.95    4.95    95.08
JXVL  Jacksonville Bancorp of TX              1.38    1.38   14.09   14.09    96.32
JXSB  Jcksnville SB,MHC of IL (45.6)          0.51    0.41    9.17    9.17    88.07
JSBA  Jefferson Svgs Bancorp of MO            1.02    0.95   11.61    9.23   123.62
JOAC  Joachim Bancorp, Inc. of MO(8)          0.37    0.37   13.71   13.71    47.41
KSBK  KSB Bancorp of Kingfield ME*            1.20    1.20    8.75    8.32   118.87
KFBI  Klamath First Bancorp of OR             0.88    0.88   14.71   13.44    97.58
LSBI  LSB Fin. Corp. of Lafayette IN          1.71    1.54   19.36   19.36   225.53
LVSB  Lakeview Financial of NJ                1.82    1.14   11.75    9.64   121.76
LARK  Landmark Bancshares, Inc of KS          1.48    1.34   19.77   19.77   140.32
LARL  Laurel Capital Group of PA              1.34    1.34   10.31   10.31    97.57
LSBX  Lawrence Savings Bank of MA*            1.88    1.86    8.71    8.71    83.38
LFED  Leeds Fed Bksr MHC of MD (36.3          0.66    0.66    9.35    9.35    56.23
LXMO  Lexington B&L Fin. Corp. of MO          0.65    0.65   15.12   14.18    82.47
LFCO  Life Financial Corp of CA(8)            1.94    2.03    8.37    8.37    62.90
LFBI  Little Falls Bancorp of NJ              0.75    0.72   15.45   14.30   132.58
LOGN  Logansport Fin. Corp. of IN             0.98    1.01   13.12   13.12    68.29
LISB  Long Island Bancorp, Inc of NY(8)       2.12    1.74   23.28   23.08   253.72
MAFB  MAF Bancorp, Inc. of IL                 2.52    2.49   17.53   15.44   230.05
MBLF  MBLA Financial Corp. of MO              1.41    1.43   22.32   22.32   176.03
MECH  MECH Financial Inc of CT*               2.47    2.44   16.73   16.73   168.56
MFBC  MFB Corp. of Mishawaka IN               1.23    1.22   20.30   20.30   159.87
MSBF  MSB Financial, Inc of MI                0.91    0.84   10.61   10.61    62.91
MARN  Marion Capital Holdings of IN           1.58    1.58   22.37   21.89   107.66
MRKF  Market Fin. Corp. of OH                 0.43    0.43   15.13   15.13    42.54
MFSL  Maryland Fed. Bancorp of MD(8)          1.14    1.60   15.34   15.16   180.74
MASB  MassBank Corp. of Reading MA*           2.83    2.62   28.93   28.52   257.99
MFLR  Mayflower Co-Op. Bank of MA*            1.56    1.48   14.31   14.10   146.73
MDBK  Medford Bancorp, Inc. of MA*            2.51    2.42   22.36   21.04   250.13
MWBX  MetroWest Bank of MA*                   0.53    0.53    3.15    3.15    42.82
METF  Metropolitan Fin. Corp. of OH           0.82    0.77    5.20    4.78   131.18
MIFC  Mid Iowa Financial Corp. of IA          0.89    0.97    7.35    7.34    78.51
MCBN  Mid-Coast Bancorp of ME                 0.64    0.60    7.34    7.34    88.09
MWBI  Midwest Bancshares, Inc. of IA          1.23    1.09   10.38   10.38   143.70
MFFC  Milton Fed. Fin. Corp. of OH            0.57    0.55   11.59   11.59    97.88
MBSP  Mitchell Bancorp, Inc. of NC            0.56    0.56   15.56   15.56    38.78
MBBC  Monterey Bay Bancorp of CA              0.55    0.50   14.84   13.84   126.35
MONT  Montgomery Fin. Corp. of IN             0.44    0.44   11.89   11.89    63.93
MSBK  Mutual SB, FSB of Bay City MI          -2.13   -0.75    7.64    7.64   150.29
MYST  Mystic Financial of MA*                 0.52    0.52   13.00   13.00    66.76
NHTB  NH Thrift Bancshares of NH              1.33    1.21   12.24   10.59   152.29
NSLB  NS&L Bancorp, Inc of Neosho MO          0.62    0.61   16.64   16.51    84.29
NSSY  NSS Bancorp of CT*                      2.75    3.12   22.43   21.77   275.57
NMSB  Newmil Bancorp, Inc. of CT*             0.72    0.72    8.63    8.63    92.61
NBCP  Niagara Bancorp of NY MHC(45.4*         0.58    0.58   12.71   12.71   105.69
NASB  North American SB, FSB of MO            5.40    4.39   27.83   27.01   327.72

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                            Exhibit IV-1A (continued)
                      Weekly Thrift Market Line - Part One
                            Prices As Of May 8, 1998


                                                                                       Price Change Data
                                             Market Capitalization       -----------------------------------------------
                                            -----------------------          52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
NBSI  North Bancshares of Chicago IL          17.38   1,280    22.2        18.83   12.83   17.63   -1.42   33.28    -2.80
FFFD  North Central Bancshares of IA          24.75   3,266    80.8        24.88   15.13   24.50    1.02   58.35    24.50
NEIB  Northeast Indiana Bncrp of IN           21.50   1,732    37.2        22.75   13.50   21.75   -1.15   59.26    -2.85
NWSB  Northwest Bcrp MHC of PA (30.7          17.63  46,838   253.0        18.00    7.13   17.73   -0.56  143.17    24.77
NWEQ  Northwest Equity Corp. of WI            20.63     839    17.3        22.25   14.25   21.13   -2.37   47.36    -0.58
NTMG  Nutmeg FS&LA of CT                      11.00     986    10.8        11.38    5.53   11.00    0.00   86.13     4.76
OHSL  OHSL Financial Corp. of OH              16.75   2,490    41.7        18.38   11.63   17.00   -1.47   42.55    24.07
OCFC  Ocean Fin. Corp. of NJ                  37.75   7,853   296.5        40.00   30.88   39.50   -4.43   22.25     1.34
OTFC  Oregon Trail Fin. Corp. of OR           17.38   4,333    75.3        18.50   15.63   17.63   -1.42   73.80     0.00
OFCP  Ottawa Financial Corp. of MI            29.06   5,313   154.4        34.00   18.86   28.75    1.08   49.10   -14.53
PFFB  PFF Bancorp of Pomona CA                20.75  17,067   354.1        21.50   14.75   20.63    0.58   40.68     4.38
PSFI  PS Financial of Chicago IL              14.50   2,074    30.1        22.38   13.44   14.63   -0.89    6.38   -35.21
PVFC  PVF Capital Corp. of OH                 27.63   2,659    73.5        28.25   15.68   27.63    0.00   76.21    36.85
PBCI  Pamrapo Bancorp, Inc. of NJ             29.00   2,843    82.4        29.00   19.25   28.75    0.87   50.65     6.42
PFED  Park Bancorp of Chicago IL              19.13   2,333    44.6        19.75   14.50   19.50   -1.90   29.69     2.68
PVSA  Parkvale Financial Corp of PA           32.00   5,150   164.8        34.25   21.40   33.25   -3.76   52.38    -6.57
PBHC  Pathfinder BC MHC of NY (46.1)*         24.00   2,831    21.2        26.13    8.17   25.00   -4.00  176.82    20.00
PEEK  Peekskill Fin. Corp. of NY              17.25   3,017    52.0        18.25   13.50   17.25    0.00   27.78     2.99
PFSB  PennFed Fin. Services of NJ             17.81   9,647   171.8        19.00   12.06   18.13   -1.77   44.68     3.97
PWBK  Pennwood Bancorp, Inc. of PA            19.50     551    10.7        23.25   14.25   19.50    0.00   30.00    -1.27
PBKB  People's Bancshares of MA*              26.88   3,289    88.4        27.75   12.81   27.25   -1.36  100.90    18.15
TSBSD Peoples Bancorp Inc of NJ*              10.63  36,237   385.2        11.83    4.81   10.75   -1.12  118.28   -10.14
PFDC  Peoples Bancorp of Auburn IN            22.00   3,378    74.3        25.00   14.50   21.38    2.90   49.97     0.00
PBCT  Peoples Bank, MHC of CT (40.1)*         38.00  64,083   929.2        41.13   22.42   38.66   -1.71   72.10     0.00
PFFC  Peoples Fin. Corp. of OH                15.63   1,417    22.1        19.00   12.75   15.00    4.20    4.20     3.30
PHBK  Peoples Heritage Fin Grp of ME*         48.25  27,831 1,342.8        53.00   31.88   48.75   -1.03   49.61     4.89
PSFC  Peoples Sidney Fin. Corp of OH          18.94   1,785    33.8        19.75   12.88   19.00   -0.32   40.30     5.93
PERM  Permanent Bancorp, Inc. of IN           16.63   4,206    69.9        18.25   11.25   17.25   -3.59   42.99     6.88
PMFI  Perpetual Midwest Fin. of IA(8)         30.31   1,950    59.1        32.38   18.75   32.00   -5.28   57.45     3.62
PCBC  Perry Co. Fin. Corp. of MO              23.50     828    19.5        25.00   19.00   23.25    1.08   23.68    -2.61
PHFC  Pittsburgh Home Fin Corp of PA          18.50   1,969    36.4        20.81   14.38   18.00    2.78   22.27     2.78
PFSL  Pocahontas Bancorp of AR                10.06   6,669    67.1        11.43    4.41    9.94    1.21  128.12    -9.04
PTRS  Potters Financial Corp of OH            19.50     973    19.0        22.25   10.00   19.50    0.00   92.50    -2.50
PHSB  Ppls Home SB, MHC of PA (45.0)          20.88   2,760    25.9        22.13   13.63   21.75   -4.00  108.80    10.59
PRBC  Prestige Bancorp of PA                  24.25     915    22.2        25.38   15.50   23.88    1.55   50.34    21.25
PFNC  Progress Financial Corp. of PA          19.25   4,201    80.9        22.75    7.68   20.00   -3.75  146.79    16.67
PSBK  Progressive Bank, Inc. of NY(8)*        42.50   3,856   163.9        44.50   24.25   41.50    2.41   77.08    11.11
PROV  Provident Fin. Holdings of CA           24.00   4,674   112.2        24.25   15.63   23.50    2.13   53.55     9.69
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)       46.75   2,097    29.2        51.00   17.38   46.00    1.63  156.16    48.98
PLSK  Pulaski SB, MHC of NJ (46.0)            19.00   2,108    18.1        24.50   11.88   19.00    0.00   59.93    -1.30
PULS  Pulse Bancorp of S. River NJ            27.50   3,111    85.6        29.75   18.13   27.25    0.92   51.68     5.24
QCFB  QCF Bancorp of Virginia MN              30.25   1,382    41.8        31.75   19.50   30.25    0.00   55.13     1.68
QCBC  Quaker City Bancorp of CA               24.63   4,665   114.9        24.63   15.20   22.38   10.05   57.88    15.91
QCSB  Queens County Bancorp of NY*            43.25  14,922   645.4        47.13   27.17   46.00   -5.98   61.68     6.79
RARB  Raritan Bancorp of Raritan NJ*          28.75   2,372    68.2        29.25   17.50   28.00    2.68   62.71     2.68
REDF  RedFed Bancorp of Redlands CA(8)        20.13   7,388   148.7        21.13   13.88   20.13    0.00   46.40     1.26
RELY  Reliance Bancorp, Inc. of NY            38.50   9,628   370.7        42.25   24.13   39.19   -1.76   58.76     5.11
RELI  Reliance Bancshares Inc of WI            8.75   2,371    20.7        10.13    7.13    8.75    0.00   14.68    -7.89
RCBK  Richmond County Fin Corp of NY          19.75  26,424   521.9        19.75   15.69   19.56    0.97   97.50    97.50
RIVR  River Valley Bancorp of IN              20.25   1,190    24.1        20.25   14.25   20.00    1.25   42.11     8.00
RVSB  Riverview Bancorp of WA                 18.31   6,154   112.7        19.13    7.49   17.38    5.35  101.87     3.15
RSLN  Roslyn Bancorp, Inc. of NY*             30.00  42,822 1,284.7        30.50   16.81   29.94    0.20   77.73    29.03
SCCB  S. Carolina Comm. Bnshrs of SC          21.25     583    12.4        25.25   17.50   21.88   -2.88   21.43    -5.56
SBFL  SB Fngr Lakes MHC of NY (33.1)          20.00   3,570    23.6        24.75    7.38   20.25   -1.23  171.00    25.00
SFED  SFS Bancorp of Schenectady NY           25.00   1,208    30.2        27.25   16.50   25.50   -1.96   50.97    -6.99


                                                   Current Per Share Financials
                                               ----------------------------------------
                                                                       Tangible
                                               Trailing  12 Mo.   Book    Book
                                                12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                           EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                          -------- ------- ------- ------- -------
                                                   ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
NBSI  North Bancshares of Chicago IL             0.50    0.47   12.96   12.96    96.08
FFFD  North Central Bancshares of IA             1.16    1.16   15.10   15.10    65.87
NEIB  Northeast Indiana Bncrp of IN              1.27    1.27   15.76   15.76   115.11
NWSB  Northwest Bcrp MHC of PA (30.7             0.41    0.42    4.44    3.94    48.01
NWEQ  Northwest Equity Corp. of WI               1.22    1.17   13.77   13.77   118.66
NTMG  Nutmeg FS&LA of CT                         0.67    0.40    6.26    6.26   106.64
OHSL  OHSL Financial Corp. of OH                 0.81    0.77   10.45   10.45    95.95
OCFC  Ocean Fin. Corp. of NJ                     1.78    1.77   27.45   27.45   192.40
OTFC  Oregon Trail Fin. Corp. of OR              0.63    0.64   10.64   10.64    85.17
OFCP  Ottawa Financial Corp. of MI               1.42    1.35   14.37   11.69   166.73
PFFB  PFF Bancorp of Pomona CA                   0.83    0.79   15.72   15.57   162.06
PSFI  PS Financial of Chicago IL                 0.44    0.76   11.14   11.14    42.39
PVFC  PVF Capital Corp. of OH                    1.90    1.79   10.85   10.85   149.01
PBCI  Pamrapo Bancorp, Inc. of NJ                1.78    1.70   17.07   16.96   132.51
PFED  Park Bancorp of Chicago IL                 0.66    0.71   16.55   16.55    75.85
PVSA  Parkvale Financial Corp of PA              2.06    2.06   15.66   15.57   197.89
PBHC  Pathfinder BC MHC of NY (46.1)*            0.65    0.59    8.33    7.06    69.51
PEEK  Peekskill Fin. Corp. of NY                 0.66    0.66   15.41   15.41    61.06
PFSB  PennFed Fin. Services of NJ                1.11    1.10   10.64    9.12   152.95
PWBK  Pennwood Bancorp, Inc. of PA               0.83    0.96   15.41   15.41    85.68
PBKB  People's Bancshares of MA*                 1.56    0.73    9.16    8.81   231.96
TSBSD Peoples Bancorp Inc of NJ*                 0.21    0.15    3.04    2.74    17.67
PFDC  Peoples Bancorp of Auburn IN               1.27    1.27   13.30   13.30    87.12
PBCT  Peoples Bank, MHC of CT (40.1)*            1.44    0.83   11.08   11.02   127.71
PFFC  Peoples Fin. Corp. of OH                   0.56    0.55   10.97   10.97    58.20
PHBK  Peoples Heritage Fin Grp of ME*            2.64    2.62   17.07   12.83   244.16
PSFC  Peoples Sidney Fin. Corp of OH             0.64    0.64   14.72   14.72    59.52
PERM  Permanent Bancorp, Inc. of IN              0.63    0.62    9.98    9.86    99.81
PMFI  Perpetual Midwest Fin. of IA(8)            0.99    0.88   17.94   17.94   201.07
PCBC  Perry Co. Fin. Corp. of MO                 1.07    1.07   19.75   19.75   102.69
PHFC  Pittsburgh Home Fin Corp of PA             1.07    0.92   12.52   12.37   152.19
PFSL  Pocahontas Bancorp of AR                   0.47    0.47    8.31    8.31    62.99
PTRS  Potters Financial Corp of OH               1.23    1.21   11.31   11.31   126.04
PHSB  Ppls Home SB, MHC of PA (45.0)             0.59    0.56   10.37   10.37    78.89
PRBC  Prestige Bancorp of PA                     0.86    0.84   17.08   17.08   156.57
PFNC  Progress Financial Corp. of PA             0.92    0.70    5.98    5.02   117.45
PSBK  Progressive Bank, Inc. of NY(8)*           2.24    2.19   20.35   18.45   229.12
PROV  Provident Fin. Holdings of CA              1.05    0.55   17.92   17.92   154.83
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)          1.03    0.90   11.38   11.38    85.56
PLSK  Pulaski SB, MHC of NJ (46.0)               0.53    0.53   10.29   10.29    86.21
PULS  Pulse Bancorp of S. River NJ               1.83    1.86   14.21   14.21   173.36
QCFB  QCF Bancorp of Virginia MN                 1.80    1.80   19.41   19.41   110.47
QCBC  Quaker City Bancorp of CA                  1.27    1.22   15.76   15.76   182.67
QCSB  Queens County Bancorp of NY*               1.56    1.54   11.43   11.43   107.44
RARB  Raritan Bancorp of Raritan NJ*             1.65    1.62   13.02   12.83   172.14
REDF  RedFed Bancorp of Redlands CA(8)           1.41    1.45   11.40   11.36   136.67
RELY  Reliance Bancorp, Inc. of NY               1.88    1.98   19.93   13.57   232.98
RELI  Reliance Bancshares Inc of WI              0.21    0.22    9.41    9.41    18.79
RCBK  Richmond County Fin Corp of NY             0.56    0.56   11.79   11.79    45.97
RIVR  River Valley Bancorp of IN                 1.10    0.92   15.12   14.91   115.17
RVSB  Riverview Bancorp of WA                    0.54    0.52    9.71    9.37    42.74
RSLN  Roslyn Bancorp, Inc. of NY*                0.78    0.96   14.67   14.61    84.09
SCCB  S. Carolina Comm. Bnshrs of SC             0.79    0.79   16.00   16.00    77.34
SBFL  SB Fngr Lakes MHC of NY (33.1)             0.24    0.21    6.07    6.07    69.39
SFED  SFS Bancorp of Schenectady NY              0.88    0.85   17.74   17.74   144.39

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                            Exhibit IV-1A (continued)
                      Weekly Thrift Market Line - Part One
                            Prices As Of May 8, 1998


                                                                                      Price Change Data
                                             Market Capitalization       -----------------------------------------------
                                            -----------------------          52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
SGVB  SGV Bancorp of W. Covina CA             18.75   2,345    44.0        19.38   12.38   18.53    1.19   53.06     5.63
SHSB  SHS Bancorp, Inc. of PA                 17.75     820    14.6        18.00   14.75   17.00    4.41   77.50     5.97
SISB  SIS Bancorp, Inc. of MA*                42.00   6,970   292.7        44.50   27.00   42.50   -1.18   57.72     4.50
SWCB  Sandwich Bancorp of MA(8)*              64.00   1,942   124.3        64.50   30.25   64.00    0.00  106.45    45.45
SFSL  Security First Corp. of OH(8)           24.75   7,571   187.4        27.88   12.33   25.88   -4.37  100.73    18.53
SKAN  Skaneateles Bancorp Inc of NY*          18.88   1,440    27.2        22.25   12.33   18.88    0.00   53.12   -14.69
SOBI  Sobieski Bancorp of S. Bend IN          19.13     764    14.6        24.25   14.50   19.50   -1.90   31.93    -6.13
SOSA  Somerset Savings Bank of MA(8)*          5.13  16,727    85.8         5.94    2.50    5.25   -2.29   88.60     2.60
SSFC  South Street Fin. Corp. of NC*          10.13   4,676    47.4        20.00   10.13   10.88   -6.89  -35.19   -46.68
SBAN  SouthBanc Shares Inc. of SC(8)          21.63   1,509    15.2        23.76    9.21   21.75   -0.55  122.30     1.74
SCBS  Southern Commun. Bncshrs of AL          16.75   1,137    19.0        20.75   13.75   16.75    0.00   19.64    -8.22
SMBC  Southern Missouri Bncrp of MO           20.50   1,612    33.0        23.25   15.50   21.00   -2.38   30.16     0.00
SWBI  Southwest Bancshares of IL(8)           32.75   2,788    91.3        34.25   18.88   32.50    0.77   70.13    10.08
SVRN  Sovereign Bancorp, Inc. of PA           18.81 132,914 2,500.1        22.19   10.42   19.00   -1.00   80.52     8.79
STFR  St. Francis Cap. Corp. of WI            43.25   5,223   225.9        50.75   29.25   43.75   -1.14   47.86   -14.36
SPBC  St. Paul Bancorp, Inc. of IL            24.88  34,311   853.7        28.50   19.08   25.38   -1.97   32.13    -5.22
SFFC  StateFed Financial Corp. of IA          14.50   1,563    22.7        15.00    9.00   14.50    0.00   61.11    -1.69
SFIN  Statewide Fin. Corp. of NJ              23.50   4,509   106.0        26.69   15.63   24.63   -4.59   46.88    -2.08
STSA  Sterling Financial Corp. of WA          27.13   7,596   206.1        27.63   16.25   26.25    3.35   66.95    24.74
SFSB  SuburbFed Fin. Corp. of IL(8)           47.50   1,270    60.3        50.00   23.25   47.25    0.53  104.30    -5.00
ROSE  T R Financial Corp. of NY*              35.00  17,530   613.6        37.88   19.00   36.81   -4.92   81.25     5.26
THRD  TF Financial Corp. of PA                27.25   3,189    86.9        30.00   17.00   27.88   -2.26   60.29    -9.17
TPNZ  Tappan Zee Fin., Inc. of NY(8)          20.38   1,478    30.1        22.63   15.44   20.38    0.00   31.99     8.69
TSBK  Timberland Bancorp of WA                18.25   6,613   120.7        18.50   14.50   18.25    0.00   82.50    82.50
TRIC  Tri-County Bancorp of WY                15.25   1,167    17.8        16.50    9.63   16.50   -7.58   58.36     1.67
TWIN  Twin City Bancorp, Inc. of TN           14.50   1,269    18.4        15.50   12.00   14.63   -0.89   13.02    -6.45
USAB  USABancshares, Inc of PA*               13.50     732     9.9        15.50    6.56   15.00  -10.00   89.34    35.00
UCBC  Union Community Bancorp of IN           15.50   3,042    47.2        15.81   13.94   15.38    0.78   55.00     5.95
UFRM  United FSB of Rocky Mount NC(8)         18.25   3,263    59.5        21.00    9.75   18.25    0.00   62.22    -7.03
UBMT  United Fin. Corp. of MT                 28.75   1,223    35.2        31.50   19.00   29.00   -0.86   49.35    12.75
UTBI  United Tenn. Bancshares of TN           15.38   1,455    22.4        16.00   13.63   16.00   -3.87   53.80    53.80
VABF  Va. Beach Fed. Fin. Corp of VA          18.63   4,981    92.8        20.88   10.75   18.25    2.08   75.26     1.36
WHGB  WHG Bancshares of MD                    17.75   1,389    24.7        19.00   13.75   18.50   -4.05   24.56    -5.33
WSFS  WSFS Financial Corp. of DE*             21.81  12,464   271.8        23.88   12.06   22.00   -0.86   79.80     9.05
WVFC  WVS Financial Corp. of PA               39.13   1,808    70.7        40.25   23.50   39.50   -0.94   44.23    11.01
WRNB  Warren Bancorp of Peabody MA*           27.88   3,832   106.8        28.25   15.50   27.00    3.26   77.02    21.22
WSBI  Warwick Community Bncrp of NY*          17.25   6,607   114.0        18.00   15.38   17.50   -1.43   72.50    -0.75
WFSL  Washington Federal, Inc. of WA          27.75  52,405 1,454.2        30.29   22.39   27.94   -0.68   23.94    -2.90
WAMU  Washington Mutual, Inc. of WA*          69.88 257,88818,021.2        74.94   52.19   70.44   -0.80   33.26     9.51
WYNE  Wayne Bancorp, Inc. of NJ               32.00   2,013    64.4        32.00   16.25   32.00    0.00   89.57    19.63
WAYN  Wayne Svgs Bks MHC of OH (47.8          30.00   2,258    32.3        33.00   17.00   31.00   -3.23   71.43     3.45
WCFB  Wbstr Cty FSB MHC of IA (45.2)          20.88   2,112    19.8        22.00   13.75   21.13   -1.18   42.72     4.40
WBST  Webster Financial Corp. of CT           32.69  27,411   896.1        36.25   18.88   34.69   -5.77   68.68    -1.68
WEFC  Wells Fin. Corp. of Wells MN            21.50   1,959    42.1        21.75   14.00   21.00    2.38   53.57    20.25
WCBI  WestCo Bancorp, Inc. of IL              29.25   2,462    72.0        29.75   23.25   29.75   -1.68   25.81     7.34
WSTR  WesterFed Fin. Corp. of MT              25.69   5,584   143.5        27.00   19.75   25.63    0.23   33.45     0.75
WOFC  Western Ohio Fin. Corp. of OH           26.63   2,352    62.6        29.25   21.00   26.25    1.45   23.86    -0.93
WEHO  Westwood Hmstd Fin Corp of OH           14.69   2,843    41.8        18.13   12.75   14.63    0.41   15.22   -13.59
FFWD  Wood Bancorp of OH                      18.50   2,662    49.2        27.00    8.47   18.50    0.00  118.42    -1.60
YFCB  Yonkers Fin. Corp. of NY                19.25   3,016    58.1        22.00   14.63   19.19    0.31   27.23     0.00
YFED  York Financial Corp. of PA              24.00   8,924   214.2        27.25   14.90   24.75   -3.03   65.52    -6.80


                                                    Current Per Share Financials
                                                ----------------------------------------
                                                                       Tangible
                                                Trailing  12 Mo.   Book    Book
                                                 12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                            EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                           -------- ------- ------- ------- -------
                                                    ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
SGVB  SGV Bancorp of W. Covina CA                 0.57    0.66   13.13   12.94   173.91
SHSB  SHS Bancorp, Inc. of PA                     0.81    0.81   14.65   14.65   108.01
SISB  SIS Bancorp, Inc. of MA*                    1.37    1.87   18.00   18.00   248.73
SWCB  Sandwich Bancorp of MA(8)*                  2.50    2.44   21.63   20.88   267.09
SFSL  Security First Corp. of OH(8)               1.19    1.19    8.38    8.26    89.54
SKAN  Skaneateles Bancorp Inc of NY*              1.15    1.12   12.27   11.94   177.85
SOBI  Sobieski Bancorp of S. Bend IN              0.65    0.65   16.49   16.49   114.60
SOSA  Somerset Savings Bank of MA(8)*             0.36    0.35    2.14    2.14    32.26
SSFC  South Street Fin. Corp. of NC*              0.43    0.44    7.32    7.32    48.94
SBAN  SouthBanc Shares Inc. of SC(8)              0.73    0.73   17.01   17.01    77.85
SCBS  Southern Commun. Bncshrs of AL              0.70    0.70   12.73   12.73    62.34
SMBC  Southern Missouri Bncrp of MO               0.85    0.81   16.47   16.47    99.21
SWBI  Southwest Bancshares of IL(8)               1.47    1.48   15.79   15.79   132.10
SVRN  Sovereign Bancorp, Inc. of PA               0.43    0.59    5.13    4.26   107.86
STFR  St. Francis Cap. Corp. of WI                2.37    2.27   25.30   22.56   305.89
SPBC  St. Paul Bancorp, Inc. of IL                1.43    1.43   12.18   12.15   132.82
SFFC  StateFed Financial Corp. of IA              0.70    0.70   10.01   10.01    56.69
SFIN  Statewide Fin. Corp. of NJ                  1.24    1.23   14.39   14.37   149.77
STSA  Sterling Financial Corp. of WA              1.14    1.04   13.54   12.52   247.01
SFSB  SuburbFed Fin. Corp. of IL(8)               2.20    1.77   23.23   23.17   345.25
ROSE  T R Financial Corp. of NY*                  1.98    1.77   13.75   13.75   219.23
THRD  TF Financial Corp. of PA                    1.53    1.30   15.71   13.11   187.22
TPNZ  Tappan Zee Fin., Inc. of NY(8)              0.70    0.69   14.46   14.46    84.29
TSBK  Timberland Bancorp of WA                    0.75    0.75   12.38   12.38    40.65
TRIC  Tri-County Bancorp of WY                    0.77    0.79   11.85   11.85    77.12
TWIN  Twin City Bancorp, Inc. of TN               0.85    0.70   11.04   11.04    85.65
USAB  USABancshares, Inc of PA*                  -0.31   -0.14    7.33    7.22   122.03
UCBC  Union Community Bancorp of IN               0.39    0.39   14.10   14.10    43.41
UFRM  United FSB of Rocky Mount NC(8)             0.55    0.36    6.74    6.74    93.21
UBMT  United Fin. Corp. of MT                     1.11    1.11   20.16   20.16    78.71
UTBI  United Tenn. Bancshares of TN               0.66    0.66   12.95   12.95    52.89
VABF  Va. Beach Fed. Fin. Corp of VA              0.82    0.66    8.86    8.86   123.71
WHGB  WHG Bancshares of MD                        0.54    0.55   14.34   14.34    72.95
WSFS  WSFS Financial Corp. of DE*                 1.31    1.30    6.96    6.92   121.57
WVFC  WVS Financial Corp. of PA                   2.06    2.08   17.22   17.22   161.52
WRNB  Warren Bancorp of Peabody MA*               1.90    1.69   10.45   10.45    96.81
WSBI  Warwick Community Bncrp of NY*              0.55    0.55   12.60   12.60    53.02
WFSL  Washington Federal, Inc. of WA              2.06    2.04   14.06   12.97   109.02
WAMU  Washington Mutual, Inc. of WA*              1.28    2.38   20.13   18.75   376.06
WYNE  Wayne Bancorp, Inc. of NJ                   0.97    0.97   16.86   16.86   134.15
WAYN  Wayne Svgs Bks MHC of OH (47.8              0.84    0.78   10.71   10.71   112.99
WCFB  Wbstr Cty FSB MHC of IA (45.2)              0.65    0.65   10.58   10.58    45.04
WBST  Webster Financial Corp. of CT               1.15    1.75   13.94   12.16   256.09
WEFC  Wells Fin. Corp. of Wells MN                1.13    1.10   15.13   15.13   102.83
WCBI  WestCo Bancorp, Inc. of IL                  1.91    1.78   19.73   19.73   128.33
WSTR  WesterFed Fin. Corp. of MT                  1.30    1.26   19.28   15.67   185.37
WOFC  Western Ohio Fin. Corp. of OH               0.06    0.14   23.21   21.69   158.16
WEHO  Westwood Hmstd Fin Corp of OH               0.31    0.49   10.60   10.60    47.22
FFWD  Wood Bancorp of OH                          0.89    0.80    8.01    8.01    62.56
YFCB  Yonkers Fin. Corp. of NY                    1.03    1.01   14.90   14.90   110.01
YFED  York Financial Corp. of PA                  1.25    1.04   11.74   11.74   132.48

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                                  Exhibit IV-1B
                      Weekly Thrift Market Line - Part Two
                            Prices As Of May 8, 1998


                                                             Key Financial Ratios
                                            ----------------------------------------------------------      Asset Quality Ratios
                                                     Tang.      Reported Earnings       Core Earnings     ------------------------
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs   Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
Market Averages. SAIF-Insured Thrifts(no MHCs)
----------------------------------------------

SAIF-Insured Thrifts(295)                    14.05    13.74    0.95    7.97    4.38       0.90    7.50       0.70  141.48    0.78
NYSE Traded Companies(8)                      8.16     7.94    1.18   14.93    5.86       0.63    9.42       0.90  109.72    1.35
AMEX Traded Companies(22)                    14.66    14.56    0.89    6.19    4.20       0.85    5.71       0.58  137.02    0.70
NASDAQ Listed OTC Companies(264)             14.08    13.83    0.94    7.97    4.36       0.91    7.64       0.71  140.00    0.77
California Companies(19)                      7.87     7.62    0.63    8.66    4.96       0.53    7.83       1.25   80.86    1.25
Florida Companies(6)                         10.54    10.17    1.18   12.16    4.78       0.71    6.96       0.58  113.51    0.79
Mid-Atlantic Companies(59)                   11.59    10.85    0.86    8.48    4.61       0.82    8.09       0.78  114.82    0.90
Mid-West Companies(136)                      14.84    14.64    0.96    7.49    4.17       0.93    7.22       0.59  147.85    0.66
New England Companies(8)                      7.72     7.42    0.62    8.84    4.71       0.66    9.18       0.76  116.96    1.01
North-West Companies(11)                     16.92    16.57    1.16    8.70    4.27       1.11    8.12       0.62  309.83    0.77
South-East Companies(44)                     17.52    17.37    1.08    7.58    4.27       1.03    7.04       0.92  109.15    0.79
South-West Companies(6)                      11.34    11.24    0.98   10.36    6.13       0.95   10.01       0.37  146.44    0.61
Western Companies (Excl CA)(6)               19.10    18.71    1.04    5.92    4.21       1.04    5.93       0.35  224.77    0.88
Thrift Strategy(247)                         15.16    14.86    0.97    7.51    4.46       0.94    7.20       0.64  146.76    0.73
Mortgage Banker Strategy(30)                  7.67     7.21    0.77   10.29    3.98       0.70    9.59       1.13  103.49    0.95
Real Estate Strategy(8)                       7.31     7.06    0.89   12.21    5.36       0.80   11.12       1.26  105.82    1.49
Diversified Strategy(7)                       8.72     8.54    1.29   15.32    5.62       0.78   10.50       0.65  158.58    1.07
Retail Banking Strategy(3)                    7.04     6.76   -0.23   -0.07   -3.71      -0.26   -1.00       1.12   66.31    1.16
Companies Issuing Dividends(248)             13.90    13.64    0.99    8.35    4.67       0.94    7.79       0.71  136.02    0.75
Companies Without Dividends(47)              14.85    14.28    0.70    5.95    2.86       0.68    6.00       0.68  172.74    0.92
Equity/Assets less than 6%(21)                4.99     4.70    0.51   10.43    3.68       0.55   11.13       0.72  130.31    0.96
Equity/Assets 6-12%(129)                      8.86     8.51    0.84    9.94    4.83       0.77    9.06       0.84  125.36    0.88
Equity/Assets greater than 12%(145)          19.70    19.43    1.09    5.96    4.10       1.06    5.68       0.58  156.15    0.66
Converted Last 3 Mths (no MHC)(13)           23.88    22.25    1.07    4.56    3.34       1.02    4.40       0.33  215.59    0.76
Actively Traded Companies(34)                 9.43     9.18    0.96   10.93    4.42       0.99   11.70       0.72  152.44    0.99
Market Value Below $20 Million(40)           16.04    15.96    0.96    6.58    4.85       0.90    6.06       0.84  116.10    0.69
Holding Company Structure(268)               14.31    13.99    0.95    7.80    4.38       0.90    7.36       0.69  142.18    0.77
Assets Over $1 Billion(57)                    8.96     8.35    0.88   10.99    4.70       0.80   10.09       0.83  114.63    0.98
Assets $500 Million-$1 Billion(42)            9.70     9.43    0.84    8.98    3.95       0.79    8.74       0.65  172.69    0.93
Assets $250-$500 Million(69)                 13.09    12.82    0.94    8.16    4.51       0.90    7.72       0.72  143.64    0.77
Assets less than $250 Million(127)           18.02    17.80    1.01    6.31    4.32       0.97    5.94       0.67  139.32    0.65
Goodwill Companies(118)                      10.26     9.62    0.89    9.85    4.69       0.82    9.05       0.84  116.43    0.88
Non-Goodwill Companies(175)                  16.30    16.19    0.98    6.82    4.19       0.94    6.56       0.62  157.32    0.72
Acquirors of FSLIC Cases(8)                   8.68     8.26    1.00   12.16    5.64       0.92   11.02       0.93   54.99    0.59



                                                          Pricing Ratios                     Dividend Data(6)
                                            -----------------------------------------    -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
Market Averages. SAIF-Insured Thrifts (no MHCs)
--------------------------------------------

SAIF-Insured Thrifts(295)                      20.51  164.54   21.04  170.22   21.66         0.36    1.62   30.65
NYSE Traded Companies(8)                       18.17  237.36   19.85  245.83   20.64         0.21    0.57    9.21
AMEX Traded Companies(22)                      19.98  141.76   19.77  143.22   20.78         0.31    1.69   33.25
NASDAQ Listed OTC Companies(264)               20.62  164.90   21.13  170.03   21.74         0.36    1.65   31.18
California Companies(19)                       18.45  159.36   12.86  163.30   21.19         0.18    0.58   13.09
Florida Companies(6)                           19.06  200.03   21.20  212.36   22.93         0.43    2.63   17.11
Mid-Atlantic Companies(59)                     20.14  169.54   18.49  179.81   21.08         0.36    1.39   29.75
Mid-West Companies(136)                        20.49  161.26   21.63  165.24   21.54         0.35    1.63   31.32
New England Companies(8)                       19.48  173.28   13.06  182.68   20.19         0.36    1.56   29.10
North-West Companies(11)                       22.60  176.38   26.77  182.31   23.36         0.32    1.32   32.07
South-East Companies(44)                       21.85  166.69   25.44  171.07   23.11         0.42    2.20   39.54
South-West Companies(6)                        16.17  150.78   16.11  157.28   16.37         0.29    1.29   27.43
Western Companies (Excl CA)(6)                 22.70  128.43   24.56  134.57   22.65         0.46    2.03   35.94
Thrift Strategy(247)                           20.81  156.31   21.80  161.06   21.66         0.36    1.73   32.32
Mortgage Banker Strategy(30)                   19.28  208.03   16.36  222.48   22.25         0.32    1.05   22.46
Real Estate Strategy(8)                        19.18  214.20   15.43  219.95   20.75         0.25    0.81   14.88
Diversified Strategy(7)                        17.22  254.51   22.28  261.21   21.18         0.48    1.34   28.24
Retail Banking Strategy(3)                     18.24  175.12   11.61  181.84   19.82         0.15    0.65   17.84
Companies Issuing Dividends(248)               20.43  166.14   21.08  171.36   21.70         0.42    1.93   36.76
Companies Without Dividends(47)                21.09  156.19   20.83  164.31   21.36         0.00    0.00    0.00
Equity/Assets less than 6%(21)                 19.30  219.33   11.82  222.91   20.44         0.18    0.66   17.12
Equity/Assets 6-12%(129)                       19.14  188.03   16.21  197.59   20.92         0.38    1.48   27.64
Equity/Assets greater than 12%(145)            22.07  137.80   26.42  140.86   22.59         0.36    1.87   35.54
Converted Last 3 Mths (no MHC)(13)             24.72  139.04   33.13  157.34   24.85         0.22    1.87    6.50
Actively Traded Companies(34)                  19.11  214.26   19.38  221.40   19.84         0.45    1.48   30.02
Market Value Below $20 Million(40)             20.91  128.82   19.83  129.28   22.30         0.30    1.78   33.34
Holding Company Structure(268)                 20.76  163.21   21.28  168.80   21.85         0.36    1.63   31.17
Assets Over $1 Billion(57)                     19.65  206.78   17.95  224.34   20.83         0.39    1.33   23.49
Assets $500 Million-$1 Billion(42)             19.37  192.59   17.61  198.82   20.62         0.39    1.49   32.05
Assets $250-$500 Million(69)                   19.97  167.04   20.66  169.23   21.36         0.35    1.51   25.54
Assets less than $250 Million(127)             21.58  137.62   23.61  140.21   22.51         0.33    1.84   36.12
Goodwill Companies(118)                        19.52  188.31   18.00  201.52   21.11         0.38    1.50   26.28
Non-Goodwill Companies(175)                    21.05  150.43   22.85  151.70   21.93         0.34    1.72   33.86
Acquirors of FSLIC Cases(8)                    18.12  205.87   17.25  217.61   18.82         0.47    1.59   27.29


(1)  Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.
(6)  Annualized, based on last regular quarterly cash dividend announcement.
(7)  Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.


* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                            Exhibit IV-1B (continued)
                      Weekly Thrift Market Line - Part Two
                            Prices As Of May 8, 1998


                                                             Key Financial Ratios
                                            ----------------------------------------------------------      Asset Quality Ratios
                                                     Tang.      Reported Earnings       Core Earnings     -----------------------
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
Market Averages. BIF-Insured Thrifts(no MHCs)
---------------------------------------------

BIF-Insured Thrifts(59)                      11.68    11.33    1.05   10.61    4.89       1.03   10.33       0.68  177.59    1.31
NYSE Traded Companies(5)                     17.10    15.86    1.05    8.02    3.66       1.17    8.98       1.51   62.92    1.00
AMEX Traded Companies(6)                     12.51    12.17    1.01    9.73    4.89       0.88    8.43       1.42   71.37    1.23
NASDAQ Listed OTC Companies(48)              10.96    10.72    1.06   11.00    5.03       1.03   10.70       0.55  196.81    1.36
California Companies(1)                       9.78     9.75    1.42   13.26    6.91       1.42   13.26       1.31  102.95    1.63
Mid-Atlantic Companies(21)                   13.81    13.26    0.91    7.96    3.62       0.93    8.12       0.80  129.87    1.22
New England Companies(31)                     9.93     9.68    1.13   12.70    5.71       1.06   11.78       0.67  192.98    1.48
North-West Companies(3)                       9.36     9.24    1.03   11.65    4.60       1.16   14.23       0.31  399.42    1.01
South-East Companies(3)                      17.37    17.21    1.12    5.90    4.94       1.11    5.85       0.29  180.87    0.51
Thrift Strategy(45)                          12.79    12.47    1.06    9.79    4.82       1.02    9.25       0.67  167.43    1.23
Mortgage Banker Strategy(6)                   8.76     8.40    0.94   12.07    5.15       0.96   11.93       0.41  304.65    1.20
Real Estate Strategy(3)                      10.29    10.27    1.72   16.37    6.86       1.60   15.30       1.16  105.13    1.63
Diversified Strategy(5)                       6.58     5.97    0.87   13.28    4.44       0.98   15.27       0.81  150.64    1.95
Companies Issuing Dividends(51)              11.09    10.70    1.06   11.02    4.97       1.04   10.69       0.68  180.20    1.29
Companies Without Dividends(8)               15.61    15.59    0.97    7.87    4.39       0.96    7.89       0.68  159.77    1.46
Equity/Assets less than 6%(4)                 5.06     4.92    0.90   16.76    4.63       0.84   15.63       0.88   97.83    1.55
Equity/Assets 6-12%(39)                       8.61     8.24    1.05   12.18    5.48       1.02   11.78       0.78  189.59    1.42
Equity/Assets greater than 12%(16)           19.84    19.52    1.08    5.74    3.72       1.09    5.92       0.37  171.69    1.00
Converted Last 3 Mths (no MHC)(2)            18.96    18.11    1.07    5.79    2.81       0.89    4.77       0.71   86.68    0.98
Actively Traded Companies(17)                 9.86     9.43    1.22   13.18    5.65       1.16   12.63       0.53  164.89    1.11
Market Value Below $20 Million(2)             8.06     8.02    0.22    2.31    2.26       0.25    2.64       0.54  225.73    1.74
Holding Company Structure(47)                12.71    12.44    1.06   10.02    4.82       1.04    9.75       0.59  178.34    1.30
Assets Over $1 Billion(17)                   10.82    10.11    1.04   10.95    4.41       1.11   11.73       0.79  159.81    1.39
Assets $500 Million-$1 Billion(15)           10.16     9.84    1.15   12.41    5.61       1.03   10.95       0.64  155.46    1.28
Assets $250-$500 Million(12)                 12.38    12.21    1.16   11.26    5.53       1.12   10.79       0.70  206.46    1.47
Assets less than $250 Million(15)            13.10    13.01    0.91    8.50    4.46       0.86    7.95       0.56  185.71    1.10
Goodwill Companies(31)                        9.70     9.01    0.92   10.57    4.65       0.92   10.44       0.87  145.23    1.30
Non-Goodwill Companies(27)                   13.38    13.38    1.19   10.89    5.20       1.14   10.44       0.48  215.95    1.34

                                                              Pricing Ratios                    Dividend Data(6)
                                               -----------------------------------------     ------------------------
                                                                       Price/  Price/        Ind.   Divi-
                                                Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                          Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                          ------- ------- ------- ------- -------      ------- ------- -------
                                                  (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
Market Averages. BIF-Insured Thrifts (no MHCs)
---------------------------------------------

BIF-Insured Thrifts(59)                          19.10  196.08   21.48  191.60   19.86         0.43    1.52   30.09
NYSE Traded Companies(5)                         24.32  191.80   28.39  185.76   25.07         0.54    1.28   27.34
AMEX Traded Companies(6)                         19.42  178.76   20.14  186.57   22.38         0.40    1.67   33.76
NASDAQ Listed OTC Companies(48)                  18.48  198.65   20.85  192.84   18.98         0.43    1.53   29.91
California Companies(1)                          14.47  181.82   17.78  182.39   14.47         0.00    0.00    0.00
Mid-Atlantic Companies(21)                       22.71  194.90   25.61  186.92   21.88         0.41    1.29   33.23
New England Companies(31)                        17.35  198.61   18.82  200.87   18.85         0.45    1.58   28.82
North-West Companies(3)                          16.71  249.08   20.08  200.04   21.14         0.61    1.76   29.71
South-East Companies(3)                          21.22  132.10   22.87  133.56   21.39         0.41    2.63   36.44
Thrift Strategy(45)                              19.59  181.26   22.27  177.94   20.02         0.42    1.58   31.45
Mortgage Banker Strategy(6)                      18.53  218.76   18.81  233.27   19.10         0.32    1.09   23.11
Real Estate Strategy(3)                          14.57  224.31   23.29  224.59   15.48         0.36    1.29   18.95
Diversified Strategy(5)                          17.55  273.15   17.51  254.65   21.38         0.68    1.61   33.15
Companies Issuing Dividends(51)                  19.36  202.69   21.39  198.00   20.11         0.50    1.74   34.19
Companies Without Dividends(8)                   16.53  153.58   22.12  154.06   17.44         0.00    0.00    0.00
Equity/Assets less than 6%(4)                    18.10  317.99   17.02  310.14   23.71         0.50    1.26   19.90
Equity/Assets 6-12%(39)                          18.30  204.47   17.98  206.02   19.03         0.47    1.58   30.53
Equity/Assets greater than 12%(16)               22.26  155.92   30.05  145.99   21.76         0.34    1.45   31.23
Converted Last 3 Mths (no MHC)(2)                27.50  235.87   42.72  122.06   27.50         0.05    0.47   23.81
Actively Traded Companies(17)                    17.70  221.82   20.05  216.83   19.49         0.69    1.79   31.65
Market Value Below $20 Million(2)                14.66  154.61   11.86  156.01   18.17         0.00    0.00    0.00
Holding Company Structure(47)                    18.93  190.38   22.45  184.15   19.57         0.44    1.53   30.14
Assets Over $1 Billion(17)                       20.76  223.94   22.96  216.48   21.51         0.62    1.55   34.53
Assets $500 Million-$1 Billion(15)               17.48  216.60   21.93  207.06   16.49         0.45    1.69   32.07
Assets $250-$500 Million(12)                     18.77  182.30   20.60  186.07   19.49         0.29    1.36   24.90
Assets less than $250 Million(15)                18.80  161.39   20.23  163.28   20.29         0.33    1.49   28.23
Goodwill Companies(31)                           19.08  215.19   20.10  209.16   20.16         0.44    1.41   29.44
Non-Goodwill Companies(27)                       18.72  177.66   22.78  177.66   19.20         0.44    1.69   31.91


(1)  Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.
(6)  Annualized, based on last regular quarterly cash dividend announcement.
(7)  Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.


* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                            Exhibit IV-1B (continued)
                      Weekly Thrift Market Line - Part Two
                            Prices As Of May 8, 1998



                                                             Key Financial Ratios
                                            ----------------------------------------------------------        Asset Quality Ratios
                                                     Tang.      Reported Earnings       Core Earnings     -----------------------
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

Market Averages. MHC Institutions
---------------------------------

SAIF-Insured Thrifts(16)                     12.27    12.14    0.80    6.98    2.50       0.77    6.66       0.55  149.57    0.89
BIF-Insured Thrifts(3)                       10.90    10.27    0.90    8.89    3.32       0.70    6.68       0.82  110.30    1.18
NASDAQ Listed OTC Companies(19)              12.04    11.83    0.82    7.30    2.64       0.76    6.67       0.59  142.64    0.94
Florida Companies(2)                          9.22     9.20    0.70    7.24    2.94       0.64    6.61       0.39   83.08    0.49
Mid-Atlantic Companies(10)                   12.02    11.65    0.78    6.98    2.43       0.76    6.76       0.67  126.05    0.90
Mid-West Companies(5)                        13.06    13.04    0.89    7.16    2.81       0.84    6.67       0.39  201.03    0.60
New England Companies(2)                     12.92    12.90    0.98    9.21    3.03       0.73    6.28       0.72  197.54    2.14
Thrift Strategy(17)                          12.50    12.31    0.79    6.67    2.61       0.76    6.42       0.58  146.47    0.88
Mortgage Banker Strategy(1)                   8.13     7.25    0.88   10.74    1.93       0.76    9.30       0.66   60.87    0.99
Diversified Strategy(1)                       8.68     8.63    1.18   13.87    3.79       0.68    8.00       0.66  166.94    1.76
Companies Issuing Dividends(17)              11.72    11.48    0.83    7.64    2.61       0.77    6.93       0.59  137.79    0.83
Companies Without Dividends(2)               14.59    14.59    0.67    4.56    2.87       0.67    4.56       0.62  179.00    1.80
Equity/Assets 6-12%(12)                       9.76     9.43    0.77    8.08    2.55       0.69    7.11       0.69   95.25    0.84
Equity/Assets >12%(7)                        16.61    16.61    0.90    5.74    2.81       0.91    5.77       0.42  229.52    1.13
Holding Company Structure(3)                 11.16    10.55    0.75    6.96    2.99       0.71    6.51       0.90   81.97    0.89
Assets Over $1 Billion(6)                    10.40    10.07    0.83    8.51    2.82       0.72    7.21       0.60  125.54    1.26
Assets $500 Million-$1 Billion(1)            11.28    11.28    0.77    6.80    2.76       0.71    6.29       0.42   88.29    0.59
Assets $250-$500 Million(4)                  11.54    11.52    0.88    7.81    2.74       0.86    7.59       0.54  230.39    0.60
Assets less than $250 Million(8)             13.84    13.58    0.78    6.04    2.41       0.75    5.73       0.64  127.45    0.86
Goodwill Companies(6)                         9.01     8.36    0.89    9.81    2.83       0.76    8.33       0.65  104.19    0.86
Non-Goodwill Companies(13)                   13.56    13.56    0.78    6.04    2.54       0.76    5.83       0.56  163.61    0.99
MHC Institutions(19)                         12.04    11.83    0.82    7.30    2.64       0.76    6.67       0.59  142.64    0.94
MHC Converted Last 3 Months(2)               14.59    14.59    0.67    4.56    2.87       0.67    4.56       0.62  179.00    1.80



                                                           Pricing Ratios                     Dividend Data(6)
                                             -----------------------------------------    -----------------------
                                                                       Price/  Price/        Ind.   Divi-
                                               Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                         Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                         ------- ------- ------- ------- -------      ------- ------- -------
                                                 (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

Market Averages. MHC Institutions
---------------------------------

SAIF-Insured Thrifts(16)                         0.00  233.15   31.20  233.43    0.00         0.43    1.65   48.28
BIF-Insured Thrifts(3)                          27.58  254.13   26.69  272.03   28.78         0.35    1.01   29.70
NASDAQ Listed OTC Companies(19)                 27.58  237.35   30.45  241.15   28.78         0.41    1.54   43.99
Florida Companies(2)                             0.00  237.52   21.92  238.17    0.00         0.90    2.66    0.00
Mid-Atlantic Companies(10)                      28.78  220.77   31.72  228.17   28.78         0.26    1.17   42.58
Mid-West Companies(5)                            0.00  249.00   30.69  249.51    0.00         0.55    2.11   57.66
New England Companies(2)                        26.39  271.89   32.11  272.82    0.00         0.42    1.11   29.17
Thrift Strategy(17)                             28.78  229.80   29.80  233.74   28.78         0.40    1.54   42.84
Mortgage Banker Strategy(1)                      0.00    0.00   41.45    0.00    0.00         0.22    0.82   42.31
Diversified Strategy(1)                         26.39  342.96   29.75  344.83    0.00         0.84    2.21   58.33
Companies Issuing Dividends(17)                 26.39  248.31   31.11  252.70    0.00         0.46    1.73   51.99
Companies Without Dividends(2)                  28.78  166.07   25.13  166.07   28.78         0.00    0.00    0.00
Equity/Assets 6-12%(12)                         26.39  268.77   29.64  275.10    0.00         0.46    1.55   50.90
Equity/Assets >12%(7)                           28.78  190.22   32.07  190.22   28.78         0.32    1.53   28.46
Holding Company Structure(3)                    28.78  233.18   25.62  250.46   28.78         0.27    0.97   34.86
Assets Over $1 Billion(6)                       27.58  227.97   29.19  228.76   28.78         0.35    1.15   27.93
Assets $500 Million-$1 Billion(1)                0.00  238.24   26.89  238.24    0.00         0.90    2.37    0.00
Assets $250-$500 Million(4)                      0.00  255.68   32.25  256.36    0.00         0.51    1.78   57.40
Assets less than $250 Million(8)                 0.00  234.72   31.01  242.12    0.00         0.34    1.62   52.01
Goodwill Companies(6)                           26.39  283.22   30.48  297.48    0.00         0.47    1.50   42.15
Non-Goodwill Companies(13)                      28.78  220.67   30.43  220.67   28.78         0.39    1.56   45.14
MHC Institutions(19)                            27.58  237.35   30.45  241.15   28.78         0.41    1.54   43.99
MHC Converted Last 3 Months(2)                  28.78  166.07   25.13  166.07   28.78         0.00    0.00    0.00


(1)  Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.
(6)  Annualized, based on last regular quarterly cash dividend announcement.
(7)  Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                            Exhibit IV-1B (continued)
                      Weekly Thrift Market Line - Part Two
                            Prices As Of May 8, 1998



                                                             Key Financial Ratios
                                            ----------------------------------------------------------        Asset Quality Ratios
                                                     Tang.      Reported Earnings       Core Earnings     -----------------------
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA(8)          4.10     3.51    0.79   19.64    4.57       0.70   17.25        NA      NA     1.32
BYS   Bay State Bancorp of MA*               20.71    20.71    0.92    4.44    3.64       0.92    4.44       0.77  110.27    1.10
CFB   Commercial Federal Corp. of NE          6.37     5.75    0.97   15.97    4.81       0.95   15.69       0.83   79.52    0.88
DME   Dime Bancorp, Inc. of NY*               6.02     4.94    0.62   11.11    3.61       0.62   11.11       1.03   48.09    0.66
DSL   Downey Financial Corp. of CA            7.38     7.28    0.80   11.04    4.93       0.77   10.63       0.85   63.98    0.59
FED   FirstFed Fin. Corp. of CA               5.35     5.31    0.56   11.24    4.38       0.55   11.04       0.89  236.92    2.68
GSB   Golden State Bancorp of CA(8)           6.04     5.45    0.60   10.47    4.73       0.72   12.58       0.99   92.79    1.22
GDW   Golden West Fin. Corp. of CA            6.82     6.82    0.91   14.13    5.95       0.90   13.92       1.02   58.45    0.72
GPT   GreenPoint Fin. Corp. of NY*            9.70     5.29    1.11   10.83    4.19       1.08   10.52       2.73   30.41    1.22
JSB   JSB Financial, Inc. of NY*             23.21    23.21    1.92    8.59    5.48       1.71    7.64        NA      NA     0.56
OCN   Ocwen Financial Corp. of FL            13.67    13.17    2.83   26.10    5.65       0.81    7.43        NA      NA      NA
SIB   Staten Island Bancorp of NY*           25.87    25.17    0.70    5.11    1.38       1.53   11.18        NA      NA     1.44
WES   Westcorp Inc. of Orange CA              9.35     9.33    1.03   11.08    9.45      -0.21   -2.22        NA      NA     1.88


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA         16.09    16.09    1.09    6.38    4.80       1.06    6.21        NA      NA      NA
ANE   Alliance Bancorp of NE, of CT*          7.61     7.39    0.84   11.87    5.13       0.59    8.30       1.60   75.91    1.91
BKC   American Bank of Waterbury CT*          9.02     8.72    1.33   15.56    5.70       1.15   13.47       2.28   40.39    1.54
BFD   BostonFed Bancorp of MA                 8.37     8.07    0.75    8.41    5.40       0.68    7.57        NA      NA     0.84
CNY   Carver Bancorp, Inc. of NY              8.48     8.16   -0.11   -1.33   -1.30       0.02    0.20       1.67   41.11    1.15
CBK   Citizens First Fin.Corp. of IL         13.88    13.88    0.69    4.82    3.65       0.47    3.26       0.69   44.35    0.36
EFC   EFC Bancorp Inc of IL                  23.77    23.77    1.07    4.51    3.95       1.07    4.51       0.18  138.59    0.34
EBI   Equality Bancorp, Inc. of MO           11.18    11.18    0.53    7.30    3.05       0.12    1.59       0.39   31.69    0.25
ESX   Essex Bancorp of Norfolk VA(8)          0.02    -0.08   -0.16     NM    -6.90      -0.15     NM        1.69   71.25    1.33
FCB   Falmouth Bancorp, Inc. of MA*          23.94    23.94    0.98    4.06    3.11       0.83    3.42        NA      NA     0.83
FAB   FirstFed America Bancorp of MA         11.17    11.17    0.17    1.58    0.88       0.53    4.99       0.31  275.70    1.16
GAF   GA Financial Corp. of PA               14.81    14.68    1.15    7.13    5.50       1.07    6.68       0.21   81.02    0.42
HBS   Haywood Bancshares, Inc. of NC*        14.45    13.98    1.28    8.84    6.56       1.28    8.84       0.54   89.14    0.64
KNK   Kankakee Bancorp, Inc. of IL           11.01    10.38    0.88    8.04    6.10       0.86    7.86       1.12   55.72    0.98
KYF   Kentucky First Bancorp of KY           17.03    17.03    1.14    6.80    5.13       1.12    6.71       0.13  348.65    0.77
MBB   MSB Bancorp of Middletown NY(8)*        8.15     4.33    0.14    1.82    1.19       0.40    5.04       1.61   22.76    0.71
NBN   Northeast Bancorp of ME*                7.54     6.80    0.60    8.33    3.94       0.58    8.10       1.24   80.05    1.21
NEP   Northeast PA Fin. Corp of PA           18.26    18.26    0.62    3.38    2.73       0.62    3.38       0.29  135.14    0.56
PDB   Piedmont Bancorp, Inc. of NC           16.19    16.19    1.19    7.28    5.24       1.19    7.28       0.48  142.37    0.82
SSB   Scotland Bancorp, Inc. of NC           24.07    24.07    1.67    5.26    6.53       1.67    5.26        NA      NA     0.57
SZB   SouthFirst Bancshares of AL             9.67     9.43    0.56    4.44    3.17       0.57    4.51       1.28   37.22    0.78
SRN   Southern Banc Company of AL            17.08    16.93    0.48    2.77    2.48       0.48    2.77        NA      NA     0.19
SSM   Stone Street Bancorp of NC             28.74    28.74    1.45    4.58    4.07       1.45    4.58       0.27  193.22    0.61
TSH   Teche Holding Company of LA            13.54    13.54    0.97    7.28    5.58       0.93    6.95       0.38  215.27    0.97
FTF   Texarkana Fst. Fin. Corp of AR         15.15    15.15    1.75   11.22    6.08       1.71   10.96       0.23  267.38    0.76
THR   Three Rivers Fin. Corp. of MI          13.46    13.42    0.88    6.42    5.16       0.84    6.10       1.08   47.87    0.80
WSB   Washington SB, FSB of MD                8.67     8.67    0.77    9.15    5.84       0.55    6.56        NA      NA     0.99
WFI   Winton Financial Corp. of OH            7.17     7.03    1.05   14.60    4.20       0.86   12.04        NA      NA      NA


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN             8.98     8.82    0.75    8.89    5.84       0.49    5.79       1.71   26.55    0.62
FBER  1st Bergen Bancorp of NJ               13.52    13.52    0.78    5.29    4.02       0.78    5.29        NA      NA      NA
AFED  AFSALA Bancorp, Inc. of NY(8)          12.52    12.52    0.79    5.91    4.68       0.79    5.91       0.30  234.30    1.46
ALBK  ALBANK Fin. Corp. of Albany NY          8.81     6.84    1.18   12.97    6.56       1.17   12.85       0.92   78.98    1.05
AMFC  AMB Financial Corp. of IN              14.80    14.80    1.07    6.93    5.61       0.68    4.38       0.33  122.66    0.52
ASBP  ASB Financial Corp. of OH              15.46    15.46    0.92    5.89    4.42       0.92    5.89       0.14  513.38    1.03
ABBK  Abington Bancorp of MA*                 6.83     6.22    0.87   12.59    6.23       0.77   11.05       0.14  310.69    0.72



                                                            Pricing Ratios                     Dividend Data(6)
                                              -----------------------------------------    -----------------------
                                                                        Price/  Price/        Ind.   Divi-
                                                Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                          Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                          ------- ------- ------- ------- -------      ------- ------- -------
                                                  (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA(8)             21.88     NM    17.79     NM    24.90         0.88    1.16   25.43
BYS   Bay State Bancorp of MA*                   27.50  122.06   25.28  122.06   27.50         0.00    0.00    0.00
CFB   Commercial Federal Corp. of NE             20.79  308.97   19.70  342.40   21.16         0.22    0.63   13.02
DME   Dime Bancorp, Inc. of NY*                  27.69  257.43   15.50  313.88   27.69         0.20    0.67   18.69
DSL   Downey Financial Corp. of CA               20.30  213.38   15.74  216.06   21.09         0.32    0.98   19.88
FED   FirstFed Fin. Corp. of CA                  22.85  236.85   12.68  238.78   23.28         0.00    0.00    0.00
GSB   Golden State Bancorp of CA(8)              21.13  206.26   12.45  228.57   17.59         0.00    0.00    0.00
GDW   Golden West Fin. Corp. of CA               16.80  220.43   15.02  220.43   17.05         0.50    0.48    8.08
GPT   GreenPoint Fin. Corp. of NY*               23.85  276.67   26.85     NM    24.56         0.64    1.54   36.78
JSB   JSB Financial, Inc. of NY*                 18.25  150.70   34.98  150.70   20.53         1.60    2.95   53.87
OCN   Ocwen Financial Corp. of FL                17.69  332.85   45.49  345.35     NM          0.00    0.00    0.00
SIB   Staten Island Bancorp of NY*                 NM   152.17   39.37  156.39     NM          0.28    1.21     NM
WES   Westcorp Inc. of Orange CA                 10.58  111.69   10.45  111.94     NM          0.20    1.35   14.29


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA             20.83  137.20   22.07  137.20   21.40         0.44    1.85   38.60
ANE   Alliance Bancorp of NE, of CT*             19.51  208.88   15.89  214.86   27.91         0.20    0.83   16.26
BKC   American Bank of Waterbury CT*             17.54  242.13   21.84  250.42   20.27         0.76    2.53   44.44
BFD   BostonFed Bancorp of MA                    18.51  159.87   13.39  165.93   20.56         0.40    1.66   30.77
CNY   Carver Bancorp, Inc. of NY                   NM   100.92    8.56  104.91     NM          0.00    0.00     NM
CBK   Citizens First Fin.Corp. of IL             27.36  135.27   18.77  135.27     NM          0.00    0.00    0.00
EFC   EFC Bancorp Inc of IL                      25.34  114.25   27.16  114.25   25.34         0.00    0.00    0.00
EBI   Equality Bancorp, Inc. of MO                 NM   146.07   16.33  146.07     NM          0.24    1.59   52.17
ESX   Essex Bancorp of Norfolk VA(8)               NM      NM     2.20     NM      NM          0.00    0.00     NM
FCB   Falmouth Bancorp, Inc. of MA*                NM   126.17   30.20  126.17     NM          0.24    1.19   38.10
FAB   FirstFed America Bancorp of MA               NM   152.19   16.99  152.19     NM          0.00    0.00    0.00
GAF   GA Financial Corp. of PA                   18.18  130.80   19.38  132.01   19.42         0.56    2.80   50.91
HBS   Haywood Bancshares, Inc. of NC*            15.25  128.97   18.63  133.33   15.25         0.60    2.62   40.00
KNK   Kankakee Bancorp, Inc. of IL               16.38  130.71   14.40  138.64   16.77         0.48    1.34   21.92
KYF   Kentucky First Bancorp of KY               19.48  132.51   22.56  132.51   19.74         0.50    3.33   64.94
MBB   MSB Bancorp of Middletown NY(8)*             NM   152.83   12.45  287.31     NM          0.56    1.67     NM
NBN   Northeast Bancorp of ME*                   25.36  187.63   14.16  208.09   26.10         0.21    1.18   30.00
NEP   Northeast PA Fin. Corp of PA                 NM   123.73   22.60  123.73     NM          0.00    0.00    0.00
PDB   Piedmont Bancorp, Inc. of NC               19.09  134.60   21.79  134.60   19.09         0.40    3.88   74.07
SSB   Scotland Bancorp, Inc. of NC               15.31  114.88   27.65  114.88   15.31         0.20    2.25   34.48
SZB   SouthFirst Bancshares of AL                  NM   121.29   11.73  124.41     NM          0.60    3.02     NM
SRN   Southern Banc Company of AL                  NM   111.94   19.12  112.94     NM          0.35    2.12     NM
SSM   Stone Street Bancorp of NC                 24.54  121.44   34.91  121.44   24.54         0.46    2.31   56.79
TSH   Teche Holding Company of LA                17.92  125.85   17.04  125.85   18.75         0.50    2.47   44.25
FTF   Texarkana Fst. Fin. Corp of AR             16.46  182.29   27.62  182.29   16.85         0.56    1.98   32.56
THR   Three Rivers Fin. Corp. of MI              19.38  121.81   16.40  122.19   20.40         0.44    2.27   44.00
WSB   Washington SB, FSB of MD                   17.13  150.67   13.07  150.67   23.88         0.10    1.27   21.74
WFI   Winton Financial Corp. of OH               23.83  328.62   23.58  335.56   28.88         0.25    1.31   31.25


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN                17.13  147.06   13.20  149.69   26.27         0.27    0.87   14.92
FBER  1st Bergen Bancorp of NJ                   24.85  134.68   18.21  134.68   24.85         0.20    1.03   25.64
AFED  AFSALA Bancorp, Inc. of NY(8)              21.35  130.85   16.38  130.85   21.35         0.28    1.47   31.46
ALBK  ALBANK Fin. Corp. of Albany NY             15.24  184.06   16.21  237.00   15.37         0.72    1.40   21.30
AMFC  AMB Financial Corp. of IN                  17.81  123.24   18.24  123.24   28.18         0.28    1.48   26.42
ASBP  ASB Financial Corp. of OH                  22.62  133.18   20.59  133.18   22.62         0.40    2.81   63.49
ABBK  Abington Bancorp of MA*                    16.06  193.82   13.23  212.82   18.29         0.20    1.01   16.26

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                            Exhibit IV-1B (continued)
                      Weekly Thrift Market Line - Part Two
                            Prices As Of May 8, 1998



                                                             Key Financial Ratios
                                            ----------------------------------------------------------        Asset Quality Ratios
                                                     Tang.      Reported Earnings       Core Earnings     -----------------------
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
AABC  Access Anytime Bancorp of NM            8.52     8.52    1.50   20.76   10.92       1.40   19.33       0.14  335.63    0.77
AFBC  Advance Fin. Bancorp of WV             15.22    15.22    0.87    5.65    4.63       0.84    5.45       1.10   27.69    0.35
AFCB  Affiliated Comm BC, Inc of MA(8)        9.79     9.74    1.08   11.08    4.68       1.05   10.71       0.41  186.48    1.24
ALBC  Albion Banc Corp. of Albion NY          8.59     8.59    0.52    5.88    4.27       0.49    5.63       0.38  100.00    0.52
ABCL  Alliance Bancorp, Inc. of IL            9.60     9.49    0.84    9.10    4.57       0.93   10.10       0.22  156.51    0.56
ALLB  Alliance Bank MHC of PA (19.9)         11.20    11.20    0.83    7.17    1.85       0.83    7.17       1.38   41.98    1.02
AHCI  Ambanc Holding Co., Inc. of NY*        11.99    11.99    0.56    4.49    3.38       0.45    3.65       0.67  111.94    1.34
ASBI  Ameriana Bancorp of IN                 11.36    11.36    0.91    8.24    5.40       0.80    7.21       0.50   59.58    0.39
ABCW  Anchor Bancorp Wisconsin of WI          6.64     6.54    1.04   16.38    5.12       0.96   15.13        NA      NA     1.34
ANDB  Andover Bancorp, Inc. of MA*            8.10     8.10    1.05   13.07    5.96       1.03   12.81       0.49  184.92    1.24
ASFC  Astoria Financial Corp. of NY           8.07     5.61    0.82   10.36    4.41       0.76    9.62       0.54   67.50    0.85
AVND  Avondale Fin. Corp. of IL               8.48     8.48   -2.10  -23.98  -22.12      -1.78  -20.34       1.14   84.08    2.31
BKCT  Bancorp Connecticut of CT*             10.59    10.59    1.39   13.30    5.76       1.23   11.81       0.74  151.22    2.06
BPLS  Bank Plus Corp. of CA                   4.35     3.96    0.35    7.31    4.95       0.39    8.21       1.64     NA      NA
BNKU  Bank United Corp. of TX                 4.89     4.77    0.69   13.68    4.99       0.60   12.00        NA      NA     0.44
BWFC  Bank West Fin. Corp. of MI             13.66    13.66    0.72    4.94    3.04       0.54    3.67       0.48   32.03    0.22
BANC  BankAtlantic Bancorp of FL              6.76     5.90    0.99   16.94    6.05       0.51    8.67       1.17   72.73    1.12
BKUNA BankUnited Fin. Corp. of FL             4.28     3.80    0.28    6.95    2.24       0.21    5.30       0.40   35.26    0.16
BVCC  Bay View Capital Corp. of CA            5.35     4.44    0.44    7.40    2.18       0.60   10.09        NA      NA     1.22
FSNJ  Bayonne Banchsares of NJ               15.76    15.76    0.46    3.99    1.84       0.65    5.73       1.01   48.09    1.27
BFSB  Bedford Bancshares, Inc. of VA         14.52    14.52    1.20    8.44    4.90       1.20    8.38       0.43  112.25    0.60
BFFC  Big Foot Fin. Corp. of IL              17.53    17.53    0.60    3.46    2.38       0.53    3.05        NA      NA     0.28
BYFC  Broadway Fin. Corp. of CA              10.30    10.30    0.43    4.13    4.88       0.30    2.84       1.65   51.04    1.00
BRKL  Brookline Bncp MHC of MA(47.0)         17.16    17.16    0.78    4.56    2.27       0.78    4.56       0.78  228.13    2.51
CBES  CBES Bancorp, Inc. of MO               15.78    15.78    1.11    6.34    5.22       0.97    5.54        NA      NA      NA
CCFH  CCF Holding Company of GA               9.39     9.39    0.13    1.11    0.65      -0.22   -1.85       0.50  106.86    0.68
CFSB  CFSB Bancorp of Lansing MI              7.92     7.92    1.27   16.47    5.15       1.18   15.32       0.08  724.89    0.65
CKFB  CKF Bancorp of Danville KY             21.90    21.90    1.84    7.79    6.85       1.38    5.83       0.43   48.87    0.23
CNSB  CNS Bancorp, Inc. of MO                24.43    24.43    0.88    3.56    2.91       0.88    3.56       0.22  178.34    0.57
CSBF  CSB Financial Group Inc of IL          24.00    22.65    0.50    2.01    2.13       0.43    1.73       0.95   39.74    0.66
CBCI  Calumet Bancorp of Chicago IL          16.77    16.77    1.61   10.01    6.77       1.62   10.09       1.45   82.15    1.53
CAFI  Camco Fin. Corp. of OH                  9.40     8.73    1.15   11.99    5.86       0.93    9.73       0.48   53.21    0.30
CMRN  Cameron Fin. Corp. of MO               21.43    21.43    1.18    5.29    4.37       1.17    5.23       0.98   82.65    0.94
CAPS  Capital Savings Bancorp of MO(8)        9.43     9.43    0.98   11.06    5.62       0.95   10.62       0.41   78.85    0.40
CFNC  Carolina Fincorp of NC*                22.71    22.71    1.22    5.24    4.03       1.17    5.02       0.10  365.18    0.50
CASB  Cascade Financial Corp. of WA           6.93     6.93    0.66   10.21    4.17       0.64    9.93       0.35  274.48    1.13
CATB  Catskill Fin. Corp. of NY*             24.31    24.31    1.34    5.19    4.72       1.34    5.19       0.29  219.08    1.49
CAVB  Cavalry Bancorp of TN                  27.23    27.23    1.33    4.87    2.60       1.33    4.87       0.01     NA     1.23
CNIT  Cenit Bancorp of Norfolk VA             6.95     6.40    0.85   12.05    4.57       0.79   11.16       0.36  145.18    0.72
CEBK  Central Co-Op. Bank of MA*              9.82     8.88    0.81    8.09    4.77       0.74    7.40       0.42  185.68    1.08
CENB  Century Bancorp, Inc. of NC(8)         30.14    30.14    1.61    5.35    6.73       1.62    5.39       0.58   93.95    0.84
CBSB  Charter Financial Inc. of IL(8)        15.54    13.92    1.36    9.12    3.63       1.50   10.06       0.62   90.95    0.76
COFI  Charter One Financial of OH             6.97     6.51    0.81   11.84    2.88       1.19   17.33       0.38  151.36    0.87
CVAL  Chester Valley Bancorp of PA            8.82     8.82    1.00   11.61    4.36       0.96   11.05       0.24  390.28    1.21
CTZN  CitFed Bancorp of Dayton OH(8)          6.06     5.54    0.87   13.86    4.16       0.87   13.86       0.39  136.09    1.01
CLAS  Classic Bancshares, Inc. of KY         14.88    12.64    0.81    5.53    4.43       0.95    6.47       0.42  148.74    0.92
CBSA  Coastal Bancorp of Houston TX           3.60     3.06    0.40   11.65    5.99       0.39   11.55        NA      NA     0.64
CFCP  Coastal Fin. Corp. of SC                5.98     5.98    1.22   19.67    5.95       1.06   16.97       0.59  151.67    1.20
CMSB  Commonwealth Bancorp Inc of PA          9.47     7.48    0.73    7.51    4.29       0.56    5.73       0.42   90.64    0.64
CMSV  Commty. Svgs, MHC of FL (48.5)         11.28    11.28    0.77    6.80    2.76       0.71    6.29       0.42   88.29    0.59
CFTP  Community Fed. Bancorp of MS           26.47    26.47    1.32    4.46    3.49       1.32    4.46       0.49   48.59    0.44
CFFC  Community Fin. Corp. of VA             13.63    13.58    1.06    7.80    4.49       1.08    7.91       0.44  129.75    0.65
CIBI  Community Inv. Bancorp of OH           11.58    11.58    0.97    8.35    5.01       0.97    8.35       0.58     NA      NA
COOP  Cooperative Bancshares of NC            7.66     7.66    0.63    8.32    4.17       0.62    8.21       0.16  167.34    0.35
CRZY  Crazy Woman Creek Bncorp of WY         23.63    23.63    1.28    4.92    3.95       1.30    4.99       0.09  511.11    0.94
DNFC  D&N Financial Corp. of MI               5.40     5.35    0.88   15.72    5.66       0.78   14.01       0.56  101.76    0.77



                                                            Pricing Ratios                     Dividend Data(6)
                                              -----------------------------------------    -----------------------
                                                                        Price/  Price/        Ind.   Divi-
                                                Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                          Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                          ------- ------- ------- ------- -------      ------- ------- -------
                                                  (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
AABC  Access Anytime Bancorp of NM                9.16  159.79   13.62  159.79    9.84         0.00    0.00    0.00
AFBC  Advance Fin. Bancorp of WV                 21.58  119.51   18.19  119.51   22.38         0.32    1.77   38.10
AFCB  Affiliated Comm BC, Inc of MA(8)           21.39  224.10   21.94  225.28   22.13         0.60    1.56   33.33
ALBC  Albion Banc Corp. of Albion NY             23.40  133.98   11.50  133.98   24.44         0.12    1.09   25.53
ABCL  Alliance Bancorp, Inc. of IL               21.88  171.57   16.47  173.59   19.72         0.44    1.57   34.38
ALLB  Alliance Bank MHC of PA (19.9)               NM      NM    42.10     NM      NM          0.36    1.07   58.06
AHCI  Ambanc Holding Co., Inc. of NY*            29.59  133.29   15.98  133.29     NM          0.24    1.27   37.50
ASBI  Ameriana Bancorp of IN                     18.53  151.02   17.16  151.02   21.17         0.64    3.08   57.14
ABCW  Anchor Bancorp Wisconsin of WI             19.54  301.46   20.03  306.36   21.16         0.36    0.83   16.22
ANDB  Andover Bancorp, Inc. of MA*               16.76  206.72   16.74  206.72   17.10         0.90    2.11   35.29
ASFC  Astoria Financial Corp. of NY              22.69  178.86   14.43  257.05   24.42         0.80    1.39   31.50
AVND  Avondale Fin. Corp. of IL                    NM   122.92   10.42  122.92     NM          0.00    0.00     NM
BKCT  Bancorp Connecticut of CT*                 17.35  218.57   23.15  218.57   19.54         0.54    2.68   46.55
BPLS  Bank Plus Corp. of CA                      20.20  140.28    6.11  154.11   17.99         0.00    0.00    0.00
BNKU  Bank United Corp. of TX                    20.04  260.44   12.74  267.34   22.85         0.64    1.27   25.40
BWFC  Bank West Fin. Corp. of MI                   NM   160.02   21.86  160.02     NM          0.24    1.70   55.81
BANC  BankAtlantic Bancorp of FL                 16.52  221.02   14.95  253.28     NM          0.10    0.72   11.90
BKUNA BankUnited Fin. Corp. of FL                  NM   186.20    7.98  209.88     NM          0.00    0.00    0.00
BVCC  Bay View Capital Corp. of CA                 NM      NM    19.79     NM      NM          0.40    1.26   57.97
FSNJ  Bayonne Banchsares of NJ                     NM   153.43   24.17  153.43     NM          0.17    1.04   56.67
BFSB  Bedford Bancshares, Inc. of VA             20.39  166.18   24.13  166.18   20.54         0.56    1.95   39.72
BFFC  Big Foot Fin. Corp. of IL                    NM   142.08   24.91  142.08     NM          0.00    0.00    0.00
BYFC  Broadway Fin. Corp. of CA                  20.49   83.72    8.62   83.72   29.76         0.20    1.60   32.79
BRKL  Brookline Bncp MHC of MA(47.0)               NM   200.82   34.46  200.82     NM          0.00    0.00    0.00
CBES  CBES Bancorp, Inc. of MO                   19.16  122.19   19.29  122.19   21.92         0.40    1.75   33.61
CCFH  CCF Holding Company of GA                    NM   178.16   16.74  178.16     NM          0.64    2.75     NM
CFSB  CFSB Bancorp of Lansing MI                 19.41  306.97   24.31  306.97   20.86         0.52    1.87   36.36
CKFB  CKF Bancorp of Danville KY                 14.60  118.82   26.02  118.82   19.52         0.50    2.61   38.17
CNSB  CNS Bancorp, Inc. of MO                      NM   123.57   30.19  123.57     NM          0.24    1.34   46.15
CSBF  CSB Financial Group Inc of IL                NM    98.27   23.59  104.13     NM          0.00    0.00    0.00
CBCI  Calumet Bancorp of Chicago IL              14.76  144.34   24.20  144.34   14.65         0.00    0.00    0.00
CAFI  Camco Fin. Corp. of OH                     17.07  196.32   18.46  211.61   21.04         0.56    1.87   32.00
CMRN  Cameron Fin. Corp. of MO                   22.87  121.74   26.10  121.74   23.12         0.28    1.30   29.79
CAPS  Capital Savings Bancorp of MO(8)           17.80  184.19   17.37  184.19   18.54         0.24    1.08   19.20
CFNC  Carolina Fincorp of NC*                    24.84  128.95   29.28  128.95   25.90         0.24    1.32   32.88
CASB  Cascade Financial Corp. of WA              23.99  205.68   14.26  205.68   24.65         0.00    0.00    0.00
CATB  Catskill Fin. Corp. of NY*                 21.18  112.08   27.25  112.08   21.18         0.32    1.78   37.65
CAVB  Cavalry Bancorp of TN                        NM   187.55   51.06  187.55     NM          0.00    0.00    0.00
CNIT  Cenit Bancorp of Norfolk VA                21.90  264.21   18.37  287.11   23.66         0.40    1.51   33.06
CEBK  Central Co-Op. Bank of MA*                 20.95  162.13   15.92  179.32   22.88         0.32    1.08   22.54
CENB  Century Bancorp, Inc. of NC(8)             14.85   78.28   23.60   78.28   14.74         0.68    3.44   51.13
CBSB  Charter Financial Inc. of IL(8)            27.58  244.03   37.93  272.55   25.00         0.32    0.92   25.40
COFI  Charter One Financial of OH                  NM   317.03   22.09  339.29   23.74         1.12    1.64   57.14
CVAL  Chester Valley Bancorp of PA               22.92  251.14   22.14  251.14   24.09         0.44    1.33   30.56
CTZN  CitFed Bancorp of Dayton OH(8)             24.05  312.89   18.98  342.61   24.05         0.36    0.71   17.14
CLAS  Classic Bancshares, Inc. of KY             22.56  122.27   18.19  143.97   19.27         0.28    1.51   34.15
CBSA  Coastal Bancorp of Houston TX              16.69  184.34    6.64  216.84   16.83         0.48    1.25   20.87
CFCP  Coastal Fin. Corp. of SC                   16.79  305.13   18.24  305.13   19.47         0.36    1.64   27.48
CMSB  Commonwealth Bancorp Inc of PA             23.33  178.35   16.89  225.89     NM          0.32    1.36   31.68
CMSV  Commty. Svgs, MHC of FL (48.5)               NM   238.24   26.89  238.24     NM          0.90    2.37     NM
CFTP  Community Fed. Bancorp of MS               28.63  132.76   35.14  132.76   28.63         0.32    1.80   51.61
CFFC  Community Fin. Corp. of VA                 22.26  166.50   22.70  167.18   21.96         0.28    1.72   38.36
CIBI  Community Inv. Bancorp of OH               19.95  166.27   19.26  166.27   19.95         0.32    1.54   30.77
COOP  Cooperative Bancshares of NC               24.00  189.87   14.55  189.87   24.32         0.00    0.00    0.00
CRZY  Crazy Woman Creek Bncorp of WY             25.33  126.33   29.86  126.33   25.00         0.40    2.11   53.33
DNFC  D&N Financial Corp. of MI                  17.68  258.38   13.96  260.81   19.82         0.20    0.72   12.74

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                            Exhibit IV-1B (continued)
                      Weekly Thrift Market Line - Part Two
                            Prices As Of May 8, 1998



                                                             Key Financial Ratios
                                            ----------------------------------------------------------      Asset Quality Ratios
                                                     Tang.      Reported Earnings       Core Earnings     -----------------------
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs   Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
DCBI  Delphos Citizens Bancorp of OH         26.79    26.79    1.69    6.10    4.32       1.69    6.10        NA      NA     0.12
DIME  Dime Community Bancorp of NY*          12.51    10.82    0.89    6.05    3.42       0.85    5.80       0.48  159.03    1.36
DIBK  Dime Financial Corp. of CT(8)*          8.27     8.05    1.94   23.88    9.53       1.92   23.73       0.30  433.25    3.30
ESBF  ESB Financial Corp of PA                7.52     6.70    0.69    8.90    5.02       0.69    8.90       0.45  117.30    1.41
EGLB  Eagle BancGroup of IL                  11.86    11.86    0.29    2.43    2.11       0.21    1.75       1.27   41.32    0.77
EBSI  Eagle Bancshares of Tucker GA           7.83     7.83    0.66    8.05    4.22       0.67    8.14       1.18   56.90    0.92
ETFS  East Texas Fin. Serv. of TX            17.47    17.47    0.63    3.46    2.91       0.59    3.24       0.41   47.58    0.38
ESBK  Elmira Svgs Bank (The) of NY*           6.32     6.32    0.39    6.11    3.93       0.42    6.57       0.70   90.95    0.82
EMLD  Emerald Financial Corp. of OH           8.04     7.93    1.04   13.47    4.17       0.99   12.79        NA      NA      NA
EFBC  Empire Federal Bancorp of MT           36.97    36.97    1.45    3.93    3.59       1.45    3.93       0.03  645.16    0.44
EFBI  Enterprise Fed. Bancorp of OH          10.75    10.75    0.82    6.96    3.83       0.74    6.27       0.01     NA     0.32
EQSB  Equitable FSB of Wheaton MD             5.20     5.20    0.75   14.81    5.68       0.75   14.66        NA      NA      NA
FCBF  FCB Fin. Corp. of Neenah WI            14.09    14.09    1.15    7.62    3.85       0.84    5.61       0.26  269.82    0.89
FFDF  FFD Financial Corp. of OH              24.06    24.06    1.82    7.45    4.85       0.87    3.56       0.05  642.86    0.42
FFLC  FFLC Bancorp of Leesburg FL            12.85    12.85    1.00    7.16    4.91       0.95    6.80       0.31  147.07    0.56
FFWC  FFW Corporation of Wabash IN            9.51     8.66    1.03   10.50    6.65       1.01   10.33       0.33  113.70    0.57
FFYF  FFY Financial Corp. of OH              13.59    13.59    1.29    9.29    5.56       1.27    9.19       0.53   81.15    0.60
FMCO  FMS Financial Corp. of NJ               6.19     6.12    0.96   15.10    4.98       0.96   15.10       0.70   68.15    1.05
FFHH  FSF Financial Corp. of MN              10.91    10.91    0.83    7.22    5.25       0.82    7.09       0.18  131.50    0.34
FOBC  Fed One Bancorp of Wheeling WV(8)      11.06    10.60    0.91    8.07    3.67       0.91    8.01       0.29  141.57    0.90
FBCI  Fidelity Bancorp of Chicago IL         10.47    10.45    0.22    2.12    1.54       0.63    6.08       0.29   33.82    0.12
FSBI  Fidelity Bancorp, Inc. of PA            6.84     6.84    0.78   11.24    5.54       0.75   10.93       0.15  349.48    1.04
FFFL  Fidelity Bcsh MHC of FL (47.7)          7.16     7.12    0.64    7.67    3.11       0.58    6.94       0.35   77.87    0.38
FFED  Fidelity Fed. Bancorp of IN             7.28     7.28    0.73   12.79    7.11       0.68   11.87       0.35  240.48    1.01
FFOH  Fidelity Financial of OH               12.01    10.58    0.94    7.26    4.87       0.90    7.01       0.18  174.24    0.39
FIBC  Financial Bancorp, Inc. of NY           8.93     8.89    0.92    9.83    5.88       0.98   10.48       2.19   23.74    0.93
FBSI  First Bancshares, Inc. of MO           14.40    14.40    1.17    8.22    6.30       1.11    7.83       0.87   33.59    0.36
FBBC  First Bell Bancorp of PA               10.80    10.80    1.10   10.13    5.66       1.08    9.96       0.07  156.05    0.13
SKBO  First Carnegie MHC of PA(45.0)         17.20    17.20    0.64    4.58    2.02       0.71    5.13       0.78   47.72    0.85
FSTC  First Citizens Corp of GA              10.12     7.98    1.96   20.63    6.77       1.75   18.43       1.12   99.21    1.46
FCME  First Coastal Corp. of ME*             10.12    10.12    0.85    9.00    6.82       0.68    7.26       0.56  325.79    2.47
FFBA  First Colorado Bancorp of CO(8)        13.46    13.19    1.31    9.83    4.04       1.24    9.33       0.18  176.16    0.41
FDEF  First Defiance Fin.Corp. of OH         18.44    18.44    0.97    4.77    4.39       0.94    4.62       0.31  158.28    0.62
FESX  First Essex Bancorp of MA*              7.61     6.68    0.83   11.19    5.64       0.74    9.97       0.54  150.53    1.49
FFSX  First FSB MHC Sxld of IA(46.1)          8.86     8.79    0.73    8.67    3.13       0.71    8.38       0.19  195.85    0.49
FFES  First Fed of E. Hartford CT             6.82     6.82    0.57    8.78    5.12       0.63    9.72       0.31   85.02    1.32
BDJI  First Fed. Bancorp. of MN              10.18    10.18    0.65    6.01    3.60       0.65    6.01       0.19  198.64    0.79
FFBH  First Fed. Bancshares of AR            15.08    15.08    1.03    6.73    4.04       0.99    6.43        NA      NA      NA
FTFC  First Fed. Capital Corp. of WI          7.08     6.70    1.13   17.12    5.37       0.89   13.48        NA      NA      NA
FFKY  First Fed. Fin. Corp. of KY            13.68    12.93    1.63   11.94    5.66       1.61   11.78       0.47   94.14    0.52
FFBZ  First Federal Bancorp of OH             7.61     7.60    0.97   12.68    5.08       0.97   12.68       0.46  219.63    1.18
FFCH  First Fin. Holdings Inc. of SC          6.44     6.44    0.87   14.12    4.50       0.86   13.86       1.35   48.83    0.82
FFHS  First Franklin Corp. of OH              9.21     9.16    0.74    8.28    4.94       0.68    7.58       0.49   92.09    0.68
FGHC  First Georgia Hold. Corp of GA          8.31     7.70    1.13   13.71    4.30       0.94   11.35       4.97   12.42    0.71
FSPG  First Home Bancorp of NJ(8)             6.95     6.85    0.91   13.59    5.38       0.89   13.28       0.78   85.83    1.29
FFSL  First Independence Corp. of KS         10.00    10.00    0.65    6.26    5.43       0.65    6.26       1.44   40.91    0.81
FISB  First Indiana Corp. of IN               9.49     9.38    1.16   12.15    5.70       0.94    9.88       1.38  103.15    1.70
FKFS  First Keystone Fin. Corp of PA          6.62     6.62    0.80   11.37    5.40       0.72   10.25       1.15   38.88    0.86
FLKY  First Lancaster Bncshrs of KY          28.51    28.51    1.16    3.62    3.37       1.16    3.62       3.49    8.62    0.34
FLFC  First Liberty Fin. Corp. of GA          7.59     6.90    0.76   10.21    3.35       0.78   10.59       1.00   96.64    1.37
CASH  First Midwest Fin., Inc. of OH         10.82     9.66    0.96    8.50    5.77       0.89    7.95       0.74   67.97    0.80
FMBD  First Mutual Bancorp Inc of IL         13.85    10.62    0.25    1.76    1.52       0.21    1.45       0.43   85.81    0.47
FMSB  First Mutual SB of Bellevue WA*         6.79     6.79    1.03   15.35    5.92       1.01   15.06       0.15  714.97    1.23
FNGB  First Northern Cap. Corp of WI         11.06    11.06    0.95    8.43    4.95       0.89    7.93       0.12  405.46    0.54
FFPB  First Palm Beach Bancorp of FL          6.37     6.23    0.56    8.55    5.13       0.43    6.57       0.57     NA      NA
FWWB  First Savings Bancorp of WA            13.68    12.64    1.24    8.47    5.02       1.16    7.93       0.25  263.53    0.97




                                                           Pricing Ratios                     Dividend Data(6)
                                             -----------------------------------------    -----------------------
                                                                       Price/  Price/        Ind.   Divi-
                                               Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                         Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                         ------- ------- ------- ------- -------      ------- ------- -------
                                                 (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
DCBI  Delphos Citizens Bancorp of OH            23.16  145.12   38.88  145.12   23.16         0.24    1.09   25.26
DIME  Dime Community Bancorp of NY*             29.21  185.37   23.20  214.45     NM          0.36    1.30   37.89
DIBK  Dime Financial Corp. of CT(8)*            10.49  221.50   18.32  227.42   10.56         0.48    1.41   14.81
ESBF  ESB Financial Corp of PA                  19.90  157.69   11.86  177.03   19.90         0.36    1.76   34.95
EGLB  Eagle BancGroup of IL                       NM   118.14   14.02  118.14     NM          0.00    0.00    0.00
EBSI  Eagle Bancshares of Tucker GA             23.70  177.73   13.92  177.73   23.45         0.60    2.64   62.50
ETFS  East Texas Fin. Serv. of TX                 NM   118.34   20.67  118.34     NM          0.20    1.24   42.55
ESBK  Elmira Svgs Bank (The) of NY*             25.42  152.21    9.62  152.21   23.62         0.64    2.13   54.24
EMLD  Emerald Financial Corp. of OH             23.96  303.91   24.42  308.15   25.22         0.28    0.97   23.33
EFBC  Empire Federal Bancorp of MT              27.87  108.56   40.13  108.56   27.87         0.32    1.88   52.46
EFBI  Enterprise Fed. Bancorp of OH             26.13  177.81   19.12  177.91   29.00         1.00    3.45     NM
EQSB  Equitable FSB of Wheaton MD               17.59  242.17   12.59  242.17   17.78         0.00    0.00    0.00
FCBF  FCB Fin. Corp. of Neenah WI               26.00  171.32   24.15  171.32     NM          0.80    2.46   64.00
FFDF  FFD Financial Corp. of OH                 20.61  148.76   35.79  148.76     NM          0.30    1.31   27.03
FFLC  FFLC Bancorp of Leesburg FL               20.38  148.43   19.08  148.43   21.45         0.36    1.77   36.00
FFWC  FFW Corporation of Wabash IN              15.04  147.53   14.02  161.85   15.29         0.36    1.95   29.27
FFYF  FFY Financial Corp. of OH                 18.00  166.81   22.68  166.81   18.19         0.80    2.33   41.88
FMCO  FMS Financial Corp. of NJ                 20.09  283.08   17.53  286.60   20.09         0.36    0.78   15.72
FFHH  FSF Financial Corp. of MN                 19.05  136.78   14.92  136.78   19.41         0.50    2.45   46.73
FOBC  Fed One Bancorp of Wheeling WV(8)         27.22  216.81   23.99  226.29   27.43         0.62    1.69   45.93
FBCI  Fidelity Bancorp of Chicago IL              NM   136.21   14.26  136.51   22.71         0.40    1.62     NM
FSBI  Fidelity Bancorp, Inc. of PA              18.05  186.13   12.73  186.13   18.57         0.36    1.40   25.35
FFFL  Fidelity Bcsh MHC of FL (47.7)              NM   236.80   16.96  238.10     NM          0.90    2.95     NM
FFED  Fidelity Fed. Bancorp of IN               14.07  156.97   11.42  156.97   15.15         0.40    5.08   71.43
FFOH  Fidelity Financial of OH                  20.55  155.61   18.70  176.68   21.29         0.32    1.79   36.78
FIBC  Financial Bancorp, Inc. of NY             16.99  161.19   14.40  161.89   15.95         0.50    1.92   32.68
FBSI  First Bancshares, Inc. of MO              15.88  128.33   18.48  128.33   16.67         0.12    0.89   14.12
FBBC  First Bell Bancorp of PA                  17.67  183.20   19.79  183.20   17.98         0.40    1.95   34.48
SKBO  First Carnegie MHC of PA(45.0)              NM   188.55   32.42  188.55     NM          0.30    1.48   73.17
FSTC  First Citizens Corp of GA                 14.77  257.29   26.04  326.31   16.54         0.32    1.01   14.88
FCME  First Coastal Corp. of ME*                14.66  125.05   12.65  125.05   18.17         0.00    0.00    0.00
FFBA  First Colorado Bancorp of CO(8)           24.74  234.65   31.58  239.46   26.06         0.52    1.78   44.07
FDEF  First Defiance Fin.Corp. of OH            22.76  115.88   21.37  115.88   23.46         0.36    2.36   53.73
FESX  First Essex Bancorp of MA*                17.74  189.25   14.40  215.44   19.90         0.56    2.45   43.41
FFSX  First FSB MHC Sxld of IA(46.1)              NM   264.99   23.47  267.04     NM          0.48    1.26   40.34
FFES  First Fed of E. Hartford CT               19.51  162.01   11.04  162.01   17.62         0.68    1.70   33.17
BDJI  First Fed. Bancorp. of MN                 27.74  167.08   17.01  167.08   27.74         0.00    0.00    0.00
FFBH  First Fed. Bancshares of AR               24.78  163.91   24.72  163.91   25.93         0.28    1.01   25.00
FTFC  First Fed. Capital Corp. of WI            18.62  296.36   20.98  313.34   23.65         0.56    1.60   29.79
FFKY  First Fed. Fin. Corp. of KY               17.66  204.75   28.00  216.54   17.90         0.56    2.13   37.58
FFBZ  First Federal Bancorp of OH               19.67  237.86   18.10  238.10   19.67         0.28    1.17   22.95
FFCH  First Fin. Holdings Inc. of SC            22.22  281.03   18.10  281.03   22.64         0.42    1.75   38.89
FFHS  First Franklin Corp. of OH                20.25  161.43   14.87  162.25   22.12         0.40    1.39   28.17
FGHC  First Georgia Hold. Corp of GA            23.28  298.01   24.76  321.43   28.13         0.40    2.96   68.97
FSPG  First Home Bancorp of NJ(8)               18.57  235.34   16.36  238.80   19.01         0.40    1.23   22.86
FFSL  First Independence Corp. of KS            18.42  117.55   11.75  117.55   18.42         0.30    2.14   39.47
FISB  First Indiana Corp. of IN                 17.54  202.83   19.25  205.22   21.58         0.48    1.97   34.53
FKFS  First Keystone Fin. Corp of PA            18.53  199.90   13.23  199.90   20.54         0.20    0.96   17.86
FLKY  First Lancaster Bncshrs of KY             29.72  105.56   30.09  105.56   29.72         0.50    3.17     NM
FLFC  First Liberty Fin. Corp. of GA            29.88  294.12   22.33  323.65   28.82         0.29    1.18   35.37
CASH  First Midwest Fin., Inc. of OH            17.34  144.91   15.69  162.45   18.55         0.48    2.02   35.04
FMBD  First Mutual Bancorp Inc of IL              NM   119.74   16.58  156.16     NM          0.32    1.74     NM
FMSB  First Mutual SB of Bellevue WA*           16.90  241.50   16.39  241.50   17.23         0.20    1.13   19.05
FNGB  First Northern Cap. Corp of WI            20.22  166.06   18.36  166.06   21.48         0.36    2.62   52.94
FFPB  First Palm Beach Bancorp of FL            19.49  158.02   10.07  161.61   25.35         0.70    1.93   37.63
FWWB  First Savings Bancorp of WA               19.90  168.11   23.00  182.00   21.26         0.36    1.45   28.80

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                            Exhibit IV-1B (continued)
                      Weekly Thrift Market Line - Part Two
                            Prices As Of May 8, 1998



                                                             Key Financial Ratios
                                            ----------------------------------------------------------      Asset Quality Ratios
                                                     Tang.      Reported Earnings       Core Earnings     -----------------------
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs   Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
FSFF  First SecurityFed Fin of IL            29.09    28.99    0.66    4.22    1.67       1.29    8.28       0.45  128.50    0.96
SHEN  First Shenango Bancorp of PA(8)        12.76    12.76    1.15   10.18    4.96       1.15   10.14       0.97   83.39    1.27
FSLA  First Source Bancorp of NJ             20.55    20.55    1.09    5.31    3.90       1.09    5.31       0.59   98.01    1.03
SOPN  First Svgs Bancorp of NC               22.77    22.77    1.75    7.43    5.63       1.75    7.43        NA      NA     0.30
FBNW  FirstBank Corp of Clarkston WA         16.18    16.18    0.59    4.73    2.09       0.30    2.37       0.73   83.64    0.76
FFDB  FirstFed Bancorp, Inc. of AL            9.69     8.90    0.96    9.89    5.92       0.96    9.89       1.42   45.57    0.95
FSPT  FirstSpartan Fin. Corp. of SC          26.40    26.40    1.16    6.68    2.92       1.16    6.68       0.35  115.67    0.49
FLAG  Flag Financial Corp of GA               8.90     8.90    0.88    9.57    5.26       0.61    6.60       2.98   30.55    1.31
FLGS  Flagstar Bancorp, Inc of MI             6.66     6.42    1.38   21.88    6.22       1.03   16.41       3.29    8.79    0.33
FFIC  Flushing Fin. Corp. of NY*             12.54    12.04    0.95    6.37    4.15       0.96    6.43       0.31  199.94    1.04
FBHC  Fort Bend Holding Corp. of TX(8)        6.77     6.35    0.78   12.28    5.04       0.57    9.06       0.47  114.18    1.02
FTSB  Fort Thomas Fin. Corp. of KY           15.82    15.82    1.23    7.55    5.25       1.23    7.55       2.04   23.24    0.52
FKKY  Frankfort First Bancorp of KY          16.97    16.97    0.17    0.84    0.82       0.73    3.55       0.10   71.94    0.08
FTNB  Fulton Bancorp, Inc. of MO             23.97    23.97    1.26    5.11    3.33       1.01    4.08       1.05   86.26    1.10
GUPB  GFSB Bancorp, Inc of Gallup NM         12.50    12.50    0.89    6.08    4.24       0.89    6.08       0.24  132.26    0.58
GSLA  GS Financial Corp. of LA               42.66    42.66    1.38    3.88    2.45       1.36    3.80       0.13  246.99    0.76
GOSB  GSB Financial Corp. of NY*             28.44    28.44    0.63    3.39    1.94       0.58    3.09        NA      NA      NA
GFCO  Glenway Financial Corp. of OH           9.29     9.20    0.83    8.74    5.19       0.83    8.74       0.09  344.01    0.38
GTPS  Great American Bancorp of IL           19.93    19.93    0.63    3.00    2.65       0.63    3.00       0.11  346.45    0.48
PEDE  Great Pee Dee Bancorp of SC            37.86    37.86    1.57    4.15    3.50       1.57    4.15       0.45   97.55    0.57
GSBC  Great Southern Bancorp of MO            8.74     8.67    1.89   21.59    6.41       1.75   19.90       1.84  114.98    2.48
GSFC  Green Street Fin. Corp. of NC          35.23    35.23    1.61    4.50    3.94       1.61    4.50       0.18   78.95    0.19
GFED  Guaranty Fed Bancshares of MO          30.16    30.16    1.00    5.77    2.51       0.97    5.59       0.59  152.53    1.14
HCBB  HCB Bancshares of Camden AR            18.65    17.99    0.30    2.05    1.41       0.30    2.05       0.23  316.88    1.42
HEMT  HF Bancorp of Hemet CA                  7.87     6.61    0.04    0.46    0.39       0.22    2.69        NA      NA      NA
HFFC  HF Financial Corp. of SD                9.58     9.58    1.08   11.49    5.94       1.00   10.66       0.49  196.91    1.26
HFNC  HFNC Financial Corp. of NC             18.24    18.24    1.23    6.02    4.73       0.93    4.58       0.73   98.43    0.89
HMNF  HMN Financial, Inc. of MN              12.22    11.34    0.95    6.79    4.93       0.76    5.39       0.12  327.35    0.61
HALL  Hallmark Capital Corp. of WI            7.62     7.62    0.67    9.29    6.06       0.66    9.09       0.11  471.85    0.71
HRBF  Harbor Federal Bancorp of MD           12.49    12.49    0.74    5.73    3.88       0.70    5.49       0.53   37.43    0.31
HARB  Harbor Florida Bancshrs of FL          19.30    19.06    1.40    7.24    4.71       1.35    6.99       0.47  198.97    1.33
HFSA  Hardin Bancorp of Hardin MO            11.34    11.34    0.75    6.03    5.21       0.69    5.48       0.19  110.22    0.40
HARL  Harleysville SB of PA                   6.82     6.82    1.02   15.57    6.21       1.02   15.64        NA      NA     0.79
HFGI  Harrington Fin. Group of IN             4.47     4.47    0.19    4.04    2.61       0.20    4.17       0.16   23.48    0.16
HARS  Harris Fin. MHC of PA (24.3)            8.13     7.25    0.88   10.74    1.93       0.76    9.30       0.66   60.87    0.99
HFFB  Harrodsburg 1st Fin Bcrp of KY         26.73    26.73    1.35    5.05    4.18       1.35    5.05       0.45   70.72    0.41
HHFC  Harvest Home Fin. Corp. of OH          11.12    11.12    0.68    5.76    4.06       0.67    5.67       0.03  393.33    0.27
HAVN  Haven Bancorp of Woodhaven NY           5.71     5.70    0.62   10.45    4.85       0.63   10.62       0.57  112.56    1.08
HTHR  Hawthorne Fin. Corp. of CA              4.56     4.56    0.89   19.29   12.00       1.07   23.14        NA      NA     1.46
HMLK  Hemlock Fed. Fin. Corp. of IL          17.22    17.22    0.58    3.49    2.49       0.98    5.93       0.23  175.34    0.94
HBSC  Heritage Bancorp, Inc of SC            28.79    28.79    1.16    4.02    3.54       1.16    4.02       0.84   42.10    0.45
HFWA  Heritage Financial Corp of WA          29.23    29.23    1.53    5.25    3.09       1.53    5.25       0.10  817.44    1.30
HCBC  High Country Bancorp of CO             20.47    20.47    0.76    5.23    3.13       0.76    5.23       0.42  177.96    0.93
HBNK  Highland Bancorp of CA                  7.55     7.55    1.21   16.19    6.21       0.93   12.45       1.95   84.08    2.06
HIFS  Hingham Inst. for Sav. of MA*           9.60     9.60    1.25   13.09    5.75       1.25   13.09       0.42  166.84    0.89
HBEI  Home Bancorp of Elgin IL               27.01    27.01    0.80    2.90    2.33       0.80    2.90       0.32   93.09    0.36
HBFW  Home Bancorp of Fort Wayne IN          12.15    12.15    0.86    6.53    3.59       0.85    6.47       0.08  463.00    0.45
HCFC  Home City Fin. Corp. of OH             19.48    19.48    1.27    6.33    4.67       1.29    6.39       0.65   90.76    0.66
HOMF  Home Fed Bancorp of Seymour IN          8.80     8.55    1.38   16.20    5.75       1.22   14.26       0.55  101.25    0.67
HWEN  Home Financial Bancorp of IN           16.98    16.98    0.81    4.51    3.89       0.59    3.26        NA      NA     0.86
HLFC  Home Loan Financial Corp of OH         37.26    37.26    1.67    4.49    3.78       1.67    4.49       0.06  460.53    0.33
HPBC  Home Port Bancorp, Inc. of MA*         10.52    10.52    1.67   15.70    6.92       1.63   15.35       0.29  430.57    1.49
HFBC  HopFed Bancorp of KY                   22.59    22.59    0.99    4.37    2.65       0.99    4.37       0.06  115.61    0.23
HZFS  Horizon Fin'l. Services of IA          10.16    10.16    0.86    8.39    5.14       0.68    6.63        NA      NA      NA
HRZB  Horizon Financial Corp. of WA*         15.93    15.93    1.57   10.06    6.06       1.54    9.87       0.01     NA     0.83
IBSF  IBS Financial Corp. of NJ(8)           17.73    17.73    0.79    4.51    3.01       0.79    4.51       0.11  130.18    0.49



                                                           Pricing Ratios                     Dividend Data(6)
                                             -----------------------------------------    -----------------------
                                                                       Price/  Price/        Ind.   Divi-
                                               Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                         Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                         ------- ------- ------- ------- -------      ------- ------- -------
                                                 (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
FSFF  First SecurityFed Fin of IL                 NM   116.81   33.98  117.21     NM          0.00    0.00    0.00
SHEN  First Shenango Bancorp of PA(8)           20.16  193.47   24.69  193.47   20.25         0.60    1.34   27.03
FSLA  First Source Bancorp of NJ                25.61  136.01   27.95  136.01   25.61         0.12    1.14   29.27
SOPN  First Svgs Bancorp of NC                  17.78  130.01   29.60  130.01   17.78         1.00    4.17   74.07
FBNW  FirstBank Corp of Clarkston WA              NM   153.85   24.89  153.85     NM          0.32    1.39   66.67
FFDB  FirstFed Bancorp, Inc. of AL              16.89  166.67   16.15  181.55   16.89         0.50    2.00   33.78
FSPT  FirstSpartan Fin. Corp. of SC               NM   154.13   40.69  154.13     NM          0.60    1.32   45.11
FLAG  Flag Financial Corp of GA                 19.00  175.44   15.61  175.44   27.54         0.34    1.79   34.00
FLGS  Flagstar Bancorp, Inc of MI               16.07  291.58   19.41  302.35   21.43         0.28    1.04   16.67
FFIC  Flushing Fin. Corp. of NY*                24.08  150.60   18.88  156.81   23.86         0.32    1.22   29.36
FBHC  Fort Bend Holding Corp. of TX(8)          19.86  227.83   15.43  243.06   26.92         0.40    1.43   28.37
FTSB  Fort Thomas Fin. Corp. of KY              19.06  142.26   22.51  142.26   19.06         0.25    1.64   31.25
FKKY  Frankfort First Bancorp of KY               NM   122.13   20.72  122.13   28.81         0.80    4.71     NM
FTNB  Fulton Bancorp, Inc. of MO                30.00  149.40   35.82  149.40     NM          0.24    1.07   32.00
GUPB  GFSB Bancorp, Inc of Gallup NM            23.61  142.38   17.79  142.38   23.61         0.27    1.59   37.50
GSLA  GS Financial Corp. of LA                    NM   122.70   52.34  122.70     NM          0.28    1.40   57.14
GOSB  GSB Financial Corp. of NY*                  NM   119.78   34.06  119.78     NM          0.00    0.00    0.00
GFCO  Glenway Financial Corp. of OH             19.29  163.17   15.16  164.90   19.29         0.44    2.17   41.90
GTPS  Great American Bancorp of IL                NM   116.44   23.21  116.44     NM          0.40    1.93   72.73
PEDE  Great Pee Dee Bancorp of SC               28.57  118.43   44.84  118.43   28.57         0.30    1.88   53.57
GSBC  Great Southern Bancorp of MO              15.59  318.33   27.82  320.69   16.92         0.44    1.70   26.51
GSFC  Green Street Fin. Corp. of NC             25.38  113.71   40.06  113.71   25.38         0.44    2.63   66.67
GFED  Guaranty Fed Bancshares of MO               NM   117.55   35.45  117.55     NM          0.30    2.28     NM
HCBB  HCB Bancshares of Camden AR                 NM   108.17   20.17  112.12     NM          0.20    1.28     NM
HEMT  HF Bancorp of Hemet CA                      NM   116.98    9.20  139.14     NM          0.00    0.00    0.00
HFFC  HF Financial Corp. of SD                  16.83  184.70   17.69  184.70   18.13         0.42    1.20   20.19
HFNC  HFNC Financial Corp. of NC                21.13  137.78   25.13  137.78   27.73         0.32    2.40   50.79
HMNF  HMN Financial, Inc. of MN                 20.28  134.35   16.41  144.71   25.59         0.24    0.88   17.78
HALL  Hallmark Capital Corp. of WI              16.49  144.32   11.00  144.32   16.85         0.00    0.00    0.00
HRBF  Harbor Federal Bancorp of MD              25.78  143.64   17.94  143.64   26.90         0.52    2.10   54.17
HARB  Harbor Florida Bancshrs of FL             21.22  153.68   29.66  155.63   21.98         1.40   11.37     NM
HFSA  Hardin Bancorp of Hardin MO               19.19  119.57   13.56  119.57   21.11         0.52    2.74   52.53
HARL  Harleysville SB of PA                     16.10  232.72   15.86  232.72   16.02         0.44    1.33   21.46
HFGI  Harrington Fin. Group of IN                 NM   156.25    6.99  156.25     NM          0.12    1.04   40.00
HARS  Harris Fin. MHC of PA (24.3)                NM      NM    41.45     NM      NM          0.22    0.82   42.31
HFFB  Harrodsburg 1st Fin Bcrp of KY            23.91  120.67   32.26  120.67   23.91         0.40    2.26   54.05
HHFC  Harvest Home Fin. Corp. of OH             24.63  142.00   15.78  142.00   25.00         0.44    2.67   65.67
HAVN  Haven Bancorp of Woodhaven NY             20.60  201.64   11.52  202.12   20.28         0.30    1.17   24.00
HTHR  Hawthorne Fin. Corp. of CA                 8.33  153.21    6.99  153.21    6.95         0.00    0.00    0.00
HMLK  Hemlock Fed. Fin. Corp. of IL               NM   124.13   21.37  124.13   23.60         0.28    1.48   59.57
HBSC  Heritage Bancorp, Inc of SC               28.28  113.65   32.72  113.65   28.28         0.00    0.00    0.00
HFWA  Heritage Financial Corp of WA               NM   170.02   49.70  170.02     NM          0.14    0.88   28.57
HCBC  High Country Bancorp of CO                  NM   111.28   22.78  111.28     NM          0.00    0.00    0.00
HBNK  Highland Bancorp of CA                    16.10  237.83   17.96  237.83   20.94         1.00    2.35   37.88
HIFS  Hingham Inst. for Sav. of MA*             17.40  216.60   20.80  216.60   17.40         0.52    1.46   25.49
HBEI  Home Bancorp of Elgin IL                    NM   126.93   34.28  126.93     NM          0.40    2.27     NM
HBFW  Home Bancorp of Fort Wayne IN             27.85  189.86   23.07  189.86   28.07         0.20    0.58   16.26
HCFC  Home City Fin. Corp. of OH                21.43  135.75   26.45  135.75   21.21         0.36    1.71   36.73
HOMF  Home Fed Bancorp of Seymour IN            17.39  262.08   23.06  269.59   19.75         0.40    1.25   21.74
HWEN  Home Financial Bancorp of IN              25.69  116.35   19.75  116.35     NM          0.10    1.08   27.78
HLFC  Home Loan Financial Corp of OH            26.47  118.95   44.32  118.95   26.47         0.00    0.00    0.00
HPBC  Home Port Bancorp, Inc. of MA*            14.46  217.11   22.83  217.11   14.79         0.80    3.09   44.69
HFBC  HopFed Bancorp of KY                        NM   165.01   37.27  165.01     NM          0.00    0.00    0.00
HZFS  Horizon Fin'l. Services of IA             19.44  153.66   15.61  153.66   24.61         0.18    1.14   22.22
HRZB  Horizon Financial Corp. of WA*            16.51  158.59   25.27  158.59   16.82         0.44    2.44   40.37
IBSF  IBS Financial Corp. of NJ(8)                NM   149.41   26.50  149.41     NM          0.40    2.27     NM

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                            Exhibit IV-1B (continued)
                      Weekly Thrift Market Line - Part Two
                            Prices As Of May 8, 1998



                                                             Key Financial Ratios
                                            ----------------------------------------------------------      Asset Quality Ratios
                                                     Tang.      Reported Earnings       Core Earnings     -----------------------
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs   Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
ITLA  ITLA Capital Corp of CA*                9.78     9.75    1.42   13.26    6.91       1.42   13.26       1.31  102.95    1.63
ICBC  Independence Comm Bnk Cp of NY         21.70    20.32    0.64    2.95    2.01       0.85    3.90       0.70  126.32    1.24
IFSB  Independence FSB of DC                  7.25     6.45    0.54    8.04    5.32       0.22    3.32       1.66   13.10    0.39
INBI  Industrial Bancorp of OH               16.72    16.72    1.49    8.35    4.54       1.49    8.35       0.25  188.24    0.54
IWBK  Interwest Bancorp of WA                 6.73     6.62    1.10   16.51    5.50       0.96   14.34       0.66   66.76    0.76
IPSW  Ipswich SB of Ipswich MA*               5.21     5.21    1.18   20.53    4.89       0.96   16.78       0.79   90.70    0.89
JXVL  Jacksonville Bancorp of TX             14.63    14.63    1.49    9.87    6.57       1.49    9.87       0.70   70.27    0.66
JXSB  Jcksnville SB,MHC of IL (45.6)         10.41    10.41    0.61    5.69    2.19       0.49    4.57       0.86   54.02    0.61
JSBA  Jefferson Svgs Bancorp of MO            9.39     7.47    0.82    9.52    3.32       0.76    8.87       0.80   82.88    0.88
JOAC  Joachim Bancorp, Inc. of MO(8)         28.92    28.92    0.76    2.64    2.21       0.76    2.64       0.25   89.29    0.30
KSBK  KSB Bancorp of Kingfield ME*            7.36     7.00    1.07   14.93    6.58       1.07   14.93        NA      NA     1.10
KFBI  Klamath First Bancorp of OR            15.07    13.77    1.09    6.06    4.12       1.09    6.06       0.02  932.65    0.24
LSBI  LSB Fin. Corp. of Lafayette IN          8.58     8.58    0.80    9.10    5.26       0.72    8.20        NA      NA      NA
LVSB  Lakeview Financial of NJ                9.65     7.92    1.44   13.78    7.58       0.90    8.63       1.27   57.56    1.42
LARK  Landmark Bancshares, Inc of KS         14.09    14.09    1.09    7.60    5.51       0.98    6.88       0.21  217.31    0.63
LARL  Laurel Capital Group of PA             10.57    10.57    1.40   13.41    6.31       1.40   13.41       0.37  226.91    1.24
LSBX  Lawrence Savings Bank of MA*           10.45    10.45    2.31   25.03   10.51       2.28   24.77       0.40  218.48    1.79
LFED  Leeds Fed Bksr MHC of MD (36.3         16.63    16.63    1.20    7.33    3.18       1.20    7.33       0.04  453.33    0.30
LXMO  Lexington B&L Fin. Corp. of MO         18.33    17.19    1.10    4.29    3.94       1.10    4.29       0.54  119.11    0.94
LFCO  Life Financial Corp of CA(8)           13.31    13.31    5.46   38.04    8.72       5.72   39.80       2.43   43.86    1.76
LFBI  Little Falls Bancorp of NJ             11.65    10.79    0.60    4.75    3.70       0.57    4.56        NA      NA      NA
LOGN  Logansport Fin. Corp. of IN            19.21    19.21    1.50    7.75    5.60       1.55    7.99       0.57   46.97    0.37
LISB  Long Island Bancorp, Inc of NY(8)       9.18     9.10    0.86    9.45    3.26       0.71    7.76       0.86   62.70    0.91
MAFB  MAF Bancorp, Inc. of IL                 7.62     6.71    1.14   14.68    6.50       1.13   14.50       0.55   80.77    0.56
MBLF  MBLA Financial Corp. of MO             12.68    12.68    0.81    6.31    5.64       0.82    6.40       0.48   62.09    0.51
MECH  MECH Financial Inc of CT*               9.93     9.93    1.60   15.91    8.23       1.58   15.72       0.56  258.21    2.28
MFBC  MFB Corp. of Mishawaka IN              12.70    12.70    0.83    6.00    4.62       0.82    5.95        NA      NA     0.18
MSBF  MSB Financial, Inc of MI               16.87    16.87    1.51    8.78    5.06       1.39    8.11       0.74   60.27    0.49
MARN  Marion Capital Holdings of IN          20.78    20.33    1.57    7.09    5.54       1.57    7.09       1.43   74.17    1.30
MRKF  Market Fin. Corp. of OH                35.57    35.57    1.06    3.30    2.87       1.06    3.30       0.33   27.08    0.17
MFSL  Maryland Fed. Bancorp of MD(8)          8.49     8.39    0.65    7.80    2.89       0.91   10.94       0.66   60.90    0.48
MASB  MassBank Corp. of Reading MA*          11.21    11.05    1.11   10.51    5.69       1.03    9.73       0.17  152.27    0.86
MFLR  Mayflower Co-Op. Bank of MA*            9.75     9.61    1.11   11.52    6.24       1.05   10.93       0.69  124.95    1.49
MDBK  Medford Bancorp, Inc. of MA*            8.94     8.41    1.05   11.80    5.70       1.02   11.37       0.13  481.96    1.17
MWBX  MetroWest Bank of MA*                   7.36     7.36    1.33   17.91    6.68       1.33   17.91       0.70  208.27    2.01
METF  Metropolitan Fin. Corp. of OH           3.96     3.64    0.69   17.52    5.05       0.65   16.45       0.91     NA      NA
MIFC  Mid Iowa Financial Corp. of IA          9.36     9.35    1.22   13.09    7.34       1.33   14.26       0.07  275.00    0.41
MCBN  Mid-Coast Bancorp of ME                 8.33     8.33    0.76    8.85    5.28       0.71    8.30       1.09   48.53    0.66
MWBI  Midwest Bancshares, Inc. of IA          7.22     7.22    0.88   12.54    7.24       0.78   11.11       0.66   43.60    0.50
MFFC  Milton Fed. Fin. Corp. of OH           11.84    11.84    0.65    4.83    3.62       0.63    4.66       0.28   85.06    0.36
MBSP  Mitchell Bancorp, Inc. of NC           40.12    40.12    1.52    3.59    3.32       1.52    3.59       1.77   29.42    0.64
MBBC  Monterey Bay Bancorp of CA             11.75    10.95    0.43    3.81    2.44       0.39    3.47       0.65   62.58    0.63
MONT  Montgomery Fin. Corp. of IN            18.60    18.60    0.72    4.29    3.38       0.72    4.29       0.78   22.34    0.19
MSBK  Mutual SB, FSB of Bay City MI           5.08     5.08   -1.38  -23.36  -17.56      -0.49   -8.22       0.07  427.08    0.63
MYST  Mystic Financial of MA*                19.47    19.47    0.78    4.00    3.08       0.78    4.00       0.25  254.55    0.92
NHTB  NH Thrift Bancshares of NH              8.04     6.95    0.91   11.84    6.65       0.83   10.77       0.66  146.88    1.18
NSLB  NS&L Bancorp, Inc of Neosho MO         19.74    19.59    0.72    3.62    3.48       0.71    3.56       0.22   38.89    0.14
NSSY  NSS Bancorp of CT*                      8.14     7.90    1.05   13.40    6.40       1.19   15.20        NA      NA     1.33
NMSB  Newmil Bancorp, Inc. of CT*             9.32     9.32    0.85    8.56    5.21       0.85    8.56       0.63  215.34    2.87
NBCP  Niagara Bancorp of NY MHC(45.4*        12.03    12.03    0.55    4.56    3.48       0.55    4.56       0.46  129.87    1.08
NASB  North American SB, FSB of MO            8.49     8.24    1.67   21.16    8.44       1.35   17.20       3.07   27.86    0.99
NBSI  North Bancshares of Chicago IL         13.49    13.49    0.53    3.76    2.88       0.50    3.53        NA      NA     0.27
FFFD  North Central Bancshares of IA         22.92    22.92    1.83    7.49    4.69       1.83    7.49        NA      NA     1.04
NEIB  Northeast Indiana Bncrp of IN          13.69    13.69    1.21    8.20    5.91       1.21    8.20       0.59  101.79    0.68
NWSB  Northwest Bcrp MHC of PA (30.7          9.25     8.21    0.93    9.67    2.33       0.95    9.91       0.69   89.55    0.83
NWEQ  Northwest Equity Corp. of WI           11.60    11.60    1.06    9.03    5.91       1.01    8.66       1.35   35.37    0.58



                                                           Pricing Ratios                     Dividend Data(6)
                                             -----------------------------------------    -----------------------
                                                                       Price/  Price/        Ind.   Divi-
                                               Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                         Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                         ------- ------- ------- ------- -------      ------- ------- -------
                                                 (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
ITLA  ITLA Capital Corp of CA*                  14.47  181.82   17.78  182.39   14.47         0.00    0.00    0.00
ICBC  Independence Comm Bnk Cp of NY              NM   146.93   31.89  156.94     NM          0.00    0.00    0.00
IFSB  Independence FSB of DC                    18.81  144.06   10.44  161.80     NM          0.25    1.22   22.94
INBI  Industrial Bancorp of OH                  22.03  185.57   31.04  185.57   22.03         0.60    2.70   59.41
IWBK  Interwest Bancorp of WA                   18.19  280.18   18.85  284.85   20.93         0.76    1.71   31.15
IPSW  Ipswich SB of Ipswich MA*                 20.43     NM    19.98     NM    25.00         0.16    0.84   17.20
JXVL  Jacksonville Bancorp of TX                15.22  149.04   21.80  149.04   15.22         0.50    2.38   36.23
JXSB  Jcksnville SB,MHC of IL (45.6)              NM   253.54   26.40  253.54     NM          0.30    1.29   58.82
JSBA  Jefferson Svgs Bancorp of MO                NM   264.86   24.87  333.15     NM          0.28    0.91   27.45
JOAC  Joachim Bancorp, Inc. of MO(8)              NM   122.17   35.33  122.17     NM          0.50    2.99     NM
KSBK  KSB Bancorp of Kingfield ME*              15.21  208.57   15.35  219.35   15.21         0.10    0.55    8.33
KFBI  Klamath First Bancorp of OR               24.30  145.34   21.91  159.08   24.30         0.34    1.59   38.64
LSBI  LSB Fin. Corp. of Lafayette IN            19.01  167.87   14.41  167.87   21.10         0.40    1.23   23.39
LVSB  Lakeview Financial of NJ                  13.19  204.26   19.71  248.96   21.05         0.25    1.04   13.74
LARK  Landmark Bancshares, Inc of KS            18.16  135.96   19.16  135.96   20.06         0.60    2.23   40.54
LARL  Laurel Capital Group of PA                15.86  206.11   21.78  206.11   15.86         0.52    2.45   38.81
LSBX  Lawrence Savings Bank of MA*               9.51  205.28   21.44  205.28    9.61         0.00    0.00    0.00
LFED  Leeds Fed Bksr MHC of MD (36.3              NM   221.93   36.90  221.93     NM          0.56    2.70     NM
LXMO  Lexington B&L Fin. Corp. of MO            25.38  109.13   20.01  116.36   25.38         0.30    1.82   46.15
LFCO  Life Financial Corp of CA(8)              11.47  265.83   35.37  265.83   10.96         0.00    0.00    0.00
LFBI  Little Falls Bancorp of NJ                27.00  131.07   15.27  141.61   28.13         0.20    0.99   26.67
LOGN  Logansport Fin. Corp. of IN               17.86  133.38   25.63  133.38   17.33         0.40    2.29   40.82
LISB  Long Island Bancorp, Inc of NY(8)           NM   279.21   25.62  281.63     NM          0.60    0.92   28.30
MAFB  MAF Bancorp, Inc. of IL                   15.38  221.05   16.84  250.97   15.56         0.42    1.08   16.67
MBLF  MBLA Financial Corp. of MO                17.73  112.01   14.20  112.01   17.48         0.40    1.60   28.37
MECH  MECH Financial Inc of CT*                 12.15  179.32   17.80  179.32   12.30         0.60    2.00   24.29
MFBC  MFB Corp. of Mishawaka IN                 21.65  131.18   16.66  131.18   21.83         0.34    1.28   27.64
MSBF  MSB Financial, Inc of MI                  19.78  169.65   28.61  169.65   21.43         0.30    1.67   32.97
MARN  Marion Capital Holdings of IN             18.04  127.40   26.47  130.20   18.04         0.88    3.09   55.70
MRKF  Market Fin. Corp. of OH                     NM    99.14   35.26   99.14     NM          0.28    1.87   65.12
MFSL  Maryland Fed. Bancorp of MD(8)              NM   257.50   21.85  260.55   24.69         0.45    1.14   39.47
MASB  MassBank Corp. of Reading MA*             17.58  171.97   19.28  174.44   18.99         1.00    2.01   35.34
MFLR  Mayflower Co-Op. Bank of MA*              16.03  174.70   17.04  177.30   16.89         0.80    3.20   51.28
MDBK  Medford Bancorp, Inc. of MA*              17.53  196.78   17.59  209.13   18.18         0.80    1.82   31.87
MWBX  MetroWest Bank of MA*                     14.98  252.06   18.54  252.06   14.98         0.12    1.51   22.64
METF  Metropolitan Fin. Corp. of OH             19.82  312.50   12.39  339.96   21.10         0.00    0.00    0.00
MIFC  Mid Iowa Financial Corp. of IA            13.63  165.03   15.45  165.26   12.51         0.08    0.66    8.99
MCBN  Mid-Coast Bancorp of ME                   18.95  165.26   13.77  165.26   20.22         0.17    1.40   26.56
MWBI  Midwest Bancshares, Inc. of IA            13.82  163.78   11.83  163.78   15.60         0.24    1.41   19.51
MFFC  Milton Fed. Fin. Corp. of OH              27.63  135.89   16.09  135.89   28.64         0.60    3.81     NM
MBSP  Mitchell Bancorp, Inc. of NC                NM   108.48   43.53  108.48     NM          0.40    2.37   71.43
MBBC  Monterey Bay Bancorp of CA                  NM   151.62   17.81  162.57     NM          0.14    0.62   25.45
MONT  Montgomery Fin. Corp. of IN               29.55  109.34   20.33  109.34   29.55         0.22    1.69   50.00
MSBK  Mutual SB, FSB of Bay City MI               NM   158.77    8.07  158.77     NM          0.00    0.00     NM
MYST  Mystic Financial of MA*                     NM   129.85   25.28  129.85     NM          0.20    1.18   38.46
NHTB  NH Thrift Bancshares of NH                15.04  163.40   13.13  188.86   16.53         0.60    3.00   45.11
NSLB  NS&L Bancorp, Inc of Neosho MO            28.73  107.03   21.13  107.87   29.20         0.50    2.81     NM
NSSY  NSS Bancorp of CT*                        15.64  191.71   15.60  197.52   13.78         0.52    1.21   18.91
NMSB  Newmil Bancorp, Inc. of CT*               19.18  160.02   14.91  160.02   19.18         0.32    2.32   44.44
NBCP  Niagara Bancorp of NY MHC(45.4*           28.78  131.31   15.79  131.31   28.78         0.00    0.00    0.00
NASB  North American SB, FSB of MO              11.85  229.97   19.53  236.95   14.58         1.00    1.56   18.52
NBSI  North Bancshares of Chicago IL              NM   134.10   18.09  134.10     NM          0.40    2.30     NM
FFFD  North Central Bancshares of IA            21.34  163.91   37.57  163.91   21.34         0.32    1.29   27.59
NEIB  Northeast Indiana Bncrp of IN             16.93  136.42   18.68  136.42   16.93         0.34    1.58   26.77
NWSB  Northwest Bcrp MHC of PA (30.7              NM      NM    36.72     NM      NM          0.16    0.91   39.02
NWEQ  Northwest Equity Corp. of WI              16.91  149.82   17.39  149.82   17.63         0.60    2.91   49.18

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                            Exhibit IV-1B (continued)
                      Weekly Thrift Market Line - Part Two
                            Prices As Of May 8, 1998



                                                             Key Financial Ratios
                                            ----------------------------------------------------------      Asset Quality Ratios
                                                     Tang.      Reported Earnings       Core Earnings     -----------------------
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs   Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)    (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
NTMG  Nutmeg FS&LA of CT                      5.87     5.87    0.68   12.05    6.09       0.40    7.19       1.57   30.83    0.55
OHSL  OHSL Financial Corp. of OH             10.89    10.89    0.88    7.90    4.84       0.83    7.51       0.17  126.00    0.32
OCFC  Ocean Fin. Corp. of NJ                 14.27    14.27    0.98    5.94    4.72       0.97    5.91       0.45   97.91    0.84
OTFC  Oregon Trail Fin. Corp. of OR          12.49    12.49    0.93    8.04    3.62       0.94    8.16       0.18  180.70    0.55
OFCP  Ottawa Financial Corp. of MI            8.62     7.01    0.87    9.92    4.89       0.83    9.43       0.36  103.46    0.44
PFFB  PFF Bancorp of Pomona CA                9.70     9.61    0.54    5.25    4.00       0.52    5.00       1.33   69.73    1.40
PSFI  PS Financial of Chicago IL             26.28    26.28    1.12    3.01    3.03       1.94    5.19       0.97   21.91    0.50
PVFC  PVF Capital Corp. of OH                 7.28     7.28    1.36   19.21    6.88       1.28   18.10       1.06   65.77    0.75
PBCI  Pamrapo Bancorp, Inc. of NJ            12.88    12.80    1.37   10.35    6.14       1.31    9.89       1.94   32.66    1.11
PFED  Park Bancorp of Chicago IL             21.82    21.82    0.87    3.86    3.45       0.94    4.15       0.10  253.81    0.69
PVSA  Parkvale Financial Corp of PA           7.91     7.87    1.08   14.06    6.44       1.08   14.06       0.52  262.03    1.79
PBHC  Pathfinder BC MHC of NY (46.1)*        11.98    10.16    0.96    8.24    2.71       0.87    7.48       1.33   34.08    0.70
PEEK  Peekskill Fin. Corp. of NY             25.24    25.24    1.08    4.21    3.83       1.08    4.21       0.89   38.25    1.39
PFSB  PennFed Fin. Services of NJ             6.96     5.96    0.81   11.02    6.23       0.80   10.92        NA      NA     0.26
PWBK  Pennwood Bancorp, Inc. of PA           17.99    17.99    0.95    5.12    4.26       1.10    5.92       1.49   34.66    0.80
PBKB  People's Bancshares of MA*              3.95     3.80    0.82   16.56    5.80       0.39    7.75       0.57   98.78    1.04
TSBSD Peoples Bancorp Inc of NJ*             17.20    15.51    1.21    7.14    1.98       0.87    5.10       0.64   63.09    0.86
PFDC  Peoples Bancorp of Auburn IN           15.27    15.27    1.49    9.80    5.77       1.49    9.80       0.21  144.43    0.36
PBCT  Peoples Bank, MHC of CT (40.1)*         8.68     8.63    1.18   13.87    3.79       0.68    8.00       0.66  166.94    1.76
PFFC  Peoples Fin. Corp. of OH               18.85    18.85    0.96    5.10    3.58       0.95    5.01        NA      NA     0.30
PHBK  Peoples Heritage Fin Grp of ME*         6.99     5.25    1.25   16.38    5.47       1.24   16.25       0.91   99.98    1.26
PSFC  Peoples Sidney Fin. Corp of OH         24.73    24.73    1.15    5.90    3.38       1.15    5.90       1.13   34.69    0.45
PERM  Permanent Bancorp, Inc. of IN          10.00     9.88    0.62    6.56    3.79       0.61    6.46       0.70   70.95    0.97
PMFI  Perpetual Midwest Fin. of IA(8)         8.92     8.92    0.49    5.66    3.27       0.43    5.03       0.30  255.13    0.86
PCBC  Perry Co. Fin. Corp. of MO             19.23    19.23    1.08    5.70    4.55       1.08    5.70       0.01  277.78    0.17
PHFC  Pittsburgh Home Fin Corp of PA          8.23     8.13    0.82    7.69    5.78       0.70    6.61       1.37   34.44    0.79
PFSL  Pocahontas Bancorp of AR               13.19    13.19    0.75    5.66    4.67       0.75    5.66        NA      NA      NA
PTRS  Potters Financial Corp of OH            8.97     8.97    1.00   11.18    6.31       0.99   11.00       0.17     NA     2.54
PHSB  Ppls Home SB, MHC of PA (45.0)         13.14    13.14    0.77    7.20    2.83       0.73    6.83       0.36  164.84    1.32
PRBC  Prestige Bancorp of PA                 10.91    10.91    0.60    5.15    3.55       0.58    5.03       0.40   65.18    0.40
PFNC  Progress Financial Corp. of PA          5.09     4.27    0.91   17.36    4.78       0.69   13.21        NA      NA     1.19
PSBK  Progressive Bank, Inc. of NY(8)*        8.88     8.05    0.98   11.46    5.27       0.96   11.21       0.76  142.41    1.70
PROV  Provident Fin. Holdings of CA          11.57    11.57    0.77    5.74    4.38       0.40    3.01        NA      NA     0.96
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)      13.30    13.30    1.21    9.32    2.20       1.06    8.14       0.68   54.63    0.46
PLSK  Pulaski SB, MHC of NJ (46.0)           11.94    11.94    0.63    6.25    2.79       0.63    6.25       0.73   67.79    0.93
PULS  Pulse Bancorp of S. River NJ            8.20     8.20    1.09   13.62    6.65       1.11   13.84       0.60   61.50    1.41
QCFB  QCF Bancorp of Virginia MN             17.57    17.57    1.63    9.27    5.95       1.63    9.27       0.39  214.67    1.95
QCBC  Quaker City Bancorp of CA               8.63     8.63    0.73    8.40    5.16       0.70    8.07       1.25   74.34    1.17
QCSB  Queens County Bancorp of NY*           10.64    10.64    1.59   12.46    3.61       1.56   12.30       0.55  106.38    0.67
RARB  Raritan Bancorp of Raritan NJ*          7.56     7.45    1.01   13.22    5.74       0.99   12.98       0.23  349.74    1.23
REDF  RedFed Bancorp of Redlands CA(8)        8.34     8.31    1.11   13.42    7.00       1.14   13.80       1.81     NA      NA
RELY  Reliance Bancorp, Inc. of NY            8.55     5.82    0.90   10.87    4.88       0.95   11.45        NA      NA     0.90
RELI  Reliance Bancshares Inc of WI          50.08    50.08    1.08    2.21    2.40       1.13    2.31        NA      NA     0.60
RCBK  Richmond County Fin Corp of NY         25.65    25.65    1.22    4.75    2.84       1.22    4.75        NA      NA     1.17
RIVR  River Valley Bancorp of IN             13.13    12.95    0.94    7.53    5.43       0.78    6.30       0.58  145.00    1.03
RVSB  Riverview Bancorp of WA                22.72    21.92    1.36    8.59    2.95       1.31    8.27       0.19  186.36    0.60
RSLN  Roslyn Bancorp, Inc. of NY*            17.45    17.37    1.02    5.36    2.60       1.26    6.60       0.25  264.59    2.23
SCCB  S. Carolina Comm. Bnshrs of SC         20.69    20.69    1.00    4.02    3.72       1.00    4.02       1.53   42.40    0.81
SBFL  SB Fngr Lakes MHC of NY (33.1)          8.75     8.75    0.39    4.11    1.20       0.34    3.60       0.27  170.49    0.94
SFED  SFS Bancorp of Schenectady NY          12.29    12.29    0.62    4.91    3.52       0.60    4.74        NA      NA      NA
SGVB  SGV Bancorp of W. Covina CA             7.55     7.44    0.33    4.42    3.04       0.39    5.12       1.23   26.58    0.42
SHSB  SHS Bancorp, Inc. of PA                13.56    13.56    0.75    5.58    4.56       0.75    5.58        NA      NA     0.78
SISB  SIS Bancorp, Inc. of MA*                7.24     7.24    0.65    8.86    3.26       0.88   12.10       0.43  300.83    2.70
SWCB  Sandwich Bancorp of MA(8)*              8.10     7.82    0.98   12.12    3.91       0.96   11.83       0.83   95.55    1.11
SFSL  Security First Corp. of OH(8)           9.36     9.22    1.38   14.76    4.81       1.38   14.76       0.43  176.70    0.84
SKAN  Skaneateles Bancorp Inc of NY*          6.90     6.71    0.67    9.76    6.09       0.65    9.51       2.01   49.89    1.21



                                                              Pricing Ratios                      Dividend Data(6)
                                                -----------------------------------------     -------------------------
                                                                          Price/  Price/        Ind.   Divi-
                                                  Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                            Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                            ------- ------- ------- ------- -------      ------- -------  --------
                                                    (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
NTMG  Nutmeg FS&LA of CT                           16.42  175.72   10.32  175.72   27.50         0.20    1.82   29.85
OHSL  OHSL Financial Corp. of OH                   20.68  160.29   17.46  160.29   21.75         0.44    2.63   54.32
OCFC  Ocean Fin. Corp. of NJ                       21.21  137.52   19.62  137.52   21.33         0.96    2.54   53.93
OTFC  Oregon Trail Fin. Corp. of OR                27.59  163.35   20.41  163.35   27.16         0.20    1.15   31.75
OFCP  Ottawa Financial Corp. of MI                 20.46  202.23   17.43  248.59   21.53         0.40    1.38   28.17
PFFB  PFF Bancorp of Pomona CA                     25.00  132.00   12.80  133.27   26.27         0.00    0.00    0.00
PSFI  PS Financial of Chicago IL                     NM   130.16   34.21  130.16   19.08         0.48    3.31     NM
PVFC  PVF Capital Corp. of OH                      14.54  254.65   18.54  254.65   15.44         0.00    0.00    0.00
PBCI  Pamrapo Bancorp, Inc. of NJ                  16.29  169.89   21.89  170.99   17.06         1.12    3.86   62.92
PFED  Park Bancorp of Chicago IL                   28.98  115.59   25.22  115.59   26.94         0.00    0.00    0.00
PVSA  Parkvale Financial Corp of PA                15.53  204.34   16.17  205.52   15.53         0.60    1.88   29.13
PBHC  Pathfinder BC MHC of NY (46.1)*                NM   288.12   34.53  339.94     NM          0.20    0.83   30.77
PEEK  Peekskill Fin. Corp. of NY                   26.14  111.94   28.25  111.94   26.14         0.36    2.09   54.55
PFSB  PennFed Fin. Services of NJ                  16.05  167.39   11.64  195.29   16.19         0.14    0.79   12.61
PWBK  Pennwood Bancorp, Inc. of PA                 23.49  126.54   22.76  126.54   20.31         0.36    1.85   43.37
PBKB  People's Bancshares of MA*                   17.23  293.45   11.59  305.11     NM          0.52    1.93   33.33
TSBSD Peoples Bancorp Inc of NJ*                     NM   349.67   60.16     NM      NM          0.10    0.94   47.62
PFDC  Peoples Bancorp of Auburn IN                 17.32  165.41   25.25  165.41   17.32         0.44    2.00   34.65
PBCT  Peoples Bank, MHC of CT (40.1)*              26.39  342.96   29.75  344.83     NM          0.84    2.21   58.33
PFFC  Peoples Fin. Corp. of OH                     27.91  142.48   26.86  142.48   28.42         0.60    3.84     NM
PHBK  Peoples Heritage Fin Grp of ME*              18.28  282.66   19.76     NM    18.42         0.88    1.82   33.33
PSFC  Peoples Sidney Fin. Corp of OH               29.59  128.67   31.82  128.67   29.59         0.28    1.48   43.75
PERM  Permanent Bancorp, Inc. of IN                26.40  166.63   16.66  168.66   26.82         0.22    1.32   34.92
PMFI  Perpetual Midwest Fin. of IA(8)                NM   168.95   15.07  168.95     NM          0.30    0.99   30.30
PCBC  Perry Co. Fin. Corp. of MO                   21.96  118.99   22.88  118.99   21.96         0.50    2.13   46.73
PHFC  Pittsburgh Home Fin Corp of PA               17.29  147.76   12.16  149.56   20.11         0.24    1.30   22.43
PFSL  Pocahontas Bancorp of AR                     21.40  121.06   15.97  121.06   21.40         0.90    8.95     NM
PTRS  Potters Financial Corp of OH                 15.85  172.41   15.47  172.41   16.12         0.24    1.23   19.51
PHSB  Ppls Home SB, MHC of PA (45.0)                 NM   201.35   26.47  201.35     NM          0.24    1.15   40.68
PRBC  Prestige Bancorp of PA                       28.20  141.98   15.49  141.98   28.87         0.20    0.82   23.26
PFNC  Progress Financial Corp. of PA               20.92  321.91   16.39     NM    27.50         0.12    0.62   13.04
PSBK  Progressive Bank, Inc. of NY(8)*             18.97  208.85   18.55  230.35   19.41         0.80    1.88   35.71
PROV  Provident Fin. Holdings of CA                22.86  133.93   15.50  133.93     NM          0.00    0.00    0.00
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)              NM      NM    54.64     NM      NM          1.10    2.35     NM
PLSK  Pulaski SB, MHC of NJ (46.0)                   NM   184.65   22.04  184.65     NM          0.30    1.58   56.60
PULS  Pulse Bancorp of S. River NJ                 15.03  193.53   15.86  193.53   14.78         0.80    2.91   43.72
QCFB  QCF Bancorp of Virginia MN                   16.81  155.85   27.38  155.85   16.81         0.00    0.00    0.00
QCBC  Quaker City Bancorp of CA                    19.39  156.28   13.48  156.28   20.19         0.00    0.00    0.00
QCSB  Queens County Bancorp of NY*                 27.72     NM    40.26     NM    28.08         1.00    2.31   64.10
RARB  Raritan Bancorp of Raritan NJ*               17.42  220.81   16.70  224.08   17.75         0.60    2.09   36.36
REDF  RedFed Bancorp of Redlands CA(8)             14.28  176.58   14.73  177.20   13.88         0.00    0.00    0.00
RELY  Reliance Bancorp, Inc. of NY                 20.48  193.18   16.53  283.71   19.44         0.72    1.87   38.30
RELI  Reliance Bancshares Inc of WI                  NM    92.99   46.57   92.99     NM          0.00    0.00    0.00
RCBK  Richmond County Fin Corp of NY                 NM   167.51   42.96  167.51     NM          0.20    1.01   35.71
RIVR  River Valley Bancorp of IN                   18.41  133.93   17.58  135.81   22.01         0.20    0.99   18.18
RVSB  Riverview Bancorp of WA                        NM   188.57   42.84  195.41     NM          0.14    0.76   25.93
RSLN  Roslyn Bancorp, Inc. of NY*                    NM   204.50   35.68  205.34     NM          0.32    1.07   41.03
SCCB  S. Carolina Comm. Bnshrs of SC               26.90  132.81   27.48  132.81   26.90         0.64    3.01     NM
SBFL  SB Fngr Lakes MHC of NY (33.1)                 NM   329.49   28.82  329.49     NM          0.24    1.20     NM
SFED  SFS Bancorp of Schenectady NY                28.41  140.92   17.31  140.92   29.41         0.32    1.28   36.36
SGVB  SGV Bancorp of W. Covina CA                    NM   142.80   10.78  144.90   28.41         0.00    0.00    0.00
SHSB  SHS Bancorp, Inc. of PA                      21.91  121.16   16.43  121.16   21.91         0.00    0.00    0.00
SISB  SIS Bancorp, Inc. of MA*                       NM   233.33   16.89  233.33   22.46         0.64    1.52   46.72
SWCB  Sandwich Bancorp of MA(8)*                   25.60  295.89   23.96  306.51   26.23         1.40    2.19   56.00
SFSL  Security First Corp. of OH(8)                20.80  295.35   27.64  299.64   20.80         0.32    1.29   26.89
SKAN  Skaneateles Bancorp Inc of NY*               16.42  153.87   10.62  158.12   16.86         0.28    1.48   24.35

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                            Exhibit IV-1B (continued)
                      Weekly Thrift Market Line - Part Two
                            Prices As Of May 8, 1998



                                                             Key Financial Ratios
                                            ----------------------------------------------------------       Asset Quality Ratios
                                                     Tang.      Reported Earnings       Core Earnings      -----------------------
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs   Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
SOBI  Sobieski Bancorp of S. Bend IN         14.39    14.39    0.60    3.91    3.40       0.60    3.91        0.26   87.34    0.29
SOSA  Somerset Savings Bank of MA(8)*         6.63     6.63    1.15   18.46    7.02       1.12   17.95        4.58   32.38    1.90
SSFC  South Street Fin. Corp. of NC*         14.96    14.96    0.85    3.61    4.24       0.87    3.69        0.22   88.30    0.39
SBAN  SouthBanc Shares Inc. of SC(8)         21.85    21.85    0.94    4.29    3.37       0.94    4.29        0.53  126.88    1.02
SCBS  Southern Commun. Bncshrs of AL         20.42    20.42    1.15    5.98    4.18       1.15    5.98        2.34   48.64    1.73
SMBC  Southern Missouri Bncrp of MO          16.60    16.60    0.85    5.22    4.15       0.81    4.98        0.83   58.44    0.66
SWBI  Southwest Bancshares of IL(8)          11.95    11.95    1.09    9.85    4.49       1.10    9.91        0.16  122.22    0.28
SVRN  Sovereign Bancorp, Inc. of PA           4.76     3.95    0.48   11.17    2.29       0.66   15.32         NA      NA     1.05
STFR  St. Francis Cap. Corp. of WI            8.27     7.38    0.78    9.61    5.48       0.75    9.21         NA      NA     0.95
SPBC  St. Paul Bancorp, Inc. of IL            9.17     9.15    1.09   12.24    5.75       1.09   12.24        0.20  367.36    1.02
SFFC  StateFed Financial Corp. of IA         17.66    17.66    1.27    7.20    4.83       1.27    7.20         NA      NA      NA
SFIN  Statewide Fin. Corp. of NJ              9.61     9.59    0.83    8.57    5.28       0.82    8.50        0.44   96.26    0.84
STSA  Sterling Financial Corp. of WA          5.48     5.07    0.51   10.91    4.20       0.46    9.95        0.72   68.74    0.83
SFSB  SuburbFed Fin. Corp. of IL(8)           6.73     6.71    0.66   10.06    4.63       0.53    8.09        1.00   19.60    0.30
ROSE  T R Financial Corp. of NY*              6.27     6.27    0.98   15.70    5.66       0.87   14.04        0.57   65.67    0.69
THRD  TF Financial Corp. of PA                8.39     7.00    0.77    7.25    5.61       0.66    6.16        0.30  106.83    0.84
TPNZ  Tappan Zee Fin., Inc. of NY(8)         17.16    17.16    0.85    4.86    3.43       0.84    4.79        1.39   39.34    1.18
TSBK  Timberland Bancorp of WA               30.46    30.46    1.85    6.06    4.11       1.85    6.06        3.07   19.72    0.94
TRIC  Tri-County Bancorp of WY               15.37    15.37    1.02    6.67    5.05       1.05    6.85         NA      NA     0.98
TWIN  Twin City Bancorp, Inc. of TN          12.89    12.89    1.01    7.87    5.86       0.83    6.48        0.09  131.58    0.16
USAB  USABancshares, Inc of PA*               6.01     5.92   -0.41   -4.39   -2.30      -0.18   -1.98        0.51  125.66    1.00
UCBC  Union Community Bancorp of IN          32.48    32.48    1.26    5.92    2.52       1.26    5.92        0.07  257.14    0.32
UFRM  United FSB of Rocky Mount NC(8)         7.23     7.23    0.64    8.61    3.01       0.42    5.63        0.64  137.38    1.02
UBMT  United Fin. Corp. of MT                25.61    25.61    1.31    5.53    3.86       1.31    5.53        0.23  133.33    0.80
UTBI  United Tenn. Bancshares of TN          24.48    24.48    1.25    5.10    4.29       1.25    5.10        0.93   74.91    1.29
VABF  Va. Beach Fed. Fin. Corp of VA          7.16     7.16    0.67    9.65    4.40       0.54    7.76        1.13   61.96    0.92
WHGB  WHG Bancshares of MD                   19.66    19.66    0.76    3.59    3.04       0.77    3.65        0.95   19.59    0.24
WSFS  WSFS Financial Corp. of DE*             5.73     5.69    1.11   20.40    6.01       1.10   20.25        1.38  117.99    3.31
WVFC  WVS Financial Corp. of PA              10.66    10.66    1.31   11.05    5.26       1.32   11.15        0.20  310.17    1.14
WRNB  Warren Bancorp of Peabody MA*          10.79    10.79    2.01   19.49    6.81       1.79   17.33        1.01  107.31    1.63
WSBI  Warwick Community Bncrp of NY*         23.76    23.76    1.04    4.37    3.19       1.04    4.37        0.52   75.47    0.79
WFSL  Washington Federal, Inc. of WA         12.90    11.90    1.87   15.50    7.42       1.85   15.35        0.75   55.29    0.56
WAMU  Washington Mutual, Inc. of WA*          5.35     4.99    0.50    9.55    1.83       0.92   17.76        0.78   83.87    0.97
WYNE  Wayne Bancorp, Inc. of NJ              12.57    12.57    0.76    5.59    3.03       0.76    5.59        0.90   91.95    1.18
WAYN  Wayne Svgs Bks MHC of OH (47.8          9.48     9.48    0.75    8.07    2.80       0.70    7.49         NA      NA      NA
WCFB  Wbstr Cty FSB MHC of IA (45.2)         23.49    23.49    1.46    6.23    3.11       1.46    6.23        0.12  353.21    0.70
WBST  Webster Financial Corp. of CT           5.44     4.75    0.54   10.34    3.52       0.82   15.74        0.59  114.77    1.33
WEFC  Wells Fin. Corp. of Wells MN           14.71    14.71    1.09    7.67    5.26       1.07    7.46         NA      NA      NA
WCBI  WestCo Bancorp, Inc. of IL             15.37    15.37    1.51    9.79    6.53       1.41    9.12        0.45   62.71    0.37
WSTR  WesterFed Fin. Corp. of MT             10.40     8.45    0.81    7.26    5.06       0.78    7.04        0.64   76.69    0.75
WOFC  Western Ohio Fin. Corp. of OH          14.68    13.71    0.04    0.26    0.23       0.08    0.61        0.91  115.97    1.44
WEHO  Westwood Hmstd Fin Corp of OH          22.45    22.45    0.67    2.33    2.11       1.05    3.68        0.12  178.06    0.23
FFWD  Wood Bancorp of OH                     12.80    12.80    1.44   11.45    4.81       1.30   10.30        0.35  110.31    0.46
YFCB  Yonkers Fin. Corp. of NY               13.54    13.54    1.05    7.10    5.35       1.03    6.96        0.41   87.23    0.77
YFED  York Financial Corp. of PA              8.86     8.86    0.96   11.17    5.21       0.80    9.29        2.37   28.49    0.81

                                                          Pricing Ratios                     Dividend Data(6)
                                            -----------------------------------------    -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
SOBI  Sobieski Bancorp of S. Bend IN           29.43  116.01   16.69  116.01   29.43         0.32    1.67   49.23
SOSA  Somerset Savings Bank of MA(8)*          14.25  239.72   15.90  239.72   14.66         0.00    0.00    0.00
SSFC  South Street Fin. Corp. of NC*           23.56  138.39   20.70  138.39   23.02         0.40    3.95     NM
SBAN  SouthBanc Shares Inc. of SC(8)           29.63  127.16   27.78  127.16   29.63         1.40    6.47     NM
SCBS  Southern Commun. Bncshrs of AL           23.93  131.58   26.87  131.58   23.93         0.00    0.00    0.00
SMBC  Southern Missouri Bncrp of MO            24.12  124.47   20.66  124.47   25.31         0.50    2.44   58.82
SWBI  Southwest Bancshares of IL(8)            22.28  207.41   24.79  207.41   22.13         0.80    2.44   54.42
SVRN  Sovereign Bancorp, Inc. of PA              NM      NM    17.44     NM      NM          0.08    0.43   18.60
STFR  St. Francis Cap. Corp. of WI             18.25  170.95   14.14  191.71   19.05         0.56    1.29   23.63
SPBC  St. Paul Bancorp, Inc. of IL             17.40  204.27   18.73  204.77   17.40         0.40    1.61   27.97
SFFC  StateFed Financial Corp. of IA           20.71  144.86   25.58  144.86   20.71         0.20    1.38   28.57
SFIN  Statewide Fin. Corp. of NJ               18.95  163.31   15.69  163.54   19.11         0.44    1.87   35.48
STSA  Sterling Financial Corp. of WA           23.80  200.37   10.98  216.69   26.09         0.00    0.00    0.00
SFSB  SuburbFed Fin. Corp. of IL(8)            21.59  204.48   13.76  205.01   26.84         0.32    0.67   14.55
ROSE  T R Financial Corp. of NY*               17.68  254.55   15.96  254.55   19.77         0.72    2.06   36.36
THRD  TF Financial Corp. of PA                 17.81  173.46   14.56  207.86   20.96         0.48    1.76   31.37
TPNZ  Tappan Zee Fin., Inc. of NY(8)           29.11  140.94   24.18  140.94   29.54         0.28    1.37   40.00
TSBK  Timberland Bancorp of WA                 24.33  147.42   44.90  147.42   24.33         0.24    1.32   32.00
TRIC  Tri-County Bancorp of WY                 19.81  128.69   19.77  128.69   19.30         0.40    2.62   51.95
TWIN  Twin City Bancorp, Inc. of TN            17.06  131.34   16.93  131.34   20.71         0.40    2.76   47.06
USAB  USABancshares, Inc of PA*                  NM   184.17   11.06  186.98     NM          0.00    0.00     NM
UCBC  Union Community Bancorp of IN              NM   109.93   35.71  109.93     NM          0.30    1.94     NM
UFRM  United FSB of Rocky Mount NC(8)            NM   270.77   19.58  270.77     NM          0.24    1.32   43.64
UBMT  United Fin. Corp. of MT                  25.90  142.61   36.53  142.61   25.90         1.00    3.48     NM
UTBI  United Tenn. Bancshares of TN            23.30  118.76   29.08  118.76   23.30         1.20    7.80     NM
VABF  Va. Beach Fed. Fin. Corp of VA           22.72  210.27   15.06  210.27   28.23         0.24    1.29   29.27
WHGB  WHG Bancshares of MD                       NM   123.78   24.33  123.78     NM          0.32    1.80   59.26
WSFS  WSFS Financial Corp. of DE*              16.65  313.36   17.94  315.17   16.78         0.12    0.55    9.16
WVFC  WVS Financial Corp. of PA                19.00  227.24   24.23  227.24   18.81         1.20    3.07   58.25
WRNB  Warren Bancorp of Peabody MA*            14.67  266.79   28.80  266.79   16.50         0.72    2.58   37.89
WSBI  Warwick Community Bncrp of NY*             NM   136.90   32.53  136.90     NM          0.00    0.00    0.00
WFSL  Washington Federal, Inc. of WA           13.47  197.37   25.45  213.96   13.60         0.88    3.17   42.72
WAMU  Washington Mutual, Inc. of WA*             NM   347.14   18.58     NM    29.36         1.20    1.72     NM
WYNE  Wayne Bancorp, Inc. of NJ                  NM   189.80   23.85  189.80     NM          0.20    0.63   20.62
WAYN  Wayne Svgs Bks MHC of OH (47.8             NM   280.11   26.55  280.11     NM          0.62    2.07   73.81
WCFB  Wbstr Cty FSB MHC of IA (45.2)             NM   197.35   46.36  197.35     NM          0.80    3.83     NM
WBST  Webster Financial Corp. of CT            28.43  234.51   12.77  268.83   18.68         0.44    1.35   38.26
WEFC  Wells Fin. Corp. of Wells MN             19.03  142.10   20.91  142.10   19.55         0.60    2.79   53.10
WCBI  WestCo Bancorp, Inc. of IL               15.31  148.25   22.79  148.25   16.43         0.68    2.32   35.60
WSTR  WesterFed Fin. Corp. of MT               19.76  133.25   13.86  163.94   20.39         0.50    1.95   38.46
WOFC  Western Ohio Fin. Corp. of OH              NM   114.74   16.84  122.78     NM          1.00    3.76     NM
WEHO  Westwood Hmstd Fin Corp of OH              NM   138.58   31.11  138.58   29.98         0.36    2.45     NM
FFWD  Wood Bancorp of OH                       20.79  230.96   29.57  230.96   23.13         0.34    1.84   38.20
YFCB  Yonkers Fin. Corp. of NY                 18.69  129.19   17.50  129.19   19.06         0.28    1.45   27.18
YFED  York Financial Corp. of PA               19.20  204.43   18.12  204.43   23.08         0.52    2.17   41.60

                                  EXHIBIT IV-2

                         Historical Stock Price Indices

                                  Exhibit IV-2
                        Historical Stock Price Indices(1)


                                                                                      SNL               SNL
                                                                   NASDAQ            Thrift            Bank
  Year/Qtr. Ended               DJIA           S&P 500            Composite          Index             Index
  ---------------               ----           -------            ---------          -----             -----
  1991:  Quarter 1            2881.1             375.2             482.3             125.5              66.0
         Quarter 2            2957.7             371.2             475.9             130.5              82.0
         Quarter 3            3018.2             387.9             526.9             141.8              90.7
         Quarter 4            3168.0             417.1             586.3             144.7             103.1

  1992:  Quarter 1            3235.5             403.7             603.8             157.0             113.3
         Quarter 2            3318.5             408.1             563.6             173.3             119.7
         Quarter 3            3271.7             417.8             583.3             167.0             117.1
         Quarter 4            3301.1             435.7             677.0             201.1             136.7

  1993:  Quarter 1            3435.1             451.7             690.1             228.2             151.4
         Quarter 2            3516.1             450.5             704.0             219.8             147.0
         Quarter 3            3555.1             458.9             762.8             258.4             154.3
         Quarter 4            3754.1             466.5             776.8             252.5             146.2

  1994:  Quarter 1            3625.1             445.8             743.5             241.6             143.1
         Quarter 2            3625.0             444.3             706.0             269.6             152.6
         Quarter 3            3843.2             462.6             764.3             279.7             149.2
         Quarter 4            3834.4             459.3             752.0             244.7             137.6

  1995:  Quarter 1            4157.7             500.7             817.2             278.4             152.1
         Quarter 2            4556.1             544.8             933.5             313.5             171.7
         Quarter 3            4789.1             584.4           1,043.5             362.3             195.3
         Quarter 4            5117.1             615.9           1,052.1             376.5             207.6

  1996:  Quarter 1            5587.1             645.5           1,101.4             382.1             225.1
         Quarter 2            5654.6             670.6           1,185.0             387.2             224.7
         Quarter 3            5882.2             687.3           1,226.9             429.3             249.2
         Quarter 4            6442.5             737.0           1,280.7             483.6             280.1

  1997:  Quarter 1            6583.5             757.1           1,221.7             527.7             292.5
         Quarter 2            7672.8             885.1           1,442.1             624.5             333.3
         Quarter 3            7945.3             947.3           1,685.7             737.5             381.7
         Quarter 4            7908.3             970.4           1,570.4             814.1             414.9

  1998:  Quarter 1            8799.8            1101.8           1,835.7             869.3             456.1
  May 8, 1998                 8906.4            1099.2           1,789.2             872.7             460.9

  (1)   End of period data.

  Sources:   SNL Securities; Wall Street Journal.

                                  EXHIBIT IV-3

                         Historical Thrift Stock Indices

                                 ThriftINVESTOR

                                  Index Values


                                             Index Values                   Percent Change Since
                                -------------------------------------    --------------------------
                                04/30/98   1 Month      YTD       LTM    1 Month    YTD      LTM
---------------------------------------------------------------------------------------------------

All Pub. Traded Thrifts           882.1      869.3      814.1    537.2     1.46     8.35     64.19
MHC Index                       1,263.7    1,252.7    1,179.9    587.7     0.88     7.10    115.04

Insurance Indices
---------------------------------------------------------------------------------------------------
SAIF Thrifts                      827.9      815.9      764,4    484.2     1.48     8.30     70.99
BIF Thrifts                     1,067,4    1,052.3      984.4    689.7     1.44     8.44     54.77

Stock Exchange Indices
---------------------------------------------------------------------------------------------------
AMEX Thrifts                      272.9      264.6      255.4    166.7     3.14     6.86     63.71
NYSE Thrifts                      566.1      549.2      521.3    314.7     3.09     8.59     79.86
OTC Thrifts                       987.3      979.4      911.5    622.5     0.81     8.31     58.61

Geographic Indices
---------------------------------------------------------------------------------------------------
Mid-Atlantic Thrifts            1,911.2    1,833.2    1,735.2  1,077.4     4.25    10.15     77.40
Midwestern Thrifts              1,971.0    1,948.7    1,832.9  1,234.5     1.14     7.53     59.65
New England Thrifts               821.0      809.8      778.3    458.4     1.37     5.48     79.10
Southeastern                      786.9      799.9      776.0    499.4    -1.63     1.40     57.57
Southwestern Thrifts              573.4      558.6      533.5    347.5     2.65     7.47     64.98
Western Thrifts                   850.3      848.8      778.8    539.7     0.18     9.17     57.55

Asset Size Indices
---------------------------------------------------------------------------------------------------
Less than $250M                   915.8      907.7      869.9    639.4     0.89     5.27     43.21
$250M to $500M                  1,393.0    1,371.7    1,312.3    865.2     1.56     6.15     61.00
$500M to $1B                      902.6      892.2      846.8    558.9     1.16     6.58     61.49
$1B to $5B                      1,051.7    1,022.5      956.8    593.8     2.86     9.92     77.12
Over $5B                          555.5      550.0      512.3    344.1     1.00     8.44     61.45

Comparative Indices
---------------------------------------------------------------------------------------------------
Dow Jones Industrials           9,063.4    8,799.6    7,908.3  7,009.0     3.00    14.61     29.31
S&P                             1,111.8    1,101.8      970.4    801.3     0.91    14.56     38.74


All SNL indices are market-value weighted; i.e., an institution's effect on an index is proportionate to that institution's market capitalization. All SNL thrift indices, except for the SNL MHC Index, began at 100 on March 30, 1984. The SNL MHC Index began at 201.082 on Dec. 31, 1992, the level of the SNL Thrift Index on that date. On March 30, 1984, the S&P 500 closed at 159.2 and the Dow Jones Industrials stood at 1164.9.

Mid-Atlantic: DE, DC, MD, NJ, NY, PA, PR; Midwest: IA, IL, IN, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI; New England: CT, MA, ME, NH, RI, VT; Southeast: AL, AR, FL, GA, MS, NC, SC, TN, VA, WV; Southwest: CO, LA, NM, OK, TX, UT; West: AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

                                  EXHIBIT IV-4

                        Market Area Acquisition Activity

                                  Exhibit IV-4

              Massachusetts Thrift Merger and Acquisition Activity
                                 1997 to Present


                                                                                   Seller Financials at Announcement
                                                                        ------------------------------------------------------
                                                                           Total    Total      YTD      YTD       NPAs    Rsrvs/
  Annd           Comp                                                      Assets  Equity     ROAA     ROAE      Assets    NPLs
  Date           Date Buyer               ST  Seller                ST     ($000)    (%)      (%)      (%)        (%)      (%)
--------------------------------------------------------------------------------------------------------------------------------
12/10/97  Pending   UST Corp              MA  Somerset Svgs Bk      MA    520,339      6.60     1.15    18.72      5.91    31.60
12/15/97  Pending   UST Corp              MA  Affiliated Cmty Bncp  MA  1,128,579      9.71     1.10    11.22      0.34   218.71
02/02/98  Pending   1855 Bancorp          MA  Sandwich Bancorp      MA    518,697      7.84     0.98    12.38      0.56   176.50
09/10/96  05/01/97  Berkshire Cnty SB     MA  Great Barrington SB   MA    274,165     13.93     1.49    10.26      0.63   122.04
11/01/96  02/21/97  Bay State FSB         MA  Union FS&LA           MA     38,797      7.45    -0.16    -2.23      0.59    73.01
05/28/97  10/31/97  South Weymouth SB     MA  Weymouth SB           MA    173,557      8.24     0.62     7.73      0.45   190.73
08/30/96  01/03/97  UST Corp              MA  Walden Bancorp, Inc.  MA  1,051,743      8.07     1.14    12.18      0.91   150.25
11/04/96  03/04/97  Citizens Fin'l Group  RI  Grove Bank            MA    598,507      6.49     0.91    14.35      0.58   128.33
12/15/97  01/01/98  Country Bank for Sav  MA  Leicester Savings Bk  MA     31,249      3.65    -3.44   -74.83      5.75    51.12
10/23/97  02/27/98  Eastern Bank Corp     MA  Emerald Isle Bncp     MA    443,503      6.99     0.88    12.59      0.17   416.26
02/26/97  07/22/97  MASSBANK Corp         MA  Glendale Co-Op Bank   MA     36,947     16.23     0.75     4.73      0.00      NA
08/27/96  01/02/97  Grove Bank            MA  Greater Boston Bk     MA    150,167      7.76     0.37     4.72      1.49   259.68

                                                        Average           413,854      8.58     0.48     2.65      1.45   165.29
                                                        Median            358,834      7.80     0.90    10.74      0.59   150.25

                                                                                 Deal Terms and Pricing at Announcement
                                                                     -------------------------------------------------------------
                                                                       Deal    Deal         Deal  Deal Pr/ Deal Pr/ Deal Pr/ TgBkPr/
  Annd          Comp                                                 Value  Pr/Shr  Consid. Pr/Bk  Tg Bk    4-Qtr    Assets  CoreDp
  Date          Date Buyer              ST  Seller                ST ($M)     ($)   Type      (%)   (%)     EPS (x)  (%)     (%)
-------------------------------------------------------------------- --------------------------------------------------------------
12/10/97 Pending  UST Corp             MA  Somerset Svgs Bk      MA   95.9     5.63  Stock  273.25   273.25   18.16    18.43   15.19
12/15/97 Pending  UST Corp             MA  Affiliated Cmty Bncp  MA  277.0    39.92  Stock  231.02   232.23   22.94    24.54   26.57
02/02/98 Pending  1855 Bancorp         MA  Sandwich Bancorp      MA  132.5    64.00  Cash   295.89   306.51   26.12    25.54   24.38
09/10/96 05/01/97 Berkshire Cnty SB    MA  Great Barrington SB   MA   NA       NA    NA       NA      NA      NA        NA     NA
11/01/96 02/21/97 Bay State FSB        MA  Union FS&LA           MA   NA       NA    NA       NA      NA      NA        NA     NA
05/28/97 10/31/97 South Weymouth SB    MA  Weymouth SB           MA   NA       NA    NA       NA      NA      NA        NA     NA
08/30/96 01/03/97 UST Corp             MA  Walden Bancorp, Inc.  MA  165.9    30.88  Stock  168.90   196.16   16.16    15.77   11.38
11/04/96 03/04/97 Citizens Fin'l Group RI  Grove Bank            MA   91.8    51.00  Cash     NA      NA      NA        NA     NA
12/15/97 01/01/98 Country Bank for Sav MA  Leicester Savings Bk  MA   NA       NA    NA       NA      NA      NA        NA     NA
10/23/97 02/27/98 Eastern Bank Corp    MA  Emerald Isle Bncp     MA   76.7    33.00  Cash   239.48   239.48   21.02    17.29   14.66
02/26/97 07/22/97 MASSBANK Corp        MA  Glendale Co-Op Bank   MA    7.2    28.00  Cash   115.46   115.46   24.56    19.49    4.22
08/27/96 01/02/97 Grove Bank           MA  Greater Boston Bk     MA   18.0    27.56  Mix    138.62   138.62    9.33    10.77    5.17

                                                     Average         108.1    35.00         208.95   214.53   19.76    18.83   14.51
                                                     Median           93.8    31.94         231.02   232.23   21.02    18.43   14.66


Source:  SNL Securities, LC.

                                  EXHIBIT IV-5

                 Directors and Senior Management Summary Resumes

                        SUMMARY DESCRIPTIONS OF DIRECTORS


     Manuel G. Camacho is a dentist in private practice in New Bedford, Massachusetts. He is semi-retired.

     David P. Cameron was President of Morse Cutting Tools in New Bedford, Massachusetts until his retirement.

     Kevin G. Champagne has served as President and Chief Executive Officer of 1855 Bancorp since its formation in 1994 and as President and Chief Executive Officer of Compass since 1994. Prior to 1994, Mr. Champagne was Executive Vice President/Retail Banking of Compass. He joined Compass' Management Training Program in 1971.

     Howard C. Dyer, Jr. was General Manager, New Bedford Storage Warehouse, Bedford, Massachusetts, until his retirement.

     Glen F. Johnson was a General Manager, Goodyear Tire and Rubber, New Bedford, Massachusetts, until his retirement.

     Thornton P. Klaren, Jr. has previously worked in sales. He is semi-retired.

     Louis J. LeBlanc is an attorney in private practice in New Bedford, Massachusetts.

     Richard S. Marchisio is Chairman of the Board of 1855 Bancorp and Compass, positions he has held since 1994. He was President of Compass from 1984 until his retirement in 1990. Mr. Marchisio first joined Compass in 1946.

     A. William Munro is President of Munro Distributing, Inc., Fall River, Massachusetts.

     Carl Ribeiro is President, Luzo Foodservice Corp., New Bedford, Massachusetts.

     Joseph H. Silverstein was the President of Silverstein's Family Store, a retail clothing store located in New Bedford, Massachusetts, until his retirement.

     Gerald H. Silvia is the owner of Americana Travel, a travel agency located in Fall River, Massachusetts.


     Upon consummation of the Merger, Mr. Legate (the President and Chief Executive Officer of Sandwich Bancorp) and two other directors of Sandwich Bancorp selected by 1855 Bancorp will be appointed as directors of 1855 Bancorp. Mr. Legate will also be appointed as a director and a member of the Executive Committee of Compass. Set forth below is certain biographical information with respect to Mr. Legate.

     Frederic D. Legate has served Sandwich Bank in various capacities since 1977 and was appointed its President and Chief Executive Officer in 1981. Mr. Legate became President and Chief Executive Officer of Sandwich Bancorp, Inc. upon its formation in 1997. Mr. Legate plans to retire as an executive officer following consummation of the Merger.

                    SUMMARY DESCRIPTIONS OF SENIOR MANAGEMENT


     Kevin G. Champagne has served as President and Chief Executive Officer of 1855 Bancorp since its formation in 1994 and as President and Chief Executive Officer of Compass since 1994. Prior to 1994, Mr. Champagne was Executive Vice President/Retail Banking of Compass. He joined Compass' Management Training Program in 1971. Mr. Champagne is 48 years old.

     Arthur W. Short served as Treasurer of 1855 Bancorp since its formation in 1994 until 1997. He currently serves as Executive Vice President of Compass, a position he has held since 1993, and as Chief Operating Officer of Compass, a position he has held since 1997. Prior to 1993, Mr. Short served as Senior Vice President/Treasurer and Chief Financial Officer of Compass. He joined Compass in 1981. Mr. Short is 57 years old.

     John D. Kelleher has served as Executive Vice President of Compass since 1993 and has headed the Lending Division since 1984. Mr. Kelleher joined Compass' Management Training Program in 1971. Mr. Kelleher is 52 years old.

     James E. Lambert has served as Executive Vice President of Compass since 1994. Prior to joining Compass in 1990, Mr. Lambert served as President of Martha's Vineyard National Bank, which merged with Compass in 1994. Mr. Lambert is 53 years old.

     Francis S. Mascianica, Jr. has served as Senior Vice President/Treasurer and Chief Financial Officer of Compass since 1997. Mr. Mascianica has held various positions with Compass since he joined the Bank in 1981. He is 50 years old.

     Carolyn A. Belanger has served as Senior Vice President and head of the Retail Banking Division of Compass since 1994. Ms. Belanger has held various positions with Compass since she joined the Bank in 1966. She is 49 years old.

     William D. Rigby has served as Senior Vice President since 1994 and Manager of the Consumer Lending Department of Compass since 1985, when he joined Compass. He is 50 years old.

     Carl W. Taber has served as Senior Vice President since 1993 and head of Mortgage Lending of Compass since 1984. Mr. Taber joined Compass' Management Training Program in 1975. He is 44 years old.

     Robert J. Camara has served as Senior Vice President and Loan Servicing Manager of Compass since 1997. He joined Compass in 1987 as Assistant Vice President and Auditor and became Vice President and Loan Servicing Manager in 1990. Mr. Camara is 41 years old.

                                  EXHIBIT IV-6

                            Pro Forma Analysis Sheet

                            PRO FORMA ANALYSIS SHEET
                            Compass Bank for Savings
                            Prices as of May 8, 1998
                 Assumes a 4.7407 Exchange Ratio for SWCB Shares



                                                                                                                     All Savings
                                                                  Peer Group              Massachusetts Companies   Institutions
                                                Subject       -------------------         -----------------------   ------------
Price Multiple                        Symbol  @ Midpoint(1)      Mean     Median             Mean         Median         Mean
--------------                        ------  -------------      ----     ------             ----         ------         ----
Price-earnings ratio               =   P/E        15.53x       16.84x     17.54x           17.33x         17.32x       20.32x
Price-core earnings ratio          =   P/CE       15.85x       17.82x     18.23x           18.81x         18.23x       21.38x
Price-book ratio                   =   P/B        96.01%      191.46%    189.25%          193.10%        195.30%      172.79%
Price-tangible book ratio          =   P/TB       96.73%      198.23%    206.72%          198.30%        207.92%      176.65%
Price-assets ratio                 =   P/A        19.92%       16.44%     16.99%           19.31%         18.07%       21.67%



Valuation Parameters
--------------------
Pre-Conversion Earnings (Y)           $17,467,000              ESOP Stock Purchases (E)          8.00%(5)
Pre-Conversion Book Value (B)        $145,680,000              Cost of ESOP Borrowings (S)       8.50%
Pre-Conv. Tang. Book Value (B)       $142,742,000              ESOP Amortization (T)            20.00 years
Pre-Conversion Assets (A)          $1,670,088,000              RRP Amount (M)                    0.00%
Reinvestment Rate (2)(R)                     3.22%             RRP Vesting (N)                   5.00 years (5)
Est. Conversion Expenses (3)(X)              2.89%             SWCB Shares and Acct. Adj. (F)    1.76%
Tax rate (TAX)                             40.00%              Exchange Shares (SH)             32.10%
                                                               Tax Benefit (Z)                      0
                                                               Percentage Sold (PCT)           100.00%


Calculation of Pro Forma Value After Conversion

1.  V =                       P/E * (Y)                         V = $383,100,592
        ----------------------------------------------------
        1 - P/E * PCT * ((1-X-M-SH)*R -(1-TAX)*E*S - (1-TAX)*E/T - (1-TAX)*M/N)

2.  V =                     P/B  *  (B+Z)                       V=  $383,100,592
        ----------------------------------------------------
                    1 - P/B * PCT * (1-X-E-M-F-SH)

3.  V=                      P/A * (A+Z)                         V=  $383,100,592
        ----------------------------------------------------
                  1 - P/A * PCT * (1-X-E-M-F-SH)


                                                                                         Shares                        Aggregate
                  Shares Sold to     Price Per    Gross Offering     Exchange Shares    Issued To   Total Shares     Market Value
 Conclusion           Public           Share         Proceeds        Issued to SCWB    Foundation      Issued       of Stock Issued
 -----------          ------           -----      --------------     --------------    ----------      ------       ---------------
 Minimum           24,650,000          10.00       $246,500,000       9,310,059          0            33,960,059       339,600,592
 Midpoint          29,000,000          10.00        290,000,000       9,310,059          0            38,310,059       383,100,592
 Maximum           33,350,000          10.00        333,500,000       9,310,059          0            42,660,059       426,600,592
 Supermaximum      38,352,500          10.00        383,525,000       9,310,059          0            47,662,559       476,625,592

-----------------------

(1)  Pricing ratios shown reflect the midpoint value.
(2)  Net return reflects a reinvestment rate of 5.37 percent, and a tax rate of
     40.00 percent.
(3)  Offering expenses shown at estimated midpoint value.
(4)  ESOP loan will be funded by a third party loan.
(5) ESOP amortizes over 20 years; amortization expenses tax effected at 40.00 percent.

                            PRO FORMA ANALYSIS SHEET
                            Compass Bank for Savings
                            Prices as of May 8, 1998
                 Assumes a 6.400 Exchange Ratio for SWCB Shares


                                                                                                              All Savings
                                                                  Peer Group        Massachusetts Companies   Institutions
                                              Subject        --------------------   -----------------------   ------------
 Price Multiple                     Symbol   @ Midpoint(1)     Mean      Median      Mean       Median           Mean
 --------------                     ------   -------------     ----      ------      ----       ------           ----
 Price-earnings ratio          =     P/E         16.85x       16.84x     17.54x      17.33x      17.32x          20.32x
 Price-core earnings ratio     =     P/CE        15.85x       17.82x     18.23x      18.81x      18.23x          21.38x
 Price-book ratio              =     P/B        104.12%      191.46%    189.25%     193.10%     195.30%         172.79%
 Price-tangible book ratio     =     P/TB       104.89%      198.23%    206.72%     198.30%     207.92%         176.65%
 Price-assets ratio            =     P/A         21.60%       16.44%     16.99%      19.31%      18.07%          21.67%

 Valuation Parameters
 --------------------
 Pre-Conversion Earnings (Y)                        $17,467,000          ESOP Stock Purchases (E)                  8.00%(5)
 Pre-Conversion Book Value (B)                     $145,680,000          Cost of ESOP Borrowings (S)               8.50%
 Pre-Conv. Tang. Book Value (B)                    $142,742,000          ESOP Amortization (T)                    20.00 years
 Pre-Conversion Assets (A)                       $1,670,088,000          RRP Amount (M)                            0.00%
 Reinvestment Rate (2)(R)                                  3.22%         RRP Vesting (N)                           5.00 years (5)
 Est. Conversion Expenses (3)(X)                           2.89%         SWCB Shares and Acct. Adj. (F)            1.76%
 Tax rate (TAX)                                           40.00%         Exchange Shares (SH)                     43.25%
                                                                         Tax Benefit (Z)                              0
                                                                         Percentage Sold (PCT)                   100.00%


 Calculation of Pro Forma Value After Conversion

 1.    V=                        P/E * (Y)                                               V= $415,436,728
           --------------------------------------------------------------------------
             1 - P/E * PCT * ((1-X-M-SH)*R - (1-TAX)*E*S - (1-TAX)*E/T - (1-TAX)*M/N)

 2.    V=                   P/B  *  (B+Z)                                                V= $415,436,728
           ----------------------------------------------------
             1 - P/B * PCT * (1-X-E-M-F-SH)

 3.    V=                   P/A * (A+Z)                                                  V= $415,436,728
           ----------------------------------------------------
             1 - P/A * PCT * (1-X-E-M-F-SH)



                                                                                       Shares                         Aggregate
                 Shares Sold to   Price Per    Gross Offering     Exchange Shares     Issued To     Total Shares     Market Value
 Conclusion        Public           Share         Proceeds        Issued to SCWB      Foundation       Issued       of Stock Issued
 -----------       ------           -----         --------        --------------      ----------       ------       ---------------
 Minimum          24,650,000         10.00      $246,500,000          12,543,673          0          37,193,673      391,936,728
 Midpoint         29,000,000         10.00       290,000,000          12,543,673          0          41,543,673      415,436,728
 Maximum          33,350,000         10.00       333,500,000          12,543,673          0          45,893,673      458,936,728
 Supermaximum     38,352,500         10.00       383,525,000          12,543,673          0          50,896,173      508,961,728

------------------------------------------
 (1) Pricing ratios shown reflect the midpoint value.
 (2) Net return reflects a reinvestment rate of 5.37 percent, and a tax rate of
     40.00 percent.
 (3) Offering expenses shown at estimated midpoint value.
 (4) ESOP loan will be funded by a third party loan.
 (5) ESOP amortizes over 20 years; amortization expenses tax effected at 40.00 percent.

                                  EXHIBIT IV-7

                     Pro Forma Effect of Conversion Proceeds

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                                 At the Maximum



1.   Offering Proceeds                                                                               $333,500,000
     Less: Estimated Offering Expenses                                                                  8,773,700
                                                                                                     ------------
     Net Conversion Proceeds                                                                         $324,726,300


2.   Estimated Additional Income from Conversion Proceeds

     Net Conversion Proceeds                                                                         $324,726,300
     Less: Proceeds Invested in Non-Earning Fixed Assets                                                        0
     Less: Non-Cash Stock Purchases (1)                                                                         0
                                                                                                     ------------
     Net Proceeds Reinvested                                                                         $324,726,300
     Estimated net incremental rate of return                                                                3.22%
                                                                                                             -----
     Earnings Increase                                                                                $10,462,681
         Less: Estimated cost of ESOP borrowings (2)                                                    1,360,680
         Less: Amortization of ESOP borrowings (3)                                                        800,400
         Less: Recognition Plan Vesting                                                                         0
                                                                                                     ------------
     Net Earnings Increase                                                                             $8,301,601



                                                                                                      Net
                                                                              Before                Earnings           After
3.   Pro Forma Earnings                                                     Conversion              Increase         Conversion
                                                                            ----------              --------         ----------
     12 Months ended February 28, 1998 (reported)                           $17,467,000             $8,301,601       $25,768,601
     12 Months ended February 28, 1998 (core)                               $16,975,000             $8,301,601       $25,276,601

                                                          Before             Net Cash                                  After
4.   Pro Forma Net Worth                                Conversion           Proceeds          Other Adjust. (4)     Conversion
                                                        ----------           --------          -----------------     ----------

     February 28, 1998                                  $145,680,000         $298,046,300          ($5,101,000)      $438,625,300
     February 28, 1998 (Tangible)                       $142,742,000         $298,046,300          ($5,101,000)      $435,687,300

                                                          Before             Net Cash                                  After
5.   Pro Forma Assets                                   Conversion           Proceeds          Other Adjust. (4)     Conversion
                                                        ----------           --------          -----------------     ----------

     February 28, 1998                                  $1,670,088,000       $298,046,300          ($5,101,000)      $1,963,033,300


(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP stock purchases are externally financed by a loan from a third party.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass ($5.175 million) and other accounting adjustments.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                                 At the Midpoint


1.     Offering Proceeds                                                                                            $290,000,000
       Less: Estimated Offering Expenses                                                                               8,373,500
                                                                                                                    ------------
       Net Conversion Proceeds                                                                                      $281,626,500


2.     Estimated Additional Income from Conversion Proceeds

       Net Conversion Proceeds                                                                                      $281,626,500
       Less: Proceeds Invested in Non-Earning Fixed Assets                                                                     0
       Less: Non-Cash Stock Purchases (1)                                                                                      0
                                                                                                                    ------------
       Net Proceeds Reinvested                                                                                      $281,626,500
       Estimated net incremental rate of return                                                                             3.22%
                                                                                                                            -----
       Earnings Increase                                                                                              $9,074,006
           Less: Estimated cost of ESOP borrowings (2)                                                                 1,183,200
           Less: Amortization of ESOP borrowings (3)                                                                     696,000
           Less: Recognition Plan Vesting                                                                                      0
                                                                                                                    ------------
       Net Earnings Increase                                                                                          $7,194,806



                                                                                                 Net
                                                                               Before          Earnings                After
3.     Pro Forma Earnings                                                    Conversion        Increase              Conversion
                                                                             ----------        --------              ----------
       12 Months ended February 28, 1998 (reported)                          $17,467,000       $7,194,806            $24,661,806
       12 Months ended February 28, 1998 (core)                              $16,975,000       $7,194,806            $24,169,806

                                                             Before           Net Cash                                 After
4.     Pro Forma Net Worth                                 Conversion         Proceeds        Other Adjust. (4)      Conversion
                                                           ----------         --------        -----------------      ----------

       February 28, 1998                                   $145,680,000       $258,426,500      ($5,101,000)         $399,005,500
       February 28, 1998 (Tangible)                        $142,742,000       $258,426,500      ($5,101,000)         $396,067,500

                                                             Before           Net Cash                                  After
5.     Pro Forma Assets                                    Conversion         Proceeds        Other Adjust. (4)      Conversion
                                                           ----------         --------        -----------------      ----------

       February 28, 1998                                   $1,670,088,000     $258,426,500      ($5,101,000)         $1,923,413,500



(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP stock purchases are externally financed by a loan from a third party.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass ($5.175 million) and other accounting adjustments.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                                 At the Minimum


1.       Offering Proceeds                                                                               $246,500,000
         Less: Estimated Offering Expenses                                                                  7,973,300
                                                                                                         ------------
         Net Conversion Proceeds                                                                         $238,526,700


2.       Estimated Additional Income from Conversion Proceeds

         Net Conversion Proceeds                                                                         $238,526,700
         Less: Proceeds Invested in Non-Earning Fixed Assets                                                        0
         Less: Non-Cash Stock Purchases (1)                                                                         0
                                                                                                         ------------
         Net Proceeds Reinvested                                                                         $238,526,700
         Estimated net incremental rate of return                                                                3.22%
                                                                                                                 -----
         Earnings Increase                                                                                 $7,685,330
             Less: Estimated cost of ESOP borrowings (2)                                                    1,005,720
             Less: Amortization of ESOP borrowings (3)                                                        591,600
             Less: Recognition Plan Vesting                                                                         0
                                                                                                         ------------
         Net Earnings Increase                                                                             $6,088,010



                                                                                           Net
                                                                           Before        Earnings               After
3.       Pro Forma Earnings                                              Conversion      Increase             Conversion
                                                                         ----------      --------             ----------
         12 Months ended February 28, 1998 (reported)                    $17,467,000     $6,088,010           $23,555,010
         12 Months ended February 28, 1998 (core)                        $16,975,000     $6,088,010           $23,063,010

                                                          Before         Net Cash                               After
4.       Pro Forma Net Worth                            Conversion       Proceeds        Other Adjust. (4)    Conversion
                                                        ----------       --------        -----------------    ----------

         February 28, 1998                              $145,680,000     $218,806,700       ($5,101,000)      $359,385,700
         February 28, 1998 (Tangible)                   $142,742,000     $218,806,700       ($5,101,000)      $356,447,700

                                                          Before         Net Cash                                After
5.       Pro Forma Assets                               Conversion       Proceeds        Other Adjust. (4)    Conversion
                                                        ----------       --------        -----------------    ----------

         February 28, 1998                              $1,670,088,000   $218,806,700       ($5,101,000)      $1,883,793,700



(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP stock purchases are externally financed by a loan from a third party.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass ($5.175 million) and other accounting adjustments.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                            At the Supermaximum Value


1.    Offering Proceeds                                                                                              $383,525,000
      Less: Estimated Offering Expenses                                                                                 9,233,930
                                                                                                                     ------------
      Net Conversion Proceeds                                                                                        $374,291,070


2.    Estimated Additional Income from Conversion Proceeds

      Net Conversion Proceeds                                                                                        $374,291,070
      Less: Proceeds Invested in Non-Earning Fixed Assets                                                                       0
      Less: Non-Cash Stock Purchases (1)                                                                                        0
                                                                                                                     ------------
      Net Proceeds Reinvested                                                                                        $374,291,070
      Estimated net incremental rate of return                                                                               3.22%
                                                                                                                             -----
      Earnings Increase                                                                                               $12,059,658
          Less: Estimated cost of ESOP borrowings (2)                                                                   1,564,782
          Less: Amortization of ESOP borrowings (3)                                                                       920,460
          Less: Recognition Plan Vesting                                                                                        0
                                                                                                                     ------------
      Net Earnings Increase                                                                                            $9,574,416



                                                                                               Net
                                                                            Before           Earnings                 After
3.    Pro Forma Earnings                                                  Conversion         Increase               Conversion
                                                                          ----------         --------               ----------
      12 Months ended February 28, 1998 (reported)                        $17,467,000        $9,574,416             $27,041,416
      12 Months ended February 28, 1998 (core)                            $16,975,000        $9,574,416             $26,549,416

                                                          Before          Net Cash                                    After
4.    Pro Forma Net Worth                               Conversion        Proceeds           Other Adjust. (4)      Conversion
                                                        ----------        --------           -----------------      ----------

      February 28, 1998                                 $145,680,000      $343,609,070          ($5,101,000)        $484,188,070
      February 28, 1998 (Tangible)                      $142,742,000      $343,609,070          ($5,101,000)        $481,250,070

                                                          Before          Net Cash                                    After
5.    Pro Forma Assets                                  Conversion        Proceeds           Other Adjust. (4)      Conversion
                                                        ----------        --------           -----------------      ----------

      February 28, 1998                                 $1,670,088,000    $343,609,070          ($5,101,000)        $2,008,596,070



(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP stock purchases are externally financed by a loan from a third party.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass ($5.175 million) and other accounting adjustments.

                                  EXHIBIT IV-8

                        Peer Group Core Earnings Analysis

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                        Core Earnings Analysis
                    Comparable Institution Analysis
             For the Twelve Months Ended December 31, 1997


                                                                                              Estimated
                                           Net Income   Less: Net    Tax Effect   Less: Extd  Core Income                Estimated
                                           to Common   Gains(Loss)      @ 34%        Items    to Common       Shares     Core EPS
                                           ----------  -----------   ----------   ----------  -----------   ----------   ---------
                                             ($000)      ($000)         $000)       ($000)      ($000)        ($000)        ($)

Comparable Group
----------------

ABBK  Abington Bancorp of MA                   4,378       -776          264           0         3,866         3,564      1.08
BKC   American Bank of Waterbury CT            7,940     -1,628          554           0         6,866         4,652      1.48
ANDB  Andover Bancorp, Inc. of MA             13,206       -422          143           0        12,927         5,179      2.50
BFD   BostonFed Bancorp of MA                  7,055     -1,114          379           0         6,320         5,423      1.17
FESX  First Essex Bancorp of MA                9,713     -1,537          523           0         8,699         7,535      1.15
FFES  First Fed of E. Hartford CT              5,575        893         -304           0         6,164         2,713      2.27
FAB   FirstFed America Bancorp of MA           1,718      5,742       -1,952           0         5,508         8,707      0.63
MECH  MECH Financial Inc of CT                13,077       -261           89           0        12,905         5,294      2.44
MASB  MassBank Corp. of Reading MA            10,167     -1,161          395           0         9,401         3,587      2.62
MDBK  Medford Bancorp, Inc. of MA             11,390       -628          214           0        10,976         4,540      2.42
MWBX  MetroWest Bank of MA                     7,555        -71           24           0         7,508        14,220      0.53




Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                  EXHIBIT IV-9

                       Pro Forma Regulatory Capital Ratios

                                  EXHIBIT IV-9

                       Pro Forma Regulatory Capital Ratios


                                      Pro Forma Combined for Seacoast Financial and Compass at February 28, 1998 based on
                            ------------------------------------------------------------------------------------------------------
                                   24,650,000                29,000,000                33,350,000                38,352,500
                                Conversion Shares         Conversion Shares        Conversion Shares         Conversion Shares
                            sold at $10.00 per share  sold at $10.00 per share  sold at $10.00 per share  sold at $10.00 per share
                            ------------------------  ------------------------  ------------------------  ------------------------
                                          Percent                  Percent                   Percent                   Percent
                                             of                      of                        of                        of
                               Amount    assets (1)     Amount    assets (1)     Amount     assets (1)     Amount     assets (1)
                              --------   ----------    --------   ----------    --------    ----------    --------    ----------
                                                               (Dollars in thousands)
Seacoast Financial -
Tier 1 leverage:
   Actual.................... $354,126      18.85%     $393,745     20.49%      $433,365      22.05%       $478,928    23.77%
   Requirement...............   75,158       4.00        76,882      4.00         78,606       4.00          80,589     4.00
   Excess....................  278,968      14.85       316,863     16.49        354,759      18.05         398,339    19.77
Tier 1 risk-based capital:
   Actual....................  354,126      32.93       393,745     36.62        433,365      40.30         478,928    44.48
   Requirement...............   43,011       4.00        43,011      4.00         43,011       4.00          43,011     4.00
   Excess....................  311,115      28.93       350,734     32.62        390,354      36.30         435,917    40.48
Total risk-based capital:
   Actual....................  367,585      34.18       407,204     37.87        446,824      41.55         492,387    45.73
   Requirement...............   86,021       8.00        86,021      8.00         86,021       8.00          86,021     8.00
   Excess....................  281,564      26.18       321,183     29.87        360,803      33.55         406,366    37.73

Compass -
Tier 1 leverage:
   Actual....................  254,074      14.55       275,624     15.59        297,173      16.61         321,956    17.75
   Requirement...............   69,843       4.00        70,705      4.00         71,567       4.00          72,559     4.00
   Excess....................  184,230      10.55       204,919     11.59        225,606      12.61         249,397    13.75
Tier 1 risk-based capital:
   Actual....................  254,074      24.16       275,624     26.21        297,173      28.26         321,956    30.61
   Requirement...............   42,066       4.00        42,066      4.00         42,066       4.00          42,066     4.00
   Excess....................  212,008      20.16       233,558     22.21        255,107      24.26         279,890    26.61
Total risk-based capital:
   Actual....................  267,241      25.41       288,791     27.46        310,341      29.51         335,123    31.87
   Requirement...............   84,133       8.00        84,133      8.00         84,133       8.00          84,133     8.00
   Excess....................  183,108      17.41       204,658     19.46        226,208      21.51         250,990    23.87

----------------------

(1) Adjusted total or adjusted risk-weighted assets, as appropriate.

                                   EXHIBIT V-1

                                RP Financial, LC.
                          Firm Qualifications Statement

RP Financial, LC.
---------------------------------------
Financial Services Industry Consultants             FIRM QUALIFICATION STATEMENT



RP Financial provides financial and management consulting and valuation services to the financial services industry nationwide, particularly federally-insured financial institutions. RP Financial establishes long-term client relationships through its wide array of services, emphasis on quality and timeliness, hands-on involvement by our principals and senior consulting staff, and careful structuring of strategic plans and transactions. RP Financial's staff draws from backgrounds in consulting, regulatory agencies and investment banking, thereby providing our clients with considerable resources.

STRATEGIC AND CAPITAL PLANNING

RP Financial's strategic and capital planning services are designed to provide effective workable plans with quantifiable results. Through a program known as SAFE (Strategic Alternatives Financial Evaluations), RP Financial analyzes strategic options to enhance shareholder value or other established objectives. Our planning services involve conducting situation analyses; establishing mission statements, strategic goals and objectives; and identifying strategies for enhancement of franchise value, capital management and planning, earnings improvement and operational issues. Strategy development typically includes the following areas: capital formation and management, asset/liability targets, profitability, return on equity and market value of stock. Our proprietary financial simulation model provides the basis for evaluating the financial impact of alternative strategies and assessing the feasibility/compatibility of such strategies with regulations and/or other guidelines.

MERGER AND ACQUISITION SERVICES

RP Financial's merger and acquisition (M&A) services include targeting candidates and potential acquirors, assessing acquisition merit, conducting detailed due diligence, negotiating and structuring transactions, preparing merger business plans and financial simulations, rendering fairness opinions and assisting in implementing post-acquisition strategies. Through our financial simulations, comprehensive in-house data bases, valuation expertise and regulatory knowledge, RP Financial's M&A consulting focuses on structuring transactions to enhance shareholder returns.

VALUATION SERVICES

RP Financial's extensive valuation practice includes valuations for a variety of purposes including mergers and acquisitions, mutual-to-stock conversions, ESOPs, subsidiary companies, mark-to-market transactions, loan and servicing portfolios, non-traded securities, core deposits, FAS 107 (fair market value disclosure), FAS 122 (loan servicing rights) and FAS 123 (stock options). Our principals and staff are highly experienced in performing valuation appraisals which conform with regulatory guidelines and appraisal industry standards. RP Financial is the nation's leading valuation firm for mutual-to-stock conversions of thrift institutions.

OTHER CONSULTING SERVICES AND DATA BASES

RP Financial offers a variety of other services including branching strategies, feasibility studies and special research studies, which are complemented by our quantitative and computer skills. RP Financial's consulting services are aided by its in-house data base resources for commercial banks and savings institutions and proprietary valuation and financial simulation models.

YEAR 2000 SERVICES

RP Financial, through a relationship with a computer research and development company with a proprietary methodology, offers Year 2000 advisory and conversion services to financial institutions which are more cost effective and less disruptive than most other providers of such service.

RP Financial's Key Personnel (Years of Relevant Experience)

    Ronald S. Riggins, Managing Director (18)
    William E. Pommerening, Managing Director (14)
    Gregory E. Dunn, Senior Vice President (16)
    James P. Hennessey, Senior Vice President (13)
    James J. Oren, Senior Vice President (11)

                                  Exhibit 1-5
                            Compass Bank for Savings
                                Yields and Cost


                                                                      Year Ended October 31,
                                 ---------------------------------------------------------------------------------------------------
                                               1997                             1996                               1995
                                 --------------------------------    ------------------------------    -----------------------------
                                                         Average                            Average                          Average
                                 Average                  yield/     Average                 yield/    Average                yield/
                                 balance      Interest     cost      balance    Interest      cost     balance     Interest    cost
                                 -------      --------   -------     -------    --------    -------    -------     --------  -------
                                                                        (Dollars in thousands)
Assets:
Interest-earning assets:
  Short-term investments ...... $   21,516     $ 1,235     5.74%     $ 15,969    $   947      5.93%    $ 17,263    $ 1,257     7.28%
  Debt securities (1) .........    211,304      12,910     6.11       208,665     12,370      5.93      210,680     12,280     5.83
  Equity securities (1) .......      7,290         388     5.32         7,296        386      5.29        8,484        475     5.60
  Mortgage loans (2) ..........    523,376      43,977     8.40       498,185     42,162      8.46      451,497     37,813     8.37
  Commercial loans (2) ........     50,361       4,972     9.87        45,283      4,456      9.84       35,610      3,522     9.89
  Indirect auto loans (2) .....    180,600      14,497     8.03       150,070     11,927      7.95      124,850      9,502     7.61
  Other consumer loans (2) ....     23,195       2,053     8.85        20,795      1,878      9.03       17,204      1,623     9.43
                                ----------     -------               --------    -------               --------    -------
      Total interest-earning
       assets .................  1,017,642      80,032     7.86       946,263     74,126      7.83      865,588     66,472     7.68
                                               -------   ------                  -------    ------                 -------    -----
Allowance for loan losses .....    (10,570)                           (10,109)                           (9,811)
Non-interest earning assets ...     59,094                             61,480                            58,298
                                 ---------                           --------                          --------
      Total liabilities
       and surplus ............ $1,066,166                           $997,634                          $914,075
                                ==========                           ========                          ========

Liabilities and Surplus:
Interest-bearing liabilities:
  Deposits:
    NOW accounts .............. $   72,837     $ 1,065     1.46%     $ 68,156    $ 1,008      1.46%    $ 61,366    $ 1,078     1.76%
    Savings accounts ..........    171,157       4,434     2.59       176,311      4,660      2.64      173,700      5,107     2.94
    Money market savings
     accounts .................    140,413       3,959     2.82       136,322      3,888      2.85                   3,916     3.01
    Certificate of deposit
      accounts ................    466,942      26,651     5.71       434,930     25,065      5.76      388,708     21,751     5.60
                                 ---------     -------               --------    -------               --------    -------
      Total deposits ..........    851,349      36,109     4.24       815,719     34,621      4.24      753,694     31,852     4.23

  Borrowed funds:
    Short-term borrowings (3)..      5,666         283     4.99         1,727        100      5.79        1,326         84     6.33
    FHLB advances .............     51,490       3,439     6.68        37,288      2,524      6.77       39,552      2,603     6.58
                                 ---------     -------               ---------   -------               --------    -------
      Total borrowings ........     57,156       3,722     6.51        39,015      2,624      6.73       40,878      2,687     6.57
                                 ---------     -------               ---------   -------               --------    -------
      Total interest-bearing
       liabilities ............    908,505      39,831     4.38       854,734     37,245      4.36      794,572     34,539     4.35
                                               -------   ------                  -------    ------                 -------    -----
Non-interest bearing demand
 checking accounts ............     56,284                             53,684                            41,824
Other liabilities .............      8,807                              8,807                             6,845
                                 ---------                           --------                          --------
      Total liabilities .......    973,596                            917,225                           843,241
Surplus .......................     92,570                             80,409                            70,834
                                 ---------                           --------                          --------
      Total liabilities and
       surplus ................ $1,066,166                           $997,634                          $914,075
                                 =========                           ========                          ========


Net interest income/interest
 rate spread (4) ..............                $40,201     3.48%                 $36,881      3.47%                $31,933     3.33%
                                               ========  ======                  =======    ======                 =======   ======
Net interest margin (5) .......                            3.95%                              3.90%                            3.69%
                                                         ======                             ======                           ======
Ratio of interest-earning
 assets to interest-bearing
 liabilities ..................                          112.01%                            110.71%                          108.94%
                                                         ======                             ======                           ======

-------------------

1) Average balances include unrealized gains on securities available for sale. Equity securities include marketable equity securities and restricted equity securities.

2) Loans on non-accrual status are included in the average balances.

         --------------------------------------------------------------

                       CONVERSION APPRAISAL UPDATE REPORT

                     SEACOAST FINANCIAL SERVICES CORPORATION

                          PROPOSED HOLDING COMPANY FOR
                            COMPASS BANK FOR SAVINGS
                           New Bedford, Massachusetts


                                  Dated As Of:
                                 August 7, 1998

         --------------------------------------------------------------







                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP FINANCIAL, LC.
--------------------------------------------------
Financial Services Industry Consultants



                                                August 7, 1998



Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
791 Purchase Street
New Bedford, Massachusetts  02740-6300

Members of the Boards:


      We have completed and hereby provide an updated independent appraisal of the estimated pro forma market value of the Common Stock in connection with the mutual-to-stock conversion transaction described below.

      This Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Massachusetts Division of Banks (the "Division"), the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve Board ("FRB") in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.

      Our original appraisal report, dated May 8, 1998 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.


Description of Reorganization
-----------------------------

      We understand that the Board of Trustees of The 1855 Bancorp, a Massachusetts-chartered mutual holding company (the "MHC"), and the Board of Directors of Compass Bank for Savings ("Compass" or the "Bank"), a wholly-owned state-chartered stock savings bank subsidiary of the MHC, have adopted a Plan of Conversion, incorporated herein by reference, in which the MHC will be combined with the Bank simultaneously with the MHC's conversion to stock form and reorganization as a subsidiary of a newly-formed stock corporation, to be known as "Seacoast Financial Services Corporation" ("Seacoast" or the "Company"). Seacoast will offer shares of Common Stock ("Conversion Shares") for sale in the Subscription Offering, the concurrent Community Offering and, if necessary, in a Syndicated Community Offering, based on the appraised value. The Conversion Shares are first being offered in the Subscription Offering with nontransferable subscription rights being granted to Eligible Account Holders, Supplemental Eligible Account Holders, the ESOP, Employees, Officers, Trustees and Directors.


-------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 2

Acquisition of Sandwich Bancorp, Inc.

      Pursuant to the Amended and Restated Affiliation and Merger Agreement (the "Agreement"), dated March 22, 1998, The 1855 Bancorp agreed to acquire Sandwich Bancorp, Inc., Sandwich, Massachusetts ("Sandwich Bancorp"), the bank holding company for Sandwich Co-operative Bank, a Massachusetts-chartered co-operative bank ("Sandwich"). Sandwich Bancorp is a Massachusetts corporation that was organized in June 1997 to acquire all the capital stock of Sandwich upon consummation of the reorganization of Sandwich into holding company form. Sandwich Bancorp is a publicly-traded company whose stock is listed on the NASDAQ National Market System under the ticker symbol "SWCB". Pursuant to the Agreement, at the effective time of the merger, each share of common stock of Sandwich Bancorp issued and outstanding, shall by virtue of the merger be converted into the right to receive Seacoast common stock. The number of shares of Seacoast common stock a Sandwich Bancorp stockholder will receive will be determined by the application of an exchange ratio (the "Exchange Ratio") based upon the trading price of Seacoast's common stock (the "Seacoast Trading Price") 10 days following the closing of the conversion. If the Seacoast Trading Price is between $10.00 and $13.50, the Exchange Ratio will be between 6.4000 and
4.7407 (determined by dividing $64.00 by the Seacoast Trading Price). If the Seacoast Trading Price is between $13.51 and $15.00, the Exchange Ratio will be fixed at 4.7407. If the Seacoast Trading Price exceeds $15.00, the Exchange Ratio will be less than 4.7407 (determined by dividing $71.11 by the Seacoast Trading Price). If the Seacoast Trading Price is equal to or less than $10.00 per share, the Exchange Ratio will be 6.4000. The number of Exchange Shares issuable in exchange for each outstanding Sandwich Bancorp stock option will be determined by subtracting the per share exercise price of such option from the value of the Exchange Shares receivable by Sandwich Bancorp stockholders in exchange for each outstanding share of Sandwich Bancorp common stock, and dividing the result by the Seacoast Trading Price. As of June 30, 1998, Sandwich Bancorp had 2,043,475 shares of common stock issued and outstanding and 45,203 granted stock options outstanding, all of which become fully vested upon a change of control. Cash will be paid in lieu of fractional shares.

      It is anticipated that the merger will be accounted for as a pooling of interests and that certain financial adjustments will be made concurrent with the merger. The transaction is expected to constitute a tax-free reorganization under the Internal Revenue Code, so that Sandwich Bancorp shareholders who receive Seacoast's common stock will not recognize gain or loss in connection with the exchange.


Limiting Factors and Considerations
-----------------------------------

      Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 3

      RP Financial's updated valuation was determined based on the financial condition and operations of the Bank and Sandwich as of May 31, 1998 and June 30, 1998, respectively, the date of the most recent financial data included in the Company's Prospectus.

      RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client financial institutions.

      This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


Discussion of Relevant Considerations
-------------------------------------


   1. Financial Results
      -----------------

         The Original Appraisal was based on financial data as of February 28, 1998 for Compass and March 31, 1998 for Sandwich. This updated appraisal is based on financial information as of May 31, 1998 for Compass and June 30, 1998 for Sandwich reflecting the updated financial results for each company as set forth in the amended prospectus. Corresponding to the analysis set forth in the Original Appraisal, the following paragraphs describe the historical balance sheet changes for Compass on a pre-acquisition basis. The pro forma balance sheet impact of the acquisition of Sandwich (but before incorporating the capital to be raised in the conversion and merger expenses) will be discussed at the end of this section.

         Growth Trends
         -------------

         Compass's total assets increased by $33 million over the three months ended May 31, 1998, largely attributable to continued expansion of the loan portfolio which was funded by an increase in deposits. Capital increased as a result of interim earnings, although the equity/assets ratio increased only modestly as the rate of increase in capital was nearly matched by the growth of total assets.

RP Financial, LC.
Page 4

                                     Table 1
                            Compass Bank for Savings
                            Historical Balance Sheets
                         (Amount and Percent of Assets)

                                                                                     Pro Forma Combined        Pro Forma Combined
                                       As of February 28,         As of May 31,            As of                       As of
                                             1998                     1998         February 28, 1998(1)(3)      May 31, 1998(1)(4)
                                      --------------------    ------------------   -----------------------   ---------------------
                                       Amount        Pct        Amount      Pct        Amount     Pct          Amount      Pct
                                       ------        ---        ------      ---        ------     ---          ------      ---
                                       ($000)        (%)        ($000)      (%)        ($000)     (%)          ($000)      (%)
Total Amount of:
  Assets                             $1,143,559    100.00%    $1,176,559  100.00%    $1,670,088  100.00%     $1,707,572   100.00%
  Loans                                 846,385     74.01%       884,822   75.20%     1,216,090   72.82%      1,245,439    72.94%
  Allowances for Loan Losses             10,747      0.94%        10,508    0.89%        14,881    0.89%         14,675     0.86%
  Debt Securities
    Available for Sale                  195,601     17.10%       173,820   14.77%       216,230   12.95%        232,000    13.59%
    Held to Maturity/Held for Invest.    12,322      1.08%        13,649    1.16%        96,479    5.78%         78,441     4.59%
  Marketable Equity Securities            9,450      0.83%         9,520    0.81%         9,450    0.57%          9,520     0.56%
  Deposits                              951,449     83.20%       982,351   83.49%     1,378,178   82.52%      1,427,101    83.57%
  Borrowed Funds                         78,553      6.87%        77,074    6.55%       126,154    7.55%        110,675     6.48%
  Surplus                               103,118      9.02%       106,510    9.05%       145,680    8.72%        151,066     8.85%

Memo:
  Loans/Deposits                                    88.96%                 90.07%                 88.24%                   87.27%
  IEA/IBL (Average)                                112.55%                112.62%                   N/A                      N/A

  Non-Performing Assets/Assets                       0.97%                  0.93%                  0.85%                    0.81%
  Allow. for Loan Losses as a % of:
     Loans Receivable, net                           1.27%                  1.19%                  1.22%                    1.18%
     Non-Performing Loans                          109.72%                110.69%                116.75%                  120.44%

  Full Service Offices                                 22 (2)                 23                     33                       34

(1) Pre-conversion basis and before merger transaction expenses; reflects pooling accounting.
(2) A new office not included in the total was opened in May 1998.
(3) Data is as of March 31, 1998 for Sandwich.
(4) Data is as of June 30, 1998 for Sandwich.

Sources: Prospectus.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 5

         Loan Receivable
         ---------------

         The balance of loans receivable increased from $846.4 million, as of February 28, 1998, to $884.8 million, as of May 31, 1998, equal to 75.20 percent of total assets. Expansion of the loan portfolio over the three months ended May 31, 1998 has been supported by growth of the indirect auto loan portfolio, which increased by $24.1 million attributable to ongoing efforts to develop new dealer relationships and generate additional business through existing relationships. Other major segments of the loan portfolio also reflect growth over the quarter ended May 31, 1998, albeit to a lesser extent than the growth realized in the indirect loan portfolio.

         Investments and Mortgage-Backed Securities
         ------------------------------------------

         A portion of the Bank's loan growth was funded through a reduction in the level of investments and MBS. Specifically, investments classified as available for sale ("AFS") declined $21.8 million to equal 14.77 percent of assets. The largest component of the investment portfolio consisted of U.S. Government and agency obligations with a balance of $94.0 million. Corporate debt obligations totaled $46.0 million and consisted of finance bonds, industrial revenue bonds, utility bonds and bank and trust company bonds. Mortgage-backed securities totaled $41.4 million as of May 31, 1998, and consisted primarily of agency securities.

         Funding Structure
         -----------------

         Deposit balances increased by $31.1 million over the three months ended May 31, 1998. Management attributes the increase to the relatively favorable economic conditions prevailing in Compass' markets, the benefits of which were partially offset by strong competition including competition from non-traditional products such as annuities and mutual funds.

         Equity
         ------

         After-tax earnings of $3.3 million during the three months ended May 31, 1998, coupled with the impact of a $136,000 upward after-tax adjustment on "available for sale" securities, resulted in equity growth to $106.5 million. As a result of interim asset growth, the Bank's equity/assets ratio increased nominally to 9.05 percent as of May 31, 1998. The Bank maintained capital surpluses relative to all of its regulatory capital requirements and was a "well capitalized" institution.

         Acquisition of Sandwich
         -----------------------

         The updated merged balance sheet reflects relatively limited change from the prior quarter. The pro forma pre-conversion impact of the Sandwich acquisition increases Compass' total assets to $1.708 billion, with the majority of the quarterly increase attributable to Compass' asset growth. Compass' balance sheet composition does not change significantly as the proportion of loans, investments, deposits, and borrowed funds for Sandwich compares relatively closely to Compass.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 6

         Income and Expense Trends
         -------------------------

         Table 2 shows the Bank's historical income statements for twelve months ended February 28, 1998 as well as updated information for the twelve months ended May 31, 1998. The Bank's pro forma income statement for the twelve months ended February 28, 1998 and May 31, 1998 giving effect to the merger has also been provided. The following paragraphs describe the historical income statements of Compass on a pre-merger basis. The pro forma income statement impact of the Sandwich merger through May 31, 1998 is discussed at the end of this section.

         Compass' earnings improved modestly based on updated financial data, primarily as a result of growth in the net interest margin and increased loan originations and sales which increased the gains on the sale of loans. Overall, net income increased from $12.5 million for the twelve months ended February 28, 1998 to $13.2 million for the twelve months ended May 31, 1998. The Bank's return on average assets ("ROA") increased slightly to 1.13 percent.

         Compass's net interest income increased modestly for the most recent trailing 12 month period, while the ratio as a percent of average assets decreased slightly to 3.77 percent for the twelve months ended May 31, 1998. The increase in net interest income is primarily attributable to expansion of interest-earning assets.

         Non-interest income decreased modestly based on updated financial data through May 31, 1998. Specifically, non-interest income decreased by approximately $60,000 to equal $5.7 million, or 0.51 percent of average assets.

         Compass' operating expenses increased to $25.4 million, equal to 2.27 percent of average assets, versus $25.0 million for the twelve months ended February 28, 1998. As discussed in the Original Appraisal, operating expenses are expected to realize further increases following the conversion as a result of the leveraged ESOP amortization expense and the expense associated with operating as a public company. Additionally, Compass has plans to build a new executive office facility in downtown New Bedford at a cost of up to $18 million, which will result in significant new depreciation and property tax expenses.

         Compass' efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of approximately 54.71 percent for the most recent 12 months reflected a slight decrease from the 54.89 percent ratio reported for the twelve months ended February 28, 1998.

         Provisions for loan losses decreased marginally to $1.5 million for the 12 months ended May 31, 1998 versus $1.6 million for the twelve months ended February 28, 1998.

         Non-operating income increased for the trailing twelve months ended May 31, 1998, as lower interest rates fueled increased loan originations, increasing gains on the sale of loans.

         Pro Forma Impact of Sandwich Merger
         -----------------------------------

         On a pro forma basis, the acquisition of Sandwich is projected to impact Compass's income statement in several ways. First, there are certain non-recurring merger expenses anticipated concurrent with the merger; specifically, such expenses are expected to include

RP Financial, LC.
Page 7

                                     Table 2
                            Compass Bank for Savings
                          Historical Income Statements
                        (Amount and Percent of Assets)(1)

                                                                                        Pro Forma Combined     Pro Forma Combined
                                          For the 12 Months       For the 12 Months     For the Most Recent    For the Most Recent
                                          Ended Feb. 28, 1998     Ended May 31, 1998    12 Months Ended(4)     12 Months Ended(5)
                                          --------------------    ------------------    --------------------   -------------------
                                            Amount     Pct         Amount        Pct      Amount       Pct       Amount      Pct
                                            ------     ---         ------        ---      ------       ---       ------      ---
                                            ($000)     (%)         ($000)        (%)      ($000)       (%)       ($000)      (%)
Interest Income                           $ 82,746     7.56%     $ 84,379        7.55%    $119,522     7.47%    $121,306     7.43%
Interest Expense                           (41,282)   -3.77%      (42,211)      -3.78%     (60,244)   -3.76%     (61,398)   -3.76%
                                          --------   ------      --------      ------     --------   ------     --------   ------
  Net Interest Income                     $ 41,464     3.79%     $ 42,168        3.77%    $ 59,278     3.70%    $ 59,908     3.67%
Provision for Loan Losses                   (1,605)   -0.15%       (1,511)      -0.14%      (2,303)   -0.14%      (2,077)   -0.13%
                                          --------   ------      --------      ------     --------   ------     --------   ------
  Net Interest Income after Provisions    $ 39,859     3.64%     $ 40,657        3.64%    $ 56,975     3.56%    $ 57,831     3.54%

Other Income                                 5,737     0.52%        5,677        0.51%       8,228     0.51%       8,068     0.49%
Other Real Estate Owned Expense               (519)   -0.05%         (364)      -0.03%        (519)   -0.03%        (364)   -0.02%
Operating Expense                          (25,029)   -2.29%      (25,350)      -2.27%     (37,283)   -2.33%     (37,817)   -2.32%
                                          --------   ------      --------      ------     --------   ------     --------   ------
  Net Operating Income                    $ 20,048     1.83%     $ 20,620        1.84%    $ 27,401     1.71%    $ 27,718     1.70%

Gain on Sale of Loans                        $ 542     0.05%        $ 920        0.05%    $    715     0.04%    $  1,212     0.07%
Gain on Securities                              33     0.00%           11        0.00%          80     0.00%         186     0.01%
                                          --------   ------      --------      ------     --------   ------     --------   ------
  Total Non-Operating Income/(Expense)       $ 575     0.05%        $ 931        0.05%    $    795     0.05%    $  1,398     0.09%

Net Income Before Tax                     $ 20,623     1.88%     $ 21,551        1.93%    $ 28,196     1.76%    $ 29,116     1.78%
 Income Taxes                               (8,149)   -0.74%       (8,385)      -0.75%     (10,729)   -0.67%     (10,942)   -0.67%
                                          --------   ------      --------      ------     --------   ------     --------   ------
 Net Income (Loss) Before Extraord. Items $ 12,474     1.14%     $ 13,166        1.18%    $ 17,467     1.09%    $ 18,174     1.11%
Cumulative Effect of Change in
  Accounting for Income Taxes                   -      0.00%           -         0.00%          -      0.00%          -      0.00%
                                          --------   ------      --------      ------     --------   ------     --------   ------
     Net Income (Loss)                    $ 12,474     1.14%     $ 13,166        1.18%    $ 17,467     1.09%    $ 18,174     1.11%

Estimated Core Earnings
Net Income                                $ 12,474     1.14%     $ 13,166        1.18%    $ 17,467     1.09%    $ 18,174     1.11%
Addback(Deduct): Non-Recurring (Inc)/Exp      (575)   -0.05%         (931)      -0.08%        (795)   -0.05%      (1,398)   -0.09%
Tax Effect                                     227     0.02%          362        0.03%         303     0.02%         525     0.03%
                                          --------   ------      --------      ------     --------   ------     --------   ------
  Estimated Core Income                   $ 12,126     1.11%     $ 12,597        1.13%    $ 16,975     1.06%    $ 17,301     1.06%

Memo:
      Coverage Ratio (2)                    165.66%                166.34%                  158.99%               158.42%
      Efficiency Ratio (3)                   53.03%                 52.98%                   55.23%                55.63%
      Effective Tax Rate                     39.51%                 38.91%                   38.05%                37.58%

(1) Ratios are as a percent of average assets.
(2) Net interest income divided by operating expenses.
(3) Operating expenses as a percent of the sum of net interest income and other income (excluding gains on sale).
(4) Reflects the twelve months ended February 28, 1998 for Compass and March 31, 1998 for Sandwich.
(5) Reflects the twelve months ended May 31, 1998 for Compass and June 30, 1998 for Sandwich.

Source: Prospectus.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 8

financial advisory fees, costs related to data processing, and the expense of the change of control provisions in the Sandwich management contracts. Overall, total acquisition-related expenses are projected to equal $5.0 million on a pre-tax basis ($4.0 million after-tax), most of which will be incurred at the time of, or shortly following, the merger.

         The pro forma income statement impact of the merger is shown in Table
2. The impact of the conversion and the one-time merger costs are captured in the pro forma adjustments set forth in the valuation analysis. On a pro forma basis, net interest income as a percent of average assets remains similar (3.77 percent of average assets on a stand-alone basis and 3.67 percent for the merged bank); non-interest operating income is subject to a slight decrease (from 0.51 percent of average assets to 0.49 percent for the merged Bank); and the operating expense ratio is inflated from 2.27 percent to 2.32 percent of average assets. On a pro forma basis (before the impact of the conversion offering), net income, adjusted for net non-operating items, is subject to a slight decrease from 1.13 percent to 1.06 percent of average assets. Compass estimates pre-tax cost savings in the range of $1.5 million in the first year following the acquisition, increasing to $1.8 million and $2.0 million in the second and third year following the acquisition, respectively.


   2. Peer Group Financial Comparisons
      --------------------------------

         Consistent with the Peer Group financial comparison set forth in the Original Appraisal, the comparative analysis reflects Compass incorporating the impact of the Sandwich merger. Such data were derived from the prospectus and the analyses set forth in the discussion of recent financial results for Compass.

         Financial Condition
         -------------------

         In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Relative to the Peer Group, the Bank's interest-earning asset composition continued to reflect a higher level of loans and a lower level of MBS and cash and investments.

         The Peer Group continues to be comparably capitalized relative to Compass (merged basis) on both a reported and tangible capital basis, before the conversion transaction impact. Specifically, the Bank's reported and tangible capital ratios on a merged basis as of May 31, 1998, equaled 8.9 percent and 8.7 percent, respectively. On a post-conversion basis, the Bank's pro forma capital is anticipated to exceed the Peer Group's average. As discussed in the Original Appraisal, the Bank's higher pro forma capital will provide greater leverage potential than the Peer Group, although in the intermediate term the higher capital will lead to a pronounced disadvantage in terms of return on equity ("ROE").

         The Bank's interest-earning assets ("IEA") position (including cash and equivalents) has reduced to 95.4 percent, which continues to fall short of the Peer Group average of 97.1 percent. The Bank also continues to maintain a comparable ratio of interest-bearing liabilities ("IBL"), equal to 90.1 percent of assets as of May 31, 1998, relative to the Peer Group's ratio of 90.3 percent, reflecting the Bank's comparable capitalization. The strengthened capital position

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 9


from conversion, the potential withdrawal of deposits to purchase conversion stock and the reinvestment of proceeds should enhance Compass' financial position and earnings power.

         Updated growth rates for the Bank and the Peer Group suggest little change relative to the trends noted in the Original Appraisal (the Bank's growth rates are annual rates for the seven months ended May 31, 1998 while the Peer Group's growth rates are for the most recent trailing twelve month period for which data is publicly available). In this regard, growth of assets continued to fall short of the Peer Group asset growth, although loans and MBS increased more rapidly with the redeployment of funds from cash and investments. Expansion of deposits was relatively comparable for Compass in comparison to the Peer Group average, as the Peer Group's faster growth was attributable to the greater increase in borrowed funds.

         Income and Expense Trends
         -------------------------

         Compass' profitability (merged basis) remained above the Peer Group average, equal to 1.11 percent of average assets for the twelve months ended May 31, 1998, while the Peer Group's earnings equaled 1.01 percent of average assets. As described in the Original Appraisal, Compass on a merged basis maintains a comparative advantage in terms of net interest income and other operating income, which was only partially offset by its higher operating expenses.

         Neither Compass nor the Peer Group's net interest margin changed significantly incorporating updated financial data (the net interest margin equaled 3.67 percent and 3.10 percent of assets for the Bank and Peer Group, respectively). Compass' advantage, on a merged basis, is the result of both higher asset yields and a more favorable cost of funds.

         The level of loan loss provisions remained relatively stable, with the Bank reporting loan loss provisions equal to 0.13 percent of average assets, below the Peer Group average of 0.22 percent of average assets.

         Compass continues to generate modestly higher levels of non-interest income relative to the Peer Group, equal to 0.47 percent and 0.41 percent of average assets, respectively. Compass continued to maintain a higher operating expense ratio, equal to 2.27 percent of average assets versus an average of 1.98 percent for the Peer Group. As discussed in the Original Appraisal, Compass' higher operating expense ratio is the result of several factors including: (1) the Peer Group's greater wholesale leveraging; (2) Compass' greater revenue diversification efforts; and (3) Compass' greater diversification into higher risk weight loans as well as the higher asset mix in loans, which require greater administration. Following the conversion and acquisition transactions, there are expected to be opposing forces on Compass' operating expense ratio. First, merger synergies are expected to lead to a reduction in operating expenses (primarily compensation and benefits). Such cost savings are expected to be partially offset by some consolidation expenses and increased marketing, the cost of the Employee Stock Ownership Plan, the cost of operating as a public company and the costs related to the construction of a new headquarters facility.

         Taking together the components of core net income through a review of the efficiency ratio (operating expenses divided by net interest income and non-interest operating income) indicates a slight advantage for Compass, with an efficiency ratio of 55.63 percent versus 57.26

RP FINANCIAL, LC.
--------------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, VA 22209
(703) 528-1700

                                      Table 3
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                              As of March 31, 1998

                                                                  Balance Sheet as a Percent of Assets
                                         ----------------------------------------------------------------------------------------
                                          Cash and                          Borrowed  Subd.    Net    Goodwill Tng Net    MEMO:
                                         Investments  Loans   MBS  Deposits   Funds   Debt    Worth   & Intang  Worth  Pref.Stock
                                         ----------- ------ ------ -------- -------- ------- -------- -------- ------- ----------
Compass Bank
------------
  May 31, 1998                              14.5      72.1    8.8     83.6      6.5     0.0     8.9      0.2     8.7       0.0

SAIF-Insured Thrifts                        19.2      66.7   10.5     69.3     15.0     0.2    13.5      0.2    13.2       0.0
All Public Companies                        19.7      66.0   10.7     69.7     14.9     0.2    13.2      0.3    13.0       0.0
State of MA                                 21.3      65.8   10.2     69.7     17.5     0.0    11.4      0.2    11.3       0.0
Comparable Group Average                    24.8      57.8   14.5     68.6     21.7     0.0     8.4      0.2     8.2       0.0
  New England Companies                     24.8      57.8   14.5     68.6     21.7     0.0     8.4      0.2     8.2       0.0


Comparable Group
----------------

New England Companies
---------------------
ABBK  Abington Bancorp of MA                11.1      62.1   23.6     60.6     32.1     0.0     6.3      0.6     5.7       0.0
BKC   American Bank of Waterbury CT         29.3      58.9    9.5     72.3     17.5     0.0     9.0      0.3     8.7       0.0
ANDB  Andover Bancorp, Inc. of MA           12.3      72.3   13.2     70.4     20.8     0.0     7.9      0.0     7.9       0.0
BFD   BostonFed Bancorp of MA               12.0      82.0    3.9     63.1     27.9     0.0     7.9      0.3     7.6       0.0
FESX  First Essex Bancorp of MA             23.8      54.1   17.8     58.8     32.4     0.0     7.0      0.8     6.2       0.0
FFES  First Fed of E. Hartford CT           61.6      19.9   16.9     58.7     33.8     0.0     6.9      0.0     6.9       0.0
FAB   FirstFed America Bancorp of MA         6.3      72.8   17.8     55.3     31.5     0.0     9.9      0.0     9.9       0.0
MECH  MECH Financial Inc of CT              23.5      61.7    9.3     72.5     17.1     0.0     9.6      0.0     9.6       0.0
MASB  MassBank Corp. of Reading MA          35.0      29.5   34.1     87.1      0.1     0.0    11.5      0.2    11.4       0.0
MDBK  Medford Bancorp, Inc. of MA           32.7      51.0   13.0     73.4     16.8     0.0     9.2      0.5     8.7       0.0
MWBX  MetroWest Bank of MA                  25.2      71.3    0.6     82.9      8.9     0.0     7.2      0.0     7.2       0.0


                                                   Balance Sheet Annual Growth Rates
                                       ------------------------------------------------------------
                                               Cash and   Loans           Borrows.   Net    Tng Net
                                       Assets Investments & MBS  Deposits &Subdebt  Worth    Worth
                                       ------ ----------- ------ -------- -------- -------- -------
Compass Bank
------------
  May 31, 1998                          8.68    -25.68    14.64     8.33     7.05   13.47   14.31

SAIF-Insured Thrifts                   14.70      9.40    12.91     8.56    16.51    4.90    5.06
All Public Companies                   15.00      9.95    13.46     8.47    16.51    5.72    5.66
State of MA                            18.47     18.64    17.21     9.89    18.70   11.80   12.25
Comparable Group Average               12.52     18.93    10.04     7.72     9.84   11.42   12.01
  New England Companies                12.52     18.93    10.04     7.72     9.84   11.42   12.01


Comparable Group
----------------

New England Companies
---------------------
ABBK  Abington Bancorp of MA           11.74     34.53     8.95     9.01    19.23    2.21    3.70
BKC   American Bank of Waterbury CT    10.64     19.33     8.24     7.27    14.36   25.07   26.73
ANDB  Andover Bancorp, Inc. of MA      14.54     25.83    13.96    13.28    19.77   12.61   12.61
BFD   BostonFed Bancorp of MA           9.63     12.46     9.83    19.49    -5.38   -3.00   -3.17
FESX  First Essex Bancorp of MA        12.77     67.50     0.72     7.72    23.44    8.72   11.24
FFES  First Fed of E. Hartford CT       1.67      0.22     4.64     1.26    -0.07   12.47   12.47
FAB   FirstFed America Bancorp of MA   30.83     -4.50    33.78    -2.14       NM    3.96    3.96
MECH  MECH Financial Inc of CT         19.97        NM     0.12     7.32       NM   18.31   18.31
MASB  MassBank Corp. of Reading MA      3.14      3.93     2.76     1.86   -16.65   19.03   17.40
MDBK  Medford Bancorp, Inc. of MA       6.29     -9.90    17.67     2.88    20.41   11.59   14.16
MWBX  MetroWest Bank of MA             16.52     39.92     9.80    17.02    13.41   14.66   14.66

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC.
        calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 11


percent for the Peer Group. Compass' efficiency ratio is expected to improve on a post-conversion basis with the investment of the net conversion proceeds and the net impact of potential merger synergies and public company/stock plan expense.

         Non-operating income equaled 0.09 percent of average assets for the Bank and 0.11 percent of average assets for the Peer Group.

         Compass' effective tax rate of 37.58 percent continues to compare closely to the Peer Group's effective tax rate of 38.09 percent, reflecting the fully taxable status of both the Bank and the Peer Group.

         Other aspects of Compass' operations in comparison to the Peer Group remained relatively stable. Compass continues to maintain a more diversified loan portfolio including a greater proportion of high risk-weight loans such as C&I and consumer loans. Primarily by virtue of the higher ratio of high risk-weight loans and greater NPAs, Compass continues to maintain greater credit risk exposure relative to the Peer Group.

         The Bank's interest rate risk exposure in relation to the Peer Group will be moderated with the infusion of the net conversion proceeds.


   3. Stock Market Conditions
      -----------------------

         Since the date of the Original Appraisal, the performance of the overall stock market has been mixed, and has recently been trending downward. Stocks traded in a narrow range in early-June 1998, while bond prices moved higher following remarks by the Federal Reserve Chairman that indicated an increase in interest rates was not imminent. Anxiety over Asia's financial woes caused a 207 point one-day sell-off in the Dow Jones Industrial Average ("DJIA") on June 15, 1998, while bond prices moved higher as investors moved funds out of stocks and into dollar-denominated U.S. bonds. The rally in the bond market pushed the 30-year Treasury bond yield down to 5.58 percent on June 15, 1998, which was the lowest yield recorded since the Treasury Department began issuing 30-year fixed maturity securities in 1977. Stocks rebounded on news that the U.S. intervened in the currency market to support the yen; however, the upturn was cut-short by ongoing concerns about Asia's financial problems. In late-June, money flowing into mutual funds and a rebound in technology stocks provided for a generally positive stock market environment.

         Second quarter earnings dominated stock market activity through most of July. In general, stocks moved higher during the first half of July on the strength of some favorable second quarter earnings, particularly among the financial and technology stocks. Reflecting the positive outlook for earnings during the balance of 1998, both the DJIA and NASDAQ established new highs in mid-July. However, the stock market rally was not sustained during the latter part of July, as stocks declined sharply following warnings by the Federal Reserve Chairman of relatively high trading levels for stocks in general and disappointing second quarter earnings posted by some of the blue chip stocks. Additionally, second quarter economic data released in the last week of July heightened concerns regarding the future strength of corporate earnings. The negative psychology carried forward into the first week of August as the DJIA lost nearly 300 points on August 4 and only posted a modest advance during the balance of the

RP FINANCIAL, LC.
--------------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, VA 22209
(703) 528-1700

                                     Table 4
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 1998

                                                  Net Interest Income                   Other Income                G&A/Other Exp.
                                              ----------------------------           -------------------          ----------------
                                                                    Loss     NII                            Total
                                       Net                         Provis.  After    Loan   R.E.   Other    Other    G&A  Goodwill
                                     Income  Income Expense   NII  on IEA  Provis.   Fees   Oper.  Income  Income  Expense  Amort.
                                     ------  ------ ------- ------ ------- -------   ----  -----   ------  ------  ------- -------
Compass Bank
------------
  May 31, 1998                         1.11   7.43   3.76    3.67    0.13    3.54    0.00  -0.02    0.49     0.47    2.27    0.05

SAIF-Insured Thrifts                   0.91   7.48   4.17    3.31    0.13    3.18    0.10   0.01    0.30     0.42    2.22    0.02
All Public Companies                   0.91   7.45   4.10    3.35    0.13    3.22    0.10   0.01    0.31     0.42    2.24    0.03
State of MA                            0.93   7.27   3.79    3.48    0.10    3.38    0.05  -0.01    0.28     0.32    2.23    0.02
Comparable Group Average               1.01   7.12   4.02    3.10    0.22    2.88    0.06  -0.01    0.36     0.41    1.98    0.03
  New England Companies                1.01   7.12   4.02    3.10    0.22    2.88    0.06  -0.01    0.36     0.41    1.98    0.03


Comparable Group
----------------

New England Companies
---------------------
ABBK  Abington Bancorp of MA           0.87   7.15   4.01    3.14    0.13    3.01    0.10   0.01    0.72     0.83    2.59    0.08
BKC   American Bank of Waterbury CT    1.33   7.16   4.03    3.14    0.30    2.84    0.00  -0.04    0.53     0.49    1.68    0.04
ANDB  Andover Bancorp, Inc. of MA      1.06   7.21   4.14    3.07    0.05    3.01    0.11  -0.05    0.27     0.33    1.74    0.00
BFD   BostonFed Bancorp of MA          0.72   7.19   3.92    3.27    0.17    3.10    0.11   0.04    0.25     0.40    2.37    0.02
FESX  First Essex Bancorp of MA        0.84   7.58   4.44    3.14    0.16    2.98    0.04  -0.04    0.20     0.20    1.82    0.06
FFES  First Fed of E. Hartford CT      0.58   6.72   4.46    2.26    0.06    2.20    0.00   0.00    0.16     0.17    1.37    0.00
FAB   FirstFed America Bancorp of MA   0.62   7.02   4.25    2.77    0.21    2.56    0.21  -0.01    0.21     0.41    2.02    0.00
MECH  MECH Financial Inc of CT         1.54   6.95   3.49    3.45    0.90    2.55    0.10   0.01    0.77     0.88    2.66    0.00
MASB  MassBank Corp. of Reading MA     1.15   6.65   3.79    2.85    0.03    2.83    0.00   0.00    0.20     0.20    1.36    0.03
MDBK  Medford Bancorp, Inc. of MA      1.08   6.97   3.84    3.13    0.01    3.12    0.00   0.00    0.25     0.25    1.59    0.11
MWBX  MetroWest Bank of MA             1.29   7.70   3.82    3.89    0.39    3.49    0.00  -0.06    0.37     0.31    2.54    0.00


                                              Non-Op. Items     Yields, Costs, and Spreads
                                             --------------     --------------------------
                                                                                              MEMO:     MEMO:
                                               Net  Extrao.       Yield     Cost  Yld-Cost  Assets/  Effective
                                              Gains  Items      On Assets Of Funds Spread    FTE Emp. Tax Rate
                                             ------ -------     --------- -------- ------ ----------  --------
Compass Bank
------------
  May 31, 1998                                 0.09   0.00        7.66      4.17     3.49     3,457      37.58

SAIF-Insured Thrifts                           0.05   0.00        7.61      4.74     2.87     4,300      37.12
All Public Companies                           0.03   0.00        7.52      4.63     2.89     4,266      37.28
State of MA                                   -0.12   0.00        7.11      4.07     3.03     4,118      38.66
Comparable Group Average                       0.11   0.00        7.34      4.45     2.89     4,417      38.09
  New England Companies                        0.11   0.00        7.34      4.45     2.89     4,417      38.09


Comparable Group
----------------

New England Companies
---------------------
ABBK  Abington Bancorp of MA                   0.20   0.00        7.37      4.35     3.02     3,197      36.70
BKC   American Bank of Waterbury CT            0.32   0.00        7.35      4.44     2.90     4,971      31.36
ANDB  Andover Bancorp, Inc. of MA              0.04   0.00        7.39      4.54     2.85     4,861      35.22
BFD   BostonFed Bancorp of MA                  0.17   0.00        7.36      4.32     3.04     3,922      43.94
FESX  First Essex Bancorp of MA                0.12   0.00        7.92      4.87     3.05     4,808      40.38
FFES  First Fed of E. Hartford CT             -0.10   0.00        6.84      4.80     2.04     5,271      35.97
FAB   FirstFed America Bancorp of MA           0.15   0.00        7.25      4.93     2.32     4,301      43.66
MECH  MECH Financial Inc of CT                 0.00   0.00        7.35      3.92     3.43     4,113         NM
MASB  MassBank Corp. of Reading MA             0.17   0.00        6.74      4.32     2.42     5,164      36.73
MDBK  Medford Bancorp, Inc. of MA              0.09   0.00        7.21      4.25     2.96     4,428      38.80
MWBX  MetroWest Bank of MA                     0.02   0.00        7.92      4.16     3.76     3,553         NM

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC.
        calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.


Copyright (c) 1997 by RP Financial, LC.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 13


week. On August 7, 1998, the DJIA closed at 8598.02, a decrease of 5.1 percent since the date of Original Appraisal.

         Since the Original Appraisal date, thrift issues have in general underperformed the overall stock market. Thrift prices drifted lower during the first half of June, despite lower interest rates and the ongoing trend of consolidation occurring among banks and thrifts. In late-June, the positive trend in the overall stock market lifted thrift prices higher as well. Thrift stocks continued to move higher during the first half of July, reflecting generally favorable second quarter earnings and the strength of the overall stock market. Thrift stocks followed the general stock market lower in late-July, with the sell-off in thrift issues becoming more pronounced following congressional testimony by the Federal Reserve Chairman that indicated inflation was more of a concern than a recession. The sell-off continued in the first week of August as the thrift market followed the major declines posted in the major indexes. On August 7, 1998, the SNL Index for all publicly-traded thrifts closed at 740.8, a decline of 15.3 percent since the date of the Original Appraisal, and 11.4 percent over the prior ten days.

         Consistent with the SNL index, the pricing measures for all publicly-traded thrifts and the Peer Group declined since the date of the Original Appraisal, and all 11 Peer Group companies were trading at lower prices as of August 7, 1998. A comparative pricing analysis of all publicly-traded thrifts, the Peer Group and recent conversions is shown in the table below, based on market prices as of May 8, 1998 and August 7, 1998.


                         Average Pricing Characteristics

                                           At May 8,      At August 7,     %
                                             1998            1998        Change
                                             ----            ----        ------
Peer Group
----------
Price/Earnings (x)                          16.84x          15.63x       (7.2)%
Price/Core Earnings (x)                     17.82           17.07        (4.2)
Price/Book (%)                             191.46%         171.58%      (10.4)
Price/Assets (%)                            16.44           14.29       (13.1)

Publicly-Traded Thrifts
-----------------------
Price/Earnings (x)                          20.32x          18.92x       (6.9)%
Price/Core Earnings (x)                     21.38           19.73        (7.7)
Price/Book (%)                             172.79%         148.35%      (14.1)
Price/Assets (%)                            21.67           18.85       (13.0)

Recent Conversions(1)
---------------------
Price/Core Earnings (x)(2)                  25.23x          23.58x       (6.5)%
Price/Book (%)                             125.40%          97.17%      (22.5)


(1) Ratios based on conversions completed for prior three months.
(2) Companies with P/E multiples of greater than 30x have been excluded from the average.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 14

         The "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies. Accordingly, as discussed in the Original Appraisal, RP Financial has considered the pro forma pricing and trading level of recently converted companies in this updated appraisal. Since the date of the Original Appraisal, market interest for converting thrifts has diminished. While most of the recent full stock conversions have been oversubscribed, aftermarket interest for converting issues has been less notable as implied by the generally lower price increases recorded by the recent conversions in near term trading activity. The pullback in the new issue market for converting thrifts has been particularly evident with respect to the "second-step" conversions, which have tended to trade below their initial offering prices. As shown in Table 5, the average one week change in price for conversion offerings completed during the latest three months equaled positive
24.3 percent while the average one week change in price for the three "second-step" conversions completed during the past three months equaled negative 6.1 percent. The average pro forma price/tangible book and core price/earnings ratios of the recent conversions equaled 97.2 percent and 23.58 times, respectively. Importantly, the Bank's conversion pricing characteristics share some similarities with the second step offerings as a result of the Exchange Shares issued to Sandwich Bancorp shareholders.

         One recent conversion involved a concurrent stock acquisition of a publicly-traded thrift, similar to Compass' transaction. Specifically, CFS Bancorp converted July 24, 1998, contemporaneously acquiring SuburbFed Bancorp, Inc., utilizing its newly-issued stock as the transaction consideration. As of August 7, 1998, CFS Bancorp was trading at $10.81 per share, 8.1 percent above its $10.00 issue price per share, which equates to 99.36 percent of pro forma book value and 27.03 times core earnings.

         Shown in Table 6 is a pricing summary of recently completed conversions which closed in the last three months, based on their closing stock prices as of August 7, 1998. Relative to the Original Appraisal date, which reflected pricing ratios as of May 8, 1998, the newly converted companies are trading 22.5 percent lower on a price-to-book basis, from an average 125.4 percent pro forma P/B ratio at May 8, 1998 to an average 97.2 percent pro forma P/B ratio at August 7, 1998.

         As noted in the Original Appraisal, the pricing ratios of the better capitalized but lower earning recently converted thrifts suggest that the investment community has determined to discount their stock price on a book basis, until the earnings improve through redeployment and leveraging of the proceeds over the longer term.


Summary of Adjustments
----------------------

      Based on the foregoing, we have changed one key valuation parameter since the Original Appraisal, as described more fully below.

RP FINANCIAL, LC.
--------------------------------------------------

                                    Table 5
                Pricing Characteristics and After-Market Trends
                Recent Conversions Completed (Last Three Months)

-----------------------------------------------------------------------------------------------------------------------------------
  Institutional Information                                       Pre-Conversion Data                       Offering Information
                                                            Financial Info.      Asset Quality
-----------------------------------------------------------------------------------------------------------------------------------

                                   Conversion                        Equity/     NPAs/    Res.       Gross       % of       Exp./
Institution                 State     Date      Ticker     Assets    Assets      Assets   Cov.       Proc.       Mid.       Proc.
-----------                 -----     ----      ------     ------    ------      ------   ----      ------      -----       ------
                                                           ($Mil)      (%)       (%)(2)    (%)      ($Mil.)      (%)         (%)
----------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
CFS Bancorp, Inc.             IN*   07/24/98     CITZ     $1,267        7.68%     0.97%     43%       $178.5      132%       1.8%
Carnegie Financial Corp.      PA    07/13/98     Pink         17        7.05%     3.12%    233%          2.4      132%      10.9%
United Community Financial    OH    07/09/98     UCFC      1,049       13.73%     0.98%     59%        334.7      132%       1.3%
PCB Holding Company           IN    07/02/98     Pink         22        9.51%     0.00%    N.M.          4.0      132%       7.9%
Hudson River Bancorp          NY*   07/01/98     HRBT        665       10.13%     2.66%     46%        173.4      132%       1.7%
First Kansas Financial Corp.  KS    06/29/98     FKAN         94        7.36%     0.05%    398%         15.5      132%       3.2%
Anson Bancorp, Inc.           NC    06/26/98     Pink         21       18.46%     1.25%     37%          5.9       89%       8.3%

                     Averages - Standard Conversions:     $  448       10.56%     1.29%    136%       $102.0      126%       5.0%
                      Medians - Standard Conversions:     $   94        9.51%     0.98%     53%       $ 15.5      132%       3.2%

Second-Step Conversions
Homestead Financial, Inc.     LA*   07/20/98     HSTD     $   62        9.72%     0.97%     43%       $ 11.2      132%       4.1%
PSB Bancorp                   PA*   07/17/98     PSBI        134       11.58%     1.97%      9%         16.1      115%       3.0%
Thistle Group Holdings        PA    07/14/98     THTL        281       10.41%     0.27%    133%         78.6      100%       1.7%

                     Averages - 2nd Step Conversions:     $  159       10.57%     1.07%     62%       $ 35.3      116%       2.9%
                      Medians - 2nd Step Conversions:     $  134       10.41%     0.97%     43%       $ 16.1      115%       3.0%

                          Averages - All Conversions:     $  361       10.56%     1.22%    111%       $ 82.0      123%       4.4%
                           Medians - All Conversions:     $  114        9.93%     0.98%     46%       $ 15.8      132%       3.1%


------------------------------------------------------------------------------------------------------------------------
  Institutional Information                               Contribution to       Insider Purchases
                                                          Charitable Found
------------------------------------------------------------------------------------------------------------------------
                                                                                   Benefit Plans                Initial
                                   Conversion                         % of                 Recog.   Mgmt.&     Dividend
Institution                 State     Date      Ticker      Form    Offering      ESOP     Plans    Dirs.       Yield
-----------                 -----     ----      ------      ----    --------      ----     -----    -----       -----
                                                                      (%)          (%)      (%)     (%)(3)       (%)
------------------------------------------------------------------------------------------------------------------------
Standard Conversions
CFS Bancorp, Inc.             IN*   07/24/98     CITZ        Stock     1.70%       8.0%     4.0%      3.3%       0.00%
Carnegie Financial Corp.      PA    07/13/98     Pink        N.A.      N.A.        8.0%     4.0%     12.8%       0.00%
United Community Financial    OH    07/09/98     UCFC        Stock     5.00%       8.0%     4.0%      0.1%       0.00%
PCB Holding Company           IN    07/02/98     Pink        N.A.      N.A.        0.0%     4.0%      6.7%       0.00%
Hudson River Bancorp          NY*   07/01/98     HRBT        N.A.      N.A.        8.0%     4.0%      1.6%       0.00%
First Kansas Financial Corp.  KS    06/29/98     FKAN        N.A.      N.A.        8.0%     4.0%      5.7%       0.00%
Anson Bancorp, Inc.           NC    06/26/98     Pink        N.A.      N.A.        0.0%     4.0%      9.2%       0.00%

                     Averages - Standard Conversions:        N.A.      N.A.        5.7%     4.0%      5.6%       0.00%
                      Medians - Standard Conversions:        N.A.      N.A.        8.0%     4.0%      5.7%       0.00%

Second-Step Conversions
Homestead Financial, Inc.     LA*   07/20/98     HSTD        N.A.      N.A.        8.0%     4.0%      2.9%       2.00%
PSB Bancorp                   PA*   07/17/98     PSBI        N.A.      N.A.        8.0%     4.0%      3.3%       0.00%
Thistle Group Holdings        PA    07/14/98     THTL        N.A.      N.A.        8.0%     4.0%      5.6%       0.00%

                     Averages - 2nd Step Conversions:        N.A.      N.A.        8.0%     4.0%      3.9%       0.67%
                      Medians - 2nd Step Conversions:        N.A.      N.A.        8.0%     4.0%      3.3%       0.00%

                          Averages - All Conversions:        N.A.      N.A.        6.4%     4.0%      5.1%       0.20%
                           Medians - All Conversions:        N.A.      N.A.        8.0%     4.0%      4.4%       0.00%


----------------------------------------------------------------------------------------------------------------------
                                                                                   Pro Forma Data
  Institutional Information                                   --------------------------------------------------------
                                                                     Pricing Ratios(4)            Financial Charac.
----------------------------------------------------------    --------------------------------------------------------
                                   Conversion                              Core
Institution                 State     Date      Ticker            P/TB    P/E(5)    P/A        ROA     TE/A      ROE
-----------                 -----     ----      ------            ----    ------    ---        ---     ----      ---
                                                                  (%)      (x)      (%)        (%)     (%)       (%)
----------------------------------------------------------------------------------------------------------------------
Standard Conversions
CFS Bancorp, Inc.             IN*   07/24/98     CITZ            91.9%    28.0x     16.0%      0.6%    16.3%     3.6%
Carnegie Financial Corp.      PA    07/13/98     Pink            79.2%    N.M.      12.9%      N.M.    16.3%     N.M.
United Community Financial    OH    07/09/98     UCFC            80.2%    17.4      25.9%      1.5%    32.3%     4.6%
PCB Holding Company           IN    07/02/98     Pink            71.0%    22.2      15.6%      0.7%    21.9%     3.2%
Hudson River Bancorp          NY*   07/01/98     HRBT            82.0%    21.4      21.9%      0.9%    26.7%     3.3%
First Kansas Financial Corp.  KS    06/29/98     FKAN            77.2%    16.3      14.4%      0.9%    18.7%     4.7%
Anson Bancorp, Inc.           NC    06/26/98     Pink            64.7%    19.9      22.2%      1.1%    34.3%     3.3%

                     Averages - Standard Conversions:            78.0%    20.9x     18.4%      1.0%    23.8%     3.8%
                      Medians - Standard Conversions:            79.2%    20.7x     16.0%      0.9%    21.9%     3.5%

Second-Step Conversions
Homestead Financial, Inc.     LA*   07/20/98     HSTD            96.1%    28.2x     20.8%      0.7%    21.7%     3.4%
PSB Bancorp                   PA*   07/17/98     PSBI           106.3%    27.1      21.1%      0.8%    19.8%     3.9%
Thistle Group Holdings        PA    07/14/98     THTL            92.7%    19.0      25.8%      1.4%    27.8%     4.9%

                     Averages - 2nd Step Conversions:            98.4%    24.8x     22.6%      1.0%    23.1%     4.1%
                      Medians - 2nd Step Conversions:            96.1%    27.1x     21.1%      0.8%    21.7%     3.9%

                          Averages - All Conversions:            84.1%    22.2x     19.7%      1.0%    23.6%     3.9%
                           Medians - All Conversions:            81.1%    21.4x     20.9%      0.9%    21.8%     3.6%


---------------------------------------------------------------------------------------------------------------------------------
                                                                                       Post-IPO Pricing Trends
  Institutional Information                                          ------------------------------------------------------------
                                                                                           Closing Price:
---------------------------------------------------------------------------------------------------------------------------------
                                   Conversion                          First                After               After
Institution                 State     Date      Ticker       IPO      Trading      %        First      %        First        %
-----------                 -----     ----      ------      Price       Day      Change    Week(6)   Change    Month(7)    Change
                                                            -----       ---      ------    -------   ------    --------    ------
----------------------------------------------------------   ($)        ($)        (%)       ($)      (%)        ($)        (%)
Standard Conversions
CFS Bancorp, Inc.             IN*   07/24/98     CITZ       $10.00     $11.44     14.4%    $10.81      8.1%      $10.81      8.1%
Carnegie Financial Corp.      PA    07/13/98     Pink        10.00      11.81     18.1%     10.25      2.5%       10.94      9.4%
United Community Financial    OH    07/09/98     UCFC        10.00      15.00     50.0%     16.00     60.0%       15.75     57.5%
PCB Holding Company           IN    07/02/98     Pink        10.00      11.50     15.0%     12.12     21.2%       10.88      8.7%
Hudson River Bancorp          NY*   07/01/98     HRBT        10.00      12.56     25.6%     13.50     35.0%       13.38     33.8%
First Kansas Financial Corp.  KS    06/29/98     FKAN        10.00      12.31     23.1%     12.25     22.5%       11.63     16.3%
Anson Bancorp, Inc.           NC    06/26/98     Pink        10.00      12.00     20.0%     12.06     20.6%       12.37     23.7%

                     Averages - Standard Conversions:       $10.00     $12.37     23.7%    $12.43     24.3%      $12.25     22.5%
                      Medians - Standard Conversions:       $10.00     $12.00     20.0%    $12.12     21.2%      $11.63     16.3%

Second-Step Conversions
Homestead Financial, Inc.     LA*   07/20/98     HSTD       $10.00     $ 9.31     -6.9%    $ 9.25     -7.5%      $ 8.56    -14.4%
PSB Bancorp                   PA*   07/17/98     PSBI        10.00       9.19     -8.1%      9.13     -8.8%        8.38    -16.3%
Thistle Group Holdings        PA    07/14/98     THTL        10.00       9.94     -0.6%      9.81     -1.9%        9.56     -4.4%

                     Averages - 2nd Step Conversions:       $10.00     $ 9.48     -5.2%    $ 9.40     -6.1%      $ 8.83    -11.7%
                      Medians - 2nd Step Conversions:       $10.00     $ 9.31     -6.9%    $ 9.25     -7.5%      $ 8.56    -14.4%

                          Averages - All Conversions:       $10.00     $11.51     15.1%    $11.52     15.2%      $11.22     12.2%
                           Medians - All Conversions:       $10.00     $11.66     16.6%    $11.44     14.4%      $10.91    -11.7%

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available.

(1) Non-OTS regulated thrift.                           (5) Excludes impact of special SAIF assessment on earnings.
(2) As reported in summary pages of prospectus.         (6) Latest price if offering less than one week old.
(3) As reported in prospectus.                          (7) Latest price if offering more than one week but less than one month old.
(4) Does not take into account the adoption of SOP 93-6.(8) Simultaneously converted to commercial bank charter.      August 7, 1998

RP FINANCIAL, LC.
--------------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, VA 22209
(703) 528-1700


                                     Table 6
                           Market Pricing Comparatives
                           Prices As of August 7, 1998

                                        Market      Per Share Data
                                    Capitalization  ---------------             Pricing Ratios(3)                  Dividends(4)
                                    ---------------  Core    Book   --------------------------------------- -----------------------
                                    Price/   Market  12-Mth  Value/                                         Amount/         Payout
Financial Institution               Share(1) Value   EPS(2)  Share     P/E     P/B    P/A     P/TB  P/CORE  Share    Yield Ratio(5)
---------------------               ------- ------- ------- ------- ------- ------- ------- ------- -------- ------- ------ -------
                                       ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (x)     ($)     (%)     (%)
SAIF-Insured Thrifts                 18.86   158.13   0.91   13.39   19.11  145.56   18.85  150.11   19.95     0.33   1.78   31.55
All Public Companies                 19.23   181.03   0.94   13.34   18.92  148.35   18.85  152.81   19.73     0.34   1.77   31.33
Special Selection Grouping(8)        11.06   163.49   0.47   11.30   21.97   97.17   23.33   97.17   23.58     0.11   1.34    0.00
State of MA                          21.99    94.70   1.26   13.94   17.16  169.06   17.89  173.22   18.17     0.41   1.80   30.41

Comparable Group
----------------

Special Comparative Group(8)
----------------------------
CITZ CFS Bancorp, Inc. of IN         10.81   245.68   0.40   10.88      NM   99.36   17.29   99.36   27.03     0.00   0.00    0.00
FKAN First Kansas Financial of KS    11.13    17.30   0.61   12.95   18.25   85.95   16.06   85.95   18.25     0.00   0.00    0.00
HSTD Homestead Bancorp, Inc. of LA    8.56    12.65   0.36   10.40   23.78   82.31   17.83   82.31   23.78     0.80   9.35      NM
HRBT Hudson River Bancorp Inc of NY  13.25   229.73   0.47   12.20      NM  108.61   29.04  108.61   28.19     0.00   0.00    0.00
PSBI PSB Bancorp Inc. of PA           8.38    25.99   0.37    9.41   22.65   89.05   17.65   89.05   22.65     0.00   0.00    0.00
THTL Thistle Group Holdings of PA     9.56    86.04   0.53   10.79   18.04   88.60   24.63   88.60   18.04     0.00   0.00    0.00
UCFC United Community Fin. of OH     15.75   527.07   0.58   12.47   27.16  126.30   40.81  126.30   27.16     0.00   0.00    0.00


                                                    Financial Characteristics(6)
                                          -------------------------------------------------------
                                                                      Reported         Core
                                           Total  Equity/  NPAs/  ---------------- ---------------
Financial Institution                     Assets  Assets  Assets    ROA     ROE     ROA     ROE
---------------------                     ------  ------- ------- ------- ------- ------- -------
                                           ($Mil)     (%)    (%)     (%)     (%)     (%)     (%)
SAIF-Insured Thrifts                       1,060   14.12    0.61    0.93    7.82    0.88    7.36
All Public Companies                       1,152   13.85    0.61    0.95    8.26    0.90    7.74
Special Selection Grouping(8)                600   23.49    1.02    0.96    4.05    0.99    4.17
State of MA                                  622   11.61    0.41    1.16   12.18    1.07   10.92

Comparable Group
----------------

Special Comparative Group(8)
----------------------------
CITZ CFS Bancorp, Inc. of IN               1,421   17.41    0.97    0.58    3.31    0.64    3.68
FKAN First Kansas Financial of KS            108   18.69    0.17    0.88    4.71    0.88    4.71
HSTD Homestead Bancorp, Inc. of LA            71   21.66    0.27    0.75    3.46    0.75    3.46
HRBT Hudson River Bancorp Inc of NY          815   26.74    2.57    0.90    3.36    1.03    3.85
PSBI PSB Bancorp Inc. of PA                  147   19.81    1.85    0.78    3.93    0.78    3.93
THTL Thistle Group Holdings of PA            349   27.80    0.30    1.37    4.91    1.37    4.91
UCFC United Community Fin. of OH           1,291   32.31    0.98    1.50    4.65    1.50    4.65

(1) Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE =
    Price to estimated core earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Includes Converted Last 3 Mths (no MHC);

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 17



                                                    Previous             Current Change in
Key Valuation Parameters                       Valuation Adjustment     Valuation Adjustment
------------------------                       --------------------     --------------------
Financial Condition                               No Adjustment             No Change
Profitability, Growth and Viability of Earnings   Slight Downward           No Change
Asset Growth                                      No Adjustment             No Change
Primary Market Area                               No Adjustment             No Change
Dividends                                         No Adjustment             No Change
Liquidity of the Shares                           Slight Upward             No Change
Marketing of the Issue                            No Adjustment             Slight Downward
Management                                        No Adjustment             No Change
Effect of Government Regul. & Reg. Reform         No Adjustment             No Change

      We determined no change in the previous valuation adjustments for financial condition and profitability were appropriate based on updated financial information. Likewise, the valuation parameters of asset growth, primary market area, dividends, liquidity of the shares, management and effect of government regulation and regulatory reform were unchanged from the previous valuation.

      The general market for thrift stocks moved lower since the date of the Original Appraisal, as indicated by the decline in the SNL Thrift Index, and the pricing measures for the Peer Group and for all publicly-traded thrifts. The new issue market for thrift stocks has also weakened, as reflected by diminished aftermarket price performance and subscription levels of new issues. Accordingly, we believe the valuation adjustment for marketing of the issue should be changed from no adjustment as set forth in the Original Appraisal to a slight downward adjustment.

      Overall, taking into account the foregoing factors, particularly the reduction in the pricing ratios of thrifts in general and the Peer Group specifically, as well as the fallback in the pricing ratios of new issues, we believe that a reduction in the Bank's valuation ratios are appropriate.


Valuation Approaches
--------------------

      In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Compass to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, updated information consistent with the prospectus for the effective tax rate, offering expenses, reinvestment rate, merger related costs, stock benefit plans, exchange shares issued to Sandwich Bancorp shareholders, based on a range of Seacoast trading prices, the impact of Sandwich Bancorp stock held by Compass and the pooling of interests accounting for the merger was incorporated into the valuation. Updated information with regard to the use of $20 million of proceeds for a new main office facility have also been incorporated into the valuation update. The pro assumptions are summarized in Exhibits 3 and 4.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 18


      Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. The updated appraisal also incorporates a technical analysis of recently completed stock conversions, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

      Based on the foregoing, we have concluded that the pro forma market value range of Seacoast's stock is subject to a decrease. Therefore, as of August 7, 1998, RP Financial concluded that the pro forma offering value of Seacoast's stock is $240 million at the midpoint at this time, taking into account the potential range of exchange ratios in the subsequent acquisition of Sandwich Bancorp. Assuming a 6.4000 times exchange ratio for the Sandwich Bancorp stock, the total pro forma market value of all shares is equal to $366.9 million based on a $10.00 per share Seacoast trading price. Assuming a 4.7407 exchange ratio, the pro forma market value of all Seacoast shares is equal to $334.1 million, reflecting a Seacoast trading price of $15.00.

         1. P/B Approach. The application of the P/B valuation method requires calculating Seacoast's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to Seacoast's pro forma book value taking into account the acquisition of Sandwich Bancorp in a pooling merger. In applying the P/B approach, we focused on tangible book value. Based on the $240 million offering amount and assuming a 6.4000 times exchange ratio, Seacoast's pro forma P/TB ratio was 103.09 percent, which reflects a 1.7 percent reduction from the 104.89 percent ratio set forth in the Original Appraisal. Based on the midpoint offering amount and a 4.7407 exchange ratio, the P/TB ratio equaled
93.87 percent, which reflects a 3.0 percent reduction from the 96.73 ratio set forth in the Original Appraisal. The P/B valuation discount has narrowed as the Peer Group's average book pricing multiple fell to a greater extent than for Seacoast, which we believe is appropriate in view of the relatively greater reduction in the P/E ratio, as described below.

            In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recently completed conversions as a proxy for anticipated aftermarket trading in Compass conversion stock. The recent conversions currently trade at an average P/TB ratio approximating book value, including CFS Bancorp. While Seacoast's pro forma P/TB ratio appears to be consistent with the recent conversions trading level, Seacoast is expected to be more leveraged on a pro forma basis.

         2. P/E Approach. The application of the P/E valuation method requires calculating Seacoast's pro forma market value by applying a valuation P/E multiple, derived from the Peer Group's P/E multiple, times the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating and extraordinary items, plus the estimated after-tax earnings benefit from reinvestment of net conversion proceeds. Compass' reported earnings (incorporating Sandwich Bancorp) were $18.2 million for the twelve months ended May 31, 1998. In deriving core earnings, the adjustments made to reported pre-tax earnings were the

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 19


gains on the sale of investments and loans, which, on a tax effected basis, indicated adjusted earnings of approximately $17.3 million. Similar types of adjustments were applied to the Peer Group in the calculation of their core earnings (Note: see Exhibit 5).

            Based on Compass' reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, Seacoast's pro forma reported and core P/E multiples incorporating a $240 million offering amount and a 6.4000 times exchange ratio were 15.41 and 15.99 times, respectively, which reflects a reduction in the range of 7 to 9 percent from the midpoint ratios in the Original Appraisal. Incorporating a 4.7407 exchange ratio for Sandwich Bancorp, Seacoast's pro forma P/E and P/Core multiples are equal to 14.03 times and 14.56 times, respectively, which reflects a reduction in a range of 8 to 10 percent relative to the ratios set forth in the Original Appraisal. In deriving the earnings based pricing multiples, we also considered the potential long-term benefits of the merger with Sandwich Bancorp. RP Financial also considered the impact of SOP 93-6 in examining the P/E ratios.

         3. P/A Approach. P/A ratios are generally not as reliable an indicator of market value, as investors appear to place less weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the midpoint of the offering range and assuming a 6.4000 exchange ratio, Seacoast's value equaled 19.15 percent of pro forma assets, compared to the Peer Group average P/A ratio of 14.29 percent, which implies a 34 percent premium being applied to Seacoast's pro forma P/A ratio which is slightly higher than the 31 percent premium in the Original Appraisal. While generally emphasized less than the P/E and P/B approaches, the P/A ratio is an indicator of franchise value and, thus, was considered in the valuation conclusion. The pro forma P/A ratio has been calculated assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.


Summary
-------

      Based on the foregoing, we have concluded that Seacoast's estimated pro forma market value should be reduced from the Original Appraisal. Accordingly, it is our opinion, as of August 7, 1998, the pro forma offering value of Seacoast's conversion is $240 million, taking into account the potential range of exchange ratios in the subsequent acquisition of Sandwich Bancorp as set forth in the Merger Agreement. Accordingly, the conversion offering range of value, based on an offering price of $10.00 per share value, is as follows:

                                            Offering
                        Dollar Amount        Shares       Price/Share
                        -------------        ------       -----------
                                              (000)           ($)
   Minimum              $204,000,000       20,400,000       $10.00
   Midpoint              240,000,000       24,000,000        10.00
   Maximum               276,000,000       27,600,000        10.00
   Supermaximum          317,400,000       31,740,000        10.00

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
August 7, 1998
Page 20

      The total market value of all shares issued, including both offering shares and shares issued in the merger, is dependent upon the trading price of Seacoast 10 days following completion of the conversion offering. The following table reflects the pro forma market value of all shares, both conversion and merger shares, reflecting an exchange ratio of 6.4000, reflecting a Seacoast 10 day trading price of $10.00 per share, and 4.7407, reflecting a Seacoast 10 day trading price of $15.00 per share, both representing collars in the exchange ratio set forth in the Merger Agreement, based on the conversion offering valuation range.

                        6.4000 Exchange Ratio(1)       4.7407 Exchange Ratio(2)
                        ------------------------       ------------------------
                           Total         Total           Total          Total
                       Market Value  Shares Issued    Market Value   Shares Issued
                       ------------  -------------    ------------   -------------
   Minimum            $330,862,320    33,086,232      $298,049,282    29,804,928
   Midpoint            366,862,320    36,686,232       334,049,282    33,404,928
   Maximum             402,862,320    40,286,232       370,049,282    37,004,928
   Supermaximum        444,262,320    44,426,232       411,449,282    41,144,928

   (1) Reflects 12,686,232 Seacoast shares issued to Sandwich Bancorp shareholders at a 10 day trading price of $10.00 per share.
   (2) Reflects 9,404,928 Seacoast shares issued to Sandwich Bancorp shareholders at a 10 day trading price of $15.00 per share.


      The comparative pro forma valuation ratios relative to the Peer Group are shown in Table 7 incorporating a 6.4000 exchange ratio and Table 8 incorporating a 4.7407 exchange ratio, and the key valuation assumptions are detailed in
Exhibit 3. The pro forma calculations for the range are detailed in Exhibit 4.


                                                Respectfully submitted,

                                                RP FINANCIAL, LC.



                                                /s/ Ronald S. Riggins
                                                ---------------------
                                                Ronald S. Riggins
                                                President



                                                /s/ James P. Hennessey
                                                ----------------------
                                                James P. Hennessey
                                                Senior Vice President

RP FINANCIAL, L.C.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                     Table 7
                              Public Market Pricing
                        Compass Bank and the Comparables
                              As of August 7, 1998

                                                   Market            Per Share Data
                                               Capitalization       Core       Book              Pricing Ratios(3)
                                             Price/     Market     12-Mth     Value/
                                            Share(1)    Value      EPS(2)     Share     P/E       P/B      P/A       P/TB   P/CORE
                                            --------    -----      ------     -----     ---       ---      ---       ----   ------
                                              ($)       ($Mil)      ($)        ($)      (X)       (%)      (%)       (%)      (X)

Compass Bank
   Superrange                                 10.00    444.26       0.58       9.66     17.15   103.49    22.37     104.20   17.75
   Range Maximum                              10.00    402.86       0.62       9.72     16.26   102.88    20.68     103.66   16.85
   Range Midpoint                             10.00    366.86       0.65       9.78     15.41   102.25    19.15     103.09   15.99
   Range Minimum                              10.00    330.86       0.69       9.85     14.48   101.49    17.58     102.41   15.06

BIF-Insured Thrifts(7)
   Averages                                   21.17    298.77       1.13      13.13     17.96   162.72    18.60     166.93   18.58
   Medians                                     --         --         --         --      16.67   160.23    17.45     162.47   17.79

All Non-MHC State of MA(7)
   Averages                                   22.43     89.87       1.31      14.19     16.54   170.27    16.28     174.65   17.53
   Medians                                     --         --         --         --      15.19   160.33    15.72     162.47   17.45

Comparable Group Averages
   Averages                                   26.97    139.64       1.64      16.37     15.63   171.58    14.29     177.67   17.07
   Medians                                     --         --         --         --      15.87   173.27    15.72     182.95   17.45

State of MA
ABBK     Abington Bancorp of MA               18.50     65.34       1.06       9.70     14.80   190.72    11.99     209.75   17.45
AFCB     Affiliated Comm BC, Inc. of MA(7)    33.56    223.68       1.73      17.40     18.44   192.87    19.61     193.76   19.40
ANDB     Andover Bancorp, Inc. of MA          35.94    232.93       2.06      16.95     17.03   212.04    16.81     212.04   17.45
BYS      Bay State Bancorp of MA              25.19     63.86       1.05      23.66     23.99   106.47    22.05     106.47   23.99
BFD      BostonFed Bancorp of MA              20.63    111.26       1.10      15.06     15.87   136.99    10.79     142.08   18.75
CEBK     Central Co-Op. Bank of MA            23.75     46.67       1.20      18.72     15.32   126.87    12.41     139.71   19.79
FCB      Falmouth Bancorp, Inc. of MA         18.50     26.92       0.54      16.19     27.21   114.27    25.60     114.27      NM
FESX     First Essex Bancorp of MA            22.00    166.36       1.23      12.05     16.18   182.57    12.86     207.16   17.89
FAB      FirstFed America Bancorp of MA       17.88    147.90       0.69      15.35     21.80   116.48    11.54     116.48   25.91
HIFS     Hingham Inst. For Sav. of MA         27.00     35.21       2.10      16.84     12.86   160.33    15.20     160.33   12.86
HPBC     Home Port Bancorp, Inc. of MA        24.50     45.13       1.81      11.98     15.03   204.51    20.00     204.51   13.54
IPSW     Ipswich SB of Ipswich MA             15.00     35.85       0.80       5.25     14.15   285.71    15.09     285.71   18.75
LSBX     Lawrence Savings Bank of MA          14.38     62.22       1.99       9.14      7.12   157.33    17.52     157.33    7.23
MASB     MassBank Corp. of Reading MA         47.75    171.57       2.65      29.80     16.30   160.23    18.46     162.47   18.02
MFLR     Mayflower Co-Op. Bank of MA          21.50     19.35       1.49      14.40     12.95   149.31    14.28     151.52   14.43
MDBK     Medford Bancorp, Inc. of MA          40.25    179.31       2.50      23.23     15.19   173.27    16.01     182.95   16.10
MWBX     MetroWest Bank of MA                  7.13    101.62       0.53       3.27     13.20   218.04    15.72     218.04   13.45
MYST     Mystic Financial of MA               14.75     39.99       0.48      13.20     28.37   111.74    21.29     111.74      NM
PBKB     People's Bancshares of MA            20.25     67.15       0.70       9.56     12.74   211.82     7.77     219.39   28.93
SISB     SIS Bancorp, Inc. of MA(7)           46.81    325.89       2.00      18.41        NM   254.26    18.17     254.26   23.41
SWCB     Sandwich Bancorp of MA(7)            60.75    124.11       2.35      20.83     24.90   291.65    23.57     301.19   25.85
WRNB     Warrent Bancorp of Peabody MA        11.25     88.93       0.83       5.20     14.06   216.35    23.87     216.35   13.55

Comparable Group
ABBK     Abington Bancorp of MA               18.50     65.34       1.06       9.70     14.80   190.72    11.99     209.75   17.45
BKC      American Bank of Waterbury CT        24.25    113.66       1.47      12.53     13.86   193.54    17.45     199.92   16.50
ANDB     Andover Bancorp, Inc. of MA          35.94    232.93       2.06      16.95     17.03   212.04    16.81     212.04   17.45
BFD      BostonFed Bancorp of MA              20.63    111.26       1.10      15.06     15.87   136.99    10.79     142.08   18.75
FESX     First Essex Bancorp of MA            22.00    166.36       1.23      12.05     16.18   182.57    12.86     207.16   17.89
FFES     First Fed of E. Hartford CT          33.00     90.52       2.29      24.99     15.94   132.05     9.13     132.05   14.41
FAB      FirstFed America Bancorp of MA       17.88    147.90       0.69      15.35     21.80   116.48    11.54     116.48   25.91
MECH     MECH Financial Inc of CT             29.38    155.57       2.49      17.14     11.80   171.41    16.45     171.41   11.80
MASB     MassBank Corp. of Reading MA         47.75    171.57       2.65      29.80     16.30   160.23    18.46     162.47   18.02
MDBK     Medford Bancorp, Inc of MA           40.25    179.31       2.50      23.23     15.19   173.27    16.01     182.95   16.10
MWBX     MetroWest Bank of MA                  7.13    101.62       0.53       3.27     13.20   218.04    15.72     218.04   13.45


                                                   Dividends(4)                         Financial Characteristics(6)
                                                   ------------                         ----------------------------
                                            Amount/         Payout      Total    Equity/  NPAs/       Reported        Core
                                            Share    Yield  Ratio(5)    Assets   Assets   Assets   ROA     ROE    ROA       ROE
                                            -----    -----  --------    ------   ------   ------   ---     ---    ---       ---
                                             ($)      (%)      (%)      ($Mil)     (%)      (%)    (%)     (%)    (%)       (%)

Compass Bank
   Superrange                                0.00    0.00      0.00    1,986      21.62    0.70    1.30     6.03   1.26    5.83
   Range Maximum                             0.00    0.00      0.00    1,948      20.10    0.71    1.27     6.33   1.23    6.11
   Range Midpoint                            0.00    0.00      0.00    1,915      18.73    0.72    1.24     6.64   1.20    6.39
   Range Minimum                             0.00    0.00      0.00    1,883      17.32    0.74    1.21     7.01   1.17    6.74

BIF-Insured Thrifts(7)
   Averages                                  0.39    1.72     30.14    1,633      12.31    0.59    1.06    10.48   1.00    9.70
   Medians                                     --      --       --       --          --      --      --       --     --      --

All Non-MHC State of MA(7)
   Averages                                  0.42    1.82     30.99      611      10.47    0.40    1.12    12.36   1.02   11.03
   Medians                                     --      --        --       --         --      --      --       --     --      --

Comparable Group Averages
   Averages                                  0.55    1.97     32.96      984       8.41    0.52    1.01    11.91   0.93   11.09
   Medians                                     --     --         --       --         --      --      --       --     --      --

State of MA
ABBK     Abington Bancorp of MA              0.20    1.08     18.87      545       6.29    0.14    0.86    12.72   0.73   10.78
AFCB     Affiliated Comm BC, Inc. of MA(7)   0.60    1.79     34.68    1,141      10.17    0.36    1.09    11.05   1.04   10.50
ANDB     Andover Bancorp, Inc. of MA         0.72    2.00     34.95    1,386       7.93    0.38    1.06    13.16   1.04   12.85
BYS      Bay State Bancorp of MA             0.00    0.00      0.00      290      20.71    0.71    0.92     4.44   0.92    4.44
BFD      BostonFed Bancorp of MA             0.40    1.94     36.36    1,032       7.87      NA    0.72     8.46   0.61    7.16
CEBK     Central Co-Op. Bank of MA           0.32    1.35     26.67      376       9.78    0.44    0.86     8.65   0.67    6.70
FCB      Falmouth Bancorp, Inc. of MA        0.24    1.30     44.44      105      22.41    0.05    1.02     4.33   0.81    3.44
FESX     First Essex Bancorp of MA           0.56    2.55     45.53    1,293       7.05    0.45    0.84    11.62   0.76   10.51
FAB      FirstFed America Bancorp of MA      0.20    1.12     28.99    1,282       9.91    0.29    0.62     5.39   0.52    4.54
HIFS     Hingham Inst. For Sav. of MA        0.56    2.07     26.67      232       9.48    0.17    1.25    13.13   1.25   13.13
HPBC     Home Port Bancorp, Inc. of MA       0.80    3.27     44.20      226       9.78    0.26    1.47    14.04   1.63   15.59
IPSW     Ipswich SB of Ipswich MA            0.16    1.07     20.00      238       5.28    0.80    1.24    22.32   0.94   16.84
LSBX     Lawrence Savings Bank of MA         0.00    0.00      0.00      355      11.14    0.24    2.46    25.31   2.42   24.94
MASB     MassBank Corp. of Reading MA        1.00    2.09     37.74      929      11.52    0.20    1.15    10.58   1.04    9.57
MFLR     Mayflower Co-Op. Bank of MA         0.80    3.72     53.69      136       9.56    0.59    1.15    12.01   1.04   10.78
MDBK     Medford Bancorp, Inc. of MA         0.80    1.99     32.00    1,120       9.24    0.18    1.08    11.95   1.01   11.28
MWBX     MetroWest Bank of MA                0.12    1.68     22.64      647       7.21    0.64    1.30    17.65   1.27   17.32
MYST     Mystic Financial of MA              0.20    1.36     41.67      188      19.06    0.08    0.73     5.82   0.67    5.38
PBKB     People's Bancshares of MA           0.56    2.77       NM       864       3.67    0.35    0.76    16.93   0.33    7.45
SISB     SIS Bancorp, Inc. of MA(7)          0.64    1.37     32.00    1,794       7.14    0.27    0.69     9.61   0.89   12.32
SWCB     Sandwich Bancorp of MA(7)           1.40    2.30     59.57      527       8.08    0.36    0.98    12.21   0.95   11.76
WRNB     Warrent Bancorp of Peabody MA       0.36    3.20     43.37      373      11.03    1.27    1.73    16.33   1.80   16.94

Comparable Group
ABBK     Abington Bancorp of MA              0.20    1.08     18.87      545       6.29    0.14    0.86    12.72   0.73   10.78
BKC      American Bank of Waterbury CT       0.76    3.13     51.70      651       9.02    2.10    1.33    15.35   1.11   12.89
ANDB     Andover Bancorp, Inc. of MA         0.72    2.00     34.95    1,386       7.93    0.38    1.06    13.16   1.04   12.85
BFD      BostonFed Bancorp of MA             0.40    1.94     36.36    1,032       7.87      NA    0.72     8.46   0.61    7.16
FESX     First Essex Bancorp of MA           0.56    2.55     45.53    1,293       7.05    0.45    0.84    11.62   0.76   10.51
FFES     First Fed of E. Hartford CT         0.68    2.06     29.69      991       6.92    0.33    0.58     8.73   0.64    9.66
FAB      FirstFed America Bancorp of MA      0.20    1.12     28.99    1,282       9.91    0.29    0.62     5.39   0.52    4.54
MECH     MECH Financial Inc of CT            0.60    2.04     24.10      946       9.59    0.46    1.54    15.45   1.54   15.45
MASB     MassBank  Corp. of Reading MA       1.00    2.09     37.74      929      11.52    0.20    1.15    10.58   1.04    9.57
MDBK     Medford Bancorp, Inc of MA          0.80    1.99     32.00    1,120       9.24    0.18    1.08    11.95   1.01   11.28
MWBX     MetroWest Bank of MA                0.12    1.68     22.64      647       7.21    0.64    1.30    17.65   1.27   17.32


                                                            SWCB
                                                            ----
                                                Memo      Exchange    Total
                                              Offering     Shares     Value
                                              --------     ------     -----
                                               ($Mil)      ($Mil)     ($Mil)

Compass Bank                                   317.40       126.86      444.26
   Superrange                                  276.00       126.86      402.86
   Range Maximum                               240.00       126.86      366.86
   Range Midpoint                              204.00       126.86      330.86

(1) Average of high/low or bid/ask price per share.
(2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items
    (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to
    Core Earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc. calculations. The information in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, L.C.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                     Table 7
                              Public Market Pricing
                        Compass Bank and the Comparables
                              As of August 7, 1998

                                                   Market            Per Share Data
                                               Capitalization       Core       Book              Pricing Ratios(3)
                                             Price/     Market     12-Mth     Value/
                                            Share(1)    Value      EPS(2)     Share     P/E       P/B      P/A       P/TB   P/CORE
                                            --------    -----      ------     -----     ---       ---      ---       ----   ------
                                              ($)       ($Mil)      ($)        ($)      (X)       (%)      (%)       (%)      (X)

Compass Bank
   Superrange                                10.00    411.45       0.63      10.43    15.89    95.84     20.72     96.50    16.44
   Range Maximum                             10.00    370.05       0.67      10.58    14.93    94.50     19.00     95.22    15.48
   Range Midpoint                            10.00    334.05       0.71      10.74    14.03    93.10     17.44     93.87    14.56
   Range Minimum                             10.00    298.05       0.77      10.94    13.05    91.42     15.83     92.26    13.57

BIF-Insured Thrifts(7)
   Averages                                  21.17    298.77       1.13       13.13   17.96   162.72     18.60    166.93    18.58
   Medians                                   --         --        --         --       16.67   160.23     17.45    162.47    17.79

All Non-MHC State of MA(7)
   Averages                                  22.43     89.87       1.31      14.19    16.54   170.27     16.28    174.65    17.53
   Medians                                   --        --         --         --       15.19   160.33     15.72    162.47    17.45

Comparable Group Averages
   Averages                                  26.97    139.64       1.64      16.37    15.63   171.58     14.29    177.67    17.07
   Medians                                   --        --         --         --       15.87   173.27     15.72    182.95    17.45

State of MA
ABBK     Abington Bancorp of MA              18.50     65.34       1.06       9.70    14.80   190.72     11.99    209.75    17.45
AFCB     Affiliated Comm BC, Inc. of MA(7)   33.56    223.68       1.73      17.40    18.44   192.87     19.61    193.76    19.40
ANDB     Andover Bancorp, Inc. of MA         35.94    232.93       2.06      16.95    17.03   212.04     16.81    212.04    17.45
BYS      Bay State Bancorp of MA             25.19     63.86       1.05      23.66    23.99   106.47     22.05    106.47    23.99
BFD      BostonFed Bancorp of MA             20.63    111.26       1.10      15.06    15.87   136.99     10.79    142.08    18.75
CEBK     Central Co-Op. Bank of MA           23.75     46.67       1.20      18.72    15.32   126.87     12.41    139.71    19.79
FCB      Falmouth Bancorp, Inc. of MA        18.50     26.92       0.54      16.19    27.21   114.27     25.60    114.27       NM
FESX     First Essex Bancorp of MA           22.00    166.36       1.23      12.05    16.18   182.57     12.86    207.16    17.89
FAB      FirstFed America Bancorp of MA      17.88    147.90       0.69      15.35    21.80   116.48     11.54    116.48    25.91
HIFS     Hingham Inst. For Sav. of MA        27.00     35.21       2.10      16.84    12.86   160.33     15.20    160.33    12.86
HPBC     Home Port Bancorp, Inc. of MA       24.50     45.13       1.81      11.98    15.03   204.51     20.00    204.51    13.54
IPSW     Ipswich SB of Ipswich MA            15.00     35.85       0.80       5.25    14.15   285.71     15.09    285.71    18.75
LSBX     Lawrence Savings Bank of MA         14.38     62.22       1.99       9.14     7.12   157.33     17.52    157.33     7.23
MASB     MassBank Corp. of Reading MA        47.75    171.57       2.65      29.80    16.30   160.23     18.46    162.47    18.02
MFLR     Mayflower  Co-Op. Bank of MA        21.50     19.35       1.49      14.40    12.95   149.31     14.28    151.52    14.43
MDBK     Medford Bancorp, Inc. of MA         40.25    179.31       2.50      23.23    15.19   173.27     16.01    182.95    16.10
MWBX     MetroWest Bank of MA                 7.13    101.62       0.53       3.27    13.20   218.04     15.72    218.04    13.45
MYST     Mystic Financial of MA              14.75     39.99       0.48      13.20    28.37   111.74     21.29    111.74       NM
PBKB     People's Bancshares of MA           20.25     67.15       0.70       9.56    12.74   211.82      7.77    219.39    28.93
SISB     SIS Bancorp, Inc. of MA(7)          46.81    325.89       2.00      18.41       NM   254.26     18.17    254.26    23.41
SWCB     Sandwich Bancorp of MA(7)           60.75    124.11       2.35      20.83    24.90   291.65     23.57    301.19    25.85
WRNB     Warrent Bancorp of Peabody MA       11.25     88.93       0.83       5.20    14.06   216.35     23.87    216.35    13.55

Comparable Group
ABBK     Abington Bancorp of MA              18.50     65.34       1.06       9.70    14.80   190.72     11.99    209.75    17.45
BKC      American Bank of Waterbury CT       24.25    113.66       1.47      12.53    13.86   193.54     17.45    199.92    16.50
ANDB     Andover Bancorp, Inc. of MA         35.94    232.93       2.06      16.95    17.03   212.04     16.81    212.04    17.45
BFD      BostonFed Bancorp of MA             20.63    111.26       1.10      15.06    15.87   136.99     10.79    142.08    18.75
FESX     First Essex Bancorp of MA           22.00    166.36       1.23      12.05    16.18   182.57     12.86    207.16    17.89
FFES     First Fed of E. Hartford CT         33.00     90.52       2.29      24.99    15.94   132.05      9.13    132.05    14.41
FAB      FirstFed America Bancorp of MA      17.88    147.90       0.69      15.35    21.80   116.48     11.54    116.48    25.91
MECH     MECH Financial Inc of CT            29.38    155.57       2.49      17.14    11.80   171.41     16.45    171.41    11.80
MASB     MassBank  Corp. of Reading MA       47.75    171.57       2.65      29.80    16.30   160.23     18.46    162.47    18.02
MDBK     Medford Bancorp, Inc of MA          40.25    179.31       2.50      23.23    15.19   173.27     16.01    182.95    16.10
MWBX     MetroWest Bank of MA                 7.13    101.62       0.53       3.27    13.20   218.04     15.72    218.04    13.45


                                                   Dividends(4)                         Financial Characteristics(6)
                                                   ------------                         ----------------------------
                                            Amount/         Payout      Total    Equity/  NPAs/       Reported        Core
                                            Share    Yield  Ratio(5)    Assets   Assets   Assets   ROA     ROE    ROA       ROE
                                            -----    -----  --------    ------   ------   ------   ---     ---    ---       ---
                                             ($)      (%)      (%)      ($Mil)     (%)      (%)    (%)     (%)    (%)       (%)

Compass Bank
   Superrange                                0.00    0.00       0.00    1,986      21.62     0.70   1.30     6.03    1.26    5.83
   Range Maximum                             0.00    0.00       0.00    1,948      20.10     0.71   1.27     6.33    1.23    6.11
   Range Midpoint                            0.00    0.00       0.00    1,915      18.73     0.72   1.24     6.64    1.20    6.39
   Range Minimum                             0.00    0.00       0.00    1,883      17.32     0.74   1.21     7.01    1.17    6.74

BIF-Insured Thrifts(7)
   Averages                                  0.39    1.72      30.14   1,633       12.31     0.59  1.06     10.48    1.00    9.70
   Medians                                   --      --        --      --          --        --    --       --       --      --

All Non-MHC State of MA(7)
   Averages                                  0.42    1.82      30.99      611      10.47     0.40   1.12    12.36    1.02   11.03
   Medians                                   --      --        --         --       --        --     --      --       --     --

Comparable Group Averages
   Averages                                  0.55    1.97      32.96      984       8.41     0.52   1.01    11.91    0.93   11.09
   Medians                                   --      --        --         --        --       --     --      --       --     --

State of MA
ABBK     Abington Bancorp of MA              0.20    1.08      18.87      545       6.29     0.14   0.86    12.72    0.73   10.78
AFCB     Affiliated Comm BC, Inc. of MA(7)   0.60    1.79      34.68    1,141      10.17     0.36   1.09    11.05    1.04   10.50
ANDB     Andover Bancorp, Inc. of MA         0.72    2.00      34.95    1,386       7.93     0.38   1.06    13.16    1.04   12.85
BYS      Bay State Bancorp of MA             0.00    0.00       0.00      290      20.71     0.71   0.92     4.44    0.92    4.44
BFD      BostonFed Bancorp of MA             0.40    1.94      36.36    1,032       7.87       NA   0.72     8.46    0.61    7.16
CEBK     Central C o-Op. Bank of MA          0.32    1.35      26.67      376       9.78     0.44   0.86     8.65    0.67    6.70
FCB      Falmouth Bancorp, Inc. of MA        0.24    1.30      44.44      105      22.41     0.05   1.02     4.33    0.81    3.44
FESX     First Essex Bancorp of MA           0.56    2.55      45.53    1,293       7.05     0.45   0.84    11.62    0.76   10.51
FAB      FirstFed America Bancorp of MA      0.20    1.12      28.99    1,282       9.91     0.29   0.62     5.39    0.52    4.54
HIFS     Hingham Inst. For Sav. of MA        0.56    2.07      26.67      232       9.48     0.17   1.25    13.13    1.25   13.13
HPBC     Home Port Bancorp, Inc. of MA       0.80    3.27      44.20      226       9.78     0.26   1.47    14.04    1.63   15.59
IPSW     Ipswich SB of Ipswich MA            0.16    1.07      20.00      238       5.28     0.80   1.24    22.32    0.94   16.84
LSBX     Lawrence Savings Bank of MA         0.00    0.00       0.00      355      11.14     0.24   2.46    25.31    2.42   24.94
MASB     MassBank Corp. of Reading MA        1.00    2.09      37.74      929      11.52     0.20   1.15    10.58    1.04    9.57
MFLR     Mayflower  Co-Op. Bank of MA        0.80    3.72      53.69      136       9.56     0.59   1.15    12.01    1.04   10.78
MDBK     Medford Bancorp, Inc. of MA         0.80    1.99      32.00    1,120       9.24     0.18   1.08    11.95    1.01   11.28
MWBX     MetroWest Bank of MA                0.12    1.68      22.64      647       7.21     0.64   1.30    17.65    1.27   17.32
MYST     Mystic Financial of MA              0.20    1.36      41.67      188      19.06     0.08   0.73     5.82    0.67    5.38
PBKB     People's Bancshares of MA           0.56    2.77         NM      864       3.67     0.35   0.76    16.93    0.33    7.45
SISB     SIS Bancorp, Inc. of MA(7)          0.64    1.37      32.00    1,794       7.14     0.27   0.69     9.61    0.89   12.32
SWCB     Sandwich Bancorp of MA(7)           1.40    2.30      59.57      527       8.08     0.36   0.98    12.21    0.95   11.76
WRNB     Warrent Bancorp of Peabody MA       0.36    3.20      43.37      373      11.03     1.27   1.73    16.33    1.80   16.94

Comparable Group
ABBK     Abington Bancorp of MA              0.20    1.08      18.87      545       6.29     0.14   0.86    12.72    0.73   10.78
BKC      American Bank of Waterbury CT       0.76    3.13      51.70      651       9.02     2.10   1.33    15.35    1.11   12.89
ANDB     Andover Bancorp, Inc. of MA         0.72    2.00      34.95    1,386       7.93     0.38   1.06    13.16    1.04   12.85
BFD      BostonFed Bancorp of MA             0.40    1.94      36.36    1,032       7.87       NA   0.72     8.46    0.61    7.16
FESX     First Essex Bancorp of MA           0.56    2.55      45.53    1,293       7.05     0.45   0.84    11.62    0.76   10.51
FFES     First Fed of E. Hartford CT         0.68    2.06      29.69      991       6.92     0.33   0.58     8.73    0.64    9.66
FAB      FirstFed America Bancorp of MA      0.20    1.12      28.99    1,282       9.91     0.29   0.62     5.39    0.52    4.54
MECH     MECH Financial Inc of CT            0.60    2.04      24.10      946       9.59     0.46   1.54    15.45    1.54   15.45
MASB     MassBank  Corp. of Reading MA       1.00    2.09      37.74      929      11.52     0.20   1.15    10.58    1.04    9.57
MDBK     Medford Bancorp, Inc of MA          0.80    1.99      32.00    1,120       9.24     0.18   1.08    11.95    1.01   11.28
MWBX     MetroWest Bank of MA                0.12    1.68      22.64      647       7.21     0.64   1.30    17.65    1.27   17.32


                                                            SWCB
                                                            ----
                                                Memo      Exchange    Total
                                              Offering     Shares     Value
                                              --------     ------     -----
                                               ($Mil)      ($Mil)     ($Mil)

Compass Bank                                   317.40       94.05      411.45
   Superrange                                  276.00       94.05      370.05
   Range Maximum                               240.00       94.05      334.05
   Range Midpoint                              204.00       94.05      298.05

(1) Average of high/low or bid/ask price per share.
(2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items
    (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to
    Core Earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc. calculations. The information in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                    EXHIBITS

                                LIST OF EXHIBITS


Exhibit
Number            Description
------            -----------

  1      Stock Prices:  As of August 7, 1998

  2      Peer Group Core Earnings Analysis

  3      Pro Forma Analysis Sheet

  4      Pro Forma Effect of Conversion Proceeds

  5      Firm Qualifications Statement

                                    EXHIBIT 1

                                  Stock Prices
                              As of August 7, 1998

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                  Exhibit IV-1

                     Weekly Thrift Market Line - Part One
                           Prices As Of August 7, 1998


                                             Market Capitalization                      Price Change Data
                                            -----------------------      --------------------------------------------------
                                                                             52 Week (1)               % Change From
                                                      Shares   Market      ---------------         ------------------------
                                             Price/   Outst-  Capital-                       Last     Last  52 Wks  Dec 31,
Financial Institution                       Share(1)  anding  ization(9)     High     Low    Week     Week  Ago(2)  1997(2)
---------------------                       -------  -------  -------      ------- ------- ------- ------- ------- --------
                                               ($)     (000)   ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

Market Averages. SAIF-Insured Thrifts(no MHC)
---------------------------------------------

SAIF-Insured Thrifts(287)                     18.95    7,356    165.0        23.52   16.01   19.57   -3.14   16.57    -3.95
NYSE Traded Companies(8)                      33.20   39,352  1,507.1        44.71   28.43   34.42   -2.35    5.08   -10.15
AMEX Traded Companies(22)                     16.23    3,326     51.5        20.91   15.00   16.76   -2.95    5.36    -7.94
NASDAQ Listed OTC Companies(257)              18.82    6,900    140.8        23.22   15.79   19.45   -3.18   17.87    -3.43
California Companies(18)                      24.03   14,596    551.6        30.67   20.36   25.26   -4.97    9.22    -6.53
Florida Companies(6)                          18.80   25,422    402.6        24.64   15.95   19.67   -3.73    8.41   -15.52
Mid-Atlantic Companies(57)                    19.05   11,083    198.9        23.76   15.88   19.62   -2.76   18.38    -3.62
Mid-West Companies(131)                       18.34    5,251    114.4        22.71   15.47   18.89   -3.02   15.88    -4.78
New England Companies(8)                      20.20    8,361    220.2        25.13   17.82   21.03   -3.80   16.76    -5.44
North-West Companies(11)                      20.15   11,024    254.7        24.19   18.02   20.69   -2.40   16.36     5.94
South-East Companies(44)                      18.74    4,225     98.5        23.22   15.59   19.35   -3.03   20.02    -0.56
South-West Companies(6)                       15.96    2,788     54.0        19.23   13.24   16.59   -3.26   22.28    -7.49
Western Companies (Excl CA)(6)                18.31    2,142     43.1        22.10   17.13   19.30   -5.06   15.44    -8.40
Thrift Strategy(242)                          18.25    5,081    101.0        22.60   15.57   18.83   -3.12   16.17    -3.87
Mortgage Banker Strategy(27)                  23.89   20,929    585.9        30.14   19.45   24.94   -3.80   20.34    -7.41
Real Estate Strategy(8)                       21.76    8,292    147.1        25.94   15.84   22.37   -3.06   30.87    12.40
Diversified Strategy(7)                       24.76   45,528  1,145.8        32.13   21.26   25.51   -1.76   -0.46   -12.74
Retail Banking Strategy(3)                    18.63    4,499     96.9        23.42   14.69   19.21   -2.56   20.63    -6.33
Companies Issuing Dividends(238)              19.48    6,939    168.4        24.20   16.40   20.13   -3.10   15.30    -5.80
Companies Without Dividends(49)               16.36    9,368    148.4        20.28   14.15   16.90   -3.34   22.66     4.96
Equity/Assets [less than] 6%(21)              19.57   18,825    385.9        24.91   15.19   20.12   -2.96   23.12    -3.31
Equity/Assets 6-12%(123)                      20.92    7,766    216.1        25.83   16.92   21.69   -3.45   20.49    -5.29
Equity/Assets [greater than] 12%(143)         17.20    5,361     90.2        21.38   15.36   17.71   -2.90   12.30    -2.90
Converted Last 3 Mths (no MHC)(6)             11.51   14,346    186.4        12.49   10.30   11.97   -3.67   15.10    25.64
Actively Traded Companies(31)                 25.83   26,248    741.0        32.88   22.09   26.99   -3.92   14.85   -10.41
Market Value Below $20 Million(54)            14.31    1,106     15.1        18.15   12.66   14.65   -2.33    8.71    -8.35
Holding Company Structure(258)                19.26    7,236    168.4        23.94   16.32   19.92   -3.28   15.89    -4.02
Assets Over $1 Billion(60)                    24.21   24,813    615.3        30.32   20.26   25.07   -3.07   16.46    -4.20
Assets $500 Million-$1 Billion(38)            20.45    6,020    112.5        24.82   16.68   21.12   -3.27   19.39    -3.37
Assets $250-$500 Million(68)                  19.51    3,539     63.2        23.91   16.24   20.06   -2.80   22.37     0.30
Assets less than $250 Million(121)            15.78    1,698     26.1        19.81   13.74   16.33   -3.31   12.73    -6.23
Goodwill Companies(114)                       20.77   13,370    291.3        25.86   17.10   21.48   -3.20   19.50    -4.41
Non-Goodwill Companies(172)                   17.86    3,526     86.0        22.15   15.37   18.44   -3.11   14.79    -3.73
Acquirors of FSLIC Cases(8)                   34.44   30,789  1,417.0        43.56   30.07   35.67   -2.35   11.41    -6.65


                                                             Current Per Share Financials
                                                        ----------------------------------------
                                                                                 Tangible
                                                        Trailing  12 Mo.   Book    Book
                                                         12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                                    EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                                   -------- ------- ------- ------- -------
                                                            ($)     ($)     ($)     ($)     ($)

Market Averages. SAIF-Insured Thrifts(no MHC)
--------------------------------------------
SAIF-Insured Thrifts(287)                                 0.98    0.93   13.66   13.26   121.22
NYSE Traded Companies(8)                                  2.17    1.79   18.39   17.97   250.32
AMEX Traded Companies(22)                                 0.82    0.78   14.00   13.68   111.25
NASDAQ Listed OTC Companies(257)                          0.96    0.92   13.51   13.10   118.81
California Companies(18)                                  1.47    1.38   16.83   16.08   225.16
Florida Companies(6)                                      0.97    0.57   11.28   10.75   144.55
Mid-Atlantic Companies(57)                                1.00    0.96   13.20   12.48   134.95
Mid-West Companies(131)                                   0.93    0.89   13.72   13.45   109.03
New England Companies(8)                                  1.16    1.10   13.19   12.70   179.91
North-West Companies(11)                                  1.03    0.92   13.32   12.90   103.48
South-East Companies(44)                                  0.89    0.84   13.32   13.11    95.60
South-West Companies(6)                                   1.16    1.14   12.46   12.06   151.98
Western Companies (Excl CA)(6)                            0.84    0.85   15.03   14.26    90.36
Thrift Strategy(242)                                      0.94    0.90   13.80   13.46   112.03
Mortgage Banker Strategy(27)                              1.24    1.20   13.34   12.31   186.80
Real Estate Strategy(8)                                   1.38    1.28   12.23   11.83   169.89
Diversified Strategy(7)                                   1.28    0.86   10.98   10.76   137.28
Retail Banking Strategy(3)                                0.40    0.26   13.88   13.36   205.51
Companies Issuing Dividends(238)                          1.03    0.96   13.81   13.37   120.10
Companies Without Dividends(49)                           0.75    0.77   12.94   12.71   126.62
Equity/Assets [less than] 6%(21)                          1.09    1.15   10.29    9.73   209.74
Equity/Assets 6-12%(123)                                  1.15    1.05   13.32   12.61   154.96
Equity/Assets [greater than] 12%(143)                     0.82    0.79   14.43   14.31    80.10
Converted Last 3 Mths (no MHC)(6)                         0.47    0.49   11.62   11.62    50.48
Actively Traded Companies(31)                             1.52    1.58   14.74   14.11   178.51
Market Value Below $20 Million(54)                        0.73    0.66   12.71   12.63    94.31
Holding Company Structure(258)                            0.99    0.94   13.87   13.46   121.77
Assets Over $1 Billion(60)                                1.37    1.30   14.04   12.93   186.20
Assets $500 Million-$1 Billion(38)                        1.01    0.94   13.23   12.75   134.70
Assets $250-$500 Million(68)                              1.02    0.98   14.14   13.78   123.39
Assets less than $250 Million(121)                        0.77    0.73   13.36   13.29    86.16
Goodwill Companies(114)                                   1.12    1.04   13.44   12.39   149.56
Non-Goodwill Companies(172)                               0.90    0.86   13.81   13.81   103.98
Acquirors of FSLIC Cases(8)                               2.35    2.27   20.53   19.72   258.42

(1) Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1996 or 1997. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.
(6) Annualized, based on last regular quarterly cash dividend announcement.
(7) Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                    Weekly Thrift Market Line - Part One
                        Prices As Of August 7, 1998

                                             Market Capitalization                        Price Change Data
                                            -----------------------      --------------------------------------------------
                                                                              52 Week (1)               % Change From
                                                      Shares   Market       ---------------         -----------------------
                                             Price/   Outst-  Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1)  anding  ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       -------   -------  -------      ------- ------- -------   ---- ------- -------
                                               ($)     (000)   ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

Market Averages. BIF-Insured Thrifts(no MHC)
--------------------------------------------
BIF-Insured Thrifts(56)                       21.28   12,172    298.4        26.45   17.24   22.16   -4.11   19.34    -6.57
NYSE Traded Companies(5)                      32.30   50,883  1,554.9        38.25   27.01   34.11   -5.13   31.51     3.51
AMEX Traded Companies(5)                      17.95    2,424     45.7        23.20   14.59   19.34   -6.82   20.27    -6.37
NASDAQ Listed OTC Companies(46)               20.36    8,724    178.9        25.43   16.40   21.07   -3.66   17.78    -7.79
California Companies(1)                       19.50    7,697    150.1        24.00   17.38   20.00   -2.50    7.56     1.30
Mid-Atlantic Companies(20)                    23.51   21,067    564.2        28.29   18.98   24.46   -3.89   25.26    -4.63
New England Companies(30)                     20.99    7,091    146.6        26.29   16.71   21.93   -4.72   21.76    -4.48
North-West Companies(2)                       15.25    5,866     89.9        19.71   14.15   15.75   -3.17    3.57   -15.80
South-East Companies(3)                       13.50    2,611     30.1        20.96   12.25   13.81   -1.36  -26.70   -34.05
Thrift Strategy(44)                           21.44    8,274    209.2        26.65   17.58   22.40   -4.38   19.12    -6.28
Mortgage Banker Strategy(6)                   22.31   28,408    737.2        28.00   16.85   23.11   -4.02   19.00   -11.34
Real Estate Strategy(2)                       15.38    7,801    119.5        19.19   13.07   15.94   -3.90   17.12    -0.44
Diversified Strategy(4)                       20.96   35,891    759.3        25.50   16.25   21.13   -0.62   24.50    -4.97
Companies Issuing Dividends(49)               22.12   13,463    335.0        27.49   17.86   23.05   -4.23   17.51    -8.07
Companies Without Dividends(7)                15.85    3,876     63.1        19.82   13.25   16.41   -3.33   31.11     3.08
Equity/Assets [less than] 6%(4)               20.83   32,946    896.0        26.27   14.91   21.53   -3.36   30.83    -7.02
Equity/Assets 6-12%(34)                       23.05   10,285    278.4        28.11   18.16   24.10   -4.86   19.16    -6.91
Equity/Assets [greater than] 12%(18)          18.43   10,702    198.8        23.73   16.24   19.07   -3.01   17.08    -5.89
Converted Last 3 Mths (no MHC)(1)              8.38    3,101     26.0        11.27    6.80    8.63   -2.90   23.24   -25.64
Actively Traded Companies(15)                 27.63   19,948    521.0        33.43   21.57   28.45   -2.89   23.23    -4.80
Market Value Below $20 Million(2)             11.29    1,634     18.2        17.32   10.13   11.57   -2.14  -16.05   -31.02
Holding Company Structure(43)                 21.31    9,870    214.3        26.29   17.37   22.08   -3.75   19.47    -5.30
Assets Over $1 Billion(18)                    28.18   31,772    840.3        33.54   22.11   29.03   -2.59   26.69    -1.90
Assets $500 Million-$1 Billion(10)            22.33    5,803    107.3        27.17   17.78   23.24   -4.45   16.99    -7.40
Assets $250-$500 Million(12)                  17.35    3,923     62.5        22.40   14.89   18.23   -5.22   19.41   -11.16
Assets less than $250 Million(16)             16.80    1,945     28.9        22.05   13.87   17.70   -4.61   13.12    -7.37
Goodwill Companies(29)                        22.06   18,971    467.6        27.18   17.32   22.91   -3.83   25.58    -5.88
Non-Goodwill Companies(27)                    20.49    5,374    129.2        25.73   17.16   21.41   -4.38   13.10    -7.26


                                                               Current Per Share Financials
                                                     --------------------------------------------
                                                                                 Tangible
                                                     Trailing   12 Mo.    Book     Book
                                                      12 Mo.    Core     Value/   Value/   Assets/
Financial Institution                                 EPS(3)    EPS(3)   Share   Share(4)  Share
---------------------                                --------  -------  -------  -------  -------
                                                         ($)      ($)      ($)      ($)      ($)

Market Averages. BIF-Insured Thrifts(no MHC)
--------------------------------------------
BIF-Insured Thrifts(56)                                1.24     1.16    13.32    12.87    126.78
NYSE Traded Companies(5)                               1.49     1.46    20.77    18.92    137.03
AMEX Traded Companies(5)                               1.18     1.02    12.88    12.47    114.17
NASDAQ Listed OTC Companies(46)                        1.22     1.15    12.48    12.20    127.06
California Companies(1)                                1.70     1.70    13.37    13.33    131.35
Mid-Atlantic Companies(20)                             1.08     1.05    14.53    13.91    125.36
New England Companies(30)                              1.40     1.27    12.72    12.32    136.33
North-West Companies(2)                                1.07     1.05     9.21     9.21     89.69
South-East Companies(3)                                0.88     0.91    13.11    12.92     76.72
Thrift Strategy(44)                                    1.23     1.15    14.12    13.73    125.77
Mortgage Banker Strategy(6)                            1.33     1.23    11.65    10.94    146.79
Real Estate Strategy(2)                                1.25     1.27     9.29     9.27     89.24
Diversified Strategy(4)                                1.19     1.13     8.30     7.37    125.61
Companies Issuing Dividends(49)                        1.29     1.20    13.43    12.91    132.94
Companies Without Dividends(7)                         0.93     0.91    12.59    12.58     87.14
Equity/Assets [less than] 6%(4)                        1.32     0.96     8.38     7.77    169.05
Equity/Assets 6-12%(34)                                1.48     1.40    12.80    12.22    148.50
Equity/Assets [greater than] 12%(18)                   0.83     0.82    15.28    15.09     81.18
Converted Last 3 Mths (no MHC)(1)                      0.37     0.37     9.41     9.41     47.49
Actively Traded Companies(15)                          1.80     1.61    15.97    15.31    166.41
Market Value Below $20 Million(2)                      0.75     0.73    12.50    12.50     86.28
Holding Company Structure(43)                          1.21     1.14    13.62    13.32    120.88
Assets Over $1 Billion(18)                             1.47     1.42    15.06    14.07    142.17
Assets $500 Million-$1 Billion(10)                     1.53     1.31    13.43    13.18    153.95
Assets $250-$500 Million(12)                           1.10     1.05    12.15    11.89    112.27
Assets less than $250 Million(16)                      0.97     0.93    12.39    12.25    108.68
Goodwill Companies(29)                                 1.29     1.18    13.24    12.35    141.23
Non-Goodwill Companies(27)                             1.19     1.15    13.39    13.39    112.33

(1) Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1996 or 1997. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.
(6) Annualized, based on last regular quarterly cash dividend announcement.
(7) Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                              Exhibit IV-1 (continued)
                 Weekly Thrift Market Line - Part One
                      Prices As Of August 7, 1998


                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                            52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

Market Averages. MHC Institutions
---------------------------------
SAIF-Insured Thrifts(19)                      17.47   9,397    52.8        24.29   13.77   18.57   -5.73   34.63    -5.23
BIF-Insured Thrifts(3)                        19.33  32,239   305.4        28.09   16.19   20.90   -7.43   29.70    -5.83
NASDAQ Listed OTC Companies(22)               17.74  12,824    90.7        24.86   14.13   18.92   -5.98   33.89    -5.32
Florida Companies(2)                          26.75   6,802    86.2        35.38   22.25   29.00   -7.76   15.05   -17.69
Mid-Atlantic Companies(12)                    15.37  11,884    57.6        22.35   11.61   16.65   -6.92   40.10    -7.25
Mid-West Companies(5)                         21.69   2,336    22.5        29.13   16.99   22.50   -3.68   27.05   -12.61
New England Companies(2)                      21.77  46,613   458.9        29.56   19.94   22.66   -4.03   19.72     7.51
South-East Companies(1)                       13.38   4,497    28.3        18.06   13.25   14.25   -6.11   33.80    33.80
Thrift Strategy(20)                           17.00   8,799    51.5        23.79   13.79   18.28   -6.65   29.97    -4.48
Mortgage Banker Strategy(1)                   19.00  33,965   155.2        27.88    7.88   18.31    3.77  135.15    -4.43
Diversified Strategy(1)                       29.91  64,130   731.4        41.13   26.56   31.06   -3.70    3.14   -21.29
Companies Issuing Dividends(20)               18.42  12,379    90.2        26.03   14.43   19.70   -6.37   35.81    -7.75
Companies Without Dividends(2)                11.66  16,829    95.4        14.35   11.41   11.94   -2.52   16.60    16.60
Equity/Assets 6-12%(12)                       20.63  15,523   117.7        30.12   14.95   22.09   -6.72   46.24   -14.39
Equity/Assets [greater than] 12%(10)          14.22   9,524    57.6        18.44   13.13   15.04   -5.08   18.78     5.77
Holding Company Structure(4)                  15.43   9,743    57.3        21.21   12.20   16.47   -6.02   32.72    -0.66
Assets Over $1 Billion(5)                     20.27  36,299   266.2        27.88   15.51   21.10   -3.51   45.56    -4.90
Assets $500 Million-$1 Billion(3)             22.07  15,968   113.1        28.49   18.78   23.13   -4.52   31.04    16.18
Assets $250-$500 Million(5)                   18.28   4,125    24.1        25.98   13.14   19.20   -3.85   42.41    -7.39
Assets less than $250 Million(9)              14.75   2,802    17.0        21.38   12.73   16.33   -9.23   21.98    -9.66
Goodwill Companies(7)                         20.88  23,361   177.2        28.59   15.83   22.21   -5.97   43.15    -8.88
Non-Goodwill Companies(15)                    16.06   7,150    44.1        22.85   13.21   17.15   -5.99   28.90    -3.40
MHC Institutions(22)                          17.74  12,824    90.7        24.86   14.13   18.92   -5.98   33.89    -5.32
MHC Converted Last 3 Months(2)                11.13   5,009    23.5        12.16   11.01   11.44   -2.76   11.30    11.30


                                                        Current Per Share Financials
                                                 ----------------------------------------
                                                                          Tangible
                                                 Trailing  12 Mo.   Book    Book
                                                  12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                             EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                            -------- ------- ------- ------- -------
                                                     ($)     ($)     ($)     ($)     ($)

Market Averages. MHC Institutions
---------------------------------
SAIF-Insured Thrifts(19)                           0.60    0.57    9.23    8.97    80.65
BIF-Insured Thrifts(3)                             0.86    0.59    9.88    8.83    85.18
NASDAQ Listed OTC Companies(22)                    0.64    0.57    9.33    8.95    81.33
Florida Companies(2)                               1.07    0.92   13.01   12.62   194.16
Mid-Atlantic Companies(12)                         0.52    0.50    8.18    7.99    65.37
Mid-West Companies(5)                              0.76    0.71   11.06   10.31   109.81
New England Companies(2)                           0.98    0.64   11.25   10.31    85.38
South-East Companies(1)                            0.43    0.43    8.56    8.56    38.07
Thrift Strategy(20)                                0.60    0.57    9.33    9.04    78.75
Mortgage Banker Strategy(1)                        0.55    0.45    5.41    4.86    66.55
Diversified Strategy(1)                            1.49    0.80   13.17   11.28   142.67
Companies Issuing Dividends(20)                    0.65    0.57    9.44    9.02    84.52
Companies Without Dividends(2)                     0.59    0.58    8.31    8.31    52.63
Equity/Assets 6-12%(12)                            0.73    0.61    9.39    8.70   105.72
Equity/Assets [greater than] 12%(10)               0.53    0.53    9.24    9.24    51.52
Holding Company Structure(4)                       0.63    0.58    8.65    8.34    69.78
Assets Over $1 Billion(5)                          0.81    0.61    8.89    8.23    99.68
Assets $500 Million-$1 Billion(3)                  0.81    0.82   11.92   10.41   114.68
Assets $250-$500 Million(5)                        0.53    0.51    8.33    8.33    72.12
Assets less than $250 Million(9)                   0.56    0.53    9.57    9.41    67.29
Goodwill Companies(7)                              0.81    0.66    9.44    8.36   110.02
Non-Goodwill Companies(15)                         0.55    0.52    9.26    9.26    65.89
MHC Institutions(22)                               0.64    0.57    9.33    8.95    81.33
MHC Converted Last 3 Months(2)                     0.52    0.52    7.79    7.79    53.22

(1) Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1996 or 1997. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.
(6) Annualized, based on last regular quarterly cash dividend announcement.
(7) Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of August 7, 1998

                                              Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                            52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA(8)          62.25 112,748 7,018.6        82.81   49.63   66.06   -5.77   21.46    -7.01
BYS   Bay State Bancorp of MA*                25.19   2,535    63.9        32.63   24.75   26.50   -4.94   25.95    25.95
CFB   Commercial Federal Corp. of NE          26.81  42,056 1,127.5        38.19   26.29   28.13   -4.69   -0.85   -24.61
DME   Dime Bancorp, Inc. of NY*               28.50 113,533 3,235.7        32.69   18.63   29.75   -4.20   42.07    -5.79
DSL   Downey Financial Corp. of CA            32.00  28,105   899.4        35.00   20.48   32.50   -1.54   50.16    18.17
FED   FirstFed Fin. Corp. of CA               20.81  21,215   441.5        26.94   15.94   21.75   -4.32   27.05     7.38
GSB   Golden State Bancorp of CA(8)           24.13  55,485 1,338.9        41.81   24.00   28.00  -13.82  -19.57   -35.55
GDW   Golden West Fin. Corp. of CA            87.94  57,591 5,064.6       114.25   78.94   92.38   -4.81    6.35   -10.09
GPT   GreenPoint Fin. Corp. of NY*            37.13  83,383 3,096.0        42.63   29.34   39.88   -6.90   12.72     2.34
JSB   JSB Financial, Inc. of NY*              51.31   9,833   504.5        59.69   43.50   54.19   -5.31   15.30     2.50
OCN   Ocwen Financial Corp. of FL             19.63  60,772 1,193.0        30.38   18.00   20.25   -3.06  -10.77   -22.84
SIB   Staten Island Bancorp of NY*            19.38  45,130   874.6        23.63   18.81   20.25   -4.30   61.50    -7.45
WES   Westcorp Inc. of Orange CA              12.00  26,374   316.5        23.50   10.94   11.50    4.35  -41.46   -28.91


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA          22.00   2,505    55.1        25.63   21.38   22.00    0.00    0.55    -5.90
ANE   Alliance Bncp of New Eng of CT*         12.50   2,493    31.2        16.08   10.00   13.06   -4.29   13.64    13.64
BKC   American Bank of Waterbury CT*          24.25   4,687   113.7        32.56   17.88   27.00  -10.19   28.04    -0.53
BFD   BostonFed Bancorp of MA                 20.63   5,393   111.3        24.88   18.75   22.13   -6.78    3.46    -5.71
CNY   Carver Bancorp, Inc. of NY              12.13   2,314    28.1        17.13   11.88   12.13    0.00   -2.96   -25.35
CBK   Citizens First Fin.Corp. of IL          17.63   2,536    44.7        22.38   16.00   17.50    0.74    4.44   -12.94
EFC   EFC Bancorp Inc of IL                   12.00   6,937    83.2        14.94   11.75   12.75   -5.88   20.00    20.00
EBI   Equality Bancorp, Inc. of MO            13.06   2,486    32.5        16.00   12.50   13.38   -2.39   30.60    -9.93
ESX   Essex Bancorp of Norfolk VA(8)           2.81   1,059     3.0         7.94    1.56    3.13  -10.22   80.13   -28.68
FCB   Falmouth Bancorp, Inc. of MA*           18.50   1,455    26.9        23.88   16.88   20.00   -7.50    6.44    -9.76
FAB   FirstFed America Bancorp of MA          17.88   8,272   147.9        23.25   17.75   18.75   -4.64   -4.03   -18.28
GAF   GA Financial Corp. of PA                15.50   7,220   111.9        22.25   15.19   17.31  -10.46  -10.82   -17.90
HBS   Haywood Bancshares, Inc. of NC*         20.50   1,250    25.6        24.00   18.50   21.50   -4.65   10.81    -8.89
KNK   Kankakee Bancorp, Inc. of IL            31.13   1,380    43.0        37.75   29.00   32.50   -4.22    5.53   -17.54
KYF   Kentucky First Bancorp of KY            14.38   1,240    17.8        15.88   12.19   13.88    3.60   16.82    -3.75
NBN   Northeast Bancorp of ME*                14.00   2,237    31.3        19.50    9.67   15.13   -7.47   42.42   -26.32
NEP   Northeast PA Fin. Corp of PA            13.38   6,427    86.0        16.00   13.25   13.88   -3.60   33.80    33.80
PDB   Piedmont Bancorp, Inc. of NC            10.00   2,751    27.5        11.63    9.50    9.63    3.84   -9.58    -8.09
SSB   Scotland Bancorp, Inc. of NC             9.00   1,914    17.2        19.25    8.13    9.75   -7.69  -47.06    -9.46
SZB   SouthFirst Bancshares of AL             17.38     967    16.8        22.75   15.88   17.88   -2.80    2.24   -23.60
SRN   Southern Banc Company of AL             15.38   1,230    18.9        19.13   15.38   15.50   -0.77   -2.35   -13.35
SSM   Stone Street Bancorp of NC              17.63   1,843    32.5        22.50   17.63   18.38   -4.08  -18.94   -20.55
TSH   Teche Holding Company of LA             17.13   3,439    58.9        23.50   17.13   18.25   -6.14   -6.80   -24.70
FTF   Texarkana Fst. Fin. Corp of AR          27.50   1,738    47.8        30.63   22.25   27.63   -0.47   19.57    10.00
THR   Three Rivers Fin. Corp. of MI           16.25     825    13.4        23.50   15.63   17.13   -5.14    2.33   -25.29
WSB   Washington SB, FSB of MD                 6.19   4,421    27.4         9.50    5.88    6.25   -0.96   -5.64   -31.68
WFI   Winton Financial Corp. of OH            14.63   4,014    58.7        20.63    7.88   15.25   -4.07   81.51    43.57


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN(8)          45.00   1,090    49.1        45.00   21.59   43.50    3.45  102.52    53.64
FBER  1st Bergen Bancorp of NJ                17.88   2,729    48.8        20.75   15.94   19.00   -5.89   -8.31    -6.53
AFED  AFSALA Bancorp, Inc. of NY(8)           16.88   1,378    23.3        20.75   15.63   18.38   -8.16    6.30   -12.31
ALBK  ALBANK Fin. Corp. of Albany NY(8)       64.75  13,222   856.1        74.63   37.13   69.13   -6.34   68.18    25.87
AMFC  AMB Financial Corp. of IN               16.63     916    15.2        19.38   14.50   16.63    0.00   10.87     4.72
ASBP  ASB Financial Corp. of OH               12.31   1,635    20.1        16.75   12.25   13.38   -8.00    0.49    -7.09
ABBK  Abington Bancorp of MA*                 18.50   3,532    65.3        22.25   13.88   19.25   -3.90   24.33   -11.90


                                                      Current Per Share Financials
                                               ----------------------------------------
                                                                        Tangible
                                              Trailing   12 Mo.   Book    Book
                                                12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                           EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                          -------- ------- ------- ------- -------
                                                   ($)     ($)     ($)     ($)     ($)

NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA(8)             3.50    3.30   26.34   19.38   483.55
BYS   Bay State Bancorp of MA*                   1.05    1.05   23.66   23.66   114.26
CFB   Commercial Federal Corp. of NE             1.49    1.76   14.63   12.79   211.60
DME   Dime Bancorp, Inc. of NY*                  1.29    1.04   11.45    9.37   193.99
DSL   Downey Financial Corp. of CA               1.80    1.84   15.87   15.69   208.93
FED   FirstFed Fin. Corp. of CA                  1.23    1.19   10.96   10.88   191.72
GSB   Golden State Bancorp of CA(8)              1.89    2.04   17.44   15.73   288.89
GDW   Golden West Fin. Corp. of CA               6.48    6.50   48.88   48.88   688.81
GPT   GreenPoint Fin. Corp. of NY*               1.70    1.76   15.34    8.56   158.64
JSB   JSB Financial, Inc. of NY*                 2.99    2.66   37.88   37.88   159.05
OCN   Ocwen Financial Corp. of FL                1.39    0.27    7.36    6.98    56.29
SIB   Staten Island Bancorp of NY*               0.43    0.79   15.51   15.11    59.19
WES   Westcorp Inc. of Orange CA                 0.63   -0.84   12.62   12.59   144.57


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA             1.17    1.10   17.97   17.97   117.17
ANE   Alliance Bncp of New Eng of CT*            0.87    0.51    7.91    7.72    99.21
BKC   American Bank of Waterbury CT*             1.75    1.47   12.53   12.13   138.94
BFD   BostonFed Bancorp of MA                    1.30    1.10   15.06   14.52   191.28
CNY   Carver Bancorp, Inc. of NY                 0.45    0.40   15.36   14.82   189.05
CBK   Citizens First Fin.Corp. of IL             0.78    0.49   15.27   15.27   110.35
EFC   EFC Bancorp Inc of IL                      0.56    0.56   12.42   12.42    52.24
EBI   Equality Bancorp, Inc. of MO               0.50    0.03   10.39   10.39   102.80
ESX   Essex Bancorp of Norfolk VA(8)            -0.20   -0.19    0.03   -0.14   182.29
FCB   Falmouth Bancorp, Inc. of MA*              0.68    0.54   16.19   16.19    72.26
FAB   FirstFed America Bancorp of MA             0.82    0.69   15.35   15.35   154.96
GAF   GA Financial Corp. of PA                   1.16    1.09   15.87   15.73   113.31
HBS   Haywood Bancshares, Inc. of NC*            1.76    1.76   18.06   17.49   121.60
KNK   Kankakee Bancorp, Inc. of IL               2.20    2.14   27.92   23.23   289.48
KYF   Kentucky First Bancorp of KY               0.79    0.78   11.24   11.24    65.97
NBN   Northeast Bancorp of ME*                   0.82    0.81    9.72    8.83   138.86
NEP   Northeast PA Fin. Corp of PA              -0.60    0.37   13.07   13.07    68.99
PDB   Piedmont Bancorp, Inc. of NC               0.57    0.57    7.77    7.77    48.28
SSB   Scotland Bancorp, Inc. of NC               0.50    0.50    7.91    7.91    32.02
SZB   SouthFirst Bancshares of AL                0.70    0.65   16.91   16.49   167.82
SRN   Southern Banc Company of AL                0.42    0.42   14.95   14.84    85.95
SSM   Stone Street Bancorp of NC                 0.80    0.80   16.85   16.85    60.21
TSH   Teche Holding Company of LA                1.09    1.08   16.38   16.38   118.43
FTF   Texarkana Fst. Fin. Corp of AR             1.79    1.76   16.19   16.19   106.32
THR   Three Rivers Fin. Corp. of MI              1.01    0.94   16.08   16.02   118.86
WSB   Washington SB, FSB of MD                   0.44    0.30    5.21    5.21    61.87
WFI   Winton Financial Corp. of OH               0.80    0.66    5.80    5.68    80.84


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN(8)             1.82    1.24   21.48   21.13   238.13
FBER  1st Bergen Bancorp of NJ                   0.78    0.78   13.54   13.54   115.82
AFED  AFSALA Bancorp, Inc. of NY(8)              0.87    0.89   14.61   14.61   120.41
ALBK  ALBANK Fin. Corp. of Albany NY(8)          3.32    3.29   27.74   21.70   309.29
AMFC  AMB Financial Corp. of IN                  1.05    0.60   15.54   15.54   110.17
ASBP  ASB Financial Corp. of OH                  0.66    0.65   10.68   10.68    70.28
ABBK  Abington Bancorp of MA*                    1.25    1.06    9.70    8.82   154.28

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of August 7, 1998

                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                           52 Week (1)              % Change From
                                                     Shares    Market      ---------------         -----------------------
                                             Price/  Outst-    Capital-                       Last    Last  52 Wks   Dec 31,/
Financial Institution                       Share(1) anding    ization(9)     High    Low     Week    Week   Ago(2)  1997(2)
---------------------                       ------- - ------    -------      ------- ------- ------- ------- ------- --------
                                               ($)     (000)    ($Mil)         ($)    ($)     ($)      (%)    (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
AABC  Access Anytime Bancorp of NM            10.50    1,217      12.8        13.00    6.37   10.75   -2.33   61.54    -4.55
AFBC  Advance Fin. Bancorp of WV              16.38    1,074      17.6        20.88   15.25   16.75   -2.21    7.41    -5.75
AFCB  Affiliated Comm BC, Inc of MA(8)        33.56    6,665     223.7        41.88   24.63   35.25   -4.79   32.91   -11.10
ALBC  Albion Banc Corp. of Albion NY           8.75      752       6.6        14.17    7.75    8.75    0.00   11.04   -34.36
ABCL  Alliance Bancorp, Inc. of IL            23.88   11,435     273.1        29.25   20.58   23.25    2.71   15.08    -9.89
ALLB  Alliance Bank MHC of PA (19.9)          21.50    3,273      14.0        39.00   15.13   25.50  -15.69   42.10   -30.65
AHCI  Ambanc Holding Co., Inc. of NY*         15.88    4,258      67.6        20.00   14.13   17.50   -9.26   -1.55   -15.31
ASBI  Ameriana Bancorp of IN                  17.75    3,252      57.7        22.00   17.75   19.63   -9.58   -6.58   -10.71
ABCW  Anchor Bancorp Wisconsin of WI          45.00    8,920     401.4        46.50   25.25   46.25   -2.70   73.08    23.69
ANDB  Andover Bancorp, Inc. of MA*            35.94    6,481     232.9        39.88   23.70   35.75    0.53   44.92    11.61
ASFC  Astoria Financial Corp. of NY           49.63   26,531   1,316.7        62.50   45.38   50.13   -1.00    3.40   -10.98
AVND  Avondale Fin. Corp. of IL               14.63    3,060      44.8        18.88   14.13   16.75  -12.66   -0.81    -9.97
BCSB  BCSB Bankcorp MHC of MD (38.6)          11.63    6,117      27.5        12.63   11.38   11.63    0.00   16.30    16.30
BKCT  Bancorp Connecticut of CT*              16.75    5,113      85.6        25.00   13.63   18.00   -6.94   17.54   -20.24
BPLS  Bank Plus Corp. of CA                   10.63   19,387     206.1        16.13    9.50   10.81   -1.67   -9.53   -15.84
BNKU  Bank United Corp. of TX                 43.38   31,596   1,370.6        56.00   35.88   44.63   -2.80   11.57   -11.36
BWFC  Bank West Fin. Corp. of MI              11.63    2,624      30.5        17.50    9.92   14.00  -16.93   15.38   -27.90
BANC  BankAtlantic Bancorp of FL              10.75   36,676     394.3        17.00   10.69   11.25   -4.44  -35.36   -35.82
BKUNA BankUnited Fin. Corp. of FL             12.19   15,468     188.6        18.50   10.88   12.75   -4.39   10.82   -20.90
BVCC  Bay View Capital Corp. of CA            24.25   20,276     491.7        38.00   24.25   27.69  -12.42   -6.73   -33.10
FSNJ  Bayonne Banchsares of NJ                16.25    9,094     147.8        17.38   10.91   16.75   -2.99   48.95    21.45
BFSB  Bedford Bancshares, Inc. of VA          14.31    2,298      32.9        17.38   11.50   15.00   -4.60   15.59   -15.82
BFFC  Big Foot Fin. Corp. of IL               16.00    2,513      40.2        23.94   16.00   16.50   -3.03   -8.57   -23.81
BYFC  Broadway Fin. Corp. of CA                9.72      933       9.1        12.73    9.72   11.00  -11.64    0.00   -20.78
BRKL  Brookline Bncp MHC of MA(47.0)          13.63   29,095     186.4        17.98   13.31   14.25   -4.35   36.30    36.30
CBES  CBES Bancorp, Inc. of MO                19.00      940      17.9        26.00   17.25   19.84   -4.23    8.57   -14.61
CCFH  CCF Holding Company of GA               20.50      897      18.4        24.00   15.00   21.00   -2.38   31.66     1.84
CITZ  CFS Bancorp, Inc. of IN                 10.81   22,727     245.7        11.44   10.38   10.94   -1.19    8.10     8.10
CFSB  CFSB Bancorp of Lansing MI              24.00    8,167     196.0        28.75   15.76   25.13   -4.50   46.70     0.59
CKFB  CKF Bancorp of Danville KY              18.13      843      15.3        21.25   17.75   19.00   -4.58   -9.35    -2.00
CNSB  CNS Bancorp, Inc. of MO                 15.75    1,645      25.9        21.50   15.75   16.50   -4.55   -7.35   -23.17
CSBF  CSB Financial Group Inc of IL           10.63      840       8.9        14.00   10.63   11.63   -8.60  -11.42   -21.26
CBCI  Calumet Bancorp of Chicago IL           30.25    3,145      95.1        39.00   27.00   31.50   -3.97    9.68    -9.02
CAFI  Camco Fin. Corp. of OH                  16.75    5,468      91.6        20.67   11.83   18.00   -6.94   33.15    -1.47
CMRN  Cameron Fin. Corp. of MO                16.75    2,563      42.9        22.19   16.75   18.50   -9.46   -2.90   -18.29
CFNC  Carolina Fincorp of NC*                 10.44    1,906      19.9        18.88    9.63   10.38    0.58  -39.93   -43.57
CASB  Cascade Financial Corp. of WA           15.13    4,266      64.5        16.00    9.60   15.25   -0.79   36.31    42.74
CATB  Catskill Fin. Corp. of NY*              16.38    4,486      73.5        19.13   16.00   16.75   -2.21    0.80   -13.24
CAVB  Cavalry Bancorp of TN                   20.50    7,538     154.5        25.25   19.88   20.50    0.00  105.00   105.00
CNIT  Cenit Bancorp of Norfolk VA             22.00    4,977     109.5        28.58   16.42   24.00   -8.33   28.13   -16.98
CEBK  Central Co-Op. Bank of MA*              23.75    1,965      46.7        33.50   18.88   23.50    1.06   21.79   -16.67
CENB  Century Bancorp, Inc. of NC(8)          13.75    1,271      17.5        39.00   13.75   15.25   -9.84  -47.78   -51.33
COFI  Charter One Financial of OH             30.13  127,635   3,845.6        36.38   24.76   32.56   -7.46   15.04    -4.53
CVAL  Chester Valley Bancorp of PA            29.00    2,185      63.4        37.00   20.71   31.50   -7.94   26.86    -0.85
CLAS  Classic Bancshares, Inc. of KY          16.25    1,300      21.1        21.50   13.88   17.13   -5.14   10.17    -2.99
CBSA  Coastal Bancorp of Houston TX           23.25    7,563     175.8        26.67   18.75   24.81   -6.29   13.86     0.00
CFCP  Coastal Fin. Corp. of SC                19.00    6,248     118.7        20.50   14.72   20.50   -7.32   -0.68     3.37
CFKY  Columbia Financial of KY                14.00    2,671      37.4        17.13   13.69   14.50   -3.45   40.00    40.00
CMSB  Commonwealth Bancorp Inc of PA          18.63   15,474     288.3        24.25   16.75   18.75   -0.64   10.83    -6.29
CMSV  Commty. Svgs, MHC of FL (48.5)(8)       32.38    5,100      80.0        40.75   25.50   36.00  -10.06   25.75    -8.48
CFTP  Community Fed. Bancorp of MS            16.75    4,398      73.7        21.00   16.38   16.75    0.00   -5.63   -17.28
CFFC  Community Fin. Corp. of VA              13.75    2,559      35.2        16.38   10.75   14.00   -1.79   20.83    -0.43
CIBI  Community Inv. Bancorp of OH            14.50    1,335      19.4        15.25    9.83   14.50    0.00   43.56    34.63
COOP  Cooperative Bancshares of NC            15.50    3,027      46.9        25.00   12.25   16.88   -8.18   26.53   -36.73
CRZY  Crazy Woman Creek Bncorp of WY          16.38      939      15.4        20.00   13.75   17.38   -5.75   18.01     9.20


                                                       Current Per Share Financials
                                                   ----------------------------------------
                                                                            Tangible
                                                   Trailing   12 Mo.  Book    Book
                                                     12 Mo.   Core    Value/ Value/  Assets/
Financial Institution                                EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                              -------- ------- ------- ------- -------
                                                      ($)     ($)     ($)     ($)     ($)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
AABC  Access Anytime Bancorp of NM                   1.28    1.19    7.58    7.58    93.71
AFBC  Advance Fin. Bancorp of WV                     0.89    0.84   14.52   14.52   103.04
AFCB  Affiliated Comm BC, Inc of MA(8)               1.82    1.73   17.40   17.32   171.16
ALBC  Albion Banc Corp. of Albion NY                 0.45    0.42    8.28    8.28    96.94
ABCL  Alliance Bancorp, Inc. of IL                   1.09    1.11   11.55   11.42   134.42
ALLB  Alliance Bank MHC of PA (19.9)                 0.62    0.62    8.93    8.93    83.33
AHCI  Ambanc Holding Co., Inc. of NY*                0.60    0.48   14.27   14.27   122.08
ASBI  Ameriana Bancorp of IN                         1.16    0.99   13.90   13.64   119.46
ABCW  Anchor Bancorp Wisconsin of WI                 2.30    2.05   14.34   14.12   224.14
ANDB  Andover Bancorp, Inc. of MA*                   2.11    2.06   16.95   16.95   213.78
ASFC  Astoria Financial Corp. of NY                  2.73    2.51   32.67   23.12   410.67
AVND  Avondale Fin. Corp. of IL                     -1.53   -1.10   15.07   15.07   198.25
BCSB  BCSB Bankcorp MHC of MD (38.6)                 0.36    0.36    7.28    7.28    44.74
BKCT  Bancorp Connecticut of CT*                     1.22    1.05    9.42    9.42    93.83
BPLS  Bank Plus Corp. of CA                          0.62    0.72    9.57    8.76   217.68
BNKU  Bank United Corp. of TX                        3.29    3.13   20.67   18.68   414.91
BWFC  Bank West Fin. Corp. of MI                     0.41    0.33    8.93    8.93    68.73
BANC  BankAtlantic Bancorp of FL                     0.73    0.31    5.92    4.96    96.15
BKUNA BankUnited Fin. Corp. of FL                    0.42    0.32    9.43    8.18   215.09
BVCC  Bay View Capital Corp. of CA                   0.68    1.06   19.17   12.27   263.44
FSNJ  Bayonne Banchsares of NJ                       0.48    0.48   10.85   10.85    71.04
BFSB  Bedford Bancshares, Inc. of VA                 0.72    0.72    8.86    8.86    66.64
BFFC  Big Foot Fin. Corp. of IL                      0.44    0.38   15.24   15.24    83.36
BYFC  Broadway Fin. Corp. of CA                      0.69    0.48   15.08   15.08   148.83
BRKL  Brookline Bncp MHC of MA(47.0)                 0.47    0.47    9.33    9.33    28.09
CBES  CBES Bancorp, Inc. of MO                       1.17    0.97   17.63   17.63   123.86
CCFH  CCF Holding Company of GA                      0.18   -0.16   12.91   12.91   159.49
CITZ  CFS Bancorp, Inc. of IN                        0.36    0.40   10.88   10.88    62.51
CFSB  CFSB Bancorp of Lansing MI                     1.37    1.25    8.00    8.00   103.60
CKFB  CKF Bancorp of Danville KY                     1.36    1.03   15.84   15.84    74.22
CNSB  CNS Bancorp, Inc. of MO                        0.54    0.50   14.63   14.63    59.28
CSBF  CSB Financial Group Inc of IL                  0.29    0.25   13.22   12.47    57.12
CBCI  Calumet Bancorp of Chicago IL                  3.25    3.26   27.27   27.27   155.89
CAFI  Camco Fin. Corp. of OH                         1.18    0.89   10.42    9.77   105.26
CMRN  Cameron Fin. Corp. of MO                       0.95    0.93   17.91   17.91    86.18
CFNC  Carolina Fincorp of NC*                        0.55    0.63   13.89   13.89    62.16
CASB  Cascade Financial Corp. of WA                  0.73    0.69    7.14    7.14   102.31
CATB  Catskill Fin. Corp. of NY*                     0.85    0.84   15.45   15.45    65.97
CAVB  Cavalry Bancorp of TN                          0.62    0.43   13.23   13.23    46.54
CNIT  Cenit Bancorp of Norfolk VA                    1.29    1.20   10.15    9.36   147.56
CEBK  Central Co-Op. Bank of MA*                     1.55    1.20   18.72   17.00   191.38
CENB  Century Bancorp, Inc. of NC(8)                 1.06    1.06   14.58   14.58    82.12
COFI  Charter One Financial of OH                    1.14    1.57   11.23   10.54   152.44
CVAL  Chester Valley Bancorp of PA                   1.52    1.38   13.64   13.64   157.38
CLAS  Classic Bancshares, Inc. of KY                 0.78    0.98   15.70   13.46   100.86
CBSA  Coastal Bancorp of Houston TX                  1.89    1.94   14.61   12.60   392.20
CFCP  Coastal Fin. Corp. of SC                       1.03    0.85    5.63    5.63    93.35
CFKY  Columbia Financial of KY                       0.44    0.43   13.42   13.42    47.46
CMSB  Commonwealth Bancorp Inc of PA                 1.00    0.75   14.10   11.27   154.48
CMSV  Commty. Svgs, MHC of FL (48.5)(8)              1.03    0.95   16.11   16.11   149.14
CFTP  Community Fed. Bancorp of MS                   0.59    0.56   13.28   13.28    56.12
CFFC  Community Fin. Corp. of VA                     0.71    0.71    9.97    9.93    71.86
CIBI  Community Inv. Bancorp of OH                   0.68    0.68    8.37    8.37    76.21
COOP  Cooperative Bancshares of NC                   0.75    0.68    9.62    9.62   126.01
CRZY  Crazy Woman Creek Bncorp of WY                 0.79    0.79   15.49   15.49    65.69

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of August 7, 1998

                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                           52 Week (1)                % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last  52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2)  1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
DNFC  D&N Financial Corp. of MI               24.50   9,157   224.3        29.75   16.93   25.50   -3.92   40.89    -7.55
DCBI  Delphos Citizens Bancorp of OH          16.00   1,848    29.6        24.25   15.75   17.00   -5.88    0.00   -22.89
DCOM  Dime Community Bancorp of NY*           24.13  12,177   293.8        29.31   18.56   23.38    3.21   26.60     1.60
DIBK  Dime Financial Corp. of CT(8)*          32.63   5,294   172.7        37.00   25.75   33.63   -2.97   23.13     6.98
ESBF  ESB Financial Corp of PA                18.38   5,751   105.7        20.00   14.21   18.50   -0.65   23.44     5.03
EGLB  Eagle BancGroup of IL                   18.75   1,177    22.1        21.13   16.50   19.00   -1.32   12.14    -0.69
EBSI  Eagle Bancshares of Tucker GA           24.06   5,735   138.0        27.25   16.13   25.75   -6.56   39.48     9.36
ETFS  East Texas Fin. Serv. of TX             14.06   1,539    21.6        16.25   12.35   13.75    2.25   13.85   -11.18
ESBK  Elmira Svgs Bank (The) of NY*           27.00     727    19.6        32.25   21.67   27.63   -2.28   19.36   -10.00
EMLD  Emerald Financial Corp. of OH           12.50  10,274   128.4        16.00    6.75   12.63   -1.03   86.85    13.02
EFBC  Empire Federal Bancorp of MT            14.31   2,592    37.1        18.25   14.13   15.00   -4.60   -7.68   -16.46
EFBI  Enterprise Fed. Bancorp of OH           28.13   2,211    62.2        35.00   19.50   28.25   -0.42   38.91   -10.70
EQSB  Equitable FSB of Wheaton MD             29.25   1,223    35.8        34.00   18.75   28.75    1.74   50.93    10.38
FCBF  FCB Fin. Corp. of Neenah WI             30.00   3,867   116.0        34.00   26.50   29.75    0.84   11.03     1.69
FFDF  FFD Financial Corp. of OH               18.50   1,445    26.7        24.00   14.75   19.38   -4.54   23.33     2.78
FFLC  FFLC Bancorp of Leesburg FL             18.88   3,742    70.6        23.50   16.65   19.50   -3.18    7.09   -13.20
FFWC  FFW Corporation of Wabash IN            18.00   1,458    26.2        21.50   14.00   19.50   -7.69   25.17    -5.26
FFYF  FFY Financial Corp. of OH               35.00   4,011   140.4        35.38   26.88   33.88    3.31   27.27     5.64
FMCO  FMS Financial Corp. of NJ               13.63   7,203    98.2        16.67    8.33   14.75   -7.59   57.21    15.22
FFHH  FSF Financial Corp. of MN               17.63   2,933    51.7        21.25   17.00   17.75   -0.68   -0.68   -15.81
FOBC  Fed One Bancorp of Wheeling WV(8)       39.75   2,402    95.5        45.50   20.00   41.50   -4.22   80.68    44.55
FBCI  Fidelity Bancorp of Chicago IL          23.50   2,833    66.6        26.00   20.75   22.31    5.33    9.30    -8.31
FSBI  Fidelity Bancorp, Inc. of PA            20.75   1,966    40.8        28.00   16.80   22.00   -5.68   23.51   -10.56
FFFL  Fidelity Bcsh MHC of FL (47.7)          26.75   6,802    86.2        35.38   22.25   29.00   -7.76   15.05   -17.69
FFED  Fidelity Fed. Bancorp of IN              5.88   3,127    18.4        10.50    5.88    6.00   -2.00  -33.78   -42.97
FFOH  Fidelity Financial of OH                14.75   5,598    82.6        19.88   12.50   14.63    0.82   -9.23    -4.84
FIBC  Financial Bancorp, Inc. of NY(8)        36.25   1,707    61.9        37.63   19.50   37.63   -3.67   79.01    50.23
FBSI  First Bancshares, Inc. of MO            13.06   2,211    28.9        17.50   11.00   13.13   -0.53    7.67   -16.44
FBBC  First Bell Bancorp of PA                17.38   6,525   113.4        21.63   15.63   18.00   -3.44    6.11    -8.53
SKBO  First Carnegie MHC of PA(45.0)          14.38   2,300    14.9        21.00   13.38   16.38  -12.21    6.52   -23.31
FSTC  First Citizens Corp of GA               28.00   2,765    77.4        35.50   19.67   29.00   -3.45   37.73   -17.65
FCME  First Coastal Corp. of ME*              12.13   1,361    16.5        15.75   10.63   12.75   -4.86    7.82   -18.48
FFBA  First Colorado Bancorp of CO(8)         25.50  16,895   430.8        30.13   17.38   26.56   -3.99   38.74     7.37
FDEF  First Defiance Fin.Corp. of OH          13.63   8,123   110.7        16.25   13.50   13.88   -1.80   -9.50   -14.81
FESX  First Essex Bancorp of MA*              22.00   7,562   166.4        26.13   16.50   21.63    1.71   29.41    -5.38
FFSX  First FSB MHC Sxld of IA(46.1)          30.50   2,840    39.7        39.00   24.25   32.00   -4.69   25.77    -3.94
FFES  First Fed of E. Hartford CT             33.00   2,743    90.5        42.25   31.00   34.75   -5.04    5.60   -11.41
BDJI  First Fed. Bancorp. of MN               17.50     998    17.5        22.00   14.00   18.50   -5.41   26.54   -20.45
FFBH  First Fed. Bancshares of AR             22.75   4,871   110.8        30.25   20.50   23.63   -3.72    6.41    -4.21
FTFC  First Fed. Capital Corp. of WI          16.00  18,519   296.3        18.38   11.88   16.00    0.00   31.90    -5.55
FFKY  First Fed. Fin. Corp. of KY             27.63   4,130   114.1        28.75   20.50   27.63    0.00   27.03    21.45
FFBZ  First Federal Bancorp of OH             11.00   3,151    34.7        14.50    9.00   12.00   -8.33   22.22     4.17
FFCH  First Fin. Holdings Inc. of SC          20.88  13,587   283.7        27.00   15.50   21.25   -1.74   28.97   -21.39
FFHS  First Franklin Corp. of OH              12.50   1,783    22.3        20.83   12.50   15.50  -19.35   -6.23   -39.99
FGHC  First Georgia Hold. Corp of GA          12.50   4,799    60.0        15.75    4.71   12.13    3.05  165.39    97.47
FFSL  First Independence Corp. of KS          12.25     957    11.7        15.63   12.25   12.63   -3.01   -5.77   -12.50
FISB  First Indiana Corp. of IN               23.44  12,781   299.6        30.00   17.08   26.25  -10.70   29.29    -7.02
FKAN  First Kansas Financial of KS            11.13   1,554    17.3        12.50   11.06   11.50   -3.22   11.30    11.30
FKFS  First Keystone Fin. Corp of PA          16.00   2,413    38.6        21.75   13.13   16.50   -3.03   24.22   -10.51
FLKY  First Lancaster Bncshrs of KY           13.75     947    13.0        16.38   13.19   13.50    1.85   -9.84   -13.74
FLFC  First Liberty Fin. Corp. of GA          21.25  11,622   247.0        25.50   14.50   23.00   -7.61   38.62    -0.38
CASH  First Midwest Fin., Inc. of OH          21.38   2,614    55.9        24.88   17.25   22.50   -4.98   23.94    -4.98
FMBD  First Mutual Bancorp Inc of IL(8)       17.63   3,531    62.3        25.00   15.00   17.25    2.20   10.19   -29.48
FMSB  First Mutual SB of Bellevue WA*         15.00   4,244    63.7        20.17   13.42   15.75   -4.76    7.14   -18.92
FNGB  First Northern Cap. Corp of WI          13.25   8,859   117.4        14.00   12.38   13.25    0.00    6.00    -5.36


                                               Current Per Share Financials
                                           ----------------------------------------
                                                                    Tangible
                                           Trailing  12 Mo.   Book    Book
                                            12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                       EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                      -------- ------- ------- ------- -------
                                               ($)     ($)     ($)     ($)     ($)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
DNFC  D&N Financial Corp. of MI              1.63    1.44   11.10   11.01   203.95
DCBI  Delphos Citizens Bancorp of OH         0.93    0.93   15.21   15.21    60.94
DCOM  Dime Community Bancorp of NY*          0.96    0.90   15.55   13.52   129.52
DIBK  Dime Financial Corp. of CT(8)*         2.94    2.92   15.57   15.20   191.99
ESBF  ESB Financial Corp of PA               1.02    1.01   11.83   10.56   164.41
EGLB  Eagle BancGroup of IL                  0.50    0.25   17.56   17.56   153.11
EBSI  Eagle Bancshares of Tucker GA          1.26    1.26   13.03   13.03   200.43
ETFS  East Texas Fin. Serv. of TX            0.45    0.41   13.70   13.70    78.59
ESBK  Elmira Svgs Bank (The) of NY*          1.39    1.47   19.63   19.63   315.97
EMLD  Emerald Financial Corp. of OH          0.64    0.59    4.95    4.89    59.94
EFBC  Empire Federal Bancorp of MT           0.62    0.62   15.68   15.68    42.67
EFBI  Enterprise Fed. Bancorp of OH          1.03    0.88   16.47   16.06   165.37
EQSB  Equitable FSB of Wheaton MD            1.85    1.79   14.20   14.20   273.97
FCBF  FCB Fin. Corp. of Neenah WI            1.51    1.12   19.37   19.37   133.90
FFDF  FFD Financial Corp. of OH              1.09    0.49   15.43   15.43    69.28
FFLC  FFLC Bancorp of Leesburg FL            1.01    0.95   13.88   13.88   109.21
FFWC  FFW Corporation of Wabash IN           1.26    1.22   13.06   11.98   136.29
FFYF  FFY Financial Corp. of OH              1.93    1.90   20.82   20.82   158.98
FMCO  FMS Financial Corp. of NJ              0.75    0.75    5.52    5.47    92.83
FFHH  FSF Financial Corp. of MN              1.10    1.07   14.57   14.57   140.15
FOBC  Fed One Bancorp of Wheeling WV(8)      1.29    1.28   17.21   16.52   153.07
FBCI  Fidelity Bancorp of Chicago IL         0.36    1.07   18.44   18.41   170.96
FSBI  Fidelity Bancorp, Inc. of PA           1.42    1.40   14.01   14.01   204.94
FFFL  Fidelity Bcsh MHC of FL (47.7)         1.07    0.92   13.01   12.62   194.16
FFED  Fidelity Fed. Bancorp of IN           -0.25   -0.19    4.28    4.28    63.14
FFOH  Fidelity Financial of OH               0.87    0.84   11.64   10.31    96.54
FIBC  Financial Bancorp, Inc. of NY(8)       1.62    1.58   16.43   16.36   181.66
FBSI  First Bancshares, Inc. of MO           0.83    0.81   10.80   10.35    80.48
FBBC  First Bell Bancorp of PA               1.15    1.11   11.43   11.43   101.86
SKBO  First Carnegie MHC of PA(45.0)         0.42    0.50   10.86   10.86    64.41
FSTC  First Citizens Corp of GA              2.22    2.01   12.85   10.28   127.39
FCME  First Coastal Corp. of ME*             0.94    0.82   11.10   11.10   110.39
FFBA  First Colorado Bancorp of CO(8)        1.18    1.12   12.39   12.14    92.06
FDEF  First Defiance Fin.Corp. of OH         0.66    0.63   12.54   12.54    71.09
FESX  First Essex Bancorp of MA*             1.36    1.23   12.05   10.62   171.03
FFSX  First FSB MHC Sxld of IA(46.1)         1.16    1.17   14.51   11.48   201.27
FFES  First Fed of E. Hartford CT            2.07    2.29   24.99   24.99   361.28
BDJI  First Fed. Bancorp. of MN              0.77    0.77   12.35   12.35   113.39
FFBH  First Fed. Bancshares of AR            1.11    1.05   17.29   17.29   117.10
FTFC  First Fed. Capital Corp. of WI         1.00    0.76    6.12    5.81    85.35
FFKY  First Fed. Fin. Corp. of KY            1.52    1.48   13.02   12.33    98.56
FFBZ  First Federal Bancorp of OH            0.58    0.58    5.12    5.11    67.19
FFCH  First Fin. Holdings Inc. of SC         1.12    1.08    8.70    8.70   136.76
FFHS  First Franklin Corp. of OH             1.05    0.91   12.04   11.99   130.31
FGHC  First Georgia Hold. Corp of GA         0.38    0.38    2.96    2.76    36.57
FFSL  First Independence Corp. of KS         0.79    0.79   12.07   12.07   130.09
FISB  First Indiana Corp. of IN              1.41    1.07   12.23   12.09   132.07
FKAN  First Kansas Financial of KS           0.61    0.61   12.95   12.95    69.29
FKFS  First Keystone Fin. Corp of PA         1.13    1.00   10.64   10.64   159.62
FLKY  First Lancaster Bncshrs of KY          0.51    0.51   14.91   14.91    55.97
FLFC  First Liberty Fin. Corp. of GA         0.85    0.89    8.57    7.84   116.59
CASH  First Midwest Fin., Inc. of OH         1.10    0.99   16.33   14.54   155.31
FMBD  First Mutual Bancorp Inc of IL(8)      0.37    0.29   15.64   12.11   110.52
FMSB  First Mutual SB of Bellevue WA*        1.03    1.01    7.22    7.22   106.30
FNGB  First Northern Cap. Corp of WI         0.71    0.66    8.48    8.48    76.42

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of August 7, 1998

                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                            52 Week (1)               % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last  52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2)  1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
FFPB  First Palm Beach Bancorp of FL          39.38   5,136   202.3        44.94   32.25   42.25   -6.79   16.47    -8.69
FWWB  First Savings Bancorp of WA             22.88  10,948   250.5        25.97   21.14   23.63   -3.17    4.33    -8.48
FSFF  First SecurityFed Fin of IL             15.50   6,408    99.3        17.25   14.50   16.00   -3.13   55.00    -1.59
FSLA  First Source Bancorp of NJ               9.44  31,740   299.6        13.93    6.39    9.38    0.64   40.06   -32.23
SOPN  First Svgs Bancorp of NC                23.50   3,710    87.2        26.00   20.00   23.25    1.08    8.05    -7.84
FBNW  FirstBank Corp of Clarkston WA          19.25   1,984    38.2        23.75   16.00   20.25   -4.94    2.67     1.96
FFDB  FirstFed Bancorp, Inc. of AL            28.94   1,201    34.8        29.00   16.53   29.00   -0.21   75.08    33.80
FSPT  FirstSpartan Fin. Corp. of SC           37.75   4,253   160.6        47.25   35.00   41.00   -7.93    5.59    -6.21
FLAG  Flag Financial Corp of GA               17.13   4,574    78.4        19.38    9.50   18.25   -6.14   77.15    19.54
FLGS  Flagstar Bancorp, Inc of MI             27.25  13,670   372.5        28.38   17.75   24.88    9.53   42.45    37.63
FFIC  Flushing Fin. Corp. of NY*              24.00   7,810   187.4        29.88   20.00   25.00   -4.00   16.34     0.50
FBHC  Fort Bend Holding Corp. of TX(8)        20.00   1,817    36.3        28.00   15.38   20.50   -2.44   25.00    -8.05
FTSB  Fort Thomas Fin. Corp. of KY            13.13   1,474    19.4        15.75   10.50   14.75  -10.98   19.36   -14.63
FKKY  Frankfort First Bancorp of KY           13.88   1,619    22.5        22.94   13.75   14.50   -4.28  -24.97   -21.27
FTNB  Fulton Bancorp, Inc. of MO              17.38   1,701    29.6        26.50   16.75   20.00  -13.10  -14.17   -21.46
GUPB  GFSB Bancorp, Inc of Gallup NM          14.50   1,201    17.4        17.00   12.33   15.50   -6.45   14.44     2.98
GSLA  GS Financial Corp. of LA                14.25   3,350    47.7        21.00   13.38   14.63   -2.60   -8.83   -32.14
GOSB  GSB Financial Corp. of NY*              14.00   2,248    31.5        18.94   13.75   15.63  -10.43   -3.45   -22.48
GBNK  Gaston Fed Bncp MHC of NC(47.0          13.38   4,497    28.3        18.06   13.25   14.25   -6.11   33.80    33.80
GFCO  Glenway Financial Corp. of OH           22.00   2,282    50.2        24.25   12.25   22.63   -2.78   62.96    17.33
GTPS  Great American Bancorp of IL            21.75   1,588    34.5        23.00   16.88   21.75    0.00   24.29    14.47
PEDE  Great Pee Dee Bancorp of SC             13.75   2,202    30.3        17.38   13.25   13.50    1.85   37.50   -14.76
GSFC  Green Street Fin. Corp. of NC           14.38   4,083    58.7        20.75   13.75   14.50   -0.83  -17.26   -21.21
GFED  Guaranty Fed Bancshares of MO           12.94   6,228    80.6        14.44    9.45   13.00   -0.46   36.93     0.47
HCBB  HCB Bancshares of Camden AR             13.25   2,645    35.0        16.13   12.81   14.13   -6.23   -4.54    -8.62
HEMT  HF Bancorp of Hemet CA                  16.50   6,369   105.1        18.25   14.75   17.25   -4.35    6.45    -5.71
HFFC  HF Financial Corp. of SD                21.88   4,395    96.2        24.17   14.58   21.25    2.96   47.54    23.83
HFNC  HFNC Financial Corp. of NC(8)           12.13  17,193   208.6        16.81   11.25   12.75   -4.86  -26.48   -16.34
HMNF  HMN Financial, Inc. of MN               15.00   5,430    81.5        21.67   14.75   15.25   -1.64   -9.09   -30.78
HALL  Hallmark Capital Corp. of WI            14.13   2,934    41.5        18.00   10.63   14.75   -4.20   21.50   -16.88
HRBF  Harbor Federal Bancorp of MD            18.63   1,863    34.7        23.41   17.27   20.00   -6.85    2.48   -18.86
HARB  Harbor Florida Bancshrs of FL           11.94  30,740   367.0        13.50    7.24   12.00   -0.50   62.23     8.35
HFSA  Hardin Bancorp of Hardin MO             17.00     816    13.9        20.00   16.50   17.75   -4.23    1.49    -6.85
HARL  Harleysville SB of PA                   31.00   1,675    51.9        35.00   25.00   31.50   -1.59   24.00    12.73
HFGI  Harrington Fin. Group of IN             10.50   3,276    34.4        13.75   10.13   10.50    0.00   -8.70   -19.23
HARS  Harris Fin. MHC of PA (24.3)            19.00  33,965   155.2        27.88    7.88   18.31    3.77  135.15    -4.43
HFFB  Harrodsburg 1st Fin Bcrp of KY          15.38   1,947    29.9        18.00   14.88   15.94   -3.51    0.00    -8.18
HHFC  Harvest Home Fin. Corp. of OH           14.50     891    12.9        16.75   11.75   15.25   -4.92   13.73    -7.94
HAVN  Haven Bancorp of Woodhaven NY           19.00   8,849   168.1        28.75   18.13   21.31  -10.84    3.37   -15.56
HTHR  Hawthorne Fin. Corp. of CA              17.00   3,164    53.8        24.00   15.00   18.25   -6.85    9.68   -15.55
HMLK  Hemlock Fed. Fin. Corp. of IL           17.50   2,000    35.0        19.00   15.06   17.00    2.94   14.75     2.16
HBSC  Heritage Bancorp, Inc of SC             19.25   4,629    89.1        22.38   18.75   19.50   -1.28   28.33    28.33
HFWA  Heritage Financial Corp of WA           12.88   9,755   125.6        15.94   12.63   13.44   -4.17   28.80    28.80
HCBC  High Country Bancorp of CO              14.00   1,323    18.5        15.50   13.50   14.38   -2.64   40.00    -9.68
HBNK  Highland Bancorp of CA                  42.13   2,329    98.1        43.50   25.50   42.56   -1.01   62.04    28.64
HIFS  Hingham Inst. for Sav. of MA*           27.00   1,304    35.2        37.00   23.06   29.50   -8.47   16.13    -6.09
HBEI  Home Bancorp of Elgin IL(8)             14.50   6,856    99.4        19.13   14.13   15.50   -6.45  -20.55   -18.90
HBFW  Home Bancorp of Fort Wayne IN           27.88   2,351    65.5        37.63   21.25   28.00   -0.43   28.90    -5.49
HCFC  Home City Fin. Corp. of OH              15.00     905    13.6        22.75   14.31   15.00    0.00    0.00   -18.92
HOMF  Home Fed Bancorp of Seymour IN          27.50   5,139   141.3        33.75   19.83   28.50   -3.51   35.27     5.77
HWEN  Home Financial Bancorp of IN             8.75     929     8.1         9.75    7.44    8.50    2.94   12.04    -5.41
HLFC  Home Loan Financial Corp of OH          14.88   2,248    33.5        16.75   14.00   15.00   -0.80   48.80    48.80
HPBC  Home Port Bancorp, Inc. of MA*          24.50   1,842    45.1        27.63   19.50   25.00   -2.00   18.07     5.92
HSTD  Homestead Bancorp, Inc. of LA            8.56   1,478    12.7         9.31    3.41    9.00   -4.89  -14.40    48.87
HFBC  HopFed Bancorp of KY                    16.63   4,034    67.1        21.88   16.00   17.63   -5.67   66.30    66.30


                                                   Current Per Share Financials
                                               ----------------------------------------
                                                                        Tangible
                                               Trailing  12 Mo.   Book    Book
                                                12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                           EPS(3)   EPS(3)  Share  Share(4)  Share
---------------------                          -------- ------- ------- ------- -------
                                                   ($)     ($)     ($)     ($)     ($)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
FFPB  First Palm Beach Bancorp of FL             1.79    1.14   22.79   22.30   348.79
FWWB  First Savings Bancorp of WA                1.32    1.23   15.09   13.98   115.95
FSFF  First SecurityFed Fin of IL                0.46    0.72   14.59   14.55    50.45
FSLA  First Source Bancorp of NJ                 0.41    0.41    7.72    7.72    37.57
SOPN  First Svgs Bancorp of NC                   1.40    1.40   18.61   18.61    80.81
FBNW  FirstBank Corp of Clarkston WA             0.86    0.52   15.13   15.13    92.50
FFDB  FirstFed Bancorp, Inc. of AL               1.38    1.38   14.68   13.53   151.10
FSPT  FirstSpartan Fin. Corp. of SC              1.52    1.51   29.87   29.87   113.62
FLAG  Flag Financial Corp of GA                  0.44    0.31    4.82    4.82    54.22
FLGS  Flagstar Bancorp, Inc of MI                1.83    1.83    9.77    9.46   187.56
FFIC  Flushing Fin. Corp. of NY*                 1.14    1.14   17.56   16.89   138.09
FBHC  Fort Bend Holding Corp. of TX(8)           1.11    0.79   11.78   11.09   174.25
FTSB  Fort Thomas Fin. Corp. of KY               0.82    0.82   10.87   10.87    68.93
FKKY  Frankfort First Bancorp of KY              0.20    0.65   13.96   13.96    82.34
FTNB  Fulton Bancorp, Inc. of MO                 0.75    0.58   15.06   15.06    64.45
GUPB  GFSB Bancorp, Inc of Gallup NM             0.79    0.79   12.14   12.14    98.40
GSLA  GS Financial Corp. of LA                   0.56    0.50   16.08   16.08    38.63
GOSB  GSB Financial Corp. of NY*                 0.39    0.37   14.88   14.88    52.87
GBNK  Gaston Fed Bncp MHC of NC(47.0             0.43    0.43    8.56    8.56    38.07
GFCO  Glenway Financial Corp. of OH              1.11    1.12   12.60   12.49   131.66
GTPS  Great American Bancorp of IL               0.58    0.58   16.88   16.88    92.09
PEDE  Great Pee Dee Bancorp of SC                0.33    0.33   14.19   14.19    31.45
GSFC  Green Street Fin. Corp. of NC              0.66    0.66   14.81   14.81    41.39
GFED  Guaranty Fed Bancshares of MO              0.39    0.38   11.21   11.21    39.56
HCBB  HCB Bancshares of Camden AR                0.25    0.25   14.45   14.28    83.79
HEMT  HF Bancorp of Hemet CA                    -0.07    0.21   13.15   11.16   167.33
HFFC  HF Financial Corp. of SD                   1.41    1.31   12.60   12.60   129.58
HFNC  HFNC Financial Corp. of NC(8)              0.70    0.48    9.82    9.82    56.97
HMNF  HMN Financial, Inc. of MN                  1.06    0.75   15.65   14.55   134.83
HALL  Hallmark Capital Corp. of WI               0.95    0.90   11.02   11.02   143.47
HRBF  Harbor Federal Bancorp of MD               0.90    0.86   15.74   15.74   124.07
HARB  Harbor Florida Bancshrs of FL              0.47    0.45    8.28    8.19    41.78
HFSA  Hardin Bancorp of Hardin MO                1.07    0.92   16.52   16.52   148.47
HARL  Harleysville SB of PA                      2.08    2.08   14.63   14.63   219.46
HFGI  Harrington Fin. Group of IN               -0.03    0.08    7.47    7.47   168.84
HARS  Harris Fin. MHC of PA (24.3)               0.55    0.45    5.41    4.86    66.55
HFFB  Harrodsburg 1st Fin Bcrp of KY             0.76    0.76   14.79   14.79    55.89
HHFC  Harvest Home Fin. Corp. of OH              0.63    0.62   11.57   11.57   102.00
HAVN  Haven Bancorp of Woodhaven NY              1.12    1.11   12.89   12.86   228.02
HTHR  Hawthorne Fin. Corp. of CA                 2.81    3.29   14.07   14.07   330.88
HMLK  Hemlock Fed. Fin. Corp. of IL              0.85    0.85   15.47   15.47    95.51
HBSC  Heritage Bancorp, Inc of SC                0.78    0.78   19.41   19.41    67.43
HFWA  Heritage Financial Corp of WA              0.37    0.19    9.53    9.53    33.09
HCBC  High Country Bancorp of CO                 0.53    0.53   13.64   13.64    69.73
HBNK  Highland Bancorp of CA                     2.90    2.53   18.71   18.71   238.59
HIFS  Hingham Inst. for Sav. of MA*              2.10    2.10   16.84   16.84   177.69
HBEI  Home Bancorp of Elgin IL(8)                0.36    0.36   13.95   13.95    53.82
HBFW  Home Bancorp of Fort Wayne IN              1.25    1.22   18.03   18.03   149.86
HCFC  Home City Fin. Corp. of OH                 1.02    1.02   15.68   15.68    84.39
HOMF  Home Fed Bancorp of Seymour IN             1.95    1.58   12.65   12.31   137.54
HWEN  Home Financial Bancorp of IN               0.42    0.33    8.03    8.03    44.64
HLFC  Home Loan Financial Corp of OH             0.37    0.37   13.82   13.82    35.49
HPBC  Home Port Bancorp, Inc. of MA*             1.63    1.81   11.98   11.98   122.53
HSTD  Homestead Bancorp, Inc. of LA              0.36    0.36   10.40   10.40    48.02
HFBC  HopFed Bancorp of KY                       0.65    0.65   14.26   14.26    54.89

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of August 7, 1998

                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                              52 Week (1)                % Change From
                                                      Shares   Market       ---------------         -----------------------
                                             Price/   Outst-  Capital-                       Last     Last  52 Wks  Dec 31,
Financial Institution                       Share(1)  anding  ization(9)     High     Low    Week     Week  Ago(2)  1997(2)
---------------------                       -------   -------  -------      ------- ------- ------- ------- ------- --------
                                               ($)     (000)   ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
HZFS  Horizon Fin'l. Services of IA           15.38      880     13.5        16.88    9.44   15.38    0.00   62.92    28.17
HRZB  Horizon Financial Corp. of WA*          15.50    7,488    116.1        19.25   14.88   15.75   -1.59    0.00   -12.68
HRBT  Hudson River Bancorp Inc of NY          13.25   17,854    229.7        13.69   12.56   13.38   -0.97   32.50    32.50
IBSF  IBS Financial Corp. of NJ(8)            16.38   10,962    179.6        21.19   15.13   16.69   -1.86    4.80    -7.41
ITLA  ITLA Capital Corp of CA*                19.50    7,697    150.1        24.00   17.38   20.00   -2.50    7.56     1.30
ICBC  Independence Comm Bnk Cp of NY          14.63   76,044  1,112.5        19.13   14.50   14.50    0.90   46.30    46.30
IFSB  Independence FSB of DC                  16.75    1,281     21.5        21.63   13.00   15.38    8.91   21.82    -1.47
INBI  Industrial Bancorp of OH                19.00    5,015     95.3        25.00   14.38   19.75   -3.80   29.34     7.04
IWBK  Interwest Bancorp of WA                 43.06   10,445    449.8        47.00   37.00   45.00   -4.31    7.30    14.07
IPSW  Ipswich SB of Ipswich MA*               15.00    2,390     35.9        20.75   11.13   16.50   -9.09   23.66    -9.09
JXVL  Jacksonville Bancorp of TX              17.50    2,422     42.4        23.25   16.38   18.13   -3.47    7.69   -24.73
JXSB  Jcksnville SB,MHC of IL (45.6)          16.25    1,908      9.4        25.50   11.08   17.25   -5.80   46.66   -18.75
JSBA  Jefferson Svgs Bancorp of MO            25.00   10,020    250.5        31.88   15.38   24.75    1.01   57.43    21.95
KSBK  KSB Bancorp of Kingfield ME*            16.50    1,259     20.8        22.50   12.50   18.38  -10.23   14.74   -26.67
KFBI  Klamath First Bancorp of OR             17.38    9,917    172.4        24.25   17.38   17.75   -2.08   -7.31   -19.16
LSBI  LSB Fin. Corp. of Lafayette IN          31.00      954     29.6        32.00   19.52   31.00    0.00   55.00    14.22
LVSB  Lakeview Financial of NJ                24.00    4,978    119.5        28.75   16.13   25.00   -4.00   44.93    -5.88
LARK  Landmark Bancshares, Inc of KS          22.38    1,549     34.7        29.25   21.25   24.88  -10.05    1.13   -10.05
LARL  Laurel Capital Group of PA              20.00    2,187     43.7        23.50   14.25   20.00    0.00   39.57    -7.71
LSBX  Lawrence Savings Bank of MA*            14.38    4,327     62.2        19.31   10.94   15.00   -4.13   21.04   -12.21
LFED  Leeds Fed Bksr MHC of MD (36.3          18.25    5,182     34.4        23.50   13.92   18.25    0.00   28.79   -16.09
LXMO  Lexington B&L Fin. Corp. of MO          15.50    1,009     15.6        17.88   15.16   15.25    1.64   -3.91   -12.68
LIBB  Liberty Bancorp MHC of NJ (47)          10.63    3,901     19.5        11.69   10.63   11.25   -5.51    6.30     6.30
LFCO  Life Financial Corp of CA(8)            12.00    6,556     78.7        25.38   10.75   14.38  -16.55  -29.95    -4.99
LFBI  Little Falls Bancorp of NJ              20.00    2,478     49.6        22.25   16.75   20.13   -0.65   14.29    -2.44
LOGN  Logansport Fin. Corp. of IN             15.00    1,262     18.9        19.63   13.63   15.00    0.00    9.09   -16.67
LISB  Long Island Bancorp, Inc of NY(8)       56.50   24,183  1,366.3        67.63   38.38   57.31   -1.41   43.04    13.84
MAFB  MAF Bancorp, Inc. of IL                 22.75   22,577    513.6        28.83   20.33   23.06   -1.34    5.81    -3.52
MBLF  MBLA Financial Corp. of MO              20.50    1,251     25.6        30.63   20.25   21.00   -2.38  -12.77   -32.79
MECH  MECH Financial Inc of CT*               29.38    5,295    155.6        31.81   21.63   30.38   -3.29   35.83    12.74
MFBC  MFB Corp. of Mishawaka IN               24.00    1,590     38.2        30.38   20.00   25.00   -4.00   17.07   -21.00
MSBF  MSB Financial, Inc of MI                14.00    1,338     18.7        17.73   11.82   16.63  -15.81    8.02   -18.93
MARN  Marion Capital Holdings of IN           24.63    1,704     42.0        29.50   22.00   25.50   -3.41    7.09    -9.21
MRKF  Market Fin. Corp. of OH                 13.00    1,336     17.4        20.25   12.75   13.38   -2.84   -9.60   -16.83
MFSL  Maryland Fed. Bancorp of MD(8)          40.88    6,572    268.7        42.25   21.50   41.50   -1.49   69.91    16.80
MASB  MassBank Corp. of Reading MA*           47.75    3,593    171.6        54.25   37.88   47.75    0.00   22.72     0.25
MFLR  Mayflower Co-Op. Bank of MA*            21.50      900     19.4        27.50   17.50   23.50   -8.51   19.44   -19.63
MDBK  Medford Bancorp, Inc. of MA*            40.25    4,455    179.3        44.25   29.75   41.75   -3.59   33.59     2.55
MWBX  MetroWest Bank of MA*                    7.13   14,252    101.6         9.50    6.19    7.50   -4.93    5.63   -20.78
METF  Metropolitan Fin. Corp. of OH           13.63    7,051     96.1        18.88    9.00   15.00   -9.13   41.54   -12.06
MIFC  Mid Iowa Financial Corp. of IA          10.75    1,735     18.7        12.75    9.00   11.13   -3.41   11.63    -6.52
MCBN  Mid-Coast Bancorp of ME                 10.50      712      7.5        14.00    8.33   11.75  -10.64   26.05     5.00
MWBI  Midwest Bancshares, Inc. of IA          14.00    1,051     14.7        19.50   11.29   14.00    0.00   19.97   -23.29
MFFC  Milton Fed. Fin. Corp. of OH            13.50    2,237     30.2        17.00   13.50   14.25   -5.26   -0.95   -12.22
MBSP  Mitchell Bancorp, Inc. of NC            16.50      931     15.4        18.00   16.50   16.75   -1.49   -1.49    -2.94
MBBC  Monterey Bay Bancorp of CA              16.38    3,958     64.8        21.40   13.00   20.00  -18.10   26.00     5.00
MONT  Montgomery Fin. Corp. of IN             11.25    1,653     18.6        13.63   11.25   12.00   -6.25   -9.13   -12.66
MSBK  Mutual SB, FSB of Bay City MI            9.50    4,290     40.8        14.63    9.50   10.06   -5.57  -12.68   -26.92
MYST  Mystic Financial of MA*                 14.75    2,711     40.0        18.56   14.00   14.63    0.82   47.50    47.50
NHTB  NH Thrift Bancshares of NH              17.25    2,091     36.1        22.75   16.31   17.50   -1.43    5.31   -15.85
NSLB  NS&L Bancorp, Inc of Neosho MO          18.13      686     12.4        19.50   16.63   18.25   -0.66    9.02    -3.97
NSSY  NSS Bancorp of CT(8)*                   51.00    2,395    122.1        58.75   33.13   53.25   -4.23   51.11    35.10
NMSB  Newmil Bancorp, Inc. of CT*             11.38    3,834     43.6        14.63   11.38   12.50   -8.96   -9.90   -12.46
NBCP  Niagara Bancorp of NY MHC(45.4*         12.69   29,756    171.3        17.00   12.19   12.63    0.48   26.90    26.90
NBSI  North Bancshares of Chicago IL          12.88    1,265     16.3        18.83   12.88   13.25   -2.79  -13.15   -27.96


                                                        Current Per Share Financials
                                                    ----------------------------------------
                                                                             Tangible
                                                    Trailing  12 Mo.  Book    Book
                                                     12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                                EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                               -------- ------- ------- ------- -------
                                                        ($)     ($)     ($)     ($)     ($)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
HZFS  Horizon Fin'l. Services of IA                   0.90    0.69    9.60    9.60   105.35
HRZB  Horizon Financial Corp. of WA*                  1.10    1.09   11.20   11.20    73.07
HRBT  Hudson River Bancorp Inc of NY                  0.41    0.47   12.20   12.20    45.63
IBSF  IBS Financial Corp. of NJ(8)                    0.55    0.55   11.91   11.91    68.61
ITLA  ITLA Capital Corp of CA*                        1.70    1.70   13.37   13.33   131.35
ICBC  Independence Comm Bnk Cp of NY                  0.29    0.32   12.48   11.75    68.68
IFSB  Independence FSB of DC                          1.09    0.45   15.46   13.99   214.32
INBI  Industrial Bancorp of OH                        1.05    1.05   12.29   12.29    74.58
IWBK  Interwest Bancorp of WA                         1.93    1.64   13.53   13.32   200.19
IPSW  Ipswich SB of Ipswich MA*                       1.06    0.80    5.25    5.25    99.40
JXVL  Jacksonville Bancorp of TX                      1.37    1.37   14.29   14.29    97.01
JXSB  Jcksnville SB,MHC of IL (45.6)                  0.51    0.33    9.23    9.23    88.91
JSBA  Jefferson Svgs Bancorp of MO                    0.98    0.87   11.85    9.51   123.94
KSBK  KSB Bancorp of Kingfield ME*                    1.20    1.20    9.56    8.31   122.83
KFBI  Klamath First Bancorp of OR                     0.86    0.86   15.05   13.81   100.25
LSBI  LSB Fin. Corp. of Lafayette IN                  1.73    1.55   19.06   19.06   226.48
LVSB  Lakeview Financial of NJ                        1.76    0.88   12.11    8.26   124.48
LARK  Landmark Bancshares, Inc of KS                  1.49    1.31   19.61   19.61   138.90
LARL  Laurel Capital Group of PA                      1.39    1.36   10.54   10.54    99.12
LSBX  Lawrence Savings Bank of MA*                    2.02    1.99    9.14    9.14    82.06
LFED  Leeds Fed Bksr MHC of MD (36.3                  0.66    0.66    9.52    9.52    57.70
LXMO  Lexington B&L Fin. Corp. of MO                  0.62    0.62   15.19   14.25    84.31
LIBB  Liberty Bancorp MHC of NJ (47)                  0.69    0.69    8.30    8.30    61.70
LFCO  Life Financial Corp of CA(8)                    2.16    2.25    8.93    8.93    59.06
LFBI  Little Falls Bancorp of NJ                      0.75    0.72   14.63   13.51   143.44
LOGN  Logansport Fin. Corp. of IN                     1.00    1.02   13.30   13.30    70.52
LISB  Long Island Bancorp, Inc of NY(8)               2.17    1.75   23.31   23.11   260.34
MAFB  MAF Bancorp, Inc. of IL                         1.68    1.63   12.04   10.68   155.52
MBLF  MBLA Financial Corp. of MO                      1.54    1.53   22.38   22.38   165.83
MECH  MECH Financial Inc of CT*                       2.49    2.49   17.14   17.14   178.65
MFBC  MFB Corp. of Mishawaka IN                       1.37    1.34   21.52   21.52   182.79
MSBF  MSB Financial, Inc of MI                        0.97    0.86   10.77   10.77    64.51
MARN  Marion Capital Holdings of IN                   1.37    1.37   22.30   21.83   108.53
MRKF  Market Fin. Corp. of OH                         0.48    0.48   15.25   15.25    43.23
MFSL  Maryland Fed. Bancorp of MD(8)                  1.13    1.59   15.89   15.74   181.38
MASB  MassBank Corp. of Reading MA*                   2.93    2.65   29.80   29.39   258.68
MFLR  Mayflower Co-Op. Bank of MA*                    1.66    1.49   14.40   14.19   150.58
MDBK  Medford Bancorp, Inc. of MA*                    2.65    2.50   23.23   22.00   251.48
MWBX  MetroWest Bank of MA*                           0.54    0.53    3.27    3.27    45.37
METF  Metropolitan Fin. Corp. of OH                   0.93    0.82    5.42    5.01   140.36
MIFC  Mid Iowa Financial Corp. of IA                  0.88    0.96    7.50    7.49    84.75
MCBN  Mid-Coast Bancorp of ME                         0.67    0.62    7.50    7.50    88.50
MWBI  Midwest Bancshares, Inc. of IA                  1.26    1.10   10.40   10.40   150.96
MFFC  Milton Fed. Fin. Corp. of OH                    0.63    0.56   11.50   11.50   101.35
MBSP  Mitchell Bancorp, Inc. of NC                    0.54    0.54   15.60   15.60    39.67
MBBC  Monterey Bay Bancorp of CA                      0.55    0.51   14.87   13.91   127.33
MONT  Montgomery Fin. Corp. of IN                     0.50    0.50   12.05   12.05    66.02
MSBK  Mutual SB, FSB of Bay City MI                  -2.01   -0.71    7.76    7.76   153.06
MYST  Mystic Financial of MA*                         0.52    0.48   13.20   13.20    69.27
NHTB  NH Thrift Bancshares of NH                      1.36    1.26   12.41   10.78   153.32
NSLB  NS&L Bancorp, Inc of Neosho MO                  0.59    0.59   16.74   16.62    89.13
NSSY  NSS Bancorp of CT(8)*                           2.83    3.20   22.87   22.26   281.78
NMSB  Newmil Bancorp, Inc. of CT*                     0.74    0.74    8.60    8.60    96.58
NBCP  Niagara Bancorp of NY MHC(45.4*                 0.48    0.46    8.31    8.31    43.56
NBSI  North Bancshares of Chicago IL                  0.44    0.42   10.73   10.73    93.66

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of August 7, 1998

                                             Market Capitalization                        Price Change Data
                                            -----------------------        -----------------------------------------------
                                                                             52 Week (1)                % Change From
                                                      Shares   Market      ---------------         -----------------------
                                             Price/   Outst-  Capital-                       Last     Last  52 Wks  Dec 31,
Financial Institution                       Share(1)  anding  ization(9)     High     Low    Week     Week  Ago(2)  1997(2)
---------------------                       ------- - ------  -------      ------- ------- ------- ------- ------- --------
                                               ($)     (000)   ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
FFFD  North Central Bancshares of IA          19.00    3,126     59.4        24.88   16.50   19.88   -4.43   13.03    -4.43
NEIB  Northeast Indiana Bncrp of IN           21.75    1,650     35.9        22.75   16.75   22.00   -1.14   20.83    -1.72
NWSB  Northwest Bcrp MHC of PA (30.7          13.00   46,841    186.6        18.00    8.69   14.50  -10.34   47.56    -8.00
NWEQ  Northwest Equity Corp. of WI            18.13      825     15.0        22.25   15.25   20.00   -9.35   18.89   -12.63
NTMG  Nutmeg FS&LA of CT                      12.50      989     12.4        12.50    7.69   12.00    4.17   66.67    19.05
OHSL  OHSL Financial Corp. of OH              16.50    2,490     41.1        18.38   11.63   15.75    4.76   34.69    22.22
OCFC  Ocean Fin. Corp. of NJ                  18.50   15,534    287.4        20.00   16.53   18.56   -0.32    7.25    -0.70
OTFC  Oregon Trail Fin. Corp. of OR           14.88    4,695     69.9        18.50   14.50   15.00   -0.80   48.80   -14.38
OFCP  Ottawa Financial Corp. of MI            27.75    5,317    147.5        34.00   22.96   27.50    0.91   20.86   -18.38
PFFB  PFF Bancorp of Pomona CA                17.63   16,214    285.9        21.50   17.63   18.13   -2.76   -9.59   -11.32
PSFI  PS Financial of Chicago IL              12.00    2,074     24.9        22.38   11.25   12.38   -3.07  -17.98   -46.38
PSBI  PSB Bancorp Inc. of PA*                  8.38    3,101     26.0        11.27    6.80    8.63   -2.90   23.24   -25.64
PVFC  PVF Capital Corp. of OH                 25.25    2,660     67.2        28.25   19.00   25.25    0.00   21.69    25.06
PBCI  Pamrapo Bancorp, Inc. of NJ             27.88    2,843     79.3        32.38   20.50   28.56   -2.38   34.36     2.31
PFED  Park Bancorp of Chicago IL              18.00    2,333     42.0        19.75   16.38   18.06   -0.33    9.09    -3.38
PVSA  Parkvale Financial Corp of PA           33.00    5,173    170.7        35.00   22.40   34.25   -3.65   47.32    -3.65
PBHC  Pathfinder BC MHC of NY (46.1)*         15.38    2,831     13.6        26.13    9.83   19.00  -19.05   59.05   -23.10
PEEK  Peekskill Fin. Corp. of NY              16.38    2,896     47.4        18.25   16.00   17.25   -5.04    0.80    -2.21
PFSB  PennFed Fin. Services of NJ             15.50    9,386    145.5        19.00   14.38   15.00    3.33    3.75    -9.52
PWBK  Pennwood Bancorp, Inc. of PA            11.50      734      8.4        17.44   11.50   11.50    0.00   -1.12   -22.35
PBKB  People's Bancshares of MA*              20.25    3,316     67.1        27.75   15.75   20.75   -2.41   20.90   -10.99
TSBS  Peoples Bancorp Inc of NJ*               8.88   36,325    322.6        11.83    6.41    9.38   -5.33   54.43   -24.94
PFDC  Peoples Bancorp of Auburn IN            21.25    3,357     71.3        25.00   15.67   21.75   -2.30   23.76    -3.41
PBCT  Peoples Bank, MHC of CT (40.1)*         29.91   64,130    731.4        41.13   26.56   31.06   -3.70    3.14   -21.29
PFFC  Peoples Fin. Corp. of OH                12.00    1,417     17.0        19.00   11.38   12.13   -1.07  -28.36   -20.69
PHBK  Peoples Heritage Fin Grp of ME*         21.31   87,565  1,866.0        26.50   18.13   22.63   -5.83    7.41    -7.35
PSFC  Peoples Sidney Fin. Corp of OH          20.50    1,785     36.6        24.38   15.50   20.75   -1.20   24.24    14.65
PERM  Permanent Bancorp, Inc. of IN           14.00    4,102     57.4        18.25   11.38   14.94   -6.29   10.85   -10.03
PCBC  Perry Co. Fin. Corp. of MO              22.00      828     18.2        25.00   20.50   22.63   -2.78    7.32    -8.83
PHFC  Pittsburgh Home Fin Corp of PA          16.00    1,969     31.5        20.81   15.63   16.25   -1.54   -5.88   -11.11
PFSL  Pocahontas Bancorp of AR                 8.75    6,685     58.5        11.43    5.53    9.38   -6.72   58.23   -20.89
PTRS  Potters Financial Corp of OH            15.50      951     14.7        22.25   12.00   15.50    0.00   28.52   -22.50
PHSB  Ppls Home SB, MHC of PA (45.0)          16.38    2,760     20.3        22.13   13.63   19.00  -13.79   17.00   -13.24
PRBC  Prestige Bancorp of PA                  16.13    1,052     17.0        22.07   13.91   17.00   -5.12   15.96    -7.25
PFNC  Progress Financial Corp. of PA          17.50    5,246     91.8        21.67   11.57   18.63   -6.07   37.80    11.39
PROV  Provident Fin. Holdings of CA           20.38    4,854     98.9        24.25   19.00   20.13    1.24    7.60    -6.86
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)       31.38    2,106     19.6        51.00   20.50   34.00   -7.71   53.07     0.00
PLSK  Pulaski SB, MHC of NJ (46.0)            14.63    2,108     13.9        24.50   13.50   15.75   -7.11    9.34   -24.00
PULS  Pulse Bancorp of S. River NJ(8)         29.88    3,120     93.2        30.50   20.50   30.38   -1.65   42.29    14.35
QCFB  QCF Bancorp of Virginia MN              30.50    1,365     41.6        31.75   23.50   30.50    0.00   28.42     2.52
QCBC  Quaker City Bancorp of CA               17.50    5,827    102.0        21.25   15.80   18.50   -5.41    9.38     2.94
QCSB  Queens County Bancorp of NY*            42.13   14,922    628.7        47.13   34.00   44.25   -4.79   21.83     4.02
RARB  Raritan Bancorp of Raritan NJ*          29.00    2,373     68.8        30.25   22.25   29.75   -2.52   20.83     3.57
RELY  Reliance Bancorp, Inc. of NY            32.00    9,565    306.1        42.25   28.75   33.75   -5.19    9.40   -12.64
RELI  Reliance Bancshares Inc of WI(8)         9.50    2,371     22.5        10.13    8.06    9.50    0.00   13.37     0.00
RCBK  Richmond County Fin Corp of NY          15.97   26,424    422.0        19.75   14.88   16.25   -1.72   59.70    59.70
RIVR  River Valley Bancorp of IN              18.00    1,190     21.4        20.75   15.50   18.25   -1.37   16.13    -4.00
RVSB  Riverview Bancorp of WA                 15.38    6,186     95.1        19.13    9.76   16.00   -3.87   52.88   -13.35
RSLN  Roslyn Bancorp, Inc. of NY*             19.44   41,400    804.8        30.50   18.94   19.75   -1.57  -19.20   -16.39
SCCB  S. Carolina Comm. Bnshrs of SC          21.50      580     12.5        24.50   21.06   21.38    0.56    2.38    -4.44
SBFL  SB Fngr Lakes MHC of NY (33.1)          17.00    3,570     20.1        24.75    9.13   17.63   -3.57   86.20     6.25
SFED  SFS Bancorp of Schenectady NY(8)        27.38    1,208     33.1        27.50   18.88   20.00   36.90   43.88     1.86
SGVB  SGV Bancorp of W. Covina CA             15.63    2,348     36.7        19.38   15.00   16.50   -5.27    0.84   -11.94
SISB  SIS Bancorp, Inc. of MA(8)*             46.81    6,962    325.9        52.63   29.25   49.25   -4.95   56.03    16.47
SWCB  Sandwich Bancorp of MA(8)*              60.75    2,043    124.1        64.50   32.00   62.63   -3.00   77.37    38.07


                                                     Current Per Share Financials
                                               ----------------------------------------
                                                                        Tangible
                                               Trailing  12 Mo.   Book    Book
                                                12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                           EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                          -------- ------- ------- ------- -------
                                                   ($)     ($)     ($)     ($)     ($)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
FFFD  North Central Bancshares of IA             1.21    1.21   16.42   14.29   106.47
NEIB  Northeast Indiana Bncrp of IN              1.36    1.36   16.20   16.20   121.40
NWSB  Northwest Bcrp MHC of PA (30.7             0.44    0.44    4.55    4.07    51.44
NWEQ  Northwest Equity Corp. of WI               1.36    1.27   13.96   13.96   119.68
NTMG  Nutmeg FS&LA of CT                         0.57    0.40    6.58    6.58   112.78
OHSL  OHSL Financial Corp. of OH                 0.82    0.77   10.64   10.64   100.87
OCFC  Ocean Fin. Corp. of NJ                     0.90    0.90   13.90   13.90    97.75
OTFC  Oregon Trail Fin. Corp. of OR              0.67    0.67   14.33   14.33    56.06
OFCP  Ottawa Financial Corp. of MI               1.44    1.33   14.55   11.92   172.18
PFFB  PFF Bancorp of Pomona CA                   0.99    0.93   15.68   15.52   173.45
PSFI  PS Financial of Chicago IL                 0.44    0.74   11.24   11.24    40.42
PSBI  PSB Bancorp Inc. of PA*                    0.37    0.37    9.41    9.41    47.49
PVFC  PVF Capital Corp. of OH                    1.94    1.83   11.34   11.34   157.49
PBCI  Pamrapo Bancorp, Inc. of NJ                1.73    1.67   17.20   17.11   134.17
PFED  Park Bancorp of Chicago IL                 0.69    0.74   16.84   16.84    84.59
PVSA  Parkvale Financial Corp of PA              2.10    2.10   15.95   15.87   204.04
PBHC  Pathfinder BC MHC of NY (46.1)*            0.62    0.50    8.15    6.91    69.30
PEEK  Peekskill Fin. Corp. of NY                 0.66    0.67   15.54   15.54    67.63
PFSB  PennFed Fin. Services of NJ                1.18    1.15   11.26    9.76   156.52
PWBK  Pennwood Bancorp, Inc. of PA               0.50    0.60   11.59   11.59    63.21
PBKB  People's Bancshares of MA*                 1.59    0.70    9.56    9.23   260.50
TSBS  Peoples Bancorp Inc of NJ*                 0.37    0.37    8.73    9.03    36.02
PFDC  Peoples Bancorp of Auburn IN               1.30    1.30   13.51   13.51    89.56
PBCT  Peoples Bank, MHC of CT (40.1)*            1.49    0.80   13.17   11.28   142.67
PFFC  Peoples Fin. Corp. of OH                   0.75    0.29   11.11   11.11    58.02
PHBK  Peoples Heritage Fin Grp of ME*            0.87    0.87    5.60    4.26    83.48
PSFC  Peoples Sidney Fin. Corp of OH             0.71    0.71   14.87   14.87    59.12
PERM  Permanent Bancorp, Inc. of IN              0.64    0.62   10.41   10.29   107.05
PCBC  Perry Co. Fin. Corp. of MO                 1.04    1.03   19.69   19.69   103.96
PHFC  Pittsburgh Home Fin Corp of PA             1.12    0.95   12.77   12.62   171.82
PFSL  Pocahontas Bancorp of AR                   0.36    0.35    8.70    8.70    59.94
PTRS  Potters Financial Corp of OH               1.01    0.98   11.40   11.40   130.90
PHSB  Ppls Home SB, MHC of PA (45.0)             0.63    0.56   10.33   10.33    80.94
PRBC  Prestige Bancorp of PA                     0.70    0.68   15.00   15.00   152.64
PFNC  Progress Financial Corp. of PA             0.75    0.67    5.35    4.75    97.04
PROV  Provident Fin. Holdings of CA              1.02    0.50   17.47   17.47   157.51
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)          0.95    0.78   11.70   11.70    87.19
PLSK  Pulaski SB, MHC of NJ (46.0)               0.55    0.55   10.44   10.44    90.50
PULS  Pulse Bancorp of S. River NJ(8)            1.81    1.83   14.43   14.43   173.08
QCFB  QCF Bancorp of Virginia MN                 1.90    1.88   19.98   19.98   112.89
QCBC  Quaker City Bancorp of CA                  1.08    1.05   12.92   12.92   147.59
QCSB  Queens County Bancorp of NY*               1.50    1.48   11.36   11.36   108.73
RARB  Raritan Bancorp of Raritan NJ*             1.66    1.63   13.31   13.14   176.49
RELY  Reliance Bancorp, Inc. of NY               1.95    2.05   20.26   13.98   227.89
RELI  Reliance Bancshares Inc of WI(8)           0.20    0.20    9.31    9.31    18.63
RCBK  Richmond County Fin Corp of NY             0.09    0.74   12.21   12.16    55.40
RIVR  River Valley Bancorp of IN                 1.08    0.96   15.35   15.14   112.48
RVSB  Riverview Bancorp of WA                    0.63    0.61    9.87    9.55    44.16
RSLN  Roslyn Bancorp, Inc. of NY*                1.07    1.02   15.01   14.94    89.53
SCCB  S. Carolina Comm. Bnshrs of SC             0.80    0.80   16.27   16.27    79.84
SBFL  SB Fngr Lakes MHC of NY (33.1)             0.26    0.22    6.10    6.10    70.26
SFED  SFS Bancorp of Schenectady NY(8)           0.92    0.89   17.95   17.95   145.22
SGVB  SGV Bancorp of W. Covina CA                0.66    0.75   13.47   13.30   170.81
SISB  SIS Bancorp, Inc. of MA(8)*                1.56    2.00   18.41   18.41   257.68
SWCB  Sandwich Bancorp of MA(8)*                 2.44    2.35   20.83   20.17   257.72

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part One
                           Prices As Of August 7, 1998

                                             Market Capitalization                      Price Change Data
                                            -----------------------         -----------------------------------------------
                                                                              52 Week (1)               % Change From
                                                      Shares   Market       ---------------         -----------------------
                                             Price/   Outst-   Capital-                       Last     Last  52 Wks  Dec 31,
Financial Institution                       Share(1)  anding   ization(9)     High     Low    Week     Week  Ago(2)  1997(2)
---------------------                       ------- - -------- ---------    ------- ------- ------- ------- ------- --------
                                               ($)     (000)   ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
SFSL  Security First Corp. of OH(8)           24.69    7,555    186.5        27.88   16.00   25.75   -4.12   59.29    18.25
SKAN  Skaneateles Bancorp Inc of NY*          16.19    1,445     23.4        22.25   14.50   18.50  -12.49    9.76   -26.84
SOBI  Sobieski Bancorp of S. Bend IN          17.00      764     13.0        24.25   16.25   17.38   -2.19    3.79   -16.58
SSFC  South Street Fin. Corp. of NC*           9.56    4,676     44.7        20.00    8.63    9.56    0.00  -50.97   -49.68
SBAN  SouthBanc Shares Inc. of SC             18.88    1,509     13.3        23.76   13.68   20.13   -6.21   37.21   -11.19
SCBS  Southern Commun. Bncshrs of AL          16.00    1,137     18.2        20.75   14.00   15.50    3.23    3.23   -12.33
SMBC  Southern Missouri Bncrp of MO           21.00    1,484     31.2        23.25   17.00   21.00    0.00   21.74     2.44
SVRN  Sovereign Bancorp, Inc. of PA           15.88  152,393  2,420.0        22.19   12.24   16.03   -0.94   20.49    -8.16
STFR  St. Francis Cap. Corp. of WI            39.88    5,111    203.8        50.75   33.88   40.25   -0.92   10.78   -21.03
SPBC  St. Paul Bancorp, Inc. of IL            22.88   34,357    786.1        28.50   21.38   22.50    1.69   -1.84   -12.84
SFFC  StateFed Financial Corp. of IA          13.13    1,566     20.6        15.00   10.75   13.00    1.00   19.36   -10.98
SFIN  Statewide Fin. Corp. of NJ              21.13    4,519     95.5        26.69   18.63   21.13    0.00   11.56   -11.96
STSA  Sterling Financial Corp. of WA          21.75    7,606    165.4        27.63   17.63   21.56    0.88   21.64     0.00
ROSE  T R Financial Corp. of NY*              37.44   17,529    656.3        44.75   26.00   37.75   -0.82   35.85    12.60
THRD  TF Financial Corp. of PA                23.63    3,189     75.4        30.00   19.13   24.50   -3.55   22.37   -21.23
TPNZ  Tappan Zee Fin., Inc. of NY(8)          18.75    1,478     27.7        22.63   16.63   19.50   -3.85    6.35     0.00
THTL  Thistle Group Holdings of PA             9.56    9,000     86.0        10.06    9.56   10.00   -4.40   -4.40    -4.40
TSBK  Timberland Bancorp of WA                14.75    6,613     97.5        18.50   14.25   14.75    0.00   47.50    47.50
TRIC  Tri-County Bancorp of WY                12.31    1,167     14.4        16.50   11.38   13.00   -5.31    8.17   -17.93
TWIN  Twin City Bancorp, Inc. of TN           13.63    1,260     17.2        15.50   13.00   13.50    0.96    4.85   -12.06
USAB  USABancshares, Inc of PA*               16.50    1,502     24.8        17.75    7.75   16.50    0.00   83.33    65.00
UCBC  Union Community Bancorp of IN           14.50    3,042     44.1        15.81   13.88   13.88    4.47   45.00    -0.89
UCFC  United Community Fin. of OH             15.75   33,465    527.1        17.94   14.81   17.00   -7.35   57.50    57.50
UFRM  United FSB of Rocky Mount NC(8)         18.19    3,283     59.7        21.00   10.50   18.25   -0.33   48.49    -7.34
UBMT  United Fin. Corp. of MT                 27.25    1,698     46.3        31.50   25.63   28.00   -2.68    N.A.     N.A.
UTBI  United Tenn. Bancshares of TN           12.25    1,455     17.8        16.00   12.25   13.75  -10.91   22.50    22.50
WHGB  WHG Bancshares of MD                    13.75    1,389     19.1        19.00   13.50   14.75   -6.78   -9.12   -26.67
WSFS  WSFS Financial Corp. of DE*             19.56   12,545    245.4        23.88   14.13   19.13    2.25   36.69    -2.20
WVFC  WVS Financial Corp. of PA               15.13    3,617     54.7        20.13   13.19   15.75   -3.94   10.52   -14.18
WRNB  Warren Bancorp of Peabody MA*           11.25    7,905     88.9        14.38    8.75   11.88   -5.30   26.69    -2.17
WSBI  Warwick Community Bncrp of NY*          14.88    6,607     98.3        18.00   14.50   15.50   -4.00   48.80   -14.38
WFSL  Washington Federal, Inc. of WA          25.38   52,447  1,331.1        30.29   23.98   26.00   -2.38   -2.46   -11.20
WYNE  Wayne Bancorp, Inc. of NJ               35.00    2,013     70.5        37.06   21.00   35.00    0.00   53.85    30.84
WAYN  Wayne Svgs Bks MHC of OH (47.8          23.00    2,484     24.7        30.00   16.14   23.00    0.00   38.64   -12.75
WCFB  Wbstr Cty FSB MHC of IA (45.2)          17.00    2,112     16.2        22.00   16.50   17.75   -4.23   -2.86   -15.00
WBST  Webster Financial Corp. of CT           29.63   38,327  1,135.6        36.25   24.92   30.31   -2.24   14.23   -10.89
WEFC  Wells Fin. Corp. of Wells MN            18.88    1,879     35.5        22.00   15.75   20.88   -9.58   16.18     5.59
WCBI  WestCo Bancorp, Inc. of IL              27.38    2,486     68.1        30.50   25.50   29.50   -7.19    5.31     0.48
WSTR  WesterFed Fin. Corp. of MT              21.63    5,585    120.8        27.00   21.38   23.75   -8.93   -4.42   -15.18
WOFC  Western Ohio Fin. Corp. of OH           23.00    2,352     54.1        29.25   23.00   23.75   -3.16    0.52   -14.43
WEHO  Westwood Hmstd Fin Corp of OH           12.38    2,559     31.7        18.13   11.88   12.50   -0.96  -19.51   -27.18
FFWD  Wood Bancorp of OH                      17.00    2,664     45.3        27.00   12.20   17.00    0.00   33.86    -9.57
YFCB  Yonkers Fin. Corp. of NY                16.31    2,772     45.2        22.00   16.31   17.25   -5.45   -7.49   -15.27
YFED  York Financial Corp. of PA              18.75    8,924    167.3        27.25   16.81   20.38   -8.00  -12.38   -27.18


                                                   Current Per Share Financials
                                               ----------------------------------------
                                                                        Tangible
                                               Trailing  12 Mo.   Book    Book
                                                12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                           EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                          -------- ------- ------- ------- -------
                                                  ($)     ($)     ($)     ($)     ($)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
SFSL  Security First Corp. of OH(8)              1.23    1.23    8.56    8.44    90.73
SKAN  Skaneateles Bancorp Inc of NY*             1.11    1.09   12.44   12.12   178.27
SOBI  Sobieski Bancorp of S. Bend IN             0.64    0.64   16.58   16.58   117.60
SSFC  South Street Fin. Corp. of NC*             0.32    0.33    7.37    7.37    46.40
SBAN  SouthBanc Shares Inc. of SC                0.73    0.73   17.01   17.01    77.85
SCBS  Southern Commun. Bncshrs of AL             0.70    0.70   10.10   10.10    63.72
SMBC  Southern Missouri Bncrp of MO              0.70    0.66   16.45   16.45    98.09
SVRN  Sovereign Bancorp, Inc. of PA              0.40    0.61    5.85    5.02   118.75
STFR  St. Francis Cap. Corp. of WI               2.54    2.44   25.80   23.05   322.42
SPBC  St. Paul Bancorp, Inc. of IL               1.44    1.41   12.46   12.41   133.40
SFFC  StateFed Financial Corp. of IA             0.70    0.70   10.16   10.16    57.31
SFIN  Statewide Fin. Corp. of NJ                 1.22    1.21   14.59   14.56   148.39
STSA  Sterling Financial Corp. of WA             1.26    1.10   13.91   12.96   248.25
ROSE  T R Financial Corp. of NY*                 2.09    1.85   14.05   14.05   228.52
THRD  TF Financial Corp. of PA                   1.47    1.24   15.99   13.46   200.52
TPNZ  Tappan Zee Fin., Inc. of NY(8)             0.75    0.70   14.75   14.75    87.51
THTL  Thistle Group Holdings of PA               0.53    0.53   10.79   10.79    38.81
TSBK  Timberland Bancorp of WA                   0.58    0.55   12.70   12.70    39.54
TRIC  Tri-County Bancorp of WY                   0.77    0.80   12.03   12.03    76.49
TWIN  Twin City Bancorp, Inc. of TN              0.88    0.73   11.17   11.17    87.59
USAB  USABancshares, Inc of PA*                  0.09    0.16    8.53    8.48    68.27
UCBC  Union Community Bancorp of IN              0.47    0.47   14.22   14.22    35.53
UCFC  United Community Fin. of OH                0.58    0.58   12.47   12.47    38.59
UFRM  United FSB of Rocky Mount NC(8)            0.53    0.35    6.98    6.98    93.10
UBMT  United Fin. Corp. of MT                    0.80    0.80   14.52   14.52    56.69
UTBI  United Tenn. Bancshares of TN              0.57    0.57   13.92   13.92    51.58
WHGB  WHG Bancshares of MD                       0.48    0.49   14.37   14.37    85.29
WSFS  WSFS Financial Corp. of DE*                1.34    1.30    7.26    7.22   122.32
WVFC  WVS Financial Corp. of PA                  1.02    1.03    9.05    9.05    82.34
WRNB  Warren Bancorp of Peabody MA*              0.80    0.83    5.20    5.20    47.13
WSBI  Warwick Community Bncrp of NY*             0.31    0.30   12.94   12.94    56.13
WFSL  Washington Federal, Inc. of WA             2.09    2.05   14.41   13.33   107.42
WYNE  Wayne Bancorp, Inc. of NJ                  0.92    0.92   17.15   17.15   135.13
WAYN  Wayne Svgs Bks MHC of OH (47.8             0.74    0.68    9.83    9.83   104.57
WCFB  Wbstr Cty FSB MHC of IA (45.2)             0.64    0.64   10.68   10.68    44.47
WBST  Webster Financial Corp. of CT              1.36    1.37   10.43    9.20   197.22
WEFC  Wells Fin. Corp. of Wells MN               1.23    1.17   16.10   16.10   111.46
WCBI  WestCo Bancorp, Inc. of IL                 1.93    1.77   19.82   19.82   128.37
WSTR  WesterFed Fin. Corp. of MT                 1.33    1.33   19.46   15.60   183.20
WOFC  Western Ohio Fin. Corp. of OH              0.11    0.15   22.78   21.31   155.37
WEHO  Westwood Hmstd Fin Corp of OH              0.32    0.51   11.67   11.67    50.75
FFWD  Wood Bancorp of OH                         0.89    0.76    8.18    8.18    61.94
YFCB  Yonkers Fin. Corp. of NY                   1.09    1.06   16.36   16.36   124.05
YFED  York Financial Corp. of PA                 1.16    0.94   11.97   11.97   136.46

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                  Exhibit IV-1
                      Weekly Thrift Market Line - Part Two
                           Prices As Of August 7, 1998

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                    Tang.       Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs    Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets    NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    -------  ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)      (%)     (%)

Market Averages. SAIF-Insured Thrifts(no MHCs)
----------------------------------------------
SAIF-Insured Thrifts(287)                    14.13    13.89    0.93    7.86    4.95       0.88    7.40       0.62   143.95    0.79
NYSE Traded Companies(8)                      8.19     7.91    1.09   13.43    6.13       0.56    8.64       0.80    95.86    1.14
AMEX Traded Companies(22)                    14.43    14.29    0.84    6.07    4.89       0.83    5.73       0.47   168.60    0.73
NASDAQ Listed OTC Companies(257)             14.26    14.00    0.93    7.88    4.93       0.89    7.51       0.63   143.40    0.79
California Companies(18)                      7.96     7.60    0.61    8.60    5.82       0.54    8.07       1.51    85.38    1.15
Florida Companies(6)                         10.45    10.01    1.13   12.14    5.19       0.60    6.54       0.49   118.73    0.73
Mid-Atlantic Companies(57)                   11.62    11.25    0.79    7.98    5.08       0.81    7.90       0.70   115.03    0.91
Mid-West Companies(131)                      14.71    14.51    0.95    7.34    4.80       0.91    7.03       0.56   141.21    0.69
New England Companies(8)                      7.48     7.20    0.70    9.56    5.80       0.64    8.82       0.62   130.49    0.99
North-West Companies(11)                     18.22    17.88    1.17    9.40    4.92       1.04    8.34       0.34   252.22    0.81
South-East Companies(44)                     17.91    17.77    1.06    7.63    4.53       1.01    7.16       0.59   169.02    0.78
South-West Companies(6)                      11.26    11.16    0.98   10.40    7.36       0.95   10.16       0.29   222.78    0.55
Western Companies (Excl CA)(6)               19.02    18.60    1.04    6.03    4.79       1.05    6.09       0.42   180.38    0.94
Thrift Strategy(242)                         15.20    14.99    0.95    7.44    5.04       0.92    7.11       0.59   147.31    0.74
Mortgage Banker Strategy(27)                  7.54     6.96    0.74    9.73    4.15       0.67    9.27       0.70   129.07    0.96
Real Estate Strategy(8)                       7.37     7.13    0.87   12.11    6.16       0.80   11.26       1.25    88.18    1.31
Diversified Strategy(7)                       8.61     8.39    1.19   13.89    5.38       0.66    9.00       0.64   137.78    1.15
Retail Banking Strategy(3)                    6.75     6.51    0.20    4.45    0.90       0.14    3.35       1.05    71.52    1.35
Companies Issuing Dividends(238)             14.04    13.78    0.97    8.07    5.15       0.91    7.49       0.57   147.40    0.77
Companies Without Dividends(49)              14.57    14.41    0.76    6.87    4.00       0.76    6.94       0.85   126.57    0.89
Equity/Assets [less than] 6%(21)              5.02     4.76    0.55   11.05    4.51       0.59   11.77       1.22    90.79    0.75
Equity/Assets 6-12%(123)                      8.83     8.45    0.81    9.41    5.38       0.73    8.49       0.62   141.14    0.89
Equity/Assets [greater than] 12%(143)        19.90    19.77    1.08    6.10    4.66       1.05    5.85       0.55   152.48    0.70
Converted Last 3 Mths (no MHC)(6)            24.10    24.10    1.00    4.07    4.22       1.03    4.21       0.88    85.45    0.93
Actively Traded Companies(31)                 9.68     9.35    0.98   10.88    5.15       0.99   11.55       0.84   131.18    0.93
Market Value Below $20 Million(54)           15.30    15.23    0.88    6.03    5.11       0.81    5.46       0.63   132.19    0.67
Holding Company Structure(258)               14.18    13.94    0.94    7.84    4.99       0.89    7.39       0.63   138.60    0.78
Assets Over $1 Billion(60)                    9.23     8.67    0.85   10.77    5.46       0.79   10.05       0.83   114.20    0.93
Assets $500 Million-$1 Billion(38)           10.75    10.40    0.87    8.49    4.27       0.79    7.95       0.60   144.78    0.89
Assets $250-$500 Million(68)                 13.52    13.29    0.93    8.07    5.11       0.90    7.67       0.48   160.82    0.77
Assets less than $250 Million(121)           17.71    17.63    0.99    6.22    4.84       0.94    5.86       0.61   148.12    0.70
Goodwill Companies(114)                      10.30     9.65    0.86    9.58    5.29       0.80    8.85       0.64   112.92    0.83
Non-Goodwill Companies(172)                  16.49    16.49    0.97    6.83    4.76       0.93    6.52       0.61   162.01    0.76
Acquirors of FSLIC Cases(8)                   8.98     8.50    1.00   11.70    6.64       0.95   11.20       0.86    59.31    0.62


                                                                 Pricing Ratios                      Dividend Data(6)
                                                     -----------------------------------------      -----------------------
                                                                               Price/  Price/       Ind.    Divi-
                                                      Price/   Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                               Earning    Book   Assets    Book  Earnings      Share   Yield   Ratio(7)
---------------------                               ------- - ------ -------   ------- -------      ------- ------- -------
                                                       (X)      (%)     (%)      (%)     (x)          ($)     (%)     (%)

Market Averages. SAIF-Insured Thrifts (no MHCs)
----------------------------------------------
SAIF-Insured Thrifts(287)                             18.83   142.97   18.43   147.42   19.62         0.33    1.77   30.93
NYSE Traded Companies(8)                              16.57   186.08   15.80   193.55   15.91         0.21    0.68   12.00
AMEX Traded Companies(22)                             19.01   120.54   16.82   122.47   19.32         0.32    1.99   32.14
NASDAQ Listed OTC Companies(257)                      18.89   143.88   18.64   148.49   19.73         0.33    1.78   31.37
California Companies(18)                              17.43   135.38   10.50   143.25   16.78         0.15    0.58   13.05
Florida Companies(6)                                  20.66   171.76   18.15   184.23   23.20         0.24    1.13   23.96
Mid-Atlantic Companies(57)                            18.23   148.54   15.82   153.62   19.76         0.31    1.61   30.34
Mid-West Companies(131)                               18.69   139.49   18.68   142.85   19.45         0.33    1.85   30.85
New England Companies(8)                              17.96   162.65   11.53   171.81   18.56         0.39    1.94   32.77
North-West Companies(11)                              20.31   154.85   23.90   159.69   21.25         0.33    1.56   32.33
South-East Companies(44)                              20.63   143.68   23.36   147.36   21.33         0.39    2.23   38.97
South-West Companies(6)                               12.91   128.44   13.56   133.52   12.98         0.20    1.27   23.78
Western Companies (Excl CA)(6)                        19.85   121.91   24.20   127.41   19.70         0.53    2.83   50.49
Thrift Strategy(242)                                  19.05   135.86   19.07   138.99   19.66         0.34    1.88   32.24
Mortgage Banker Strategy(27)                          17.65   183.66   14.31   201.87   20.12         0.25    1.13   24.72
Real Estate Strategy(8)                               16.50   181.06   13.31   185.79   17.59         0.18    0.73   13.16
Diversified Strategy(7)                               19.41   228.66   19.48   235.01   20.25         0.43    1.67   33.58
Retail Banking Strategy(3)                            15.20   142.05    9.07   146.44   17.01         0.15    0.77   17.60
Companies Issuing Dividends(238)                      18.86   145.54   18.58   150.25   19.74         0.40    2.14   37.50
Companies Without Dividends(49)                       18.67   130.36   17.72   133.62   18.88         0.00    0.00    0.00
Equity/Assets [less than] 6%(21)                      17.15   198.07   10.08   202.44   17.13         0.13    0.60   11.60
Equity/Assets 6-12%(123)                              17.95   161.08   14.19   170.01   18.92         0.34    1.65   27.77
Equity/Assets [greater than] 12%(143)                 19.97   120.08   23.21   121.27   20.63         0.35    2.04   36.59
Converted Last 3 Mths (no MHC)(6)                     21.80    98.52   24.28    98.52   23.74         0.13    1.56    0.00
Actively Traded Companies(31)                         16.47   187.41   17.24   198.03   17.68         0.43    1.73   31.01
Market Value Below $20 Million(54)                    19.20   115.91   16.94   116.44   20.22         0.34    2.37   36.90
Holding Company Structure(258)                        18.86   143.19   18.58   147.57   19.67         0.34    1.78   31.51
Assets Over $1 Billion(60)                            18.12   177.44   15.33   192.22   19.22         0.32    1.28   24.52
Assets $500 Million-$1 Billion(38)                    17.33   166.33   16.48   174.48   19.61         0.33    1.52   29.10
Assets $250-$500 Million(68)                          18.93   143.64   18.10   143.97   19.22         0.32    1.57   28.05
Assets less than $250 Million(121)                    19.61   119.42   20.62   120.08   20.06         0.34    2.18   36.61
Goodwill Companies(114)                               18.16   162.77   15.58   174.74   19.03         0.34    1.55   26.19
Non-Goodwill Companies(172)                           19.27   130.99   20.21   130.99   19.95         0.33    1.92   34.19
Acquirors of FSLIC Cases(8)                           15.36   162.83   14.51   172.29   15.29         0.47    1.85   27.06

(1) Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.
(6) Annualized, based on last regular quarterly cash dividend announcement.
(7) Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of August 7, 1998

                                                             Key Financial Ratios                         Asset Quality Ratios
                                            ----------------------------------------------------------  -----------------------
                                                     Tang.     Reported Earnings        Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------    NPAs    Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)   Assets    NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------  -------  ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)      (%)      (%)     (%)

Market Averages. BIF-Insured Thrifts (no MHCs)
---------------------------------------------
BIF-Insured Thrifts(56)                      12.25    11.95    1.06   10.57    5.86       1.02    9.90     0.58   221.50    1.26
NYSE Traded Companies(5)                     17.26    16.06    1.09    8.14    4.26       1.17    8.39     1.22    73.58    0.96
AMEX Traded Companies(5)                     12.25    11.93    1.07   10.32    6.46       0.91    8.61     0.83   123.38    1.17
NASDAQ Listed OTC Companies(46)              11.65    11.47    1.05   10.89    5.98       1.01   10.23     0.48   248.84    1.30
California Companies(1)                      10.18    10.15    1.43   13.50    8.72       1.43   13.50     0.00     0.00    1.75
Mid-Atlantic Companies(20)                   14.66    14.27    0.92    7.99    4.40       0.92    7.91     0.77   131.94    1.15
New England Companies(30)                     9.93     9.66    1.14   12.85    6.79       1.05   11.55     0.52   263.63    1.41
North-West Companies(2)                      11.06    11.06    1.28   12.54    6.98       1.27   12.35     0.07   989.94    1.07
South-East Companies(3)                      17.69    17.54    1.01    5.73    5.73       1.06    5.96     0.25   149.91    0.51
Thrift Strategy(44)                          13.28    13.04    1.04    9.71    5.73       1.00    9.01     0.57   207.55    1.19
Mortgage Banker Strategy(6)                   8.58     8.12    0.99   12.21    6.13       0.93   11.33     0.38   374.33    1.15
Real Estate Strategy(2)                      10.61    10.59    1.58   14.91    7.91       1.61   15.22     1.27    83.50    1.69
Diversified Strategy(4)                       6.56     5.74    1.06   16.15    5.71       1.02   15.57     0.88   159.54    2.05
Companies Issuing Dividends(49)              11.76    11.43    1.06   10.87    5.84       1.01   10.09     0.57   216.60    1.24
Companies Without Dividends(7)               15.35    15.33    1.03    8.64    5.96       1.03    8.63     0.63   252.52    1.33
Equity/Assets [less than[ 6%(4)               5.20     4.89    0.96   18.04    6.57       0.73   13.54     0.87   105.20    1.48
Equity/Assets 6-12%(34)                       8.76     8.38    1.12   12.71    6.71       1.06   12.04     0.65   242.20    1.41
Equity/Assets [greater than] 12%(18)         19.62    19.49    0.98    5.34    4.29       1.00    5.51     0.38   214.30    0.93
Converted Last 3 Mths (no MHC)(1)            19.81    19.81    0.78    3.93    4.42       0.78    3.93     1.85    11.66    0.41
Actively Traded Companies(15)                10.20     9.80    1.27   13.45    6.89       1.18   12.08     0.43   210.06    1.08
Market Value Below $20 Million(2)            16.20    16.20    0.89    6.47    6.51       0.90    6.19     0.20   438.49    1.52
Holding Company Structure(43)                13.20    12.99    1.06    9.94    5.66       1.03    9.40     0.45   226.56    1.28
Assets Over $1 Billion(18)                   12.18    11.54    1.12   11.00    5.19       1.11   10.74     0.71   155.72    1.27
Assets $500 Million-$1 Billion(10)            9.29     9.15    1.12   12.86    6.86       1.00   10.84     0.57   190.31    1.32
Assets $250-$500 Million(12)                 12.20    12.05    1.12   10.98    6.52       1.08   10.60     0.65   244.13    1.46
Assets less than $250 Million(16)            13.82    13.70    0.92    8.69    5.53       0.88    8.05     0.42   278.13    1.04
Goodwill Companies(29)                       10.80    10.22    0.97   10.59    5.79       0.93    9.70     0.78   157.45    1.25
Non-Goodwill Companies(27)                   13.69    13.69    1.15   10.55    5.92       1.11   10.09     0.40   285.55    1.26


                                                                   Pricing Ratios                      Dividend Data(6)
                                                       -----------------------------------------      -----------------------
                                                                                 Price/   Price/        Ind.   Divi-
                                                       Price/   Price/  Price/    Tang.    Core        Div./   dend    Payout
Financial Institution                                 Earning    Book   Assets    Book   Earnings      Share   Yield   Ratio(7)
---------------------                                 ------- -------- ------- -------- --------      ------- ------- -------
                                                        (X)      (%)     (%)      (%)      (x)          ($)     (%)     (%)

Market Averages. BIF-Insured Thrifts (no MHCs)
----------------------------------------------
BIF-Insured Thrifts(56)                                 17.59   161.12   18.28   164.08    18.39         0.39    1.74   30.01
NYSE Traded Companies(5)                                21.27   171.57   25.03   168.59    23.26         0.55    1.44   36.22
AMEX Traded Companies(5)                                16.83   144.67   16.52   150.37    17.48         0.40    2.09   32.28
NASDAQ Listed OTC Companies(46)                         17.31   161.86   17.69   165.35    17.82         0.37    1.74   28.98
California Companies(1)                                 11.47   145.85   14.85   146.29    11.47         0.00    0.00    0.00
Mid-Atlantic Companies(20)                              20.62   158.15   21.16   158.67    21.26         0.40    1.43   31.97
New England Companies(30)                               15.92   169.62   16.27   174.78    16.99         0.41    1.86   29.00
North-West Companies(2)                                 14.33   173.07   17.66   173.07    14.54         0.32    2.09   29.71
South-East Companies(3)                                 20.17   106.13   18.09   107.36    19.06         0.41    3.14   38.86
Thrift Strategy(44)                                     17.92   152.00   18.66   152.23    18.67         0.42    1.83   31.49
Mortgage Banker Strategy(6)                             16.73   193.59   15.46   210.40    18.33         0.29    1.25   20.86
Real Estate Strategy(2)                                 12.77   181.10   19.36   181.32    12.51         0.18    1.60   22.50
Diversified Strategy(4)                                 18.42   226.00   18.13   239.04    19.14         0.37    1.74   33.57
Companies Issuing Dividends(49)                         17.82   166.03   18.16   169.58    18.67         0.46    2.02   34.78
Companies Without Dividends(7)                          15.63   130.92   19.10   131.14    16.03         0.00    0.00    0.00
Equity/Assets [less than] 6%(4)                         15.89   253.97   13.39   270.05    22.53         0.26    1.29   18.69
Equity/Assets 6-12%(34)                                 15.97   173.91   16.19   176.13    16.67         0.46    1.91   31.31
Equity/Assets [greater than] 12%(18)                    21.54   120.57   22.86   122.47    20.95         0.31    1.57   30.37
Converted Last 3 Mths (no MHC)(1)                       22.65    89.05   17.65    89.05    22.65         0.00    0.00    0.00
Actively Traded Companies(15)                           15.74   176.96   18.05   186.31    18.25         0.58    2.06   32.83
Market Value Below $20 Million(2)                       15.94    92.22   13.89    92.22    15.68         0.12    1.15   21.82
Holding Company Structure(43)                           18.06   153.97   19.19   157.90    18.65         0.40    1.79   31.68
Assets Over $1 Billion(18)                              19.63   180.29   21.42   184.83    20.90         0.52    1.67   36.22
Assets $500 Million-$1 Billion(10)                      15.41   174.43   15.26   178.83    17.20         0.49    2.14   31.89
Assets $250-$500 Million(12)                            15.69   153.16   17.21   155.97    16.38         0.26    1.60   24.77
Assets less than $250 Million(16)                       18.15   143.64   17.47   145.95    17.57         0.32    1.73   26.58
Goodwill Companies(29)                                  17.16   166.45   16.97   172.74    19.46         0.38    1.60   28.35
Non-Goodwill Companies(27)                              18.03   155.78   19.60   155.78    17.11         0.41    1.88   31.74

(1) Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.
(6) Annualized, based on last regular quarterly cash dividend announcement.
(7) Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of August 7, 1998

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                    Tang.    Reported Earnings          Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

Market Averages. MHC Institutions
---------------------------------

SAIF-Insured Thrifts(19)                     13.95    13.75    0.90    7.09    3.47       0.87    6.72       0.50  144.11    0.82
BIF-Insured Thrifts(3)                       13.36    12.32    1.06    8.99    4.27       0.81    6.33       0.75  135.34    1.15
NASDAQ Listed OTC Companies(22)              13.86    13.53    0.93    7.38    3.59       0.86    6.66       0.53  142.79    0.87
Florida Companies(2)                          6.70     6.50    0.66    8.52    4.00       0.57    7.32       0.32   75.42    0.36
Mid-Atlantic Companies(12)                   12.88    12.59    0.85    7.00    3.52       0.82    6.63       0.56  136.46    0.81
Mid-West Companies(5)                        12.75    12.38    0.86    6.93    3.48       0.79    6.30       0.45  150.76    0.58
New England Companies(2)                     21.22    20.56    1.55   11.15    4.21       1.28    8.04       0.65  203.93    2.05
South-East Companies(1)                      22.48    22.48    1.13    5.02    3.21       1.13    5.02       0.50  132.06    0.96
Thrift Strategy(20)                          14.44    14.19    0.92    6.84    3.55       0.88    6.50       0.52  146.59    0.82
Mortgage Banker Strategy(1)                   8.13     7.30    0.88   10.96    2.89       0.72    8.96       0.66   60.54    0.97
Diversified Strategy(1)                       9.23     7.91    1.18   13.45    4.98       0.63    7.22       0.70  156.79    1.72
Companies Issuing Dividends(20)              13.59    13.23    0.91    7.41    3.42       0.84    6.63       0.55  142.74    0.88
Companies Without Dividends(2)               16.26    16.26    1.11    7.04    5.14       1.09    6.92       0.37  143.28    0.79
Equity/Assets 6-12%(12)                       9.33     8.73    0.76    8.16    3.42       0.65    6.88       0.65   87.97    0.80
Equity/Assets >12%(10)                       19.40    19.40    1.13    6.42    3.80       1.13    6.39       0.39  209.81    0.95
Holding Company Structure(4)                 13.42    12.98    0.96    7.39    4.38       0.89    6.80       0.63   94.03    0.64
Assets Over $1 Billion(5)                    10.40     9.74    0.96    9.77    3.81       0.79    7.84       0.49  126.63    0.99
Assets $500 Million-$1 Billion(3)            20.21    19.46    1.30    8.58    3.63       1.30    8.61       0.47  194.69    1.51
Assets $250-$500 Million(5)                  12.31    12.31    0.78    6.27    2.87       0.76    6.01       0.46  177.65    0.59
Assets less than $250 Million(9)             15.41    15.18    0.91    6.28    3.90       0.86    5.84       0.62  118.14    0.81
Goodwill Companies(7)                         9.74     8.80    0.87    9.15    3.74       0.73    7.60       0.61   95.59    0.81
Non-Goodwill Companies(15)                   16.08    16.08    0.96    6.42    3.51       0.93    6.15       0.49  168.21    0.90
MHC Institutions(22)                         13.86    13.53    0.93    7.38    3.59       0.86    6.66       0.53  142.79    0.87
MHC Converted Last 3 Months(2)               14.86    14.86    0.96    6.63    4.79       0.96    6.63       0.46   76.09    0.52


                                                           Pricing Ratios                      Dividend Data(6)
                                               -----------------------------------------      -----------------------
                                                                         Price/  Price/        Ind.   Divi-
                                               Price/   Price/  Price/    Tang.   Core        Div./   dend    Payout
Financial Institution                         Earning    Book   Assets    Book  Earnings      Share   Yield   Ratio(7)
---------------------                         -------  ------- -------  ------- -------      ------- ------- -------
                                                 (X)      (%)     (%)      (%)     (x)          ($)     (%)     (%)

Market Averages. MHC Institutions
---------------------------------
SAIF-Insured Thrifts(19)                        25.78   187.70   25.21   193.67   26.79         0.35    1.86   41.18
BIF-Insured Thrifts(3)                          23.77   189.51   24.10   213.48   27.59         0.35    1.37   29.54
NASDAQ Listed OTC Companies(22)                 25.28   187.99   25.04   196.80   26.86         0.35    1.78   38.85
Florida Companies(2)                            25.00   205.61   13.78   211.97   29.08         0.90    3.36    0.00
Mid-Atlantic Companies(12)                      25.21   187.02   24.06   193.16   26.40         0.22    1.31   33.71
Mid-West Companies(5)                           26.43   194.85   23.41   208.72   26.32         0.55    2.71   50.10
New England Companies(2)                        24.54   186.60   34.74   205.62   29.00         0.52    2.14   49.46
South-East Companies(1)                          0.00   156.31   35.15   156.31    0.00         0.20    1.49   46.51
Thrift Strategy(20)                             25.75   185.81   25.07   193.00   26.86         0.33    1.76   37.41
Mortgage Banker Strategy(1)                      0.00     0.00   28.55     0.00    0.00         0.22    1.16   40.00
Diversified Strategy(1)                         20.07   227.11   20.96   265.16    0.00         0.84    2.81   56.38
Companies Issuing Dividends(20)                 26.15   193.59   25.25   203.44   28.06         0.39    1.98   44.83
Companies Without Dividends(2)                  20.92   140.39   23.18   140.39   21.50         0.00    0.00    0.00
Equity/Assets 6-12%(12)                         25.39   218.70   21.12   235.44   27.82         0.42    1.92   47.23
Equity/Assets [greater than] 12%(10)            25.18   153.87   29.83   153.87   26.32         0.26    1.61   29.28
Holding Company Structure(4)                    22.22   175.87   22.64   184.33   21.50         0.21    1.00   10.75
Assets Over $1 Billion(5)                       25.26   217.78   23.54   237.31   28.74         0.42    1.71   33.18
Assets $500 Million-$1 Billion(3)               27.65   178.14   31.84   205.88   27.53         0.34    1.52   41.97
Assets $250-$500 Million(5)                     27.65   220.98   25.92   220.98   27.65         0.36    1.77   29.03
Assets less than $250 Million(9)                23.87   154.93   23.73   159.16   25.32         0.30    1.90   44.00
Goodwill Companies(7)                           25.14   212.85   21.70   240.76   28.23         0.40    1.63   34.40
Non-Goodwill Companies(15)                      25.38   176.51   26.84   176.51   26.35         0.32    1.86   41.82
MHC Institutions(22)                            25.28   187.99   25.04   196.80   26.86         0.35    1.78   38.85
MHC Converted Last 3 Months(2)                  15.41   143.91   21.61   143.91   15.41         0.00    0.00    0.00

(1) Average of high/low or bid/ask price per share.
(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized
(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.
(6) Annualized, based on last regular quarterly cash dividend announcement.
(7) Indicated dividend as a percent of trailing twelve month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations.
        The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of August 7, 1998

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.      Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs    Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets    NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    -------  ------- -------
                                              (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)      (%)     (%)

NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA(8)          5.45     4.01    0.81   18.46    5.62       0.76   17.41       1.72    52.05    1.33
BYS   Bay State Bancorp of MA*               20.71    20.71    0.92    4.44    4.17       0.92    4.44       0.71   122.32    1.06
CFB   Commercial Federal Corp. of NE          6.91     6.04    0.81   12.90    5.56       0.96   15.24       0.78    86.50    0.88
DME   Dime Bancorp, Inc. of NY*               5.90     4.83    0.72   12.67    4.53       0.58   10.22       1.03    50.85    0.69
DSL   Downey Financial Corp. of CA            7.60     7.51    0.87   12.03    5.63       0.89   12.30       0.84    65.10    0.60
FED   FirstFed Fin. Corp. of CA               5.72     5.67    0.63   12.25    5.91       0.61   11.85       0.84      NA      NA
GSB   Golden State Bancorp of CA(8)           6.04     5.44    0.66   11.63    7.83       0.71   12.55       0.86   100.48    1.12
GDW   Golden West Fin. Corp. of CA            7.10     7.10    0.95   14.36    7.37       0.95   14.41       0.97    63.20    0.86
GPT   GreenPoint Fin. Corp. of NY*            9.67     5.40    1.07   10.71    4.58       1.11   11.08       2.54    33.98    1.22
JSB   JSB Financial, Inc. of NY*             23.82    23.82    1.88    7.89    5.83       1.67    7.02        NA       NA     0.55
OCN   Ocwen Financial Corp. of FL            13.08    12.40    2.84   24.09    7.08       0.55    4.68        NA       NA      NA
SIB   Staten Island Bancorp of NY*           26.20    25.53    0.86    5.00    2.22       1.59    9.19       0.61    87.17    1.27
WES   Westcorp Inc. of Orange CA              8.73     8.71    0.45    4.96    5.25      -0.60   -6.61       0.58   168.62    2.22

AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA         15.34    15.34    1.07    6.43    5.32       1.00    6.04        NA       NA      NA
ANE   Alliance Bncp of New Eng of CT*         7.97     7.78    0.89   12.20    6.96       0.52    7.15       0.53   229.26    1.84
BKC   American Bank of Waterbury CT*          9.02     8.73    1.33   15.35    7.22       1.11   12.89       2.10    42.28    1.50
BFD   BostonFed Bancorp of MA                 7.87     7.59    0.72    8.46    6.30       0.61    7.16        NA       NA     0.84
CNY   Carver Bancorp, Inc. of NY              8.12     7.84    0.25    2.99    3.71       0.22    2.65        NA       NA     1.28
CBK   Citizens First Fin.Corp. of IL         13.84    13.84    0.72    5.13    4.42       0.45    3.22       0.71    47.08    0.41
EFC   EFC Bancorp Inc of IL                  23.77    23.77    1.07    4.51    4.67       1.07    4.51       0.46    57.60    0.45
EBI   Equality Bancorp, Inc. of MO           10.11    10.11    0.55    6.80    3.83       0.03    0.41       0.34    43.44    0.34
ESX   Essex Bancorp of Norfolk VA(8)          0.02    -0.08   -0.11     NM    -7.12      -0.11     NM        1.26    76.64    1.11
FCB   Falmouth Bancorp, Inc. of MA*          22.41    22.41    1.02    4.33    3.68       0.81    3.44       0.05      NA     0.74
FAB   FirstFed America Bancorp of MA          9.91     9.91    0.62    5.39    4.59       0.52    4.54       0.29   293.25    1.24
GAF   GA Financial Corp. of PA               14.01    13.88    1.09    7.25    7.48       1.03    6.81       0.24    75.96    0.46
HBS   Haywood Bancshares, Inc. of NC*        14.85    14.38    1.46   10.18    8.59       1.46   10.18       0.37   131.68    0.65
KNK   Kankakee Bancorp, Inc. of IL            9.64     8.02    0.86    8.00    7.07       0.84    7.78       1.12    53.91    0.97
KYF   Kentucky First Bancorp of KY           17.04    17.04    1.13    6.76    5.49       1.11    6.68       0.18   263.19    0.76
NBN   Northeast Bancorp of ME*                7.00     6.36    0.67    9.52    5.86       0.66    9.41       1.08    90.28    1.12
NEP   Northeast PA Fin. Corp of PA           18.94    18.94   -0.93   -6.80   -4.48       0.57    4.19       0.22   178.76    0.64
PDB   Piedmont Bancorp, Inc. of NC           16.09    16.09    1.24    7.56    5.70       1.24    7.56       0.71   102.48    0.89
SSB   Scotland Bancorp, Inc. of NC           24.70    24.70    1.47    5.01    5.56       1.47    5.01        NA       NA     0.57
SZB   SouthFirst Bancshares of AL            10.08     9.83    0.55    4.66    4.03       0.51    4.33        NA       NA     0.74
SRN   Southern Banc Company of AL            17.39    17.27    0.49    2.86    2.73       0.49    2.86        NA       NA     0.19
SSM   Stone Street Bancorp of NC             27.99    27.99    1.38    4.56    4.54       1.38    4.56        NA       NA     0.64
TSH   Teche Holding Company of LA            13.83    13.83    0.93    6.90    6.36       0.92    6.84       0.20   413.82    0.98
FTF   Texarkana Fst. Fin. Corp of AR         15.23    15.23    1.76   11.38    6.51       1.73   11.19       0.12   445.58    0.67
THR   Three Rivers Fin. Corp. of MI          13.53    13.48    0.88    6.44    6.22       0.81    5.99       1.00    48.12    0.74
WSB   Washington SB, FSB of MD                8.42     8.42    0.73    8.64    7.11       0.50    5.89        NA       NA     1.02
WFI   Winton Financial Corp. of OH            7.17     7.03    1.05   14.60    5.47       0.86   12.04        NA       NA      NA

NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN(8)          9.02     8.87    0.75    8.78    4.04       0.51    5.98       1.66    27.44    0.62
FBER  1st Bergen Bancorp of NJ               11.69    11.69    0.75    5.40    4.36       0.75    5.40       0.95   104.08    2.38
AFED  AFSALA Bancorp, Inc. of NY(8)          12.13    12.13    0.75    5.80    5.15       0.77    5.93       0.37   185.39    1.46
ALBK  ALBANK Fin. Corp. of Albany NY(8)       8.97     7.02    1.16   12.73    5.13       1.15   12.62       0.85    84.14    1.04
AMFC  AMB Financial Corp. of IN              14.11    14.11    1.02    6.89    6.31       0.58    3.93       0.19   214.55    0.52
ASBP  ASB Financial Corp. of OH              15.20    15.20    0.96    6.17    5.36       0.94    6.08       0.14   513.38    1.03
ABBK  Abington Bancorp of MA*                 6.29     5.72    0.86   12.72    6.76       0.73   10.78       0.14   353.60    0.77
AABC  Access Anytime Bancorp of NM            8.09     8.09    1.45   18.31   12.19       1.35   17.02       0.08   535.05    0.67


                                                           Pricing Ratios                     Dividend Data(6)
                                             ---------------------------------------      -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA(8)           17.79  236.33   12.87  321.21   18.86         0.88    1.41   25.14
BYS   Bay State Bancorp of MA*                 23.99  106.47   22.05  106.47   23.99         0.00    0.00    0.00
CFB   Commercial Federal Corp. of NE           17.99  183.25   12.67  209.62   15.23         0.22    0.82   14.77
DME   Dime Bancorp, Inc. of NY*                22.09  248.91   14.69  304.16   27.40         0.20    0.70   15.50
DSL   Downey Financial Corp. of CA             17.78  201.64   15.32  203.95   17.39         0.32    1.00   17.78
FED   FirstFed Fin. Corp. of CA                16.92  189.87   10.85  191.27   17.49         0.00    0.00    0.00
GSB   Golden State Bancorp of CA(8)            12.77  138.36    8.35  153.40   11.83         0.00    0.00    0.00
GDW   Golden West Fin. Corp. of CA             13.57  179.91   12.77  179.91   13.53         0.50    0.57    7.72
GPT   GreenPoint Fin. Corp. of NY*             21.84  242.05   23.41     NM    21.10         0.64    1.72   37.65
JSB   JSB Financial, Inc. of NY*               17.16  135.45   32.26  135.45   19.29         1.60    3.12   53.51
OCN   Ocwen Financial Corp. of FL              14.12  266.71   34.87  281.23     NM          0.00    0.00    0.00
SIB   Staten Island Bancorp of NY*               NM   124.95   32.74  128.26   24.53         0.32    1.65   74.42
WES   Westcorp Inc. of Orange CA               19.05   95.09    8.30   95.31     NM          0.20    1.67   31.75

AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA           18.80  122.43   18.78  122.43   20.00         0.44    2.00   37.61
ANE   Alliance Bncp of New Eng of CT*          14.37  158.03   12.60  161.92   24.51         0.20    1.60   22.99
BKC   American Bank of Waterbury CT*           13.86  193.54   17.45  199.92   16.50         0.76    3.13   43.43
BFD   BostonFed Bancorp of MA                  15.87  136.99   10.79  142.08   18.75         0.40    1.94   30.77
CNY   Carver Bancorp, Inc. of NY               26.96   78.97    6.42   81.85     NM          0.00    0.00    0.00
CBK   Citizens First Fin.Corp. of IL           22.60  115.46   15.98  115.46     NM          0.00    0.00    0.00
EFC   EFC Bancorp Inc of IL                    21.43   96.62   22.97   96.62   21.43         0.00    0.00    0.00
EBI   Equality Bancorp, Inc. of MO             26.12  125.70   12.70  125.70     NM          0.24    1.84   48.00
ESX   Essex Bancorp of Norfolk VA(8)             NM      NM     1.54     NM      NM          0.00    0.00     NM
FCB   Falmouth Bancorp, Inc. of MA*            27.21  114.27   25.60  114.27     NM          0.24    1.30   35.29
FAB   FirstFed America Bancorp of MA           21.80  116.48   11.54  116.48   25.91         0.20    1.12   24.39
GAF   GA Financial Corp. of PA                 13.36   97.67   13.68   98.54   14.22         0.56    3.61   48.28
HBS   Haywood Bancshares, Inc. of NC*          11.65  113.51   16.86  117.21   11.65         0.60    2.93   34.09
KNK   Kankakee Bancorp, Inc. of IL             14.15  111.50   10.75  134.01   14.55         0.48    1.54   21.82
KYF   Kentucky First Bancorp of KY             18.20  127.94   21.80  127.94   18.44         0.50    3.48   63.29
NBN   Northeast Bancorp of ME*                 17.07  144.03   10.08  158.55   17.28         0.21    1.50   25.61
NEP   Northeast PA Fin. Corp of PA               NM   102.37   19.39  102.37     NM          0.00    0.00     NM
PDB   Piedmont Bancorp, Inc. of NC             17.54  128.70   20.71  128.70   17.54         0.48    4.80     NM
SSB   Scotland Bancorp, Inc. of NC             18.00  113.78   28.11  113.78   18.00         0.20    2.22   40.00
SZB   SouthFirst Bancshares of AL              24.83  102.78   10.36  105.40   26.74         0.60    3.45     NM
SRN   Southern Banc Company of AL                NM   102.88   17.89  103.64     NM          0.35    2.28     NM
SSM   Stone Street Bancorp of NC               22.04  104.63   29.28  104.63   22.04         0.46    2.61   57.50
TSH   Teche Holding Company of LA              15.72  104.58   14.46  104.58   15.86         0.50    2.92   45.87
FTF   Texarkana Fst. Fin. Corp of AR           15.36  169.86   25.87  169.86   15.63         0.56    2.04   31.28
THR   Three Rivers Fin. Corp. of MI            16.09  101.06   13.67  101.44   17.29         0.44    2.71   43.56
WSB   Washington SB, FSB of MD                 14.07  118.81   10.00  118.81   20.63         0.10    1.62   22.73
WFI   Winton Financial Corp. of OH             18.29  252.24   18.10  257.57   22.17         0.25    1.71   31.25

NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN(8)           24.73  209.50   18.90  212.97     NM          0.27    0.60   14.84
FBER  1st Bergen Bancorp of NJ                 22.92  132.05   15.44  132.05   22.92         0.20    1.12   25.64
AFED  AFSALA Bancorp, Inc. of NY(8)            19.40  115.54   14.02  115.54   18.97         0.28    1.66   32.18
ALBK  ALBANK Fin. Corp. of Albany NY(8)        19.50  233.42   20.94  298.39   19.68         0.84    1.30   25.30
AMFC  AMB Financial Corp. of IN                15.84  107.01   15.09  107.01   27.72         0.28    1.68   26.67
ASBP  ASB Financial Corp. of OH                18.65  115.26   17.52  115.26   18.94         0.40    3.25   60.61
ABBK  Abington Bancorp of MA*                  14.80  190.72   11.99  209.75   17.45         0.20    1.08   16.00
AABC  Access Anytime Bancorp of NM              8.20  138.52   11.20  138.52    8.82         0.00    0.00    0.00

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of August 7, 1998

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.     Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                              (%)     (%)     (%)     (%)     (%)        (%)     (%)         (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
AFBC  Advance Fin. Bancorp of WV             14.09    14.09    0.90    5.94    5.43       0.85    5.61       0.60   51.29    0.35
AFCB  Affiliated Comm BC, Inc of MA(8)       10.17    10.12    1.09   11.05    5.42       1.04   10.50       0.36  220.69    1.28
ALBC  Albion Banc Corp. of Albion NY          8.54     8.54    0.48    5.58    5.14       0.45    5.20       0.47   72.86    0.45
ABCL  Alliance Bancorp, Inc. of IL            8.59     8.50    0.89    9.74    4.56       0.91    9.92        NA      NA     0.47
ALLB  Alliance Bank MHC of PA (19.9)         10.72    10.72    0.80    7.09    2.88       0.80    7.09       1.06   45.21    0.88
AHCI  Ambanc Holding Co., Inc. of NY*        11.69    11.69    0.51    4.18    3.78       0.41    3.34       0.62  122.28    1.37
ASBI  Ameriana Bancorp of IN                 11.64    11.42    0.96    8.54    6.54       0.82    7.28       0.47   64.16    0.41
ABCW  Anchor Bancorp Wisconsin of WI          6.40     6.30    1.06   16.55    5.11       0.94   14.75        NA      NA     1.29
ANDB  Andover Bancorp, Inc. of MA*            7.93     7.93    1.06   13.16    5.87       1.04   12.85       0.38  195.38    1.00
ASFC  Astoria Financial Corp. of NY           7.96     5.63    0.81   10.32    5.50       0.75    9.49       0.45   72.22    0.77
AVND  Avondale Fin. Corp. of IL               7.60     7.60   -0.78   -9.51  -10.46      -0.56   -6.84       1.25   84.71    2.83
BCSB  BCSB Bankcorp MHC of MD (38.6)         16.27    16.27    0.80    4.95    3.10       0.80    4.95       0.43   82.78    0.56
BKCT  Bancorp Connecticut of CT*             10.04    10.04    1.43   13.71    7.28       1.23   11.80       0.61  181.32    2.10
BPLS  Bank Plus Corp. of CA                   4.40     4.02    0.31    6.79    5.83       0.36    7.89       1.75     NA      NA
BNKU  Bank United Corp. of TX                 4.98     4.50    0.87   17.22    7.58       0.82   16.38        NA      NA     0.46
BWFC  Bank West Fin. Corp. of MI             12.99    12.99    0.66    4.68    3.53       0.53    3.76       0.44   35.64    0.23
BANC  BankAtlantic Bancorp of FL              6.16     5.16    0.90   15.08    6.79       0.38    6.40       0.81  100.62    1.12
BKUNA BankUnited Fin. Corp. of FL             4.38     3.80    0.28    6.84    3.45       0.21    5.21       0.44   32.93    0.19
BVCC  Bay View Capital Corp. of CA            7.28     4.66    0.39    6.08    2.80       0.60    9.47        NA      NA     1.05
FSNJ  Bayonne Banchsares of NJ               15.27    15.27    0.72    5.61    2.95       0.72    5.61       0.56   75.74    0.92
BFSB  Bedford Bancshares, Inc. of VA         13.30    13.30    1.19    8.45    5.03       1.19    8.45       0.21  232.62    0.60
BFFC  Big Foot Fin. Corp. of IL              18.28    18.28    0.52    2.95    2.75       0.45    2.55       0.09  150.75    0.28
BYFC  Broadway Fin. Corp. of CA              10.13    10.13    0.48    4.65    7.10       0.33    3.23       1.22   69.07    1.01
BRKL  Brookline Bncp MHC of MA(47.0)         33.21    33.21    1.92    8.85    3.45       1.92    8.85       0.60  251.07    2.37
CBES  CBES Bancorp, Inc. of MO               14.23    14.23    1.04    6.29    6.16       0.86    5.22        NA      NA     0.58
CCFH  CCF Holding Company of GA               8.09     8.09    0.14    1.36    0.88      -0.13   -1.21       0.41  123.98    0.67
CITZ  CFS Bancorp, Inc. of IN                17.41    17.41    0.58    3.31    3.33       0.64    3.68       0.97   42.69    1.01
CFSB  CFSB Bancorp of Lansing MI              7.72     7.72    1.32   17.10    5.71       1.20   15.61       0.21  275.17    0.64
CKFB  CKF Bancorp of Danville KY             21.34    21.34    1.87    8.18    7.50       1.42    6.19       0.45     NA      NA
CNSB  CNS Bancorp, Inc. of MO                24.68    24.68    0.91    3.68    3.43       0.84    3.41       0.07  569.23    0.57
CSBF  CSB Financial Group Inc of IL          23.14    21.83    0.51    2.19    2.73       0.44    1.89       0.99   38.40    0.66
CBCI  Calumet Bancorp of Chicago IL          17.49    17.49    2.08   12.70   10.74       2.09   12.74       1.21   99.71    1.56
CAFI  Camco Fin. Corp. of OH                  9.90     9.28    1.26   13.08    7.04       0.95    9.87       0.68   43.07    0.35
CMRN  Cameron Fin. Corp. of MO               20.78    20.78    1.16    5.38    5.67       1.13    5.26       0.81   95.78    0.94
CFNC  Carolina Fincorp of NC*                22.35    22.35    0.92    4.05    5.27       1.06    4.64       0.15  226.37    0.49
CASB  Cascade Financial Corp. of WA           6.98     6.98    0.77   11.72    4.82       0.73   11.08       0.54  171.37    1.07
CATB  Catskill Fin. Corp. of NY*             23.42    23.42    1.33    5.33    5.19       1.31    5.27       0.22  282.65    1.43
CAVB  Cavalry Bancorp of TN                  28.43    28.43    1.48    7.18    3.02       1.02    4.98       0.05     NA     1.26
CNIT  Cenit Bancorp of Norfolk VA             6.88     6.34    0.90   12.81    5.86       0.84   11.92       0.36  145.18    0.72
CEBK  Central Co-Op. Bank of MA*              9.78     8.88    0.86    8.65    6.53       0.67    6.70       0.44  173.54    1.02
CENB  Century Bancorp, Inc. of NC(8)         17.75    17.75    1.33    4.81    7.71       1.33    4.81       0.37  144.73    0.82
COFI  Charter One Financial of OH             7.37     6.91    0.88   12.53    3.78       1.21   17.25       0.38  148.17    0.84
CVAL  Chester Valley Bancorp of PA            8.67     8.67    1.02   11.89    5.24       0.93   10.80       0.24  390.28    1.21
CLAS  Classic Bancshares, Inc. of KY         15.57    13.35    0.77    5.13    4.80       0.97    6.44       0.43  147.86    0.91
CBSA  Coastal Bancorp of Houston TX           3.73     3.21    0.49   13.93    8.13       0.50   14.30        NA      NA     0.62
CFCP  Coastal Fin. Corp. of SC                6.03     6.03    1.22   19.88    5.42       1.01   16.41       0.91   98.94    1.22
CFKY  Columbia Financial of KY               28.28    28.28    0.93    3.28    3.14       0.91    3.20        NA      NA     0.49
CMSB  Commonwealth Bancorp Inc of PA          9.13     7.30    0.67    7.17    5.37       0.51    5.38       0.41   97.65    0.66
CMSV  Commty. Svgs, MHC of FL (48.5)(8)      10.80    10.80    0.74    6.58    3.18       0.68    6.07       0.26  134.87    0.55
CFTP  Community Fed. Bancorp of MS           23.66    23.66    1.20    4.37    3.52       1.14    4.15       0.28   78.26    0.41
CFFC  Community Fin. Corp. of VA             13.87    13.82    1.02    7.44    5.16       1.02    7.44       0.51  119.08    0.68
CIBI  Community Inv. Bancorp of OH           10.98    10.98    0.94    8.14    4.69       0.94    8.14       0.56   98.23    0.66
COOP  Cooperative Bancshares of NC            7.63     7.63    0.63    8.22    4.84       0.57    7.46       0.08  330.28    0.34
CRZY  Crazy Woman Creek Bncorp of WY         23.58    23.58    1.28    5.18    4.82       1.28    5.18       0.13  355.84    0.92
DNFC  D&N Financial Corp. of MI               5.44     5.40    0.87   15.81    6.65       0.77   13.97       0.50  113.36    0.83
DCBI  Delphos Citizens Bancorp of OH         24.96    24.96    1.58    5.87    5.81       1.58    5.87        NA      NA      NA


                                                          Pricing Ratios                       Dividend Data(6)
                                              ---------------------------------------      -----------------------
                                                                       Price/  Price/        Ind.   Divi-
                                               Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                         Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                         ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
AFBC  Advance Fin. Bancorp of WV                18.40  112.81   15.90  112.81   19.50         0.32    1.95   35.96
AFCB  Affiliated Comm BC, Inc of MA(8)          18.44  192.87   19.61  193.76   19.40         0.60    1.79   32.97
ALBC  Albion Banc Corp. of Albion NY            19.44  105.68    9.03  105.68   20.83         0.12    1.37   26.67
ABCL  Alliance Bancorp, Inc. of IL              21.91  206.75   17.77  209.11   21.51         0.44    1.84   40.37
ALLB  Alliance Bank MHC of PA (19.9)              NM   240.76   25.80  240.76     NM          0.36    1.67   58.06
AHCI  Ambanc Holding Co., Inc. of NY*           26.47  111.28   13.01  111.28     NM          0.24    1.51   40.00
ASBI  Ameriana Bancorp of IN                    15.30  127.70   14.86  130.13   17.93         0.64    3.61   55.17
ABCW  Anchor Bancorp Wisconsin of WI            19.57  313.81   20.08  318.70   21.95         0.40    0.89   17.39
ANDB  Andover Bancorp, Inc. of MA*              17.03  212.04   16.81  212.04   17.45         0.72    2.00   34.12
ASFC  Astoria Financial Corp. of NY             18.18  151.91   12.09  214.66   19.77         0.80    1.61   29.30
AVND  Avondale Fin. Corp. of IL                   NM    97.08    7.38   97.08     NM          0.00    0.00     NM
BCSB  BCSB Bankcorp MHC of MD (38.6)              NM   159.75   25.99  159.75     NM          0.00    0.00    0.00
BKCT  Bancorp Connecticut of CT*                13.73  177.81   17.85  177.81   15.95         0.54    3.22   44.26
BPLS  Bank Plus Corp. of CA                     17.15  111.08    4.88  121.35   14.76         0.00    0.00    0.00
BNKU  Bank United Corp. of TX                   13.19  209.87   10.46  232.23   13.86         0.64    1.48   19.45
BWFC  Bank West Fin. Corp. of MI                28.37  130.24   16.92  130.24     NM          0.24    2.06   58.54
BANC  BankAtlantic Bancorp of FL                14.73  181.59   11.18  216.73     NM          0.10    0.93   13.70
BKUNA BankUnited Fin. Corp. of FL               29.02  129.27    5.67  149.02     NM          0.00    0.00    0.00
BVCC  Bay View Capital Corp. of CA                NM   126.50    9.21  197.64   22.88         0.40    1.65   58.82
FSNJ  Bayonne Banchsares of NJ                    NM   149.77   22.87  149.77     NM          0.25    1.54   52.08
BFSB  Bedford Bancshares, Inc. of VA            19.88  161.51   21.47  161.51   19.88         0.32    2.24   44.44
BFFC  Big Foot Fin. Corp. of IL                   NM   104.99   19.19  104.99     NM          0.00    0.00    0.00
BYFC  Broadway Fin. Corp. of CA                 14.09   64.46    6.53   64.46   20.25         0.19    1.95   27.54
BRKL  Brookline Bncp MHC of MA(47.0)            29.00  146.09   48.52  146.09   29.00         0.20    1.47   42.55
CBES  CBES Bancorp, Inc. of MO                  16.24  107.77   15.34  107.77   19.59         0.48    2.53   41.03
CCFH  CCF Holding Company of GA                   NM   158.79   12.85  158.79     NM          0.64    3.12     NM
CITZ  CFS Bancorp, Inc. of IN                     NM    99.36   17.29   99.36   27.03         0.00    0.00    0.00
CFSB  CFSB Bancorp of Lansing MI                17.52  300.00   23.17  300.00   19.20         0.52    2.17   37.96
CKFB  CKF Bancorp of Danville KY                13.33  114.46   24.43  114.46   17.60         0.54    2.98   39.71
CNSB  CNS Bancorp, Inc. of MO                   29.17  107.66   26.57  107.66     NM          0.24    1.52   44.44
CSBF  CSB Financial Group Inc of IL               NM    80.41   18.61   85.24     NM          0.00    0.00    0.00
CBCI  Calumet Bancorp of Chicago IL              9.31  110.93   19.40  110.93    9.28         0.00    0.00    0.00
CAFI  Camco Fin. Corp. of OH                    14.19  160.75   15.91  171.44   18.82         0.39    2.33   33.05
CMRN  Cameron Fin. Corp. of MO                  17.63   93.52   19.44   93.52   18.01         0.28    1.67   29.47
CFNC  Carolina Fincorp of NC*                   18.98   75.16   16.80   75.16   16.57         0.24    2.30   43.64
CASB  Cascade Financial Corp. of WA             20.73  211.90   14.79  211.90   21.93         0.00    0.00    0.00
CATB  Catskill Fin. Corp. of NY*                19.27  106.02   24.83  106.02   19.50         0.32    1.95   37.65
CAVB  Cavalry Bancorp of TN                       NM   154.95   44.05  154.95     NM          0.20    0.98   32.26
CNIT  Cenit Bancorp of Norfolk VA               17.05  216.75   14.91  235.04   18.33         0.40    1.82   31.01
CEBK  Central Co-Op. Bank of MA*                15.32  126.87   12.41  139.71   19.79         0.32    1.35   20.65
CENB  Century Bancorp, Inc. of NC(8)            12.97   94.31   16.74   94.31   12.97         0.68    4.95   64.15
COFI  Charter One Financial of OH               26.43  268.30   19.77  285.86   19.19         0.56    1.86   49.12
CVAL  Chester Valley Bancorp of PA              19.08  212.61   18.43  212.61   21.01         0.44    1.52   28.95
CLAS  Classic Bancshares, Inc. of KY            20.83  103.50   16.11  120.73   16.58         0.32    1.97   41.03
CBSA  Coastal Bancorp of Houston TX             12.30  159.14    5.93  184.52   11.98         0.00    0.00    0.00
CFCP  Coastal Fin. Corp. of SC                  18.45  337.48   20.35  337.48   22.35         0.28    1.47   27.18
CFKY  Columbia Financial of KY                    NM   104.32   29.50  104.32     NM          0.28    2.00   63.64
CMSB  Commonwealth Bancorp Inc of PA            18.63  132.13   12.06  165.31   24.84         0.32    1.72   32.00
CMSV  Commty. Svgs, MHC of FL (48.5)(8)           NM   200.99   21.71  200.99     NM          0.90    2.78     NM
CFTP  Community Fed. Bancorp of MS              28.39  126.13   29.85  126.13   29.91         0.32    1.91   54.24
CFFC  Community Fin. Corp. of VA                19.37  137.91   19.13  138.47   19.37         0.28    2.04   39.44
CIBI  Community Inv. Bancorp of OH              21.32  173.24   19.03  173.24   21.32         0.24    1.66   35.29
COOP  Cooperative Bancshares of NC              20.67  161.12   12.30  161.12   22.79         0.00    0.00    0.00
CRZY  Crazy Woman Creek Bncorp of WY            20.73  105.75   24.94  105.75   20.73         0.40    2.44   50.63
DNFC  D&N Financial Corp. of MI                 15.03  220.72   12.01  222.52   17.01         0.20    0.82   12.27
DCBI  Delphos Citizens Bancorp of OH            17.20  105.19   26.26  105.19   17.20         0.24    1.50   25.81

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of August 7, 1998

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.     Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
DCOM  Dime Community Bancorp of NY*          12.01    10.44    0.83    6.19    3.98       0.78    5.80       0.39  189.26    1.27
DIBK  Dime Financial Corp. of CT(8)*          8.11     7.92    1.70   21.03    9.01       1.69   20.89        NA      NA     3.15
ESBF  ESB Financial Corp of PA                7.20     6.42    0.70    9.13    5.55       0.69    9.04       0.44  116.49    1.37
EGLB  Eagle BancGroup of IL                  11.47    11.47    0.34    2.87    2.67       0.17    1.43       0.73   75.47    0.82
EBSI  Eagle Bancshares of Tucker GA           6.50     6.50    0.78   10.10    5.24       0.78   10.10       0.95   59.71    0.74
ETFS  East Texas Fin. Serv. of TX            17.43    17.43    0.60    3.31    3.20       0.54    3.01       0.41   46.61    0.38
ESBK  Elmira Svgs Bank (The) of NY*           6.21     6.21    0.44    7.04    5.15       0.47    7.45       0.68   97.63    0.85
EMLD  Emerald Financial Corp. of OH           8.26     8.16    1.09   13.91    5.12       1.01   12.83       0.30   86.50    0.32
EFBC  Empire Federal Bancorp of MT           36.75    36.75    1.47    3.98    4.33       1.47    3.98       0.01     NA     0.43
EFBI  Enterprise Fed. Bancorp of OH           9.96     9.71    0.78    6.96    3.66       0.67    5.95       0.01     NA     0.29
EQSB  Equitable FSB of Wheaton MD             5.18     5.18    0.72   14.02    6.32       0.69   13.56        NA      NA      NA
FCBF  FCB Fin. Corp. of Neenah WI            14.47    14.47    1.24    8.47    5.03       0.92    6.28       0.26  266.59    0.91
FFDF  FFD Financial Corp. of OH              22.27    22.27    1.73    7.25    5.89       0.78    3.26       0.08  329.27    0.40
FFLC  FFLC Bancorp of Leesburg FL            12.71    12.71    0.98    7.27    5.35       0.92    6.83       0.26  192.43    0.59
FFWC  FFW Corporation of Wabash IN            9.58     8.79    1.01   10.46    7.00       0.98   10.12        NA      NA      NA
FFYF  FFY Financial Corp. of OH              13.10    13.10    1.28    9.36    5.51       1.26    9.21       0.51   82.43    0.56
FMCO  FMS Financial Corp. of NJ               5.95     5.89    0.90   14.40    5.50       0.90   14.40       0.70   68.77    1.07
FFHH  FSF Financial Corp. of MN              10.40    10.40    0.83    7.46    6.24       0.81    7.26       0.20  123.88    0.37
FOBC  Fed One Bancorp of Wheeling WV(8)      11.24    10.79    0.86    7.69    3.25       0.86    7.63       0.36  111.72    0.90
FBCI  Fidelity Bancorp of Chicago IL         10.79    10.77    0.21    1.99    1.53       0.62    5.92       0.24   45.86    0.14
FSBI  Fidelity Bancorp, Inc. of PA            6.84     6.84    0.75   10.93    6.84       0.74   10.78       0.08  658.57    1.05
FFFL  Fidelity Bcsh MHC of FL (47.7)          6.70     6.50    0.66    8.52    4.00       0.57    7.32       0.32   75.42    0.36
FFED  Fidelity Fed. Bancorp of IN             6.78     6.78   -0.34   -5.64   -4.25      -0.26   -4.29       0.38  613.16    2.77
FFOH  Fidelity Financial of OH               12.06    10.68    0.92    7.30    5.90       0.89    7.05        NA      NA      NA
FIBC  Financial Bancorp, Inc. of NY(8)        9.04     9.01    0.94   10.24    4.47       0.92    9.99        NA      NA      NA
FBSI  First Bancshares, Inc. of MO           13.42    12.86    1.11    7.98    6.36       1.08    7.79       0.87   33.59    0.36
FBBC  First Bell Bancorp of PA               11.22    11.22    1.09   10.37    6.62       1.05   10.01       0.05  191.03    0.13
SKBO  First Carnegie MHC of PA(45.0)         16.86    16.86    0.65    4.26    2.92       0.77    5.08       0.77   47.99    0.80
FSTC  First Citizens Corp of GA              10.09     8.07    1.90   19.61    7.93       1.72   17.76       1.12   99.21    1.46
FCME  First Coastal Corp. of ME*             10.06    10.06    0.85    8.88    7.75       0.74    7.75       0.24  650.60    2.55
FFBA  First Colorado Bancorp of CO(8)        13.46    13.19    1.31    9.87    4.63       1.24    9.36       0.20  158.86    0.42
FDEF  First Defiance Fin.Corp. of OH         17.64    17.64    0.95    4.82    4.84       0.90    4.60       0.31  156.70    0.61
FESX  First Essex Bancorp of MA*              7.05     6.21    0.84   11.62    6.18       0.76   10.51       0.45  191.23    1.48
FFSX  First FSB MHC Sxld of IA(46.1)          7.21     5.70    0.68    8.30    3.80       0.69    8.38       0.34  138.30    0.64
FFES  First Fed of E. Hartford CT             6.92     6.92    0.58    8.73    6.27       0.64    9.66       0.33   84.42    1.30
BDJI  First Fed. Bancorp. of MN              10.89    10.89    0.68    6.36    4.40       0.68    6.36       0.18  202.30    0.78
FFBH  First Fed. Bancshares of AR            14.77    14.77    0.99    6.58    4.88       0.94    6.22       0.86     NA      NA
FTFC  First Fed. Capital Corp. of WI          7.17     6.81    1.19   17.61    6.25       0.90   13.38       0.23  212.49    0.75
FFKY  First Fed. Fin. Corp. of KY            13.21    12.51    1.63   12.01    5.50       1.59   11.69       0.53   84.57    0.52
FFBZ  First Federal Bancorp of OH             7.62     7.61    0.90   11.79    5.27       0.90   11.79       0.54  190.00    1.19
FFCH  First Fin. Holdings Inc. of SC          6.36     6.36    0.88   14.12    5.36       0.85   13.62       1.26   51.68    0.80
FFHS  First Franklin Corp. of OH              9.24     9.20    0.82    9.01    8.40       0.71    7.80       0.90   49.39    0.69
FGHC  First Georgia Hold. Corp of GA          8.09     7.55    1.13   13.67    3.04       1.13   13.67       1.65   37.32    0.71
FFSL  First Independence Corp. of KS          9.28     9.28    0.66    6.58    6.45       0.66    6.58       0.56   95.21    0.72
FISB  First Indiana Corp. of IN               9.26     9.15    1.15   12.08    6.02       0.87    9.17        NA      NA     1.65
FKAN  First Kansas Financial of KS           18.69    18.69    0.88    4.71    5.48       0.88    4.71       0.17  111.18    0.38
FKFS  First Keystone Fin. Corp of PA          6.67     6.67    0.77   11.25    7.06       0.68    9.96       1.34   34.27    0.89
FLKY  First Lancaster Bncshrs of KY          26.64    26.64    1.03    3.44    3.71       1.03    3.44       1.70   18.91    0.36
FLFC  First Liberty Fin. Corp. of GA          7.35     6.72    0.77   10.35    4.00       0.80   10.84       0.82  114.75    1.38
CASH  First Midwest Fin., Inc. of OH         10.51     9.36    0.73    6.66    5.14       0.66    5.99        NA      NA      NA
FMBD  First Mutual Bancorp Inc of IL(8)      14.15    10.96    0.32    2.39    2.10       0.25    1.87       0.33  115.88    0.48
FMSB  First Mutual SB of Bellevue WA*         6.79     6.79    1.01   15.06    6.87       0.99   14.77       0.11  989.94    1.26
FNGB  First Northern Cap. Corp of WI         11.10    11.10    0.97    8.62    5.36       0.90    8.01       0.12  400.84    0.54
FFPB  First Palm Beach Bancorp of FL          6.53     6.39    0.53    8.19    4.55       0.34    5.22       0.51   59.41    0.50
FWWB  First Savings Bancorp of WA            13.01    12.06    1.20    8.71    5.77       1.12    8.12       0.23  301.38    1.03
FSFF  First SecurityFed Fin of IL            28.92    28.84    1.03    5.32    2.97       1.61    8.33       0.37  158.47    0.96


                                                          Pricing Ratios                      Dividend Data(6)
                                             ---------------------------------------      -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                               (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
DCOM  Dime Community Bancorp of NY*            25.14  155.18   18.63  178.48   26.81         0.40    1.66   41.67
DIBK  Dime Financial Corp. of CT(8)*           11.10  209.57   17.00  214.67   11.17         0.48    1.47   16.33
ESBF  ESB Financial Corp of PA                 18.02  155.37   11.18  174.05   18.20         0.36    1.96   35.29
EGLB  Eagle BancGroup of IL                      NM   106.78   12.25  106.78     NM          0.00    0.00    0.00
EBSI  Eagle Bancshares of Tucker GA            19.10  184.65   12.00  184.65   19.10         0.64    2.66   50.79
ETFS  East Texas Fin. Serv. of TX                NM   102.63   17.89  102.63     NM          0.20    1.42   44.44
ESBK  Elmira Svgs Bank (The) of NY*            19.42  137.54    8.55  137.54   18.37         0.64    2.37   46.04
EMLD  Emerald Financial Corp. of OH            19.53  252.53   20.85  255.62   21.19         0.14    1.12   21.88
EFBC  Empire Federal Bancorp of MT             23.08   91.26   33.54   91.26   23.08         0.32    2.24   51.61
EFBI  Enterprise Fed. Bancorp of OH            27.31  170.80   17.01  175.16     NM          1.00    3.55     NM
EQSB  Equitable FSB of Wheaton MD              15.81  205.99   10.68  205.99   16.34         0.00    0.00    0.00
FCBF  FCB Fin. Corp. of Neenah WI              19.87  154.88   22.40  154.88   26.79         0.88    2.93   58.28
FFDF  FFD Financial Corp. of OH                16.97  119.90   26.70  119.90     NM          0.30    1.62   27.52
FFLC  FFLC Bancorp of Leesburg FL              18.69  136.02   17.29  136.02   19.87         0.36    1.91   35.64
FFWC  FFW Corporation of Wabash IN             14.29  137.83   13.21  150.25   14.75         0.42    2.33   33.33
FFYF  FFY Financial Corp. of OH                18.13  168.11   22.02  168.11   18.42         0.80    2.29   41.45
FMCO  FMS Financial Corp. of NJ                18.17  246.92   14.68  249.18   18.17         0.12    0.88   16.00
FFHH  FSF Financial Corp. of MN                16.03  121.00   12.58  121.00   16.48         0.50    2.84   45.45
FOBC  Fed One Bancorp of Wheeling WV(8)          NM   230.97   25.97  240.62     NM          0.62    1.56   48.06
FBCI  Fidelity Bancorp of Chicago IL             NM   127.44   13.75  127.65   21.96         0.40    1.70     NM
FSBI  Fidelity Bancorp, Inc. of PA             14.61  148.11   10.12  148.11   14.82         0.36    1.73   25.35
FFFL  Fidelity Bcsh MHC of FL (47.7)           25.00  205.61   13.78  211.97   29.08         0.90    3.36     NM
FFED  Fidelity Fed. Bancorp of IN                NM   137.38    9.31  137.38     NM          0.20    3.40     NM
FFOH  Fidelity Financial of OH                 16.95  126.72   15.28  143.06   17.56         0.32    2.17   36.78
FIBC  Financial Bancorp, Inc. of NY(8)         22.38  220.63   19.95  221.58   22.94         0.50    1.38   30.86
FBSI  First Bancshares, Inc. of MO             15.73  120.93   16.23  126.18   16.12         0.12    0.92   14.46
FBBC  First Bell Bancorp of PA                 15.11  152.06   17.06  152.06   15.66         0.40    2.30   34.78
SKBO  First Carnegie MHC of PA(45.0)             NM   132.41   22.33  132.41   28.76         0.30    2.09   71.43
FSTC  First Citizens Corp of GA                12.61  217.90   21.98  272.37   13.93         0.32    1.14   14.41
FCME  First Coastal Corp. of ME*               12.90  109.28   10.99  109.28   14.79         0.00    0.00    0.00
FFBA  First Colorado Bancorp of CO(8)          21.61  205.81   27.70  210.05   22.77         0.52    2.04   44.07
FDEF  First Defiance Fin.Corp. of OH           20.65  108.69   19.17  108.69   21.63         0.36    2.64   54.55
FESX  First Essex Bancorp of MA*               16.18  182.57   12.86  207.16   17.89         0.56    2.55   41.18
FFSX  First FSB MHC Sxld of IA(46.1)           26.29  210.20   15.15  265.68   26.07         0.48    1.57   41.38
FFES  First Fed of E. Hartford CT              15.94  132.05    9.13  132.05   14.41         0.68    2.06   32.85
BDJI  First Fed. Bancorp. of MN                22.73  141.70   15.43  141.70   22.73         0.00    0.00    0.00
FFBH  First Fed. Bancshares of AR              20.50  131.58   19.43  131.58   21.67         0.28    1.23   25.23
FTFC  First Fed. Capital Corp. of WI           16.00  261.44   18.75  275.39   21.05         0.28    1.75   28.00
FFKY  First Fed. Fin. Corp. of KY              18.18  212.21   28.03  224.09   18.67         0.56    2.03   36.84
FFBZ  First Federal Bancorp of OH              18.97  214.84   16.37  215.26   18.97         0.14    1.27   24.14
FFCH  First Fin. Holdings Inc. of SC           18.64  240.00   15.27  240.00   19.33         0.42    2.01   37.50
FFHS  First Franklin Corp. of OH               11.90  103.82    9.59  104.25   13.74         0.30    2.40   28.57
FGHC  First Georgia Hold. Corp of GA             NM      NM    34.18     NM      NM          0.00    0.00    0.00
FFSL  First Independence Corp. of KS           15.51  101.49    9.42  101.49   15.51         0.30    2.45   37.97
FISB  First Indiana Corp. of IN                16.62  191.66   17.75  193.88   21.91         0.48    2.05   34.04
FKAN  First Kansas Financial of KS             18.25   85.95   16.06   85.95   18.25         0.00    0.00    0.00
FKFS  First Keystone Fin. Corp of PA           14.16  150.38   10.02  150.38   16.00         0.20    1.25   17.70
FLKY  First Lancaster Bncshrs of KY            26.96   92.22   24.57   92.22   26.96         0.60    4.36     NM
FLFC  First Liberty Fin. Corp. of GA           25.00  247.96   18.23  271.05   23.88         0.30    1.41   35.29
CASH  First Midwest Fin., Inc. of OH           19.44  130.92   13.77  147.04   21.60         0.48    2.25   43.64
FMBD  First Mutual Bancorp Inc of IL(8)          NM   112.72   15.95  145.58     NM          0.32    1.82     NM
FMSB  First Mutual SB of Bellevue WA*          14.56  207.76   14.11  207.76   14.85         0.20    1.33   19.42
FNGB  First Northern Cap. Corp of WI           18.66  156.25   17.34  156.25   20.08         0.36    2.72   50.70
FFPB  First Palm Beach Bancorp of FL           22.00  172.80   11.29  176.59     NM          0.70    1.78   39.11
FWWB  First Savings Bancorp of WA              17.33  151.62   19.73  163.66   18.60         0.33    1.44   25.00
FSFF  First SecurityFed Fin of IL                NM   106.24   30.72  106.53   21.53         0.00    0.00    0.00

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of August 7, 1998

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.     Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------     NPAs    Resvs/   Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
FSLA  First Source Bancorp of NJ             20.55    20.55    1.09    5.31    4.34       1.09    5.31       0.47  115.69    1.04
SOPN  First Svgs Bancorp of NC               23.03    23.03    1.78    7.65    5.96       1.78    7.65       0.16  125.31    0.30
FBNW  FirstBank Corp of Clarkston WA         16.36    16.36    1.03    7.72    4.47       0.62    4.67       0.39  160.81    0.78
FFDB  FirstFed Bancorp, Inc. of AL            9.72     8.95    0.93    9.58    4.77       0.93    9.58       1.32   46.08    0.93
FSPT  FirstSpartan Fin. Corp. of SC          26.29    26.29    1.33    6.94    4.03       1.32    6.89       0.38  111.34    0.51
FLAG  Flag Financial Corp of GA               8.89     8.89    0.87    9.46    2.57       0.62    6.67       0.99   91.47    1.30
FLGS  Flagstar Bancorp, Inc of MI             5.21     5.04    1.30   21.55    6.72       1.30   21.55       2.32   11.78    0.31
FFIC  Flushing Fin. Corp. of NY*             12.72    12.23    0.93    6.62    4.75       0.93    6.62       0.31  196.12    1.00
FBHC  Fort Bend Holding Corp. of TX(8)        6.76     6.36    0.65   10.16    5.55       0.46    7.23        NA      NA      NA
FTSB  Fort Thomas Fin. Corp. of KY           15.77    15.77    1.23    7.71    6.25       1.23    7.71       2.22   19.86    0.49
FKKY  Frankfort First Bancorp of KY          16.95    16.95    0.25    1.31    1.44       0.80    4.26        NA      NA     0.08
FTNB  Fulton Bancorp, Inc. of MO             23.37    23.37    1.22    5.01    4.32       0.95    3.88       0.70  126.01    1.06
GUPB  GFSB Bancorp, Inc of Gallup NM         12.34    12.34    0.91    6.67    5.45       0.91    6.67       0.37   86.67    0.54
GSLA  GS Financial Corp. of LA               41.63    41.63    1.44    3.79    3.93       1.29    3.39       0.13  264.81    0.77
GOSB  GSB Financial Corp. of NY*             28.14    28.14    0.73    3.54    2.79       0.69    3.36       0.09     NA      NA
GBNK  Gaston Fed Bncp MHC of NC(47.0)        22.48    22.48    1.13    5.02    3.21       1.13    5.02       0.50  132.06    0.96
GFCO  Glenway Financial Corp. of OH           9.57     9.49    0.86    9.12    5.05       0.87    9.20       0.19  184.71    0.41
GTPS  Great American Bancorp of IL           18.33    18.33    0.66    3.24    2.67       0.66    3.24       0.08  484.87    0.47
PEDE  Great Pee Dee Bancorp of SC            45.12    45.12    1.05    2.33    2.40       1.05    2.33       0.73   65.48    0.59
GSFC  Green Street Fin. Corp. of NC          35.78    35.78    1.60    4.49    4.59       1.60    4.49       0.07  216.10    0.19
GFED  Guaranty Fed Bancshares of MO          28.34    28.34    1.12    5.49    3.01       1.09    5.34       0.35  241.97    1.05
HCBB  HCB Bancshares of Camden AR            17.25    17.04    0.33    1.99    1.89       0.33    1.99        NA      NA     1.38
HEMT  HF Bancorp of Hemet CA                  7.86     6.67   -0.04   -0.54   -0.42       0.13    1.62        NA      NA      NA
HFFC  HF Financial Corp. of SD                9.72     9.72    1.09   11.50    6.44       1.01   10.69       0.53  239.17    1.62
HFNC  HFNC Financial Corp. of NC(8)          17.24    17.24    1.34    7.36    5.77       0.92    5.05       0.53  131.75    0.86
HMNF  HMN Financial, Inc. of MN              11.61    10.79    0.92    6.94    7.07       0.65    4.91       0.09  449.77    0.61
HALL  Hallmark Capital Corp. of WI            7.68     7.68    0.67    9.13    6.72       0.64    8.65       0.33  163.10    0.82
HRBF  Harbor Federal Bancorp of MD           12.69    12.69    0.75    5.86    4.83       0.72    5.60       0.42   50.26    0.33
HARB  Harbor Florida Bancshrs of FL          19.82    19.60    1.25   11.35    3.94       1.20   10.87       0.43  208.24    1.27
HFSA  Hardin Bancorp of Hardin MO            11.13    11.13    0.77    6.54    6.29       0.66    5.62        NA      NA      NA
HARL  Harleysville SB of PA                   6.67     6.67    1.01   15.25    6.71       1.01   15.25        NA      NA     0.79
HFGI  Harrington Fin. Group of IN             4.42     4.42   -0.02   -0.40   -0.29       0.05    1.06       0.18   40.45    0.22
HARS  Harris Fin. MHC of PA (24.3)            8.13     7.30    0.88   10.96    2.89       0.72    8.96       0.66   60.54    0.97
HFFB  Harrodsburg 1st Fin Bcrp of KY         26.46    26.46    1.36    5.08    4.94       1.36    5.08       0.44   79.96    0.45
HHFC  Harvest Home Fin. Corp. of OH          11.34    11.34    0.63    5.42    4.34       0.62    5.34       0.23   56.81    0.27
HAVN  Haven Bancorp of Woodhaven NY           5.65     5.64    0.53    9.13    5.89       0.53    9.05       0.45  132.08    0.97
HTHR  Hawthorne Fin. Corp. of CA              4.25     4.25    0.97   21.97   16.53       1.14   25.72       6.04   22.28    1.46
HMLK  Hemlock Fed. Fin. Corp. of IL          16.20    16.20    0.99    5.53    4.86       0.99    5.53       0.16  248.40    0.94
HBSC  Heritage Bancorp, Inc of SC            28.79    28.79    1.16    4.02    4.05       1.16    4.02       0.49   46.93    0.38
HFWA  Heritage Financial Corp of WA          28.80    28.80    1.11    5.92    2.87       0.57    3.04       0.12  761.93    1.28
HCBC  High Country Bancorp of CO             19.56    19.56    0.84    5.87    3.79       0.84    5.87       0.45  167.06    0.94
HBNK  Highland Bancorp of CA                  7.84     7.84    1.30   17.04    6.88       1.13   14.86       1.84   88.38    2.06
HIFS  Hingham Inst. for Sav. of MA*           9.48     9.48    1.25   13.13    7.78       1.25   13.13       0.17  396.87    0.90
HBEI  Home Bancorp of Elgin IL(8)            25.92    25.92    0.70    2.57    2.48       0.70    2.57       0.28  107.27    0.35
HBFW  Home Bancorp of Fort Wayne IN          12.03    12.03    0.86    6.72    4.48       0.84    6.56       0.10  402.90    0.43
HCFC  Home City Fin. Corp. of OH             18.58    18.58    1.29    6.57    6.80       1.29    6.57        NA      NA     0.63
HOMF  Home Fed Bancorp of Seymour IN          9.20     8.95    1.45   16.58    7.09       1.17   13.44       0.59  100.21    0.71
HWEN  Home Financial Bancorp of IN           17.99    17.99    0.94    5.32    4.80       0.74    4.18       1.32   53.55    0.86
HLFC  Home Loan Financial Corp of OH         38.94    38.94    1.30    5.70    2.49       1.30    5.70        NA      NA      NA
HPBC  Home Port Bancorp, Inc. of MA*          9.78     9.78    1.47   14.04    6.65       1.63   15.59       0.26  453.64    1.38
HSTD  Homestead Bancorp, Inc. of LA          21.66    21.66    0.75    3.46    4.21       0.75    3.46       0.27  158.33    0.83
HFBC  HopFed Bancorp of KY                   25.98    25.98    1.12   10.32    3.91       1.12   10.32       0.15   70.97    0.23
HZFS  Horizon Fin'l. Services of IA           9.11     9.11    0.91    9.24    5.85       0.70    7.08       0.92   45.20    0.69
HRZB  Horizon Financial Corp. of WA*         15.33    15.33    1.56   10.02    7.10       1.54    9.93       0.02     NA     0.88
HRBT  Hudson River Bancorp Inc of NY         26.74    26.74    0.90    3.36    3.09       1.03    3.85       2.57   47.68    1.62
IBSF  IBS Financial Corp. of NJ(8)           17.36    17.36    0.82    4.70    3.36       0.82    4.70        NA      NA     0.45


                                                         Pricing Ratios                      Dividend Data(6)
                                            ---------------------------------------      -----------------------
                                                                     Price/  Price/        Ind.   Divi-
                                             Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                       Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                       ------- ------- ------- ------- -------      ------- ------- -------
                                               (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
FSLA  First Source Bancorp of NJ              23.02  122.28   25.13  122.28   23.02         0.18    1.91   43.90
SOPN  First Svgs Bancorp of NC                16.79  126.28   29.08  126.28   16.79         1.00    4.26   71.43
FBNW  FirstBank Corp of Clarkston WA          22.38  127.23   20.81  127.23     NM          0.32    1.66   37.21
FFDB  FirstFed Bancorp, Inc. of AL            20.97  197.14   19.15  213.90   20.97         0.56    1.94   40.58
FSPT  FirstSpartan Fin. Corp. of SC           24.84  126.38   33.22  126.38   25.00         0.60    1.59   39.47
FLAG  Flag Financial Corp of GA                 NM      NM    31.59     NM      NM          0.24    1.40   54.55
FLGS  Flagstar Bancorp, Inc of MI             14.89  278.92   14.53  288.05   14.89         0.28    1.03   15.30
FFIC  Flushing Fin. Corp. of NY*              21.05  136.67   17.38  142.10   21.05         0.32    1.33   28.07
FBHC  Fort Bend Holding Corp. of TX(8)        18.02  169.78   11.48  180.34   25.32         0.40    2.00   36.04
FTSB  Fort Thomas Fin. Corp. of KY            16.01  120.79   19.05  120.79   16.01         0.25    1.90   30.49
FKKY  Frankfort First Bancorp of KY             NM    99.43   16.86   99.43   21.35         0.80    5.76     NM
FTNB  Fulton Bancorp, Inc. of MO              23.17  115.41   26.97  115.41   29.97         0.24    1.38   32.00
GUPB  GFSB Bancorp, Inc of Gallup NM          18.35  119.44   14.74  119.44   18.35         0.30    2.07   37.97
GSLA  GS Financial Corp. of LA                25.45   88.62   36.89   88.62   28.50         0.28    1.96   50.00
GOSB  GSB Financial Corp. of NY*                NM    94.09   26.48   94.09     NM          0.12    0.86   30.77
GBNK  Gaston Fed Bncp MHC of NC(47.0            NM   156.31   35.15  156.31     NM          0.20    1.49   46.51
GFCO  Glenway Financial Corp. of OH           19.82  174.60   16.71  176.14   19.64         0.44    2.00   39.64
GTPS  Great American Bancorp of IL              NM   128.85   23.62  128.85     NM          0.44    2.02     NM
PEDE  Great Pee Dee Bancorp of SC               NM    96.90   43.72   96.90     NM          0.36    2.62     NM
GSFC  Green Street Fin. Corp. of NC           21.79   97.10   34.74   97.10   21.79         0.48    3.34   72.73
GFED  Guaranty Fed Bancshares of MO             NM   115.43   32.71  115.43     NM          0.00    0.00    0.00
HCBB  HCB Bancshares of Camden AR               NM    91.70   15.81   92.79     NM          0.20    1.51     NM
HEMT  HF Bancorp of Hemet CA                    NM   125.48    9.86  147.85     NM          0.00    0.00     NM
HFFC  HF Financial Corp. of SD                15.52  173.65   16.89  173.65   16.70         0.28    1.28   19.86
HFNC  HFNC Financial Corp. of NC(8)           17.33  123.52   21.29  123.52   25.27         0.32    2.64   45.71
HMNF  HMN Financial, Inc. of MN               14.15   95.85   11.13  103.09   20.00         0.16    1.07   15.09
HALL  Hallmark Capital Corp. of WI            14.87  128.22    9.85  128.22   15.70         0.00    0.00    0.00
HRBF  Harbor Federal Bancorp of MD            20.70  118.36   15.02  118.36   21.66         0.47    2.52   52.22
HARB  Harbor Florida Bancshrs of FL           25.40  144.20   28.58  145.79   26.53         0.26    2.18   55.32
HFSA  Hardin Bancorp of Hardin MO             15.89  102.91   11.45  102.91   18.48         0.56    3.29   52.34
HARL  Harleysville SB of PA                   14.90  211.89   14.13  211.89   14.90         0.44    1.42   21.15
HFGI  Harrington Fin. Group of IN               NM   140.56    6.22  140.56     NM          0.12    1.14     NM
HARS  Harris Fin. MHC of PA (24.3)              NM      NM    28.55     NM      NM          0.22    1.16   40.00
HFFB  Harrodsburg 1st Fin Bcrp of KY          20.24  103.99   27.52  103.99   20.24         0.40    2.60   52.63
HHFC  Harvest Home Fin. Corp. of OH           23.02  125.32   14.22  125.32   23.39         0.44    3.03   69.84
HAVN  Haven Bancorp of Woodhaven NY           16.96  147.40    8.33  147.74   17.12         0.30    1.58   26.79
HTHR  Hawthorne Fin. Corp. of CA               6.05  120.82    5.14  120.82    5.17         0.00    0.00    0.00
HMLK  Hemlock Fed. Fin. Corp. of IL           20.59  113.12   18.32  113.12   20.59         0.32    1.83   37.65
HBSC  Heritage Bancorp, Inc of SC             24.68   99.18   28.55   99.18   24.68         0.00    0.00    0.00
HFWA  Heritage Financial Corp of WA             NM   135.15   38.92  135.15     NM          0.16    1.24   43.24
HCBC  High Country Bancorp of CO              26.42  102.64   20.08  102.64   26.42         0.30    2.14   56.60
HBNK  Highland Bancorp of CA                  14.53  225.17   17.66  225.17   16.65         0.50    1.19   17.24
HIFS  Hingham Inst. for Sav. of MA*           12.86  160.33   15.20  160.33   12.86         0.56    2.07   26.67
HBEI  Home Bancorp of Elgin IL(8)               NM   103.94   26.94  103.94     NM          0.40    2.76     NM
HBFW  Home Bancorp of Fort Wayne IN           22.30  154.63   18.60  154.63   22.85         0.32    1.15   25.60
HCFC  Home City Fin. Corp. of OH              14.71   95.66   17.77   95.66   14.71         0.36    2.40   35.29
HOMF  Home Fed Bancorp of Seymour IN          14.10  217.39   19.99  223.40   17.41         0.40    1.45   20.51
HWEN  Home Financial Bancorp of IN            20.83  108.97   19.60  108.97   26.52         0.10    1.14   23.81
HLFC  Home Loan Financial Corp of OH            NM   107.67   41.93  107.67     NM          0.00    0.00    0.00
HPBC  Home Port Bancorp, Inc. of MA*          15.03  204.51   20.00  204.51   13.54         0.80    3.27   49.08
HSTD  Homestead Bancorp, Inc. of LA           23.78   82.31   17.83   82.31   23.78         0.80    9.35     NM
HFBC  HopFed Bancorp of KY                    25.58  116.62   30.30  116.62   25.58         0.00    0.00    0.00
HZFS  Horizon Fin'l. Services of IA           17.09  160.21   14.60  160.21   22.29         0.18    1.17   20.00
HRZB  Horizon Financial Corp. of WA*          14.09  138.39   21.21  138.39   14.22         0.44    2.84   40.00
HRBT  Hudson River Bancorp Inc of NY            NM   108.61   29.04  108.61   28.19         0.00    0.00    0.00
IBSF  IBS Financial Corp. of NJ(8)            29.78  137.53   23.87  137.53   29.78         0.40    2.44   72.73

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of August 7, 1998

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.     Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
ITLA  ITLA Capital Corp of CA*               10.18    10.15    1.43   13.50    8.72       1.43   13.50        NA      NA     1.75
ICBC  Independence Comm Bnk Cp of NY         18.17    17.11    0.42    2.32    1.98       0.47    2.56       0.60     NA      NA
IFSB  Independence FSB of DC                  7.21     6.53    0.51    7.05    6.51       0.21    2.91       1.41   16.50    0.40
INBI  Industrial Bancorp of OH               16.48    16.48    1.49    8.59    5.53       1.49    8.59       0.30  159.91    0.54
IWBK  Interwest Bancorp of WA                 6.76     6.65    1.04   15.56    4.48       0.88   13.23       0.67   80.89    0.88
IPSW  Ipswich SB of Ipswich MA*               5.28     5.28    1.24   22.32    7.07       0.94   16.84       0.80   92.60    0.94
JXVL  Jacksonville Bancorp of TX             14.73    14.73    1.45    9.79    7.83       1.45    9.79        NA      NA      NA
JXSB  Jcksnville SB,MHC of IL (45.6)         10.38    10.38    0.59    5.64    3.14       0.38    3.65       0.86   54.02    0.61
JSBA  Jefferson Svgs Bancorp of MO            9.56     7.67    0.78    8.69    3.92       0.69    7.71       0.66   96.80    0.88
KSBK  KSB Bancorp of Kingfield ME*            7.78     6.77    0.98   12.55    7.27       0.98   12.55        NA      NA     1.14
KFBI  Klamath First Bancorp of OR            15.01    13.78    0.98    5.90    4.95       0.98    5.90       0.05  356.52    0.26
LSBI  LSB Fin. Corp. of Lafayette IN          8.42     8.42    0.82    9.44    5.58       0.74    8.46        NA      NA      NA
LVSB  Lakeview Financial of NJ                9.73     6.64    1.69   16.30    7.33       0.84    8.15       0.96   70.27    1.47
LARK  Landmark Bancshares, Inc of KS         14.12    14.12    1.08    7.66    6.66       0.95    6.73       0.25  196.35    0.66
LARL  Laurel Capital Group of PA             10.63    10.63    1.43   13.75    6.95       1.40   13.45       0.37  226.91    1.24
LSBX  Lawrence Savings Bank of MA*           11.14    11.14    2.46   25.31   14.05       2.42   24.94       0.24  389.46    1.74
LFED  Leeds Fed Bksr MHC of MD (36.3         16.50    16.50    1.18    7.20    3.62       1.18    7.20       0.03  560.82    0.29
LXMO  Lexington B&L Fin. Corp. of MO         18.02    16.90    0.95    4.19    4.00       0.95    4.19       0.48  130.50    0.95
LIBB  Liberty Bancorp MHC of NJ (47)         13.45    13.45    1.12    8.31    6.49       1.12    8.31       0.48   69.39    0.47
LFCO  Life Financial Corp of CA(8)           15.12    15.12    4.90   32.78   18.00       5.10   34.14       2.09   17.41    0.47
LFBI  Little Falls Bancorp of NJ             10.20     9.42    0.58    4.85    3.75       0.55    4.66       0.43   78.51    0.81
LOGN  Logansport Fin. Corp. of IN            18.86    18.86    1.49    7.78    6.67       1.52    7.94       0.26  103.45    0.36
LISB  Long Island Bancorp, Inc of NY(8)       8.95     8.88    0.87    9.64    3.84       0.70    7.77        NA      NA     0.91
MAFB  MAF Bancorp, Inc. of IL                 7.74     6.87    1.12   14.46    7.38       1.09   14.03       0.54   81.33    0.55
MBLF  MBLA Financial Corp. of MO             13.50    13.50    0.88    6.81    7.51       0.87    6.76       0.55   59.37    0.50
MECH  MECH Financial Inc of CT*               9.59     9.59    1.54   15.45    8.48       1.54   15.45       0.46  296.39    2.14
MFBC  MFB Corp. of Mishawaka IN              11.77    11.77    0.84    6.44    5.71       0.82    6.30       0.11  131.25    0.18
MSBF  MSB Financial, Inc of MI               16.70    16.70    1.55    9.28    6.93       1.38    8.23       0.79   62.16    0.53
MARN  Marion Capital Holdings of IN          20.55    20.11    1.33    6.13    5.56       1.33    6.13       1.02  105.99    1.25
MRKF  Market Fin. Corp. of OH                35.28    35.28    1.13    3.21    3.69       1.13    3.21       0.39   24.64    0.16
MFSL  Maryland Fed. Bancorp of MD(8)          8.76     8.68    0.62    7.11    2.76       0.88   10.01       0.65   61.91    0.49
MASB  MassBank Corp. of Reading MA*          11.52    11.36    1.15   10.58    6.14       1.04    9.57       0.20  131.93    0.84
MFLR  Mayflower Co-Op. Bank of MA*            9.56     9.42    1.15   12.01    7.72       1.04   10.78       0.59  144.01    1.49
MDBK  Medford Bancorp, Inc. of MA*            9.24     8.75    1.08   11.95    6.58       1.01   11.28       0.18  338.34    1.19
MWBX  MetroWest Bank of MA*                   7.21     7.21    1.30   17.65    7.57       1.27   17.32       0.64  236.24    2.16
METF  Metropolitan Fin. Corp. of OH           3.86     3.57    0.74   18.94    6.82       0.66   16.70       1.45   42.45    0.77
MIFC  Mid Iowa Financial Corp. of IA          8.85     8.84    1.16   12.57    8.19       1.26   13.71        NA      NA      NA
MCBN  Mid-Coast Bancorp of ME                 8.47     8.47    0.78    9.15    6.38       0.72    8.47       0.58   95.07    0.68
MWBI  Midwest Bancshares, Inc. of IA          6.89     6.89    0.89   12.79    9.00       0.78   11.17       0.66   43.79    0.48
MFFC  Milton Fed. Fin. Corp. of OH           11.35    11.35    0.68    5.39    4.67       0.61    4.79       0.41   67.74    0.40
MBSP  Mitchell Bancorp, Inc. of NC           39.32    39.32    1.44    3.47    3.27       1.44    3.47       1.54   34.72    0.72
MBBC  Monterey Bay Bancorp of CA             11.68    10.92    0.42    3.72    3.36       0.39    3.45       0.35  131.09    0.67
MONT  Montgomery Fin. Corp. of IN            18.25    18.25    0.80    4.71    4.44       0.80    4.71       1.06   15.75    0.19
MSBK  Mutual SB, FSB of Bay City MI           5.07     5.07   -1.31  -22.89  -21.16      -0.46   -8.09       0.09  312.66    0.54
MYST  Mystic Financial of MA*                19.06    19.06    0.73    5.82    3.53       0.67    5.38       0.08  824.00    0.90
NHTB  NH Thrift Bancshares of NH              8.09     7.03    0.90   11.47    7.88       0.83   10.62       0.76  126.05    1.20
NSLB  NS&L Bancorp, Inc of Neosho MO         18.78    18.65    0.68    3.49    3.25       0.68    3.49       0.11   73.53    0.14
NSSY  NSS Bancorp of CT(8)*                   8.12     7.90    1.00   12.37    5.55       1.14   13.99       0.83  100.49    1.31
NMSB  Newmil Bancorp, Inc. of CT*             8.90     8.90    0.84    8.77    6.50       0.84    8.77       0.46  297.15    2.98
NBCP  Niagara Bancorp of NY MHC(45.4*        19.08    19.08    1.10    5.78    3.78       1.06    5.54       0.25  217.16    1.10
NBSI  North Bancshares of Chicago IL         11.46    11.46    0.46    3.43    3.42       0.44    3.28        NA      NA     0.27
FFFD  North Central Bancshares of IA         15.42    13.42    1.14    7.37    6.37       1.14    7.37        NA      NA     1.03
NEIB  Northeast Indiana Bncrp of IN          13.34    13.34    1.19    8.35    6.25       1.19    8.35        NA      NA     0.73
NWSB  Northwest Bcrp MHC of PA (30.7          8.85     7.91    0.95   10.14    3.38       0.95   10.14       0.50  123.26    0.82
NWEQ  Northwest Equity Corp. of WI           11.66    11.66    1.15    9.96    7.50       1.08    9.30       1.57   31.29    0.61
NTMG  Nutmeg FS&LA of CT                      5.83     5.83    0.51    8.66    4.56       0.35    6.08       1.36   34.45    0.55


                                                         Pricing Ratios                       Dividend Data(6)
                                             ----------------------------------------     -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
ITLA  ITLA Capital Corp of CA*                 11.47  145.85   14.85  146.29   11.47         0.00    0.00    0.00
ICBC  Independence Comm Bnk Cp of NY             NM   117.23   21.30  124.51     NM          0.00    0.00    0.00
IFSB  Independence FSB of DC                   15.37  108.34    7.82  119.73     NM          0.25    1.49   22.94
INBI  Industrial Bancorp of OH                 18.10  154.60   25.48  154.60   18.10         0.60    3.16   57.14
IWBK  Interwest Bancorp of WA                  22.31  318.26   21.51  323.27   26.26         0.80    1.86   41.45
IPSW  Ipswich SB of Ipswich MA*                14.15  285.71   15.09  285.71   18.75         0.16    1.07   15.09
JXVL  Jacksonville Bancorp of TX               12.77  122.46   18.04  122.46   12.77         0.50    2.86   36.50
JXSB  Jcksnville SB,MHC of IL (45.6)             NM   176.06   18.28  176.06     NM          0.30    1.85   58.82
JSBA  Jefferson Svgs Bancorp of MO             25.51  210.97   20.17  262.88   28.74         0.28    1.12   28.57
KSBK  KSB Bancorp of Kingfield ME*             13.75  172.59   13.43  198.56   13.75         0.10    0.61    8.33
KFBI  Klamath First Bancorp of OR              20.21  115.48   17.34  125.85   20.21         0.36    2.07   41.86
LSBI  LSB Fin. Corp. of Lafayette IN           17.92  162.64   13.69  162.64   20.00         0.40    1.29   23.12
LVSB  Lakeview Financial of NJ                 13.64  198.18   19.28  290.56   27.27         0.25    1.04   14.20
LARK  Landmark Bancshares, Inc of KS           15.02  114.13   16.11  114.13   17.08         0.60    2.68   40.27
LARL  Laurel Capital Group of PA               14.39  189.75   20.18  189.75   14.71         0.60    3.00   43.17
LSBX  Lawrence Savings Bank of MA*              7.12  157.33   17.52  157.33    7.23         0.00    0.00    0.00
LFED  Leeds Fed Bksr MHC of MD (36.3           27.65  191.70   31.63  191.70   27.65         0.56    3.07     NM
LXMO  Lexington B&L Fin. Corp. of MO           25.00  102.04   18.38  108.77   25.00         0.30    1.94   48.39
LIBB  Liberty Bancorp MHC of NJ (47)           15.41  128.07   17.23  128.07   15.41         0.00    0.00    0.00
LFCO  Life Financial Corp of CA(8)              5.56  134.38   20.32  134.38    5.33         0.00    0.00    0.00
LFBI  Little Falls Bancorp of NJ               26.67  136.71   13.94  148.04   27.78         0.24    1.20   32.00
LOGN  Logansport Fin. Corp. of IN              15.00  112.78   21.27  112.78   14.71         0.44    2.93   44.00
LISB  Long Island Bancorp, Inc of NY(8)        26.04  242.39   21.70  244.48     NM          0.80    1.42   36.87
MAFB  MAF Bancorp, Inc. of IL                  13.54  188.95   14.63  213.01   13.96         0.28    1.23   16.67
MBLF  MBLA Financial Corp. of MO               13.31   91.60   12.36   91.60   13.40         0.60    2.93   38.96
MECH  MECH Financial Inc of CT*                11.80  171.41   16.45  171.41   11.80         0.60    2.04   24.10
MFBC  MFB Corp. of Mishawaka IN                17.52  111.52   13.13  111.52   17.91         0.34    1.42   24.82
MSBF  MSB Financial, Inc of MI                 14.43  129.99   21.70  129.99   16.28         0.27    1.93   27.84
MARN  Marion Capital Holdings of IN            17.98  110.45   22.69  112.83   17.98         0.88    3.57   64.23
MRKF  Market Fin. Corp. of OH                  27.08   85.25   30.07   85.25   27.08         0.28    2.15   58.33
MFSL  Maryland Fed. Bancorp of MD(8)             NM   257.27   22.54  259.72   25.71         0.45    1.10   39.82
MASB  MassBank Corp. of Reading MA*            16.30  160.23   18.46  162.47   18.02         1.00    2.09   34.13
MFLR  Mayflower Co-Op. Bank of MA*             12.95  149.31   14.28  151.52   14.43         0.80    3.72   48.19
MDBK  Medford Bancorp, Inc. of MA*             15.19  173.27   16.01  182.95   16.10         0.80    1.99   30.19
MWBX  MetroWest Bank of MA*                    13.20  218.04   15.72  218.04   13.45         0.12    1.68   22.22
METF  Metropolitan Fin. Corp. of OH            14.66  251.48    9.71  272.06   16.62         0.00    0.00    0.00
MIFC  Mid Iowa Financial Corp. of IA           12.22  143.33   12.68  143.52   11.20         0.08    0.74    9.09
MCBN  Mid-Coast Bancorp of ME                  15.67  140.00   11.86  140.00   16.94         0.20    1.90   29.85
MWBI  Midwest Bancshares, Inc. of IA           11.11  134.62    9.27  134.62   12.73         0.32    2.29   25.40
MFFC  Milton Fed. Fin. Corp. of OH             21.43  117.39   13.32  117.39   24.11         0.60    4.44     NM
MBSP  Mitchell Bancorp, Inc. of NC               NM   105.77   41.59  105.77     NM          0.40    2.42   74.07
MBBC  Monterey Bay Bancorp of CA               29.78  110.15   12.86  117.76     NM          0.12    0.73   21.82
MONT  Montgomery Fin. Corp. of IN              22.50   93.36   17.04   93.36   22.50         0.22    1.96   44.00
MSBK  Mutual SB, FSB of Bay City MI              NM   122.42    6.21  122.42     NM          0.00    0.00     NM
MYST  Mystic Financial of MA*                  28.37  111.74   21.29  111.74     NM          0.20    1.36   38.46
NHTB  NH Thrift Bancshares of NH               12.68  139.00   11.25  160.02   13.69         0.60    3.48   44.12
NSLB  NS&L Bancorp, Inc of Neosho MO             NM   108.30   20.34  109.09     NM          0.50    2.76     NM
NSSY  NSS Bancorp of CT(8)*                    18.02  223.00   18.10  229.11   15.94         0.52    1.02   18.37
NMSB  Newmil Bancorp, Inc. of CT*              15.38  132.33   11.78  132.33   15.38         0.32    2.81   43.24
NBCP  Niagara Bancorp of NY MHC(45.4*          26.44  152.71   29.13  152.71   27.59         0.00    0.00    0.00
NBSI  North Bancshares of Chicago IL           29.27  120.04   13.75  120.04     NM          0.40    3.11     NM
FFFD  North Central Bancshares of IA           15.70  115.71   17.85  132.96   15.70         0.32    1.68   26.45
NEIB  Northeast Indiana Bncrp of IN            15.99  134.26   17.92  134.26   15.99         0.34    1.56   25.00
NWSB  Northwest Bcrp MHC of PA (30.7           29.55  285.71   25.27  319.41   29.55         0.16    1.23   36.36
NWEQ  Northwest Equity Corp. of WI             13.33  129.87   15.15  129.87   14.28         0.64    3.53   47.06
NTMG  Nutmeg FS&LA of CT                       21.93  189.97   11.08  189.97     NM          0.20    1.60   35.09

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of August 7, 1998

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.     Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/   Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
OHSL  OHSL Financial Corp. of OH             10.55    10.55    0.86    7.92    4.97       0.81    7.44       0.17  126.00    0.32
OCFC  Ocean Fin. Corp. of NJ                 14.22    14.22    0.95    6.13    4.86       0.95    6.13       0.40  114.22    0.80
OTFC  Oregon Trail Fin. Corp. of OR          25.56    25.56    1.20    7.06    4.50       1.20    7.06       0.15  248.13    0.57
OFCP  Ottawa Financial Corp. of MI            8.45     6.92    0.87   10.06    5.19       0.81    9.29       0.36  104.99    0.44
PFFB  PFF Bancorp of Pomona CA                9.04     8.95    0.60    6.07    5.62       0.56    5.70       1.06   79.87    1.36
PSFI  PS Financial of Chicago IL             27.81    27.81    1.10    3.19    3.67       1.85    5.37       2.36    8.79    0.42
PSBI  PSB Bancorp Inc. of PA*                19.81    19.81    0.78    3.93    4.42       0.78    3.93       1.85   11.66    0.41
PVFC  PVF Capital Corp. of OH                 7.20     7.20    1.34   18.73    7.68       1.26   17.66       0.69   95.38    0.74
PBCI  Pamrapo Bancorp, Inc. of NJ            12.82    12.75    1.32   10.26    6.21       1.27    9.91       1.67   34.85    1.02
PFED  Park Bancorp of Chicago IL             19.91    19.91    0.89    4.10    3.83       0.96    4.39       0.10  253.81    0.69
PVSA  Parkvale Financial Corp of PA           7.82     7.78    1.08   13.97    6.36       1.08   13.97       0.43  279.67    1.56
PBHC  Pathfinder BC MHC of NY (46.1)*        11.76     9.97    0.91    7.74    4.03       0.73    6.24       1.30   32.06    0.63
PEEK  Peekskill Fin. Corp. of NY             22.98    22.98    1.03    4.11    4.03       1.05    4.17       0.79   43.03    1.41
PFSB  PennFed Fin. Services of NJ             7.19     6.24    0.80   11.08    7.61       0.78   10.80       0.44   40.82    0.25
PWBK  Pennwood Bancorp, Inc. of PA           18.34    18.34    0.77    4.19    4.35       0.92    5.03       1.60   44.68    1.09
PBKB  People's Bancshares of MA*              3.67     3.54    0.76   16.93    7.85       0.33    7.45       0.35  149.48    0.88
TSBS  Peoples Bancorp Inc of NJ*             24.24    25.07    1.03    4.24    4.17       1.03    4.24        NA      NA     0.90
PFDC  Peoples Bancorp of Auburn IN           15.08    15.08    1.50    9.86    6.12       1.50    9.86       0.18  172.98    0.36
PBCT  Peoples Bank, MHC of CT (40.1)*         9.23     7.91    1.18   13.45    4.98       0.63    7.22       0.70  156.79    1.72
PFFC  Peoples Fin. Corp. of OH               19.15    19.15    1.29    6.79    6.25       0.50    2.63       0.01     NA     0.30
PHBK  Peoples Heritage Fin Grp of ME*         6.71     5.10    1.22   16.57    4.08       1.22   16.57        NA      NA     1.25
PSFC  Peoples Sidney Fin. Corp of OH         25.15    25.15    1.24    5.56    3.46       1.24    5.56       1.10   35.55    0.44
PERM  Permanent Bancorp, Inc. of IN           9.72     9.61    0.61    6.42    4.57       0.59    6.22       0.25  180.51    0.87
PCBC  Perry Co. Fin. Corp. of MO             18.94    18.94    1.03    5.46    4.73       1.02    5.41        NA      NA     0.16
PHFC  Pittsburgh Home Fin Corp of PA          7.43     7.34    0.79    8.24    7.00       0.67    6.99       1.24   33.90    0.75
PFSL  Pocahontas Bancorp of AR               14.51    14.51    0.62    7.76    4.11       0.61    7.54        NA      NA      NA
PTRS  Potters Financial Corp of OH            8.71     8.71    0.80    9.05    6.52       0.78    8.78       0.32  541.52    2.35
PHSB  Ppls Home SB, MHC of PA (45.0)         12.76    12.76    0.81    7.30    3.85       0.72    6.49       0.32  173.78    1.31
PRBC  Prestige Bancorp of PA                  9.83     9.83    0.52    4.79    4.34       0.51    4.66       0.35   79.16    0.41
PFNC  Progress Financial Corp. of PA          5.51     4.89    0.84   15.86    4.29       0.75   14.16        NA      NA      NA
PROV  Provident Fin. Holdings of CA          11.09    11.09    0.74    5.81    5.00       0.36    2.85        NA      NA     0.89
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)      13.42    13.42    1.11    8.38    3.03       0.91    6.88        NA      NA      NA
PLSK  Pulaski SB, MHC of NJ (46.0)           11.54    11.54    0.63    5.86    3.76       0.63    5.86       0.63   82.57    0.97
PULS  Pulse Bancorp of S. River NJ(8)         8.34     8.34    1.07   13.16    6.06       1.08   13.31       0.46   78.83    1.33
QCFB  QCF Bancorp of Virginia MN             17.70    17.70    1.68    9.63    6.23       1.66    9.53       1.22   67.47    1.92
QCBC  Quaker City Bancorp of CA               8.75     8.75    0.76    8.74    6.17       0.74    8.50       1.11   80.77    1.13
QCSB  Queens County Bancorp of NY*           10.45    10.45    1.47   12.54    3.56       1.45   12.37       0.55  106.38    0.67
RARB  Raritan Bancorp of Raritan NJ*          7.54     7.45    0.99   13.02    5.72       0.97   12.78       0.43  186.77    1.14
RELY  Reliance Bancorp, Inc. of NY            8.89     6.13    0.90   10.70    6.09       0.95   11.25        NA      NA     0.91
RELI  Reliance Bancshares Inc of WI(8)       49.97    49.97    1.03    2.11    2.11       1.03    2.11        NA      NA     0.60
RCBK  Richmond County Fin Corp of NY         22.04    21.95    0.19    1.11    0.56       1.53    9.09       0.37  124.25    1.12
RIVR  River Valley Bancorp of IN             13.65    13.46    0.93    7.27    6.00       0.83    6.46       0.62  133.21    1.00
RVSB  Riverview Bancorp of WA                22.35    21.63    1.53    8.47    4.10       1.48    8.20       0.28  136.88    0.63
RSLN  Roslyn Bancorp, Inc. of NY*            16.77    16.69    1.32    7.11    5.50       1.26    6.78       0.23  281.89    2.01
SCCB  S. Carolina Comm. Bnshrs of SC         20.38    20.38    1.01    4.23    3.72       1.01    4.23       1.26   50.34    0.82
SBFL  SB Fngr Lakes MHC of NY (33.1)          8.68     8.68    0.40    4.39    1.53       0.34    3.72       0.32  141.95    0.89
SFED  SFS Bancorp of Schenectady NY(8)       12.36    12.36    0.64    5.13    3.36       0.62    4.96        NA      NA      NA
SGVB  SGV Bancorp of W. Covina CA             7.89     7.79    0.38    5.10    4.22       0.43    5.80        NA      NA     0.48
SISB  SIS Bancorp, Inc. of MA(8)*             7.14     7.14    0.69    9.61    3.33       0.89   12.32       0.27  471.43    2.63
SWCB  Sandwich Bancorp of MA(8)*              8.08     7.83    0.98   12.21    4.02       0.95   11.76       0.36  220.94    1.16
SFSL  Security First Corp. of OH(8)           9.43     9.30    1.39   14.89    4.98       1.39   14.89       0.42  178.44    0.82
SKAN  Skaneateles Bancorp Inc of NY*          6.98     6.80    0.64    9.27    6.86       0.63    9.10       1.74   57.15    1.23
SOBI  Sobieski Bancorp of S. Bend IN         14.10    14.10    0.58    3.93    3.76       0.58    3.93       0.29   77.82    0.28
SSFC  South Street Fin. Corp. of NC*         15.88    15.88    0.64    2.97    3.35       0.66    3.06       0.23   91.68    0.40
SBAN  SouthBanc Shares Inc. of SC            21.85    21.85    0.94    4.29    3.87       0.94    4.29       0.06  853.16    1.02
SCBS  Southern Commun. Bncshrs of AL         15.85    15.85    1.10    6.93    4.38       1.10    6.93       0.36  308.46    1.70


                                                            Pricing Ratios                       Dividend Data(6)
                                                ----------------------------------------      -----------------------
                                                                         Price/  Price/        Ind.   Divi-
                                                 Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                           Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                           ------- ------- ------- ------- -------      ------- ------- --------
                                                   (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
OHSL  OHSL Financial Corp. of OH                  20.12  155.08   16.36  155.08   21.43         0.50    3.03   60.98
OCFC  Ocean Fin. Corp. of NJ                      20.56  133.09   18.93  133.09   20.56         0.48    2.59   53.33
OTFC  Oregon Trail Fin. Corp. of OR               22.21  103.84   26.54  103.84   22.21         0.20    1.34   29.85
OFCP  Ottawa Financial Corp. of MI                19.27  190.72   16.12  232.80   20.86         0.40    1.44   27.78
PFFB  PFF Bancorp of Pomona CA                    17.81  112.44   10.16  113.60   18.96         0.00    0.00    0.00
PSFI  PS Financial of Chicago IL                  27.27  106.76   29.69  106.76   16.22         0.48    4.00     NM
PSBI  PSB Bancorp Inc. of PA*                     22.65   89.05   17.65   89.05   22.65         0.00    0.00    0.00
PVFC  PVF Capital Corp. of OH                     13.02  222.66   16.03  222.66   13.80         0.00    0.00    0.00
PBCI  Pamrapo Bancorp, Inc. of NJ                 16.12  162.09   20.78  162.95   16.69         1.12    4.02   64.74
PFED  Park Bancorp of Chicago IL                  26.09  106.89   21.28  106.89   24.32         0.00    0.00    0.00
PVSA  Parkvale Financial Corp of PA               15.71  206.90   16.17  207.94   15.71         0.60    1.82   28.57
PBHC  Pathfinder BC MHC of NY (46.1)*             24.81  188.71   22.19  222.58     NM          0.20    1.30   32.26
PEEK  Peekskill Fin. Corp. of NY                  24.82  105.41   24.22  105.41   24.45         0.36    2.20   54.55
PFSB  PennFed Fin. Services of NJ                 13.14  137.66    9.90  158.81   13.48         0.14    0.90   11.86
PWBK  Pennwood Bancorp, Inc. of PA                23.00   99.22   18.19   99.22   19.17         0.28    2.43   56.00
PBKB  People's Bancshares of MA*                  12.74  211.82    7.77  219.39   28.93         0.56    2.77   35.22
TSBS  Peoples Bancorp Inc of NJ*                  24.00  101.72   24.65   98.34   24.00         0.10    1.13   27.03
PFDC  Peoples Bancorp of Auburn IN                16.35  157.29   23.73  157.29   16.35         0.44    2.07   33.85
PBCT  Peoples Bank, MHC of CT (40.1)*             20.07  227.11   20.96  265.16     NM          0.84    2.81   56.38
PFFC  Peoples Fin. Corp. of OH                    16.00  108.01   20.68  108.01     NM          0.60    5.00     NM
PHBK  Peoples Heritage Fin Grp of ME*             24.49     NM    25.53     NM    24.49         0.44    2.06   50.57
PSFC  Peoples Sidney Fin. Corp of OH              28.87  137.86   34.68  137.86   28.87         0.28    1.37   39.44
PERM  Permanent Bancorp, Inc. of IN               21.88  134.49   13.08  136.05   22.58         0.24    1.71   37.50
PCBC  Perry Co. Fin. Corp. of MO                  21.15  111.73   21.16  111.73   21.36         0.50    2.27   48.08
PHFC  Pittsburgh Home Fin Corp of PA              14.29  125.29    9.31  126.78   16.84         0.24    1.50   21.43
PFSL  Pocahontas Bancorp of AR                    24.31  100.57   14.60  100.57   25.00         0.24    2.74   66.67
PTRS  Potters Financial Corp of OH                15.35  135.96   11.84  135.96   15.82         0.24    1.55   23.76
PHSB  Ppls Home SB, MHC of PA (45.0)              26.00  158.57   20.24  158.57   29.25         0.28    1.71   44.44
PRBC  Prestige Bancorp of PA                      23.04  107.53   10.57  107.53   23.72         0.17    1.05   24.29
PFNC  Progress Financial Corp. of PA              23.33  327.10   18.03     NM    26.12         0.15    0.86   20.00
PROV  Provident Fin. Holdings of CA               19.98  116.66   12.94  116.66     NM          0.00    0.00    0.00
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)             NM   268.21   35.99  268.21     NM          1.10    3.51     NM
PLSK  Pulaski SB, MHC of NJ (46.0)                26.60  140.13   16.17  140.13   26.60         0.30    2.05   54.55
PULS  Pulse Bancorp of S. River NJ(8)             16.51  207.07   17.26  207.07   16.33         0.80    2.68   44.20
QCFB  QCF Bancorp of Virginia MN                  16.05  152.65   27.02  152.65   16.22         0.00    0.00    0.00
QCBC  Quaker City Bancorp of CA                   16.20  135.45   11.86  135.45   16.67         0.00    0.00    0.00
QCSB  Queens County Bancorp of NY*                28.09     NM    38.75     NM    28.47         1.00    2.37   66.67
RARB  Raritan Bancorp of Raritan NJ*              17.47  217.88   16.43  220.70   17.79         0.60    2.07   36.14
RELY  Reliance Bancorp, Inc. of NY                16.41  157.95   14.04  228.90   15.61         0.72    2.25   36.92
RELI  Reliance Bancshares Inc of WI(8)              NM   102.04   50.99  102.04     NM          0.00    0.00    0.00
RCBK  Richmond County Fin Corp of NY                NM   130.79   28.83  131.33   21.58         0.24    1.50     NM
RIVR  River Valley Bancorp of IN                  16.67  117.26   16.00  118.89   18.75         0.22    1.22   20.37
RVSB  Riverview Bancorp of WA                     24.41  155.83   34.83  161.05   25.21         0.24    1.56   38.10
RSLN  Roslyn Bancorp, Inc. of NY*                 18.17  129.51   21.71  130.12   19.06         0.34    1.75   31.78
SCCB  S. Carolina Comm. Bnshrs of SC              26.88  132.15   26.93  132.15   26.88         0.64    2.98     NM
SBFL  SB Fngr Lakes MHC of NY (33.1)                NM   278.69   24.20  278.69     NM          0.24    1.41     NM
SFED  SFS Bancorp of Schenectady NY(8)            29.76  152.53   18.85  152.53     NM          0.32    1.17   34.78
SGVB  SGV Bancorp of W. Covina CA                 23.68  116.04    9.15  117.52   20.84         0.00    0.00    0.00
SISB  SIS Bancorp, Inc. of MA(8)*                   NM   254.26   18.17  254.26   23.41         0.64    1.37   41.03
SWCB  Sandwich Bancorp of MA(8)*                  24.90  291.65   23.57  301.19   25.85         1.40    2.30   57.38
SFSL  Security First Corp. of OH(8)               20.07  288.43   27.21  292.54   20.07         0.36    1.46   29.27
SKAN  Skaneateles Bancorp Inc of NY*              14.59  130.14    9.08  133.58   14.85         0.28    1.73   25.23
SOBI  Sobieski Bancorp of S. Bend IN              26.56  102.53   14.46  102.53   26.56         0.32    1.88   50.00
SSFC  South Street Fin. Corp. of NC*              29.88  129.72   20.60  129.72   28.97         0.40    4.18     NM
SBAN  SouthBanc Shares Inc. of SC                 25.86  110.99   24.25  110.99   25.86         0.48    2.54   65.75
SCBS  Southern Commun. Bncshrs of AL              22.86  158.42   25.11  158.42   22.86         0.30    1.88   42.86

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                            Exhibit IV-1 (continued)
                      Weekly Thrift Market Line - Part Two
                           Prices As Of August 7, 1998

                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.     Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    --------------      NPAs    Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs   Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
SMBC  Southern Missouri Bncrp of MO          16.77    16.77    0.70    4.27    3.33       0.66    4.02       1.49   55.77    1.08
SVRN  Sovereign Bancorp, Inc. of PA           4.93     4.23    0.45    9.93    2.52       0.68   15.14        NA      NA     1.07
STFR  St. Francis Cap. Corp. of WI            8.00     7.15    0.80    9.98    6.37       0.77    9.59       0.19  219.19    0.88
SPBC  St. Paul Bancorp, Inc. of IL            9.34     9.30    1.09   12.10    6.29       1.06   11.85       0.31  239.56    1.03
SFFC  StateFed Financial Corp. of IA         17.73    17.73    1.25    7.09    5.33       1.25    7.09        NA      NA      NA
SFIN  Statewide Fin. Corp. of NJ              9.83     9.81    0.81    8.48    5.77       0.80    8.41       0.51   84.18    0.87
STSA  Sterling Financial Corp. of WA          5.60     5.22    0.54   10.94    5.79       0.47    9.55       0.52  128.59    1.09
ROSE  T R Financial Corp. of NY*              6.15     6.15    0.99   15.97    5.58       0.88   14.13       0.53   70.17    0.68
THRD  TF Financial Corp. of PA                7.97     6.71    0.74    7.44    6.22       0.63    6.28       0.30  106.83    0.84
TPNZ  Tappan Zee Fin., Inc. of NY(8)         16.86    16.86    0.88    5.18    4.00       0.83    4.83        NA      NA     1.23
THTL  Thistle Group Holdings of PA           27.80    27.80    1.37    4.91    5.54       1.37    4.91       0.30   94.11    0.80
TSBK  Timberland Bancorp of WA               32.12    32.12    1.63   10.60    3.93       1.55   10.05        NA      NA     0.91
TRIC  Tri-County Bancorp of WY               15.73    15.73    1.01    6.58    6.26       1.05    6.84        NA      NA     1.01
TWIN  Twin City Bancorp, Inc. of TN          12.75    12.75    1.03    8.01    6.46       0.86    6.64       0.10  102.83    0.14
USAB  USABancshares, Inc of PA*              12.49    12.42    0.20    2.00    0.55       0.35    3.56       0.22  265.63    0.99
UCBC  Union Community Bancorp of IN          40.02    40.02    1.44    5.52    3.24       1.44    5.52       0.45   51.96    0.30
UCFC  United Community Fin. of OH            32.31    32.31    1.50    4.65    3.68       1.50    4.65       0.98   58.70    0.94
UFRM  United FSB of Rocky Mount NC(8)         7.50     7.50    0.60    8.13    2.91       0.40    5.37       1.16   83.92    1.15
UBMT  United Fin. Corp. of MT                25.61    25.61    1.31    5.53    2.94       1.31    5.53       0.60  101.19    1.07
UTBI  United Tenn. Bancshares of TN          26.99    26.99    1.01    6.08    4.65       1.01    6.08       0.59  142.44    1.31
WHGB  WHG Bancshares of MD                   16.85    16.85    0.64    3.27    3.49       0.66    3.34       1.06   24.18    0.39
WSFS  WSFS Financial Corp. of DE*             5.94     5.90    1.12   20.24    6.85       1.08   19.64       1.30  127.85    3.41
WVFC  WVS Financial Corp. of PA              10.99    10.99    1.28   11.10    6.74       1.29   11.21        NA      NA      NA
WRNB  Warren Bancorp of Peabody MA*          11.03    11.03    1.73   16.33    7.11       1.80   16.94       1.27   83.50    1.62
WSBI  Warwick Community Bncrp of NY*         23.05    23.05    0.55    2.40    2.08       0.53    2.32       0.52   75.47    0.79
WFSL  Washington Federal, Inc. of WA         13.41    12.41    1.92   15.33    8.23       1.88   15.04       0.70   60.38    0.57
WYNE  Wayne Bancorp, Inc. of NJ              12.69    12.69    0.70    5.37    2.63       0.70    5.37       0.80  103.99    1.18
WAYN  Wayne Svgs Bks MHC of OH (47.8          9.40     9.40    0.72    7.72    3.22       0.66    7.09       0.48   57.50    0.35
WCFB  Wbstr Cty FSB MHC of IA (45.2)         24.02    24.02    1.43    6.08    3.76       1.43    6.08       0.12  353.21    0.70
WBST  Webster Financial Corp. of CT           5.29     4.66    0.79   15.08    4.59       0.80   15.19       0.41  149.68    1.14
WEFC  Wells Fin. Corp. of Wells MN           14.44    14.44    1.13    7.89    6.51       1.08    7.51        NA      NA      NA
WCBI  WestCo Bancorp, Inc. of IL             15.44    15.44    1.53    9.93    7.05       1.41    9.10       0.44   63.73    0.37
WSTR  WesterFed Fin. Corp. of MT             10.62     8.52    0.75    7.02    6.15       0.75    7.02       0.49   97.44    0.74
WOFC  Western Ohio Fin. Corp. of OH          14.66    13.72    0.07    0.48    0.48       0.09    0.65       0.91  115.97    1.44
WEHO  Westwood Hmstd Fin Corp of OH          23.00    23.00    0.61    2.28    2.58       0.97    3.64       0.19  119.15    0.25
FFWD  Wood Bancorp of OH                     13.21    13.21    1.44   11.32    5.24       1.23    9.67       0.35  110.31    0.46
YFCB  Yonkers Fin. Corp. of NY               13.19    13.19    0.97    6.85    6.68       0.94    6.66       0.15  208.94    0.61
YFED  York Financial Corp. of PA              8.77     8.77    0.88   10.11    6.19       0.71    8.20       2.37   28.49    0.81


                                                           Pricing Ratios                      Dividend Data(6)
                                              ----------------------------------------      -----------------------
                                                                       Price/  Price/        Ind.   Divi-
                                               Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                         Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                         ------- ------- ------- ------- -------      ------- ------- --------
                                                 (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

NASDAQ Listed OTC Companies (continued)
---------------------------------------
SMBC  Southern Missouri Bncrp of MO               NM   127.66   21.41  127.66     NM          0.50    2.38   71.43
SVRN  Sovereign Bancorp, Inc. of PA               NM   271.45   13.37  316.33   26.03         0.08    0.50   20.00
STFR  St. Francis Cap. Corp. of WI              15.70  154.57   12.37  173.02   16.34         0.56    1.40   22.05
SPBC  St. Paul Bancorp, Inc. of IL              15.89  183.63   17.15  184.37   16.23         0.60    2.62   41.67
SFFC  StateFed Financial Corp. of IA            18.76  129.23   22.91  129.23   18.76         0.20    1.52   28.57
SFIN  Statewide Fin. Corp. of NJ                17.32  144.83   14.24  145.12   17.46         0.44    2.08   36.07
STSA  Sterling Financial Corp. of WA            17.26  156.36    8.76  167.82   19.77         0.00    0.00    0.00
ROSE  T R Financial Corp. of NY*                17.91  266.48   16.38  266.48   20.24         0.80    2.14   38.28
THRD  TF Financial Corp. of PA                  16.07  147.78   11.78  175.56   19.06         0.48    2.03   32.65
TPNZ  Tappan Zee Fin., Inc. of NY(8)            25.00  127.12   21.43  127.12   26.79         0.28    1.49   37.33
THTL  Thistle Group Holdings of PA              18.04   88.60   24.63   88.60   18.04         0.00    0.00    0.00
TSBK  Timberland Bancorp of WA                  25.43  116.14   37.30  116.14   26.82         0.24    1.63   41.38
TRIC  Tri-County Bancorp of WY                  15.99  102.33   16.09  102.33   15.39         0.44    3.57   57.14
TWIN  Twin City Bancorp, Inc. of TN             15.49  122.02   15.56  122.02   18.67         0.40    2.93   45.45
USAB  USABancshares, Inc of PA*                   NM   193.43   24.17  194.58     NM          0.00    0.00    0.00
UCBC  Union Community Bancorp of IN               NM   101.97   40.81  101.97     NM          0.34    2.34   72.34
UCFC  United Community Fin. of OH               27.16  126.30   40.81  126.30   27.16         0.00    0.00    0.00
UFRM  United FSB of Rocky Mount NC(8)             NM   260.60   19.54  260.60     NM          0.24    1.32   45.28
UBMT  United Fin. Corp. of MT                     NM   187.67   48.07  187.67     NM          1.00    3.67     NM
UTBI  United Tenn. Bancshares of TN             21.49   88.00   23.75   88.00   21.49         0.00    0.00    0.00
WHGB  WHG Bancshares of MD                      28.65   95.69   16.12   95.69   28.06         0.32    2.33   66.67
WSFS  WSFS Financial Corp. of DE*               14.60  269.42   15.99  270.91   15.05         0.12    0.61    8.96
WVFC  WVS Financial Corp. of PA                 14.83  167.18   18.38  167.18   14.69         0.60    3.97   58.82
WRNB  Warren Bancorp of Peabody MA*             14.06  216.35   23.87  216.35   13.55         0.36    3.20   45.00
WSBI  Warwick Community Bncrp of NY*              NM   114.99   26.51  114.99     NM          0.00    0.00    0.00
WFSL  Washington Federal, Inc. of WA            12.14  176.13   23.63  190.40   12.38         0.92    3.62   44.02
WYNE  Wayne Bancorp, Inc. of NJ                   NM   204.08   25.90  204.08     NM          0.20    0.57   21.74
WAYN  Wayne Svgs Bks MHC of OH (47.8              NM   233.98   21.99  233.98     NM          0.62    2.70     NM
WCFB  Wbstr Cty FSB MHC of IA (45.2)            26.56  159.18   38.23  159.18   26.56         0.80    4.71     NM
WBST  Webster Financial Corp. of CT             21.79  284.08   15.02  322.07   21.63         0.44    1.48   32.35
WEFC  Wells Fin. Corp. of Wells MN              15.35  117.27   16.94  117.27   16.14         0.60    3.18   48.78
WCBI  WestCo Bancorp, Inc. of IL                14.19  138.14   21.33  138.14   15.47         0.68    2.48   35.23
WSTR  WesterFed Fin. Corp. of MT                16.26  111.15   11.81  138.65   16.26         0.50    2.31   37.59
WOFC  Western Ohio Fin. Corp. of OH               NM   100.97   14.80  107.93     NM          1.00    4.35     NM
WEHO  Westwood Hmstd Fin Corp of OH               NM   106.08   24.39  106.08   24.27         0.40    3.23     NM
FFWD  Wood Bancorp of OH                        19.10  207.82   27.45  207.82   22.37         0.36    2.12   40.45
YFCB  Yonkers Fin. Corp. of NY                  14.96   99.69   13.15   99.69   15.39         0.28    1.72   25.69
YFED  York Financial Corp. of PA                16.16  156.64   13.74  156.64   19.95         0.52    2.77   44.83

                                    EXHIBIT 2

                        Peer Group Core Earnings Analysis

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                             Core Earnings Analysis
                         Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 1998


                                                                                               Estimated
                                           Net Income   Less: Net    Tax Effect   Less: Extd   Core Income               Estimated
                                           to Common   Gains(Loss)      @ 34%        Items     to Common       Shares    Core EPS
                                           ----------  -----------   ----------   ----------   ----------   ----------   -------
                                             ($000)       ($000)       ($000)       ($000)      ($000)        ($000)       ($)

Comparable Group
----------------
ABBK  Abington Bancorp of MA                   4,462       -1,018         346            0         3,790         3,564      1.06
BKC   American Bank of Waterbury CT            8,212       -1,977         672            0         6,907         4,687      1.47
ANDB  Andover Bancorp, Inc. of MA             13,700         -543         185            0        13,342         6,481      2.06
BFD   BostonFed Bancorp of MA                  7,030       -1,639         557            0         5,948         5,393      1.10
FESX  First Essex Bancorp of MA               10,264       -1,422         483            0         9,325         7,562      1.23
FFES  First Fed of E. Hartford CT              5,675          937        -319            0         6,293         2,743      2.29
FAB   FirstFed America Bancorp of MA           6,820       -1,657         563            0         5,726         8,272      0.69
MECH  MECH Financial Inc of CT                13,201           -4           1            0        13,198         5,295      2.49
MASB  MassBank Corp. of Reading MA            10,528       -1,545         525            0         9,508         3,593      2.65
MDBK  Medford Bancorp, Inc. of MA             11,807       -1,034         352            0        11,125         4,455      2.50
MWBX  MetroWest Bank of MA                     7,673         -137          47            0         7,583        14,252      0.53


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC.
        calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                    EXHIBIT 3

                            Pro Forma Analysis Sheet

                            PRO FORMA ANALYSIS SHEET
                            Compass Bank for Savings
                           Prices as of August 7, 1998
                 Assumes a 6.4000 Exchange Ratio for SWCB Shares

                                                                                                                 All Savings
                                                                  Peer Group       Massachusetts Companies      Institutions
                                                  Subject     ------------------   -----------------------    ----------------
Price Multiple                    Symbol     @ Midpoint(1)      Mean      Median       Mean        Median             Mean
--------------                    ------     -------------      ----      ------       ----        ------             ----
Price-earnings ratio        =      P/E            15.41x       15.63x      15.87x     16.54x        15.19x           18.92x
Price-core earnings ratio   =      P/CE           15.99x       17.07x      17.45x     17.53x        17.45x           19.73x
Price-book ratio            =      P/B           102.25%      171.58%     173.27%    170.27%       160.33%          148.35%
Price-tangible book ratio   =      P/TB          103.09%      177.67%     182.95%    174.65%       162.47%          152.81%
Price-assets ratio          =      P/A            19.15%       14.29%      16.28%     16.28%        15.72%           18.85%

Valuation Parameters
--------------------

Pre-Conversion Earnings (Y)            $18,174,000              ESOP Stock Purchases (E)                      8.00% (5)
Pre-Conversion Book Value (B)         $151,066,000              Cost of ESOP Borrowings (S)                   0.00%
Pre-Conv. Tang. Book Value (B)        $148,128,000              ESOP Amortization (T)                         20.00 years
Pre-Conversion Assets (A)           $1,707,572,000              RRP Amount (M)                                0.00%
Reinvestment Rate (2)(R)                     3.22%              RRP Vesting (N)                                5.00 years (5)
Est. Conversion Expenses (3)(X)              3.30%              SWCB Shares and Acct. Adj. (F)                2.15%
Tax rate (TAX)                              40.00%              Exchange Shares (SH)                         52.86%
                                                                Funds Invested into Fixed Assets (FA)         8.33%
                                                                Tax Benefit (Z)                                   0
                                                                Percentage Sold (PCT)                       100.00%

Calculation of Pro Forma Value After Conversion

1.    V=      P/E * (Y)                                                        V=    $366,862,317
       -----------------------------------------------------------
          1 - P/E * PCT * ((1-X-M-SH)*R - (1-TAX)*E/T)
         `
2.    V=      P/B  *  (B+Z)                                                    V=    $366,862,317
       ---------------------------------
          1 - P/B * PCT * (1-X-E-M-F-SH)

3.    V=      P/A * (A+Z)                                                      V=    $366,862,317
       ---------------------------------
          1 - P/A * PCT * (1-X-E-M-F-SH)
                                                                                     Shares                         Aggregate
                   Shares Sold to   Price Per   Gross Offering   Exchange Shares    Issued To     Total Shares     Market Value
Conclusion             Public         Share       Proceeds       Issued to SCWB    Foundation       Issued       of Stock Issued
-----------            ------         -----       --------       --------------    ----------       ------       ---------------
Minimum               20,400,000      10.00     $204,000,000       12,686,232             0       33,086,232      330,862,317
Midpoint              24,000,000      10.00      240,000,000       12,686,232             0       36,686,232      366,862,317
Maximum               27,600,000      10.00      276,000,000       12,686,232             0       40,286,232      402,862,317
Supermaximum          31,740,000      10.00      317,400,000       12,686,232             0       44,426,232      444,262,317

----------------------------------------------------------------------------
(1) Pricing ratios shown reflect the midpoint value.
(2) Net return reflects a reinvestment rate of 5.37 percent, and a tax rate of 40.00 percent.
(3) Offering expenses shown at estimated midpoint value.
(4) ESOP loan will be funded internally by Seacoast.
(5) ESOP amortizes over 20 years; amortization expenses tax effected at 40.00 percent.

                            PRO FORMA ANALYSIS SHEET
                            Compass Bank for Savings
                           Prices as of August 7, 1998
                 Assumes a 4.7407 Exchange Ratio for SWCB Shares

                                                                                                                    All Savings
                                                                      Peer Group        Massachusetts Companies     Institutions
                                                 Subject        ---------------------   ------------------------    ------------
Price Multiple                       Symbol    @ Midpoint(1)       Mean        Median        Mean         Median          Mean
--------------                       ------    -------------       ----        ------        ----         ------          ----
Price-earnings ratio            =      P/E        14.03 x        15.63x        15.87x      16.54x         15.19x        18.92x
Price-core earnings ratio       =     P/CE        14.56 x        17.07x        17.45x      17.53x         17.45x        19.73x
Price-book ratio                =      P/B       93.10%         171.58%       173.27%     170.27%        160.33%       148.35%
Price-tangible book ratio       =     P/TB       93.87%         177.67%       182.95%     174.65%        162.47%       152.81%
Price-assets ratio              =      P/A       17.44%          14.29%        16.28%      16.28%         15.72%        18.85%

Valuation Parameters
--------------------

Pre-Conversion Earnings (Y)            $18,174,000     ESOP Stock Purchases (E)                   8.00% (5)
Pre-Conversion Book Value (B)         $151,066,000     Cost of ESOP Borrowings (S)                0.00%
Pre-Conv. Tang. Book Value (B)        $148,128,000     ESOP Amortization (T)                      20.00 years
Pre-Conversion Assets (A)           $1,707,572,000     RRP Amount (M)                             0.00%
Reinvestment Rate (2)(R)                     3.22%     RRP Vesting (N)                             5.00 years (5)
Est. Conversion Expenses (3)(X)              3.30%     SWCB Shares and Acct. Adj. (F)             2.15%
Tax rate (TAX)                              40.00%     Exchange Shares (SH)                      39.19%
                                                       Funds Invested into Fixed Assets (FA)      8.33%
                                                       Tax Benefit (Z)                                0
                                                       Percentage Sold (PCT)                    100.00%

Calculation of Pro Forma Value After Conversion

    1.    V=            P/E * (Y)                                    V=      $334,049,282
              ------------------------------------------------
              1 - P/E * PCT * ((1-X-M-SH)*R - (1-TAX)*E/T) `

    2.    V=            P/B * (B+Z)                                  V=      $334,049,282
              ------------------------------
              1 - P/B * PCT * (1-X-E-M-F-SH)

    3.    V=            P/A * (A+Z)                                  V=      $334,049,282
              ------------------------------
              1 - P/A * PCT * (1-X-E-M-F-SH)
                                                                                         Shares                         Aggregate
                     Shares Sold   Price Per    Gross Offering   Exchange Shares      Issued To    Total Shares      Market Value
Conclusion           to Public      Share       Proceeds         Issued to SCWB      Foundation       Issued        of Stock Issued
-----------           ------        -----       --------         --------------      ----------       ------        ---------------
Minimum              20,400,000     10.00      $204,000,000         9,404,928               0        29,804,928      298,049,282
Midpoint             24,000,000     10.00       240,000,000         9,404,928               0        33,404,928      334,049,282
Maximum              27,600,000     10.00       276,000,000         9,404,928               0        37,004,928      370,049,282
Supermaximum         31,740,000     10.00       317,400,000         9,404,928               0        41,144,928      411,449,282

------------------------------------------------
(1) Pricing ratios shown reflect the midpoint value.
(2) Net return reflects a reinvestment rate of 5.37 percent, and a tax rate of 40.00 percent.
(3) Offering expenses shown at estimated midpoint value.
(4) ESOP loan will be funded internally by Seacoast.
(5) ESOP amortizes over 20 years; amortization expenses tax effected at 40.00 percent.

                                    EXHIBIT 4

                     Pro Forma Effect of Conversion Proceeds

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                                 At the Maximum

1.   Offering Proceeds                                                                                         $276,000,000
     Less: Estimated Offering Expenses                                                                            8,244,700
                                                                                                               ------------
     Net Conversion Proceeds                                                                                   $267,755,300

2.   Estimated Additional Income from Conversion Proceeds

     Net Conversion Proceeds                                                                                   $267,755,300
     Less: Proceeds Invested in Non-Earning Fixed Assets                                                         20,000,000
     Less: Non-Cash Stock Purchases (1)                                                                          22,080,000
                                                                                                               ------------
     Net Proceeds Reinvested                                                                                   $225,675,300
     Estimated net incremental rate of return                                                                         3.22%
                                                                                                               ------------
     Earnings Increase                                                                                           $7,271,258
       Less: Estimated cost of ESOP borrowings (2)                                                                        0
       Less: Amortization of ESOP borrowings (3)                                                                    662,400
       Less: Recognition Plan Vesting                                                                                     0
                                                                                                                          -
     Net Earnings Increase                                                                                       $6,608,858

                                                                                            Net
                                                                Before                    Earnings                After
3.   Pro Forma Earnings                                       Conversion                  Increase             Conversion
                                                              ----------                  --------             -----------

     12 Months ended May 31, 1998 (reported)                 $18,174,000                  $6,608,858            $24,782,858
     12 Months ended May 31, 1998 (core)                     $17,301,000                  $6,608,858            $23,909,858

                                            Before             Net Cash                                           After
4.   Pro Forma Net Worth                  Conversion           Proceeds               Other Adjust. (4)        Conversion
                                          ----------           --------               -----------------        -----------

     May 31, 1998                       $151,066,000        $245,675,300                 ($5,158,000)          $391,583,300
     May 31, 1998 (Tangible)            $148,128,000        $245,675,300                 ($5,158,000)          $388,645,300

                                            Before             Net Cash                                          After
5.   Pro Forma Assets                     Conversion           Proceeds               Other Adjust. (4)         Conversion
                                          ----------           --------               -----------------        -----------

     May 31, 1998                     $1,707,572,000        $245,675,300                 ($5,158,000)        $1,948,089,300


(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP loan will be funded internally by Seacoast.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                                 At the Midpoint

1.   Offering Proceeds                                                                                         $240,000,000
     Less: Estimated Offering Expenses                                                                            7,913,500
                                                                                                               ------------
     Net Conversion Proceeds                                                                                   $232,086,500

2.   Estimated Additional Income from Conversion Proceeds

     Net Conversion Proceeds                                                                                   $232,086,500
     Less: Proceeds Invested in Non-Earning Fixed Assets                                                         20,000,000
     Less: Non-Cash Stock Purchases (1)                                                                          19,200,000
                                                                                                               ------------
     Net Proceeds Reinvested                                                                                   $192,886,500
     Estimated net incremental rate of return                                                                         3.22%
                                                                                                               ------------
     Earnings Increase                                                                                           $6,214,803
       Less: Estimated cost of ESOP borrowings (2)                                                                        0
       Less: Amortization of ESOP borrowings (3)                                                                    576,000
       Less: Recognition Plan Vesting                                                                                     0
                                                                                                                          -
     Net Earnings Increase                                                                                       $5,638,803

                                                                                            Net
                                                                Before                    Earnings                After
3.   Pro Forma Earnings                                       Conversion                  Increase             Conversion
                                                              ----------                  --------             -----------

     12 Months ended May 31, 1998 (reported)                $18,174,000                  $5,638,803            $23,812,803
     12 Months ended May 31, 1998 (core)                    $17,301,000                  $5,638,803            $22,939,803

                                            Before             Net Cash                                           After
4.   Pro Forma Net Worth                  Conversion           Proceeds               Other Adjust. (4)        Conversion
                                          ----------           --------               -----------------        -----------

     May 31, 1998                       $151,066,000        $212,886,500                 ($5,158,000)          $358,794,500
     May 31, 1998 (Tangible)            $148,128,000        $212,886,500                 ($5,158,000)          $355,856,500

                                            Before             Net Cash                                          After
5.   Pro Forma Assets                     Conversion           Proceeds               Other Adjust. (4)         Conversion
                                          ----------           --------               -----------------        -----------

     May 31, 1998                     $1,707,572,000        $212,886,500                 ($5,158,000)        $1,915,300,500


(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP loan will be funded internally by Seacoast.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                                 At the Minimum


1.   Offering Proceeds                                                                             $204,000,000
     Less: Estimated Offering Expenses                                                                7,582,300
                                                                                                   ------------
     Net Conversion Proceeds                                                                       $196,417,700

2.   Estimated Additional Income from Conversion Proceeds

     Net Conversion Proceeds                                                                       $196,417,700
     Less: Proceeds Invested in Non-Earning Fixed Assets                                             20,000,000
     Less: Non-Cash Stock Purchases (1)                                                              16,320,000
                                                                                                    -----------
     Net Proceeds Reinvested                                                                       $160,097,700
     Estimated net incremental rate of return                                                             3.22%
                                                                                                    -----------
     Earnings Increase                                                                               $5,158,348
       Less: Estimated cost of ESOP borrowings (2)                                                            0
       Less: Amortization of ESOP borrowings (3)                                                        489,600
       Less: Recognition Plan Vesting                                                                         0
                                                                                                              -
     Net Earnings Increase                                                                           $4,668,748


                                                                                  Net
                                                                Before          Earnings               After
3.   Pro Forma Earnings                                       Conversion        Increase            Conversion
                                                              ----------        --------            ----------

     12 Months ended May 31, 1998 (reported)                 $18,174,000       $4,668,748           $22,842,748
     12 Months ended May 31, 1998 (core)                     $17,301,000       $4,668,748           $21,969,748

                                            Before             Net Cash                                After
4.   Pro Forma Net Worth                  Conversion           Proceeds       Other Adjust. (4)     Conversion
                                          ----------           --------       -----------------     ----------

     May 31, 1998                       $151,066,000        $180,097,700      ($5,158,000)         $326,005,700
     May 31, 1998 (Tangible)            $148,128,000        $180,097,700      ($5,158,000)         $323,067,700

                                            Before             Net Cash                               After
5.   Pro Forma Assets                     Conversion           Proceeds       Other Adjust. (4)     Conversion
                                          ----------           --------      -----------------      ----------

     May 31, 1998                     $1,707,572,000        $180,097,700      ($5,158,000)       $1,882,511,700

(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP loan will be funded internally by Seacoast.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                            At the Supermaximum Value



1.   Offering Proceeds                                                                                         $317,400,000
     Less: Estimated Offering Expenses                                                                            8,625,580
                                                                                                               ------------
     Net Conversion Proceeds                                                                                   $308,774,420

2.   Estimated Additional Income from Conversion Proceeds

     Net Conversion Proceeds                                                                                   $308,774,420
     Less: Proceeds Invested in Non-Earning Fixed Assets                                                         20,000,000
     Less: Non-Cash Stock Purchases (1)                                                                          25,392,000
                                                                                                               ------------
     Net Proceeds Reinvested                                                                                   $263,382,420
     Estimated net incremental rate of return                                                                         3.22%
                                                                                                               ------------
     Earnings Increase                                                                                           $8,486,182
       Less: Estimated cost of ESOP borrowings (2)                                                                        0
       Less: Amortization of ESOP borrowings (3)                                                                    761,760
       Less: Recognition Plan Vesting                                                                                     0
                                                                                                                          -
     Net Earnings Increase                                                                                       $7,724,422

                                                                                            Net
                                                                Before                    Earnings                After
3.   Pro Forma Earnings                                       Conversion                  Increase             Conversion
                                                              ----------                  --------             -----------

     12 Months ended May 31, 1998 (reported)                 $18,174,000                  $7,724,422            $25,898,422
     12 Months ended May 31, 1998 (core)                     $17,301,000                  $7,724,422            $25,025,422

                                            Before             Net Cash                                           After
4.   Pro Forma Net Worth                  Conversion           Proceeds               Other Adjust. (4)        Conversion
                                          ----------           --------               -----------------        -----------

     May 31, 1998                       $151,066,000        $283,382,420                 ($5,158,000)          $429,290,420
     May 31, 1998 (Tangible)            $148,128,000        $283,382,420                 ($5,158,000)          $426,352,420

                                            Before             Net Cash                                          After
5.   Pro Forma Assets                     Conversion           Proceeds               Other Adjust. (4)         Conversion
                                          ----------           --------               -----------------        -----------

     May 31, 1998                     $1,707,572,000        $283,382,420                 ($5,158,000)        $1,985,796,420


(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP loan will be funded internally by Seacoast.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass.

                                    EXHIBIT 5

                          Firm Qualifications Statement

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants            FIRM QUALIFICATION STATEMENT



RP Financial provides financial and management consulting and valuation services to the financial services industry nationwide, particularly federally-insured financial institutions. RP Financial establishes long-term client relationships through its wide array of services, emphasis on quality and timeliness, hands-on involvement by our principals and senior consulting staff, and careful structuring of strategic plans and transactions. RP Financial's staff draws from backgrounds in consulting, regulatory agencies and investment banking, thereby providing our clients with considerable resources.

STRATEGIC AND CAPITAL PLANNING
RP Financial's strategic and capital planning services are designed to provide effective workable plans with quantifiable results. Through a program known as SAFE (Strategic Alternatives Financial Evaluations), RP Financial analyzes strategic options to enhance shareholder value or other established objectives. Our planning services involve conducting situation analyses; establishing mission statements, strategic goals and objectives; and identifying strategies for enhancement of franchise value, capital management and planning, earnings improvement and operational issues. Strategy development typically includes the following areas: capital formation and management, asset/liability targets, profitability, return on equity and market value of stock. Our proprietary financial simulation model provides the basis for evaluating the financial impact of alternative strategies and assessing the feasibility/compatibility of such strategies with regulations and/or other guidelines.

MERGER AND ACQUISITION SERVICES
RP Financial's merger and acquisition (M&A) services include targeting candidates and potential acquirors, assessing acquisition merit, conducting detailed due diligence, negotiating and structuring transactions, preparing merger business plans and financial simulations, rendering fairness opinions and assisting in implementing post-acquisition strategies. Through our financial simulations, comprehensive in-house data bases, valuation expertise and regulatory knowledge, RP Financial's M&A consulting focuses on structuring transactions to enhance shareholder returns.

VALUATION SERVICES
RP Financial's extensive valuation practice includes valuations for a variety of purposes including mergers and acquisitions, mutual-to-stock conversions, ESOPs, subsidiary companies, mark-to-market transactions, loan and servicing portfolios, non-traded securities, core deposits, FAS 107 (fair market value disclosure), FAS 122 (loan servicing rights) and FAS 123 (stock options). Our principals and staff are highly experienced in performing valuation appraisals which conform with regulatory guidelines and appraisal industry standards. RP Financial is the nation's leading valuation firm for mutual-to-stock conversions of thrift institutions.

OTHER CONSULTING SERVICES AND DATA BASES
RP Financial offers a variety of other services including branching strategies, feasibility studies and special research studies, which are complemented by our quantitative and computer skills. RP Financial's consulting services are aided by its in-house data base resources for commercial banks and savings institutions and proprietary valuation and financial simulation models.

YEAR 2000 SERVICES
RP Financial, through a relationship with a computer research and development company with a proprietary methodology, offers Year 2000 advisory and conversion services to financial institutions which are more cost effective and less disruptive than most other providers of such service.

RP Financial's Key Personnel (Years of Relevant Experience)
   Ronald S. Riggins, Managing Director (18)
   William E. Pommerening, Managing Director (14)
   Gregory E. Dunn, Senior Vice President (16)
   James P. Hennessey, Senior Vice President (13)
   James J. Oren, Senior Vice President (11)


-------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788

                                                     RP FINANCIAL, LC.
                                                     ---------------------------
                                                     Financial Services Industry

--------------------------------------------------------------------------------

                       CONVERSION APPRAISAL UPDATE REPORT

                     SEACOAST FINANCIAL SERVICES CORPORATION

                          PROPOSED HOLDING COMPANY FOR
                            COMPASS BANK FOR SAVINGS
                           New Bedford, Massachusetts


                                  Dated As Of:
                                September 4, 1998

--------------------------------------------------------------------------------
























                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP FINANCIAL, LC.
---------------------------
Financial Services Industry


                                                               September 4, 1998



Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
791 Purchase Street
New Bedford, Massachusetts  02740-6300

Members of the Boards:


         We have completed and hereby provide an updated independent appraisal of the estimated pro forma market value of the Common Stock in connection with the mutual-to-stock conversion transaction described below.

         This Appraisal has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Massachusetts Division of Banks (the "Division"), the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve Board ("FRB") in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.

         Our original appraisal report, dated May 8, 1998 (the "Original Appraisal") and updated as of August 7, 1998 (the "First Update"), is incorporated herein by reference. As in the preparation of our Original Appraisal and First Update, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.


Description of Reorganization
-----------------------------

         We understand that the Board of Trustees of The 1855 Bancorp, a Massachusetts-chartered mutual holding company (the "MHC"), and the Board of Directors of Compass Bank for Savings ("Compass" or the "Bank"), a wholly-owned state-chartered stock savings bank subsidiary of the MHC, have adopted a Plan of Conversion, incorporated herein by reference, in which the MHC will be combined with the Bank simultaneously with the MHC's conversion to stock form and reorganization as a subsidiary of a newly-formed stock corporation, to be known as "Seacoast Financial Services Corporation" ("Seacoast" or the "Company"). Seacoast will offer shares of Common Stock ("Conversion Shares") for sale in the Subscription Offering, the concurrent Community Offering and, if necessary, in a Syndicated Community Offering, based

--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 2


on the appraised value. The Conversion Shares are first being offered in the Subscription Offering with nontransferable subscription rights being granted to Eligible Account Holders, Supplemental Eligible Account Holders, the ESOP, Employees, Officers, Trustees and Directors.


Acquisition of Sandwich Bancorp, Inc.
-------------------------------------

         Pursuant to the Amended and Restated Affiliation and Merger Agreement (the "Agreement"), dated March 22, 1998, The 1855 Bancorp agreed to acquire Sandwich Bancorp, Inc., Sandwich, Massachusetts ("Sandwich Bancorp"), the bank holding company for Sandwich Co-operative Bank, a Massachusetts-chartered co-operative bank ("Sandwich"). Sandwich Bancorp is a Massachusetts corporation that was organized in June 1997 to acquire all the capital stock of Sandwich upon consummation of the reorganization of Sandwich into holding company form. Sandwich Bancorp is a publicly-traded company whose stock is listed on the NASDAQ National Market System under the ticker symbol "SWCB". Pursuant to the Agreement, at the effective time of the merger, each share of common stock of Sandwich Bancorp issued and outstanding, shall by virtue of the merger be converted into the right to receive Seacoast common stock. The number of shares of Seacoast common stock a Sandwich Bancorp stockholder will receive will be determined by the application of an exchange ratio (the "Exchange Ratio") based upon the trading price of Seacoast's common stock (the "Seacoast Trading Price") 10 days following the closing of the conversion. If the Seacoast Trading Price is between $10.00 and $13.50, the Exchange Ratio will be between 6.4000 and
4.7407 (determined by dividing $64.00 by the Seacoast Trading Price). If the Seacoast Trading Price is between $13.51 and $15.00, the Exchange Ratio will be fixed at 4.7407. If the Seacoast Trading Price exceeds $15.00, the Exchange Ratio will be less than 4.7407 (determined by dividing $71.11 by the Seacoast Trading Price). If the Seacoast Trading Price is equal to or less than $10.00 per share, the Exchange Ratio will be 6.4000. The number of Exchange Shares issuable in exchange for each outstanding Sandwich Bancorp stock option will be determined by subtracting the per share exercise price of such option from the value of the Exchange Shares receivable by Sandwich Bancorp stockholders in exchange for each outstanding share of Sandwich Bancorp common stock, and dividing the result by the Seacoast Trading Price. As of June 30, 1998, Sandwich Bancorp had 2,043,475 shares of common stock issued and outstanding and 45,203 granted stock options outstanding, all of which become fully vested upon a change of control. Cash will be paid in lieu of fractional shares.

         It is anticipated that the merger will be accounted for as a pooling of interests and that certain financial adjustments will be made concurrent with the merger. The transaction is expected to constitute a tax-free reorganization under the Internal Revenue Code, so that Sandwich Bancorp shareholders who receive Seacoast's common stock will not recognize gain or loss in connection with the exchange.


Limiting Factors and Considerations
-----------------------------------

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 3


valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.

         RP Financial's updated valuation was determined based on the financial condition and operations of the Bank and Sandwich as of July 31, 1998 and June 30, 1998, respectively, the date of the most recent financial data included in the Company's Prospectus.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client financial institutions.

         This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


Discussion of Relevant Considerations
-------------------------------------

    1.   Financial Results
         -----------------

             The First Update was based on financial data as of May 31, 1998 for Compass and June 30, 1998 for Sandwich. This updated appraisal is based on financial information as of July 31, 1998 for Compass and June 30, 1998 for Sandwich reflecting the updated financial results for each company as set forth in the amended prospectus. Corresponding to the analysis set forth in the Original Appraisal and First Update, the following paragraphs describe the historical balance sheet changes for Compass on a pre-acquisition basis. The pro forma balance sheet impact of the acquisition of Sandwich (but before incorporating the capital to be raised in the conversion and merger expenses) will be discussed at the end of this section.

             Growth Trends
             -------------

             Compass' total assets increased by $25 million over the two months ended July 31, 1998, largely attributable to continued expansion of the loan portfolio which was funded by an increase in deposits. Capital increased as a result of interim earnings, although the equity/assets ratio remained stable as the rate of increase in capital was matched by the growth of total assets.

RP Financial, LC.
Page 4

                                     Table 1
                            Compass Bank for Savings
                            Historical Balance Sheets
                         (Amount and Percent of Assets)



                                                     As of May 31,              As of July 31,
                                                         1998                      1998
                                                ------------------------    ------------------------
                                                   Amount       Pct            Amount       Pct
                                                   ------       ---            ------       ---
                                                   ($000)       (%)            ($000)       (%)
Total Amount of:
  Assets                                        $1,176,559     100.00%       $1,201,704    100.00%
  Loans                                            884,822      75.20%          907,404     75.51%
  Allowances for Loan Losses                        10,508       0.89%           10,534      0.88%
  Debt Securities
    Available for Sale                             173,820      14.77%          178,668     14.87%
    Held to Maturity/Held for Invest.               13,649       1.16%           13,695      1.14%
  Marketable Equity Securities                       9,520       0.81%           10,828      0.90%
  Deposits                                         982,351      83.49%        1,008,417     83.92%
  Borrowed Funds                                    77,074       6.55%           74,368      6.19%
  Surplus                                          106,510       9.05%          108,721      9.05%

Memo:
  Loans/Deposits                                                90.07%                      89.98%
  IEA/IBL (Average)                                            112.62%                     112.54%

  Non-Performing Assets/Assets                                   0.93%                       0.49%
  Allow. for Loan Losses as a % of:
     Loans Receivable, net                                       1.19%                       1.16%
     Non-Performing Loans                                      110.69%                     229.40%

  Full Service Offices                                          23                          23



                                                   Pro Forma Combined         Pro Forma Combined
                                                         As of                      As of
                                                    May 31, 1998(1)(2)         July 31, 1998(1)(2)
                                                -------------------------    ------------------------
                                                   Amount        Pct            Amount       Pct
                                                   ------        ---            ------       ---
                                                   ($000)        (%)            ($000)       (%)
Total Amount of:
  Assets                                         $1,707,572    100.00%        $1,732,717    100.00%
  Loans                                           1,245,439     72.94%         1,268,021     73.18%
  Allowances for Loan Losses                         14,675      0.86%            14,701      0.85%
  Debt Securities
    Available for Sale                              232,000     13.59%           236,848     13.67%
    Held to Maturity/Held for Invest.                78,441      4.59%            78,487      4.53%
  Marketable Equity Securities                        9,520      0.56%            10,828      0.62%
  Deposits                                        1,427,101     83.57%         1,453,167     83.87%
  Borrowed Funds                                    110,675      6.48%           107,969      6.23%
  Surplus                                           151,066      8.85%           153,377      8.85%

Memo:
  Loans/Deposits                                                87.27%                       87.26%
  IEA/IBL (Average)                                            N/A                          N/A

  Non-Performing Assets/Assets                                   0.81%                        0.51%
  Allow. for Loan Losses as a % of:
     Loans Receivable, net                                       1.18%                        1.16%
     Non-Performing Loans                                      120.44%                      166.55%

  Full Service Offices                                          34                           34



(1) Pre-conversion basis and before merger transaction expenses; reflects pooling accounting.

(2) Data is as of June 30, 1998 for Sandwich.

Sources:  Prospectus.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 5



             Loan Receivable
             ---------------

             The balance of loans receivable increased from $884.8 million, as of May 31, 1998, to $907.4 million, as of July 31, 1998, equal to 75.51 percent of total assets. Expansion of the loan portfolio over the two months ended July 31, 1998 continues to be supported by expansion of the construction and indirect auto loan portfolios.

             Investments and Mortgage-Backed Securities
             ------------------------------------------

             Investments remained relatively stable over the two months ended July 31, 1998 and totaled $203.2 million, equal to 16.9 percent of assets. The composition of the investment portfolio remains substantially unchanged comprised of U.S. Government and agency obligations, corporate debt obligations and mortgage-backed securities.

             Funding Structure
             -----------------

             Deposit balances increased by $26 million over the two months ended July 31, 1998. Management attributes the increase to the relatively favorable economic conditions prevailing in Compass' markets, the benefits of which were partially offset by strong competition including competition from non-traditional products such as annuities and mutual funds.

             Equity
             ------

             After-tax earnings of $2.4 million during the two months ended July 31, 1998, coupled with the impact of a small downward equity adjustment on the available for sale portfolio resulted in equity growth to $108.7 million. As a result of interim asset growth, the Bank's equity/assets ratio remained stable, equal to 9.05 percent as of July 31, 1998. The Bank maintained capital surpluses relative to all of its regulatory capital requirements and was a "well capitalized" institution.

             Acquisition of Sandwich
             -----------------------

             The updated merged balance sheet reflects relatively limited change from the prior quarter. The pro forma pre-conversion impact of the Sandwich acquisition increases Compass' total assets to $1.733 billion, with the increase solely due to the incorporation of updated financial data for Compass. Compass' balance sheet composition does not change significantly as the proportion of loans, investments, deposits, and borrowed funds for Sandwich compares relatively closely to Compass.

             Income and Expense Trends
             -------------------------

             Table 2 shows the Bank's historical income statements for twelve months ended May 31, 1998 as well as updated information for the twelve months ended July 31, 1998. The Bank's pro forma income statement for the twelve months ended May 31, 1998 and July 31, 1998 giving effect to the merger has also been provided. The following paragraphs describe the historical income statements of Compass on a pre-merger basis. The pro forma income statement impact of the Sandwich merger through July 31, 1998 is discussed at the end of this section.

RP Financial, LC.
Page 6
                                     Table 2
                            Compass Bank for Savings
                          Historical Income Statements
                        (Amount and Percent of Assets)(1)




                                                                  For the 12 Months                For the 12 Months
                                                                 Ended May 31, 1998               Ended July 31, 1998
                                                             --------------------------       --------------------------
                                                                 Amount         Pct                Amount        Pct
                                                                 ------         ---                ------        ---
                                                                 ($000)         (%)                ($000)        (%)
Interest Income                                                  $84,379        7.55%              $85,617       7.56%
Interest Expense                                                 (42,211)      -3.78%              (42,795)     -3.78%
                                                                --------       ------             --------      ------
  Net Interest Income                                            $42,168        3.77%              $42,822       3.78%
Provision for Loan Losses                                         (1,511)      -0.14%               (1,365)     -0.12%
                                                                 -------       ------              -------      ------
  Net Interest Income after Provisions                           $40,657        3.64%              $41,457       3.66%

Other Income                                                       5,677        0.51%                5,704       0.50%
Other Real Estate Owned Expense                                     (364)      -0.03%                 (258)     -0.02
Operating Expense                                                (25,350)      -2.27%              (26,410)     -2.33%
                                                                --------       ------             --------      ------
  Net Operating Income                                           $20,620        1.84%              $20,493       1.81%

Gain on Sale of Loans                                            $   920        0.08%              $ 1,098       0.10%
Gain on Securities                                                    11        0.00%                   14       0.00%
                                                                --------       ------             --------      ------
  Total Non-Operating Income/(Expense)                           $   931        0.08%             $  1,112       0.10%

Net Income Before Tax                                            $21,551        1.93%             $ 21,605       1.91%
 Income Taxes                                                     (8,385)      -0.75%               (8,520)     -0.75%
                                                                --------       ------             --------      ------
 Net Income (Loss) Before Extraord. Items                        $13,166        1.18%              $13,085       1.16%
Cumulative Effect of Change in
  Accounting for Income Taxes                                      --           0.00%                --          0.00%
                                                                --------       ------             --------      ------
     Net Income (Loss)                                           $13,166        1.18%              $13,085       1.16%

Estimated Core Earnings
-----------------------
Net Income                                                       $13,166        1.18%              $13,085       1.16%
Addback(Deduct): Non-Recurring (Inc)/Exp                            (931)      -0.08%               (1,112)     -0.10%
Tax Effect                                                           362        0.03%                  439       0.04%
                                                                --------       ------             --------      ------
  Estimated Core Income                                          $12,597        1.13%              $12,412       1.10%

Memo:
      Coverage Ratio (2)                                          166.34%                           162.14%
      Efficiency Ratio (3)                                         52.98%                            56.00%
      Effective Tax Rate                                           38.91%                            39.44%



                                                               Pro Forma Combined                Pro Forma Combined
                                                               For the Most Recent              For the Most Recent
                                                               12 Months Ended(4)                12 Months Ended(5)
                                                           --------------------------       ---------------------------
                                                                Amount        Pct               Amount          Pct
                                                                ------        ---               ------          ---
                                                                ($000)        (%)               ($000)          (%)
Interest Income                                                $121,306       7.43%             $122,544        7.44%
Interest Expense                                                (61,398)     -3.76%              (61,982)      -3.76%
                                                               --------      ------             --------       ------
  Net Interest Income                                           $59,908       3.67%              $60,562        3.68%
Provision for Loan Losses                                        (2,077)     -0.13%               (1,931)      -0.12%
                                                                -------      ------              -------       ------
  Net Interest Income after Provisions                          $57,831       3.54%              $58,631        3.56%

Other Income                                                      8,068       0.49%                8,095        0.49%
Other Real Estate Owned Expense                                    (364)     -0.02%                 (258)      -0.02%
Operating Expense                                               (37,817)     -2.32%              (38,877)      -2.36%
                                                               --------      ------             --------       ------
  Net Operating Income                                          $27,718       1.70%              $27,591        1.67%

Gain on Sale of Loans                                           $ 1,212       0.07%              $ 1,390        0.08%
Gain on Securities                                                  186       0.01%                  189        0.01%
                                                               --------      ------             --------       ------
  Total Non-Operating Income/(Expense)                          $ 1,398       0.09%              $ 1,579        0.10%

Net Income Before Tax                                           $29,116       1.78%              $29,170        1.77%
 Income Taxes                                                   (10,942)     -0.67%              (11,077)      -0.67%
                                                               --------      ------             --------       ------
 Net Income (Loss) Before Extraord. Items                       $18,174       1.11%              $18,093        1.10%
Cumulative Effect of Change in
  Accounting for Income Taxes                                     --          0.00%                --           0.00%
                                                               --------      ------             --------       ------
     Net Income (Loss)                                          $18,174       1.11%              $18,093        1.10%

Estimated Core Earnings
-----------------------
Net Income                                                      $18,174       1.11%              $18,093        1.10%
Addback(Deduct): Non-Recurring (Inc)/Exp                         (1,398)     -0.09%               (1,579)      -0.10%
Tax Effect                                                          525       0.03%                  600        0.04%
                                                               --------      ------             --------       ------
  Estimated Core Income                                         $17,301       1.06%              $17,114        1.04%

Memo:
      Coverage Ratio (2)                                         158.42%                          155.78%
      Efficiency Ratio (3)                                        55.63%                           58.26%
      Effective Tax Rate                                          37.58%                           37.97%






(1) Ratios are as a percent of average assets.
(2) Net interest income divided by operating expenses.
(3) Operating expenses as a percent of the sum of net interest income and other income (excluding gains on sale).
(4) Reflects the twelve months ended May 31, 1998 for Compass and June 30, 1998 for Sandwich.
(5) Reflects the twelve months ended July 31, 1998 for Compass and June 30, 1998 for Sandwich.

Source:  Prospectus.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 7



             Compass' earnings diminished nominally based on updated financial data, primarily as operating expenses and the effective tax rate increased, which were offset by improved results in other key areas of operations. Overall, net income decreased from $13.2 million for the twelve months ended May 31, 1998 to $13.1 million for the twelve months ended July 31, 1998. The Bank's return on average assets ("ROA") decreased slightly to 1.16 percent.

             Compass' net interest income increased modestly for the most recent trailing 12 month period, while the ratio as a percent of average assets increased by only 1 basis point to equal 3.78 percent of average assets for the twelve months ended July 31, 1998. The increase in net interest income is primarily attributable to expansion of interest-earning assets.

             Non-interest income increased modestly based on updated financial data through July 31, 1998. Specifically, non-interest income increased by approximately $27,000 to equal $5.7 million, but the ratio declined slightly to
0.50 percent of average assets.

             Compass' operating expenses increased to $26.4 million, equal to
2.33 percent of average assets, versus $25.4 million for the twelve months ended May 31, 1998. As discussed in the Original Appraisal, operating expenses are expected to realize further increases following the conversion as a result of the leveraged ESOP amortization expense and the expense associated with operating as a public company. Additionally, Compass has plans to build a new executive office facility in downtown New Bedford at a cost of up to $18 million, which will result in significant new depreciation and property tax expenses.

             Compass' efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of approximately 56.00 percent for the most recent 12 months reflected an increase from the 52.98 percent ratio reported for the twelve months ended May 31, 1998, with the deterioration largely reflecting growth in operating expenses.

             Provisions for loan losses decreased marginally to $1.4 million for the 12 months ended July 31, 1998, versus $1.5 million for the twelve months ended May 31, 1998.

             Non-operating income increased marginally for the most recent twelve months, as lower interest rates fueled increased loan originations, increasing gains on the sale of loans.

             Pro Forma Impact of Sandwich Merger
             -----------------------------------

             On a pro forma basis, the acquisition of Sandwich is projected to impact Compass's income statement in several ways. First, there are certain non-recurring merger expenses anticipated concurrent with the merger; specifically, such expenses are expected to include financial advisory fees, costs related to data processing, and the expense of the change of control provisions in the Sandwich management contracts. Overall, total acquisition-related expenses are projected to equal $5.0 million on a pre-tax basis ($4.0 million after-tax), most of which will be incurred at the time of, or shortly following, the merger.

             The pro forma income statement impact of the merger is shown in Table 2. The impact of the conversion and the one-time merger costs are captured in the pro forma adjustments set forth in the valuation analysis. On a pro forma basis, net interest income as a percent of average assets declines marginally (3.78 percent of average assets on a stand-alone basis and 3.68 percent for the merged bank); non-interest operating income is subject to a slight

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 8


decrease (from 0.50 percent of average assets to 0.49 percent for the merged
Bank); and the operating expense ratio is inflated from 2.33 percent to 2.36 percent of average assets. On a pro forma basis (before the impact of the conversion offering), net income, adjusted for net non-operating items, is subject to a slight decrease from 1.10 percent to 1.04 percent of average assets. Compass estimates pre-tax cost savings in the range of $1.5 million in the first year following the acquisition, increasing to $1.8 million and $2.0 million in the second and third year following the acquisition, respectively.


    2.   Peer Group Financial Comparisons
         --------------------------------

             Consistent with the Peer Group financial comparison set forth in the Original Appraisal and First Update, the comparative analysis reflects Compass incorporating the impact of the Sandwich merger. Such data were derived from the prospectus and the analyses set forth in the discussion of recent financial results for Compass.

             Financial Condition
             -------------------

             In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios examined in the earlier appraisal analyses. Relative to the Peer Group, the Bank's interest-earning asset composition continued to reflect a higher level of loans and a lower level of MBS and cash and investments.

             The Peer Group continues to be comparably capitalized relative to Compass (merged basis) on both a reported and tangible capital basis, before the conversion transaction impact. Specifically, the Bank's reported and tangible capital ratios on a merged basis as of July 31, 1998, equaled 8.9 percent and
8.7 percent, respectively. On a post-conversion basis, the Bank's pro forma capital is anticipated to exceed the Peer Group's average. As discussed in the Original Appraisal and First Update, the Bank's higher pro forma capital will provide greater leverage potential than the Peer Group, although in the intermediate term the higher capital will lead to a pronounced disadvantage in terms of return on equity ("ROE").

             The Bank's interest-earning assets ("IEA") position (including cash and equivalents) has reduced to 94.0 percent, which continues to fall short of the Peer Group average of 96.8 percent. The Bank also continues to maintain a comparable ratio of interest-bearing liabilities ("IBL"), equal to 90.1 percent of assets as of July 31, 1998, relative to the Peer Group's ratio of 90.2 percent, reflecting the Bank's comparable capitalization. The strengthened capital position from conversion, the potential withdrawal of deposits to purchase conversion stock and the reinvestment of proceeds should enhance Compass' financial position and earnings power.

             Updated growth rates for the Bank and the Peer Group suggest little change relative to the trends noted in the First Update (the Bank's growth rates are annual rates for the nine months ended July 31, 1998 while the Peer Group's growth rates are for the most recent trailing twelve month period for which data is publicly available). In this regard, growth of assets continues to fall slightly short of the Peer Group asset growth, although loans and MBS increased more rapidly. The Bank's asset growth was funded with relatively strong deposit growth, as borrowings diminished in comparison to growth of borrowings experienced by the Peer Group.

     RP FINANCIAL, LC.
     ------------------------------------------
     Financial Services Industry Consultants
     1700 North Moore Street, Suite 2210
     Arlington, Virginia  22209
     (703) 528-1700

                                     Table 3
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                               As of June 30, 1998




                                                                     Balance Sheet as a Percent of Assets
                                         ----------------------------------------------------------------------------------------
                                          Cash and                          Borrowed  Subd.    Net    Goodwill Tng Net    MEMO:
                                         Investments  Loans   MBS  Deposits   Funds   Debt    Worth   & Intang  Worth  Pref.Stock
                                         ----------- ------ ------ -------- -------- ------- -------- -------- ------- ----------
     Compass Bank
     ------------
       July 31, 1998                           12.9   72.3    8.8     83.9      6.2     0.0      8.9      0.2     8.7       0.0




     SAIF-Insured Thrifts                      18.9   67.5   10.3     68.6     15.9     0.1     13.5      0.3    13.2       0.0
     All Public Companies                      19.5   66.7   10.4     69.1     15.7     0.1     13.3      0.3    13.0       0.0
     State of MA                               21.4   66.0    9.8     70.3     16.8     0.0     11.5      0.2    11.3       0.0
     Comparable Group Average                  25.1   57.8   13.9     69.4     20.8     0.0      8.4      0.3     8.0       0.0
       New England Companies                   25.1   57.8   13.9     69.4     20.8     0.0      8.4      0.3     8.0       0.0


     Comparable Group
     ----------------

     New England Companies
     ---------------------
     ABBK  Abington Bancorp of MA              12.4   62.7   21.5     63.3     27.2     0.0      6.4      0.6     5.8       0.0
     BKC   American Bank of Waterbury CT       28.7   58.1    9.6     69.5     20.9     0.0      8.7      0.3     8.4       0.0
     ANDB  Andover Bancorp, Inc. of MA         12.5   73.6   11.7     69.8     21.1     0.0      8.2      0.0     8.2       0.0
     BFD   BostonFed Bancorp of MA             10.8   83.6    3.5     61.6     29.7     0.0      7.8      0.3     7.5       0.0
     FESX  First Essex Bancorp of MA           23.2   57.9   13.6     70.7     20.0     0.0      7.1      2.0     5.2       0.0
     FFES  First Fed of E. Hartford CT         60.9   21.0   16.5     60.0     32.2     0.0      7.2      0.0     7.2       0.0
     FAB   FirstFed America Bancorp of MA       7.8   67.8   21.1     52.8     36.0     0.0      8.9      0.0     8.9       0.0
     MECH  MECH Financial Inc of CT            25.8   62.0    6.9     71.7     17.4     0.0      9.7      0.0     9.7       0.0
     MASB  MassBank Corp. of Reading MA        36.5   30.7   31.4     87.0      0.1     0.0     11.8      0.2    11.6       0.0
     MDBK  Medford Bancorp, Inc. of MA         30.3   50.4   16.2     73.4     16.7     0.0      8.9      0.5     8.5       0.0
     MWBX  MetroWest Bank of MA                27.5   68.4    1.1     83.7      7.9     0.0      7.3      0.0     7.3       0.0



                                                   Balance Sheet Annual Growth Rates                          Regulatory Capital
                                          -------------------------------------------------------------    -------------------------
                                                  Cash and   Loans           Borrows.   Net    Tng Net
                                          Assets Investments & MBS  Deposits &Subdebt  Worth    Worth     Tangible   Core   Reg.Cap.
                                          ------ ----------- ------ -------- -------- -------- -------    -------- -------- --------
     Compass Bank
     ------------
       July 31, 1998                         9.42    46.63    14.83     10.06    -5.65   14.06   14.41         0.00   0.00     0.00




     SAIF-Insured Thrifts                   14.64    10.22    12.12      9.57    13.19    3.45    3.23        11.35  11.39    22.97
     All Public Companies                   14.64     9.93    12.67      9.40    12.86    4.08    3.67        11.40  11.25    22.51
     State of MA                            14.51    10.88    14.81      9.17     8.50    8.11    7.56         8.95  10.29    18.11
     Comparable Group Average               10.61    23.23     8.29      7.64     5.29    7.71    6.34         7.07   7.93    17.36
       New England Companies                10.61    23.23     8.29      7.64     5.29    7.71    6.34         7.07   7.93    17.36


     Comparable Group
     ----------------

     New England Companies
     ---------------------
     ABBK  Abington Bancorp of MA            8.97    46.60     4.39     11.34    -1.75    0.29    1.50           NM   7.44    16.05
     BKC   American Bank of Waterbury CT    13.15    19.67     9.14      6.48    36.35   18.14   19.37           NM   7.55    13.22
     ANDB  Andover Bancorp, Inc. of MA      11.30    17.07    11.09      5.63    33.12   13.21   13.21           NM   8.21    15.13
     BFD   BostonFed Bancorp of MA           8.43   -12.79    12.14     12.13     4.21   -3.72   -3.90           NM     NM       NM
     FESX  First Essex Bancorp of MA         5.57    19.11     1.02     27.59   -35.74    8.03   -9.74         5.03   5.03    10.01
     FFES  First Fed of E. Hartford CT      -0.32    -4.87     8.63      1.56    -5.89   11.59   11.59         7.25   7.25    24.50
     FAB   FirstFed America Bancorp of MA   28.88    96.33    24.80     -4.34       NM   -6.10   -6.10         7.46   7.46    16.22
     MECH  MECH Financial Inc of CT         15.92       NM    -3.99      3.83       NM    9.99    9.99           NM   9.61    16.65
     MASB  MassBank Corp. of Reading MA      2.68     5.08     1.09      1.28   -16.65   13.56   12.07           NM  10.63    34.75
     MDBK  Medford Bancorp, Inc. of MA       5.85   -12.83    17.89      1.07    29.27    5.23    7.15         8.54   8.54    15.62
     MWBX  MetroWest Bank of MA             16.23    58.92     4.92     17.44     4.73   14.57   14.57           NM   7.59    11.48






     Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 1997 by RP Financial, LC.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 10


             Income and Expense Trends
             -------------------------

             Compass' profitability (merged basis) remained above the Peer Group average, equal to 1.10 percent of average assets for the twelve months ended July 31, 1998, while the Peer Group's earnings equaled 0.97 percent of average assets. As described in the Original Appraisal and First Update, Compass on a merged basis maintains a comparative advantage in terms of net interest income and other operating income, which was only partially offset by its higher operating expenses.

             Neither Compass nor the Peer Group's net interest margin changed significantly incorporating updated financial data (the net interest margin equaled 3.68 percent and 3.06 percent of assets for the Bank and Peer Group, respectively). Compass' advantage, on a merged basis, is the result of both higher asset yields and a more favorable cost of funds.

             Loan loss provisions diminished for the Peer Group and, thus, approximated the level reported by Compass equal to 0.12 percent of average assets.

             Compass continues to generate modestly higher levels of non-interest income relative to the Peer Group, equal to 0.47 percent and 0.41 percent of average assets, respectively. Compass continued to maintain a higher operating expense ratio, equal to 2.31 percent of average assets versus an average of 1.98 percent for the Peer Group. As discussed in the Original Appraisal, Compass' higher operating expense ratio is the result of several factors including: (1) the Peer Group's greater wholesale leveraging; (2) Compass' greater revenue diversification efforts; and (3) Compass' greater diversification into higher risk weight loans as well as the higher asset mix in loans, which require greater administration. Following the conversion and acquisition transactions, there are expected to be opposing forces on Compass' operating expense ratio. First, merger synergies are expected to lead to a reduction in operating expenses (primarily compensation and benefits). Such cost savings are expected to be partially offset by some consolidation expenses and increased marketing, the cost of the Employee Stock Ownership Plan, the cost of operating as a public company and the costs related to the construction of a new headquarters facility.

             Taking together the components of core net income through a review of the efficiency ratio (operating expenses divided by net interest income and non-interest operating income) indicates a slight advantage for the Peer Group, with an efficiency ratio of 57.06 percent versus 58.26 percent for Compass (merged basis). Compass' efficiency ratio is expected to improve on a post-conversion basis with the investment of the net conversion proceeds and the net impact of potential merger synergies and public company/stock plan expense.

             Non-operating income equaled 0.10 percent of average assets for the Bank and 0.14 percent of average assets for the Peer Group.

             Compass' effective tax rate of 37.97 percent continues to compare closely to the Peer Group's effective tax rate of 34.69 percent, reflecting the fully taxable status of both the Bank and the Peer Group.

     RP FINANCIAL, LC.
     -----------------------------------------
     Financial Services Industry Consultants
     1700 North Moore Street, Suite 2210
     Arlington, Virginia  22209
     (703) 528-1700


                                     Table 4
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 1998




                                                   Net Interest Income                   Other Income                G&A/Other Exp.
                                               ----------------------------           -------------------          ----------------
                                                                     Loss     NII                            Total
                                        Net                         Provis.  After    Loan   R.E.   Other    Other    G&A  Goodwill
                                      Income  Income Expense   NII  on IEA   Provis.  Fees   Oper.  Income  Income  Expense  Amort.
                                      ------  ------ ------- ------ ------- -------   ----  -----   ------  ------  ------- -------
Compass Bank
------------
  July 31, 1998                         1.10    7.44    3.76   3.68   0.12    3.56    0.00  -0.02    0.49     0.47    2.31    0.05




SAIF-Insured Thrifts                    0.91    7.40    4.14   3.26   0.13    3.13    0.10   0.01    0.31     0.43    2.20    0.02
All Public Companies                    0.93    7.39    4.08   3.32   0.13    3.19    0.10   0.01    0.32     0.44    2.23    0.03
State of MA                             1.17    7.27    3.78   3.48   0.06    3.42    0.05   0.00    0.28     0.33    2.19    0.02
Comparable Group Average                0.97    7.09    4.02   3.06   0.12    2.94    0.06  -0.01    0.36     0.41    1.98    0.03
  New England Companies                 0.97    7.09    4.02   3.06   0.12    2.94    0.06  -0.01    0.36     0.41    1.98    0.03


Comparable Group
----------------

New England Companies
---------------------
ABBK  Abington Bancorp of MA            0.86    7.09    4.02   3.07   0.13    2.94    0.10   0.00    0.73     0.83    2.68    0.07
BKC   American Bank of Waterbury CT     1.34    7.10    4.01   3.08   0.28    2.80    0.00  -0.02    0.53     0.51    1.65    0.04
ANDB  Andover Bancorp, Inc. of MA       1.19    7.17    4.13   3.05  -0.13    3.18    0.08  -0.03    0.27     0.33    1.71    0.00
BFD   BostonFed Bancorp of MA           0.71    7.14    3.95   3.20   0.16    3.04    0.10   0.02    0.25     0.36    2.35    0.02
FESX  First Essex Bancorp of MA         0.84    7.42    4.38   3.04   0.15    2.89    0.05  -0.03    0.21     0.22    1.84    0.06
FFES  First Fed of E. Hartford CT       0.59    6.71    4.45   2.26   0.06    2.20    0.00   0.00    0.17     0.17    1.36    0.00
FAB   FirstFed America Bancorp of MA    0.59    6.89    4.24   2.65   0.14    2.50    0.19   0.00    0.21     0.40    2.06    0.00
MECH  MECH Financial Inc of CT          1.00    7.21    3.70   3.51   0.18    3.33    0.10   0.02    0.77     0.89    2.62    0.00
MASB  MassBank Corp. of Reading MA      1.17    6.61    3.77   2.84   0.02    2.81    0.00   0.00    0.20     0.20    1.34    0.03
MDBK  Medford Bancorp, Inc. of MA       1.07    6.92    3.82   3.10   0.01    3.10    0.00   0.00    0.25     0.25    1.57    0.11
MWBX  MetroWest Bank of MA              1.26    7.69    3.81   3.89   0.35    3.54    0.00  -0.02    0.35     0.32    2.59    0.00





                                         Non-Op. Items     Yields, Costs, and Spreads
                                        --------------     -------------------------
                                                                                           MEMO:     MEMO:
                                           Net  Extrao.        Yield     Cost  Yld-Cost  Assets/  Effective
                                          Gains  Items      On Assets Of Funds Spread    FTE Emp. Tax Rate
                                        ------- -------     --------- -------- ------ ----------  --------

Compass Bank
------------
  July 31, 1998                            0.10   0.00        7.66      4.17     3.49     3,508      37.97




SAIF-Insured Thrifts                       0.07   0.00        7.51      4.75     2.76     4,316      36.77
All Public Companies                       0.07   0.00        7.49      4.67     2.82     4,288      36.81
State of MA                                0.15   0.00        7.46      4.31     3.15     4,168      36.87
Comparable Group Average                   0.14   0.00        7.28      4.44     2.84     4,432      34.69
  New England Companies                    0.14   0.00        7.28      4.44     2.84     4,432      34.69


Comparable Group
----------------

New England Companies
---------------------
ABBK  Abington Bancorp of MA               0.32   0.00        7.31      4.37     2.94     2,952      36.10
BKC   American Bank of Waterbury CT        0.32   0.00        7.29      4.44     2.85     5,233      31.28
ANDB  Andover Bancorp, Inc. of MA          0.04   0.00        7.35      4.53     2.82     4,937      35.60
BFD   BostonFed Bancorp of MA              0.22   0.00        7.31      4.35     2.96     3,848      42.81
FESX  First Essex Bancorp of MA            0.18   0.00        7.79      4.81     2.97     4,888      39.88
FFES  First Fed of E. Hartford CT         -0.07   0.00        6.82      4.80     2.02     5,215      36.38
FAB   FirstFed America Bancorp of MA       0.17   0.00        7.12      4.88     2.24     4,415      42.12
MECH  MECH Financial Inc of CT             0.01   0.00        7.37      4.00     3.37     4,045      38.07
MASB  MassBank Corp. of Reading MA         0.25   0.00        6.70      4.30     2.40     5,108      38.08
MDBK  Medford Bancorp, Inc. of MA          0.08   0.00        7.15      4.23     2.92     4,487      38.49
MWBX  MetroWest Bank of MA                 0.03   0.00        7.92      4.15     3.76     3,618       2.71





     Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 1997 by RP Financial, LC.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 12



    3.   Stock Market Conditions
         -----------------------

             Since the date of the First Update, the stock market has continued to be highly volatile with significant changes from day-to-day and even within a given trading day. Prices continue to be affected by concerns on the Asian and Russian markets in particular and all emerging markets generally. Additionally, many market participants remain concerned over the future direction of corporate earnings with all the foregoing factors fueling the market sell-off into early September. On September 4, 1998, the DJIA closed at 7640.25, a decrease of 958 points or 11.1 percent since the date of the First Update.

             Thrift issues have continued to underperform the broader stock market over the period since the First Update. On September 4, 1998, the SNL Index for all publicly-traded thrifts closed at 622.5, a decline of 16.0 percent since the date of the First Update and a reduction of nearly 29 percent since the date of the Original Appraisal. The decline in the prices of financial institutions has been broad based given the concerns about earnings, particularly with respect to larger banks which may have exposure to Asia, Latin America and eastern Europe. Additionally, the flat yield curve has given many cause for concern about the future direction of earnings for savings institutions.

             Consistent with the SNL index, the pricing measures for all publicly-traded thrifts and the Peer Group declined since the date of the First Update, and all 11 Peer Group companies were trading at lower prices as of September 4, 1998. A comparative pricing analysis of all publicly-traded thrifts, the Peer Group and recent conversions is shown in the table below, based on market prices as of August 7, 1998 and September 4, 1998.


                         Average Pricing Characteristics


                                              At August 7,         At September 4,           %
                                                 1998                     1998            Change
                                              -----------          ------------------     ------
Peer Group
----------
Price/Earnings (x)                               15.63x                 12.31x            (21.2)%
Price/Core Earnings (x)                          17.07                  13.89             (18.6)
Price/Book (%)                                  171.58%                138.42%            (19.3)
Price/Assets (%)                                 14.29                  11.52             (19.4)

Publicly-Traded Thrifts
-----------------------
Price/Earnings (x)                               18.92x                 17.02x            (10.0)%
Price/Core Earnings (x)                          19.73                  17.83              (9.6)
Price/Book (%)                                  148.35%                128.54%            (13.4)
Price/Assets (%)                                 18.85                  16.05             (14.9)

Recent Conversions(1)
---------------------
Price/Core Earnings (x)(2)                       23.58x                 20.32x            (13.8)%
Price/Book (%)                                   97.17%                 84.01             (13.5)


(1)  Ratios based on conversions completed for prior three months.
(2) Companies with P/E multiples of greater than 30x have been excluded from the average.

RP Financial, LC.
                                     Table 5
                 Pricing Characteristics and After-Market Trends
                Recent Conversions Completed (Last Three Months)



------------------------------------------------------------------------------------------------------------------------------
         Institutional Information                         Pre-Conversion Data        Offering Information  Contribution to
                                                       ---------------------------                          Charitable Found.
                                                      Financial Info. Asset Quality
------------------------------------------------------------------------------------------------------------------------------
                                       Conversion              Equity/   NPAs/  Res.   Gross  % of   Exp./          % of
Institution                      State   Date   Ticker  Assets  Assets  Assets  Cov.   Proc.  Mid.   Proc.   Form  Offering
-----------                      -----   ----   ------  ------  ------  ------  ----   -----  ----   -----   ----  --------
                                                        ($Mil)   (%)    (%)(2)  (%)   ($Mil.)  (%)    (%)            (%)
------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
CFS Bancorp, Inc.                 IN*  07/24/98  CITZ   $1,267   7.68%   0.97%   43%   $178.5  132%   1.8%   Stock   1.70%
Carnegie Financial Corp.          PA   07/13/98  Pink       17   7.05%   3.12%  233%      2.4  132%  10.9%   N.A.    N.A.
United Community Financial        OH   07/09/98  UCFC    1,049  13.73%   0.98%   59%    334.7  132%   1.3%   Stock   5.00%
PCB Holding Company               IN   07/02/98  Pink       22   9.51%   0.00%  N.M.      4.0  132%   7.9%   N.A.    N.A.
Hudson River Bancorp              NY*  07/01/98  HRBT      665  10.13%   2.66%   46%    173.4  132%   1.7%   N.A.    N.A.
First Kansas Financial Corp.      KS   06/29/98  FKAN       94   7.36%   0.05%  398%     15.5  132%   3.2%   N.A.    N.A.
Anson Bancorp, Inc.               NC   06/26/98  Pink       21  18.46%   1.25%   37%      5.9   89%   8.3%   N.A.    N.A.

                     Averages - Standard Conversions:    $ 448  10.56%   1.29%  136%   $102.0  126%   5.0%   N.A.    N.A.
                      Medians - Standard Conversions:     $ 94   9.51%   0.98%   53%   $ 15.5  132%   3.2%   N.A.    N.A.

Second-Step Conversions
-----------------------
Homestead Financial, Inc.         LA*  07/20/98  HSTD     $ 62   9.72%   0.97%   43%   $ 11.2  132%   4.1%   N.A.    N.A.
PSB Bancorp                       PA*  07/17/98  PSBI      134  11.58%   1.97%    9%     16.1  115%   3.0%   N.A.    N.A.
Thistle Group Holdings            PA   07/14/98  THTL      281  10.41%   0.27%  133%     78.6  100%   1.7%   N.A.    N.A.

                     Averages - 2nd Step Conversions:    $ 159  10.57%   1.07%   62%   $ 35.3  116%   2.9%   N.A.    N.A.
                      Medians - 2nd Step Conversions:    $ 134  10.41%   0.97%   43%   $ 16.1  115%   3.0%   N.A.    N.A.

                          Averages - All Conversions:    $ 361  10.56%   1.22%  111%   $ 82.0  123%   4.4%   N.A.    N.A.
                           Medians - All Conversions:    $ 114   9.93%   0.98%   46%   $ 15.8  132%   3.1%   N.A.    N.A.
------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
         Institutional Information                       Insider Purchases                              Pro Forma Data
                                                                                            --------------------------------------
                                                                                            Pricing Ratios(4)     Financial Charac.
------------------------------------------------------------------------------------------------------------------------------------
                                                       Benefit Plans
                                                       -------------             Initial
                                       Conversion             Recog.   Mgmt.&    Dividend         Core
Institution                      State   Date   Ticker  ESOP  Plans    Dirs.      Yield   P/TB   P/E(5)   P/A     ROA    TE/A   ROE
-----------                      -----   ----   ------  ----  -----    -----      -----   ----   ------   ---     ---    ----   ---
                                                         (%)   (%)     (%)(3)      (%)    (%)     (x)     (%)     (%)    (%)    (%)
------------------------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
CFS Bancorp, Inc.                 IN*  07/24/98  CITZ   8.0%  4.0%      3.3%      0.00%   91.9%   28.0x   16.0%   0.6%  16.3%  3.6%
Carnegie Financial Corp.          PA   07/13/98  Pink   8.0%  4.0%     12.8%      0.00%   79.2%    N.M.   12.9%   N.M.  16.3%  N.M.
United Community Financial        OH   07/09/98  UCFC   8.0%  4.0%      0.1%      0.00%   80.2%   17.4    25.9%   1.5%  32.3%  4.6%
PCB Holding Company               IN   07/02/98  Pink   0.0%  4.0%      6.7%      0.00%   71.0%   22.2    15.6%   0.7%  21.9%  3.2%
Hudson River Bancorp              NY*  07/01/98  HRBT   8.0%  4.0%      1.6%      0.00%   82.0%   21.4    21.9%   0.9%  26.7%  3.3%
First Kansas Financial Corp.      KS   06/29/98  FKAN   8.0%  4.0%      5.7%      0.00%   77.2%   16.3    14.4%   0.9%  18.7%  4.7%
Anson Bancorp, Inc.               NC   06/26/98  Pink   0.0%  4.0%      9.2%      0.00%   64.7%   19.9    22.2%   1.1%  34.3%  3.3%

                     Averages - Standard Conversions:   5.7%  4.0%      5.6%      0.00%   78.0%   20.9x   18.4%   1.0%  23.8%  3.8%
                      Medians - Standard Conversions:   8.0%  4.0%      5.7%      0.00%   79.2%   20.7x   16.0%   0.9%  21.9%  3.5%

Second-Step Conversions
-----------------------
Homestead Financial, Inc.         LA*  07/20/98  HSTD   8.0%  4.0%      2.9%      2.00%   96.1%   28.2x   20.8%   0.7%  21.7%  3.4%
PSB Bancorp                       PA*  07/17/98  PSBI   8.0%  4.0%      3.3%      0.00%  106.3%   27.1    21.1%   0.8%  19.8%  3.9%
Thistle Group Holdings            PA   07/14/98  THTL   8.0%  4.0%      5.6%      0.00%   92.7%   19.0    25.8%   1.4%  27.8%  4.9%

                     Averages - 2nd Step Conversions:   8.0%  4.0%      3.9%      0.67%   98.4%   24.8x   22.6%   1.0%  23.1%  4.1%
                      Medians - 2nd Step Conversions:   8.0%  4.0%      3.3%      0.00%   96.1%   27.1x   21.1%   0.8%  21.7%  3.9%

                          Averages - All Conversions:   6.4%  4.0%      5.1%      0.20%   84.1%   22.2x   19.7%   1.0%  23.6%  3.9%
                           Medians - All Conversions:   8.0%  4.0%      4.4%      0.00%   81.1%   21.4x   20.9%   0.9%  21.8%  3.6%
------------------------------------------------------------------------------------------------------------------------------------





--------------------------------------------------------------------------------------------------------------------
         Institutional Information                                      Post-IPO Pricing Trends
                                                                        -----------------------
                                                                              Closing Price:
--------------------------------------------------------------------------------------------------------------------
                                                                 First             After             After
                                       Conversion         IPO   Trading    %       First     %       First      %
Institution                      State   Date   Ticker   Price    Day    Change   Week(6)  Change   Month(7)  Change
-----------                      -----   ----   ------   -----    ---    ------   -------  ------   --------  ------
                                                          ($)     ($)     (%)       ($)     (%)       ($)      (%)
--------------------------------------------------------------------------------------------------------------------
Standard Conversions
--------------------
CFS Bancorp, Inc.                 IN*  07/24/98  CITZ   $10.00  $11.44   14.4%    $10.81    8.1%    $10.00     0.0%
Carnegie Financial Corp.          PA   07/13/98  Pink    10.00   11.81   18.1%     10.25    2.5%     10.94     9.4%
United Community Financial        OH   07/09/98  UCFC    10.00   15.00   50.0%     16.00   60.0%     15.75    57.5%
PCB Holding Company               IN   07/02/98  Pink    10.00   11.50   15.0%     12.12   21.2%     10.88     8.7%
Hudson River Bancorp              NY*  07/01/98  HRBT    10.00   12.56   25.6%     13.50   35.0%     13.38    33.8%
First Kansas Financial Corp.      KS   06/29/98  FKAN    10.00   12.31   23.1%     12.25   22.5%     11.63    16.3%
Anson Bancorp, Inc.               NC   06/26/98  Pink    10.00   12.00   20.0%     12.06   20.6%     12.37    23.7%

                     Averages - Standard Conversions:   $10.00  $12.37   23.7%    $12.43   24.3%    $12.13    21.3%
                      Medians - Standard Conversions:   $10.00  $12.00   20.0%    $12.12   21.2%    $11.63    16.3%

Second-Step Conversions
-----------------------
Homestead Financial, Inc.         LA*  07/20/98  HSTD   $10.00  $ 9.31   -6.9%    $ 9.25   -7.5%    $ 8.44   -15.6%
PSB Bancorp                       PA*  07/17/98  PSBI    10.00    9.19   -8.1%      9.13   -8.8%      7.81   -21.9%
Thistle Group Holdings            PA   07/14/98  THTL    10.00    9.94   -0.6%      9.81   -1.9%      9.00   -10.0%

                     Averages - 2nd Step Conversions:   $10.00  $ 9.48   -5.2%    $ 9.40   -6.1%    $ 8.42   -15.8%
                      Medians - 2nd Step Conversions:   $10.00  $ 9.31   -6.9%    $ 9.25   -7.5%    $ 8.44   -15.6%

                          Averages - All Conversions:   $10.00  $11.51   15.1%    $11.52   15.2%    $11.02    10.2%
                           Medians - All Conversions:   $10.00  $11.66   16.6%    $11.44   14.4%    $10.91   -15.6%
--------------------------------------------------------------------------------------------------------------------





Note:  * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not
           Applicable, Not Available.

(1) Non-OTS regulated thrift.
(2) As reported in summary pages of prospectus.
(3) As reported in prospectus.
(4) Does not take into account the adoption of SOP 93-6.
(5) Excludes impact of special SAIF assessment on earnings.
(6) Latest price if offering less than one week old.
(7) Latest price if offering more than one week but less than one month old.
(8) Simultaneously converted to commercial bank charter.


September 4, 1998

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                      Market Pricing Comparatives
                    Prices As of September 4, 1998




                                                       Per Share Data
                                            Market     ----------------
                                        Capitalization                             Pricing Ratios(3)
                                        ---------------  Core    Book   ---------------------------------------
                                        Price/   Market  12-Mth  Value/
Financial Institution                  Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A     P/TB  P/CORE
---------------------                   ------- ------- ------- ------- ------- ------- ------- ------- --------
                                           ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (x)
SAIF-Insured Thrifts                     16.07   135.28   0.89   13.33   17.49  126.88   16.12  131.22   18.13
All Public Companies                     16.34   153.38   0.94   13.30   17.02  128.54   16.05  133.58   17.83
Special Selection Grouping(8)             9.57   141.26   0.47   11.30   21.15   84.01   20.20   84.01   20.32
State of MA                              18.03    77.11   1.29   14.05   13.57  137.50   14.47  142.38   15.95

Comparable Group
----------------

Special Comparative Group(8)
----------------------------
CITZ  CFS Bancorp, Inc. of IN             9.13   207.50   0.40   10.88   25.36   83.92   14.61   83.92   22.83
FKAN  First Kansas Financial of KS       10.13    15.74   0.61   12.95   16.61   78.22   14.62   78.22   16.61
HSTD  Homestead Bancorp, Inc. of LA       7.44    11.00   0.36   10.40   20.67   71.54   15.49   71.54   20.67
HRBT  Hudson River Bancorp Inc of NY     10.56   183.09   0.47   12.20   25.76   86.56   23.14   86.56   22.47
PSBI  PSB Bancorp Inc. of PA              7.13    22.11   0.37    9.41   19.27   75.77   15.01   75.77   19.27
THTL  Thistle Group Holdings of PA        8.50    76.50   0.53   10.79   16.04   78.78   21.90   78.78   16.04
UCFC  United Community Fin. of OH        14.13   472.86   0.58   12.47   24.36  113.31   36.62  113.31   24.36




                                              Dividends(4)                Financial Characteristics(6)
                                        ----------------------- -------------------------------------------------------
                                        Amount/         Payout   Total  Equity/  NPAs/     Reported         Core
Financial Institution                   Share    Yield Ratio(5) Assets  Assets  Assets    ROA     ROE     ROA     ROE
---------------------                  --------- ------ ------- ------  ------- ------- ------- ------- ------- -------
                                           ($)     (%)     (%)   ($Mil)     (%)    (%)     (%)     (%)     (%)     (%)
SAIF-Insured Thrifts                       0.30   1.86   29.39   1,095   13.81    0.63    0.90    7.73    0.86    7.24
All Public Companies                       0.31   1.87   29.26   1,186   13.56    0.63    0.93    8.21    0.89    7.67
Special Selection Grouping(8)              0.11   1.54    0.00     600   23.49    0.56    0.96    4.05    0.99    4.17
State of MA                                0.36   2.12   28.63     630   11.46    0.42    1.17   12.18    1.07   10.76

Comparable Group
----------------

Special Comparative Group(8)
----------------------------
CITZ  CFS Bancorp, Inc. of IN              0.00   0.00    0.00   1,421   17.41    0.67    0.58    3.31    0.64    3.68
FKAN  First Kansas Financial of KS         0.00   0.00    0.00     108   18.69    0.05    0.88    4.71    0.88    4.71
HSTD  Homestead Bancorp, Inc. of LA        0.80  10.75      NM      71   21.66    0.27    0.75    3.46    0.75    3.46
HRBT  Hudson River Bancorp Inc of NY       0.00   0.00    0.00     815   26.74    1.66    0.90    3.36    1.03    3.85
PSBI  PSB Bancorp Inc. of PA               0.00   0.00    0.00     147   19.81      NA    0.78    3.93    0.78    3.93
THTL  Thistle Group Holdings of PA         0.00   0.00    0.00     349   27.80    0.22    1.37    4.91    1.37    4.91
UCFC  United Community Fin. of OH          0.00   0.00    0.00   1,291   32.31    0.51    1.50    4.65    1.50    4.65



(1) Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Includes Converted Last 3 Mths (no MHC);


Source: Corporate reports, offering circulars, and RP Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 15



             The "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies. Accordingly, as discussed in the Original Appraisal and First Update, RP Financial has considered the pro forma pricing and trading level of recently converted companies in this updated appraisal. Since the date of the First Update, the market for new issues has weakened in concert with the decline in the market overall. Importantly, while no new issues have come to market since the date of the First Update, the average pricing of the recently converted Peer Group (i.e., companies which have converted in the last three months) has declined by 13.5 percent since the date of the First Update. The average pro forma price/tangible book and core price/earnings ratios of the recent conversions equaled 84.01 percent and 20.32 times, respectively, as of September 4, 1998. Importantly, the Bank's conversion pricing characteristics share some similarities with the second step offerings as a result of the Exchange Shares issued to Sandwich Bancorp shareholders.

             One recent conversion involved a concurrent stock acquisition of a publicly-traded thrift, similar to Compass' transaction. Specifically, CFS Bancorp converted July 24, 1998, contemporaneously acquiring SuburbFed Bancorp, Inc., utilizing its newly-issued stock as the transaction consideration. As of September 4, 1998, CFS Bancorp was trading at $9.13 per share, or 8.7 percent below its issue price, which equates to 84.01 percent of pro forma book value and 22.83 times core earnings.

             As noted in the Original Appraisal and First Update, the pricing ratios of the better capitalized but lower earning recently converted thrifts suggest that the investment community has determined to discount their stock price on a book basis, until the earnings improve through redeployment and leveraging of the proceeds over the longer term.


Summary of Adjustments
----------------------

         Based on the foregoing, we have changed one key valuation parameter since the First Update, as described more fully below.


                                                                  Previous               Current Change in
Key Valuation Parameters                                    Valuation Adjustment        Valuation Adjustment
------------------------                                    --------------------        ---------------------
Financial Condition                                             No Adjustment               No Change
Profitability, Growth and Viability of Earnings                 Slight Downward             No Change
Asset Growth                                                    No Adjustment               No Change
Primary Market Area                                             No Adjustment               No Change
Dividends                                                       No Adjustment               No Change
Liquidity of the Shares                                         Slight Upward               No Change
Marketing of the Issue                                          Slight Downward             Moderate
                                                                                              Downward
Management                                                      No Adjustment               No Change
Effect of Government Regul. & Reg. Reform                       No Adjustment               No Change


Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 16


         No change in the previous valuation adjustments for financial condition and profitability were appropriate since Sandwich has not released new information and the data for Compass and Sandwich on a merged basis has not changed significantly in comparison to the Peer Group. Likewise, the valuation parameters of asset growth, primary market area, dividends, liquidity of the shares, management and effect of government regulation and regulatory reform were unchanged from the previous valuation.

         The general market for thrift stocks moved sharply lower since the date of the First Update, as indicated by the decline in the SNL Thrift Index, and the pricing measures for the Peer Group and for all publicly-traded thrifts. The pricing of recently converted issues has also weakened substantially. Accordingly, we believe the valuation adjustment for marketing of the issue should be changed from the slight downward adjustment as set forth in the First Update to a moderate downward adjustment.

         Overall, taking into account the foregoing factors, particularly the reduction in the pricing ratios of thrifts in general and the Peer Group specifically, as well as the fallback in the pricing ratios of new issues, we believe that a reduction in the Bank's valuation ratios are appropriate.


Valuation Approaches
--------------------

         In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Compass to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, updated information consistent with the prospectus for the effective tax rate, offering expenses, reinvestment rate, merger related costs, stock benefit plans, exchange shares issued to Sandwich Bancorp shareholders, based on a range of Seacoast trading prices, the impact of Sandwich Bancorp stock held by Compass and the pooling of interests accounting for the merger was incorporated into the valuation. The pro assumptions are summarized in Exhibits 3 and 4.

         Consistent with the Original Appraisal and First Update, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. The updated appraisal also incorporates a technical analysis of recently completed stock conversions, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

         Based on the foregoing, we have concluded that the pro forma market value range of Seacoast's stock is subject to a decrease. Therefore, as of September 4, 1998, RP Financial concluded that the pro forma offering value of Seacoast's stock is $160 million at the midpoint at this time, taking into account the potential range of exchange ratios in the subsequent acquisition of Sandwich Bancorp. Assuming a 6.4000 times exchange ratio for the Sandwich Bancorp stock, the total pro forma market value of all shares is equal to $286.9 million based on a $10.00

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 17


per share Seacoast trading price. Assuming a 4.7407 exchange ratio, the pro forma market value of all Seacoast shares is equal to $254.1 million, reflecting a Seacoast trading price of $15.00.

             1. P/B Approach. The application of the P/B valuation method requires calculating Seacoast's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to Seacoast's pro forma book value taking into account the acquisition of Sandwich Bancorp in a pooling merger. In applying the P/B approach, we focused on tangible book value. Based on the $160 million offering amount and assuming a 6.4000 times exchange ratio, Seacoast's pro forma P/TB ratio was 100.53 percent, which reflects a 2.5 percent reduction from the 103.09 percent ratio set forth in the First Update. Based on the midpoint offering amount and a 4.7407 exchange ratio, the P/TB ratio equaled
89.03 percent, which reflects a 5.2 percent reduction from the 93.87 ratio set forth in the First Update. The P/B valuation discount has narrowed as the Peer Group's average book pricing multiple fell to a greater extent than for Seacoast, which we believe is appropriate in view of the relatively greater reduction in the P/E ratio, as described below.

                  In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recently completed conversions as a proxy for anticipated aftermarket trading in Compass conversion stock. The recent conversions currently trade at an average P/TB ratio approximating 84 percent of book value. We believe the current pro forma pricing of Compass relative to recently converted companies is appropriate in view of its more leveraged equity and higher pro forma ROE and ROA which translates into a comparatively lower pro forma P/E multiple.

             2. P/E Approach. The application of the P/E valuation method requires calculating Seacoast's pro forma market value by applying a valuation P/E multiple, derived from the Peer Group's P/E multiple, times the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating and extraordinary items, plus the estimated after-tax earnings benefit from reinvestment of net conversion proceeds. Compass' reported earnings (incorporating Sandwich Bancorp) were $18.1 million for the twelve months ended June 30, 1998. In deriving core earnings, the adjustments made to reported pre-tax earnings were the gains on the sale of investments and loans, which, on a tax effected basis, indicated adjusted earnings of approximately $17.1 million. Similar types of adjustments were applied to the Peer Group in the calculation of their core earnings (Note: see Exhibit 5).

                  Based on Compass' reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, Seacoast's pro forma reported and core P/E multiples incorporating a $160 million offering amount and a 6.4000 times exchange ratio were 13.30 and 13.93 times, respectively, which reflects an approximate reduction of 13 percent from the midpoint ratios in the First Update. Incorporating a 4.7407 exchange ratio for Sandwich Bancorp, Seacoast's pro forma P/E and P/Core multiples are equal to
11.77 times and 12.33 times, respectively, which reflects a reduction of approximately 16 percent. In deriving the earnings based pricing multiples, we also considered the potential long-term benefits of the

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 18



merger with Sandwich Bancorp. RP Financial also considered the impact of SOP 93-6 in examining the P/E ratios.

             3. P/A Approach. P/A ratios are generally not as reliable an indicator of market value, as investors appear to place less weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the midpoint of the offering range and assuming a 6.4000 exchange ratio, Seacoast's value equaled 15.36 percent of pro forma assets, compared to the Peer Group average P/A ratio of 11.52 percent, which implies a 33 percent premium being applied to Seacoast's pro forma P/A ratio, which approximates the 34 percent premium in the First Update. While generally emphasized less than the P/E and P/B approaches, the P/A ratio is an indicator of franchise value and, thus, was considered in the valuation conclusion. The pro forma P/A ratio has been calculated assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.


Summary
-------

         Based on the foregoing, we have concluded that Seacoast's estimated pro forma market value should be reduced from the First Update. Accordingly, it is our opinion, as of September 4, 1998, the pro forma offering value of Seacoast's conversion is $160 million, taking into account the potential range of exchange ratios in the subsequent acquisition of Sandwich Bancorp as set forth in the Merger Agreement. Accordingly, the conversion offering range of value, based on an offering price of $10.00 per share value, is as follows:


                                                                                                Offering
                                                  Dollar Amount               Shares           Price/Share
                                                  -------------               ------           -----------
                                                                              (000)                ($)
             Minimum                              $136,000,000               13,600,000           $10.00
             Midpoint                              160,000,000               16,000,000            10.00
             Maximum                               184,000,000               18,400,000            10.00
             Supermaximum                          211,600,000               21,160,000            10.00


         The total market value of all shares issued, including both offering shares and shares issued in the merger, is dependent upon the trading price of Seacoast 10 days following completion of the conversion offering. The following table reflects the pro forma market value of all shares, both conversion and merger shares, reflecting an exchange ratio of 6.4000, reflecting a Seacoast 10 day trading price of $10.00 per share, and 4.7407, reflecting a Seacoast 10 day trading price of $15.00 per share, both representing collars in the exchange ratio set forth in the Merger Agreement, based on the conversion offering valuation range.

Board of Trustees, The 1855 Bancorp
Board of Directors, Compass Bank for Savings
September 4, 1998
Page 19



                                         6.4000 Exchange Ratio(1)            4.7407 Exchange Ratio(2)
                                         ------------------------            ------------------------
                                         Total             Total               Total             Total
                                      Market Value      Shares Issued       Market Value       Shares Issued
                                      ------------      -------------       ------------       -------------
    Minimum                           $262,862,320         26,286,232       $230,049,280          23,004,928
    Midpoint                           286,862,320         28,686,232        254,049,280          25,404,928
    Maximum                            310,862,320         31,086,232        278,049,280          27,804,928
    Supermaximum                       338,462,320         33,846,232        305,649,280          30,564,928


    (1) Reflects 12,686,232 Seacoast shares issued to Sandwich Bancorp shareholders at a 10 day trading price of $10.00 per share.

    (2) Reflects 9,404,928 Seacoast shares issued to Sandwich Bancorp shareholders at a 10 day trading price of $15.00 per share.


         The comparative pro forma valuation ratios relative to the Peer Group are shown in Table 7 incorporating a 6.4000 exchange ratio and Table 8 incorporating a 4.7407 exchange ratio, and the key valuation assumptions are detailed in Exhibit 3. The pro forma calculations for the range are detailed in
Exhibit 4.


                                                      Respectfully submitted,

                                                      RP FINANCIAL, LC.


                                                      /s/ Ronald S. Riggins
                                                      Ronald S. Riggins
                                                      President




                                                      /s/ James P. Hennessey
                                                      James P. Hennessey
                                                      Senior Vice President

     RP FINANCIAL, LC.
     ---------------------------------------
     Financial Services Industry Consultants
     1700 North Moore Street, Suite 2210
     Arlington, Virginia  22209
     (703) 528-1700
                              Public Market Pricing
                        Compass Bank and the Comparables
                             As of September 4, 1998



                                            Market      Per Share Data
                                        Capitalization  ---------------              Pricing Ratios(3)      Dividends (4)
                                        ---------------  Core    Book    ---------------------------------- -------------
                                        Price/   Market  12-Mth  Value/                                          Amount/
                                       Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A    P/TB   P/CORE   Share
                                       --------  ------  ------  ------    ---     ---    ---    ----   ------   -------
                                           ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (X)      ($)

Compass Bank
------------
 Superrange                              10.00   338.46   0.68    9.90   14.74  100.96   17.68  101.84   15.39     0.00
 Range Maximum                           10.00   310.86   0.71    9.98   13.99  100.25   16.45  101.19   14.63     0.00
 Range Midpoint                          10.00   286.86   0.75   10.05   13.30   99.52   15.35  100.53   13.93     0.00
 Range Minimum                           10.00   262.86   0.80   10.13   12.56   98.68   14.24   99.76   13.18     0.00


BIF-Insured Thrifts(7)
----------------------
 Averages                                17.77   245.32   1.20   13.16   14.71  137.15   15.51  145.73   16.45     0.36
 Medians                                   ---     ---     ---     ---   13.06  130.18   14.09  133.31   15.33      ---


All Non-MHC State of MA(7)
--------------------------
 Averages                                18.41    73.34   1.33   14.30   13.06  138.60   13.20  143.73   15.57     0.37
 Medians                                   ---     ---     ---     ---   11.82  130.58   12.80  131.58   13.79      ---


Comparable Group Averages
-------------------------
 Averages                                21.87   113.04   1.66   16.49   12.31  138.42   11.52  145.94   13.89     0.41
 Medians                                   ---     ---     ---     ---   11.81  139.32   12.80  156.16   13.52      ---


State of MA
-----------

ABBK  Abington Bancorp of MA             15.13    53.44   0.97    9.85   11.82  153.60    9.78  168.49   15.60     0.20
ANDB  Andover Bancorp, Inc. of MA        27.50   178.23   2.37   17.61   11.32  156.16   12.80  156.16   11.60     0.72
BYS   Bay State Bancorp of MA            19.75    50.07   1.05   23.66   18.81   83.47   17.29   83.47   18.81     0.00
BFD   BostonFed Bancorp of MA            16.75    90.33   1.06   15.31   12.69  109.41    8.54  113.41   15.80     0.40
CEBK  Central Co-Op. Bank of MA          19.50    38.32   1.20   18.72   12.58  104.17   10.19  114.71   16.25     0.32
FCB   Falmouth Bancorp, Inc. of MA       16.75    24.37   0.57   16.24   22.33  103.14   22.05  103.14   29.39     0.24
FESX  First Essex Bancorp of MA          16.00   120.99   1.19   12.41   11.51  128.93    9.20  177.78   13.45     0.56
FAB   FirstFed America Bancorp of MA     14.31   118.37   0.67   14.10   17.24  101.49    9.00  101.49   21.36     0.20
HIFS  Hingham Inst. for Sav. of MA       22.75    29.67   2.14   17.29   10.53  131.58   12.40  131.58   10.63     0.56
HPBC  Home Port Bancorp, Inc. of MA      19.75    36.38   1.93   12.32   11.48  160.31   13.97  160.31   10.23     0.80
IPSW  Ipswich SB of Ipswich MA           12.00    28.68   0.87    5.46   11.01  219.78   12.27  219.78   13.79     0.16
LSBX  Lawrence Savings Bank of MA        12.00    51.92   2.09    9.62    5.66  124.74   15.06  124.74    5.74     0.00
MASB  MassBank Corp. of Reading MA       39.75   142.82   2.58   30.44   13.25  130.58   15.36  132.32   15.41     0.00
MFLR  Mayflower Co-Op. Bank of MA        18.00    16.20   1.49   14.40   10.84  125.00   11.95  126.85   12.08     0.80
MDBK  Medford Bancorp, Inc. of MA        35.00   155.93   2.55   22.78   13.06  153.64   13.73  161.89   13.73     0.80
MWBX  MetroWest Bank of MA                6.38    90.93   0.54    3.39   11.81  188.20   13.81  188.20   11.81     0.20
MYST  Mystic Financial of MA             11.50    31.18   0.55   13.33   19.49   86.27   15.66   86.27   20.91     0.20
PBKB  People's Bancshares of MA          16.75    55.54   0.63    9.79   10.09  171.09    6.47  178.57   26.59     0.56
SISB  SIS Bancorp, Inc. of MA(7)         35.06   244.09   2.16   18.89   20.27  185.60   13.25  185.60   16.23     0.00
SWCB  Sandwich Bancorp of MA(7)          58.00   118.49   2.32   21.81   23.67  265.93   22.31  273.58   25.00     1.40
WRNB  Warren Bancorp of Peabody MA       10.13    80.08   0.80    5.02   12.66  201.79   21.17  201.79   12.66     0.36


Comparable Group
----------------






                                     Dividends(4)              Financial Characteristics(6)
                                     ------------- -------------------------------------------------------
                                                                              Reported          Core
                                            Payout  Total   Equity/  NPAs/  -------------     ----------
                                     Yield Ratio(5) Assets  Assets  Assets    ROA     ROE     ROA     ROE           SWCB
                                     ----- -------- ------  ------  ------  ------    ---     ---     ---   Memo   Exchange  Total
                                       (%)     (%)  ($Mil)     (%)     (%)     (%)     (%)     (%)     (%) Offering  Shares   Value
                                                                                                            ($Mil)   ($Mil)  ($Mil)
Compass Bank
------------
 Superrange                           0.00    0.00   1,915   17.51    0.72    1.20    6.85    1.15    6.56   211.60   126.86  338.46
 Range Maximum                        0.00    0.00   1,889   16.41    0.73    1.18    7.17    1.12    6.85   184.00   126.86  310.86
 Range Midpoint                       0.00    0.00   1,868   15.43    0.74    1.16    7.49    1.10    7.15   160.00   126.86  286.86
 Range Minimum                        0.00    0.00   1,846   14.43    0.75    1.13    7.86    1.08    7.49   136.00   126.86  262.86


BIF-Insured Thrifts(7)
----------------------
 Averages                             1.94   28.54   1,662   12.17    0.63    1.07   10.59    1.04    9.82
 Medians                               ---     ---     ---     ---     ---     ---     ---     ---     ---


All Non-MHC State of MA(7)
--------------------------
 Averages                             2.14   29.10     620   10.32    0.41    1.13   12.36    1.02   10.86
 Medians                               ---     ---     ---     ---     ---     ---     ---     ---     ---


Comparable Group Averages
-------------------------
 Averages                             2.11   28.72     997    8.35    0.49    1.01   12.00    0.92   10.94
 Medians                               ---     ---     ---     ---     ---     ---     ---     ---     ---


State of MA
-----------

ABBK  Abington Bancorp of MA          1.32   20.62     546    6.37    0.14    0.86   12.84    0.65    9.73
ANDB  Andover Bancorp, Inc. of MA     2.62   30.38   1,392    8.20    0.38    1.19   14.69    1.16   14.33
BYS   Bay State Bancorp of MA         0.00    0.00     290   20.71    0.71    0.92    4.44    0.92    4.44
BFD   BostonFed Bancorp of MA         2.39   37.74   1,058    7.80    0.17    0.71    8.62    0.57    6.92
CEBK  Central Co-Op. Bank of MA       1.64   26.67     376    9.78    0.40    0.86    8.65    0.67    6.70
FCB   Falmouth Bancorp, Inc. of MA    1.43   42.11     111   21.38     NA     1.08    4.71    0.82    3.58
FESX  First Essex Bancorp of MA       3.50   47.06   1,315    7.14    0.45    0.84   11.61    0.72    9.94
FAB   FirstFed America Bancorp of MA  1.40   29.85   1,316    8.86    0.29    0.59    5.50    0.48    4.44
HIFS  Hingham Inst. for Sav. of MA    2.46   26.17     239    9.43    0.17    1.25   13.14    1.24   13.02
HPBC  Home Port Bancorp, Inc. of MA   4.05   41.45     260    8.71    0.26    1.45   14.51    1.62   16.29
IPSW  Ipswich SB of Ipswich MA        1.33   18.39     234    5.58    0.80    1.19   21.84    0.95   17.43
LSBX  Lawrence Savings Bank of MA     0.00    0.00     345   12.07    0.24    2.58   24.91    2.54   24.56
MASB  MassBank Corp. of Reading MA    0.00    0.00     930   11.76    0.20    1.17   10.42    1.00    8.96
MFLR  Mayflower Co-Op. Bank of MA     4.44   53.69     136    9.56    0.61    1.15   12.01    1.04   10.78
MDBK  Medford Bancorp, Inc. of MA     2.29   31.37   1,135    8.94    0.18    1.07   11.87    1.02   11.30
MWBX  MetroWest Bank of MA            3.13   37.04     658    7.34    0.64    1.25   17.03    1.25   17.03
MYST  Mystic Financial of MA          1.74   36.36     199   18.16    0.08    0.83    4.45    0.77    4.14
PBKB  People's Bancshares of MA       3.34     NM      858    3.78    0.35    0.73   17.51    0.28    6.65
SISB  SIS Bancorp, Inc. of MA(7)      0.00    0.00   1,842    7.14    0.27    0.73   10.12    0.91   12.63
SWCB  Sandwich Bancorp of MA(7)       2.41   60.34     531    8.39    0.36    0.97   11.94    0.92   11.31
WRNB  Warren Bancorp of Peabody MA    3.55   45.00     378   10.49    1.27    1.71   16.06    1.71   16.06


Comparable Group
----------------



     RP FINANCIAL, LC.
     -----------------------------------------
     Financial Services Industry Consultants
     1700 North Moore Street, Suite 2210
     Arlington, Virginia  22209
     (703) 528-1700

                              Public Market Pricing
                        Compass Bank and the Comparables
                             As of September 4, 1998


                                                 Market       Per Share Data
                                             Capitalization  ---------------         Pricing Ratios(3)
                                             ---------------  Core    Book    --------------------------------------
                                             Price/   Market  12-Mth  Value/
                                            Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A    P/TB   P/CORE
                                             ------- ------- ------- ------- ------- ------- ------- ------- -------
                                                ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (X)
     ABBK  Abington Bancorp of MA             15.13    53.44   0.97    9.85   11.82  153.60    9.78  168.49   15.60
     BKC   American Bank of Waterbury CT      20.69    96.97   1.53   12.65   11.37  163.56   14.15  168.62   13.52
     ANDB  Andover Bancorp, Inc. of MA        27.50   178.23   2.37   17.61   11.32  156.16   12.80  156.16   11.60
     BFD   BostonFed Bancorp of MA            16.75    90.33   1.06   15.31   12.69  109.41    8.54  113.41   15.80
     FESX  First Essex Bancorp of MA          16.00   120.99   1.19   12.41   11.51  128.93    9.20  177.78   13.45
     FFES  First Fed of E. Hartford CT        25.13    68.93   2.30   25.73   11.80   97.67    7.03   97.67   10.93
     FAB   FirstFed America Bancorp of MA     14.31   118.37   0.67   14.10   17.24  101.49    9.00  101.49   21.36
     MECH  MECH Financial Inc of CT           23.88   126.44   2.49   17.14    9.59  139.32   13.37  139.32    9.59
     MASB  MassBank Corp. of Reading MA       39.75   142.82   2.58   30.44   13.25  130.58   15.36  132.32   15.41
     MDBK  Medford Bancorp, Inc. of MA        35.00   155.93   2.55   22.78   13.06  153.64   13.73  161.89   13.73
     MWBX  MetroWest Bank of MA                6.38    90.93   0.54    3.39   11.81  188.20   13.81  188.20   11.81



                                               Dividends(4)                 Financial Characteristics(6)
                                             ----------------------- -------------------------------------------------------
                                                                                                Reported          Core
                                             Amount/         Payout  Total   Equity/  NPAs/  --------------- ---------------
                                             Share    Yield Ratio(5) Assets  Assets  Assets    ROA     ROE     ROA     ROE
                                             ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
                                                ($)     (%)     (%)  ($Mil)     (%)     (%)     (%)     (%)     (%)     (%)
     ABBK  Abington Bancorp of MA              0.20    1.32   20.62     546    6.37    0.14    0.86   12.84    0.65    9.73
     BKC   American Bank of Waterbury CT       0.80    3.87   52.29     686    8.65    2.10    1.34   15.26    1.12   12.82
     ANDB  Andover Bancorp, Inc. of MA         0.72    2.62   30.38   1,392    8.20    0.38    1.19   14.69    1.16   14.33
     BFD   BostonFed Bancorp of MA             0.40    2.39   37.74   1,058    7.80    0.17    0.71    8.62    0.57    6.92
     FESX  First Essex Bancorp of MA           0.56    3.50   47.06   1,315    7.14    0.45    0.84   11.61    0.72    9.94
     FFES  First Fed of E. Hartford CT         0.68    2.71   29.57     980    7.20    0.33    0.59    8.73    0.64    9.42
     FAB   FirstFed America Bancorp of MA      0.20    1.40   29.85   1,316    8.86    0.29    0.59    5.50    0.48    4.44
     MECH  MECH Financial Inc of CT            0.00    0.00    0.00     946    9.59    0.46    1.54   15.45    1.54   15.45
     MASB  MassBank Corp. of Reading MA        0.00    0.00    0.00     930   11.76    0.20    1.17   10.42    1.00    8.96
     MDBK  Medford Bancorp, Inc. of MA         0.80    2.29   31.37   1,135    8.94    0.18    1.07   11.87    1.02   11.30
     MWBX  MetroWest Bank of MA                0.20    3.13   37.04     658    7.34    0.64    1.25   17.03    1.25   17.03




     (1) Average of high/low or bid/ask price per share.

     (2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appropriate.

     (3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings.

     (4) Indicated twelve month dividend, based on last quarterly dividend declared.

     (5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.

     (6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances.

     (7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                              Public Market Pricing
                        Compass Bank and the Comparables
                             As of September 4, 1998


                                            Market       Per Share Data
                                        Capitalization   --------------            Pricing Ratios(3)          Dividends(4)
                                        ---------------  Core    Book  -------------------------------------  ------------
                                        Price/   Market  12-Mth  Value/                                         Amount/
                                       Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A    P/TB   P/CORE  Share
                                       --------  ------  ------  ------    ---     ---    ---    ----   ------  -------
                                           ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (X)     ($)

Compass Bank
------------
 Superrange                              10.00   305.65   0.75   10.97   13.31   91.17   15.96   91.97   13.90    0.00
 Range Maximum                           10.00   278.05   0.80   11.15   12.51   89.66   14.72   90.51   13.09    0.00
 Range Midpoint                          10.00   254.05   0.85   11.35   11.77   88.14   13.60   89.03   12.33    0.00
 Range Minimum                           10.00   230.05   0.91   11.58   10.99   86.36   12.46   87.31   11.53    0.00


BIF-Insured Thrifts(7)
----------------------
 Averages                                17.77   245.32   1.20   13.16   14.71  137.15   15.51  145.73   16.45    0.36
 Medians                                   ---     ---     ---     ---   13.06  130.18   14.09  133.31   15.33     ---


All Non-MHC State of MA(7)
--------------------------
 Averages                                18.41    73.34   1.33   14.30   13.06  138.60   13.20  143.73   15.57    0.37
 Medians                                   ---     ---     ---     ---   11.82  130.58   12.80  131.58   13.79     ---


Comparable Group Averages
-------------------------
 Averages                                21.87   113.04   1.66   16.49   12.31  138.42   11.52  145.94   13.89    0.41
 Medians                                   ---     ---     ---     ---   11.81  139.32   12.80  156.16   13.52     ---


State of MA
-----------

ABBK  Abington Bancorp of MA             15.13    53.44   0.97    9.85   11.82  153.60    9.78  168.49   15.60    0.20
ANDB  Andover Bancorp, Inc. of MA        27.50   178.23   2.37   17.61   11.32  156.16   12.80  156.16   11.60    0.72
BYS   Bay State Bancorp of MA            19.75    50.07   1.05   23.66   18.81   83.47   17.29   83.47   18.81    0.00
BFD   BostonFed Bancorp of MA            16.75    90.33   1.06   15.31   12.69  109.41    8.54  113.41   15.80    0.40
CEBK  Central Co-Op. Bank of MA          19.50    38.32   1.20   18.72   12.58  104.17   10.19  114.71   16.25    0.32
FCB   Falmouth Bancorp, Inc. of MA       16.75    24.37   0.57   16.24   22.33  103.14   22.05  103.14   29.39    0.24
FESX  First Essex Bancorp of MA          16.00   120.99   1.19   12.41   11.51  128.93    9.20  177.78   13.45    0.56
FAB   FirstFed America Bancorp of MA     14.31   118.37   0.67   14.10   17.24  101.49    9.00  101.49   21.36    0.20
HIFS  Hingham Inst. for Sav. of MA       22.75    29.67   2.14   17.29   10.53  131.58   12.40  131.58   10.63    0.56
HPBC  Home Port Bancorp, Inc. of MA      19.75    36.38   1.93   12.32   11.48  160.31   13.97  160.31   10.23    0.80
IPSW  Ipswich SB of Ipswich MA           12.00    28.68   0.87    5.46   11.01  219.78   12.27  219.78   13.79    0.16
LSBX  Lawrence Savings Bank of MA        12.00    51.92   2.09    9.62    5.66  124.74   15.06  124.74    5.74    0.00
MASB  MassBank Corp. of Reading MA       39.75   142.82   2.58   30.44   13.25  130.58   15.36  132.32   15.41    0.00
MFLR  Mayflower Co-Op. Bank of MA        18.00    16.20   1.49   14.40   10.84  125.00   11.95  126.85   12.08    0.80
MDBK  Medford Bancorp, Inc. of MA        35.00   155.93   2.55   22.78   13.06  153.64   13.73  161.89   13.73    0.80
MWBX  MetroWest Bank of MA                6.38    90.93   0.54    3.39   11.81  188.20   13.81  188.20   11.81    0.20
MYST  Mystic Financial of MA             11.50    31.18   0.55   13.33   19.49   86.27   15.66   86.27   20.91    0.20
PBKB  People's Bancshares of MA          16.75    55.54   0.63    9.79   10.09  171.09    6.47  178.57   26.59    0.56
SISB  SIS Bancorp, Inc. of MA(7)         35.06   244.09   2.16   18.89   20.27  185.60   13.25  185.60   16.23    0.00
SWCB  Sandwich Bancorp of MA(7)          58.00   118.49   2.32   21.81   23.67  265.93   22.31  273.58   25.00    1.40
WRNB  Warren Bancorp of Peabody MA       10.13    80.08   0.80    5.02   12.66  201.79   21.17  201.79   12.66    0.36


Comparable Group
----------------



                                      Dividends(4)            Financial Characteristics(6)
                                     -------------- -------------------------------------------------------
                                                                                Reported          Core
                                            Payout  Total   Equity/  NPAs/  --------------- ---------------
                                     Yield Ratio(5) Assets  Assets  Assets    ROA     ROE     ROA     ROE             SWCB
                                     ----- -------- ------  ------  ------  -------  ------  ------  ------- Memo   Exchange  Total
                                       (%)     (%)  ($Mil)     (%)     (%)     (%)     (%)     (%)     (%) Offering  Shares   Value
                                                                                                            ($Mil)   ($Mil)  ($Mil)
Compass Bank
------------
 Superrange                           0.00    0.00   1,915   17.51   0.72    1.20    6.85     1.15    6.56   211.60    94.05  305.65
 Range Maximum                        0.00    0.00   1,889   16.41   0.73    1.18    7.17     1.12    6.85   184.00    94.05  278.05
 Range Midpoint                       0.00    0.00   1,868   15.43   0.74    1.16    7.49     1.10    7.15   160.00    94.05  254.05
 Range Minimum                        0.00    0.00   1,846   14.43   0.75    1.13    7.86     1.08    7.49   136.00    94.05  230.05


BIF-Insured Thrifts(7)
----------------------
 Averages                             1.94   28.54   1,662   12.17   0.63    1.07   10.59     1.04    9.82
 Medians                               ---     ---     ---     ---    ---     ---     ---      ---     ---


All Non-MHC State of MA(7)
--------------------------
 Averages                             2.14   29.10     620   10.32   0.41    1.13   12.36     1.02   10.86
 Medians                               ---     ---     ---     ---    ---     ---     ---      ---     ---


Comparable Group Averages
-------------------------
 Averages                             2.11   28.72     997    8.35   0.49    1.01   12.00     0.92   10.94
 Medians                               ---     ---     ---     ---    ---     ---     ---      ---     ---


State of MA
-----------

ABBK  Abington Bancorp of MA          1.32   20.62     546    6.37    0.14    0.86   12.84    0.65    9.73
ANDB  Andover Bancorp, Inc. of MA     2.62   30.38   1,392    8.20    0.38    1.19   14.69    1.16   14.33
BYS   Bay State Bancorp of MA         0.00    0.00     290   20.71    0.71    0.92    4.44    0.92    4.44
BFD   BostonFed Bancorp of MA         2.39   37.74   1,058    7.80    0.17    0.71    8.62    0.57    6.92
CEBK  Central Co-Op. Bank of MA       1.64   26.67     376    9.78    0.40    0.86    8.65    0.67    6.70
FCB   Falmouth Bancorp, Inc. of MA    1.43   42.11     111   21.38     NA     1.08    4.71    0.82    3.58
FESX  First Essex Bancorp of MA       3.50   47.06   1,315    7.14    0.45    0.84   11.61    0.72    9.94
FAB   FirstFed America Bancorp of MA  1.40   29.85   1,316    8.86    0.29    0.59    5.50    0.48    4.44
HIFS  Hingham Inst. for Sav. of MA    2.46   26.17     239    9.43    0.17    1.25   13.14    1.24   13.02
HPBC  Home Port Bancorp, Inc. of MA   4.05   41.45     260    8.71    0.26    1.45   14.51    1.62   16.29
IPSW  Ipswich SB of Ipswich MA        1.33   18.39     234    5.58    0.80    1.19   21.84    0.95   17.43
LSBX  Lawrence Savings Bank of MA     0.00    0.00     345   12.07    0.24    2.58   24.91    2.54   24.56
MASB  MassBank Corp. of Reading MA    0.00    0.00     930   11.76    0.20    1.17   10.42    1.00    8.96
MFLR  Mayflower Co-Op. Bank of MA     4.44   53.69     136    9.56    0.61    1.15   12.01    1.04   10.78
MDBK  Medford Bancorp, Inc. of MA     2.29   31.37   1,135    8.94    0.18    1.07   11.87    1.02   11.30
MWBX  MetroWest Bank of MA            3.13   37.04     658    7.34    0.64    1.25   17.03    1.25   17.03
MYST  Mystic Financial of MA          1.74   36.36     199   18.16    0.08    0.83    4.45    0.77    4.14
PBKB  People's Bancshares of MA       3.34     NM      858    3.78    0.35    0.73   17.51    0.28    6.65
SISB  SIS Bancorp, Inc. of MA(7)      0.00    0.00   1,842    7.14    0.27    0.73   10.12    0.91   12.63
SWCB  Sandwich Bancorp of MA(7)       2.41   60.34     531    8.39    0.36    0.97   11.94    0.92   11.31
WRNB  Warren Bancorp of Peabody MA    3.55   45.00     378   10.49    1.27    1.71   16.06    1.71   16.06


Comparable Group
----------------



RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700
                              Public Market Pricing
                        Compass Bank and the Comparables
                             As of September 4, 1998


                                          Market       Per Share Data
                                      Capitalization  ---------------             Pricing Ratios(3)                 Dividends(4)
                                      ---------------  Core    Book   --------------------------------------- ----------------------
                                      Price/   Market  12-Mth  Value/                                         Amount/        Payout
                                     Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A    P/TB   P/CORE  Share   Yield Ratio(5)
                                      ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------
                                         ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (X)     ($)     (%)     (%)
ABBK  Abington Bancorp of MA           15.13    53.44   0.97    9.85   11.82  153.60    9.78  168.49   15.60    0.20    1.32   20.62
BKC   American Bank of Waterbury CT    20.69    96.97   1.53   12.65   11.37  163.56   14.15  168.62   13.52    0.80    3.87   52.29
ANDB  Andover Bancorp, Inc. of MA      27.50   178.23   2.37   17.61   11.32  156.16   12.80  156.16   11.60    0.72    2.62   30.38
BFD   BostonFed Bancorp of MA          16.75    90.33   1.06   15.31   12.69  109.41    8.54  113.41   15.80    0.40    2.39   37.74
FESX  First Essex Bancorp of MA        16.00   120.99   1.19   12.41   11.51  128.93    9.20  177.78   13.45    0.56    3.50   47.06
FFES  First Fed of E. Hartford CT      25.13    68.93   2.30   25.73   11.80   97.67    7.03   97.67   10.93    0.68    2.71   29.57
FAB   FirstFed America Bancorp of MA   14.31   118.37   0.67   14.10   17.24  101.49    9.00  101.49   21.36    0.20    1.40   29.85
MECH  MECH Financial Inc of CT         23.88   126.44   2.49   17.14    9.59  139.32   13.37  139.32    9.59    0.00    0.00    0.00
MASB  MassBank Corp. of Reading MA     39.75   142.82   2.58   30.44   13.25  130.58   15.36  132.32   15.41    0.00    0.00    0.00
MDBK  Medford Bancorp, Inc. of MA      35.00   155.93   2.55   22.78   13.06  153.64   13.73  161.89   13.73    0.80    2.29   31.37
MWBX  MetroWest Bank of MA              6.38    90.93   0.54    3.39   11.81  188.20   13.81  188.20   11.81    0.20    3.13   37.04


                                                 Financial Characteristics(6)
                                      -------------------------------------------------------
                                                                 Reported          Core
                                      Total   Equity/  NPAs/  --------------- ---------------
                                      Assets  Assets  Assets    ROA     ROE     ROA     ROE
                                      ------- ------- ------- ------- ------- ------- -------
                                      ($Mil)     (%)     (%)     (%)     (%)     (%)     (%)
ABBK  Abington Bancorp of MA             546    6.37    0.14    0.86   12.84    0.65    9.73
BKC   American Bank of Waterbury CT      686    8.65    2.10    1.34   15.26    1.12   12.82
ANDB  Andover Bancorp, Inc. of MA      1,392    8.20    0.38    1.19   14.69    1.16   14.33
BFD   BostonFed Bancorp of MA          1,058    7.80    0.17    0.71    8.62    0.57    6.92
FESX  First Essex Bancorp of MA        1,315    7.14    0.45    0.84   11.61    0.72    9.94
FFES  First Fed of E. Hartford CT        980    7.20    0.33    0.59    8.73    0.64    9.42
FAB   FirstFed America Bancorp of MA   1,316    8.86    0.29    0.59    5.50    0.48    4.44
MECH  MECH Financial Inc of CT           946    9.59    0.46    1.54   15.45    1.54   15.45
MASB  MassBank Corp. of Reading MA       930   11.76    0.20    1.17   10.42    1.00    8.96
MDBK  Medford Bancorp, Inc. of MA      1,135    8.94    0.18    1.07   11.87    1.02   11.30
MWBX  MetroWest Bank of MA               658    7.34    0.64    1.25   17.03    1.25   17.03




(1) Average of high/low or bid/ask price per share.

(2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appropriate.

(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings.

(4) Indicated twelve month dividend, based on last quarterly dividend declared.

(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances.

(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                    EXHIBITS

                                LIST OF EXHIBITS


Exhibit
Number                     Description
------                     -----------

    1              Stock Prices:  As of September 4, 1998


    2              Peer Group Core Earnings Analysis


    3              Pro Forma Analysis Sheet


    4              Pro Forma Effect of Conversion Proceeds


    5              Firm Qualifications Statement

                                    EXHIBIT 1

                                  Stock Prices
                             As of September 4, 1998

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700                     Exhibit 1-A
                      Weekly Thrift Market Line - Part One
                         Prices As Of September 4, 1998




                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

Market Averages. SAIF-Insured Thrifts(no MHC)
---------------------------------------------
SAIF-Insured Thrifts(284)                     16.19   7,501   140.9        23.31   14.79   16.73   -3.32   -0.94   -16.78
NYSE Traded Companies(8)                      26.96  39,352 1,248.9        44.71   26.31   27.97   -4.99  -22.40   -30.57
AMEX Traded Companies(22)                     13.95   3,354    43.4        20.91   13.41   14.82   -5.34   -9.51   -19.86
NASDAQ Listed OTC Companies(254)              16.11   7,053   121.0        22.98   14.62   16.61   -3.09    0.41   -16.14
California Companies(18)                      19.65  14,594   456.3        30.67   18.54   20.60   -6.13  -15.17   -24.71
Florida Companies(6)                          15.38  25,809   322.6        24.64   14.52   15.82   -2.15  -14.52   -29.73
Mid-Atlantic Companies(56)                    16.12  10,969   163.7        23.74   14.61   16.55   -2.23   -2.02   -18.61
Mid-West Companies(131)                       16.04   5,391   101.2        22.45   14.54   16.62   -3.48    1.39   -15.63
New England Companies(7)                      16.08   8,374   171.7        25.13   15.07   16.89   -5.67  -11.35   -23.46
North-West Companies(11)                      15.84  11,557   220.4        22.76   14.83   16.15   -1.90   -2.73   -10.97
South-East Companies(44)                      16.11   4,475    88.4        23.02   14.61   16.51   -2.84    2.85   -12.32
South-West Companies(6)                       13.08   2,788    40.7        19.23   12.17   14.08   -7.17   -0.23   -23.87
Western Companies (Excl CA)(5)                15.75   2,142    37.0        22.10   15.33   16.10   -2.23   -1.63   -21.26
Thrift Strategy(239)                          15.87   5,138    86.3        22.56   14.54   16.38   -3.11   -0.37   -15.89
Mortgage Banker Strategy(27)                  19.01  21,472   499.8        29.03   17.01   19.80   -4.30   -0.70   -22.87
Real Estate Strategy(8)                       16.36   8,482   109.2        24.59   14.66   17.63   -9.37   -3.03   -13.61
Diversified Strategy(7)                       18.97  46,406   974.4        29.52   17.22   18.76   -0.01  -16.70   -26.55
Retail Banking Strategy(3)                    14.25   4,499    71.5        23.42   13.40   14.92   -4.15   -7.30   -27.37
Companies Issuing Dividends(220)              16.74   7,389   151.6        23.96   15.24   17.29   -3.26   -0.73   -16.96
Companies Without Dividends(64)               14.27   7,889   103.8        21.05   13.25   14.77   -3.50   -1.66   -16.16
Equity/Assets (less than)6%(18)               16.01  20,754   339.7        26.06   14.47   17.04   -6.64  -10.82   -26.26
Equity/Assets 6-12%(125)                      17.43   7,956   184.3        25.28   15.51   18.06   -3.95    2.78   -18.56
Equity/Assets (greater than)12%(141)          15.14   5,376    77.4        21.26   14.22   15.55   -2.34   -2.83   -14.01
Converted Last 3 Mths (no MHC)(6)              9.98  14,346   161.1        12.49    8.82    9.88    1.16   -0.18     8.98
Actively Traded Companies(30)                 21.93  27,211   659.2        32.90   20.19   22.65   -2.98   -5.50   -24.07
Market Value Below $20 Million(60)            13.05   1,118    13.9        18.28   12.00   13.36   -3.02   -3.60   -17.62
Holding Company Structure(256)                16.51   7,377   143.4        23.75   15.11   17.05   -3.25   -1.06   -16.58
Assets Over $1 Billion(61)                    19.17  24,567   501.6        29.29   17.62   19.65   -2.28   -5.71   -21.38
Assets $500 Million-$1 Billion(36)            17.88   5,695    93.3        25.27   16.20   18.49   -3.48    0.48   -16.99
Assets $250-$500 Million(67)                  16.36   3,638    54.5        23.45   14.77   17.13   -4.38    2.25   -14.99
Assets less than $250 Million(120)            14.16   1,705    23.5        19.76   13.02   14.59   -3.23   -0.66   -15.38
Goodwill Companies(116)                       17.08  13,566   240.8        25.16   15.47   17.58   -2.90   -0.76   -19.16
Non-Goodwill Companies(166)                   15.67   3,368    74.2        22.17   14.42   16.24   -3.60   -1.28   -15.47
Acquirors of FSLIC Cases(8)                   29.45  30,789 1,217.5        43.56   28.63   30.30   -2.67  -10.21   -20.90


                                                      Current Per Share Financials
                                                  ----------------------------------------
                                                                           Tangible
                                                  Trailing  12 Mo.   Book    Book
                                                   12 Mo.   Core    Value/  Value/  Assets/
                                                   EPS(3)   EPS(3)  Share  Share(4) Share
                                                  -------- ------- ------- ------- -------
                                                      ($)     ($)     ($)     ($)     ($)
SAIF-Insured Thrifts(284)                           0.98    0.92   13.60   13.15   122.89
NYSE Traded Companies(8)                            2.10    1.80   18.89   18.45   247.00
AMEX Traded Companies(22)                           0.79    0.76   13.95   13.67   112.83
NASDAQ Listed OTC Companies(254)                    0.96    0.91   13.43   12.97   120.59
California Companies(18)                            1.51    1.40   16.88   16.14   229.01
Florida Companies(6)                                0.78    0.48   11.72   10.98   143.03
Mid-Atlantic Companies(56)                          1.02    0.97   13.21   12.47   140.23
Mid-West Companies(131)                             0.91    0.87   13.62   13.34   109.37
New England Companies(7)                            1.20    1.11   13.67   13.06   186.14
North-West Companies(11)                            0.95    0.87   12.79   11.72    98.82
South-East Companies(44)                            0.91    0.85   13.10   12.90    95.16
South-West Companies(6)                             1.15    1.13   12.64   12.24   153.68
Western Companies (Excl CA)(5)                      0.84    0.84   15.73   14.88   102.66
Thrift Strategy(239)                                0.94    0.90   13.76   13.40   114.45
Mortgage Banker Strategy(27)                        1.22    1.17   13.33   11.94   185.20
Real Estate Strategy(8)                             1.32    1.23   11.90   11.51   165.09
Diversified Strategy(7)                             0.99    0.68   10.32   10.07   125.94
Retail Banking Strategy(3)                          0.87    0.25   14.03   13.50   206.61
Companies Issuing Dividends(220)                    1.03    0.95   13.69   13.23   121.34
Companies Without Dividends(64)                     0.78    0.82   13.29   12.88   128.25
Equity/Assets (less than)6%(18)                     1.15    1.26   11.40   10.27   230.21
Equity/Assets 6-12%(125)                            1.14    1.02   13.11   12.41   154.37
Equity/Assets (greater than)12%(141)                0.81    0.79   14.31   14.18    81.74
Converted Last 3 Mths (no MHC)(6)                   0.47    0.49   11.62   11.62    50.48
Actively Traded Companies(30)                       1.52    1.60   15.37   14.36   190.23
Market Value Below $20 Million(60)                  0.75    0.65   12.86   12.75    97.62
Holding Company Structure(256)                      0.98    0.93   13.81   13.36   123.77
Assets Over $1 Billion(61)                          1.31    1.26   13.99   12.72   185.79
Assets $500 Million-$1 Billion(36)                  1.05    0.98   13.67   13.15   138.03
Assets $250-$500 Million(67)                        0.99    0.93   14.09   13.75   122.65
Assets less than $250 Million(120)                  0.78    0.72   13.14   13.06    87.98
Goodwill Companies(116)                             1.08    1.00   13.46   12.34   147.92
Non-Goodwill Companies(166)                         0.91    0.87   13.76   13.76   106.81
Acquirors of FSLIC Cases(8)                         2.71    2.36   21.10   20.32   255.34


(1) Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1996 or 1997. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6) Annualized, based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

 * All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700               Exhibit 1-A (continued)
                      Weekly Thrift Market Line - Part One
                         Prices As Of September 4, 1998




                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

Market Averages. BIF-Insured Thrifts(no MHC)
--------------------------------------------
BIF-Insured Thrifts(55)                       17.88  12,179   243.9        26.37   16.38   18.37   -1.91   -1.33   -21.42
NYSE Traded Companies(5)                      27.01  50,883 1,253.0        38.25   24.80   26.60    1.14    8.68   -14.50
AMEX Traded Companies(5)                      15.68   2,424    39.4        23.20   14.85   16.20   -3.35    0.94   -18.33
NASDAQ Listed OTC Companies(45)               17.06   8,733   148.1        25.33   15.56   17.65   -2.10   -2.79   -22.61
California Companies(1)                       15.75   7,697   121.2        24.00   15.75   17.75  -11.27  -11.91   -18.18
Mid-Atlantic Companies(20)                    19.64  21,084   461.7        28.07   17.34   19.65   -0.28    1.92   -20.83
New England Companies(29)                     17.61   7,091   118.8        26.29   16.45   18.45   -2.58    0.87   -19.40
North-West Companies(2)                       13.38   5,866    79.5        19.71   12.54   13.75   -2.61   -7.10   -26.10
South-East Companies(3)                       12.17   2,611    26.9        20.96   12.09   12.48   -3.40  -34.65   -40.73
Thrift Strategy(43)                           18.13   8,283   173.5        26.54   16.75   18.55   -1.73   -1.97   -20.85
Mortgage Banker Strategy(6)                   18.67  28,408   596.5        28.00   15.80   19.45   -2.07    5.06   -25.04
Real Estate Strategy(2)                       12.94   7,801   100.7        19.19   12.38   13.63   -2.32   -0.05   -15.05
Diversified Strategy(4)                       16.25  35,884   596.0        25.50   15.15   16.90   -3.83   -6.19   -26.12
Companies Issuing Dividends(44)               18.31  14,118   286.1        27.05   16.67   18.67   -1.37   -2.48   -22.56
Companies Without Dividends(11)               16.09   4,035    66.6        23.50   15.14   17.13   -4.20    3.50   -16.59
Equity/Assets (less than)6%(2)                14.38   2,853    42.1        24.25   13.25   14.00    2.34   -3.11   -26.82
Equity/Assets 6-12%(36)                       19.29  13,464   293.7        27.98   17.54   20.10   -3.19    1.20   -19.87
Equity/Assets (greater than)12%(17)           15.55  10,782   171.0        23.49   14.49   15.54    0.07   -6.02   -23.77
Converted Last 3 Mths (no MHC)(1)              7.13   3,101    22.1        11.27    6.50    7.13    0.00   -3.52   -36.73
Actively Traded Companies(14)                 23.05  19,948   420.6        33.43   21.62   24.26   -3.42    0.43   -20.79
Market Value Below $20 Million(5)             14.24   1,379    16.7        21.54   13.21   14.95   -3.80   -0.69   -22.42
Holding Company Structure(42)                 17.98   9,878   179.3        26.18   16.36   18.36   -1.18   -1.13   -20.15
Assets Over $1 Billion(16)                    24.45  31,468   708.2        34.99   21.69   24.80   -1.58    1.07   -18.09
Assets $500 Million-$1 Billion(11)            17.54   9,177   114.0        25.47   16.25   18.22   -0.61   -1.47   -22.78
Assets $250-$500 Million(14)                  14.81   3,672    50.2        22.32   14.11   15.54   -3.87   -2.28   -22.01
Assets less than $250 Million(14)             14.13   1,949    23.7        21.76   13.03   14.42   -1.15   -2.86   -23.50
Goodwill Companies(28)                        18.34  18,989   377.8        27.01   16.62   18.89   -2.07    2.61   -21.56
Non-Goodwill Companies(26)                    17.61   5,414   112.3        25.95   16.30   18.01   -1.46   -5.21   -20.88


                                                Current Per Share Financials
                                            ----------------------------------------
                                                                     Tangible
                                            Trailing  12 Mo.   Book    Book
                                             12 Mo.   Core    Value/  Value/  Assets/
                                             EPS(3)   EPS(3)  Share  Share(4) Share
                                            -------- ------- ------- ------- -------
                                                ($)     ($)     ($)     ($)     ($)
BIF-Insured Thrifts(55)                       1.30    1.24   13.34   12.85   129.29
NYSE Traded Companies(5)                      1.91    1.98   21.02   19.19   135.70
AMEX Traded Companies(5)                      1.23    1.02   12.91   12.51   116.78
NASDAQ Listed OTC Companies(45)               1.24    1.18   12.48   12.14   130.02
California Companies(1)                       1.79    1.79   13.85   13.81   132.69
Mid-Atlantic Companies(20)                    1.18    1.22   14.53   13.90   127.48
New England Companies(29)                     1.45    1.29   12.97   12.50   139.84
North-West Companies(2)                       1.08    1.05    9.31    9.31    90.08
South-East Companies(3)                       0.85    0.87   11.17   10.98    74.97
Thrift Strategy(43)                           1.29    1.24   14.06   13.66   128.23
Mortgage Banker Strategy(6)                   1.46    1.28   11.72   11.01   145.98
Real Estate Strategy(2)                       1.30    1.30    9.43    9.41    90.27
Diversified Strategy(4)                       1.17    1.17    9.43    7.81   136.43
Companies Issuing Dividends(44)               1.32    1.24   13.10   12.50   132.53
Companies Without Dividends(11)               1.24    1.25   14.36   14.31   115.70
Equity/Assets (less than)6%(2)                1.38    0.75    7.63    7.42   178.32
Equity/Assets 6-12%(36)                       1.45    1.34   12.81   12.11   151.87
Equity/Assets (greater than)12%(17)           1.01    1.09   15.04   14.92    79.71
Converted Last 3 Mths (no MHC)(1)             0.37    0.37    9.41    9.41    47.49
Actively Traded Companies(14)                 1.99    1.83   16.44   15.63   168.62
Market Value Below $20 Million(5)             0.97    0.96   12.06   12.01   144.51
Holding Company Structure(42)                 1.27    1.23   13.61   13.25   124.10
Assets Over $1 Billion(16)                    1.74    1.73   15.83   14.64   152.78
Assets $500 Million-$1 Billion(11)            1.41    1.17   13.14   12.88   142.11
Assets $250-$500 Million(14)                  1.10    1.07   11.91   11.68   114.75
Assets less than $250 Million(14)             0.97    0.93   12.24   12.09   110.43
Goodwill Companies(28)                        1.34    1.20   13.38   12.40   143.07
Non-Goodwill Companies(26)                    1.28    1.29   13.55   13.55   115.88


(1) Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1996 or 1997. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6) Annualized, based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700               Exhibit 1-A (continued)
                      Weekly Thrift Market Line - Part One
                         Prices As Of September 4, 1998




                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)

Market Averages. MHC Institutions
---------------------------------
SAIF-Insured Thrifts(19)                      14.22   9,807    45.1        23.38   13.46   15.05   -5.05   -9.24   -18.88
BIF-Insured Thrifts(3)                        15.90  32,239   269.9        28.09   13.92   15.31    5.31   -3.30   -20.07
NASDAQ Listed OTC Companies(22)               14.48  13,349    80.6        24.12   13.53   15.09   -3.41   -8.31   -19.07
Florida Companies(2)                          24.00   6,802    78.2        35.38   22.25   23.00    4.35  -14.68   -26.15
Mid-Atlantic Companies(12)                    12.85  11,884    48.8        22.35   11.89   13.67   -4.12  -10.79   -20.96
Mid-West Companies(5)                         17.25   2,169    17.8        25.83   16.57   17.92   -3.91   -5.22   -22.30
New England Companies(2)                      17.04  46,613   394.8        29.56   15.60   16.72    1.00   -5.27   -15.09
South-East Companies(1)                       11.25   4,497    23.8        18.06   11.25   12.50  -10.00   12.50    12.50
Thrift Strategy(20)                           14.01   9,149    45.5        22.90   13.18   14.64   -3.41   -7.72   -17.24
Mortgage Banker Strategy(1)                   13.88  33,965   117.2        27.88   12.00   15.50  -10.45   -7.22   -30.18
Diversified Strategy(1)                       23.19  64,130   640.8        41.13   21.00   22.38    3.62  -19.34   -38.97
Companies Issuing Dividends(16)               15.26  15,762    99.5        25.48   14.32   15.63   -3.01  -10.56   -22.86
Companies Without Dividends(6)                12.81   8,122    39.5        21.18   11.81   13.93   -4.28   -3.43   -10.86
Equity/Assets 6-12%(12)                       16.45  16,791   108.9        29.23   15.12   17.26   -4.77  -11.28   -28.78
Equity/Assets (greater than)12%(10)           12.31   9,525    49.1        18.44   11.76   12.68   -1.91   -5.01    -8.27
Holding Company Structure(4)                  13.99   9,744    53.2        21.21   12.68   13.67    4.24    2.18    -9.68
Assets Over $1 Billion(5)                     16.64  36,299   229.0        27.88   14.80   16.28    2.93   -9.18   -21.16
Assets $500 Million-$1 Billion(3)             10.88  29,095   148.8        17.98   10.19   11.06   -1.63    8.80     8.80
Assets $250-$500 Million(6)                   14.56   4,088    20.9        23.60   13.85   15.84   -6.44   -7.86   -16.81
Assets less than $250 Million(8)              13.39   2,645    15.9        22.76   12.82   14.18   -5.60  -10.52   -23.49
Goodwill Companies(7)                         15.94  26,781   172.5        26.86   14.56   16.08   -1.70   -9.51   -24.61
Non-Goodwill Companies(15)                    13.81   7,150    38.1        22.85   13.05   14.63   -4.21   -7.75   -16.51
MHC Institutions(22)                          14.48  13,349    80.6        24.12   13.53   15.09   -3.41   -8.31   -19.07
MHC Converted Last 3 Months(2)                10.32   5,009    21.7        12.16    9.82   10.13    2.01    3.15     3.15


                                                 Current Per Share Financials
                                             ----------------------------------------
                                                                      Tangible
                                             Trailing  12 Mo.   Book    Book
                                              12 Mo.   Core    Value/  Value/  Assets/
                                              EPS(3)   EPS(3)  Share  Share(4) Share
                                             -------- ------- ------- ------- -------
                                                 ($)     ($)     ($)     ($)     ($)
SAIF-Insured Thrifts(19)                      0.54    0.50    9.01    8.92    75.67
BIF-Insured Thrifts(3)                        0.87    0.57   10.00    8.98    85.17
NASDAQ Listed OTC Companies(22)               0.59    0.51    9.17    8.93    77.17
Florida Companies(2)                          1.15    0.92   13.28   12.90   215.87
Mid-Atlantic Companies(12)                    0.48    0.46    8.25    8.06    66.33
Mid-West Companies(5)                         0.63    0.54   10.02   10.02    79.75
New England Companies(2)                      1.04    0.65   11.35   10.43    85.04
South-East Companies(1)                       0.33    0.30    9.14    9.14    45.06
Thrift Strategy(20)                           0.53    0.49    9.13    9.01    73.87
Mortgage Banker Strategy(1)                   0.54    0.44    5.56    5.02    68.47
Diversified Strategy(1)                       1.60    0.83   13.37   11.52   141.98
Companies Issuing Dividends(16)               0.65    0.54    9.54    9.20    85.34
Companies Without Dividends(6)                0.46    0.44    8.35    8.35    59.48
Equity/Assets 6-12%(12)                       0.69    0.54    9.02    8.57    99.02
Equity/Assets (greater than)12%(10)           0.48    0.47    9.33    9.33    52.89
Holding Company Structure(4)                  0.53    0.48    8.79    8.48    70.83
Assets Over $1 Billion(5)                     0.85    0.62    9.03    8.39   104.85
Assets $500 Million-$1 Billion(3)             0.47    0.47    9.33    9.33    28.09
Assets $250-$500 Million(6)                   0.51    0.48    8.42    8.42    71.57
Assets less than $250 Million(8)              0.49    0.46    9.88    9.71    69.21
Goodwill Companies(7)                         0.77    0.57    8.74    8.00    99.24
Non-Goodwill Companies(15)                    0.51    0.48    9.36    9.36    66.98
MHC Institutions(22)                          0.59    0.51    9.17    8.93    77.17
MHC Converted Last 3 Months(2)                0.38    0.37    7.94    7.94    55.10


(1) Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1996 or 1997. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.

(6) Annualized, based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700               Exhibit 1-A (continued)
                      Weekly Thrift Market Line - Part One
                         Prices As Of September 4, 1998




                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)


NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA(8)          51.75 112,748 5,834.7        82.81   51.38   52.25   -0.96   -3.83   -22.69
BYS   Bay State Bancorp of MA*                19.75   2,535    50.1        32.63   19.25   20.38   -3.09   -1.25    -1.25
CFB   Commercial Federal Corp. of NE          23.06  42,056   969.8        38.19   22.00   22.50    2.49  -23.87   -35.15
DME   Dime Bancorp, Inc. of NY*               22.75 113,533 2,582.9        32.69   19.00   22.81   -0.26   12.68   -24.79
DSL   Downey Financial Corp. of CA            23.31  28,105   655.1        35.00   21.67   23.81   -2.10    5.28   -13.92
FED   FirstFed Fin. Corp. of CA               14.88  21,215   315.7        26.94   14.75   16.50   -9.82  -13.13   -23.22
GSB   Golden State Bancorp of CA(8)           17.75  55,485   984.9        41.81   15.88   17.25    2.90  -41.09   -52.59
GDW   Golden West Fin. Corp. of CA            77.06  57,591 4,438.0       114.25   76.13   79.06   -2.53  -10.07   -21.21
GPT   GreenPoint Fin. Corp. of NY*            28.94  83,383 2,413.1        42.63   25.19   27.06    6.95   -8.13   -20.23
JSB   JSB Financial, Inc. of NY*              46.81   9,833   460.3        59.69   45.00   46.00    1.76    0.00    -6.49
OCN   Ocwen Financial Corp. of FL             14.44  60,772   877.5        30.38   14.44   16.31  -11.47  -34.00   -43.24
SIB   Staten Island Bancorp of NY*            16.81  45,130   758.6        23.63   15.56   16.75    0.36   40.08   -19.72
WES   Westcorp Inc. of Orange CA               9.00  26,374   237.4        23.50    8.88    9.63   -6.54  -58.62   -46.68


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA          15.50   2,505    38.8        25.63   15.50   19.13  -18.98  -27.91   -33.70
ANE   Alliance Bncp of New Eng of CT*         10.94   2,493    27.3        16.08   10.25   11.00   -0.55   -7.52    -0.55
BKC   American Bank of Waterbury CT*          20.69   4,687    97.0        32.56   17.88   21.88   -5.44   10.35   -15.14
BFD   BostonFed Bancorp of MA                 16.75   5,393    90.3        24.88   16.75   18.50   -9.46  -10.67   -23.45
CNY   Carver Bancorp, Inc. of NY               9.50   2,314    22.0        17.13    9.50   11.13  -14.65  -23.63   -41.54
CBK   Citizens First Fin.Corp. of IL          14.38   2,526    36.3        22.38   14.38   16.00  -10.12  -14.15   -28.99
EFC   EFC Bancorp Inc of IL                   10.25   7,491    76.8        14.94   10.00   10.38   -1.25    2.50     2.50
EBI   Equality Bancorp, Inc. of MO            13.06   2,518    32.9        16.00   12.50   13.81   -5.43   30.60    -9.93
ESX   Essex Bancorp of Norfolk VA(8)           2.19   1,059     2.3         7.94    1.88    2.50  -12.40   12.89   -44.42
FCB   Falmouth Bancorp, Inc. of MA*           16.75   1,455    24.4        23.88   16.50   17.00   -1.47   -2.90   -18.29
FAB   FirstFed America Bancorp of MA          14.31   8,272   118.4        23.25   14.19   15.38   -6.96  -29.33   -34.60
GAF   GA Financial Corp. of PA                13.38   7,220    96.6        22.25   13.38   15.25  -12.26  -27.44   -29.13
HBS   Haywood Bancshares, Inc. of NC*         19.00   1,250    23.8        24.00   19.00   19.00    0.00    0.00   -15.56
KNK   Kankakee Bancorp, Inc. of IL            24.50   1,380    33.8        37.75   24.50   26.00   -5.77  -17.31   -35.10
KYF   Kentucky First Bancorp of KY            13.63   1,241    16.9        15.88   12.63   13.88   -1.80   10.10    -8.77
NBN   Northeast Bancorp of ME*                11.00   2,237    24.6        19.50   10.63   12.13   -9.32    4.76   -42.11
NEP   Northeast PA Fin. Corp of PA            10.63   6,427    68.3        16.00    9.88   10.19    4.32    6.30     6.30
PDB   Piedmont Bancorp, Inc. of NC             9.56   2,751    26.3        11.63    9.50   10.00   -4.40   -8.95   -12.13
SSB   Scotland Bancorp, Inc. of NC            11.06   1,914    21.2        19.25    8.13   11.00    0.55  -38.76    11.27
SZB   SouthFirst Bancshares of AL             16.63     967    16.1        22.75   15.63   16.88   -1.48    3.94   -26.90
SRN   Southern Banc Company of AL             14.00   1,230    17.2        19.13   14.00   14.00    0.00  -12.50   -21.13
SSM   Stone Street Bancorp of NC              15.75   1,843    29.0        22.50   15.75   16.75   -5.97  -26.09   -29.02
TSH   Teche Holding Company of LA             14.50   3,439    49.9        23.50   14.50   14.75   -1.69  -21.11   -36.26
FTF   Texarkana Fst. Fin. Corp of AR          23.00   1,738    40.0        30.63   23.00   24.38   -5.66   -7.56    -8.00
THR   Three Rivers Fin. Corp. of MI           16.25     825    13.4        23.50   15.13   16.50   -1.52    1.18   -25.29
WSB   Washington SB, FSB of MD                 4.88   4,421    21.6         9.50    4.88    5.06   -3.56  -30.29   -46.14
WFI   Winton Financial Corp. of OH            11.50   4,014    46.2        20.63    7.88   12.25   -6.12   41.45    12.86


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN(8)          42.25   1,092    46.1        45.50   22.06   42.00    0.60   90.14    44.25
FBER  1st Bergen Bancorp of NJ                16.25   2,585    42.0        20.75   14.75   17.25   -5.80   -8.45   -15.05
AFED  AFSALA Bancorp, Inc. of NY(8)           13.50   1,319    17.8        20.75   12.25   15.00  -10.00  -15.63   -29.87
ALBK  ALBANK Fin. Corp. of Albany NY(8)       55.63  13,222   735.5        74.63   39.75   57.25   -2.83   39.49     8.15
AMFC  AMB Financial Corp. of IN               14.50     916    13.3        19.38   14.50   14.75   -1.69    0.00    -8.69
ASBP  ASB Financial Corp. of OH               11.50   1,655    19.0        16.75   10.88   10.88    5.70  -12.41   -13.21
ABBK  Abington Bancorp of MA*                 15.13   3,532    53.4        22.25   13.00   14.88    1.68   -1.63   -27.95


                                                Current Per Share Financials
                                            ----------------------------------------
                                                                     Tangible
                                            Trailing  12 Mo.   Book    Book
                                             12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                        EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                       -------- ------- ------- ------- -------
                                                ($)     ($)     ($)     ($)     ($)


NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA(8)          3.74    3.70   28.65   21.85   468.53
BYS   Bay State Bancorp of MA*                1.05    1.05   23.66   23.66   114.26
CFB   Commercial Federal Corp. of NE          1.46    1.76   15.29   13.55   210.50
DME   Dime Bancorp, Inc. of NY*               1.55    0.95   11.72    9.64   184.21
DSL   Downey Financial Corp. of CA            2.03    2.10   16.33   16.16   207.51
FED   FirstFed Fin. Corp. of CA               1.38    1.31   11.33   11.25   189.04
GSB   Golden State Bancorp of CA(8)           1.70    2.04   20.24   16.99   326.52
GDW   Golden West Fin. Corp. of CA            6.99    6.84   50.76   50.76   678.36
GPT   GreenPoint Fin. Corp. of NY*            1.75    1.79   15.30    8.65   154.15
JSB   JSB Financial, Inc. of NY*              4.65    5.22   38.65   38.65   159.00
OCN   Ocwen Financial Corp. of FL             0.45    0.04    7.03    6.43    57.68
SIB   Staten Island Bancorp of NY*            0.56    0.91   15.75   15.35    66.89
WES   Westcorp Inc. of Orange CA              0.28   -1.26   12.60   12.57   138.92


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA          1.18    1.10   17.52   17.52   119.02
ANE   Alliance Bncp of New Eng of CT*         0.93    0.45    7.90    7.73   101.20
BKC   American Bank of Waterbury CT*          1.82    1.53   12.65   12.27   146.27
BFD   BostonFed Bancorp of MA                 1.32    1.06   15.31   14.77   196.22
CNY   Carver Bancorp, Inc. of NY              0.45    0.40   15.36   14.82   189.05
CBK   Citizens First Fin.Corp. of IL          0.78    0.44   15.52   15.52   111.27
EFC   EFC Bancorp Inc of IL                  -0.44    0.53   12.56   12.56    53.08
EBI   Equality Bancorp, Inc. of MO            0.56    0.01   10.40   10.40   108.56
ESX   Essex Bancorp of Norfolk VA(8)         -0.44   -0.44    0.04   -0.08   202.45
FCB   Falmouth Bancorp, Inc. of MA*           0.75    0.57   16.24   16.24    75.96
FAB   FirstFed America Bancorp of MA          0.83    0.67   14.10   14.10   159.06
GAF   GA Financial Corp. of PA                1.13    1.05   14.95   14.81   116.10
HBS   Haywood Bancshares, Inc. of NC*         1.76    1.76   18.06   17.49   121.60
KNK   Kankakee Bancorp, Inc. of IL            2.09    2.00   28.43   24.29   291.26
KYF   Kentucky First Bancorp of KY            0.74    0.73   11.61   11.61    66.11
NBN   Northeast Bancorp of ME*                0.89    0.81    9.72    8.83   138.86
NEP   Northeast PA Fin. Corp of PA           -0.20    0.45   13.22   13.22    74.34
PDB   Piedmont Bancorp, Inc. of NC            0.60    0.58    7.85    7.85    47.45
SSB   Scotland Bancorp, Inc. of NC            0.44    0.44    7.96    7.96    31.91
SZB   SouthFirst Bancshares of AL             0.66    0.59   16.75   16.34   168.54
SRN   Southern Banc Company of AL             0.42    0.42   14.95   14.84    85.95
SSM   Stone Street Bancorp of NC              0.82    0.82   16.64   16.64    60.91
TSH   Teche Holding Company of LA             1.12    1.10   16.60   16.60   119.93
FTF   Texarkana Fst. Fin. Corp of AR          1.82    1.77   16.23   16.23   109.07
THR   Three Rivers Fin. Corp. of MI           1.01    0.94   16.08   16.02   118.86
WSB   Washington SB, FSB of MD                0.44    0.30    5.21    5.21    61.87
WFI   Winton Financial Corp. of OH            0.80    0.66    5.80    5.68    80.84


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN(8)          1.75    1.23   21.85   21.43   238.23
FBER  1st Bergen Bancorp of NJ                0.82    0.82   13.50   13.50   116.35
AFED  AFSALA Bancorp, Inc. of NY(8)           0.91    0.93   15.26   15.26   125.80
ALBK  ALBANK Fin. Corp. of Albany NY(8)       3.38    3.37   28.70   22.72   312.42
AMFC  AMB Financial Corp. of IN               0.94    0.61   15.41   15.41   121.55
ASBP  ASB Financial Corp. of OH               0.65    0.65    8.76    8.76    70.35
ABBK  Abington Bancorp of MA*                 1.28    0.97    9.85    8.98   154.65

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700               Exhibit 1-A (continued)
                      Weekly Thrift Market Line - Part One
                         Prices As Of September 4, 1998




                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
AABC  Access Anytime Bancorp of NM             7.00   1,217     8.5        13.00    6.37    8.25  -15.15    9.89   -36.36
AFBC  Advance Fin. Bancorp of WV              14.38   1,074    15.4        20.88   13.88   14.38    0.00   -8.00   -17.26
ALBC  Albion Banc Corp. of Albion NY           8.63     752     6.5        14.17    7.75    9.75  -11.49   11.35   -35.26
ABCL  Alliance Bancorp, Inc. of IL            17.25  11,435   197.3        29.25   16.75   18.44   -6.45  -22.47   -34.91
ALLB  Alliance Bank MHC of PA (19.9)          15.25   3,273     9.9        39.00   15.25   20.00  -23.75  -38.38   -50.81
AHCI  Ambanc Holding Co., Inc. of NY*         13.00   4,105    53.4        20.00   12.88   13.75   -5.45  -16.13   -30.67
ASBI  Ameriana Bancorp of IN                  18.00   3,253    58.6        22.00   17.75   18.75   -4.00  -17.73    -9.46
ABCW  Anchor Bancorp Wisconsin of WI          22.19  17,840   395.9        23.25   13.69   22.00    0.86   62.80    21.99
ANDB  Andover Bancorp, Inc. of MA*            27.50   6,481   178.2        39.88   24.60   33.00  -16.67   10.44   -14.60
ASFC  Astoria Financial Corp. of NY           37.88  26,531 1,005.0        62.50   35.94   38.81   -2.40  -23.29   -32.05
AVND  Avondale Fin. Corp. of IL               12.25   3,060    37.5        18.88   12.25   13.00   -5.77  -16.27   -24.62
BCSB  BCSB Bankcorp MHC of MD (38.6)          10.44   6,117    24.6        12.63   10.13   10.63   -1.79    4.40     4.40
BKCT  Bancorp Connecticut of CT*              16.25   5,114    83.1        25.00   14.94   14.94    8.77    1.56   -22.62
BPLS  Bank Plus Corp. of CA                    7.25  19,387   140.6        16.13    7.25    8.75  -17.14  -34.86   -42.60
BNKU  Bank United Corp. of TX                 35.44  31,596 1,119.8        56.00   32.50   32.50    9.05  -11.40   -27.58
BWFC  Bank West Fin. Corp. of MI              11.13   2,624    29.2        17.50   11.13   11.75   -5.28   -7.25   -31.00
BANC  BankAtlantic Bancorp of FL               9.31  36,676   341.5        17.00    8.63    9.75   -4.51  -26.29   -44.42
BKUNA BankUnited Fin. Corp. of FL              9.50  17,786   169.0        18.50    8.25    9.30    2.15  -23.63   -38.35
BVCC  Bay View Capital Corp. of CA            17.00  20,276   344.7        38.00   17.00   17.75   -4.23  -34.62   -53.10
FSNJ  Bayonne Banchsares of NJ(8)             13.16   9,094   119.7        17.38   10.00   12.75    3.22    9.12    -1.64
BFSB  Bedford Bancshares, Inc. of VA          11.50   2,298    26.4        17.38   10.88   12.38   -7.11   -4.17   -32.35
BFFC  Big Foot Fin. Corp. of IL               14.00   2,513    35.2        23.94   12.75   14.75   -5.08  -17.65   -33.33
BYFC  Broadway Fin. Corp. of CA                8.25     933     7.7        12.73    8.25    9.75  -15.38  -19.04   -32.76
BRKL  Brookline Bncp MHC of MA(47.0)          10.88  29,095   148.8        17.98   10.19   11.06   -1.63    8.80     8.80
CBES  CBES Bancorp, Inc. of MO                19.00     940    17.9        26.00   17.38   19.00    0.00    7.04   -14.61
CCFH  CCF Holding Company of GA               21.00     895    18.8        24.00   15.00   19.25    9.09   35.83     4.32
CITZ  CFS Bancorp, Inc. of IN                  9.13  22,727   207.5        11.44    8.38    9.13    0.00   -8.70    -8.70
CFSB  CFSB Bancorp of Lansing MI              21.75   8,167   177.6        28.75   15.76   21.75    0.00   35.43    -8.84
CKFB  CKF Bancorp of Danville KY              16.50     843    13.9        21.25   15.00   17.38   -5.06  -13.16   -10.81
CNSB  CNS Bancorp, Inc. of MO                 15.13   1,645    24.9        21.50   14.75   15.50   -2.39   -9.67   -26.20
CSBF  CSB Financial Group Inc of IL           10.13     821     8.3        14.00   10.00   10.63   -4.70  -14.73   -24.96
CBCI  Calumet Bancorp of Chicago IL           26.50   3,145    83.3        39.00   26.00   26.75   -0.93   -7.28   -20.30
CAFI  Camco Fin. Corp. of OH                  16.00   5,481    87.7        20.67   11.83   16.63   -3.79   35.25    -5.88
CMRN  Cameron Fin. Corp. of MO                16.00   2,434    38.9        22.19   16.00   16.63   -3.79   -9.86   -21.95
CFNC  Carolina Fincorp of NC*                  8.94   1,906    17.0        18.88    8.88    9.38   -4.69  -49.29   -51.68
CASB  Cascade Financial Corp. of WA           12.75   4,266    54.4        16.00    9.60   13.25   -3.77   20.28    20.28
CATB  Catskill Fin. Corp. of NY*              12.75   4,486    57.2        19.13   12.75   13.75   -7.27  -21.54   -32.47
CAVB  Cavalry Bancorp of TN                   18.88   7,538   142.3        25.25   18.50   18.63    1.34   88.80    88.80
CNIT  Cenit Bancorp of Norfolk VA             17.75   4,997    88.7        28.58   16.42   18.25   -2.74    4.66   -33.02
CEBK  Central Co-Op. Bank of MA*              19.50   1,965    38.3        33.50   19.50   22.00  -11.36   -2.50   -31.58
CENB  Century Bancorp, Inc. of NC(8)          13.00   1,271    16.5        39.00   12.88   14.00   -7.14  -50.94   -53.98
COFI  Charter One Financial of OH             26.63 127,635 3,398.9        36.38   23.00   26.63    0.00    0.08   -15.62
CVAL  Chester Valley Bancorp of PA            26.00   2,444    63.5        35.24   20.00   29.50  -11.86   21.33    -6.68
CLAS  Classic Bancshares, Inc. of KY          14.13   1,300    18.4        21.50   12.00   15.25   -7.34   -0.84   -15.64
CBSA  Coastal Bancorp of Houston TX           16.00   7,563   121.0        26.67   15.00   18.75  -14.67  -18.66   -31.18
CFCP  Coastal Fin. Corp. of SC                19.00   6,256   118.9        20.50   14.72   19.00    0.00    8.39     3.37
CFKY  Columbia Financial of KY                12.00   2,671    32.1        17.13   11.75   12.38   -3.07   20.00    20.00
CMSB  Commonwealth Bancorp Inc of PA          15.00  15,474   232.1        24.25   13.38   14.00    7.14  -12.43   -24.55
CMSV  Commty. Svgs, MHC of FL (48.5)(8)       22.00   5,100    54.3        40.75   22.00   24.00   -8.33  -31.25   -37.82
CFTP  Community Fed. Bancorp of MS            15.00   4,398    66.0        21.00   14.50   16.00   -6.25  -17.26   -25.93
CFFC  Community Fin. Corp. of VA              12.50   2,569    32.1        16.38   10.75   12.50    0.00   14.89    -9.49
CIBI  Community Inv. Bancorp of OH            12.94   1,335    17.3        15.25    9.83   12.50    3.52   25.27    20.15
COOP  Cooperative Bancshares of NC            13.38   3,027    40.5        25.00   12.50   14.50   -7.72   -4.43   -45.39
CRZY  Crazy Woman Creek Bncorp of WY          13.25     939    12.4        20.00   12.75   13.88   -4.54   -9.43   -11.67
CRSB  Crusader Holding Corp of PA             12.75   3,833    48.9        17.86   12.75   13.50   -5.56    N.A.     N.A.


                                                 Current Per Share Financials
                                             ----------------------------------------
                                                                      Tangible
                                             Trailing  12 Mo.   Book    Book
                                              12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                         EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                       --------- ------- ------- ------- -------
                                                 ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
AABC  Access Anytime Bancorp of NM             1.23    1.12    7.62    7.62    96.07
AFBC  Advance Fin. Bancorp of WV               0.89    0.84   14.52   14.52   103.04
ALBC  Albion Banc Corp. of Albion NY           0.51    0.48    8.37    8.37    98.56
ABCL  Alliance Bancorp, Inc. of IL             1.01    1.24   15.80   15.67   180.87
ALLB  Alliance Bank MHC of PA (19.9)           0.61    0.61    9.05    9.05    84.78
AHCI  Ambanc Holding Co., Inc. of NY*          0.51    0.52   14.22   14.22   137.73
ASBI  Ameriana Bancorp of IN                   1.17    0.98   14.03   13.78   115.37
ABCW  Anchor Bancorp Wisconsin of WI           1.23    1.07    7.33    7.22   115.34
ANDB  Andover Bancorp, Inc. of MA*             2.43    2.37   17.61   17.61   214.83
ASFC  Astoria Financial Corp. of NY            2.99    2.71   33.64   24.10   436.30
AVND  Avondale Fin. Corp. of IL               -1.53   -1.10   15.07   15.07   198.25
BCSB  BCSB Bankcorp MHC of MD (38.6)           0.36    0.36    7.28    7.28    44.74
BKCT  Bancorp Connecticut of CT*               1.27    1.07    9.58    9.58    96.83
BPLS  Bank Plus Corp. of CA                    0.39    0.59    9.55    8.77   221.09
BNKU  Bank United Corp. of TX                  3.50    3.28   21.19   19.25   414.48
BWFC  Bank West Fin. Corp. of MI               0.38    0.33    8.88    8.88    69.17
BANC  BankAtlantic Bancorp of FL               0.72    0.32    6.96    5.38   102.43
BKUNA BankUnited Fin. Corp. of FL              0.36    0.21   10.29    8.60   201.51
BVCC  Bay View Capital Corp. of CA             0.72    1.22   19.43   12.60   282.11
FSNJ  Bayonne Banchsares of NJ(8)              0.51    0.51   10.55   10.55    77.01
BFSB  Bedford Bancshares, Inc. of VA           0.77    0.76    9.02    9.02    68.11
BFFC  Big Foot Fin. Corp. of IL                0.47    0.35   15.16   15.16    87.79
BYFC  Broadway Fin. Corp. of CA                0.69    0.44   13.94   13.94   137.67
BRKL  Brookline Bncp MHC of MA(47.0)           0.47    0.47    9.33    9.33    28.09
CBES  CBES Bancorp, Inc. of MO                 1.12    0.80   17.93   17.93   131.61
CCFH  CCF Holding Company of GA                0.21   -0.02   12.89   12.89   177.14
CITZ  CFS Bancorp, Inc. of IN                  0.36    0.40   10.88   10.88    62.51
CFSB  CFSB Bancorp of Lansing MI               1.42    1.27    8.08    8.08   103.80
CKFB  CKF Bancorp of Danville KY               0.98    0.98   16.06   16.06    74.45
CNSB  CNS Bancorp, Inc. of MO                  0.53    0.45   14.76   14.76    59.57
CSBF  CSB Financial Group Inc of IL            0.41    0.42   13.52   12.76    58.44
CBCI  Calumet Bancorp of Chicago IL            3.04    3.06   27.74   27.74   156.43
CAFI  Camco Fin. Corp. of OH                   1.23    0.89   10.62    9.98   107.32
CMRN  Cameron Fin. Corp. of MO                 1.01    0.99   18.02   18.02    90.71
CFNC  Carolina Fincorp of NC*                  0.56    0.63    8.07    8.07    59.76
CASB  Cascade Financial Corp. of WA            0.83    0.74    7.36    7.36   104.12
CATB  Catskill Fin. Corp. of NY*               0.86    0.85   15.21   15.21    69.01
CAVB  Cavalry Bancorp of TN                    0.68    0.50   13.37   13.37    45.08
CNIT  Cenit Bancorp of Norfolk VA              1.27    1.17   10.32    9.56   130.45
CEBK  Central Co-Op. Bank of MA*               1.55    1.20   18.72   17.00   191.38
CENB  Century Bancorp, Inc. of NC(8)           0.95    0.94   14.74   14.74    76.21
COFI  Charter One Financial of OH              1.31    1.73   11.59   10.91   155.23
CVAL  Chester Valley Bancorp of PA             1.39    1.31   13.69   13.69   162.02
CLAS  Classic Bancshares, Inc. of KY           0.78    0.98   15.70   13.46   100.86
CBSA  Coastal Bancorp of Houston TX            2.04    2.09   15.17   13.21   394.09
CFCP  Coastal Fin. Corp. of SC                 1.07    0.86    5.81    5.81    98.61
CFKY  Columbia Financial of KY                 0.22    0.22   14.03   14.03    44.54
CMSB  Commonwealth Bancorp Inc of PA           0.86    0.61   12.91   10.17   153.05
CMSV  Commty. Svgs, MHC of FL (48.5)(8)        1.01    0.93   16.29   16.29   150.10
CFTP  Community Fed. Bancorp of MS             0.66    0.57   13.33   13.33    59.86
CFFC  Community Fin. Corp. of VA               0.71    0.68   10.05   10.01    71.32
CIBI  Community Inv. Bancorp of OH             0.68    0.68    8.37    8.37    76.21
COOP  Cooperative Bancshares of NC             0.79    0.72   10.00   10.00   125.89
CRZY  Crazy Woman Creek Bncorp of WY           0.79    0.79   15.34   15.34    65.47
CRSB  Crusader Holding Corp of PA              0.97    0.89    6.06    5.74    52.71

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700               Exhibit 1-A (continued)
                      Weekly Thrift Market Line - Part One
                         Prices As Of September 4, 1998




                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
DNFC  D&N Financial Corp. of MI               17.50   9,157   160.2        29.75   15.94   18.75   -6.67   -3.74   -33.96
DCBI  Delphos Citizens Bancorp of OH          18.53   1,848    34.2        24.25   15.38   16.13   14.88   12.30   -10.70
DCOM  Dime Community Bancorp of NY*           18.00  12,177   219.2        29.31   15.31   18.00    0.00   -7.98   -24.21
ESBF  ESB Financial Corp of PA                15.75   5,665    89.2        20.00   14.21   16.25   -3.08   10.84   -10.00
EGLB  Eagle BancGroup of IL                   15.75   1,177    18.5        21.13   14.00   14.13   11.46   -7.35   -16.58
EBSI  Eagle Bancshares of Tucker GA           17.00   5,806    98.7        27.25   16.75   18.25   -6.85    3.03   -22.73
ETFS  East Texas Fin. Serv. of TX             13.25   1,539    20.4        16.25   12.67   13.25    0.00    3.92   -16.30
ESBK  Elmira Svgs Bank (The) of NY*           24.00     727    17.4        32.25   23.10   25.75   -6.80    3.90   -20.00
EMLD  Emerald Financial Corp. of OH           12.00  10,274   123.3        16.00    6.88   11.50    4.35   74.42     8.50
EFBC  Empire Federal Bancorp of MT            13.13   2,480    32.6        18.25   12.50   12.50    5.04  -16.63   -23.35
EFBI  Enterprise Fed. Bancorp of OH           27.38   2,211    60.5        35.00   19.50   28.00   -2.21   35.21   -13.08
EQSB  Equitable FSB of Wheaton MD             23.00   1,223    28.1        34.00   18.75   25.75  -10.68   22.67   -13.21
FCBF  FCB Fin. Corp. of Neenah WI             27.25   3,857   105.1        34.00   26.50   28.63   -4.82    1.87    -7.63
FFDF  FFD Financial Corp. of OH               17.00   1,445    24.6        24.00   14.75   16.00    6.25   15.25    -5.56
FFLC  FFLC Bancorp of Leesburg FL             17.50   3,742    65.5        23.50   16.50   17.00    2.94   -7.06   -19.54
FFWC  FFW Corporation of Wabash IN            15.00   1,458    21.9        21.50   14.31   17.13  -12.43    2.53   -21.05
FFYF  FFY Financial Corp. of OH               29.50   4,011   118.3        36.88   26.88   32.13   -8.19    6.77   -10.96
FMCO  FMS Financial Corp. of NJ               11.25   7,203    81.0        16.67    9.08   11.50   -2.17   33.61    -4.90
FFHH  FSF Financial Corp. of MN               14.38   2,933    42.2        21.25   13.38   15.63   -8.00  -18.99   -31.33
FOBC  Fed One Bancorp of Wheeling WV(8)       37.38   2,402    89.8        45.50   20.00   36.13    3.46   86.90    35.93
FBCI  Fidelity Bancorp of Chicago IL          21.13   2,833    59.9        26.00   19.38   20.25    4.35   -6.09   -17.56
FSBI  Fidelity Bancorp, Inc. of PA            18.50   1,974    36.5        28.00   17.00   19.50   -5.13   10.12   -20.26
FFFL  Fidelity Bcsh MHC of FL (47.9)          24.00   6,802    78.2        35.38   22.25   23.00    4.35  -14.68   -26.15
FFED  Fidelity Fed. Bancorp of IN              3.63   3,127    11.4        10.50    3.63    5.00  -27.40  -57.29   -64.79
FFOH  Fidelity Financial of OH                13.00   5,598    72.8        19.88   12.50   13.50   -3.70  -18.75   -16.13
FIBC  Financial Bancorp, Inc. of NY(8)        31.00   1,707    52.9        37.63   22.00   34.00   -8.82   41.68    28.47
FBSI  First Bancshares, Inc. of MO            12.75   2,214    28.2        17.50   11.00   13.00   -1.92    7.32   -18.43
FBBC  First Bell Bancorp of PA                16.00   6,525   104.4        21.63   15.63   16.63   -3.79   -0.81   -15.79
SKBO  First Carnegie MHC of PA(45.0)          11.00   2,300    11.4        21.00   11.00   13.25  -16.98  -34.33   -41.33
FSTC  First Citizens Corp of GA               25.50   2,795    71.3        35.50   21.33   27.25   -6.42   15.91   -25.00
FCME  First Coastal Corp. of ME*              11.75   1,361    16.0        15.75   10.25   10.50   11.90    8.00   -21.03
FDEF  First Defiance Fin.Corp. of OH          11.88   8,158    96.9        16.25   11.88   12.50   -4.96  -23.35   -25.75
FESX  First Essex Bancorp of MA*              16.00   7,562   121.0        26.13   15.13   16.69   -4.13  -10.51   -31.18
FFSX  First FSB MHC Sxld of IA(46.3)(8)       28.00   2,840    36.8        39.00   28.00   30.25   -7.44   -6.67   -11.81
FFES  First Fed of E. Hartford CT             25.13   2,743    68.9        42.25   24.75   26.00   -3.35  -28.20   -32.54
BDJI  First Fed. Bancorp. of MN               14.75     998    14.7        22.00   14.00   14.50    1.72    5.36   -32.95
FFBH  First Fed. Bancshares of AR             19.00   4,871    92.5        30.25   18.50   20.25   -6.17  -10.08   -20.00
FTFC  First Fed. Capital Corp. of WI          14.25  18,519   263.9        18.38   11.88   14.75   -3.39   16.90   -15.88
FFKY  First Fed. Fin. Corp. of KY             23.63   4,130    97.6        28.75   20.50   25.00   -5.48    8.64     3.87
FFBZ  First Federal Bancorp of OH             10.00   3,151    31.5        14.50    9.13   11.13  -10.15    8.11    -5.30
FFCH  First Fin. Holdings Inc. of SC          18.50  13,632   252.2        27.00   16.75   18.38    0.65   11.24   -30.35
FFHS  First Franklin Corp. of OH              14.50   1,783    25.9        20.83   12.50   15.13   -4.16   10.10   -30.39
FGHC  First Georgia Hold. Corp of GA          10.25   4,799    49.2        15.75    5.17   11.13   -7.91   98.26    61.93
FFSL  First Independence Corp. of KS          11.50     957    11.0        15.63   11.00   11.25    2.22  -20.69   -17.86
FISB  First Indiana Corp. of IN               19.75  12,781   252.4        30.00   18.54   22.13  -10.75   10.21   -21.66
FKAN  First Kansas Financial of KS            10.13   1,554    15.7        12.50   10.00   10.25   -1.17    1.30     1.30
FKFS  First Keystone Fin. Corp of PA          12.00   2,413    29.0        21.75   11.75   12.75   -5.88  -13.54   -32.89
FLKY  First Lancaster Bncshrs of KY           13.69     947    13.0        16.38   13.19   13.25    3.32  -12.75   -14.12
FLFC  First Liberty Fin. Corp. of GA          20.00  13,369   267.4        25.50   14.75   19.00    5.26   37.17    -6.24
CASH  First Midwest Fin., Inc. of OH          18.13   2,614    47.4        24.88   17.75   19.00   -4.58    0.72   -19.42
FMBD  First Mutual Bancorp Inc of IL(8)       16.63   3,531    58.7        25.00   15.25   17.00   -2.18    5.59   -33.48
FMSB  First Mutual SB of Bellevue WA*         12.75   4,244    54.1        20.17   11.94   14.00   -8.93   -6.73   -31.08
FNGB  First Northern Cap. Corp of WI          10.75   8,859    95.2        14.00   10.50   11.50   -6.52  -23.21   -23.21
FFPB  First Palm Beach Bancorp of FL          31.00   5,136   159.2        44.94   30.00   32.25   -3.88   -8.82   -28.12
FWWB  First Savings Bancorp of WA             20.13  11,699   235.5        25.97   19.38   19.94    0.95  -10.29   -19.48


                                                Current Per Share Financials
                                            ----------------------------------------
                                                                     Tangible
                                            Trailing  12 Mo.   Book    Book
                                             12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                        EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                       -------- ------- ------- ------- -------
                                                ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
DNFC  D&N Financial Corp. of MI               1.67    1.46   11.55   11.45   207.27
DCBI  Delphos Citizens Bancorp of OH          0.91    0.91   14.84   14.84    61.46
DCOM  Dime Community Bancorp of NY*           1.08    1.05   15.30   13.33   133.36
ESBF  ESB Financial Corp of PA                1.03    1.03   12.01   10.72   166.91
EGLB  Eagle BancGroup of IL                   0.52    0.18   17.82   17.82   147.91
EBSI  Eagle Bancshares of Tucker GA           1.49    1.45   13.36   13.36   192.94
ETFS  East Texas Fin. Serv. of TX             0.41    0.35   13.77   13.77    79.66
ESBK  Elmira Svgs Bank (The) of NY*           1.48    1.56   19.97   19.97   318.74
EMLD  Emerald Financial Corp. of OH           0.67    0.61    5.11    5.05    60.09
EFBC  Empire Federal Bancorp of MT            0.65    0.65   16.39   16.39    44.59
EFBI  Enterprise Fed. Bancorp of OH           1.03    0.88   16.47   16.06   165.37
EQSB  Equitable FSB of Wheaton MD             1.86    1.76   14.67   14.67   286.64
FCBF  FCB Fin. Corp. of Neenah WI             1.51    1.12   19.42   19.42   134.24
FFDF  FFD Financial Corp. of OH               1.09    0.49   15.43   15.43    69.28
FFLC  FFLC Bancorp of Leesburg FL             1.06    1.00   14.11   14.11   110.22
FFWC  FFW Corporation of Wabash IN            1.30    1.14   13.12   12.07   139.45
FFYF  FFY Financial Corp. of OH               1.93    1.89   21.00   21.00   162.49
FMCO  FMS Financial Corp. of NJ               0.73    0.73    5.69    5.64    93.53
FFHH  FSF Financial Corp. of MN               1.08    1.02   14.73   14.73   141.18
FOBC  Fed One Bancorp of Wheeling WV(8)       1.25    1.21   17.43   16.77   155.64
FBCI  Fidelity Bancorp of Chicago IL          0.33    1.04   18.77   18.74   177.09
FSBI  Fidelity Bancorp, Inc. of PA            1.45    1.42   14.23   14.23   200.70
FFFL  Fidelity Bcsh MHC of FL (47.9)          1.15    0.92   13.28   12.90   215.87
FFED  Fidelity Fed. Bancorp of IN            -0.25   -0.19    4.28    4.28    63.14
FFOH  Fidelity Financial of OH                0.85    0.82   11.79   10.49    95.02
FIBC  Financial Bancorp, Inc. of NY(8)        1.69    1.64   16.83   16.76   199.77
FBSI  First Bancshares, Inc. of MO            0.83    0.83   11.00   10.55    77.77
FBBC  First Bell Bancorp of PA                1.16    1.15   11.78   11.78   115.96
SKBO  First Carnegie MHC of PA(45.0)          0.36    0.43   10.63   10.63    63.30
FSTC  First Citizens Corp of GA               2.20    1.99   12.72   10.17   126.02
FCME  First Coastal Corp. of ME*              0.90    0.81   11.29   11.29   126.17
FDEF  First Defiance Fin.Corp. of OH          0.66    0.63   12.66   12.66    71.36
FESX  First Essex Bancorp of MA*              1.39    1.19   12.41    9.00   173.86
FFSX  First FSB MHC Sxld of IA(46.3)(8)       1.20    1.17   14.80   11.92   194.22
FFES  First Fed of E. Hartford CT             2.13    2.30   25.73   25.73   357.42
BDJI  First Fed. Bancorp. of MN               0.81    0.82   12.71   12.71   121.56
FFBH  First Fed. Bancshares of AR             1.14    1.13   17.46   17.46   118.69
FTFC  First Fed. Capital Corp. of WI          1.02    0.70    6.42    6.11    85.56
FFKY  First Fed. Fin. Corp. of KY             1.53    1.47   13.24   12.57    99.19
FFBZ  First Federal Bancorp of OH             0.54    0.51    5.23    5.23    65.81
FFCH  First Fin. Holdings Inc. of SC          1.16    1.11    8.92    8.92   137.49
FFHS  First Franklin Corp. of OH              1.05    0.91   12.16   12.11   133.30
FGHC  First Georgia Hold. Corp of GA          0.41    0.41    3.07    2.87    37.68
FFSL  First Independence Corp. of KS          0.88    0.88   12.35   12.35   128.91
FISB  First Indiana Corp. of IN               1.47    1.04   12.54   12.40   136.99
FKAN  First Kansas Financial of KS            0.61    0.61   12.95   12.95    69.29
FKFS  First Keystone Fin. Corp of PA          1.14    1.01   10.53   10.53   162.03
FLKY  First Lancaster Bncshrs of KY           0.51    0.51   14.91   14.91    55.97
FLFC  First Liberty Fin. Corp. of GA          0.74    0.77    7.45    6.81   101.35
CASH  First Midwest Fin., Inc. of OH          1.09    0.98   16.41   14.65   161.15
FMBD  First Mutual Bancorp Inc of IL(8)       0.39    0.30   15.72   12.23   107.49
FMSB  First Mutual SB of Bellevue WA*         1.03    1.01    7.22    7.22   106.30
FNGB  First Northern Cap. Corp of WI          0.74    0.68    8.49    8.49    77.93
FFPB  First Palm Beach Bancorp of FL          1.56    0.83   23.53   23.04   343.46
FWWB  First Savings Bancorp of WA             1.12    1.04   12.84   11.90    98.65

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700               Exhibit 1-A (continued)
                      Weekly Thrift Market Line - Part One
                         Prices As Of September 4, 1998




                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
FSFF  First SecurityFed Fin of IL             12.25   6,408    78.5        17.25   10.69   11.44    7.08   22.50   -22.22
FSLA  First Source Bancorp of NJ               8.00  31,740   253.9        13.93    7.00    7.22   10.80    7.67   -42.57
SOPN  First Svgs Bancorp of NC                21.25   3,711    78.9        26.00   20.25   22.00   -3.41    1.19   -16.67
FBNW  FirstBank Corp of Clarkston WA          15.13   1,984    30.0        23.75   15.00   15.88   -4.72  -12.95   -19.86
FFDB  FirstFed Bancorp, Inc. of AL            12.50   2,434    30.4        15.94    8.88   12.75   -1.96   40.77    15.63
FSPT  FirstSpartan Fin. Corp. of SC           32.50   4,253   138.2        47.25   32.00   33.00   -1.52   -8.45   -19.25
FLAG  Flag Financial Corp of GA               13.25   5,175    68.6        19.38    9.67   13.75   -3.64   37.02    -7.54
FLGS  Flagstar Bancorp, Inc of MI             21.00  13,670   287.1        28.38   17.75   25.50  -17.65    6.98     6.06
FFIC  Flushing Fin. Corp. of NY*              22.00   7,810   171.8        29.88   18.88   21.75    1.15   -0.59    -7.87
FBHC  Fort Bend Holding Corp. of TX(8)        16.63   1,817    30.2        28.00   16.63   18.00   -7.61   -4.32   -23.54
FTSB  Fort Thomas Fin. Corp. of KY            13.25   1,474    19.5        15.75   11.75   15.75  -15.87   12.77   -13.85
FKKY  Frankfort First Bancorp of KY           14.25   1,619    23.1        22.94   13.75   14.50   -1.72  -35.23   -19.17
FTNB  Fulton Bancorp, Inc. of MO              16.88   1,701    28.7        26.50   15.75   17.75   -4.90  -20.56   -23.72
GUPB  GFSB Bancorp, Inc of Gallup NM          14.00   1,201    16.8        17.00   12.33   13.88    0.86   12.00    -0.57
GSLA  GS Financial Corp. of LA                12.00   3,267    39.2        21.00   12.00   12.25   -2.04  -23.81   -42.86
GOSB  GSB Financial Corp. of NY*              11.75   2,248    26.4        18.94    8.31   10.50   11.90  -18.29   -34.94
GBNK  Gaston Fed Bncp MHC of NC(47.0          11.25   4,497    23.8        18.06   11.25   12.50  -10.00   12.50    12.50
GFCO  Glenway Financial Corp. of OH           19.00   2,282    43.4        24.25   12.50   20.00   -5.00   52.00     1.33
GTPS  Great American Bancorp of IL            16.75   1,588    26.6        23.00   16.25   17.13   -2.22   -5.63   -11.84
PEDE  Great Pee Dee Bancorp of SC             12.00   2,202    26.4        17.38   10.75   11.00    9.09   20.00   -25.60
GSFC  Green Street Fin. Corp. of NC           12.50   4,083    51.0        20.75   11.94   12.88   -2.95  -32.90   -31.51
GFED  Guaranty Fed Bancshares of MO           10.50   6,228    65.4        14.44    9.90   11.50   -8.70    2.04   -18.48
HCBB  HCB Bancshares of Camden AR             11.00   2,645    29.1        16.13   11.00   12.50  -12.00  -19.30   -24.14
HEMT  HF Bancorp of Hemet CA                  14.13   6,369    90.0        18.25   12.25   13.25    6.64   -4.20   -19.26
HFFC  HF Financial Corp. of SD                15.50   4,395    68.1        24.17   15.50   18.13  -14.51    0.00   -12.28
HFNC  HFNC Financial Corp. of NC(8)           10.50  17,193   180.5        16.81   10.38   11.50   -8.70  -35.90   -27.59
HMNF  HMN Financial, Inc. of MN               13.75   5,430    74.7        21.67   13.75   14.38   -4.38  -15.80   -36.55
HALL  Hallmark Capital Corp. of WI            11.75   2,934    34.5        18.00   11.00   12.00   -2.08    8.00   -30.88
HRBF  Harbor Federal Bancorp of MD            18.00   1,863    33.5        23.41   17.50   18.13   -0.72    4.23   -21.60
HARB  Harbor Florida Bancshrs of FL           10.50  30,740   322.8        13.50    9.30   10.31    1.84   12.66    -4.72
HFSA  Hardin Bancorp of Hardin MO             16.75     816    13.7        20.00   16.50   18.25   -8.22   -1.47    -8.22
HARL  Harleysville SB of PA                   29.63   1,675    49.6        35.00   25.75   29.63    0.00   15.07     7.75
HFGI  Harrington Fin. Group of IN              9.63   3,276    31.5        13.75    9.63    9.88   -2.53  -20.61   -25.92
HARS  Harris Fin. MHC of PA (24.9)            13.88  33,965   117.2        27.88   12.00   15.50  -10.45   -7.22   -30.18
HFFB  Harrodsburg 1st Fin Bcrp of KY          15.25   1,930    29.4        18.00   14.00   15.00    1.67    0.00    -8.96
HHFC  Harvest Home Fin. Corp. of OH           12.50     879    11.0        16.75   12.00   12.50    0.00    4.17   -20.63
HAVN  Haven Bancorp of Woodhaven NY           14.38   8,849   127.2        28.75   14.38   17.19  -16.35  -28.10   -36.09
HTHR  Hawthorne Fin. Corp. of CA              14.25   3,170    45.2        24.00   13.75   14.50   -1.72  -18.01   -29.21
HMLK  Hemlock Fed. Fin. Corp. of IL           14.50   1,965    28.5        19.00   14.25   15.06   -3.72   -4.16   -15.35
HBSC  Heritage Bancorp, Inc of SC             16.13   4,629    74.7        22.38   16.13   16.75   -3.70    7.53     7.53
HFWA  Heritage Financial Corp of WA           11.13   9,755   108.6        15.94    9.88   10.75    3.53   11.30    11.30
HCBC  High Country Bancorp of CO              12.00   1,323    15.9        15.50   12.00   12.00    0.00   20.00   -22.58
HBNK  Highland Bancorp of CA                  38.00   2,329    88.5        43.50   30.25   38.50   -1.30   24.59    16.03
HIFS  Hingham Inst. for Sav. of MA*           22.75   1,304    29.7        37.00   22.75   24.63   -7.63   -6.19   -20.87
HBEI  Home Bancorp of Elgin IL(8)             12.50   6,856    85.7        19.13   11.69   13.63   -8.29  -28.57   -30.09
HBFW  Home Bancorp of Fort Wayne IN           27.00   2,351    63.5        37.63   22.38   28.00   -3.57   22.01    -8.47
HCFC  Home City Fin. Corp. of OH              12.00     905    10.9        22.75   11.00   11.50    4.35  -22.58   -35.14
HOMF  Home Fed Bancorp of Seymour IN          24.50   5,139   125.9        33.75   20.00   25.00   -2.00   19.51    -5.77
HWEN  Home Financial Bancorp of IN             7.75     929     7.2         9.75    7.63    8.00   -3.13   -5.72   -16.22
HLFC  Home Loan Financial Corp of OH          13.38   2,248    30.1        16.75   13.38   14.50   -7.72   33.80    33.80
HPBC  Home Port Bancorp, Inc. of MA*          19.75   1,842    36.4        27.63   19.75   22.25  -11.24  -14.13   -14.61
HSTD  Homestead Bancorp, Inc. of LA            7.44   1,478    11.0         9.31    3.41    7.50   -0.80  -25.60    29.39
HFBC  HopFed Bancorp of KY                    16.63   4,034    67.1        21.88   16.00   16.88   -1.48   66.30    66.30
HZFS  Horizon Fin'l. Services of IA           15.50     880    13.6        16.88    9.44   15.75   -1.59   64.19    29.17
HRZB  Horizon Financial Corp. of WA*          14.00   7,488   104.8        19.25   13.13   13.50    3.70   -7.47   -21.13


                                               Current Per Share Financials
                                           ----------------------------------------
                                                                    Tangible
                                           Trailing  12 Mo.   Book    Book
                                            12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                       EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                      -------- ------- ------- ------- -------
                                               ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
FSFF  First SecurityFed Fin of IL            0.46    0.72   14.59   14.55    50.45
FSLA  First Source Bancorp of NJ             0.36    0.35    8.17    7.91    38.47
SOPN  First Svgs Bancorp of NC               1.42    1.42   18.73   18.73    81.94
FBNW  FirstBank Corp of Clarkston WA         0.97    0.55   15.32   15.32    98.00
FFDB  FirstFed Bancorp, Inc. of AL           0.68    0.68    7.24    6.67    74.56
FSPT  FirstSpartan Fin. Corp. of SC          1.77    1.72   29.57   29.57   121.66
FLAG  Flag Financial Corp of GA              0.39    0.27    4.26    4.26    47.92
FLGS  Flagstar Bancorp, Inc of MI            2.20    2.20   10.44   10.16   188.24
FFIC  Flushing Fin. Corp. of NY*             1.21    1.22   17.90   17.24   139.81
FBHC  Fort Bend Holding Corp. of TX(8)       1.14    0.75   12.52   11.84   175.21
FTSB  Fort Thomas Fin. Corp. of KY           0.80    0.80   11.05   11.05    68.76
FKKY  Frankfort First Bancorp of KY          0.98    0.98   14.02   14.02    83.07
FTNB  Fulton Bancorp, Inc. of MO             0.75    0.58   15.06   15.06    64.45
GUPB  GFSB Bancorp, Inc of Gallup NM         0.79    0.79   12.14   12.14    98.40
GSLA  GS Financial Corp. of LA               0.46    0.40   16.01   16.01    44.43
GOSB  GSB Financial Corp. of NY*             0.41    0.39   14.30   14.30    57.42
GBNK  Gaston Fed Bncp MHC of NC(47.0         0.33    0.30    9.14    9.14    45.06
GFCO  Glenway Financial Corp. of OH          1.11    1.12   12.60   12.49   131.66
GTPS  Great American Bancorp of IL           0.63    0.63   17.07   17.07    93.41
PEDE  Great Pee Dee Bancorp of SC            0.62    0.62   14.19   14.19    31.45
GSFC  Green Street Fin. Corp. of NC          0.69    0.69   14.81   14.81    42.44
GFED  Guaranty Fed Bancshares of MO          0.45    0.45   11.35   11.35    41.75
HCBB  HCB Bancshares of Camden AR            0.25    0.25   14.45   14.28    83.79
HEMT  HF Bancorp of Hemet CA                 0.02    0.10   13.15   11.25   164.21
HFFC  HF Financial Corp. of SD               1.47    1.28   12.88   12.88   129.71
HFNC  HFNC Financial Corp. of NC(8)          0.78    0.53    9.94    9.94    58.62
HMNF  HMN Financial, Inc. of MN              1.06    0.75   15.65   14.55   134.83
HALL  Hallmark Capital Corp. of WI           0.95    0.89   11.40   11.40   149.41
HRBF  Harbor Federal Bancorp of MD           0.94    0.91   15.94   15.94   126.53
HARB  Harbor Florida Bancshrs of FL          0.53    0.50    8.41    8.32    42.90
HFSA  Hardin Bancorp of Hardin MO            1.01    0.88   16.51   16.51   163.39
HARL  Harleysville SB of PA                  2.08    2.08   15.14   15.14   236.05
HFGI  Harrington Fin. Group of IN           -0.57   -0.20    6.92    6.92   147.86
HARS  Harris Fin. MHC of PA (24.9)           0.54    0.44    5.56    5.02    68.47
HFFB  Harrodsburg 1st Fin Bcrp of KY         0.77    0.77   14.92   14.92    56.38
HHFC  Harvest Home Fin. Corp. of OH          0.73    0.63   11.73   11.73   103.39
HAVN  Haven Bancorp of Woodhaven NY          1.00    1.06   13.33   12.74   255.99
HTHR  Hawthorne Fin. Corp. of CA             2.91    3.40   15.06   15.06   378.97
HMLK  Hemlock Fed. Fin. Corp. of IL          0.84    0.82   14.81   14.81    97.85
HBSC  Heritage Bancorp, Inc of SC            0.76    0.76   20.46   20.46    65.00
HFWA  Heritage Financial Corp of WA          0.37    0.19    9.53    9.53    33.09
HCBC  High Country Bancorp of CO             0.53    0.53   13.64   13.64    69.73
HBNK  Highland Bancorp of CA                 3.15    2.77   19.37   19.37   246.21
HIFS  Hingham Inst. for Sav. of MA*          2.16    2.14   17.29   17.29   183.40
HBEI  Home Bancorp of Elgin IL(8)            0.36    0.36   14.00   14.00    53.63
HBFW  Home Bancorp of Fort Wayne IN          1.26    1.23   18.27   18.27   153.25
HCFC  Home City Fin. Corp. of OH             1.05    1.04   11.96   11.96    86.23
HOMF  Home Fed Bancorp of Seymour IN         2.02    1.58   13.03   12.70   140.02
HWEN  Home Financial Bancorp of IN           0.42    0.32    8.08    8.08    45.81
HLFC  Home Loan Financial Corp of OH         0.41    0.41   14.04   14.04    36.44
HPBC  Home Port Bancorp, Inc. of MA*         1.72    1.93   12.32   12.32   141.40
HSTD  Homestead Bancorp, Inc. of LA          0.36    0.36   10.40   10.40    48.02
HFBC  HopFed Bancorp of KY                   0.72    0.72   14.46   14.46    54.00
HZFS  Horizon Fin'l. Services of IA          0.90    0.69    9.60    9.60   105.35
HRZB  Horizon Financial Corp. of WA*         1.12    1.09   11.40   11.40    73.86

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700               Exhibit 1-A (continued)
                      Weekly Thrift Market Line - Part One
                         Prices As Of September 4, 1998


                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
HRBT  Hudson River Bancorp Inc of NY          10.56  17,854   183.1        13.69    9.81   10.38    1.73    5.60     5.60
ITLA  ITLA Capital Corp of CA*                15.75   7,697   121.2        24.00   15.75   17.75  -11.27  -11.91   -18.18
ICBC  Independence Comm Bnk Cp of NY          12.81  76,044   974.1        19.13   11.00   11.88    7.83   28.10    28.10
IFSB  Independence FSB of DC                  13.00   1,281    16.7        21.63   12.00   13.00    0.00   -1.89   -23.53
INBI  Industrial Bancorp of OH                16.75   5,015    84.0        25.00   14.88   18.50   -9.46    9.84    -5.63
IWBK  Interwest Bancorp of WA                 25.38  15,668   397.7        31.33   23.00   23.00   10.35   -1.74     0.83
IPSW  Ipswich SB of Ipswich MA*               12.00   2,390    28.7        20.75   11.50   12.00    0.00   -4.00   -27.27
JXVL  Jacksonville Bancorp of TX              15.13   2,422    36.6        23.25   14.50   16.25   -6.89   -8.30   -34.92
JXSB  Jcksnville SB,MHC of IL (45.6)          15.25   1,908    13.3        25.50   14.00   15.50   -1.61    1.67   -23.75
JSBA  Jefferson Svgs Bancorp of MO            17.00  10,030   170.5        31.88   16.75   19.00  -10.53    2.22   -17.07
KSBK  KSB Bancorp of Kingfield ME*            17.25   1,259    21.7        22.50   12.50   16.00    7.81   38.00   -23.33
KFBI  Klamath First Bancorp of OR             14.00   9,917   138.8        24.25   14.00   15.50   -9.68  -30.00   -34.88
LSBI  LSB Fin. Corp. of Lafayette IN          30.50     954    29.1        32.00   20.48   31.00   -1.61   48.93    12.38
LVSB  Lakeview Financial of NJ                21.50   4,978   107.0        28.75   17.63   19.00   13.16   13.88   -15.69
LARK  Landmark Bancshares, Inc of KS          22.00   1,549    34.1        29.25   20.25   21.63    1.71  -16.98   -11.58
LARL  Laurel Capital Group of PA              16.50   2,191    36.2        23.50   15.67   19.00  -13.16    5.91   -23.86
LSBX  Lawrence Savings Bank of MA*            12.00   4,327    51.9        19.31   11.00   12.38   -3.07    3.18   -26.74
LFED  Leeds Fed Bksr MHC of MD (36.3          15.75   5,182    29.7        23.50   15.75   16.25   -3.08  -26.16   -27.59
LXMO  Lexington B&L Fin. Corp. of MO          14.00   1,009    14.1        17.88   14.00   14.00    0.00  -12.50   -21.13
LIBB  Liberty Bancorp MHC of NJ (47)          10.19   3,901    18.7        11.69    9.50    9.63    5.82    1.90     1.90
LFCO  Life Financial Corp of CA(8)             5.00   6,556    32.8        25.38    5.00    6.63  -24.59  -72.60   -60.41
LFBI  Little Falls Bancorp of NJ              14.63   2,478    36.3        22.25   14.00   14.50    0.90  -15.19   -28.63
LOGN  Logansport Fin. Corp. of IN             14.75   1,262    18.6        19.63   13.50   15.00   -1.67   -6.35   -18.06
LISB  Long Island Bancorp, Inc of NY(8)       42.88  24,183 1,037.0        67.63   37.50   43.88   -2.28    1.78   -13.60
MAFB  MAF Bancorp, Inc. of IL                 22.13  22,577   499.6        28.83   19.38   23.75   -6.82    4.53    -6.15
MBLF  MBLA Financial Corp. of MO              19.75   1,251    24.7        30.63   19.25   19.88   -0.65  -15.05   -35.25
MECH  MECH Financial Inc of CT*               23.88   5,295   126.4        31.81   21.88   25.00   -4.48    0.55    -8.37
MFBC  MFB Corp. of Mishawaka IN               18.00   1,590    28.6        30.38   18.00   22.20  -18.92  -20.88   -40.75
MSBF  MSB Financial, Inc of MI                14.25   1,338    19.1        17.73   12.05   16.88  -15.58   18.26   -17.49
MARN  Marion Capital Holdings of IN           23.00   1,704    39.2        29.50   22.25   22.75    1.10   -2.13   -15.22
MRKF  Market Fin. Corp. of OH                 11.00   1,336    14.7        20.25   10.75   10.75    2.33  -22.48   -29.62
MFSL  Maryland Fed. Bancorp of MD(8)          32.88   6,572   216.1        42.25   22.50   34.75   -5.38   49.86    -6.06
MASB  MassBank Corp. of Reading MA*           39.75   3,593   142.8        54.25   39.28   45.13  -11.92    2.90   -16.54
MFLR  Mayflower Co-Op. Bank of MA*            18.00     900    16.2        27.50   18.00   19.50   -7.69   -3.38   -32.71
MDBK  Medford Bancorp, Inc. of MA*            35.00   4,455   155.9        44.25   32.00   36.75   -4.76    6.45   -10.83
MWBX  MetroWest Bank of MA*                    6.38  14,252    90.9         9.50    6.25    6.38    0.00   -4.63   -29.11
METF  Metropolitan Fin. Corp. of OH           11.75   7,051    82.8        18.88    9.00   12.50   -6.00   29.69   -24.19
MIFC  Mid Iowa Financial Corp. of IA(8)       13.00   1,735    22.6        14.00    9.25   13.00    0.00   44.44    13.04
MCBN  Mid-Coast Bancorp of ME                  7.50     713     5.3        14.00    7.50    9.00  -16.67  -11.76   -25.00
MWBI  Midwest Bancshares, Inc. of IA          11.00   1,051    11.6        19.50   11.00   12.25  -10.20   -8.33   -39.73
MFFC  Milton Fed. Fin. Corp. of OH            12.75   2,237    28.5        17.00   12.31   12.50    2.00   -7.27   -17.10
MBSP  Mitchell Bancorp, Inc. of NC(8)         16.00     931    14.9        18.50   16.00   17.00   -5.88   -6.60    -5.88
MBBC  Monterey Bay Bancorp of CA              16.00   3,923    62.8        21.40   13.30   16.00    0.00   20.30     2.56
MONT  Montgomery Fin. Corp. of IN             10.38   1,653    17.2        13.63    9.75   10.19    1.86  -13.50   -19.41
MSBK  Mutual SB, FSB of Bay City MI            6.75   4,290    29.0        14.63    6.75    7.75  -12.90  -43.18   -48.08
MYST  Mystic Financial of MA*                 11.50   2,711    31.2        18.56   11.00   11.75   -2.13   15.00    15.00
NHTB  NH Thrift Bancshares of NH              14.00   2,095    29.3        22.75   14.00   14.75   -5.08  -29.11   -31.71
NSLB  NS&L Bancorp, Inc of Neosho MO          16.00     686    11.0        19.50   16.00   16.25   -1.54  -15.79   -15.25
NSSY  NSS Bancorp of CT(8)*                   41.63   2,378    99.0        58.75   33.75   44.00   -5.39   12.51    10.28
NMSB  Newmil Bancorp, Inc. of CT*             10.75   3,834    41.2        14.63   10.13   11.00   -2.27  -16.54   -17.31
NBCP  Niagara Bancorp of NY MHC(45.4*         11.25  29,756   151.9        17.00    8.75    9.56   17.68   12.50    12.50
NBSI  North Bancshares of Chicago IL          11.88   1,265    15.0        18.83   11.88   12.50   -4.96  -19.02   -33.56
FFFD  North Central Bancshares of IA          16.19   3,126    50.6        24.88   15.00   15.06    7.50   -2.65   -18.56
NEIB  Northeast Indiana Bncrp of IN           18.25   1,650    30.1        22.75   16.88   19.63   -7.03    4.29   -17.53
NWSB  Northwest Bcrp MHC of PA (30.8          10.88  46,841   157.1        18.00   10.00   10.94   -0.55  -17.14   -23.00


                                                 Current Per Share Financials
                                             ----------------------------------------
                                                                      Tangible
                                             Trailing  12 Mo.   Book    Book
                                              12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                         EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                        -------- ------- ------- ------- -------
                                                 ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
HRBT  Hudson River Bancorp Inc of NY           0.41    0.47   12.20   12.20    45.63
ITLA  ITLA Capital Corp of CA*                 1.79    1.79   13.85   13.81   132.69
ICBC  Independence Comm Bnk Cp of NY          -0.53    0.45   12.63   11.93    62.94
IFSB  Independence FSB of DC                   2.46    0.39   15.46   13.99   214.32
INBI  Industrial Bancorp of OH                 1.07    1.07   12.19   12.19    76.34
IWBK  Interwest Bancorp of WA                  1.29    1.09    9.02    8.88   133.46
IPSW  Ipswich SB of Ipswich MA*                1.09    0.87    5.46    5.46    97.77
JXVL  Jacksonville Bancorp of TX               1.30    1.30   14.48   14.48   100.20
JXSB  Jcksnville SB,MHC of IL (45.6)           0.52    0.33    9.38    9.38    88.96
JSBA  Jefferson Svgs Bancorp of MO             0.98    0.87   11.84    9.50   123.81
KSBK  KSB Bancorp of Kingfield ME*             1.33    1.33    9.56    8.31   122.83
KFBI  Klamath First Bancorp of OR              0.90    0.89   14.22   13.03   101.71
LSBI  LSB Fin. Corp. of Lafayette IN           1.85    1.59   19.26   19.26   229.18
LVSB  Lakeview Financial of NJ                 1.76    0.88   12.11    8.26   124.48
LARK  Landmark Bancshares, Inc of KS           1.58    1.33   19.35   19.35   148.05
LARL  Laurel Capital Group of PA               1.39    1.43   10.73   10.73   100.86
LSBX  Lawrence Savings Bank of MA*             2.12    2.09    9.62    9.62    79.70
LFED  Leeds Fed Bksr MHC of MD (36.3           0.66    0.66    9.52    9.52    57.70
LXMO  Lexington B&L Fin. Corp. of MO           0.62    0.62   15.17   14.15    94.45
LIBB  Liberty Bancorp MHC of NJ (47)           0.40    0.38    8.59    8.59    65.46
LFCO  Life Financial Corp of CA(8)             2.11    2.19    9.11    9.11    72.06
LFBI  Little Falls Bancorp of NJ               0.76    0.76   14.90   13.82   141.79
LOGN  Logansport Fin. Corp. of IN              1.02    1.03   13.46   13.46    71.52
LISB  Long Island Bancorp, Inc of NY(8)        2.31    1.88   23.88   23.68   268.12
MAFB  MAF Bancorp, Inc. of IL                  1.66    1.59   12.40   11.07   158.11
MBLF  MBLA Financial Corp. of MO               1.54    1.53   22.38   22.38   165.83
MECH  MECH Financial Inc of CT*                2.49    2.49   17.14   17.14   178.65
MFBC  MFB Corp. of Mishawaka IN                1.35    1.32   20.82   20.82   182.98
MSBF  MSB Financial, Inc of MI                 0.91    0.79    9.95    9.95    59.77
MARN  Marion Capital Holdings of IN            1.36    1.36   22.10   21.63   113.83
MRKF  Market Fin. Corp. of OH                  0.46    0.46   11.78   11.78    40.16
MFSL  Maryland Fed. Bancorp of MD(8)           0.90    1.09   15.89   15.74   181.38
MASB  MassBank Corp. of Reading MA*            3.00    2.58   30.44   30.04   258.75
MFLR  Mayflower Co-Op. Bank of MA*             1.66    1.49   14.40   14.19   150.58
MDBK  Medford Bancorp, Inc. of MA*             2.68    2.55   22.78   21.62   254.84
MWBX  MetroWest Bank of MA*                    0.54    0.54    3.39    3.39    46.20
METF  Metropolitan Fin. Corp. of OH            0.93    0.80    5.61    5.20   150.18
MIFC  Mid Iowa Financial Corp. of IA(8)        0.79    0.78    7.73    7.72    77.83
MCBN  Mid-Coast Bancorp of ME                  0.61    0.53    7.35    7.35    91.60
MWBI  Midwest Bancshares, Inc. of IA           1.38    1.10   10.85   10.85   151.72
MFFC  Milton Fed. Fin. Corp. of OH             0.67    0.54   11.64   11.64   105.10
MBSP  Mitchell Bancorp, Inc. of NC(8)          0.54    0.54   15.60   15.60    39.67
MBBC  Monterey Bay Bancorp of CA               0.33    0.33   11.97   10.95   111.19
MONT  Montgomery Fin. Corp. of IN              0.50    0.50   12.05   12.05    66.02
MSBK  Mutual SB, FSB of Bay City MI           -1.91   -0.65    7.94    7.94   143.08
MYST  Mystic Financial of MA*                  0.59    0.55   13.33   13.33    73.42
NHTB  NH Thrift Bancshares of NH               1.38    1.28   12.60   11.01   154.81
NSLB  NS&L Bancorp, Inc of Neosho MO           0.60    0.59   16.87   16.76    91.32
NSSY  NSS Bancorp of CT(8)*                    2.18    1.92   23.19   22.62   274.11
NMSB  Newmil Bancorp, Inc. of CT*              0.78    0.61    8.71    8.71    95.87
NBCP  Niagara Bancorp of NY MHC(45.4*          0.48    0.46    8.31    8.31    43.56
NBSI  North Bancshares of Chicago IL           0.36    0.32   10.55   10.55    97.48
FFFD  North Central Bancshares of IA           1.41    1.37   16.42   14.29   106.47
NEIB  Northeast Indiana Bncrp of IN            1.40    1.40   16.07   16.07   123.19
NWSB  Northwest Bcrp MHC of PA (30.8           0.46    0.44    4.65    4.18    54.38

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700               Exhibit 1-A (continued)
                      Weekly Thrift Market Line - Part One
                         Prices As Of September 4, 1998


                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
NWEQ  Northwest Equity Corp. of WI            17.50     825    14.4        22.25   16.00   17.50    0.00    8.49   -15.66
NTMG  Nutmeg FS&LA of CT                      12.00   1,077    12.9        12.50    7.69   11.88    1.01   45.45    14.29
OHSL  OHSL Financial Corp. of OH              14.63   2,496    36.5        18.38   11.75   15.50   -5.61   25.80     8.37
OCFC  Ocean Fin. Corp. of NJ                  14.63  15,534   227.3        20.00   13.88   15.00   -2.47  -12.97   -21.47
OTFC  Oregon Trail Fin. Corp. of OR           12.13   4,695    57.0        18.50   11.00   12.75   -4.86   21.30   -30.21
OFCP  Ottawa Financial Corp. of MI            23.75   5,717   135.8        30.91   21.28   23.88   -0.54   11.61   -23.16
PFFB  PFF Bancorp of Pomona CA                14.38  16,214   233.2        21.50   13.94   14.06    2.28  -26.74   -27.67
PSFI  PS Financial of Chicago IL              11.13   2,019    22.5        22.38   10.75   11.63   -4.30  -27.63   -50.27
PSBI  PSB Bancorp Inc. of PA*                  7.13   3,101    22.1        11.27    6.50    7.13    0.00   -3.52   -36.73
PVFC  PVF Capital Corp. of OH                 10.00   3,990    39.9        18.83   10.00   12.00  -16.67  -27.27   -25.71
PBCI  Pamrapo Bancorp, Inc. of NJ             24.13   2,843    68.6        32.38   21.00   25.00   -3.48   12.86   -11.45
PFED  Park Bancorp of Chicago IL              14.00   2,418    33.9        19.75   13.50   13.50    3.70  -15.81   -24.85
PVSA  Parkvale Financial Corp of PA           30.00   5,173   155.2        35.00   24.10   30.88   -2.85   21.95   -12.41
PBHC  Pathfinder BC MHC of NY (45.2)*         13.25   2,831    16.9        26.13   12.00   14.00   -5.36   -3.07   -33.75
PEEK  Peekskill Fin. Corp. of NY              14.75   2,896    42.7        18.25   14.75   15.00   -1.67  -12.62   -11.94
PFSB  PennFed Fin. Services of NJ             13.00   9,386   122.0        19.00   10.88   11.13   16.80  -12.99   -24.11
PWBK  Pennwood Bancorp, Inc. of PA            11.00     697     7.7        17.44   11.00   12.31  -10.64  -12.42   -25.73
PBKB  People's Bancshares of MA*              16.75   3,316    55.5        27.75   15.00   16.00    4.69   -2.22   -26.37
TSBS  Peoples Bancorp Inc of NJ*               8.31  36,326   301.9        11.83    6.97    7.44   11.69    5.06   -29.75
PFDC  Peoples Bancorp of Auburn IN            20.50   3,357    68.8        25.00   16.67   20.63   -0.63   19.39    -6.82
PBCT  Peoples Bank, MHC of CT (41.2)*         23.19  64,130   640.8        41.13   21.00   22.38    3.62  -19.34   -38.97
PFFC  Peoples Fin. Corp. of OH                10.63   1,352    14.4        19.00   10.63   13.50  -21.26  -38.38   -29.74
PHBK  Peoples Heritage Fin Grp of ME*         16.75  87,565 1,466.7        26.50   15.69   17.00   -1.47  -12.99   -27.17
PSFC  Peoples Sidney Fin. Corp of OH          18.50   1,785    33.0        24.38   15.50   19.13   -3.29   13.85     3.47
PERM  Permanent Bancorp, Inc. of IN           12.75   4,249    54.2        18.25   11.50   12.50    2.00   10.87   -18.06
PCBC  Perry Co. Fin. Corp. of MO              21.50     828    17.8        25.00   18.00   20.00    7.50    1.18   -10.90
PHFC  Pittsburgh Home Fin Corp of PA          13.50   1,969    26.6        20.81   13.00   15.25  -11.48  -28.95   -25.00
PFSL  Pocahontas Bancorp of AR                 6.75   6,685    45.1        11.43    6.75    7.94  -14.99   -4.66   -38.97
PTRS  Potters Financial Corp of OH            14.00     951    13.3        22.25   12.28   14.75   -5.08   13.09   -30.00
PHSB  Ppls Home SB, MHC of PA (45.0)          14.75   2,760    18.3        22.13   14.00   14.50    1.72   -9.95   -21.88
PRBC  Prestige Bancorp of PA                  13.13   1,052    13.8        22.07   13.00   14.38   -8.69  -11.16   -24.50
PFNC  Progress Financial Corp. of PA          13.75   5,246    72.1        21.67   13.10   15.38  -10.60    0.44   -12.48
PROV  Provident Fin. Holdings of CA           14.75   4,854    71.6        24.25   14.25   16.13   -8.56  -23.38   -32.59
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)       23.88   2,106    14.9        51.00   22.13   25.00   -4.48  -12.78   -23.90
PLSK  Pulaski SB, MHC of NJ (47.0)            13.00   2,108    12.9        24.50   12.25   12.75    1.96  -25.71   -32.47
PULS  Pulse Bancorp of S. River NJ(8)         25.00   3,120    78.0        30.50   20.50   27.00   -7.41   19.05    -4.32
QCFB  QCF Bancorp of Virginia MN              28.00   1,365    38.2        31.75   25.00   29.50   -5.08    6.67    -5.88
QCBC  Quaker City Bancorp of CA               14.75   5,827    85.9        21.25   14.75   16.38   -9.95  -12.72   -13.24
QCSB  Queens County Bancorp of NY*            39.75  14,941   593.9        47.13   34.17   37.94    4.77   10.94    -1.85
RARB  Raritan Bancorp of Raritan NJ*          25.50   2,373    60.5        30.25   22.25   27.25   -6.42    6.25    -8.93
RELY  Reliance Bancorp, Inc. of NY            26.00   9,565   248.7        42.25   23.88   25.00    4.00  -18.44   -29.02
RELI  Reliance Bancshares Inc of WI(8)         9.13   2,371    21.6        10.13    8.06    9.13    0.00    5.79    -3.89
RCBK  Richmond County Fin Corp of NY          13.56  26,424   358.3        19.75   11.88   13.00    4.31   35.60    35.60
RIVR  River Valley Bancorp of IN              15.00   1,190    17.9        20.75   13.75   15.38   -2.47   -9.09   -20.00
RVSB  Riverview Bancorp of WA                 12.00   6,186    74.2        19.13   10.84   12.25   -2.04   11.63   -32.39
RSLN  Roslyn Bancorp, Inc. of NY*             16.63  41,400   688.5        30.50   13.75   16.00    3.94  -22.43   -28.47
SCCB  S. Carolina Comm. Bnshrs of SC          20.50     580    11.9        24.50   18.50   20.25    1.23  -10.87    -8.89
SBFL  SB Fngr Lakes MHC of NY (33.1)          14.50   3,570    17.1        24.75   12.00   17.00  -14.71   13.73    -9.38
SFED  SFS Bancorp of Schenectady NY(8)        26.50   1,208    32.0        27.88   19.25   27.00   -1.85   39.47    -1.41
SGVB  SGV Bancorp of W. Covina CA             11.75   2,348    27.6        19.38   11.75   15.00  -21.67  -22.34   -33.80
SISB  SIS Bancorp, Inc. of MA(8)*             35.06   6,962   244.1        52.63   29.25   37.38   -6.21   18.33   -12.76
SWCB  Sandwich Bancorp of MA(8)*              58.00   2,043   118.5        64.50   33.63   56.50    2.65   78.46    31.82
SFSL  Security First Corp. of OH(8)           19.19   7,864   150.9        27.88   17.38   20.00   -4.05    9.66    -8.09
SKAN  Skaneateles Bancorp Inc of NY*          14.63   1,445    21.1        22.25   14.63   14.63    0.00   -5.61   -33.89
SOBI  Sobieski Bancorp of S. Bend IN          15.00     764    11.5        24.25   14.00   14.50    3.45   -8.76   -26.40


                                                 Current Per Share Financials
                                             ----------------------------------------
                                                                      Tangible
                                             Trailing  12 Mo.   Book    Book
                                              12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                         EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                        -------- ------- ------- ------- -------
                                                 ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
NWEQ  Northwest Equity Corp. of WI             1.44    1.34   14.25   14.25   116.91
NTMG  Nutmeg FS&LA of CT                       0.87    0.46    6.31    6.31   104.10
OHSL  OHSL Financial Corp. of OH               0.83    0.77   10.76   10.76    99.30
OCFC  Ocean Fin. Corp. of NJ                   0.88    0.88   13.57   13.51    99.03
OTFC  Oregon Trail Fin. Corp. of OR            0.69    0.69   14.47   14.47    54.62
OFCP  Ottawa Financial Corp. of MI             1.38    1.23   13.23   10.85   160.90
PFFB  PFF Bancorp of Pomona CA                 1.03    0.95   14.92   14.77   185.51
PSFI  PS Financial of Chicago IL               0.42    0.73   11.27   11.27    42.10
PSBI  PSB Bancorp Inc. of PA*                  0.37    0.37    9.41    9.41    47.49
PVFC  PVF Capital Corp. of OH                  1.29    1.22    7.56    7.56   104.99
PBCI  Pamrapo Bancorp, Inc. of NJ              1.65    1.59   17.30   17.21   138.68
PFED  Park Bancorp of Chicago IL               0.70    0.71   16.55   16.55    81.39
PVSA  Parkvale Financial Corp of PA            2.15    2.15   16.25   16.17   211.75
PBHC  Pathfinder BC MHC of NY (45.2)*          0.52    0.43    8.32    7.10    69.97
PEEK  Peekskill Fin. Corp. of NY               0.64    0.65   14.92   14.92    69.18
PFSB  PennFed Fin. Services of NJ              1.19    1.16   11.05    9.61   165.35
PWBK  Pennwood Bancorp, Inc. of PA             0.40    0.44   11.42   11.42    66.11
PBKB  People's Bancshares of MA*               1.66    0.63    9.79    9.38   258.86
TSBS  Peoples Bancorp Inc of NJ*               0.23    0.20    9.40    9.12    24.05
PFDC  Peoples Bancorp of Auburn IN             1.28    1.28   13.57   13.57    90.65
PBCT  Peoples Bank, MHC of CT (41.2)*          1.60    0.83   13.37   11.52   141.98
PFFC  Peoples Fin. Corp. of OH                 0.71    0.33   10.89   10.89    62.80
PHBK  Peoples Heritage Fin Grp of ME*          0.76    1.02    8.26    6.86   111.55
PSFC  Peoples Sidney Fin. Corp of OH           0.69    0.69   10.99   10.99    59.33
PERM  Permanent Bancorp, Inc. of IN            0.64    0.60   10.52    8.59   122.69
PCBC  Perry Co. Fin. Corp. of MO               1.01    1.00   20.02   20.02   108.41
PHFC  Pittsburgh Home Fin Corp of PA           1.09    0.97   13.12   12.98   189.20
PFSL  Pocahontas Bancorp of AR                 0.40    0.40    8.74    8.47    60.52
PTRS  Potters Financial Corp of OH             0.99    0.89   11.50   11.50   134.75
PHSB  Ppls Home SB, MHC of PA (45.0)           0.63    0.58   10.41   10.41    82.15
PRBC  Prestige Bancorp of PA                   0.67    0.65   15.14   15.14   156.52
PFNC  Progress Financial Corp. of PA           0.76    0.67    7.95    7.09   114.82
PROV  Provident Fin. Holdings of CA            1.03    0.42   17.85   17.85   168.10
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)        0.95    0.78   11.70   11.70    87.19
PLSK  Pulaski SB, MHC of NJ (47.0)             0.47    0.51   10.53   10.53    89.08
PULS  Pulse Bancorp of S. River NJ(8)          1.78    1.78   14.71   14.71   174.39
QCFB  QCF Bancorp of Virginia MN               1.90    1.88   19.98   19.98   112.89
QCBC  Quaker City Bancorp of CA                1.13    1.11   13.26   13.26   152.30
QCSB  Queens County Bancorp of NY*             1.58    1.56   11.35   11.35   114.80
RARB  Raritan Bancorp of Raritan NJ*           1.68    1.67   13.42   13.26   183.15
RELY  Reliance Bancorp, Inc. of NY             1.96    2.06   20.37   14.21   259.88
RELI  Reliance Bancshares Inc of WI(8)         0.20    0.20    9.31    9.31    18.63
RCBK  Richmond County Fin Corp of NY           0.27    0.76   12.44   12.39    60.39
RIVR  River Valley Bancorp of IN               1.08    0.96   15.35   15.14   112.48
RVSB  Riverview Bancorp of WA                  0.72    0.68   10.02    9.71    43.42
RSLN  Roslyn Bancorp, Inc. of NY*              1.11    1.06   14.36   14.29    93.07
SCCB  S. Carolina Comm. Bnshrs of SC           0.80    0.80   16.27   16.27    79.84
SBFL  SB Fngr Lakes MHC of NY (33.1)           0.28    0.22    6.12    6.12    72.38
SFED  SFS Bancorp of Schenectady NY(8)         0.95    0.92   18.14   18.14   147.43
SGVB  SGV Bancorp of W. Covina CA              0.63    0.62   13.73   13.56   173.91
SISB  SIS Bancorp, Inc. of MA(8)*              1.73    2.16   18.89   18.89   264.53
SWCB  Sandwich Bancorp of MA(8)*               2.45    2.32   21.81   21.20   259.92
SFSL  Security First Corp. of OH(8)            1.24    1.24    8.77    8.65    88.56
SKAN  Skaneateles Bancorp Inc of NY*           1.09    1.06   12.69   12.39   184.59
SOBI  Sobieski Bancorp of S. Bend IN           0.64    0.64   16.58   16.58   117.60

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700               Exhibit 1-A (continued)
                      Weekly Thrift Market Line - Part One
                         Prices As Of September 4, 1998


                                             Market Capitalization                      Price Change Data
                                            -----------------------      -----------------------------------------------
                                                                             52 Week (1)              % Change From
                                                     Shares  Market      ---------------         -----------------------
                                             Price/  Outst- Capital-                       Last     Last 52 Wks  Dec 31,
Financial Institution                       Share(1) anding ization(9)     High     Low    Week     Week  Ago(2) 1997(2)
---------------------                       ------- ------- -------      ------- ------- ------- ------- ------- --------
                                               ($)    (000)  ($Mil)         ($)     ($)     ($)     (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
SSFC  South Street Fin. Corp. of NC*           8.56   4,676    40.0        20.00    8.38    9.06   -5.52  -54.66   -54.95
SBAN  SouthBanc Shares Inc. of SC             16.25   4,306    70.0        23.76   15.00   16.00    1.56   -7.78   -23.57
SCBS  Southern Commun. Bncshrs of AL          14.75   1,137    16.8        20.75   14.00   16.00   -7.81   -7.12   -19.18
SMBC  Southern Missouri Bncrp of MO           16.00   1,484    23.7        23.25   16.00   17.25   -7.25   -6.60   -21.95
SVRN  Sovereign Bancorp, Inc. of PA           13.13 152,393 2,000.9        22.19   12.19   13.94   -5.81    1.63   -24.06
STFR  St. Francis Cap. Corp. of WI            38.88   5,111   198.7        50.75   35.75   39.00   -0.31    6.87   -23.01
SPBC  St. Paul Bancorp, Inc. of IL            19.88  34,357   683.0        28.50   17.25   18.59    6.94  -17.17   -24.27
SFFC  StateFed Financial Corp. of IA          10.00   1,566    15.7        15.00    9.00   12.00  -16.67   -9.09   -32.20
SFIN  Statewide Fin. Corp. of NJ              16.75   4,397    73.6        26.69   15.25   15.88    5.48  -12.99   -30.21
STSA  Sterling Financial Corp. of WA          15.88   7,606   120.8        27.63   14.75   16.38   -3.05  -22.08   -26.99
ROSE  T R Financial Corp. of NY*              28.00  17,529   490.8        44.75   20.69   27.50    1.82    5.14   -15.79
THRD  TF Financial Corp. of PA                17.75   3,192    56.7        30.00   17.75   19.38   -8.41  -11.25   -40.83
THTL  Thistle Group Holdings of PA             8.50   9,000    76.5        10.06    7.63    8.00    6.25  -15.00   -15.00
TSBK  Timberland Bancorp of WA                12.38   6,613    81.9        18.50   11.75   13.00   -4.77   23.80    23.80
TRIC  Tri-County Bancorp of WY                11.50   1,167    13.4        16.50   11.38   12.00   -4.17   -2.13   -23.33
TWIN  Twin City Bancorp, Inc. of TN           13.00   1,241    16.1        15.50   12.75   13.00    0.00   -3.70   -16.13
USAB  USABancshares, Inc of PA*                8.50   2,002    17.0        13.31    5.81    9.63  -11.73   37.32    13.33
UCBC  Union Community Bancorp of IN           11.00   3,042    33.5        15.81   11.00   12.00   -8.33   10.00   -24.81
UCFC  United Community Fin. of OH             14.13  33,465   472.9        17.94   13.69   14.00    0.93   41.30    41.30
UFRM  United FSB of Rocky Mount NC(8)         16.50   3,283    54.2        21.00   10.50   14.75   11.86   40.43   -15.94
UBMT  United Fin. Corp. of MT                 23.50   1,698    39.9        31.50   23.50   24.25   -3.09    N.A.     N.A.
UTBI  United Tenn. Bancshares of TN           11.69   1,455    17.0        16.00   11.69   12.25   -4.57   16.90    16.90
WHGB  WHG Bancshares of MD                    11.00   1,389    15.3        19.00   11.00   11.00    0.00  -30.16   -41.33
WSFS  WSFS Financial Corp. of DE*             16.00  12,525   200.4        23.88   14.63   17.00   -5.88    4.92   -20.00
WVFC  WVS Financial Corp. of PA               15.31   3,617    55.4        20.13   13.75   15.56   -1.61   10.30   -13.16
WRNB  Warren Bancorp of Peabody MA*           10.13   7,905    80.1        14.38    9.00    9.50    6.63   11.81   -11.91
WSBI  Warwick Community Bncrp of NY*          11.63   6,607    76.8        18.00   11.50   12.38   -6.06   16.30   -33.08
WFSL  Washington Federal, Inc. of WA          22.25  52,447 1,166.9        30.29   22.25   24.69   -9.88  -12.98   -22.15
WYNE  Wayne Bancorp, Inc. of NJ               29.00   2,013    58.4        37.06   21.00   27.06    7.17   22.11     8.41
WAYN  Wayne Svgs Bks MHC of OH (48.2          21.25   2,486    25.4        30.00   20.46   21.50   -1.16   -2.61   -19.39
WCFB  Wbstr Cty FSB MHC of IA (45.6)          15.25   2,114    14.7        22.00   15.25   16.75   -8.96  -14.71   -23.75
WBST  Webster Financial Corp. of CT           22.88  38,327   876.9        36.25   20.63   22.69    0.84  -15.85   -31.19
WEFC  Wells Fin. Corp. of Wells MN            16.75   1,879    31.5        22.00   16.00   17.50   -4.29    6.35    -6.32
WCBI  WestCo Bancorp, Inc. of IL(8)           28.75   2,486    71.5        30.50   25.75   28.25    1.77    8.49     5.50
WSTR  WesterFed Fin. Corp. of MT              18.50   5,585   103.3        27.00   17.00   18.38    0.65  -14.94   -27.45
WOFC  Western Ohio Fin. Corp. of OH           20.75   2,298    47.7        29.25   20.75   21.75   -4.60  -12.63   -22.81
WEHO  Westwood Hmstd Fin Corp of OH           10.63   2,559    27.2        18.13   10.63   11.00   -3.36  -30.30   -37.47
FFWD  Wood Bancorp of OH                      15.00   2,669    40.0        27.00   12.20   15.00    0.00   22.95   -20.21
YFCB  Yonkers Fin. Corp. of NY                15.50   2,772    43.0        22.00   13.75   14.50    6.90  -17.33   -19.48
YFED  York Financial Corp. of PA              18.25   8,968   163.7        27.25   16.81   19.25   -5.19   -4.95   -29.13


                                                 Current Per Share Financials
                                             ----------------------------------------
                                                                      Tangible
                                             Trailing  12 Mo.   Book    Book
                                              12 Mo.   Core    Value/  Value/  Assets/
Financial Institution                         EPS(3)   EPS(3)  Share  Share(4) Share
---------------------                        -------- ------- ------- ------- -------
                                                 ($)     ($)     ($)     ($)     ($)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
SSFC  South Street Fin. Corp. of NC*            0.22    0.22    7.37    7.37    43.56
SBAN  SouthBanc Shares Inc. of SC               0.73    0.73   17.01   17.01    77.85
SCBS  Southern Commun. Bncshrs of AL            0.54    0.54   10.10   10.10    63.72
SMBC  Southern Missouri Bncrp of MO             0.72    0.75   16.25   16.25   105.07
SVRN  Sovereign Bancorp, Inc. of PA             0.54    0.71    6.81    6.00   123.68
STFR  St. Francis Cap. Corp. of WI              2.51    2.43   25.62   22.93   343.34
SPBC  St. Paul Bancorp, Inc. of IL              1.44    1.39   12.75   12.70   132.87
SFFC  StateFed Financial Corp. of IA            0.65    0.65   10.27   10.27    57.34
SFIN  Statewide Fin. Corp. of NJ                1.21    1.16   14.51   14.49   149.34
STSA  Sterling Financial Corp. of WA            0.89    1.07   13.90    5.47   273.04
ROSE  T R Financial Corp. of NY*                2.23    1.90   14.62   14.62   234.80
THRD  TF Financial Corp. of PA                  1.39    1.12   16.18   13.73   215.94
THTL  Thistle Group Holdings of PA              0.53    0.53   10.79   10.79    38.81
TSBK  Timberland Bancorp of WA                  0.67    0.63   12.87   12.87    39.79
TRIC  Tri-County Bancorp of WY                  0.76    0.78   12.20   12.20    74.16
TWIN  Twin City Bancorp, Inc. of TN             0.89    0.72   11.29   11.29    89.13
USAB  USABancshares, Inc of PA*                 0.26    0.32    6.55    6.51    67.28
UCBC  Union Community Bancorp of IN             0.47    0.47   14.22   14.22    35.53
UCFC  United Community Fin. of OH               0.58    0.58   12.47   12.47    38.59
UFRM  United FSB of Rocky Mount NC(8)           0.56    0.47    7.13    7.13    91.97
UBMT  United Fin. Corp. of MT                   0.80    0.80   17.83   17.23   120.93
UTBI  United Tenn. Bancshares of TN             0.71    0.71   13.83   13.83    51.16
WHGB  WHG Bancshares of MD                      0.46    0.46   14.52   14.52    95.01
WSFS  WSFS Financial Corp. of DE*               1.36    1.31    7.62    7.58   123.88
WVFC  WVS Financial Corp. of PA                 0.97    1.05    9.12    9.12    82.13
WRNB  Warren Bancorp of Peabody MA*             0.80    0.80    5.02    5.02    47.84
WSBI  Warwick Community Bncrp of NY*           -0.36    0.39   12.94   12.94    56.13
WFSL  Washington Federal, Inc. of WA            2.12    2.06   14.73   13.68   105.99
WYNE  Wayne Bancorp, Inc. of NJ                 0.93    0.90   17.47   17.47   136.78
WAYN  Wayne Svgs Bks MHC of OH (48.2            0.73    0.66    9.94    9.94   104.35
WCFB  Wbstr Cty FSB MHC of IA (45.6)            0.63    0.63   10.75   10.75    45.93
WBST  Webster Financial Corp. of CT             1.29    1.45   14.31   12.13   239.76
WEFC  Wells Fin. Corp. of Wells MN              1.27    1.18   15.43   15.43   100.41
WCBI  WestCo Bancorp, Inc. of IL(8)             1.90    1.78   20.18   20.18   128.84
WSTR  WesterFed Fin. Corp. of MT                1.30    1.30   19.64   16.01   183.01
WOFC  Western Ohio Fin. Corp. of OH             0.12    0.10   22.57   21.11   155.48
WEHO  Westwood Hmstd Fin Corp of OH             0.36    0.58   10.16   10.16    49.37
FFWD  Wood Bancorp of OH                        0.89    0.72    8.45    8.45    62.25
YFCB  Yonkers Fin. Corp. of NY                  1.07    0.97   14.91   14.91   144.86
YFED  York Financial Corp. of PA                1.12    0.88   12.18   12.18   137.07

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700                     Exhibit 1-B
                      Weekly Thrift Market Line - Part Two
                         Prices As Of September 4, 1998


                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.      Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)

Market Averages. SAIF-Insured Thrifts(no MHCs)
----------------------------------------------
SAIF-Insured Thrifts(284)                    13.79    13.52    0.91    7.80    5.73       0.86    7.31       0.64  147.07    0.80
NYSE Traded Companies(8)                      8.31     7.98    0.76   10.41    6.60       0.47    7.67       1.82  107.55    1.45
AMEX Traded Companies(22)                    14.22    14.10    0.76    5.84    5.34       0.79    5.66       0.58  180.30    0.76
NASDAQ Listed OTC Companies(254)             13.89    13.61    0.92    7.91    5.75       0.88    7.45       0.61  145.68    0.79
California Companies(18)                      7.84     7.50    0.60    8.40    7.08       0.51    7.69       1.45  104.33    1.33
Florida Companies(6)                         10.56     9.93    0.79    8.40    5.13       0.51    5.02       1.56  101.49    0.83
Mid-Atlantic Companies(56)                   11.28    10.89    0.81    8.65    6.20       0.82    8.28       0.66  111.69    0.93
Mid-West Companies(131)                      14.49    14.28    0.92    7.13    5.27       0.89    6.83       0.54  154.34    0.68
New England Companies(7)                      7.44     7.12    0.72    9.86    7.58       0.62    8.56       0.48  185.95    0.99
North-West Companies(11)                     18.17    17.59    1.18    8.86    5.86       1.05    7.94       0.61  211.29    0.80
South-East Companies(44)                     17.21    17.05    1.07    7.83    5.40       1.01    7.32       0.59  156.12    0.78
South-West Companies(6)                      11.17    11.07    0.93   10.04    9.53       0.90    9.72       0.34  182.35    0.55
Western Companies (Excl CA)(5)               16.98    16.49    0.89    6.03    5.48       0.90    6.07       0.37  194.20    0.93
Thrift Strategy(239)                         14.82    14.59    0.93    7.41    5.76       0.90    7.07       0.59  149.25    0.75
Mortgage Banker Strategy(27)                  7.53     6.82    0.74    9.71    4.96       0.66    9.07       0.63  151.84    0.95
Real Estate Strategy(8)                       7.35     7.12    0.87   11.98    8.07       0.81   11.26       1.36  104.70    1.62
Diversified Strategy(7)                       8.59     8.32    0.84   10.65    4.96       0.53    7.71       1.67  116.55    1.18
Retail Banking Strategy(3)                    6.80     6.55    0.41    7.34    5.33       0.12    3.12       0.88   99.04    1.36
Companies Issuing Dividends(220)             13.91    13.63    0.96    8.10    5.97       0.89    7.37       0.56  150.52    0.76
Companies Without Dividends(64)              13.37    13.13    0.72    6.76    4.91       0.77    7.11       0.91  135.22    0.93
Equity/Assets (less than)6%(18)               5.07     4.63    0.51   10.31    5.37       0.57   11.46       1.11  107.84    0.98
Equity/Assets 6-12%(125)                      8.70     8.30    0.82    9.64    6.44       0.72    8.47       0.63  147.77    0.89
Equity/Assets (greater than)12%(141)         19.32    19.17    1.04    5.88    5.17       1.02    5.77       0.59  151.86    0.70
Converted Last 3 Mths (no MHC)(6)            24.10    24.10    1.00    4.07    4.84       1.03    4.21       0.56  119.72    0.92
Actively Traded Companies(30)                 9.18     8.68    0.91   10.59    5.77       0.93   11.33       0.82  139.36    0.94
Market Value Below $20 Million(60)           14.58    14.47    0.84    6.08    5.84       0.76    5.26       0.56  150.37    0.69
Holding Company Structure(256)               13.80    13.52    0.90    7.71    5.67       0.86    7.30       0.65  143.06    0.80
Assets Over $1 Billion(61)                    9.22     8.58    0.79   10.22    6.46       0.77    9.79       0.88  124.54    0.98
Assets $500 Million-$1 Billion(36)           10.61    10.23    0.87    8.55    5.00       0.79    7.95       0.55  146.45    0.89
Assets $250-$500 Million(67)                 13.95    13.73    0.90    7.62    5.97       0.88    7.18       0.58  169.23    0.82
Assets less than $250 Million(120)           16.86    16.77    0.98    6.49    5.48       0.92    5.98       0.57  148.17    0.67
Goodwill Companies(116)                      10.59     9.91    0.83    9.25    6.14       0.79    8.57       0.74  126.00    0.89
Non-Goodwill Companies(166)                  15.95    15.95    0.96    6.81    5.47       0.91    6.46       0.57  163.29    0.74
Acquirors of FSLIC Cases(8)                   9.31     8.85    1.15   13.28    9.84       0.98   11.18       0.77   66.05    0.63


                                                           Pricing Ratios                      Dividend Data(6)
                                               -----------------------------------------      -----------------------
                                                                       Price/  Price/        Ind.   Divi-
                                               Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
                                              Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
                                              ------- ------- ------- ------- -------      ------- ------- -------
                                                 (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)

Market Averages. SAIF-Insured Thrifts(no MHCs)
----------------------------------------------
SAIF-Insured Thrifts(284)                       17.05  124.58   15.80  128.96   17.77         0.30    1.87   28.67
NYSE Traded Companies(8)                        12.27  142.26   12.16  149.11   11.71         0.21    0.87   18.24
AMEX Traded Companies(22)                       16.70  105.00   14.78  106.40   18.21         0.26    1.82   28.04
NASDAQ Listed OTC Companies(254)                17.17  125.90   15.99  130.49   17.85         0.31    1.91   29.02
California Companies(18)                        13.70  108.51    8.49  114.47   13.09         0.15    0.73   15.31
Florida Companies(6)                            19.10  135.35   14.70  148.81   22.53         0.24    1.31   23.63
Mid-Atlantic Companies(56)                      16.07  124.74   13.20  132.50   17.62         0.27    1.59   26.30
Mid-West Companies(131)                         17.51  122.84   16.48  125.84   17.91         0.30    1.94   29.21
New England Companies(7)                        13.67  124.54    8.98  131.51   16.43         0.39    2.43   31.38
North-West Companies(11)                        16.88  131.89   20.37  151.30   18.62         0.31    1.83   31.54
South-East Companies(44)                        18.68  138.53   20.18  136.75   19.20         0.37    2.46   37.26
South-West Companies(6)                         10.72  102.67   11.46  105.80   10.82         0.22    1.49   18.42
Western Companies (Excl CA)(5)                  19.63   98.92   16.50  104.11   19.55         0.37    2.22   27.13
Thrift Strategy(239)                            17.36  119.37   16.45  122.03   17.92         0.31    1.96   29.44
Mortgage Banker Strategy(27)                    15.95  159.20   12.03  181.24   18.17         0.26    1.43   25.25
Real Estate Strategy(8)                         13.32  136.53   10.18  140.12   13.54         0.18    0.88   13.02
Diversified Strategy(7)                         17.44  191.88   16.02  198.33   17.41         0.39    1.95   38.86
Retail Banking Strategy(3)                       7.88  105.63    6.90  109.02   11.99         0.15    1.02   11.07
Companies Issuing Dividends(220)                16.99  127.84   16.29  132.90   17.97         0.38    2.40   36.72
Companies Without Dividends(64)                 17.24  113.29   14.10  115.09   17.01         0.01    0.05    1.34
Equity/Assets (less than)6%(18)                 14.38  147.75    7.63  166.43   12.88         0.16    0.80   10.92
Equity/Assets 6-12%(125)                        15.29  141.60   12.12  147.66   16.86         0.29    1.74   25.27
Equity/Assets (greater than)12%(141)            18.95  106.90   20.05  108.10   19.18         0.32    2.13   34.19
Converted Last 3 Mths (no MHC)(6)               21.47   85.39   21.06   85.39   20.49         0.13    1.79    0.00
Actively Traded Companies(30)                   15.91  151.43   13.43  166.44   15.57         0.42    1.97   30.54
Market Value Below $20 Million(60)              17.76  103.34   14.61  104.06   19.35         0.29    2.32   31.28
Holding Company Structure(256)                  17.23  125.43   15.94  129.75   17.81         0.31    1.89   29.55
Assets Over $1 Billion(61)                      15.84  143.21   12.54  158.18   16.36         0.29    1.50   24.19
Assets $500 Million-$1 Billion(36)              15.24  141.33   13.97  149.21   17.27         0.31    1.60   25.81
Assets $250-$500 Million(67)                    16.17  119.19   15.66  122.19   16.57         0.29    1.72   28.01
Assets less than $250 Million(120)              18.59  113.40   18.00  112.16   19.24         0.31    2.22   32.43
Goodwill Companies(116)                         16.43  135.82   13.44  146.97   17.22         0.31    1.69   24.90
Non-Goodwill Companies(166)                     17.42  116.85   17.40  116.85   18.12         0.30    2.01   31.49
Acquirors of FSLIC Cases(8)                     11.58  134.80   12.70  142.07   12.93         0.47    2.10   24.37


(1) Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.

(6) Annualized, based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.


* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700               Exhibit 1-B (continued)
                      Weekly Thrift Market Line - Part Two
                         Prices As Of September 4, 1998


                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.     Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
Market Averages. BIF-Insured Thrifts(no MHCs)
---------------------------------------------

BIF-Insured Thrifts(55)                      12.10    11.76    1.07   10.70    7.07       1.05   10.05       0.62  212.65    1.24
NYSE Traded Companies(5)                     16.97    15.76    1.36    9.50    6.29       1.50    9.36       1.01  106.47    0.96
AMEX Traded Companies(5)                     11.94    11.63    1.11   10.60    7.83       0.91    8.41       1.08  111.06    1.15
NASDAQ Listed OTC Companies(45)              11.54    11.29    1.03   10.86    7.08       1.02   10.32       0.52  236.69    1.28
California Companies(1)                      10.44    10.41    1.44   13.81   11.37       1.44   13.81       1.07  139.44    1.75
Mid-Atlantic Companies(20)                   14.78    14.30    0.95    8.42    5.35       1.03    8.51       0.74  132.40    1.10
New England Companies(29)                     9.83     9.53    1.15   12.79    8.28       1.04   11.40       0.60  249.48    1.41
North-West Companies(2)                      11.11    11.11    1.29   12.54    8.04       1.26   12.26       0.07  989.94    1.07
South-East Companies(3)                      15.09    14.94    0.95    5.65    6.03       0.99    5.83       0.32  152.62    0.52
Thrift Strategy(43)                          13.09    12.80    1.06    9.86    6.84       1.05    9.21       0.57  206.26    1.17
Mortgage Banker Strategy(6)                   8.49     8.02    1.05   13.08    7.76       0.94   11.46       0.61  320.76    1.15
Real Estate Strategy(2)                      10.47    10.45    1.58   14.94    9.63       1.58   14.94       1.17  111.47    1.69
Diversified Strategy(4)                       6.90     5.82    0.97   14.72    7.24       1.02   15.40       0.85  142.72    2.00
Companies Issuing Dividends(44)              11.76    11.34    1.09   11.02    7.04       1.04   10.14       0.63  203.27    1.16
Companies Without Dividends(11)              13.52    13.50    1.00    9.38    7.24       1.10    9.64       0.56  259.58    1.60
Equity/Assets (less than)6%(2)                4.68     4.60    0.96   19.68    9.50       0.61   12.04       0.58  121.04    0.91
Equity/Assets 6-12%(36)                       8.54     8.09    1.04   12.27    7.57       0.98   11.46       0.75  207.89    1.41
Equity/Assets (greater than)12%(17)          19.88    19.72    1.13    6.60    5.84       1.24    7.06       0.31  238.85    0.92
Converted Last 3 Mths (no MHC)(1)            19.81    19.81    0.78    3.93    5.19       0.78    3.93       0.00    0.00    0.46
Actively Traded Companies(14)                10.39     9.93    1.36   13.73    8.84       1.30   12.40       0.43  205.71    1.08
Market Value Below $20 Million(5)             9.60     9.56    0.79    7.69    6.47       0.80    7.76       0.58  239.95    1.27
Holding Company Structure(42)                12.98    12.70    1.07   10.07    6.78       1.08    9.60       0.53  211.36    1.25
Assets Over $1 Billion(16)                   11.22    10.43    1.21   11.94    7.05       1.24   11.76       0.70  157.45    1.28
Assets $500 Million-$1 Billion(11)           12.48    12.23    1.11   11.93    7.59       0.97    9.84       0.58  174.60    1.26
Assets $250-$500 Million(14)                 11.55    11.41    1.05   11.01    7.50       1.07   10.51       0.62  273.24    1.53
Assets less than $250 Million(14)            13.35    13.23    0.91    8.29    6.34       0.88    7.88       0.55  241.39    0.90
Goodwill Companies(28)                       11.15    10.46    1.00   10.89    7.14       0.94    9.76       0.82  142.52    1.24
Non-Goodwill Companies(26)                   13.30    13.30    1.15   10.34    6.97       1.17   10.15       0.42  257.02    1.23


                                                          Pricing Ratios                      Dividend Data(6)
                                              -----------------------------------------      -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
Market Averages. BIF-Insured Thrifts(no MHCs)
---------------------------------------------

BIF-Insured Thrifts(55)                        14.30  136.04   15.23  144.04   16.05         0.36    1.96   27.95
NYSE Traded Companies(5)                       15.02  138.92   20.60  176.93   17.27         0.55    1.68   28.21
AMEX Traded Companies(5)                       13.72  124.71   14.11  129.30   18.32         0.41    2.44   31.03
NASDAQ Listed OTC Companies(45)                14.30  137.08   14.72  141.83   15.61         0.34    1.93   27.53
California Companies(1)                         8.80  113.72   11.87  114.05    8.80         0.00    0.00    0.00
Mid-Atlantic Companies(20)                     17.10  128.19   17.65  139.90   18.39         0.42    1.80   32.60
New England Companies(29)                      13.00  144.51   13.30  151.50   15.25         0.33    1.94   24.71
North-West Companies(2)                        12.44  149.70   15.47  149.70   12.73         0.32    2.36   29.35
South-East Companies(3)                        13.38  110.71   16.75  111.85   12.49         0.41    3.51   38.47
Thrift Strategy(43)                            14.64  127.61   15.68  133.40   16.60         0.38    2.01   29.02
Mortgage Banker Strategy(6)                    13.02  162.79   13.14  176.87   15.41         0.29    1.47   18.94
Real Estate Strategy(2)                        10.73  157.76   16.52  157.92   10.73         0.18    1.78   22.50
Diversified Strategy(4)                        15.10  180.56   12.38  211.01   14.03         0.37    2.29   35.67
Companies Issuing Dividends(44)                14.61  142.04   15.48  151.91   15.91         0.45    2.39   34.08
Companies Without Dividends(11)                12.78  111.48   14.18  111.76   16.61         0.02    0.14    0.00
Equity/Assets (less than)6%(2)                 10.55  195.44    9.37  199.18   20.19         0.36    2.34   24.21
Equity/Assets 6-12%(36)                        13.73  150.26   13.22  162.32   15.40         0.38    1.95   27.08
Equity/Assets (greater than)12%(17)            16.27  102.30   19.80  103.14   16.99         0.33    1.92   30.35
Converted Last 3 Mths (no MHC)(1)              19.27   75.77   15.01   75.77   19.27         0.00    0.00    0.00
Actively Traded Companies(14)                  12.30  149.50   14.78  161.82   14.48         0.50    2.27   28.43
Market Value Below $20 Million(5)              14.02  117.96   11.28  118.49   16.54         0.34    1.96   26.86
Holding Company Structure(42)                  14.74  131.70   15.99  136.90   16.55         0.36    1.94   28.81
Assets Over $1 Billion(16)                     14.81  151.73   16.99  174.06   15.66         0.56    2.12   33.97
Assets $500 Million-$1 Billion(11)             13.24  138.78   15.10  142.32   16.30         0.28    1.98   28.91
Assets $250-$500 Million(14)                   12.90  133.91   14.10  136.06   15.78         0.29    1.89   24.89
Assets less than $250 Million(14)              15.93  120.74   14.54  123.11   16.71         0.28    1.83   23.40
Goodwill Companies(28)                         13.65  140.00   14.09  155.68   16.40         0.34    1.82   26.64
Non-Goodwill Companies(26)                     15.03  130.07   16.53  130.07   15.82         0.39    2.11   29.80


(1) Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.

(6) Annualized, based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700               Exhibit 1-B (continued)
                      Weekly Thrift Market Line - Part Two
                         Prices As Of September 4, 1998


                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.     Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
Market Averages. MHC Institutions
---------------------------------

SAIF-Insured Thrifts(19)                     14.13    14.02    0.84    6.65    3.74       0.80    6.14       0.47  163.66    0.83
BIF-Insured Thrifts(3)                       13.46    12.45    1.03    8.58    5.03       0.77    5.95       0.76  125.67    1.14
NASDAQ Listed OTC Companies(22)              14.03    13.77    0.87    6.96    3.94       0.79    6.11       0.52  157.33    0.88
Florida Companies(2)                          6.15     5.98    0.65    8.98    4.79       0.52    7.18       0.27   78.51    0.34
Mid-Atlantic Companies(12)                   12.83    12.55    0.78    6.31    3.75       0.74    5.94       0.55  141.41    0.80
Mid-West Companies(5)                        14.49    14.49    0.90    6.38    3.66       0.81    5.45       0.41  219.34    0.55
New England Companies(2)                     21.32    20.66    1.57   11.22    5.61       1.28    7.95       0.65  203.93    2.05
South-East Companies(1)                      20.28    20.28    0.73    5.92    2.93       0.66    5.39       0.50  132.06    0.96
Thrift Strategy(20)                          14.64    14.48    0.85    6.37    3.77       0.81    5.92       0.50  163.42    0.82
Mortgage Banker Strategy(1)                   8.12     7.33    0.84   10.33    3.89       0.68    8.41       0.66   60.54    0.97
Diversified Strategy(1)                       9.42     8.11    1.22   13.58    6.90       0.63    7.05       0.70  156.79    1.72
Companies Issuing Dividends(16)              13.50    13.12    0.88    7.64    4.09       0.78    6.52       0.56  141.46    0.93
Companies Without Dividends(6)               15.17    15.17    0.85    5.48    3.62       0.82    5.23       0.42  198.61    0.76
Equity/Assets 6-12%(12)                       9.52     9.03    0.74    7.89    4.01       0.61    6.37       0.66   84.42    0.82
Equity/Assets (greater than)12%(10)          19.04    19.04    1.01    5.92    3.86       1.00    5.82       0.34  248.47    0.94
Holding Company Structure(4)                 13.40    12.97    0.79    6.08    3.89       0.73    5.51       0.61   90.35    0.63
Assets Over $1 Billion(5)                    10.26     9.64    0.95    9.80    4.82       0.76    7.62       0.48  121.45    0.98
Assets $500 Million-$1 Billion(3)            33.21    33.21    1.92    8.85    4.32       1.92    8.85       0.60  251.07    2.37
Assets $250-$500 Million(6)                  12.42    12.42    0.75    5.97    3.49       0.72    5.65       0.45  177.83    0.57
Assets less than $250 Million(8)             15.34    15.10    0.77    5.50    3.65       0.72    5.04       0.58  154.93    0.85
Goodwill Companies(7)                        10.07     9.25    0.87    9.09    4.53       0.69    7.13       0.69   90.23    0.84
Non-Goodwill Companies(15)                   15.85    15.85    0.87    5.97    3.67       0.84    5.64       0.46  183.14    0.89
MHC Institutions(22)                         14.03    13.77    0.87    6.96    3.94       0.79    6.11       0.52  157.33    0.88
MHC Converted Last 3 Months(2)               14.70    14.70    0.71    4.80    3.69       0.69    4.68       0.35   82.98    0.51


                                                          Pricing Ratios                      Dividend Data(6)
                                              -----------------------------------------      -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
Market Averages. MHC Institutions
---------------------------------

SAIF-Insured Thrifts(19)                       25.42  163.99   21.25  167.64   25.40         0.26    1.64   28.72
BIF-Insured Thrifts(3)                         21.14  156.03   20.37  174.43   26.20         0.35    1.71   30.32
NASDAQ Listed OTC Companies(22)                24.62  162.73   21.11  168.72   25.52         0.27    1.65   29.04
Florida Companies(2)                           20.87  180.72   11.12  186.05   26.09         1.00    4.17    0.00
Mid-Atlantic Companies(12)                     25.27  164.98   19.93  171.69   25.60         0.17    1.25   22.23
Mid-West Companies(5)                          27.55  172.74   23.57  172.74   24.21         0.31    1.63   28.85
New England Companies(2)                       18.82  145.03   27.53  158.96   25.54         0.52    2.73   47.53
South-East Companies(1)                         0.00  123.09   24.97  123.09    0.00         0.20    1.78   60.61
Thrift Strategy(20)                            25.26  156.99   21.44  160.46   25.32         0.24    1.54   26.34
Mortgage Banker Strategy(1)                    25.70  249.64   20.27  276.49    0.00         0.22    1.59   40.74
Diversified Strategy(1)                        14.49  173.45   16.33  201.30   27.94         0.84    3.62   52.50
Companies Issuing Dividends(16)                24.25  165.17   20.39  173.91   25.28         0.40    2.41   48.40
Companies Without Dividends(6)                 25.42  157.45   22.66  157.45   25.90         0.00    0.00    0.00
Equity/Assets 6-12%(12)                        24.59  190.23   17.68  201.60   25.85         0.36    1.95   36.00
Equity/Assets (greater than)12%(10)            24.65  132.18   24.92  132.18   25.31         0.17    1.31   21.09
Holding Company Structure(4)                   25.88  156.76   20.17  163.60   25.64         0.21    1.11   12.82
Assets Over $1 Billion(5)                      21.63  194.63   18.71  211.90   25.80         0.44    2.17   32.01
Assets $500 Million-$1 Billion(3)              23.15  116.61   38.73  116.61   23.15         0.20    1.84   42.55
Assets $250-$500 Million(6)                    26.49  174.45   20.76  174.45   26.17         0.20    1.08    0.00
Assets less than $250 Million(8)               26.02  136.49   20.60  140.40   25.18         0.23    1.74   44.17
Goodwill Companies(7)                          23.20  190.08   18.33  209.03   26.94         0.40    2.06   33.30
Non-Goodwill Companies(15)                     25.46  150.11   22.39  150.11   24.89         0.21    1.46   26.91
MHC Institutions(22)                           24.62  162.73   21.11  168.72   25.52         0.27    1.65   29.04
MHC Converted Last 3 Months(2)                 27.24  131.02   19.45  131.02   27.91         0.00    0.00    0.00


(1) Average of high/low or bid/ask price per share.

(2) Or since offering price if converted or first listed in 1994 or 1995. Percent change figures are actual year-to-date and are not annualized

(3) EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.

(4) Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.

(6) Annualized, based on last regular quarterly cash dividend announcement.

(7) Indicated dividend as a percent of trailing twelve month earnings.

(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.


* All thrifts are SAIF insured unless otherwise noted with an asterisk. Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source: Corporate reports and offering circulars for publicly traded companies, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700               Exhibit 1-B (continued)
                      Weekly Thrift Market Line - Part Two
                         Prices As Of September 4, 1998


                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.      Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA(8)          6.11     4.66    0.85   17.57    7.23       0.84   17.38       1.72   52.05    1.33
BYS   Bay State Bancorp of MA*               20.71    20.71    0.92    4.44    5.32       0.92    4.44       0.71  122.32    1.06
CFB   Commercial Federal Corp. of NE          7.26     6.44    0.79   11.99    6.33       0.95   14.45       0.78   86.50    0.88
DME   Dime Bancorp, Inc. of NY*               6.36     5.23    0.84   14.53    6.81       0.52    8.90       1.03   50.85    0.69
DSL   Downey Financial Corp. of CA            7.87     7.79    0.97   13.20    8.71       1.01   13.65       0.84   65.10    0.60
FED   FirstFed Fin. Corp. of CA               5.99     5.95    0.71   13.19    9.27       0.68   12.52       0.84  256.41    2.80
GSB   Golden State Bancorp of CA(8)           6.20     5.20    0.52    8.40    9.58       0.62   10.08       0.86  100.48    1.12
GDW   Golden West Fin. Corp. of CA            7.48     7.48    1.02   14.91    9.07       1.00   14.59       0.97   63.28    0.86
GPT   GreenPoint Fin. Corp. of NY*            9.93     5.61    1.11   11.28    6.05       1.14   11.54       2.54   33.98    1.22
JSB   JSB Financial, Inc. of NY*             24.31    24.31    2.92   12.15    9.93       3.28   13.64       0.16  238.05    0.54
OCN   Ocwen Financial Corp. of FL            12.19    11.15    0.87    6.99    3.12       0.08    0.62       6.87   11.20    1.31
SIB   Staten Island Bancorp of NY*           23.55    22.95    1.02    5.10    3.33       1.65    8.29       0.61   87.17    1.27
WES   Westcorp Inc. of Orange CA              9.07     9.05    0.20    2.19    3.11      -0.89   -9.84       0.60  162.80    2.22


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA         14.72    14.72    1.05    6.53    7.61       0.98    6.09       0.29  320.59    1.26
ANE   Alliance Bncp of New Eng of CT*         7.81     7.64    0.94   12.52    8.50       0.46    6.06       0.53  229.26    1.84
BKC   American Bank of Waterbury CT*          8.65     8.39    1.34   15.26    8.80       1.12   12.82       2.10   42.28    1.50
BFD   BostonFed Bancorp of MA                 7.80     7.53    0.71    8.62    7.88       0.57    6.92       0.17  413.47    0.84
CNY   Carver Bancorp, Inc. of NY              8.12     7.84    0.25    2.99    4.74       0.22    2.65       2.21   36.35    1.28
CBK   Citizens First Fin.Corp. of IL         13.95    13.95    0.71    5.12    5.42       0.40    2.89       0.67   54.73    0.45
EFC   EFC Bancorp Inc of IL                  23.66    23.66   -0.78   -5.19   -4.29       0.94    6.26       0.53   57.48    0.42
EBI   Equality Bancorp, Inc. of MO            9.58     9.58    0.59    6.72    4.29       0.01    0.12       0.36   37.97    0.37
ESX   Essex Bancorp of Norfolk VA(8)          0.02    -0.04   -0.24     NM   -20.09      -0.24     NM        1.26   76.64    1.11
FCB   Falmouth Bancorp, Inc. of MA*          21.38    21.38    1.08    4.71    4.48       0.82    3.58        NA      NA     0.65
FAB   FirstFed America Bancorp of MA          8.86     8.86    0.59    5.50    5.80       0.48    4.44       0.29  293.25    1.24
GAF   GA Financial Corp. of PA               12.88    12.76    1.02    7.16    8.45       0.95    6.65       0.24   75.96    0.46
HBS   Haywood Bancshares, Inc. of NC*        14.85    14.38    1.46   10.18    9.26       1.46   10.18       0.60   82.40    0.66
KNK   Kankakee Bancorp, Inc. of IL            9.76     8.34    0.79    7.50    8.53       0.76    7.18       1.12   53.91    0.97
KYF   Kentucky First Bancorp of KY           17.56    17.56    1.08    6.34    5.43       1.06    6.25       0.17  272.34    0.78
NBN   Northeast Bancorp of ME*                7.00     6.36    0.73   10.34    8.09       0.66    9.41       1.08   90.28    1.12
NEP   Northeast PA Fin. Corp of PA           17.78    17.78   -0.28   -1.52   -1.88       0.63    3.42       0.23  182.16    0.72
PDB   Piedmont Bancorp, Inc. of NC           16.54    16.54    1.28    7.84    6.28       1.24    7.58       0.71  102.48    0.89
SSB   Scotland Bancorp, Inc. of NC           24.95    24.95    1.33    4.93    3.98       1.33    4.93        NA      NA     0.57
SZB   SouthFirst Bancshares of AL             9.94     9.70    0.47    4.21    3.97       0.42    3.76       1.56   29.54    0.74
SRN   Southern Banc Company of AL            17.39    17.27    0.49    2.86    3.00       0.49    2.86        NA      NA     0.19
SSM   Stone Street Bancorp of NC             27.32    27.32    1.39    4.89    5.21       1.39    4.89       0.03     NA     0.64
TSH   Teche Holding Company of LA            13.84    13.84    0.94    6.97    7.72       0.93    6.84       0.18  460.90    0.98
FTF   Texarkana Fst. Fin. Corp of AR         14.88    14.88    1.75   11.47    7.91       1.70   11.15       0.12  445.58    0.67
THR   Three Rivers Fin. Corp. of MI          13.53    13.48    0.88    6.44    6.22       0.81    5.99       1.00   48.12    0.74
WSB   Washington SB, FSB of MD                8.42     8.42    0.73    8.64    9.02       0.50    5.89        NA      NA     1.02
WFI   Winton Financial Corp. of OH            7.17     7.03    1.05   14.60    6.96       0.86   12.04        NA      NA      NA


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN(8)          9.17     9.00    0.73    8.30    4.14       0.51    5.83       1.84   30.69    0.77
FBER  1st Bergen Bancorp of NJ               11.60    11.60    0.72    5.57    5.05       0.72    5.57       0.96  111.28    2.41
AFED  AFSALA Bancorp, Inc. of NY(8)          12.13    12.13    0.75    5.81    6.74       0.77    5.93       0.33  205.73    1.42
ALBK  ALBANK Fin. Corp. of Albany NY(8)       9.19     7.27    1.14   12.55    6.08       1.14   12.51       0.85   84.14    1.04
AMFC  AMB Financial Corp. of IN              12.68    12.68    0.84    5.95    6.48       0.54    3.86       0.19  214.55    0.52
ASBP  ASB Financial Corp. of OH              12.45    12.45    0.94    6.35    5.65       0.94    6.35       0.34  191.18    0.98
ABBK  Abington Bancorp of MA*                 6.37     5.81    0.86   12.84    8.46       0.65    9.73       0.14  353.60    0.77
AABC  Access Anytime Bancorp of NM            7.93     7.93    1.36   16.80   17.57       1.24   15.30       0.08  535.05    0.67


                                                         Pricing Ratios                      Dividend Data(6)
                                             -----------------------------------------      -----------------------
                                                                     Price/  Price/        Ind.   Divi-
                                             Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                       Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                       ------- ------- ------- ------- -------      ------- ------- -------
                                               (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NYSE Traded Companies
---------------------
AHM   Ahmanson and Co. H.F. of CA(8)          13.84  180.63   11.05  236.84   13.99         0.88    1.70   23.53
BYS   Bay State Bancorp of MA*                18.81   83.47   17.29   83.47   18.81         0.00    0.00    0.00
CFB   Commercial Federal Corp. of NE          15.79  150.82   10.95  170.18   13.10         0.22    0.95   15.07
DME   Dime Bancorp, Inc. of NY*               14.68  194.11   12.35  236.00   23.95         0.20    0.88   12.90
DSL   Downey Financial Corp. of CA            11.48  142.74   11.23  144.25   11.10         0.32    1.37   15.76
FED   FirstFed Fin. Corp. of CA               10.78  131.33    7.87  132.27   11.36         0.00    0.00    0.00
GSB   Golden State Bancorp of CA(8)           10.44   87.70    5.44  104.47    8.70         0.00    0.00    0.00
GDW   Golden West Fin. Corp. of CA            11.02  151.81   11.36  151.81   11.27         0.50    0.65    7.15
GPT   GreenPoint Fin. Corp. of NY*            16.54  189.15   18.77  334.57   16.17         0.64    2.21   36.57
JSB   JSB Financial, Inc. of NY*              10.07  121.11   29.44  121.11    8.97         1.60    3.42   34.41
OCN   Ocwen Financial Corp. of FL               NM   205.41   25.03  224.57     NM          0.00    0.00    0.00
SIB   Staten Island Bancorp of NY*              NM   106.73   25.13  109.51   18.47         0.32    1.90   57.14
WES   Westcorp Inc. of Orange CA                NM    71.43    6.48   71.60     NM          0.20    2.22   71.43


AMEX Traded Companies
---------------------
ANA   Acadiana Bancshares, Inc of LA          13.14   88.47   13.02   88.47   14.09         0.44    2.84   37.29
ANE   Alliance Bncp of New Eng of CT*         11.76  138.48   10.81  141.53   24.31         0.20    1.83   21.51
BKC   American Bank of Waterbury CT*          11.37  163.56   14.15  168.62   13.52         0.80    3.87   43.96
BFD   BostonFed Bancorp of MA                 12.69  109.41    8.54  113.41   15.80         0.40    2.39   30.30
CNY   Carver Bancorp, Inc. of NY              21.11   61.85    5.03   64.10   23.75         0.00    0.00    0.00
CBK   Citizens First Fin.Corp. of IL          18.44   92.65   12.92   92.65     NM          0.00    0.00    0.00
EFC   EFC Bancorp Inc of IL                     NM    81.61   19.31   81.61   19.34         0.00    0.00     NM
EBI   Equality Bancorp, Inc. of MO            23.32  125.58   12.03  125.58     NM          0.24    1.84   42.86
ESX   Essex Bancorp of Norfolk VA(8)            NM      NM     1.08     NM      NM          0.00    0.00     NM
FCB   Falmouth Bancorp, Inc. of MA*           22.33  103.14   22.05  103.14   29.39         0.24    1.43   32.00
FAB   FirstFed America Bancorp of MA          17.24  101.49    9.00  101.49   21.36         0.20    1.40   24.10
GAF   GA Financial Corp. of PA                11.84   89.50   11.52   90.34   12.74         0.00    0.00    0.00
HBS   Haywood Bancshares, Inc. of NC*         10.80  105.20   15.63  108.63   10.80         0.60    3.16   34.09
KNK   Kankakee Bancorp, Inc. of IL            11.72   86.18    8.41  100.86   12.25         0.00    0.00    0.00
KYF   Kentucky First Bancorp of KY            18.42  117.40   20.62  117.40   18.67         0.50    3.67   67.57
NBN   Northeast Bancorp of ME*                12.36  113.17    7.92  124.58   13.58         0.21    1.91   23.60
NEP   Northeast PA Fin. Corp of PA              NM    80.41   14.30   80.41   23.62         0.00    0.00     NM
PDB   Piedmont Bancorp, Inc. of NC            15.93  121.78   20.15  121.78   16.48         0.48    5.02     NM
SSB   Scotland Bancorp, Inc. of NC            25.14  138.94   34.66  138.94   25.14         0.20    1.81   45.45
SZB   SouthFirst Bancshares of AL             25.20   99.28    9.87  101.77   28.19         0.60    3.61     NM
SRN   Southern Banc Company of AL               NM    93.65   16.29   94.34     NM          0.00    0.00    0.00
SSM   Stone Street Bancorp of NC              19.21   94.65   25.86   94.65   19.21         0.46    2.92   56.10
TSH   Teche Holding Company of LA             12.95   87.35   12.09   87.35   13.18         0.50    3.45   44.64
FTF   Texarkana Fst. Fin. Corp of AR          12.64  141.71   21.09  141.71   12.99         0.56    2.43   30.77
THR   Three Rivers Fin. Corp. of MI           16.09  101.06   13.67  101.44   17.29         0.44    2.71   43.56
WSB   Washington SB, FSB of MD                11.09   93.67    7.89   93.67   16.27         0.10    2.05   22.73
WFI   Winton Financial Corp. of OH            14.38  198.28   14.23  202.46   17.42         0.25    2.17   31.25


NASDAQ Listed OTC Companies
---------------------------
FBCV  1st Bancorp of Vincennes IN(8)          24.14  193.36   17.73  197.15     NM          0.27    0.64   15.43
FBER  1st Bergen Bancorp of NJ                19.82  120.37   13.97  120.37   19.82         0.28    1.72   34.15
AFED  AFSALA Bancorp, Inc. of NY(8)           14.84   88.47   10.73   88.47   14.52         0.28    2.07   30.77
ALBK  ALBANK Fin. Corp. of Albany NY(8)       16.46  193.83   17.81  244.85   16.51         0.84    1.51   24.85
AMFC  AMB Financial Corp. of IN               15.43   94.09   11.93   94.09   23.77         0.28    1.93   29.79
ASBP  ASB Financial Corp. of OH               17.69  131.28   16.35  131.28   17.69         0.40    3.48   61.54
ABBK  Abington Bancorp of MA*                 11.82  153.60    9.78  168.49   15.60         0.20    1.32   15.63
AABC  Access Anytime Bancorp of NM             5.69   91.86    7.29   91.86    6.25         0.00    0.00    0.00

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700               Exhibit 1-B (continued)
                      Weekly Thrift Market Line - Part Two
                         Prices As Of September 4, 1998


                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.      Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
AFBC  Advance Fin. Bancorp of WV             14.09    14.09    0.90    5.94    6.19       0.85    5.61       0.60   51.29    0.35
ALBC  Albion Banc Corp. of Albion NY          8.49     8.49    0.54    6.24    5.91       0.50    5.88       0.47   72.86    0.44
ABCL  Alliance Bancorp, Inc. of IL            8.74     8.66    0.75    8.27    5.86       0.92   10.16       0.13  240.27    0.47
ALLB  Alliance Bank MHC of PA (19.9)         10.67    10.67    0.77    6.87    4.00       0.77    6.87       1.06   45.21    0.88
AHCI  Ambanc Holding Co., Inc. of NY*        10.32    10.32    0.40    3.45    3.92       0.41    3.52       0.60  120.40    1.26
ASBI  Ameriana Bancorp of IN                 12.16    11.94    0.98    8.54    6.50       0.82    7.15       0.56   54.99    0.43
ABCW  Anchor Bancorp Wisconsin of WI          6.36     6.26    1.11   17.35    5.54       0.97   15.09       0.58  180.99    1.29
ANDB  Andover Bancorp, Inc. of MA*            8.20     8.20    1.19   14.69    8.84       1.16   14.33       0.38  195.38    1.00
ASFC  Astoria Financial Corp. of NY           7.71     5.52    0.82   10.39    7.89       0.74    9.42       0.45   72.22    0.77
AVND  Avondale Fin. Corp. of IL               7.60     7.60   -0.78   -9.51  -12.49      -0.56   -6.84       1.25   84.71    2.83
BCSB  BCSB Bankcorp MHC of MD (38.6)         16.27    16.27    0.80    4.95    3.45       0.80    4.95        NA      NA     0.56
BKCT  Bancorp Connecticut of CT*              9.89     9.89    1.43   13.91    7.82       1.21   11.72       0.61  181.32    2.10
BPLS  Bank Plus Corp. of CA                   4.32     3.97    0.19    4.16    5.38       0.28    6.30       1.75   69.27    1.79
BNKU  Bank United Corp. of TX                 5.11     4.64    0.89   17.73    9.88       0.83   16.62       0.68   50.76    0.46
BWFC  Bank West Fin. Corp. of MI             12.84    12.84    0.59    4.30    3.41       0.51    3.74       0.58   28.97    0.24
BANC  BankAtlantic Bancorp of FL              6.79     5.25    0.83   13.33    7.73       0.37    5.93       0.81  100.62    1.12
BKUNA BankUnited Fin. Corp. of FL             5.11     4.27    0.23    5.40    3.79       0.13    3.15       0.46   37.03    0.21
BVCC  Bay View Capital Corp. of CA            6.89     4.47    0.35    5.46    4.24       0.60    9.26       0.38  218.38    1.06
FSNJ  Bayonne Banchsares of NJ(8)            13.70    13.70    0.73    5.31    3.88       0.73    5.31       0.44   96.50    0.92
BFSB  Bedford Bancshares, Inc. of VA         13.24    13.24    1.23    8.87    6.70       1.21    8.76       0.21  232.62    0.60
BFFC  Big Foot Fin. Corp. of IL              17.27    17.27    0.55    3.12    3.36       0.41    2.32        NA      NA     0.26
BYFC  Broadway Fin. Corp. of CA              10.13    10.13    0.52    5.03    8.36       0.33    3.20       1.15   68.56    0.97
BRKL  Brookline Bncp MHC of MA(47.0)         33.21    33.21    1.92    8.85    4.32       1.92    8.85       0.60  251.07    2.37
CBES  CBES Bancorp, Inc. of MO               13.62    13.62    0.94    6.07    5.89       0.67    4.33        NA      NA     0.58
CCFH  CCF Holding Company of GA               7.28     7.28    0.15    1.61    1.00      -0.01   -0.15       0.36  137.94    0.68
CITZ  CFS Bancorp, Inc. of IN                17.41    17.41    0.58    3.31    3.94       0.64    3.68       0.67   42.30    0.81
CFSB  CFSB Bancorp of Lansing MI              7.78     7.78    1.36   17.60    6.53       1.22   15.74       0.21  272.22    0.64
CKFB  CKF Bancorp of Danville KY             21.57    21.57    1.34    5.95    5.94       1.34    5.95       0.54   40.24    0.24
CNSB  CNS Bancorp, Inc. of MO                24.78    24.78    0.89    3.62    3.50       0.76    3.07       0.07  569.23    0.57
CSBF  CSB Financial Group Inc of IL          23.13    21.83    0.70    3.03    4.05       0.72    3.11       1.13   34.83    0.69
CBCI  Calumet Bancorp of Chicago IL          17.73    17.73    1.95   11.64   11.47       1.96   11.72       1.21   99.71    1.56
CAFI  Camco Fin. Corp. of OH                  9.90     9.30    1.26   13.00    7.69       0.91    9.41       0.72   39.75    0.34
CMRN  Cameron Fin. Corp. of MO               19.87    19.87    1.14    5.47    6.31       1.12    5.36       1.06   67.46    0.87
CFNC  Carolina Fincorp of NC*                13.50    13.50    0.93    4.48    6.26       1.05    5.04       0.14  283.77    0.51
CASB  Cascade Financial Corp. of WA           7.07     7.07    0.84   12.48    6.51       0.75   11.13       0.54  171.37    1.07
CATB  Catskill Fin. Corp. of NY*             22.04    22.04    1.31    5.48    6.75       1.29    5.41       0.22  282.65    1.43
CAVB  Cavalry Bancorp of TN                  29.66    29.66    1.48    5.11    3.60       1.09    3.76       0.05     NA     1.26
CNIT  Cenit Bancorp of Norfolk VA             7.91     7.33    0.90   12.59    7.15       0.83   11.60       0.19  316.10    0.75
CEBK  Central Co-Op. Bank of MA*              9.78     8.88    0.86    8.65    7.95       0.67    6.70       0.40  188.70    1.00
CENB  Century Bancorp, Inc. of NC(8)         19.34    19.34    1.20    4.68    7.31       1.18    4.63       0.47  120.87    0.79
COFI  Charter One Financial of OH             7.47     7.03    0.94   13.19    4.92       1.24   17.42       0.38  148.17    0.84
CVAL  Chester Valley Bancorp of PA            8.45     8.45    0.96   11.13    5.35       0.90   10.49       0.33  274.00    1.23
CLAS  Classic Bancshares, Inc. of KY         15.57    13.35    0.77    5.13    5.52       0.97    6.44       0.29  216.16    0.92
CBSA  Coastal Bancorp of Houston TX           3.85     3.35    0.52   14.54   12.75       0.54   14.90       0.49   61.08    0.62
CFCP  Coastal Fin. Corp. of SC                5.89     5.89    1.21   19.85    5.63       0.97   15.96       0.48  188.30    1.31
CFKY  Columbia Financial of KY               31.50    31.50    0.48    2.32    1.83       0.48    2.32       0.40   63.42    0.48
CMSB  Commonwealth Bancorp Inc of PA          8.44     6.64    0.57    6.25    5.73       0.41    4.43       0.41   97.65    0.66
CMSV  Commty. Svgs, MHC of FL (48.5)(8)      10.85    10.85    0.70    6.35    4.59       0.65    5.85       0.27  133.22    0.52
CFTP  Community Fed. Bancorp of MS           22.27    22.27    1.24    4.91    4.40       1.07    4.24       0.28   78.26    0.41
CFFC  Community Fin. Corp. of VA             14.09    14.04    1.00    7.33    5.68       0.96    7.02       1.30   48.66    0.71
CIBI  Community Inv. Bancorp of OH           10.98    10.98    0.94    8.14    5.26       0.94    8.14       0.56   98.23    0.66
COOP  Cooperative Bancshares of NC            7.94     7.94    0.65    8.40    5.90       0.59    7.66       0.08  330.28    0.34
CRZY  Crazy Woman Creek Bncorp of WY         23.43    23.43    1.24    5.18    5.96       1.24    5.18       0.13  355.84    0.92
CRSB  Crusader Holding Corp of PA            11.50    10.89    2.27   32.12    7.61       2.09   29.47       0.96   44.19    0.50
DNFC  D&N Financial Corp. of MI               5.57     5.52    0.85   15.64    9.54       0.75   13.67       0.50  113.36    0.83
DCBI  Delphos Citizens Bancorp of OH         24.15    24.15    1.53    5.86    4.91       1.53    5.86       0.64   15.93    0.12


                                                          Pricing Ratios                      Dividend Data(6)
                                              -----------------------------------------      -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
AFBC  Advance Fin. Bancorp of WV               16.16   99.04   13.96   99.04   17.12         0.32    2.23   35.96
ALBC  Albion Banc Corp. of Albion NY           16.92  103.11    8.76  103.11   17.98         0.12    1.39   23.53
ABCL  Alliance Bancorp, Inc. of IL             17.08  109.18    9.54  110.08   13.91         0.44    2.55   43.56
ALLB  Alliance Bank MHC of PA (19.9)           25.00  168.51   17.99  168.51   25.00         0.00    0.00    0.00
AHCI  Ambanc Holding Co., Inc. of NY*          25.49   91.42    9.44   91.42   25.00         0.24    1.85   47.06
ASBI  Ameriana Bancorp of IN                   15.38  128.30   15.60  130.62   18.37         0.64    3.56   54.70
ABCW  Anchor Bancorp Wisconsin of WI           18.04  302.73   19.24  307.34   20.74         0.20    0.90   16.26
ANDB  Andover Bancorp, Inc. of MA*             11.32  156.16   12.80  156.16   11.60         0.72    2.62   29.63
ASFC  Astoria Financial Corp. of NY            12.67  112.60    8.68  157.18   13.98         0.80    2.11   26.76
AVND  Avondale Fin. Corp. of IL                  NM    81.29    6.18   81.29     NM          0.00    0.00     NM
BCSB  BCSB Bankcorp MHC of MD (38.6)           29.00  143.41   23.33  143.41   29.00         0.00    0.00    0.00
BKCT  Bancorp Connecticut of CT*               12.80  169.62   16.78  169.62   15.19         0.54    3.32   42.52
BPLS  Bank Plus Corp. of CA                    18.59   75.92    3.28   82.67   12.29         0.00    0.00    0.00
BNKU  Bank United Corp. of TX                  10.13  167.25    8.55  184.10   10.80         0.64    1.81   18.29
BWFC  Bank West Fin. Corp. of MI               29.29  125.34   16.09  125.34     NM          0.00    0.00    0.00
BANC  BankAtlantic Bancorp of FL               12.93  133.76    9.09  173.05   29.09         0.10    1.07   13.89
BKUNA BankUnited Fin. Corp. of FL              26.39   92.32    4.71  110.47     NM          0.00    0.00    0.00
BVCC  Bay View Capital Corp. of CA             23.61   87.49    6.03  134.92   13.93         0.40    2.35   55.56
FSNJ  Bayonne Banchsares of NJ(8)              25.80  124.74   17.09  124.74   25.80         0.25    1.90   49.02
BFSB  Bedford Bancshares, Inc. of VA           14.94  127.49   16.88  127.49   15.13         0.32    2.78   41.56
BFFC  Big Foot Fin. Corp. of IL                29.79   92.35   15.95   92.35     NM          0.00    0.00    0.00
BYFC  Broadway Fin. Corp. of CA                11.96   59.18    5.99   59.18   18.75         0.19    2.30   27.54
BRKL  Brookline Bncp MHC of MA(47.0)           23.15  116.61   38.73  116.61   23.15         0.20    1.84   42.55
CBES  CBES Bancorp, Inc. of MO                 16.96  105.97   14.44  105.97   23.75         0.48    2.53   42.86
CCFH  CCF Holding Company of GA                  NM   162.92   11.86  162.92     NM          0.64    3.05     NM
CITZ  CFS Bancorp, Inc. of IN                  25.36   83.92   14.61   83.92   22.83         0.00    0.00    0.00
CFSB  CFSB Bancorp of Lansing MI               15.32  269.18   20.95  269.18   17.13         0.52    2.39   36.62
CKFB  CKF Bancorp of Danville KY               16.84  102.74   22.16  102.74   16.84         0.54    3.27   55.10
CNSB  CNS Bancorp, Inc. of MO                  28.55  102.51   25.40  102.51     NM          0.30    1.98   56.60
CSBF  CSB Financial Group Inc of IL            24.71   74.93   17.33   79.39   24.12         0.00    0.00    0.00
CBCI  Calumet Bancorp of Chicago IL             8.72   95.53   16.94   95.53    8.66         0.00    0.00    0.00
CAFI  Camco Fin. Corp. of OH                   13.01  150.66   14.91  160.32   17.98         0.39    2.44   31.71
CMRN  Cameron Fin. Corp. of MO                 15.84   88.79   17.64   88.79   16.16         0.28    1.75   27.72
CFNC  Carolina Fincorp of NC*                  15.96  110.78   14.96  110.78   14.19         0.24    2.68   42.86
CASB  Cascade Financial Corp. of WA            15.36  173.23   12.25  173.23   17.23         0.00    0.00    0.00
CATB  Catskill Fin. Corp. of NY*               14.83   83.83   18.48   83.83   15.00         0.37    2.90   43.02
CAVB  Cavalry Bancorp of TN                    27.76  141.21   41.88  141.21     NM          0.20    1.06   29.41
CNIT  Cenit Bancorp of Norfolk VA              13.98  172.00   13.61  185.67   15.17         0.40    2.25   31.50
CEBK  Central Co-Op. Bank of MA*               12.58  104.17   10.19  114.71   16.25         0.32    1.64   20.65
CENB  Century Bancorp, Inc. of NC(8)           13.68   88.20   17.06   88.20   13.83         0.68    5.23   71.58
COFI  Charter One Financial of OH              20.33  229.77   17.16  244.09   15.39         0.56    2.10   42.75
CVAL  Chester Valley Bancorp of PA             18.71  189.92   16.05  189.92   19.85         0.42    1.62   30.22
CLAS  Classic Bancshares, Inc. of KY           18.12   90.00   14.01  104.98   14.42         0.32    2.26   41.03
CBSA  Coastal Bancorp of Houston TX             7.84  105.47    4.06  121.12    7.66         0.32    2.00   15.69
CFCP  Coastal Fin. Corp. of SC                 17.76  327.02   19.27  327.02   22.09         0.28    1.47   26.17
CFKY  Columbia Financial of KY                   NM    85.53   26.94   85.53     NM          0.28    2.33     NM
CMSB  Commonwealth Bancorp Inc of PA           17.44  116.19    9.80  147.49   24.59         0.32    2.13   37.21
CMSV  Commty. Svgs, MHC of FL (48.5)(8)        21.78  135.05   14.66  135.05   23.66         0.90    4.09     NM
CFTP  Community Fed. Bancorp of MS             22.73  112.53   25.06  112.53   26.32         0.32    2.13   48.48
CFFC  Community Fin. Corp. of VA               17.61  124.38   17.53  124.88   18.38         0.00    0.00    0.00
CIBI  Community Inv. Bancorp of OH             19.03  154.60   16.98  154.60   19.03         0.24    1.85   35.29
COOP  Cooperative Bancshares of NC             16.94  133.80   10.63  133.80   18.58         0.00    0.00    0.00
CRZY  Crazy Woman Creek Bncorp of WY           16.77   86.38   20.24   86.38   16.77         0.40    3.02   50.63
CRSB  Crusader Holding Corp of PA              13.14  210.40   24.19  222.13   14.33         0.00    0.00    0.00
DNFC  D&N Financial Corp. of MI                10.48  151.52    8.44  152.84   11.99         0.20    1.14   11.98
DCBI  Delphos Citizens Bancorp of OH           20.36  124.87   30.15  124.87   20.36         0.24    1.30   26.37

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700               Exhibit 1-B (continued)
                      Weekly Thrift Market Line - Part Two
                         Prices As Of September 4, 1998


                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.      Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
DCOM  Dime Community Bancorp of NY*          11.47    10.00    0.89    7.00    6.00       0.87    6.80       0.39  189.26    1.27
ESBF  ESB Financial Corp of PA                7.20     6.42    0.69    9.08    6.54       0.69    9.08       0.60   83.44    1.34
EGLB  Eagle BancGroup of IL                  12.05    12.05    0.35    2.97    3.30       0.12    1.03       0.73   75.47    0.82
EBSI  Eagle Bancshares of Tucker GA           6.92     6.92    0.88   11.78    8.76       0.85   11.46       1.20   49.97    0.78
ETFS  East Texas Fin. Serv. of TX            17.29    17.29    0.53    3.02    3.09       0.45    2.58       0.41   46.61    0.38
ESBK  Elmira Svgs Bank (The) of NY*           6.27     6.27    0.47    7.45    6.17       0.49    7.85       0.82   81.26    0.85
EMLD  Emerald Financial Corp. of OH           8.50     8.40    1.13   14.08    5.58       1.03   12.82       0.30   86.50    0.32
EFBC  Empire Federal Bancorp of MT           36.76    36.76    1.47    4.00    4.95       1.47    4.00       0.01     NA     0.41
EFBI  Enterprise Fed. Bancorp of OH           9.96     9.71    0.78    6.96    3.76       0.67    5.95       0.06  333.77    0.30
EQSB  Equitable FSB of Wheaton MD             5.12     5.12    0.70   13.60    8.09       0.66   12.87        NA      NA      NA
FCBF  FCB Fin. Corp. of Neenah WI            14.47    14.47    1.24    8.45    5.54       0.92    6.26       0.22  327.68    0.98
FFDF  FFD Financial Corp. of OH              22.27    22.27    1.73    7.25    6.41       0.78    3.26       0.08  329.27    0.40
FFLC  FFLC Bancorp of Leesburg FL            12.80    12.80    1.00    7.60    6.06       0.94    7.17       0.26  192.43    0.59
FFWC  FFW Corporation of Wabash IN            9.41     8.66    0.99   10.40    8.67       0.87    9.12       0.43  112.49    0.70
FFYF  FFY Financial Corp. of OH              12.92    12.92    1.24    9.26    6.54       1.21    9.06       0.51   82.43    0.56
FMCO  FMS Financial Corp. of NJ               6.08     6.03    0.85   13.57    6.49       0.85   13.57       0.70   68.77    1.07
FFHH  FSF Financial Corp. of MN              10.43    10.43    0.79    7.33    7.51       0.75    6.92       0.20  123.88    0.37
FOBC  Fed One Bancorp of Wheeling WV(8)      11.20    10.77    0.82    7.39    3.34       0.80    7.15       0.36  111.72    0.90
FBCI  Fidelity Bancorp of Chicago IL         10.60    10.58    0.19    1.80    1.56       0.60    5.67       0.24   45.86    0.14
FSBI  Fidelity Bancorp, Inc. of PA            7.09     7.09    0.74   10.76    7.84       0.72   10.54       0.17  330.68    1.05
FFFL  Fidelity Bcsh MHC of FL (47.9)          6.15     5.98    0.65    8.98    4.79       0.52    7.18       0.27   78.51    0.34
FFED  Fidelity Fed. Bancorp of IN             6.78     6.78   -0.34   -5.64   -6.89      -0.26   -4.29       0.38  613.16    2.77
FFOH  Fidelity Financial of OH               12.41    11.04    0.89    7.16    6.54       0.86    6.91       0.26  121.33    0.40
FIBC  Financial Bancorp, Inc. of NY(8)        8.42     8.39    0.94   10.48    5.45       0.91   10.17       1.92   25.63    0.87
FBSI  First Bancshares, Inc. of MO           14.14    13.57    1.10    7.90    6.51       1.10    7.90       1.31   23.38    0.36
FBBC  First Bell Bancorp of PA               10.16    10.16    1.08   10.33    7.25       1.07   10.24       0.05  191.03    0.13
SKBO  First Carnegie MHC of PA(45.0)         16.79    16.79    0.57    3.37    3.27       0.68    4.03       0.59   64.19    0.80
FSTC  First Citizens Corp of GA              10.09     8.07    1.91   19.64    8.63       1.73   17.77       1.17   86.37    1.39
FCME  First Coastal Corp. of ME*              8.95     8.95    0.80    8.29    7.66       0.72    7.47       0.24  650.60    2.55
FDEF  First Defiance Fin.Corp. of OH         17.74    17.74    0.94    4.96    5.56       0.90    4.74       0.29  171.18    0.62
FESX  First Essex Bancorp of MA*              7.14     5.18    0.84   11.61    8.69       0.72    9.94       0.45  191.23    1.48
FFSX  First FSB MHC Sxld of IA(46.3)(8)       7.62     6.14    0.68    8.41    4.29       0.66    8.20       0.46  102.36    0.64
FFES  First Fed of E. Hartford CT             7.20     7.20    0.59    8.73    8.48       0.64    9.42       0.33   84.42    1.30
BDJI  First Fed. Bancorp. of MN              10.46    10.46    0.70    6.62    5.49       0.71    6.70       0.18  202.30    0.78
FFBH  First Fed. Bancshares of AR            14.71    14.71    1.00    6.71    6.00       0.99    6.65       0.85   20.75    0.23
FTFC  First Fed. Capital Corp. of WI          7.50     7.14    1.20   17.23    7.16       0.83   11.82       0.23  212.49    0.75
FFKY  First Fed. Fin. Corp. of KY            13.35    12.67    1.61   11.89    6.47       1.54   11.42       0.53   84.57    0.52
FFBZ  First Federal Bancorp of OH             7.95     7.95    0.82   10.74    5.40       0.78   10.14       0.54  190.00    1.19
FFCH  First Fin. Holdings Inc. of SC          6.49     6.49    0.89   14.08    6.27       0.85   13.47       1.16   56.67    0.80
FFHS  First Franklin Corp. of OH              9.12     9.08    0.81    8.85    7.24       0.70    7.67       0.90   49.39    0.69
FGHC  First Georgia Hold. Corp of GA          8.15     7.62    1.17   14.29    4.00       1.17   14.29       1.65   37.32    0.71
FFSL  First Independence Corp. of KS          9.58     9.58    0.72    7.28    7.65       0.72    7.28       0.56   95.21    0.72
FISB  First Indiana Corp. of IN               9.15     9.05    1.16   12.29    7.44       0.82    8.70       1.11  125.92    1.65
FKAN  First Kansas Financial of KS           18.69    18.69    0.88    4.71    6.02       0.88    4.71       0.05  327.59    0.43
FKFS  First Keystone Fin. Corp of PA          6.50     6.50    0.74   11.06    9.50       0.66    9.80       1.22   36.94    0.87
FLKY  First Lancaster Bncshrs of KY          26.64    26.64    1.03    3.44    3.73       1.03    3.44       1.70   18.91    0.36
FLFC  First Liberty Fin. Corp. of GA          7.35     6.72    0.77   10.36    3.70       0.80   10.78       0.77  132.28    1.51
CASH  First Midwest Fin., Inc. of OH         10.18     9.09    0.71    6.60    6.01       0.64    5.93       1.94   37.96    1.19
FMBD  First Mutual Bancorp Inc of IL(8)      14.62    11.38    0.35    2.53    2.35       0.27    1.94       0.33  115.88    0.48
FMSB  First Mutual SB of Bellevue WA*         6.79     6.79    1.01   15.06    8.08       0.99   14.77       0.11  989.94    1.26
FNGB  First Northern Cap. Corp of WI         10.89    10.89    0.98    8.88    6.88       0.90    8.16       0.12  400.84    0.54
FFPB  First Palm Beach Bancorp of FL          6.85     6.71    0.45    6.95    5.03       0.24    3.70       0.51   59.41    0.50
FWWB  First Savings Bancorp of WA            13.02    12.06    1.20    8.69    5.56       1.11    8.07       0.43  164.95    1.03
FSFF  First SecurityFed Fin of IL            28.92    28.84    1.03    5.32    3.76       1.61    8.33       0.34  170.99    0.94
FSLA  First Source Bancorp of NJ             21.24    20.56    1.04    8.63    4.50       1.01    8.39       0.35  159.84    1.04
SOPN  First Svgs Bancorp of NC               22.86    22.86    1.76    7.70    6.68       1.76    7.70       0.18  109.36    0.29


                                                          Pricing Ratios                      Dividend Data(6)
                                              -----------------------------------------      -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
DCOM  Dime Community Bancorp of NY*            16.67  117.65   13.50  135.03   17.14         0.40    2.22   37.04
ESBF  ESB Financial Corp of PA                 15.29  131.14    9.44  146.92   15.29         0.36    2.29   34.95
EGLB  Eagle BancGroup of IL                      NM    88.38   10.65   88.38     NM          0.00    0.00    0.00
EBSI  Eagle Bancshares of Tucker GA            11.41  127.25    8.81  127.25   11.72         0.64    3.76   42.95
ETFS  East Texas Fin. Serv. of TX                NM    96.22   16.63   96.22     NM          0.00    0.00    0.00
ESBK  Elmira Svgs Bank (The) of NY*            16.22  120.18    7.53  120.18   15.38         0.64    2.67   43.24
EMLD  Emerald Financial Corp. of OH            17.91  234.83   19.97  237.62   19.67         0.14    1.17   20.90
EFBC  Empire Federal Bancorp of MT             20.20   80.11   29.45   80.11   20.20         0.32    2.44   49.23
EFBI  Enterprise Fed. Bancorp of OH            26.58  166.24   16.56  170.49     NM          1.00    3.65     NM
EQSB  Equitable FSB of Wheaton MD              12.37  156.78    8.02  156.78   13.07         0.00    0.00    0.00
FCBF  FCB Fin. Corp. of Neenah WI              18.05  140.32   20.30  140.32   24.33         0.88    3.23   58.28
FFDF  FFD Financial Corp. of OH                15.60  110.17   24.54  110.17     NM          0.30    1.76   27.52
FFLC  FFLC Bancorp of Leesburg FL              16.51  124.03   15.88  124.03   17.50         0.36    2.06   33.96
FFWC  FFW Corporation of Wabash IN             11.54  114.33   10.76  124.28   13.16         0.42    2.80   32.31
FFYF  FFY Financial Corp. of OH                15.28  140.48   18.15  140.48   15.61         0.80    2.71   41.45
FMCO  FMS Financial Corp. of NJ                15.41  197.72   12.03  199.47   15.41         0.12    1.07   16.44
FFHH  FSF Financial Corp. of MN                13.31   97.62   10.19   97.62   14.10         0.50    3.48   46.30
FOBC  Fed One Bancorp of Wheeling WV(8)        29.90  214.46   24.02  222.90     NM          0.62    1.66   49.60
FBCI  Fidelity Bancorp of Chicago IL             NM   112.57   11.93  112.75   20.32         0.00    0.00    0.00
FSBI  Fidelity Bancorp, Inc. of PA             12.76  130.01    9.22  130.01   13.03         0.00    0.00    0.00
FFFL  Fidelity Bcsh MHC of FL (47.9)           20.87  180.72   11.12  186.05   26.09         1.00    4.17     NM
FFED  Fidelity Fed. Bancorp of IN                NM    84.81    5.75   84.81     NM          0.20    5.51     NM
FFOH  Fidelity Financial of OH                 15.29  110.26   13.68  123.93   15.85         0.32    2.46   37.65
FIBC  Financial Bancorp, Inc. of NY(8)         18.34  184.19   15.52  184.96   18.90         0.00    0.00    0.00
FBSI  First Bancshares, Inc. of MO             15.36  115.91   16.39  120.85   15.36         0.12    0.94   14.46
FBBC  First Bell Bancorp of PA                 13.79  135.82   13.80  135.82   13.91         0.40    2.50   34.48
SKBO  First Carnegie MHC of PA(45.0)             NM   103.48   17.38  103.48   25.58         0.30    2.73     NM
FSTC  First Citizens Corp of GA                11.59  200.47   20.23  250.74   12.81         0.32    1.25   14.55
FCME  First Coastal Corp. of ME*               13.06  104.07    9.31  104.07   14.51         0.00    0.00    0.00
FDEF  First Defiance Fin.Corp. of OH           18.00   93.84   16.65   93.84   18.86         0.36    3.03   54.55
FESX  First Essex Bancorp of MA*               11.51  128.93    9.20  177.78   13.45         0.56    3.50   40.29
FFSX  First FSB MHC Sxld of IA(46.3)(8)        23.33  189.19   14.42  234.90   23.93         0.00    0.00    0.00
FFES  First Fed of E. Hartford CT              11.80   97.67    7.03   97.67   10.93         0.68    2.71   31.92
BDJI  First Fed. Bancorp. of MN                18.21  116.05   12.13  116.05   17.99         0.00    0.00    0.00
FFBH  First Fed. Bancshares of AR              16.67  108.82   16.01  108.82   16.81         0.28    1.47   24.56
FTFC  First Fed. Capital Corp. of WI           13.97  221.96   16.65  233.22   20.36         0.28    1.96   27.45
FFKY  First Fed. Fin. Corp. of KY              15.44  178.47   23.82  187.99   16.07         0.60    2.54   39.22
FFBZ  First Federal Bancorp of OH              18.52  191.20   15.20  191.20   19.61         0.14    1.40   25.93
FFCH  First Fin. Holdings Inc. of SC           15.95  207.40   13.46  207.40   16.67         0.42    2.27   36.21
FFHS  First Franklin Corp. of OH               13.81  119.24   10.88  119.74   15.93         0.30    2.07   28.57
FGHC  First Georgia Hold. Corp of GA           25.00  333.88   27.20     NM    25.00         0.00    0.00    0.00
FFSL  First Independence Corp. of KS           13.07   93.12    8.92   93.12   13.07         0.30    2.61   34.09
FISB  First Indiana Corp. of IN                13.44  157.50   14.42  159.27   18.99         0.48    2.43   32.65
FKAN  First Kansas Financial of KS             16.61   78.22   14.62   78.22   16.61         0.00    0.00    0.00
FKFS  First Keystone Fin. Corp of PA           10.53  113.96    7.41  113.96   11.88         0.20    1.67   17.54
FLKY  First Lancaster Bncshrs of KY            26.84   91.82   24.46   91.82   26.84         0.60    4.38     NM
FLFC  First Liberty Fin. Corp. of GA           27.03  268.46   19.73  293.69   25.97         0.30    1.50   40.54
CASH  First Midwest Fin., Inc. of OH           16.63  110.48   11.25  123.75   18.50         0.48    2.65   44.04
FMBD  First Mutual Bancorp Inc of IL(8)          NM   105.79   15.47  135.98     NM          0.32    1.92     NM
FMSB  First Mutual SB of Bellevue WA*          12.38  176.59   11.99  176.59   12.62         0.20    1.57   19.42
FNGB  First Northern Cap. Corp of WI           14.53  126.62   13.79  126.62   15.81         0.36    3.35   48.65
FFPB  First Palm Beach Bancorp of FL           19.87  131.75    9.03  134.55     NM          0.70    2.26   44.87
FWWB  First Savings Bancorp of WA              17.97  156.78   20.41  169.16   19.36         0.36    1.79   32.14
FSFF  First SecurityFed Fin of IL              26.63   83.96   24.28   84.19   17.01         0.00    0.00    0.00
FSLA  First Source Bancorp of NJ               22.22   97.92   20.80  101.14   22.86         0.18    2.25   50.00
SOPN  First Svgs Bancorp of NC                 14.96  113.45   25.93  113.45   14.96         1.00    4.71   70.42

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700               Exhibit 1-B (continued)
                      Weekly Thrift Market Line - Part Two
                         Prices As Of September 4, 1998


                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.      Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
FBNW  FirstBank Corp of Clarkston WA         15.63    15.63    1.08    7.37    6.41       0.61    4.18       0.39  160.81    0.78
FFDB  FirstFed Bancorp, Inc. of AL            9.71     8.95    0.93    9.56    5.44       0.93    9.56       1.41   41.95    0.90
FSPT  FirstSpartan Fin. Corp. of SC          24.31    24.31    1.41    6.66    5.45       1.37    6.47       0.38  111.34    0.51
FLAG  Flag Financial Corp of GA               8.89     8.89    0.88    9.49    2.94       0.61    6.57       1.33   65.46    1.22
FLGS  Flagstar Bancorp, Inc of MI             5.55     5.40    1.41   23.50   10.48       1.41   23.50       2.26   20.60    0.53
FFIC  Flushing Fin. Corp. of NY*             12.80    12.33    0.93    6.92    5.50       0.94    6.98       0.31  198.69    1.00
FBHC  Fort Bend Holding Corp. of TX(8)        7.15     6.76    0.66   10.00    6.86       0.43    6.58       0.41  123.80    0.90
FTSB  Fort Thomas Fin. Corp. of KY           16.07    16.07    1.18    7.42    6.04       1.18    7.42       1.93   30.61    0.65
FKKY  Frankfort First Bancorp of KY          16.88    16.88    1.19    7.05    6.88       1.19    7.05        NA      NA     0.08
FTNB  Fulton Bancorp, Inc. of MO             23.37    23.37    1.22    5.01    4.44       0.95    3.88       0.70  126.01    1.06
GUPB  GFSB Bancorp, Inc of Gallup NM         12.34    12.34    0.91    6.67    5.64       0.91    6.67       0.37   86.67    0.54
GSLA  GS Financial Corp. of LA               36.03    36.03    1.14    2.73    3.83       0.99    2.38       0.12  260.11    0.74
GOSB  GSB Financial Corp. of NY*             24.90    24.90    0.73    3.21    3.49       0.69    3.05       0.09  156.52    0.24
GBNK  Gaston Fed Bncp MHC of NC(47.0         20.28    20.28    0.73    5.92    2.93       0.66    5.39       0.50  132.06    0.96
GFCO  Glenway Financial Corp. of OH           9.57     9.49    0.86    9.12    5.84       0.87    9.20       0.19  184.71    0.41
GTPS  Great American Bancorp of IL           18.27    18.27    0.70    3.57    3.76       0.70    3.57       0.08  484.87    0.47
PEDE  Great Pee Dee Bancorp of SC            45.12    45.12    1.97    4.37    5.17       1.97    4.37       0.73   65.48    0.59
GSFC  Green Street Fin. Corp. of NC          34.90    34.90    1.59    4.49    5.52       1.59    4.49       0.07  216.10    0.19
GFED  Guaranty Fed Bancshares of MO          27.19    27.19    1.22    5.29    4.29       1.22    5.29       0.35  241.97    1.05
HCBB  HCB Bancshares of Camden AR            17.25    17.04    0.33    1.99    2.27       0.33    1.99       0.44  150.91    1.38
HEMT  HF Bancorp of Hemet CA                  8.01     6.85    0.01    0.15    0.14       0.06    0.77        NA      NA      NA
HFFC  HF Financial Corp. of SD                9.93     9.93    1.13   11.75    9.48       0.98   10.23       0.53  239.17    1.62
HFNC  HFNC Financial Corp. of NC(8)          16.96    16.96    1.44    8.07    7.43       0.98    5.49       0.53  131.75    0.86
HMNF  HMN Financial, Inc. of MN              11.61    10.79    0.92    6.94    7.71       0.65    4.91       0.09  449.77    0.61
HALL  Hallmark Capital Corp. of WI            7.63     7.63    0.66    8.85    8.09       0.62    8.29       0.32  168.40    0.82
HRBF  Harbor Federal Bancorp of MD           12.60    12.60    0.77    6.06    5.22       0.75    5.87       0.32   65.53    0.33
HARB  Harbor Florida Bancshrs of FL          19.60    19.39    1.36   10.13    5.05       1.29    9.56       0.43  208.24    1.27
HFSA  Hardin Bancorp of Hardin MO            10.10    10.10    0.69    6.14    6.03       0.60    5.35       0.14  145.30    0.40
HARL  Harleysville SB of PA                   6.41     6.41    0.97   14.71    7.02       0.97   14.71        NA      NA     0.79
HFGI  Harrington Fin. Group of IN             4.68     4.68   -0.37   -7.67   -5.92      -0.13   -2.69       0.18   40.45    0.22
HARS  Harris Fin. MHC of PA (24.9)            8.12     7.33    0.84   10.33    3.89       0.68    8.41       0.66   60.54    0.97
HFFB  Harrodsburg 1st Fin Bcrp of KY         26.46    26.46    1.36    5.11    5.05       1.36    5.11       0.55   66.83    0.48
HHFC  Harvest Home Fin. Corp. of OH          11.35    11.35    0.72    6.20    5.84       0.62    5.35       0.09  144.19    0.25
HAVN  Haven Bancorp of Woodhaven NY           5.21     4.98    0.45    7.89    6.95       0.48    8.36       0.45  132.08    0.97
HTHR  Hawthorne Fin. Corp. of CA              3.97     3.97    0.94   21.21   20.42       1.09   24.78       6.67   18.16    1.31
HMLK  Hemlock Fed. Fin. Corp. of IL          15.14    15.14    0.93    5.41    5.79       0.91    5.28       0.06  625.00    0.84
HBSC  Heritage Bancorp, Inc of SC            31.48    31.48    1.12    5.60    4.71       1.12    5.60       0.44   57.25    0.38
HFWA  Heritage Financial Corp of WA          28.80    28.80    1.11    5.92    3.32       0.57    3.04       0.12  761.93    1.28
HCBC  High Country Bancorp of CO             19.56    19.56    0.84    7.33    4.42       0.84    7.33       0.45  167.06    0.94
HBNK  Highland Bancorp of CA                  7.87     7.87    1.36   17.69    8.29       1.20   15.55       1.84   88.38    2.06
HIFS  Hingham Inst. for Sav. of MA*           9.43     9.43    1.25   13.14    9.49       1.24   13.02       0.17  396.87    0.90
HBEI  Home Bancorp of Elgin IL(8)            26.10    26.10    0.69    2.60    2.88       0.69    2.60       0.28  107.27    0.35
HBFW  Home Bancorp of Fort Wayne IN          11.92    11.92    0.85    6.84    4.67       0.83    6.68       0.10  402.90    0.43
HCFC  Home City Fin. Corp. of OH             13.87    13.87    1.30    7.09    8.75       1.28    7.02       0.59   97.81    0.63
HOMF  Home Fed Bancorp of Seymour IN          9.31     9.07    1.48   16.63    8.24       1.16   13.00       0.59  100.21    0.71
HWEN  Home Financial Bancorp of IN           17.64    17.64    0.92    5.30    5.42       0.70    4.04       1.10   68.52    0.93
HLFC  Home Loan Financial Corp of OH         38.53    38.53    1.34    4.88    3.06       1.34    4.88       0.29   92.92    0.39
HPBC  Home Port Bancorp, Inc. of MA*          8.71     8.71    1.45   14.51    8.71       1.62   16.29       0.26  453.64    1.38
HSTD  Homestead Bancorp, Inc. of LA          21.66    21.66    0.75    3.46    4.84       0.75    3.46       0.27  119.47    0.69
HFBC  HopFed Bancorp of KY                   26.78    26.78    1.22    8.52    4.33       1.22    8.52       0.11  107.86    0.23
HZFS  Horizon Fin'l. Services of IA           9.11     9.11    0.91    9.24    5.81       0.70    7.08        NA      NA      NA
HRZB  Horizon Financial Corp. of WA*         15.43    15.43    1.56   10.03    8.00       1.52    9.76       0.02     NA     0.88
HRBT  Hudson River Bancorp Inc of NY         26.74    26.74    0.90    3.36    3.88       1.03    3.85       1.66   58.37    1.87
ITLA  ITLA Capital Corp of CA*               10.44    10.41    1.44   13.81   11.37       1.44   13.81       1.07  139.44    1.75
ICBC  Independence Comm Bnk Cp of NY         20.07    18.95   -0.81   -4.22   -4.14       0.68    3.58       0.60  135.71    1.34
IFSB  Independence FSB of DC                  7.21     6.53    1.15   15.91   18.92       0.18    2.52        NA      NA     0.42


                                                          Pricing Ratios                      Dividend Data(6)
                                              -----------------------------------------      -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
FBNW  FirstBank Corp of Clarkston WA           15.60   98.76   15.44   98.76   27.51         0.32    2.12   32.99
FFDB  FirstFed Bancorp, Inc. of AL             18.38  172.65   16.77  187.41   18.38         0.28    2.24   41.18
FSPT  FirstSpartan Fin. Corp. of SC            18.36  109.91   26.71  109.91   18.90         0.60    1.85   33.90
FLAG  Flag Financial Corp of GA                  NM   311.03   27.65  311.03     NM          0.24    1.81   61.54
FLGS  Flagstar Bancorp, Inc of MI               9.55  201.15   11.16  206.69    9.55         0.28    1.33   12.73
FFIC  Flushing Fin. Corp. of NY*               18.18  122.91   15.74  127.61   18.03         0.36    1.64   29.75
FBHC  Fort Bend Holding Corp. of TX(8)         14.59  132.83    9.49  140.46   22.17         0.00    0.00    0.00
FTSB  Fort Thomas Fin. Corp. of KY             16.56  119.91   19.27  119.91   16.56         0.25    1.89   31.25
FKKY  Frankfort First Bancorp of KY            14.54  101.64   17.15  101.64   14.54         0.80    5.61     NM
FTNB  Fulton Bancorp, Inc. of MO               22.51  112.08   26.19  112.08   29.10         0.24    1.42   32.00
GUPB  GFSB Bancorp, Inc of Gallup NM           17.72  115.32   14.23  115.32   17.72         0.30    2.14   37.97
GSLA  GS Financial Corp. of LA                 26.09   74.95   27.01   74.95   30.00         0.28    2.33   60.87
GOSB  GSB Financial Corp. of NY*               28.66   82.17   20.46   82.17     NM          0.12    1.02   29.27
GBNK  Gaston Fed Bncp MHC of NC(47.0             NM   123.09   24.97  123.09     NM          0.20    1.78   60.61
GFCO  Glenway Financial Corp. of OH            17.12  150.79   14.43  152.12   16.96         0.44    2.32   39.64
GTPS  Great American Bancorp of IL             26.59   98.13   17.93   98.13   26.59         0.44    2.63   69.84
PEDE  Great Pee Dee Bancorp of SC              19.35   84.57   38.16   84.57   19.35         0.36    3.00   58.06
GSFC  Green Street Fin. Corp. of NC            18.12   84.40   29.45   84.40   18.12         0.48    3.84   69.57
GFED  Guaranty Fed Bancshares of MO            23.33   92.51   25.15   92.51   23.33         0.32    3.05   71.11
HCBB  HCB Bancshares of Camden AR                NM    76.12   13.13   77.03     NM          0.20    1.82     NM
HEMT  HF Bancorp of Hemet CA                     NM   107.45    8.60  125.60     NM          0.00    0.00    0.00
HFFC  HF Financial Corp. of SD                 10.54  120.34   11.95  120.34   12.11         0.00    0.00    0.00
HFNC  HFNC Financial Corp. of NC(8)            13.46  105.63   17.91  105.63   19.81         0.32    3.05   41.03
HMNF  HMN Financial, Inc. of MN                12.97   87.86   10.20   94.50   18.33         0.24    1.75   22.64
HALL  Hallmark Capital Corp. of WI             12.37  103.07    7.86  103.07   13.20         0.00    0.00    0.00
HRBF  Harbor Federal Bancorp of MD             19.15  112.92   14.23  112.92   19.78         0.47    2.61   50.00
HARB  Harbor Florida Bancshrs of FL            19.81  124.85   24.48  126.20   21.00         0.26    2.48   49.06
HFSA  Hardin Bancorp of Hardin MO              16.58  101.45   10.25  101.45   19.03         0.56    3.34   55.45
HARL  Harleysville SB of PA                    14.25  195.71   12.55  195.71   14.25         0.00    0.00    0.00
HFGI  Harrington Fin. Group of IN                NM   139.16    6.51  139.16     NM          0.12    1.25     NM
HARS  Harris Fin. MHC of PA (24.9)             25.70  249.64   20.27  276.49     NM          0.22    1.59   40.74
HFFB  Harrodsburg 1st Fin Bcrp of KY           19.81  102.21   27.05  102.21   19.81         0.40    2.62   51.95
HHFC  Harvest Home Fin. Corp. of OH            17.12  106.56   12.09  106.56   19.84         0.44    3.52   60.27
HAVN  Haven Bancorp of Woodhaven NY            14.38  107.88    5.62  112.87   13.57         0.30    2.09   30.00
HTHR  Hawthorne Fin. Corp. of CA                4.90   94.62    3.76   94.62    4.19         0.00    0.00    0.00
HMLK  Hemlock Fed. Fin. Corp. of IL            17.26   97.91   14.82   97.91   17.68         0.32    2.21   38.10
HBSC  Heritage Bancorp, Inc of SC              21.22   78.84   24.82   78.84   21.22         0.30    1.86   39.47
HFWA  Heritage Financial Corp of WA              NM   116.79   33.64  116.79     NM          0.16    1.44   43.24
HCBC  High Country Bancorp of CO               22.64   87.98   17.21   87.98   22.64         0.00    0.00    0.00
HBNK  Highland Bancorp of CA                   12.06  196.18   15.43  196.18   13.72         0.50    1.32   15.87
HIFS  Hingham Inst. for Sav. of MA*            10.53  131.58   12.40  131.58   10.63         0.56    2.46   25.93
HBEI  Home Bancorp of Elgin IL(8)                NM    89.29   23.31   89.29     NM          0.40    3.20     NM
HBFW  Home Bancorp of Fort Wayne IN            21.43  147.78   17.62  147.78   21.95         0.32    1.19   25.40
HCFC  Home City Fin. Corp. of OH               11.43  100.33   13.92  100.33   11.54         0.36    3.00   34.29
HOMF  Home Fed Bancorp of Seymour IN           12.13  188.03   17.50  192.91   15.51         0.40    1.63   19.80
HWEN  Home Financial Bancorp of IN             18.45   95.92   16.92   95.92   24.22         0.10    1.29   23.81
HLFC  Home Loan Financial Corp of OH             NM    95.30   36.72   95.30     NM          0.05    0.37   12.20
HPBC  Home Port Bancorp, Inc. of MA*           11.48  160.31   13.97  160.31   10.23         0.80    4.05   46.51
HSTD  Homestead Bancorp, Inc. of LA            20.67   71.54   15.49   71.54   20.67         0.80   10.75     NM
HFBC  HopFed Bancorp of KY                     23.10  115.01   30.80  115.01   23.10         0.00    0.00    0.00
HZFS  Horizon Fin'l. Services of IA            17.22  161.46   14.71  161.46   22.46         0.18    1.16   20.00
HRZB  Horizon Financial Corp. of WA*           12.50  122.81   18.95  122.81   12.84         0.44    3.14   39.29
HRBT  Hudson River Bancorp Inc of NY           25.76   86.56   23.14   86.56   22.47         0.00    0.00    0.00
ITLA  ITLA Capital Corp of CA*                  8.80  113.72   11.87  114.05    8.80         0.00    0.00    0.00
ICBC  Independence Comm Bnk Cp of NY             NM   101.43   20.35  107.38   28.47         0.00    0.00     NM
IFSB  Independence FSB of DC                    5.28   84.09    6.07   92.92     NM          0.25    1.92   10.16

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700               Exhibit 1-B (continued)
                      Weekly Thrift Market Line - Part Two
                         Prices As Of September 4, 1998


                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.      Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
INBI  Industrial Bancorp of OH               15.97    15.97    1.47    8.77    6.39       1.47    8.77       0.30  159.91    0.54
IWBK  Interwest Bancorp of WA                 6.76     6.65    1.04   15.60    5.08       0.88   13.18       0.67   80.89    0.88
IPSW  Ipswich SB of Ipswich MA*               5.58     5.58    1.19   21.84    9.08       0.95   17.43       0.80   92.60    0.94
JXVL  Jacksonville Bancorp of TX             14.45    14.45    1.34    9.15    8.59       1.34    9.15        NA      NA      NA
JXSB  Jcksnville SB,MHC of IL (45.6)         10.54    10.54    0.59    5.68    3.41       0.38    3.60       0.68   65.11    0.59
JSBA  Jefferson Svgs Bancorp of MO            9.56     7.67    0.78    8.70    5.76       0.69    7.72       0.74   72.40    0.73
KSBK  KSB Bancorp of Kingfield ME*            7.78     6.77    1.08   13.91    7.71       1.08   13.91       1.74   52.91    1.14
KFBI  Klamath First Bancorp of OR            13.98    12.81    0.95    6.16    6.43       0.94    6.10       0.05  356.52    0.26
LSBI  LSB Fin. Corp. of Lafayette IN          8.40     8.40    0.85    9.94    6.07       0.73    8.54       1.20   58.59    0.80
LVSB  Lakeview Financial of NJ                9.73     6.64    1.69   16.30    8.19       0.84    8.15       0.96   70.27    1.47
LARK  Landmark Bancshares, Inc of KS         13.07    13.07    1.06    7.68    7.18       0.90    6.47       0.25  196.35    0.66
LARL  Laurel Capital Group of PA             10.64    10.64    1.42   13.56    8.42       1.46   13.95       0.32  263.07    1.20
LSBX  Lawrence Savings Bank of MA*           12.07    12.07    2.58   24.91   17.67       2.54   24.56       0.24  389.46    1.74
LFED  Leeds Fed Bksr MHC of MD (36.3         16.50    16.50    1.18    7.20    4.19       1.18    7.20       0.03  560.82    0.29
LXMO  Lexington B&L Fin. Corp. of MO         16.06    14.98    0.78    3.83    4.43       0.78    3.83       0.48  130.50    0.95
LIBB  Liberty Bancorp MHC of NJ (47)         13.12    13.12    0.61    4.66    3.93       0.58    4.42       0.35   82.98    0.45
LFCO  Life Financial Corp of CA(8)           12.64    12.64    3.93   26.18   42.20       4.08   27.17       2.02   18.00    0.47
LFBI  Little Falls Bancorp of NJ             10.51     9.75    0.57    4.98    5.19       0.57    4.98       0.33  108.65    0.82
LOGN  Logansport Fin. Corp. of IN            18.82    18.82    1.48    7.80    6.92       1.50    7.88       0.26  103.45    0.36
LISB  Long Island Bancorp, Inc of NY(8)       8.91     8.83    0.91   10.06    5.39       0.74    8.19       0.86   61.26    0.91
MAFB  MAF Bancorp, Inc. of IL                 7.84     7.00    1.09   14.02    7.50       1.04   13.43       0.54   81.33    0.55
MBLF  MBLA Financial Corp. of MO             13.50    13.50    0.88    6.81    7.80       0.87    6.76       0.55   59.37    0.50
MECH  MECH Financial Inc of CT*               9.59     9.59    1.54   15.45   10.43       1.54   15.45       0.46  296.39    2.14
MFBC  MFB Corp. of Mishawaka IN              11.38    11.38    0.80    6.38    7.50       0.78    6.24       0.11  131.25    0.18
MSBF  MSB Financial, Inc of MI               16.65    16.65    1.57    9.35    6.39       1.36    8.12       0.79   62.16    0.53
MARN  Marion Capital Holdings of IN          19.41    19.00    1.24    5.92    5.91       1.24    5.92       1.02  105.99    1.25
MRKF  Market Fin. Corp. of OH                29.33    29.33    1.09    3.20    4.18       1.09    3.20       0.39   24.64    0.16
MFSL  Maryland Fed. Bancorp of MD(8)          8.76     8.68    0.50    5.66    2.74       0.60    6.86       0.65   61.91    0.49
MASB  MassBank Corp. of Reading MA*          11.76    11.61    1.17   10.42    7.55       1.00    8.96       0.20  131.93    0.84
MFLR  Mayflower Co-Op. Bank of MA*            9.56     9.42    1.15   12.01    9.22       1.04   10.78       0.61  134.79    1.54
MDBK  Medford Bancorp, Inc. of MA*            8.94     8.48    1.07   11.87    7.66       1.02   11.30       0.18  338.34    1.19
MWBX  MetroWest Bank of MA*                   7.34     7.34    1.25   17.03    8.46       1.25   17.03       0.64  236.24    2.16
METF  Metropolitan Fin. Corp. of OH           3.74     3.46    0.70   18.02    7.91       0.61   15.50       1.45   42.45    0.77
MIFC  Mid Iowa Financial Corp. of IA(8)       9.93     9.92    1.02   10.90    6.08       1.01   10.76       0.14  161.66    0.44
MCBN  Mid-Coast Bancorp of ME                 8.02     8.02    0.70    8.30    8.13       0.61    7.21       0.69   79.42    0.70
MWBI  Midwest Bancshares, Inc. of IA          7.15     7.15    0.95   13.56   12.55       0.76   10.81       0.66   43.79    0.48
MFFC  Milton Fed. Fin. Corp. of OH           11.08    11.08    0.69    5.75    5.25       0.55    4.64       0.41   67.74    0.40
MBSP  Mitchell Bancorp, Inc. of NC(8)        39.32    39.32    1.44    3.47    3.38       1.44    3.47       1.54   34.72    0.72
MBBC  Monterey Bay Bancorp of CA             10.77     9.85    0.31    2.74    2.06       0.31    2.74       0.55  112.07    1.08
MONT  Montgomery Fin. Corp. of IN            18.25    18.25    0.80    4.71    4.82       0.80    4.71        NA      NA     0.19
MSBK  Mutual SB, FSB of Bay City MI           5.55     5.55   -1.26  -22.42  -28.30      -0.43   -7.63       0.09  312.66    0.54
MYST  Mystic Financial of MA*                18.16    18.16    0.83    4.45    5.13       0.77    4.14       0.08  824.00    0.90
NHTB  NH Thrift Bancshares of NH              8.14     7.11    0.90   11.39    9.86       0.84   10.56       1.00   95.48    1.21
NSLB  NS&L Bancorp, Inc of Neosho MO         18.47    18.35    0.68    3.55    3.75       0.67    3.49       0.19   41.67    0.14
NSSY  NSS Bancorp of CT(8)*                   8.46     8.25    0.79    9.48    5.24       0.69    8.35        NA      NA     1.27
NMSB  Newmil Bancorp, Inc. of CT*             9.09     9.09    0.86    9.14    7.26       0.67    7.15       0.46  297.15    2.98
NBCP  Niagara Bancorp of NY MHC(45.4*        19.08    19.08    1.10    5.78    4.27       1.06    5.54       0.29  188.17    1.07
NBSI  North Bancshares of Chicago IL         10.82    10.82    0.38    2.97    3.03       0.33    2.64        NA      NA     0.27
FFFD  North Central Bancshares of IA         15.42    13.42    1.32    8.59    8.71       1.29    8.34       0.12  662.09    1.03
NEIB  Northeast Indiana Bncrp of IN          13.04    13.04    1.19    8.58    7.67       1.19    8.58       0.41  159.71    0.73
NWSB  Northwest Bcrp MHC of PA (30.8          8.55     7.69    0.95   10.36    4.23       0.90    9.91       0.50  123.26    0.82
NWEQ  Northwest Equity Corp. of WI           12.19    12.19    1.22   10.37    8.23       1.13    9.65       1.73   28.33    0.60
NTMG  Nutmeg FS&LA of CT                      6.06     6.06    0.84   14.08    7.25       0.44    7.44        NA      NA     0.53
OHSL  OHSL Financial Corp. of OH             10.84    10.84    0.86    7.94    5.67       0.80    7.37       0.16  134.65    0.32
OCFC  Ocean Fin. Corp. of NJ                 13.70    13.64    0.91    6.19    6.02       0.91    6.19       0.40  114.22    0.80
OTFC  Oregon Trail Fin. Corp. of OR          26.49    26.49    1.19    6.01    5.69       1.19    6.01       0.18  206.22    0.57


                                                          Pricing Ratios                      Dividend Data(6)
                                              -----------------------------------------      -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
INBI  Industrial Bancorp of OH                15.65  137.41   21.94  137.41   15.65         0.60    3.58   56.07
IWBK  Interwest Bancorp of WA                 19.67  281.37   19.02  285.81   23.28         0.53    2.09   41.09
IPSW  Ipswich SB of Ipswich MA*               11.01  219.78   12.27  219.78   13.79         0.16    1.33   14.68
JXVL  Jacksonville Bancorp of TX              11.64  104.49   15.10  104.49   11.64         0.50    3.30   38.46
JXSB  Jcksnville SB,MHC of IL (45.6)          29.33  162.58   17.14  162.58     NM          0.30    1.97   57.69
JSBA  Jefferson Svgs Bancorp of MO            17.35  143.58   13.73  178.95   19.54         0.28    1.65   28.57
KSBK  KSB Bancorp of Kingfield ME*            12.97  180.44   14.04  207.58   12.97         0.00    0.00    0.00
KFBI  Klamath First Bancorp of OR             15.56   98.45   13.76  107.44   15.73         0.36    2.57   40.00
LSBI  LSB Fin. Corp. of Lafayette IN          16.49  158.36   13.31  158.36   19.18         0.40    1.31   21.62
LVSB  Lakeview Financial of NJ                12.22  177.54   17.27  260.29   24.43         0.25    1.16   14.20
LARK  Landmark Bancshares, Inc of KS          13.92  113.70   14.86  113.70   16.54         0.00    0.00    0.00
LARL  Laurel Capital Group of PA              11.87  153.77   16.36  153.77   11.54         0.60    3.64   43.17
LSBX  Lawrence Savings Bank of MA*             5.66  124.74   15.06  124.74    5.74         0.00    0.00    0.00
LFED  Leeds Fed Bksr MHC of MD (36.3          23.86  165.44   27.30  165.44   23.86         0.56    3.56     NM
LXMO  Lexington B&L Fin. Corp. of MO          22.58   92.29   14.82   98.94   22.58         0.30    2.14   48.39
LIBB  Liberty Bancorp MHC of NJ (47)          25.48  118.63   15.57  118.63   26.82         0.00    0.00    0.00
LFCO  Life Financial Corp of CA(8)             2.37   54.88    6.94   54.88    2.28         0.00    0.00    0.00
LFBI  Little Falls Bancorp of NJ              19.25   98.19   10.32  105.86   19.25         0.24    1.64   31.58
LOGN  Logansport Fin. Corp. of IN             14.46  109.58   20.62  109.58   14.32         0.44    2.98   43.14
LISB  Long Island Bancorp, Inc of NY(8)       18.56  179.56   15.99  181.08   22.81         0.80    1.87   34.63
MAFB  MAF Bancorp, Inc. of IL                 13.33  178.47   14.00  199.91   13.92         0.28    1.27   16.87
MBLF  MBLA Financial Corp. of MO              12.82   88.25   11.91   88.25   12.91         0.60    3.04   38.96
MECH  MECH Financial Inc of CT*                9.59  139.32   13.37  139.32    9.59         0.00    0.00    0.00
MFBC  MFB Corp. of Mishawaka IN               13.33   86.46    9.84   86.46   13.64         0.34    1.89   25.19
MSBF  MSB Financial, Inc of MI                15.66  143.22   23.84  143.22   18.04         0.30    2.11   32.97
MARN  Marion Capital Holdings of IN           16.91  104.07   20.21  106.33   16.91         0.88    3.83   64.71
MRKF  Market Fin. Corp. of OH                 23.91   93.38   27.39   93.38   23.91         0.28    2.55   60.87
MFSL  Maryland Fed. Bancorp of MD(8)            NM   206.92   18.13  208.89     NM          0.45    1.37   50.00
MASB  MassBank Corp. of Reading MA*           13.25  130.58   15.36  132.32   15.41         0.00    0.00    0.00
MFLR  Mayflower Co-Op. Bank of MA*            10.84  125.00   11.95  126.85   12.08         0.80    4.44   48.19
MDBK  Medford Bancorp, Inc. of MA*            13.06  153.64   13.73  161.89   13.73         0.80    2.29   29.85
MWBX  MetroWest Bank of MA*                   11.81  188.20   13.81  188.20   11.81         0.20    3.13   37.04
METF  Metropolitan Fin. Corp. of OH           12.63  209.45    7.82  225.96   14.69         0.00    0.00    0.00
MIFC  Mid Iowa Financial Corp. of IA(8)       16.46  168.18   16.70  168.39   16.67         0.08    0.62   10.13
MCBN  Mid-Coast Bancorp of ME                 12.30  102.04    8.19  102.04   14.15         0.20    2.67   32.79
MWBI  Midwest Bancshares, Inc. of IA           7.97  101.38    7.25  101.38   10.00         0.32    2.91   23.19
MFFC  Milton Fed. Fin. Corp. of OH            19.03  109.54   12.13  109.54   23.61         0.60    4.71     NM
MBSP  Mitchell Bancorp, Inc. of NC(8)         29.63  102.56   40.33  102.56   29.63         0.00    0.00    0.00
MBBC  Monterey Bay Bancorp of CA                NM   133.67   14.39  146.12     NM          0.12    0.75   36.36
MONT  Montgomery Fin. Corp. of IN             20.76   86.14   15.72   86.14   20.76         0.22    2.12   44.00
MSBK  Mutual SB, FSB of Bay City MI             NM    85.01    4.72   85.01     NM          0.00    0.00     NM
MYST  Mystic Financial of MA*                 19.49   86.27   15.66   86.27   20.91         0.20    1.74   33.90
NHTB  NH Thrift Bancshares of NH              10.14  111.11    9.04  127.16   10.94         0.60    4.29   43.48
NSLB  NS&L Bancorp, Inc of Neosho MO          26.67   94.84   17.52   95.47   27.12         0.50    3.13     NM
NSSY  NSS Bancorp of CT(8)*                   19.10  179.52   15.19  184.04   21.68         0.52    1.25   23.85
NMSB  Newmil Bancorp, Inc. of CT*             13.78  123.42   11.21  123.42   17.62         0.00    0.00    0.00
NBCP  Niagara Bancorp of NY MHC(45.4*         23.44  135.38   25.83  135.38   24.46         0.00    0.00    0.00
NBSI  North Bancshares of Chicago IL            NM   112.61   12.19  112.61     NM          0.40    3.37     NM
FFFD  North Central Bancshares of IA          11.48   98.60   15.21  113.30   11.82         0.32    1.98   22.70
NEIB  Northeast Indiana Bncrp of IN           13.04  113.57   14.81  113.57   13.04         0.34    1.86   24.29
NWSB  Northwest Bcrp MHC of PA (30.8          23.65  233.98   20.01  260.29   24.73         0.16    1.47   34.78
NWEQ  Northwest Equity Corp. of WI            12.15  122.81   14.97  122.81   13.06         0.00    0.00    0.00
NTMG  Nutmeg FS&LA of CT                      13.79  190.17   11.53  190.17   26.09         0.20    1.67   22.99
OHSL  OHSL Financial Corp. of OH              17.63  135.97   14.73  135.97   19.00         0.50    3.42   60.24
OCFC  Ocean Fin. Corp. of NJ                  16.63  107.81   14.77  108.29   16.63         0.48    3.28   54.55
OTFC  Oregon Trail Fin. Corp. of OR           17.58   83.83   22.21   83.83   17.58         0.20    1.65   28.99

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700               Exhibit 1-B (continued)
                      Weekly Thrift Market Line - Part Two
                         Prices As Of September 4, 1998


                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.      Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
OFCP  Ottawa Financial Corp. of MI            8.22     6.74    0.89   10.38    5.81       0.79    9.25       0.50   79.48    0.46
PFFB  PFF Bancorp of Pomona CA                8.04     7.96    0.60    6.43    7.16       0.56    5.93       1.06   79.87    1.36
PSFI  PS Financial of Chicago IL             26.77    26.77    1.00    3.18    3.77       1.73    5.53       0.41   50.85    0.37
PSBI  PSB Bancorp Inc. of PA*                19.81    19.81    0.78    3.93    5.19       0.78    3.93        NA      NA     0.46
PVFC  PVF Capital Corp. of OH                 7.20     7.20    1.33   18.67   12.90       1.26   17.66       0.69   95.38    0.74
PBCI  Pamrapo Bancorp, Inc. of NJ            12.47    12.41    1.24    9.69    6.84       1.19    9.34       1.66   35.55    1.03
PFED  Park Bancorp of Chicago IL             20.33    20.33    0.92    4.28    5.00       0.93    4.34       0.07  390.63    0.67
PVSA  Parkvale Financial Corp of PA           7.67     7.64    1.08   13.90    7.17       1.08   13.90       0.43  279.67    1.56
PBHC  Pathfinder BC MHC of NY (45.2)*        11.89    10.15    0.75    6.37    3.92       0.62    5.27       1.30   32.06    0.63
PEEK  Peekskill Fin. Corp. of NY             21.57    21.57    0.98    4.05    4.34       1.00    4.11       0.79   43.03    1.41
PFSB  PennFed Fin. Services of NJ             6.68     5.81    0.78   10.97    9.15       0.76   10.69       0.44   40.82    0.25
PWBK  Pennwood Bancorp, Inc. of PA           17.27    17.27    0.59    3.29    3.64       0.65    3.62       1.44   58.95    1.15
PBKB  People's Bancshares of MA*              3.78     3.62    0.73   17.51    9.91       0.28    6.65       0.35  149.48    0.88
TSBS  Peoples Bancorp Inc of NJ*             39.09    37.92    1.14    5.37    2.77       0.99    4.67       0.68   66.45    0.90
PFDC  Peoples Bancorp of Auburn IN           14.97    14.97    1.45    9.60    6.24       1.45    9.60       0.18  172.98    0.36
PBCT  Peoples Bank, MHC of CT (41.2)*         9.42     8.11    1.22   13.58    6.90       0.63    7.05       0.70  156.79    1.72
PFFC  Peoples Fin. Corp. of OH               17.34    17.34    1.15    6.30    6.68       0.53    2.93       0.15  151.61    0.30
PHBK  Peoples Heritage Fin Grp of ME*         7.40     6.15    0.94   12.95    4.54       1.26   17.38       0.79  114.76    1.25
PSFC  Peoples Sidney Fin. Corp of OH         18.52    18.52    1.18    4.96    3.73       1.18    4.96        NA      NA      NA
PERM  Permanent Bancorp, Inc. of IN           8.57     7.00    0.59    6.33    5.02       0.55    5.93       0.18  223.89    0.75
PCBC  Perry Co. Fin. Corp. of MO             18.47    18.47    0.98    5.17    4.70       0.97    5.12        NA      NA     0.16
PHFC  Pittsburgh Home Fin Corp of PA          6.93     6.86    0.70    8.10    8.07       0.62    7.21       1.24   33.90    0.75
PFSL  Pocahontas Bancorp of AR               14.44    14.00    0.68    7.04    5.93       0.68    7.04       0.26  159.98    0.88
PTRS  Potters Financial Corp of OH            8.53     8.53    0.76    8.64    7.07       0.68    7.77       0.32  541.52    2.35
PHSB  Ppls Home SB, MHC of PA (45.0)         12.67    12.67    0.80    6.62    4.27       0.73    6.09       0.32  173.78    1.31
PRBC  Prestige Bancorp of PA                  9.67     9.67    0.47    4.52    5.10       0.46    4.39       0.35   79.16    0.41
PFNC  Progress Financial Corp. of PA          6.92     6.17    0.82   14.34    5.53       0.72   12.64       0.79   90.50    1.16
PROV  Provident Fin. Holdings of CA          10.62    10.62    0.70    5.87    6.98       0.29    2.39       1.04   73.18    0.89
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)      13.42    13.42    1.11    8.38    3.98       0.91    6.88        NA      NA     0.51
PLSK  Pulaski SB, MHC of NJ (47.0)           11.82    11.82    0.54    4.57    3.62       0.59    4.96       0.63   82.57    0.97
PULS  Pulse Bancorp of S. River NJ(8)         8.44     8.44    1.04   12.61    7.12       1.04   12.61       0.46   78.83    1.33
QCFB  QCF Bancorp of Virginia MN             17.70    17.70    1.68    9.63    6.79       1.66    9.53       1.22   67.47    1.92
QCBC  Quaker City Bancorp of CA               8.71     8.71    0.77    8.95    7.66       0.76    8.79       1.11   80.77    1.13
QCSB  Queens County Bancorp of NY*            9.89     9.89    1.48   13.79    3.97       1.47   13.61       0.50  110.42    0.64
RARB  Raritan Bancorp of Raritan NJ*          7.33     7.24    0.97   12.91    6.59       0.97   12.84       0.43  186.77    1.14
RELY  Reliance Bancorp, Inc. of NY            7.84     5.47    0.86   10.29    7.54       0.90   10.81       0.40   88.82    0.91
RELI  Reliance Bancshares Inc of WI(8)       49.97    49.97    1.03    2.11    2.19       1.03    2.11        NA      NA     0.60
RCBK  Richmond County Fin Corp of NY         20.60    20.52    0.55    3.31    1.99       1.55    9.31       0.37  124.25    1.12
RIVR  River Valley Bancorp of IN             13.65    13.46    0.93    7.27    7.20       0.83    6.46       0.55  158.30    1.03
RVSB  Riverview Bancorp of WA                23.08    22.36    1.69    8.33    6.00       1.60    7.87       0.28  137.60    0.63
RSLN  Roslyn Bancorp, Inc. of NY*            15.43    15.35    1.29    7.43    6.67       1.23    7.10       0.23  281.89    2.01
SCCB  S. Carolina Comm. Bnshrs of SC         20.38    20.38    1.01    4.23    3.90       1.01    4.23       1.26   50.34    0.82
SBFL  SB Fngr Lakes MHC of NY (33.1)          8.46     8.46    0.42    4.65    1.93       0.33    3.65       0.32  141.95    0.89
SFED  SFS Bancorp of Schenectady NY(8)       12.30    12.30    0.66    5.30    3.58       0.64    5.13       0.84   56.89    0.60
SGVB  SGV Bancorp of W. Covina CA             7.89     7.80    0.36    4.77    5.36       0.36    4.70        NA      NA     0.48
SISB  SIS Bancorp, Inc. of MA(8)*             7.14     7.14    0.73   10.12    4.93       0.91   12.63       0.27  471.43    2.63
SWCB  Sandwich Bancorp of MA(8)*              8.39     8.16    0.97   11.94    4.22       0.92   11.31       0.36  220.94    1.16
SFSL  Security First Corp. of OH(8)           9.90     9.77    1.44   15.16    6.46       1.44   15.16       0.62  122.36    0.83
SKAN  Skaneateles Bancorp Inc of NY*          6.87     6.71    0.62    8.92    7.45       0.60    8.67       1.74   57.15    1.23
SOBI  Sobieski Bancorp of S. Bend IN         14.10    14.10    0.58    3.93    4.27       0.58    3.93       0.29   77.82    0.28
SSFC  South Street Fin. Corp. of NC*         16.92    16.92    0.45    2.28    2.57       0.45    2.28       0.23   91.68    0.40
SBAN  SouthBanc Shares Inc. of SC            21.85    21.85    0.94    4.29    4.49       0.94    4.29       0.37  153.09    0.99
SCBS  Southern Commun. Bncshrs of AL         15.85    15.85    0.85    5.35    3.66       0.85    5.35       0.19  602.29    1.69
SMBC  Southern Missouri Bncrp of MO          15.47    15.47    0.67    4.11    4.50       0.70    4.29       1.49   55.77    1.08
SVRN  Sovereign Bancorp, Inc. of PA           5.51     4.85    0.54   11.13    4.11       0.70   14.64       0.57  104.60    1.07
STFR  St. Francis Cap. Corp. of WI            7.46     6.68    0.77    9.82    6.46       0.75    9.51       0.19  219.19    0.88


                                                          Pricing Ratios                      Dividend Data(6)
                                              -----------------------------------------      -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
OFCP  Ottawa Financial Corp. of MI            17.21  179.52   14.76  218.89   19.31         0.40    1.68   28.99
PFFB  PFF Bancorp of Pomona CA                13.96   96.38    7.75   97.36   15.14         0.00    0.00    0.00
PSFI  PS Financial of Chicago IL              26.50   98.76   26.44   98.76   15.25         0.48    4.31     NM
PSBI  PSB Bancorp Inc. of PA*                 19.27   75.77   15.01   75.77   19.27         0.00    0.00    0.00
PVFC  PVF Capital Corp. of OH                  7.75  132.28    9.52  132.28    8.20         0.00    0.00    0.00
PBCI  Pamrapo Bancorp, Inc. of NJ             14.62  139.48   17.40  140.21   15.18         1.12    4.64   67.88
PFED  Park Bancorp of Chicago IL              20.00   84.59   17.20   84.59   19.72         0.00    0.00    0.00
PVSA  Parkvale Financial Corp of PA           13.95  184.62   14.17  185.53   13.95         0.60    2.00   27.91
PBHC  Pathfinder BC MHC of NY (45.2)*         25.48  159.25   18.94  186.62     NM          0.20    1.51   38.46
PEEK  Peekskill Fin. Corp. of NY              23.05   98.86   21.32   98.86   22.69         0.36    2.44   56.25
PFSB  PennFed Fin. Services of NJ             10.92  117.65    7.86  135.28   11.21         0.14    1.08   11.76
PWBK  Pennwood Bancorp, Inc. of PA            27.50   96.32   16.64   96.32   25.00         0.28    2.55   70.00
PBKB  People's Bancshares of MA*              10.09  171.09    6.47  178.57   26.59         0.56    3.34   33.73
TSBS  Peoples Bancorp Inc of NJ*                NM    88.40   34.55   91.12     NM          0.10    1.20   43.48
PFDC  Peoples Bancorp of Auburn IN            16.02  151.07   22.61  151.07   16.02         0.44    2.15   34.38
PBCT  Peoples Bank, MHC of CT (41.2)*         14.49  173.45   16.33  201.30   27.94         0.84    3.62   52.50
PFFC  Peoples Fin. Corp. of OH                14.97   97.61   16.93   97.61     NM          0.60    5.64     NM
PHBK  Peoples Heritage Fin Grp of ME*         22.04  202.78   15.02  244.17   16.42         0.44    2.63   57.89
PSFC  Peoples Sidney Fin. Corp of OH          26.81  168.33   31.18  168.33   26.81         0.28    1.51   40.58
PERM  Permanent Bancorp, Inc. of IN           19.92  121.20   10.39  148.43   21.25         0.24    1.88   37.50
PCBC  Perry Co. Fin. Corp. of MO              21.29  107.39   19.83  107.39   21.50         0.50    2.33   49.50
PHFC  Pittsburgh Home Fin Corp of PA          12.39  102.90    7.14  104.01   13.92         0.24    1.78   22.02
PFSL  Pocahontas Bancorp of AR                16.88   77.23   11.15   79.69   16.88         0.24    3.56   60.00
PTRS  Potters Financial Corp of OH            14.14  121.74   10.39  121.74   15.73         0.00    0.00    0.00
PHSB  Ppls Home SB, MHC of PA (45.0)          23.41  141.69   17.95  141.69   25.43         0.28    1.90   44.44
PRBC  Prestige Bancorp of PA                  19.60   86.72    8.39   86.72   20.20         0.17    1.29   25.37
PFNC  Progress Financial Corp. of PA          18.09  172.96   11.98  193.94   20.52         0.15    1.09   19.74
PROV  Provident Fin. Holdings of CA           14.32   82.63    8.77   82.63     NM          0.00    0.00    0.00
PULB  Pulaski Bk,SB MHC of MO (29.8)(8)       25.14  204.10   27.39  204.10     NM          1.10    4.61     NM
PLSK  Pulaski SB, MHC of NJ (47.0)            27.66  123.46   14.59  123.46   25.49         0.30    2.31   63.83
PULS  Pulse Bancorp of S. River NJ(8)         14.04  169.95   14.34  169.95   14.04         0.80    3.20   44.94
QCFB  QCF Bancorp of Virginia MN              14.74  140.14   24.80  140.14   14.89         0.00    0.00    0.00
QCBC  Quaker City Bancorp of CA               13.05  111.24    9.68  111.24   13.29         0.00    0.00    0.00
QCSB  Queens County Bancorp of NY*            25.16     NM    34.63     NM    25.48         1.00    2.52   63.29
RARB  Raritan Bancorp of Raritan NJ*          15.18  190.01   13.92  192.31   15.27         0.60    2.35   35.71
RELY  Reliance Bancorp, Inc. of NY            13.27  127.64   10.00  182.97   12.62         0.72    2.77   36.73
RELI  Reliance Bancshares Inc of WI(8)          NM    98.07   49.01   98.07     NM          0.00    0.00    0.00
RCBK  Richmond County Fin Corp of NY            NM   109.00   22.45  109.44   17.84         0.24    1.77     NM
RIVR  River Valley Bancorp of IN              13.89   97.72   13.34   99.08   15.63         0.22    1.47   20.37
RVSB  Riverview Bancorp of WA                 16.67  119.76   27.64  123.58   17.65         0.24    2.00   33.33
RSLN  Roslyn Bancorp, Inc. of NY*             14.98  115.81   17.87  116.38   15.69         0.40    2.41   36.04
SCCB  S. Carolina Comm. Bnshrs of SC          25.63  126.00   25.68  126.00   25.63         0.64    3.12     NM
SBFL  SB Fngr Lakes MHC of NY (33.1)            NM   236.93   20.03  236.93     NM          0.00    0.00    0.00
SFED  SFS Bancorp of Schenectady NY(8)        27.89  146.09   17.97  146.09   28.80         0.32    1.21   33.68
SGVB  SGV Bancorp of W. Covina CA             18.65   85.58    6.76   86.65   18.95         0.00    0.00    0.00
SISB  SIS Bancorp, Inc. of MA(8)*             20.27  185.60   13.25  185.60   16.23         0.00    0.00    0.00
SWCB  Sandwich Bancorp of MA(8)*              23.67  265.93   22.31  273.58   25.00         1.40    2.41   57.14
SFSL  Security First Corp. of OH(8)           15.48  218.81   21.67  221.85   15.48         0.36    1.88   29.03
SKAN  Skaneateles Bancorp Inc of NY*          13.42  115.29    7.93  118.08   13.80         0.28    1.91   25.69
SOBI  Sobieski Bancorp of S. Bend IN          23.44   90.47   12.76   90.47   23.44         0.32    2.13   50.00
SSFC  South Street Fin. Corp. of NC*            NM   116.15   19.65  116.15     NM          0.40    4.67     NM
SBAN  SouthBanc Shares Inc. of SC             22.26   95.53   20.87   95.53   22.26         0.48    2.95   65.75
SCBS  Southern Commun. Bncshrs of AL          27.31  146.04   23.15  146.04   27.31         0.30    2.03   55.56
SMBC  Southern Missouri Bncrp of MO           22.22   98.46   15.23   98.46   21.33         0.00    0.00    0.00
SVRN  Sovereign Bancorp, Inc. of PA           24.31  192.80   10.62  218.83   18.49         0.08    0.61   14.81
STFR  St. Francis Cap. Corp. of WI            15.49  151.76   11.32  169.56   16.00         0.00    0.00    0.00

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700               Exhibit 1-B (continued)
                      Weekly Thrift Market Line - Part Two
                         Prices As Of September 4, 1998


                                                             Key Financial Ratios                           Asset Quality Ratios
                                            ----------------------------------------------------------    -----------------------
                                                     Tang.      Reported Earnings       Core Earnings
                                            Equity/ Equity/  ----------------------    ---------------      NPAs   Resvs/  Resvs/
Financial Institution                       Assets  Assets   ROA(5)  ROE(5)  ROI(5)     ROA(5)  ROE(5)     Assets   NPAs    Loans
---------------------                       ------- ------- ------- ------- -------    ------- -------    ------- ------- -------
                                               (%)     (%)     (%)     (%)     (%)        (%)     (%)        (%)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
SPBC  St. Paul Bancorp, Inc. of IL            9.60     9.56    1.08   11.83    7.24       1.04   11.42       0.31  239.56    1.03
SFFC  StateFed Financial Corp. of IA         17.91    17.91    1.15    6.51    6.50       1.15    6.51        NA      NA      NA
SFIN  Statewide Fin. Corp. of NJ              9.72     9.70    0.79    8.16    7.22       0.75    7.83       0.47   95.71    0.89
STSA  Sterling Financial Corp. of WA          5.09     2.00    0.36    7.02    5.60       0.43    8.45       0.52  128.59    1.09
ROSE  T R Financial Corp. of NY*              6.23     6.23    1.02   16.37    7.96       0.87   13.95       0.53   70.19    0.68
THRD  TF Financial Corp. of PA                7.49     6.36    0.70    7.48    7.83       0.56    6.02       0.31   97.87    0.86
THTL  Thistle Group Holdings of PA           27.80    27.80    1.37    4.91    6.24       1.37    4.91       0.22   98.57    0.76
TSBK  Timberland Bancorp of WA               32.34    32.34    1.79    9.12    5.41       1.69    8.57       3.10   21.28    0.91
TRIC  Tri-County Bancorp of WY               16.45    16.45    1.00    6.40    6.61       1.03    6.57        NA      NA     1.01
TWIN  Twin City Bancorp, Inc. of TN          12.67    12.67    1.02    7.92    6.85       0.82    6.41       0.37   27.12    0.14
USAB  USABancshares, Inc of PA*               9.74     9.68    0.59    6.21    3.06       0.73    7.64       1.08   49.32    0.90
UCBC  Union Community Bancorp of IN          40.02    40.02    1.44    5.52    4.27       1.44    5.52       0.33   99.15    0.40
UCFC  United Community Fin. of OH            32.31    32.31    1.50    4.65    4.10       1.50    4.65       0.51   72.00    0.95
UFRM  United FSB of Rocky Mount NC(8)         7.75     7.75    0.62    8.37    3.39       0.52    7.03       1.16   83.92    1.15
UBMT  United Fin. Corp. of MT                14.74    14.25    0.66    4.49    3.40       0.66    4.49       0.42  156.46    1.02
UTBI  United Tenn. Bancshares of TN          27.03    27.03    1.36    7.63    6.07       1.36    7.63       0.57  148.60    1.27
WHGB  WHG Bancshares of MD                   15.28    15.28    0.58    3.18    4.18       0.58    3.18       0.65   41.31    0.46
WSFS  WSFS Financial Corp. of DE*             6.15     6.12    1.12   19.60    8.50       1.08   18.88       1.30  122.16    3.26
WVFC  WVS Financial Corp. of PA              11.10    11.10    1.20   10.72    6.34       1.30   11.60       0.20  308.46    1.17
WRNB  Warren Bancorp of Peabody MA*          10.49    10.49    1.71   16.06    7.90       1.71   16.06       1.27   83.50    1.62
WSBI  Warwick Community Bncrp of NY*         23.05    23.05   -0.64   -2.78   -3.10       0.69    3.01        NA      NA      NA
WFSL  Washington Federal, Inc. of WA         13.90    12.91    1.96   15.11    9.53       1.90   14.68       0.70   60.38    0.57
WYNE  Wayne Bancorp, Inc. of NJ              12.77    12.77    0.70    5.45    3.21       0.67    5.28       0.80  103.99    1.18
WAYN  Wayne Svgs Bks MHC of OH (48.2          9.53     9.53    0.71    7.52    3.44       0.64    6.80       0.49   58.18    0.36
WCFB  Wbstr Cty FSB MHC of IA (45.6)         23.41    23.41    1.40    5.95    4.13       1.40    5.95       0.07  534.72    0.69
WBST  Webster Financial Corp. of CT           5.97     5.06    0.68   12.40    5.64       0.76   13.94       0.41  149.68    1.14
WEFC  Wells Fin. Corp. of Wells MN           15.37    15.37    1.19    8.14    7.58       1.10    7.56       0.28  154.67    0.48
WCBI  WestCo Bancorp, Inc. of IL(8)          15.66    15.66    1.50    9.70    6.61       1.40    9.09       0.44   63.73    0.37
WSTR  WesterFed Fin. Corp. of MT             10.73     8.75    0.72    6.77    7.03       0.72    6.77       0.49   97.44    0.74
WOFC  Western Ohio Fin. Corp. of OH          14.52    13.58    0.07    0.51    0.58       0.06    0.43       1.29   74.24    1.36
WEHO  Westwood Hmstd Fin Corp of OH          20.58    20.58    0.69    2.79    3.39       1.11    4.49       0.19  119.15    0.25
FFWD  Wood Bancorp of OH                     13.57    13.57    1.43   11.15    5.93       1.16    9.02       0.16  243.12    0.48
YFCB  Yonkers Fin. Corp. of NY               10.29    10.29    0.88    6.79    6.90       0.80    6.15       0.15  208.94    0.61
YFED  York Financial Corp. of PA              8.89     8.89    0.84    9.60    6.14       0.66    7.54       2.25   31.83    0.90



                                                          Pricing Ratios                      Dividend Data(6)
                                              -----------------------------------------      -----------------------
                                                                      Price/  Price/        Ind.   Divi-
                                              Price/  Price/  Price/   Tang.   Core        Div./   dend    Payout
Financial Institution                        Earning   Book   Assets   Book  Earnings      Share   Yield   Ratio(7)
---------------------                        ------- ------- ------- ------- -------      ------- ------- -------
                                                (X)     (%)     (%)     (%)     (x)          ($)     (%)     (%)
NASDAQ Listed OTC Companies (continued)
---------------------------------------
SPBC  St. Paul Bancorp, Inc. of IL             13.81  155.92   14.96  156.54   14.30         0.60    3.02   41.67
SFFC  StateFed Financial Corp. of IA           15.38   97.37   17.44   97.37   15.38         0.20    2.00   30.77
SFIN  Statewide Fin. Corp. of NJ               13.84  115.44   11.22  115.60   14.44         0.52    3.10   42.98
STSA  Sterling Financial Corp. of WA           17.84  114.24    5.82  290.31   14.84         0.00    0.00    0.00
ROSE  T R Financial Corp. of NY*               12.56  191.52   11.93  191.52   14.74         0.80    2.86   35.87
THRD  TF Financial Corp. of PA                 12.77  109.70    8.22  129.28   15.85         0.48    2.70   34.53
THTL  Thistle Group Holdings of PA             16.04   78.78   21.90   78.78   16.04         0.00    0.00    0.00
TSBK  Timberland Bancorp of WA                 18.48   96.19   31.11   96.19   19.65         0.24    1.94   35.82
TRIC  Tri-County Bancorp of WY                 15.13   94.26   15.51   94.26   14.74         0.44    3.83   57.89
TWIN  Twin City Bancorp, Inc. of TN            14.61  115.15   14.59  115.15   18.06         0.40    3.08   44.94
USAB  USABancshares, Inc of PA*                  NM   129.77   12.63  130.57   26.56         0.00    0.00    0.00
UCBC  Union Community Bancorp of IN            23.40   77.36   30.96   77.36   23.40         0.34    3.09   72.34
UCFC  United Community Fin. of OH              24.36  113.31   36.62  113.31   24.36         0.00    0.00    0.00
UFRM  United FSB of Rocky Mount NC(8)          29.46  231.42   17.94  231.42     NM          0.24    1.45   42.86
UBMT  United Fin. Corp. of MT                  29.38  131.80   19.43  136.39   29.38         1.00    4.26     NM
UTBI  United Tenn. Bancshares of TN            16.46   84.53   22.85   84.53   16.46         0.00    0.00    0.00
WHGB  WHG Bancshares of MD                     23.91   75.76   11.58   75.76   23.91         0.00    0.00    0.00
WSFS  WSFS Financial Corp. of DE*              11.76  209.97   12.92  211.08   12.21         0.12    0.75    8.82
WVFC  WVS Financial Corp. of PA                15.78  167.87   18.64  167.87   14.58         0.60    3.92   61.86
WRNB  Warren Bancorp of Peabody MA*            12.66  201.79   21.17  201.79   12.66         0.36    3.55   45.00
WSBI  Warwick Community Bncrp of NY*             NM    89.88   20.72   89.88   29.82         0.16    1.38     NM
WFSL  Washington Federal, Inc. of WA           10.50  151.05   20.99  162.65   10.80         0.92    4.13   43.40
WYNE  Wayne Bancorp, Inc. of NJ                  NM   166.00   21.20  166.00     NM          0.20    0.69   21.51
WAYN  Wayne Svgs Bks MHC of OH (48.2           29.11  213.78   20.36  213.78     NM          0.62    2.92     NM
WCFB  Wbstr Cty FSB MHC of IA (45.6)           24.21  141.86   33.20  141.86   24.21         0.00    0.00    0.00
WBST  Webster Financial Corp. of CT            17.74  159.89    9.54  188.62   15.78         0.44    1.92   34.11
WEFC  Wells Fin. Corp. of Wells MN             13.19  108.55   16.68  108.55   14.19         0.60    3.58   47.24
WCBI  WestCo Bancorp, Inc. of IL(8)            15.13  142.47   22.31  142.47   16.15         0.68    2.37   35.79
WSTR  WesterFed Fin. Corp. of MT               14.23   94.20   10.11  115.55   14.23         0.00    0.00    0.00
WOFC  Western Ohio Fin. Corp. of OH              NM    91.94   13.35   98.29     NM          1.00    4.82     NM
WEHO  Westwood Hmstd Fin Corp of OH            29.53  104.63   21.53  104.63   18.33         0.40    3.76     NM
FFWD  Wood Bancorp of OH                       16.85  177.51   24.10  177.51   20.83         0.36    2.40   40.45
YFCB  Yonkers Fin. Corp. of NY                 14.49  103.96   10.70  103.96   15.98         0.00    0.00    0.00
YFED  York Financial Corp. of PA               16.29  149.84   13.31  149.84   20.74         0.52    2.85   46.43

                                    EXHIBIT 2

                        Peer Group Core Earnings Analysis

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                             Core Earnings Analysis
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 1998


                                                                                              Estimated
                                           Net Income   Less: Net    Tax Effect   Less: Extd  Core Income                Estimated
                                           to Common   Gains(Loss)      @ 34%        Items    to Common       Shares      Core EPS
                                           ----------  -----------   ----------   ----------   ----------   ----------    -------
                                              ($000)       ($000)        $000)       ($000)      ($000)       ($000)         ($)


Comparable Group
----------------

ABBK  Abington Bancorp of MA                     4,520       -1,673          569            0         3,416         3,532      0.97
BKC   American Bank of Waterbury CT              8,543       -2,050          697            0         7,190         4,687      1.53
ANDB  Andover Bancorp, Inc. of MA               15,768         -594          202            0        15,376         6,481      2.37
BFD   BostonFed Bancorp of MA                    7,128       -2,158          734            0         5,704         5,393      1.06
FESX  First Essex Bancorp of MA                 10,487       -2,218          754            0         9,023         7,562      1.19
FFES  First Fed of E. Hartford CT                5,835          715         -243            0         6,307         2,743      2.30
FAB   FirstFed America Bancorp of MA             6,867       -1,997          679            0         5,549         8,272      0.67
MECH  MECH Financial Inc of CT                   8,603         -109           37            0         8,531         5,295      1.61
MASB  MassBank Corp. of Reading MA              10,785       -2,273          773            0         9,285         3,593      2.58
MDBK  Medford Bancorp, Inc. of MA               11,953         -916          311            0        11,348         4,455      2.55
MWBX  MetroWest Bank of MA                       7,750         -175           60            0         7,635        14,252      0.54




Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                                    EXHIBIT 3

                            Pro Forma Analysis Sheet

                            PRO FORMA ANALYSIS SHEET
                            Compass Bank for Savings
                         Prices as of September 4, 1998
                 Assumes a 6.4000 Exchange Ratio for SWCB Shares

                                                                                                                       All Savings
                                                                 Peer Group                Massachusetts Companies    Institutions
                                                 Subject    --------------------------     ------------------------- --------------
Price Multiple                  Symbol      @ Midpoint(1)      Mean           Median        Mean            Median        Mean
--------------                  ------      -------------      ----           ------        ----            ------        ----
Price-earnings ratio       =      P/E              13.30 x    12.31x           11.81x      13.06x            11.82x      17.02x
Price-core earnings ratio  =     P/CE              13.93 x    13.89x           13.52x      15.57x            13.79x      17.83x
Price-book ratio           =      P/B             99.52%     138.42%          139.32%     138.60%           130.58%     128.54%
Price-tangible book ratio  =     P/TB            100.53%     145.94%          156.16%     143.73%           131.58%     133.58%
Price-assets ratio         =      P/A             15.36%      11.52%           12.80%      13.20%            12.80%      16.05%


Valuation Parameters
--------------------

Pre-Conversion Earnings (Y)              $18,093,000      ESOP Stock Purchases (E)                         8.00% (5)
Pre-Conversion Book Value (B)           $153,377,000      Cost of ESOP Borrowings (S)                      0.00%
Pre-Conv. Tang. Book Value (B)          $150,486,000      ESOP Amortization (T)                            20.00 years
Pre-Conversion Assets (A)             $1,732,717,000      RRP Amount (M)                                   0.00%
Reinvestment Rate (2)(R)                       3.22%      RRP Vesting (N)                                   5.00 years (5)
Est. Conversion Expenses (3)(X)                4.49%      SWCB Shares and Acct. Adj. (F)                   3.22%
Tax rate (TAX)                                40.00%      Exchange Shares (SH)                            79.29%
                                                          Funds Invested into Fixed Assets (FA)           12.50%
                                                          Tax Benefit (Z)                                      0
                                                          Percentage Sold (PCT)                          100.00%


Calculation of Pro Forma Value After Conversion
-----------------------------------------------

1.    V=         P/E * (Y)                                                      V=  $286,862,317
          -----------------------------------------------------
          1 - P/E * PCT * ((1-X-M-SH)*R - (1-TAX)*E/T)
                         `
2.    V=       P/B * (B+Z)                                                      V=  $286,862,317
          ------------------
          1 - P/B * PCT * (1-X-E-M-F-SH)

3.    V=       P/A * (A+Z)                                                      V=  $286,862,317
          ------------------
          1 - P/A * PCT * (1-X-E-M-F-SH)


                                                                                        Shares                         Aggregate
                     Shares Sold to    Price Per  Gross Offering   Exchange Shares     Issued To    Total Shares     Market Value
Conclusion              Public           Share      Proceeds        Issued to SCWB    Foundation       Issued       of Stock Issued
---------   -           ------           -----      --------        --------------    ----------       ------       ---------------
Minimum               13,600,000         10.00      $136,000,000      12,686,232          0           26,286,232     262,862,317
Midpoint              16,000,000         10.00       160,000,000      12,686,232          0           28,686,232     286,862,317
Maximum               18,400,000         10.00       184,000,000      12,686,232          0           31,086,232     310,862,317
Supermaximum          21,160,000         10.00       211,600,000      12,686,232          0           33,846,232     338,462,317

---------------------------------------------------------------

(1) Pricing ratios shown reflect the midpoint value.

(2) Net return reflects a reinvestment rate of 5.37 percent, and a tax rate of
    40.00 percent.

(3) Offering expenses shown at estimated midpoint value.

(4) ESOP loan will be funded internally by Seacoast.

(5) ESOP amortizes over 20 years; amortization expenses tax effected at 40.00 percent.

                            PRO FORMA ANALYSIS SHEET
                            Compass Bank for Savings
                         Prices as of September 4, 1998
                 Assumes a 4.7407 Exchange Ratio for SWCB Shares

                                                                                                                       All Savings
                                                                 Peer Group                Massachusetts Companies    Institutions
                                                 Subject    --------------------------     ------------------------- --------------
Price Multiple                  Symbol      @ Midpoint(1)      Mean           Median        Mean            Median        Mean
--------------                  ------      -------------      ----           ------        ----            ------        ----
Price-earnings ratio       =      P/E            11.77 x        12.31x        11.81x        13.06x           11.82x         17.02x
Price-core earnings ratio  =     P/CE            12.33 x        13.89x        13.52x        15.57x           13.79x         17.83x
Price-book ratio           =      P/B           88.14%         138.42%       139.32%       138.60%          130.58%        128.54%
Price-tangible book ratio  =     P/TB           89.03%         145.94%       156.16%       143.73%          131.58%        133.58%
Price-assets ratio         =      P/A           13.60%          11.52%        12.80%        13.20%           12.80%         16.05%


Valuation Parameters
--------------------
Pre-Conversion Earnings (Y)              $18,093,000      ESOP Stock Purchases (E)                    8.00% (5)
Pre-Conversion Book Value (B)           $153,377,000      Cost of ESOP Borrowings (S)                 0.00%
Pre-Conv. Tang. Book Value (B)          $150,486,000      ESOP Amortization (T)                       20.00 years
Pre-Conversion Assets (A)             $1,732,717,000      RRP Amount (M)                              0.00%
Reinvestment Rate (2)(R)                       3.22%      RRP Vesting (N)                              5.00 years (5)
Est. Conversion Expenses (3)(X)                4.49%      SWCB Shares and Acct. Adj. (F)              3.22%
Tax rate (TAX)                                40.00%      Exchange Shares (SH)                       58.78%
                                                          Funds Invested into Fixed Assets (FA)      12.50%
                                                          Tax Benefit (Z)                                 0
                                                          Percentage Sold (PCT)                     100.00%


Calculation of Pro Forma Value After Conversion
-----------------------------------------------

1.    V=         P/E * (Y)                                                      V=  $254,049,282
         ------------------------------------------------------
         1 - P/E * PCT * ((1-X-M-SH)*R - (1-TAX)*E/T)
                         `
2.    V=       P/B * (B+Z)                                                      V=  $254,049,282
         -------------------
         1 - P/B * PCT * (1-X-E-M-F-SH)

3.    V=       P/A * (A+Z)                                                      V=  $254,049,282
         -------------------
         1 - P/A * PCT * (1-X-E-M-F-SH)


                                                                                        Shares                         Aggregate
                     Shares Sold to    Price Per  Gross Offering   Exchange Shares     Issued To    Total Shares     Market Value
Conclusion              Public           Share      Proceeds        Issued to SCWB    Foundation       Issued       of Stock Issued
----------              ------           -----      --------        --------------    ----------       ------       ---------------
Minimum               13,600,000         10.00      $136,000,000      9,404,928           0           23,004,928     230,049,282
Midpoint              16,000,000         10.00       160,000,000      9,404,928           0           25,404,928     254,049,282
Maximum               18,400,000         10.00       184,000,000      9,404,928           0           27,804,928     278,049,282
Supermaximum          21,160,000         10.00       211,600,000      9,404,928           0           30,564,928     305,649,282

---------------------------------------------------------------

(1) Pricing ratios shown reflect the midpoint value.

(2) Net return reflects a reinvestment rate of 5.37 percent, and a tax rate of
    40.00 percent.

(3) Offering expenses shown at estimated midpoint value.

(4) ESOP loan will be funded internally by Seacoast.

(5) ESOP amortizes over 20 years; amortization expenses tax effected at 40.00 percent.

                                    EXHIBIT 4

                     Pro Forma Effect of Conversion Proceeds

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                                 At the Minimum


1. Offering Proceeds                                                                                               $136,000,000
   Less: Estimated Offering Expenses                                                                                  6,956,700
                                                                                                                   ------------
   Net Conversion Proceeds                                                                                         $129,043,300


2. Estimated Additional Income from Conversion Proceeds

   Net Conversion Proceeds                                                                                         $129,043,300
   Less: Proceeds Invested in Non-Earning Fixed Assets                                                               20,000,000
   Less: Non-Cash Stock Purchases (1)                                                                                10,880,000
                                                                                                                   ------------
   Net Proceeds Reinvested                                                                                          $98,163,300
   Estimated net incremental rate of return                                                                               3.22%
                                                                                                                   ------------
   Earnings Increase                                                                                                 $3,162,822
    Less: Estimated cost of ESOP borrowings (2)                                                                               0
    Less: Amortization of ESOP borrowings (3)                                                                           326,400
    Less: Recognition Plan Vesting                                                                                            0
                                                                                                                   ------------
   Net Earnings Increase                                                                                             $2,836,422


                                                                                                     Net
                                                                           Before                  Earnings            After
3. Pro Forma Earnings                                                    Conversion                Increase         Conversion
                                                                         ----------                --------         ----------
   12 Months ended July 31, 1998 (reported)                               $18,093,000              $2,836,422       $20,929,422
   12 Months ended July 31, 1998 (core)                                   $17,114,000              $2,836,422       $19,950,422

                                                       Before             Net Cash                                     After
4. Pro Forma Net Worth                               Conversion           Proceeds             Other Adjust. (4)    Conversion
                                                     ----------           --------             -----------------    ----------
   July 31, 1998                                    $153,377,000         $118,163,300             ($5,158,000)     $266,382,300
   July 31, 1998 (Tangible)                         $150,486,000         $118,163,300             ($5,158,000)     $263,491,300

                                                       Before             Net Cash                                     After
5. Pro Forma Assets                                  Conversion           Proceeds             Other Adjust. (4)    Conversion
                                                     ----------           --------             -----------------    ----------
   July 31, 1998                                  $1,732,717,000         $118,163,300             ($5,158,000)   $1,845,722,300



(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP loan will be funded internally by Seacoast.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                                 At the Midpoint


1. Offering Proceeds                                                                                                $160,000,000
   Less: Estimated Offering Expenses                                                                                   7,177,500
                                                                                                                    ------------
   Net Conversion Proceeds                                                                                          $152,822,500


2. Estimated Additional Income from Conversion Proceeds

   Net Conversion Proceeds                                                                                          $152,822,500
   Less: Proceeds Invested in Non-Earning Fixed Assets                                                                20,000,000
   Less: Non-Cash Stock Purchases (1)                                                                                 12,800,000
                                                                                                                    ------------
   Net Proceeds Reinvested                                                                                          $120,022,500
   Estimated net incremental rate of return                                                                                3.22%
                                                                                                                    ------------
   Earnings Increase                                                                                                  $3,867,125
    Less: Estimated cost of ESOP borrowings (2)                                                                                0
    Less: Amortization of ESOP borrowings (3)                                                                            384,000
    Less: Recognition Plan Vesting                                                                                             0
                                                                                                                    ------------
   Net Earnings Increase                                                                                              $3,483,125


                                                                                                     Net
                                                                           Before                  Earnings             After
3. Pro Forma Earnings                                                    Conversion                Increase          Conversion
                                                                         ----------                --------          ----------
   12 Months ended July 31, 1998 (reported)                              $18,093,000              $3,483,125         $21,576,125
   12 Months ended July 31, 1998 (core)                                  $17,114,000              $3,483,125         $20,597,125

                                                       Before             Net Cash                                      After
4. Pro Forma Net Worth                               Conversion           Proceeds            Other Adjust. (4)      Conversion
                                                     ----------           --------            -----------------      ----------
   July 31, 1998                                       $153,377,000     $140,022,500             ($5,158,000)       $288,241,500
   July 31, 1998 (Tangible)                            $150,486,000     $140,022,500             ($5,158,000)       $285,350,500

                                                       Before             Net Cash                                      After
5. Pro Forma Assets                                  Conversion           Proceeds            Other Adjust. (4)      Conversion
                                                     ----------           --------            -----------------      ----------
   July 31, 1998                                     $1,732,717,000     $140,022,500             ($5,158,000)     $1,867,581,500



(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP loan will be funded internally by Seacoast.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                              At the Maximum Value



1. Offering Proceeds                                                                                               $184,000,000
   Less: Estimated Offering Expenses                                                                                  7,398,300
                                                                                                                   ------------
   Net Conversion Proceeds                                                                                         $176,601,700


2. Estimated Additional Income from Conversion Proceeds

   Net Conversion Proceeds                                                                                         $176,601,700
   Less: Proceeds Invested in Non-Earning Fixed Assets                                                               20,000,000
   Less: Non-Cash Stock Purchases (1)                                                                                14,720,000
                                                                                                                   ------------
   Net Proceeds Reinvested                                                                                         $141,881,700
   Estimated net incremental rate of return                                                                               3.22%
                                                                                                                   ------------
   Earnings Increase                                                                                                 $4,571,428
    Less: Estimated cost of ESOP borrowings (2)                                                                               0
    Less: Amortization of ESOP borrowings (3)                                                                           441,600
    Less: Recognition Plan Vesting                                                                                            0
                                                                                                                   ------------
   Net Earnings Increase                                                                                             $4,129,828


                                                                                                     Net
                                                                           Before                  Earnings             After
3. Pro Forma Earnings                                                    Conversion                Increase          Conversion
                                                                         ----------                --------          ----------
   12 Months ended July 31, 1998 (reported)                              $18,093,000              $4,129,828         $22,222,828
   12 Months ended July 31, 1998 (core)                                  $17,114,000              $4,129,828         $21,243,828

                                                       Before             Net Cash                                      After
4. Pro Forma Net Worth                               Conversion           Proceeds            Other Adjust. (4)      Conversion
                                                     ----------           --------            -----------------      ----------
   July 31, 1998                                       $153,377,000     $161,881,700             ($5,158,000)       $310,100,700
   July 31, 1998 (Tangible)                            $150,486,000     $161,881,700             ($5,158,000)       $307,209,700

                                                       Before             Net Cash                                      After
5. Pro Forma Assets                                  Conversion           Proceeds            Other Adjust. (4)      Conversion
                                                     ----------           --------            -----------------      ----------
   July 31, 1998                                     $1,732,717,000     $161,881,700             ($5,158,000)     $1,889,440,700



(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP loan will be funded internally by Seacoast.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass.

                     PRO FORMA EFFECT OF CONVERSION PROCEEDS
                            Compass Bank for Savings
                            At the Supermaximum Value


1. Offering Proceeds                                                                                                $211,600,000
   Less: Estimated Offering Expenses                                                                                   7,652,220
                                                                                                                    ------------
   Net Conversion Proceeds                                                                                          $203,947,780


2. Estimated Additional Income from Conversion Proceeds

   Net Conversion Proceeds                                                                                          $203,947,780
   Less: Proceeds Invested in Non-Earning Fixed Assets                                                                20,000,000
   Less: Non-Cash Stock Purchases (1)                                                                                 16,928,000
                                                                                                                    ------------
   Net Proceeds Reinvested                                                                                          $167,019,780
   Estimated net incremental rate of return                                                                                3.22%
                                                                                                                    ------------
   Earnings Increase                                                                                                  $5,381,377
    Less: Estimated cost of ESOP borrowings (2)                                                                                0
    Less: Amortization of ESOP borrowings (3)                                                                            507,840
    Less: Recognition Plan Vesting                                                                                             0
                                                                                                                    ------------
   Net Earnings Increase                                                                                              $4,873,537


                                                                                                     Net
                                                                           Before                  Earnings             After
3. Pro Forma Earnings                                                    Conversion                Increase          Conversion
                                                                         ----------                --------          ----------
   12 Months ended July 31, 1998 (reported)                              $18,093,000              $4,873,537         $22,966,537
   12 Months ended July 31, 1998 (core)                                  $17,114,000              $4,873,537         $21,987,537

                                                       Before             Net Cash                                      After
4. Pro Forma Net Worth                               Conversion           Proceeds            Other Adjust. (4)      Conversion
                                                     ----------           --------            -----------------      ----------
   July 31, 1998                                       $153,377,000     $187,019,780             ($5,158,000)       $335,238,780
   July 31, 1998 (Tangible)                            $150,486,000     $187,019,780             ($5,158,000)       $332,347,780

                                                       Before             Net Cash                                      After
5. Pro Forma Assets                                  Conversion           Proceeds            Other Adjust. (4)      Conversion
                                                     ----------           --------            -----------------      ----------
   July 31, 1998                                     $1,732,717,000     $187,019,780             ($5,158,000)     $1,914,578,780



(1) Includes ESOP stock purchases equal to 8.0 percent of the offering.
(2) ESOP loan will be funded internally by Seacoast.
(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 40.00 percent rate.
(4) Reflects impact of elimination of SWCB shares owned by Compass.

                                    EXHIBIT 5

                          Firm Qualifications Statement

[letterhead]
RP FINANCIAL, LC.
--------------------------------------------------
Financial Services Industry Consultants

                                                    FIRM QUALIFICATION STATEMENT



RP Financial provides financial and management consulting and valuation services to the financial services industry nationwide, particularly federally-insured financial institutions. RP Financial establishes long-term client relationships through its wide array of services, emphasis on quality and timeliness, hands-on involvement by our principals and senior consulting staff, and careful structuring of strategic plans and transactions. RP Financial's staff draws from backgrounds in consulting, regulatory agencies and investment banking, thereby providing our clients with considerable resources.

STRATEGIC AND CAPITAL PLANNING

RP Financial's strategic and capital planning services are designed to provide effective workable plans with quantifiable results. Through a program known as SAFE (Strategic Alternatives Financial Evaluations), RP Financial analyzes strategic options to enhance shareholder value or other established objectives. Our planning services involve conducting situation analyses; establishing mission statements, strategic goals and objectives; and identifying strategies for enhancement of franchise value, capital management and planning, earnings improvement and operational issues. Strategy development typically includes the following areas: capital formation and management, asset/liability targets, profitability, return on equity and market value of stock. Our proprietary financial simulation model provides the basis for evaluating the financial impact of alternative strategies and assessing the feasibility/compatibility of such strategies with regulations and/or other guidelines.

MERGER AND ACQUISITION SERVICES

RP Financial's merger and acquisition (M&A) services include targeting candidates and potential acquirors, assessing acquisition merit, conducting detailed due diligence, negotiating and structuring transactions, preparing merger business plans and financial simulations, rendering fairness opinions and assisting in implementing post-acquisition strategies. Through our financial simulations, comprehensive in-house data bases, valuation expertise and regulatory knowledge, RP Financial's M&A consulting focuses on structuring transactions to enhance shareholder returns.

VALUATION SERVICES

RP Financial's extensive valuation practice includes valuations for a variety of purposes including mergers and acquisitions, mutual-to-stock conversions, ESOPs, subsidiary companies, mark-to-market transactions, loan and servicing portfolios, non-traded securities, core deposits, FAS 107 (fair market value disclosure), FAS 122 (loan servicing rights) and FAS 123 (stock options). Our principals and staff are highly experienced in performing valuation appraisals which conform with regulatory guidelines and appraisal industry standards. RP Financial is the nation's leading valuation firm for mutual-to-stock conversions of thrift institutions.

OTHER CONSULTING SERVICES AND DATA BASES

RP Financial offers a variety of other services including branching strategies, feasibility studies and special research studies, which are complemented by our quantitative and computer skills. RP Financial's consulting services are aided by its in-house data base resources for commercial banks and savings institutions and proprietary valuation and financial simulation models.

YEAR 2000 SERVICES

RP Financial, through a relationship with a computer research and development company with a proprietary methodology, offers Year 2000 advisory and conversion services to financial institutions which are more cost effective and less disruptive than most other providers of such service.

RP Financial's Key Personnel (Years of Relevant Experience)

   Ronald S. Riggins, Managing Director (18)
   William E. Pommerening, Managing Director (14)
   Gregory E. Dunn, Senior Vice President (16)
   James P. Hennessey, Senior Vice President (13)
   James J. Oren, Senior Vice President (11)


--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788

                               RP FINANCIAL, LC.
                                 Rosslyn Center
                      1700 North Moore Street, Suite 2210
                              Arlington, VA 22209
                           Telephone: (703) 528-1700
                            Fax No.: (703) 528-1788